Exhibit 4.1

UTILITY SECURITY
INSTRUMENT

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

EL PASO ELECTRIC COMPANY To STATE STREET BANK AND TRUST COMPANY, Trustee GENERAL MORTGAGE INDENTURE AND DEED OF TRUST Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST
IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY
AFFIXED TO REALTY AS WELL AS A MORTGAGE
UPON REAL ESTATE AND OTHER PROPERTY

(i)

(ii)

(iii)

(iv)

(v)

(vi)

(vii)

EL PASO ELECTRIC COMPANY

Reconciliation and Tie between Trust Indenture Act of 1939 and General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996

Trust Indenture Act section	Indenture Section(s)

§310(a)(l)	7.04, 13.01(a), 13.14(e)
(a)(2)	7.04, 13.01(a), 13.14(e)
(a)(3)	13.01{b), 13.14(d), 13.15(b)
(a)(4)	Not Applicable
(b)	13.12, 13.13
§311(a)	13.11
(b)	13.11
§312(a)	15.01(a), 16.01
(b)	16.01
(c)	16.01
§313(a)	16.02(a)
(b)	16.02(a)
(c)	11.01(b), 16.02(a)
(d)	16.02(a)
§314(a)	16.02(a)
(b)	7.05
(c)(1)	20.01(b)
(c)(2)	20.01(b)
(c)(3)	Not Applicable
(d)(1)	1.03, 9.03(b), 9.04(a) and (b), 9.05(a)
(d)(2)	1.03, 3.04(e), 9.05(a), 9.06(a)
(d)(3)	3.04(c) and (d), 9.03(c), 9.05(a), 9.06
(e)	20.01(a)
§315(a)	13.01(b) and (c), 13.02(b), 13.07
(b)	11.01(b)
(c)	13.01(b)
(d)	13.02
(e)	11.14(c)
§316(a) last sentence	1.03
(a)(1)	11.04, 11.22
(a)(2)	Not Applicable
(b)	11.21
§317(a)	11.16, 11.20
(b)	7.06
§318(a)	20.03

GENERAL MORTGAGE INDENTURE AND DEED OF TRUST, dated as of February 1, 1996, between EL PASO ELECTRIC COMPANY, a Texas corporation, and STATE STREET BANK AND TRUST COMPANY, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee.

WHEREAS, all capitalized terms used in this Indenture have the respective meanings set forth in Article 1; and

WHEREAS, it is in the best interests of the Company to provide for the issuance of Bonds from time to time, and to mortgage and pledge the Mortgaged Property to secure payment of such Bonds; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Indenture, when duly executed and delivered, a valid and binding mortgage and deed of trust for the security of all Bonds duly issued hereunder and Outstanding from time to time; and the execution and delivery of this Indenture have been in all respects duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH, that to secure the payment of the Principal of and interest, if any, on all Bonds issued and Outstanding under this Indenture when payable in accordance with the provisions thereof and hereof, and to secure the performance by the Company of, and its compliance with, the covenants and conditions of this Indenture, and in consideration of the premises and of One Dollar paid to the Company by the Trustee, the Company does hereby grant, bargain, sell, warrant, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto State Street Bank and Trust Company, as Trustee, and to its successors in trust and to its assigns, all of the Company’s right, title and interest in and to the Mortgaged Property, including, without limitation, all of the property, rights and interests in property described in Exhibit A, and, subject to Article 12, all of the Mortgaged Property acquired by the Company after the date of the execution of this Indenture, and wherever located, which shall be and are as fully granted and conveyed by this Indenture and as fully embraced within the Lien of this Indenture as if such Mortgaged Property were now owned by the Company and were specifically described herein and conveyed hereby; the Company expressly reserves the right, at any time and from time to time, by one or more Supplemental Indentures, to subject to the Lien and operation of this Indenture any part or all of the Excepted Property upon such terms and conditions and subject to such restrictions, limitations and reservations as may be set forth in such Supplemental Indenture or Indentures.

TO HAVE AND TO HOLD all such properties, rights and interests in property granted, bargained, sold, warranted, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed or in which a security interest has been granted by the Company in this Indenture or intended or agreed to be so granted, together with all the appurtenances thereto, unto the Trustee and its successors and assigns forever.

SUBJECT, HOWEVER, to Permissible Encumbrances;

BUT IN TRUST, nevertheless, with power of sale, for the equal and proportionate benefit and security of all present and future Bondholders and holders of any coupons issued and to be issued hereunder and secured by the Lien of this Indenture, and to secure the payment of the Principal of and interest on the Bonds issued and Outstanding under this Indenture when payable in accordance with the provisions thereof and hereof, and to secure the performance by the Company of, and its compliance with, the covenants and conditions of this Indenture without any preference, priority or distinction of any one Bond over any other Bond by reason of priority in the issue or negotiation thereof or otherwise.

PROVIDED, HOWEVER, and these presents are made upon the condition, that if the Company shall pay or cause to be paid the Principal of and interest, if any, on the Bonds at the times and in the manner therein and herein provided, or shall provide, in the manner permitted hereby, for the payment thereof, and if the Company shall also pay or cause to be paid all other sums payable hereunder by it and perform all of the covenants and comply with all of the conditions of this Indenture, then this Indenture and the estate and rights hereby granted shall cease, determine and be void.

IT IS HEREBY COVENANTED AND AGREED, by and between the Company and Trustee, that all Bonds and coupons, if any, are to be authenticated, delivered and issued, and that all Mortgaged Property is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and the Company, for itself and its successors and assigns, does hereby covenant and agree to and with the Trustee and its successors in trust, for the benefit of those who shall hold Bonds and any coupons, or any of them, as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01      Trust Indenture Act.

(a)        Whenever this Indenture refers to a provision of the Trust Indenture Act of 1939, as amended (the “TIA”), such provision is incorporated by reference in and made a part of this Indenture. The following TIA terms incorporated in this Indenture have the following meanings as of the date of this Indenture:

“indenture securities” means the Bonds.

“indenture security holder” means a Bondholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company.

(b)        All terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission have the meanings assigned to them in the TIA or such statute or rule as in force on the date of execution of this Indenture.

SECTION 1.02      Construction of Accounting Terms.

The accounting terms used in this Indenture shall be construed in accordance with GAAP.

SECTION 1.03      Definitions.

For purposes of this Indenture, the following terms have the following meanings:

“Accountant” means the Chief Accounting Officer, Treasurer, Assistant Treasurer, Controller or Assistant Controller of the Company or a Person who is qualified to pass upon accounting matters, who or which need not be a certified or public accountant and, unless required to be Independent, may be employed by or Affiliated with the Company.

“Accountant’s Certificate” means a certificate signed by an Accountant.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Appraiser” means a Person engaged in the business of appraising property or competent to determine the Fair Value or fair value to the Company of the particular property in question, and who or which, unless required to be Independent, may be employed by or Affiliated with the Company.

“Appraiser’s Certificate” means a certificate signed by an Appraiser; any Appraiser’s Certificate which is relied upon by an Independent Engineer, for purposes of an Independent Engineer’s Certificate, shall be signed by an Independent Appraiser.

“Authenticating Agent” means any Person authorized by the Trustee to act on behalf of the Trustee to authenticate Bonds of one or more series.

“Authorized Executive Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or any other officer of the Company designated in an Officers’ Certificate delivered to the Trustee to be an Authorized Executive Officer.

“Authorized Newspaper” means a newspaper or financial journal of general circulation in the specified area, printed in the English language and customarily published on each Business Day; whenever successive publications in an Authorized Newspaper are required by this Indenture, such publications may be made on the same or different days and in the same or in different Authorized Newspapers.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board” means either the board of directors of the Company or the executive committee or any other committee of the board of directors of the Company duly authorized to act for the board of directors of the Company in matters pertaining to this Indenture.

“Board Resolution” means one or more resolutions of the Board or other written action of the Board certified by the Secretary or an Assistant Secretary of the Company as having been duly adopted by the Board and being in full force and effect on the date delivered hereunder.

“Bondable Property” means the Mortgaged Property as of the Initial Issuance Date, plus any property acquired or constructed by the Company which is included in the Mortgaged Property after the Initial Issuance Date, subject to the following:

(a)           Bondable Property:

(i)           need not consist of a specific or completed development, plant, betterment, addition, extension, improvement or enlargement, but may include construction work in progress and property in the process of purchase insofar as the Company shall have acquired legal title to such property, and may include the following:

(A)        fractional and other undivided interests of the Company in property owned jointly or in common with other Persons, whether or not there are with respect to such property other agreements or obligations on the part of the Company, if there is an effective bar against partition of such property which would preclude the sale of such property by any or all of such other Persons or the holder or holders of any Lien or Liens on the interest of any of such other Persons in such property, without the consent of the Company;

(B)       engineering, economic, environmental, financial, geological and legal or other analyses and surveys, data processing equipment and software, preliminary to or associated with the acquisition or construction of property included or intended to be included in the Mortgaged Property;

(C)       paving, grading and other improvements to, under or upon public highways, bridges, parks or other public property of analogous character required for or in connection with the installation or repair of overhead, surface or underground facilities and paid for and used or to be used by the Company, notwithstanding that the Company may not hold legal title thereto;

(D)      property located over, on or under property owned by other Persons, including governmental and municipal agencies, bodies or subdivisions, under permits, licenses, easements, franchises and other similar privileges, if the Company shall have the right to remove the same; and

(ii)           may include renewals, replacements and substitutions of Bondable Property; but

(iii)          shall not include:

(A)      Excepted Property; or

(B)      going concern value or goodwill.

(b)          The “amount” of any Bondable Property means:

(i)           as to any Bondable Property owned by the Company on the Initial Issuance Date, (A) the Gross Book Value thereof as of the Initial Issuance Date, and (B) at any time after the Initial Issuance Date, the lesser of the Gross Book Value as of the Initial Issuance Date or the Fair Value thereof, and

(ii)          as to any Bondable Property other than Bondable Property owned by the Company on the Initial Issuance Date, the lesser of the Cost or Fair Value of such Bondable Property,

in each case as certified to the Trustee in an Engineer’s Certificate, minus, in the case of Bondable Property which is (1) owned by the Company subject to a Prior Lien as of the Initial Issuance Date or (2) acquired by the Company after the Initial Issuance Date but subject to a Prior Lien (other than a Prior Lien to which such Bondable Property becomes subject, solely as a result of such acquisition, pursuant to an after-acquired property clause of such Prior Lien, provided such Prior Lien is not used as the basis of the issuance or incurrence of such Prior Lien Indebtedness), 133-1/3% of the aggregate principal amount of the Prior Lien Indebtedness secured by such Prior Liens and (x) outstanding at the Initial Issuance Date or at the date of such acquisition, or (y) issued or incurred after such respective dates.

(c)            The following adjustments to the amount of Bondable Property shall be made when any Bondable Property is certified to the Trustee in any Engineer’s Certificate delivered with an application, and as a basis, for the authentication and delivery of Bonds, the release of Mortgaged Property or the withdrawal of cash (except in the cases of the release of Mortgaged Property, the withdrawal of cash representing the proceeds of insurance or the payment of or on account of obligations secured by purchase money mortgages, in each case on the basis of Bondable Property acquired or constructed within 90 days prior or subsequent to the date of the application for such release or the receipt by the Trustee of such cash):

(i)            there shall be deducted from the amount (as evidenced in such application) of such Bondable Property (A) which was owned by the Company on the Initial Issuance Date, the amount of such Bondable Property retired after the Initial Issuance Date, and (B) other than Bondable Property owned by the Company on the Initial Issuance Date, the Cost of such Bondable Property retired after the Initial Issuance Date;

(ii)           there shall be added to the Gross Book Value, Cost or Fair Value of such Bondable Property, as the case may be (as evidenced in such application), an amount equal to the aggregate Cost of all Bondable Property acquired or constructed by the Company which is included in the Mortgaged Property after the Initial Issuance Date and Funded as the basis for the withdrawal of cash pursuant to Section 10.01(a)(i)(B); and

(iii)          there may, at the option of the Company, be added to such Gross Book Value, Cost or Fair Value, as the case may be, the sum of:

(A)       all or any portion of (1) the fair value to the Company in cash, as set forth in an Appraiser’s Certificate dated the date of such application, of the unpaid principal amount of any obligations (which are not in default) then held by the Trustee secured by purchase money mortgages and Governmental Obligations then held by the Trustee, plus (2) any cash then held by the Trustee or the trustee or mortgagee under any Prior Lien, in either case representing the proceeds of insurance on, or of the release or other disposition of, Bondable Property retired;

(B)       133-1/3% of the principal amount of any Bonds, the right to the authentication and delivery of which under Article 4 (with respect to the Retirement of Bonds other than Initial Series Bonds) or Article 6 shall have been waived as a basis for the release of Bondable Property retired; and

(C)       100% of the principal amount of any Bonds, the right to the authentication and delivery of which under Article 4 (with respect to the Retirement of Initial Series Bonds) shall have been waived as a basis for the release of Bondable Property retired;

provided, however, that the total of the amounts in clauses (ii) and (iii) shall in no event exceed the amounts deducted under clause (i), and provided, further, that neither any reduction in the Cost or Fair Value of property recorded in an account of the Company nor the transfer of any amount from such an account to another such account shall be deemed to be Bondable Property retired.

All Bondable Property which shall be retired, abandoned, destroyed, released or otherwise disposed of shall be deemed Bondable Property retired, but nothing contained herein shall prevent the Company from causing any released property to become re-encumbered by the Lien of this Indenture as Bondable Property.

“Bondholder” or “Holder” means the bearer of a Coupon Bond or the Registered Holder of a Registered Bond.

“Bonds” means bonds authenticated and delivered under this Indenture.

“Business Day” when used with respect to a Place of Payment or any other particular location specified in Bonds or this Indenture, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in such Place of Payment or other location are generally authorized or required by law, regulation or executive order to remain closed, except as may be otherwise specified in a Supplemental Indenture or Company Order.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Commission” means the Securities and Exchange Commission.

“Company” means El Paso Electric Company, a Texas corporation, and its successors and assigns.

“Company Order” means a written order, signed in the name of the Company by an Authorized Executive Officer and delivered to the Trustee pursuant to a Supplemental Indenture, for the authentication and delivery of Bonds of the series of Bonds created by such Supplemental Indenture pursuant to any procedures described therein, and (a) specifying in such Company Order certain terms of such Bonds to be authenticated and delivered, or the manner of the determination of such terms, which terms may include, but are not limited to, those set forth in Section 2.01(c), or (b) confirming in such Company Order certain terms of such Bonds to be authenticated and delivered, which terms were given to the Trustee by any agent of the Company which has been designated as agent for such purpose in accordance with such Supplemental Indenture.

“Cost” means, as to any property, the actual cost to the Company of such property including (a) cash or its equivalent paid for such property, including without limitation all costs and allowances for funds used during the construction thereof, and other deferred costs relating to such construction, but only to the extent permitted by GAAP or accounting orders from any governmental regulatory commission, (b) the fair value to the Company in cash (as of the date of delivery) of any securities or other property delivered in connection with the acquisition of such property, (c) the principal amount of any Prior Lien Indebtedness secured by a Prior Lien upon such property at the time of its acquisition unless such principal amount of Prior Lien Indebtedness has previously been used in determining the Cost of other property subject to such Prior Lien, and (d) the principal amount of any other Indebtedness incurred or assumed in connection with the acquisition of such property; the Cost of property acquired by the Company, without consideration or by merger, consolidation or dissolution shall be deemed to be the Fair Value thereof at the date of its acquisition.

The cost of any new plant or system may be deemed to include any franchises, rights and intangible property simultaneously acquired with the same, for which no separate or distinct consideration shall have been paid or apportioned. In cases where different classes or kinds of property have been acquired for a consideration not divided among the respective classes or kinds of property acquired, the Company may allocate on its books in any reasonable manner consistent with sound accounting practice the cost of the property comprising the different classes and kinds of property, and the Company may from time to time classify or reclassify any property so acquired in accordance with the requirements of any regulatory authority having jurisdiction over the accounts of the Company, and the cost as so allocated, classified or reclassified shall be deemed to be the Cost of the respective classes or kinds of property. If the cost of any property is not separately shown by the books of the Company, a good faith estimate may be used.

“Coupon Bond” means any Bond with detachable coupons appertaining thereto evidencing the obligation of the Company to pay interest on such Bond.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Discount Bond” means any Bond which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Section 11.03.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debts in the United States.

“Eligible Obligations” means:

(a)        with respect to Bonds denominated in Dollars, Governmental Obligations; or

(b)        with respect to Bonds denominated in a composite currency or in a currency other than Dollars, such other obligations or instruments as shall be specified with respect to such Bonds in a Supplemental Indenture or Company Order.

“Engineer” means a Person engaged in the engineering business, and who or which, unless required to be Independent, may be employed by or Affiliated with the Company, except, that an Independent Engineer shall sign Engineer’s Certificates delivered in connection with the release of Mortgaged Property pursuant to Section 9.03, 9.04, 9.05, 9.06 or 9.07, if the Fair Value of the Mortgaged Property to be released and of all other Mortgaged Property released since the commencement of the then current calendar year, or the fair value to the Company of any purchase money obligations included in the consideration for such release and of all other securities made a basis of any authentication and delivery of Bonds, withdrawal of cash or release of Mortgaged Property or securities under this Indenture since the commencement of the then current calendar year, as set forth in Engineer’s Certificates required pursuant to Article 9, is 10% or more of the aggregate principal amount of Bonds at the time Outstanding, unless the Fair Value of the Mortgaged Property to be released or the fair value to the Company of any purchase money obligations included in the consideration for such release and of all other securities made a basis of any authentication and delivery of Bonds, as set forth in such Engineer’s Certificate, is, in each case, less than $25,000 or less than 1% of the aggregate principal amount of Bonds at the time Outstanding. An Engineer may, for purposes of providing any Engineer’s Certificate, rely upon the certificates or opinions of any Appraiser or other expert to the extent permitted by the TIA.

“Engineer’s Certificate” means a certificate signed by an Engineer.

“Event of Default” means any event specified in Section 11.01(a).

“Excepted Property” means all of the following property, whether now owned or hereafter acquired by the Company:

(a)        all cash on hand and in banks, shares of stock, bonds, notes, evidences of Indebtedness and other securities not deposited, or required to be deposited, with the Trustee by the express provisions of this Indenture;

(b)        all bills, notes and other instruments, accounts receivable, claims, credits, judgments, demands, general intangibles, licenses and privileges (except franchises and permits), emissions allowances, choses in action, patents, patent applications, patent licenses and other patent rights, trade names, trademarks and all contracts, leases and agreements of whatsoever kind and nature, other than any of the foregoing which are by the express provisions of this Indenture subjected or required to be subjected to the Lien of this Indenture;

(c)        all goods, wares, merchandise, appliances, tools, equipment and spare parts (each prior to being placed in service), materials, supplies and fuel, manufactured, produced, purchased or acquired for the purpose of sale or lease in the ordinary course of business or for use or consumption in, or in the operation of, any properties of, or for the benefit of, the Company, or held in advance of use thereof for maintenance, replacement or fixed capital purposes;

(d)        all electricity, gas, steam, water, ice, oil, coal and other materials, products or services generated, manufactured, produced, provided or purchased by the Company for sale or distribution or used or to be used by the Company;

(e)        all timber, crops, sand, gravel, rocks, earth, natural gas, oil, coal, uranium and other minerals, products or components of land and minerals, harvested, mined or extracted from or otherwise separated from the earth, or lying or being upon, within or under any properties of the Company, including the Mortgaged Property, and timber, crops, sand, gravel, rocks, earth, natural gas, oil, coal, uranium and other land and mineral rights, leases and royalties and income therefrom, and rights to explore for minerals, products and components of land;

(f)         all nuclear fuel, cores and materials, and interest therein;

(g)        all office furniture, office equipment and office supplies, business machines, telephone and communication equipment, computer equipment (except to the extent such equipment constitutes an integral part of the electric generating, transmission and/or distribution operations of the Company), record production, storage and retrieval equipment, and all components, spare parts, accessories, software, programs and supplies used or to be used in connection with the foregoing;

(h)        aircraft, automobiles, railcars, watercraft, trucks, tractors, trailers and other vehicles and moveable equipment, together with all equipment, components, spare parts, accessories, supplies and fuel used or to be used in connection with any of the foregoing;

(i)         all books and records;

(j)         all leasehold interests and leasehold improvements, except as otherwise included as Mortgaged Property by this Indenture or any Supplemental Indenture;

(k)         the last day of the term of each leasehold estate (oral or written, and/or any agreement therefor) now or hereafter enjoyed by the Company, and whether falling within a general or particular description of property herein;

(l)         all real or personal property which (i) is not specifically described in this Indenture, (ii) is not specifically subjected or required to be subjected to the Lien of this Indenture by any express provision of this Indenture, and (iii) is not an integral part of or used or to be used as an integral part of the electric generation, transmission and/or distribution operations of the Company or in connection with the operation of any property specifically subjected or required to be subjected to the Lien of this Indenture by the express provisions of this Indenture; and

(m)         all property excepted from the Lien of this Indenture pursuant to the provisions of Article 12.

The Company may, however, pursuant to the provisions of the Granting Clause contained in the fifth full paragraph of this Indenture, subject to the Lien and operation of this Indenture all or any part of the Excepted Property, in which case such property shall no longer constitute Excepted Property.

“Fair Value” when applied to any property means its fair value to the Company as determined without deduction for any Prior Liens upon such property, which fair value may be determined without physical inspection by use of accounting and engineering records and other data maintained by, or available to, the Company.

“Funded” or “Funding” means the following:

(a)         as such term is applied to Bondable Property, the aggregate amount of Bondable Property which has been used as a basis for the authentication and delivery of Bonds pursuant to Article 3 or the withdrawal of cash pursuant to Section 10.01;

(b)         as such term is applied to Bonds, such Bonds which have been used as a basis for the authentication and delivery of Bonds pursuant to Article 4 or the withdrawal of cash pursuant to Section 10.01, and Bonds paid, purchased or redeemed with money used or applied by the Trustee pursuant to Section 10.01;

(c)         as such term is applied to Prior Lien Indebtedness, such Prior Lien Indebtedness which has been (i) used as a basis for the authentication and delivery of Bonds pursuant to Article 6 or the withdrawal of cash pursuant to Section 10.01, (ii) used as a basis for the issuance of Prior Lien Indebtedness under such Prior Lien, or (iii) used as the basis for the release of property or the withdrawal of cash under any Prior Lien; and Prior Lien Indebtedness paid with money used or applied by the Trustee pursuant to Section 10.01;

(d)         as such term is applied to Bonds and/or Prior Lien Indebtedness, such Bonds and/or Prior Lien Indebtedness which have been used as a basis for a waiver by the Company, pursuant to Section 9.05 or 9.06, of its right to the authentication and delivery of Bonds pursuant to Article 4 or Article 6; and

(e)        as such term is applied to Bonds, Prior Lien Indebtedness and/or Bondable Property, such Bonds, Prior Lien Indebtedness and/or Bondable Property which have been allocated or used as a basis for any credit or action or pursuant to any provision of, or retired through the operation of, any sinking, improvement, maintenance, replacement or analogous fund for any series of Bonds; provided, however, that any such Bonds, Prior Lien Indebtedness or Bondable Property so allocated or used shall be reinstated as Unfunded when all of the Bonds of the series of Bonds in connection with which such fund was established are Retired.

“GAAP” means generally accepted accounting principles in use at the Initial Issuance Date, or, at the option of the Company, other generally accepted accounting principles which are in use at the time of their determination; in determining generally accepted accounting principles, the Company may, but shall not be required to, conform to any accounting order, rule or regulation of any regulatory authority having jurisdiction over the electric generating, transmission and distribution operations of the Company.

“Governmental Obligations” means direct obligations of, or obligations unconditionally guaranteed by, the United States of America.

“Gross Book Value” means the value of the Bondable Property as reflected in the entries “Net Plant in Service” and “Construction Work in Progress” on the balance sheet of the Company as of the Initial Issuance Date.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

“Indenture” means this General Mortgage Indenture and Deed of Trust and all Supplemental Indentures; all references to “herein”, “hereof” and “hereunder” shall respectively mean in, of or under this Indenture.

“Independent” when used with respect to any specified Person means that such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any other obligor on the Bonds or in any Affiliate of the Company or any such other obligor, (c) is not connected with the Company or such other obligor as an Affiliate or an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions, and (d) is selected by an Authorized Officer and approved by the Trustee in the exercise of reasonable care. Any certificate of a Person who is Independent shall contain a statement that the signer thereof is Independent under this Indenture.

“Initial Issuance Date” means the date of the issuance of the Initial Series Bonds as set forth in the Company Order executed and delivered to the Trustee in connection therewith.

“Initial Series Bonds” means the “Investor Series Bonds” and the “Collateral Series Bonds”, as defined in and issued by the Company pursuant to the First Supplemental Indenture to this Indenture, dated as of February 1, 1996, between the Company and the Trustee, in the amounts issued in accordance therewith on the Initial Issuance Date.

“Investment Securities” means, except as otherwise provided in a Supplemental Indenture which creates and establishes a particular series of Bonds, any of the following obligations or securities on which neither the Company nor an Affiliate thereof is the obligor: (a) Governmental Obligations; (b) interest bearing deposit accounts (which may be represented by certificates of deposit) in national or state banks (which may include the Trustee or any Paying Agent) or savings and loan associations having total assets of not less than $250,000,000; (c) bankers’ acceptances drawn on and accepted by commercial banks (which may include the Trustee or any Paying Agent) having a combined capital and surplus of not less than $100,000,000; (d) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any State or Territory of the United States of America or the District of Columbia, or any political subdivision of any of the foregoing, which are rated in any of the three highest rating categories (without regard to modifiers) by a nationally recognized statistical rating organization; (e) bonds or other obligations of any agency or instrumentality of the United States of America; (f) commercial or finance company paper which is rated in any of the two highest rating categories (without regard to modifiers) by a nationally recognized statistical rating organization; (g) corporate debt securities rated in any of the three highest rating categories (without regard to modifiers) by a nationally recognized statistical rating organization; (h) repurchase agreements with banking or financial institutions having a combined capital and surplus of not less than $100,000,000 (which may include the Trustee or any Paying Agent) with respect to any of the foregoing obligations or securities; and (i) securities issued by any regulated investment company (including any investment company for which the Trustee or any Paying Agent is the advisor), as defined in Section 851 of the Internal Revenue Code of 1986, as amended, or any successor section of such Code or successor federal statute; provided, however, that the portfolio of such investment company is limited to obligations that are bonds, notes, certificates of indebtedness, treasury bills or other securities now or hereafter issued, which are guaranteed as to principal and interest by the full faith and credit of the United States of America, which portfolio may include repurchase agreements which are fully collateralized by any of the foregoing obligations.

“Lien” means, with respect to any asset, any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or a security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Lien of this Indenture” means the Lien created by this instrument (including the Lien on property acquired after the date of the execution of this Indenture) and the Lien created by any subsequent conveyance, delivery or pledge to the Trustee, whether made by the Company or any other Person, effectively constituting any property a part of the security held by the Trustee for the benefit of the Holders of all Outstanding Bonds.

“Mortgaged Property” means, as of any particular time, (i) all of the real, personal and mixed property which is an, integral part of or is used or to be used as an integral part of the electric generating, transmission and/or distribution operations of the Company, (ii) any undivided legal interest of the Company in any such property which is jointly owned by the Company and any other Person or Persons, (iii) franchises and permits owned by the Company in connection with the electric generating, transmission and/or distribution operations of the Company, and (iv) any other property which at said time is subject, or is intended by the terms of this Indenture to be subject, to the Lien of this Indenture (including any securities, purchase money mortgages, insurance and sale proceeds and other cash held by the Trustee or required by this Indenture to be paid to the Trustee), however created, including, without limitation (a) all of such property which is acquired by the Company after the Initial Issuance Date, and (b) all of the property which is described in Exhibit A and in Supplemental Indentures; provided, however, that Mortgaged Property shall not be deemed to include Excepted Property.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or any Vice President of the Company and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company. Each such Officers’ Certificate shall comply with the requirements of Section 20.01.

“Opinion of Counsel” means a written opinion of counsel, who may be Independent counsel or counsel who is an employee of or counsel to the Company. Each such Opinion of Counsel shall comply with the requirements of Section 20.01.

“Outstanding” means, as of any time with respect to Bonds, all Bonds which theretofore have been authenticated and delivered by the Trustee under this Indenture, except (a) Bonds theretofore paid, retired, redeemed, repurchased, discharged or canceled, or Bonds for the purchase, payment or redemption of which money or Eligible Obligations in the necessary amount shall have been deposited with, or shall then be held by, the Trustee with irrevocable direction to apply such money or the proceeds of such Eligible Obligations to the extent provided in Section 17.01 to such purchase, payment or redemption; provided, however, that, in the case of redemption or repurchase, the notice required by this Indenture and any Supplemental Indenture executed with respect to the Bonds to be redeemed or repurchased shall have been given or provided for to the satisfaction of the Trustee, (b) Bonds deposited with or held in pledge by the Trustee under this Indenture, including any Bonds so held under any sinking, improvement, maintenance, replacement or analogous fund, and (c) Bonds paid or in exchange or substitution for and/or in lieu of which other Bonds have been authenticated and delivered, unless such Bonds are held by Persons in whose hands such Bonds are valid obligations of the Company; provided, however, that for purposes of determining whether or not the Holders of the requisite principal amount of the Bonds Outstanding under this Indenture, or the Outstanding Bonds of any series, have given any request, demand, authorization, direction, notice, consent, vote or waiver or taken any other action hereunder, or whether or not a quorum is present at a meeting of Holders of Bonds,

(i)         Bonds owned by the Company or any other obligor upon the Bonds or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Bonds Outstanding under this Indenture, or all Outstanding Bonds of each such series, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver or upon any such determination as to the presence of a quorum, only Bonds which the Trustee knows to be so owned shall be so disregarded; provided, however, that Bonds so owned which have been pledged in good faith may be regarded as Outstanding if it is established to the reasonable satisfaction of the Trustee that the pledgee, and not the Company or any such other obligor or Affiliate of either thereof, has the right so to act with respect to such Bonds and that the pledgee is not the Company or any other obligor upon the Bonds or any Affiliate of the Company or of such other obligor; and

(ii)        the Principal amount of a Discount Bond that shall be deemed to be Outstanding for such purposes shall be the amount of the Principal thereof that would be due and payable as of the date of such determination upon a declaration that the Principal of such Discount Bond is due and payable immediately pursuant to Section 11.03.

For purposes of determining whether Bonds are owned by an Affiliate of the Company, any obligor other than the Company, or any Affiliate of such obligor, the Trustee may conclusively rely on a certificate of an Authorized Executive Officer of the Company.

“Paying Agent” means any Person, including the Company, authorized by the Company to pay the Principal of or interest, if any, on any Bonds on behalf of the Company.

“Periodic Offering” means an offering of Bonds of a series from time to time, any or all of the specific terms of which Bonds, including but not limited to the rate or rates of interest, if any, thereon, the stated maturity or maturities thereof and the redemption and repurchase provisions, if any, with respect thereto, are to be determined by the Company or its agents at or about the time of the issuance of such Bonds in the manner specified in this Indenture and the Supplemental Indenture which creates and establishes such series of Bonds, and Company Orders pursuant to such Supplemental Indenture.

“Permissible Encumbrances” means as of any time any of the following:

(a)        the Lien of this Indenture and all Liens junior thereto not otherwise prohibited under the terms of any Supplemental Indenture;

(b)        any Prior Lien not otherwise listed in this definition of Permissible Encumbrances if (i) at the time of the acquisition by the Company of the Mortgaged Property subject to such Prior Lien, the lesser of the Cost or Fair Value of such Mortgaged Property is at least equal to 133-1/3% of the principal amount of the obligations secured by such Prior Lien, (ii) all other Liens on such Mortgaged Property, except for Permissible Encumbrances, shall have been discharged at the time of such acquisition, and (iii) such other Prior Lien shall not attach to any other Mortgaged Property other than pursuant to an after-acquired property clause of such Prior Lien; provided, however, that if the Company, as a Successor Entity, shall have executed a Supplemental Indenture relating thereto in accordance with Article 12, the extension of such Prior Lien to Mortgaged Property subsequently acquired by the Company shall be permitted notwithstanding the limitation expressed in this clause (b)(iii);

(c)        Liens for taxes or assessments by governmental bodies not yet due or the payment of which is being contested in good faith by the Company and for which the Company shall have set aside on its books adequate reserves to the extent required by GAAP;

(d)        any right of any municipal or other governmental body or agency, by virtue of any franchise, grant, license, permit, contract or statute, to occupy, purchase or designate a purchaser of, or to order the sale of, any Mortgaged Property upon payment of reasonable compensation therefor, or to modify or terminate any franchise, grant, license, permit, contract or other right, or to regulate the property and business, of the Company;

(e)        Liens incidental to construction or current operations of the Company which are not delinquent or, whether or not delinquent, are being contested in good faith by the Company and for which the Company shall have set aside on its books adequate reserves for the payment thereof to the extent required by GAAP;

(f)          easements, rights of way, restrictions, exceptions or reservations, and zoning ordinances, regulations and restrictions, with respect to any property or rights of way of the Company, which do not, individually or in the aggregate, materially impair the use of such property or rights of way for the purposes for which such property or rights of way are held by the Company;

(g)          irregularities in or defects of title relating to any property or rights of way of the Company which do not materially impair the use of such property or rights of way for the purposes for which such property or rights of way are held by the Company;

(h)          Liens securing obligations neither assumed by the Company nor on account of which it customarily pays interest, directly or indirectly, existing upon real property, or rights in or relating to real property acquired by the Company for rights of way for lines, pipes, structures and appurtenances thereto;

(i)          party-wall agreements and agreements for, and obligations relating to, the joint or common use of property owned solely by the Company or owned by the Company in common or jointly with one or more Persons;

(j)          Liens securing Indebtedness incurred by a Person, other than the Company, which Indebtedness has been neither assumed nor Guaranteed by the Company nor on which it customarily pays interest, existing on property which the Company owns jointly or in common with such Person or such Person and others, if there is an effective bar against partition of such property which would preclude the sale of such property by such other Person or the holder of such Lien without the consent of the Company;

(k)          any attachment, judgment and other similar Lien arising in connection with court proceedings (i) in an amount not in excess of the greater of $10,000,000 or 1% of the principal amount of the Bonds Outstanding at the time such attachment, judgment or Lien arises, or (ii) the execution of which has been stayed or which has been appealed and secured, if necessary, by an appeal bond; provided, that, no Event of Default shall result therefrom;

(l)          the burdens of any law or governmental rule, regulation, order or permit requiring the Company to maintain certain facilities or to perform certain acts as a condition of its occupancy or use of, or interference with, any public or private lands or highways or any river, stream or other waters;

(m)         any duties or obligations of the Company to any federal, state or local or other governmental authority with respect to any franchise, grant, license, permit or contract which affects any Mortgaged Property;

(n)          Liens in favor of a government or governmental entity securing (i) payments pursuant to a statute (other than taxes and assessments), or (ii) Indebtedness incurred to finance all or part of the purchase price or Cost of construction of the property subject to such Lien;

(o)          leases existing at the Initial Issuance Date affecting properties owned by the Company at said date and renewals and extensions thereof and, with respect to leases affecting properties acquired by the Company after such date, leases (i) which have respective terms of not more than 10 years (including extensions or renewals at the option of the tenant) or (ii) which do not materially impair the use by the Company of such properties for the respective purposes for which they were acquired;

(p)          Liens vested in lessors, licensors or permitters for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits, so long as the payment of such rent or the performance of such other obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings and the Company shall have set aside in its books adequate reserves for the payment thereof to the extent required by GAAP;

(q)         any trustee’s Lien hereunder; and

(r)           any other Liens of whatever nature or kind which, in the Opinion of Independent Counsel, do not individually or in the aggregate, materially impair the Lien of this Indenture or the security afforded thereby for the benefit of the Bondholders.

For the purposes of this Indenture, no Lien on any property of the Company shall be considered as a “Lien” for purposes of this Indenture if money or Governmental Obligations sufficient to pay or redeem the Indebtedness secured by such Lien, after giving effect to interest to be accrued thereon, shall be held in trust for such purpose by the Trustee or by the trustee, mortgagee or other holder of such Lien, together with instructions to apply such money or Governmental Obligations to the payment, purchase or redemption of such Indebtedness; the sufficiency of such money or Governmental Obligations shall be evidenced to the Trustee by an Accountant’s Certificate.

“Person” means any individual, corporation, partnership, joint venture; association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Place of Payment” with respect to the Bonds of any series, means the place or places, specified in a Supplemental Indenture or Company Order, at which Principal of and interest, if any, on the Bonds of such series are payable upon presentation.

“Principal” of any Bond means the principal of the Bond, plus the premium, if any, on the Bond.

“Prior Lien” means any Lien on any Mortgaged Property existing both at and immediately prior to the time of the acquisition by the Company of such Mortgaged Property, or created as a purchase money mortgage on such Mortgaged Property at the time of its acquisition by the Company, in each case ranking prior to or on a parity with the Lien of this Indenture.

“Prior Lien Indebtedness” means any bonds, notes or other Indebtedness (including the evidence thereof) secured by a Prior Lien.

“Registered Bond” means any Bond registered as to both principal and interest or as to principal only in the Bond register maintained with the Registrar.

“Registered Holder” means the Person or Persons in whose name or names the particular Registered Bond shall be registered, or the particular Coupon Bond shall be registered as to principal, in the Bond register maintained with the Registrar.

“Registrar” shall have the meaning in Section 2.06.

“Required Currency” means for any Bond the composite currency or currency, if other than Dollars, in which the Principal of or interest, if any, on such Bond is payable; provided, however, that for purposes of calculations under this Indenture (including calculations of principal amount), any amounts denominated in a composite currency or in a currency other than Dollars shall be converted to Dollar equivalents by calculating the amount of Dollars which could have been purchased by the amount of such other currency based (a) on the average of the mean of the buying and selling spot rates quoted by three banks which are members of the New York Clearing House Association (or its successor) selected by the Company in effect at 11:00 A.M. (New York time) in the City of New York on the fifth Business Day preceding the date of such calculation or (b) if on such fifth Business Day it shall not be possible or practical to obtain such quotations from such three banks, on such other quotations or alternative methods of determination as shall be reasonably selected by an Authorized Executive Officer and which calculation of Dollar equivalents shall be certified to the Trustee in an Officers’ Certificate.

“Responsible Officer” when used with respect to the Trustee means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Retired” means as of any particular time Bonds and Prior Lien Indebtedness theretofore but after the Initial Issuance Date, paid, retired, repurchased, redeemed, canceled or otherwise discharged, or for the payment, retirement, repurchase or redemption of which money or Eligible Obligations in the necessary amount shall have been deposited with, or shall then be held by, the Trustee with respect to Bonds, or the trustee or mortgagee under the Prior Lien which secures such Prior Lien Indebtedness with respect to Prior Lien Indebtedness, in each case with irrevocable direction to apply such money or the proceeds of such Eligible Obligations to such purchase, payment, retirement or redemption.

“Successor Entity” shall have the meaning in Section 12.01.

“Supplemental Indenture” means any indenture hereafter duly authorized and approved by the Board and entered into between the Company and the Trustee in accordance with this Indenture.

“Trustee” means the Person named as the Trustee in the first paragraph of this Indenture and any successor thereto pursuant to Section 13.14.

“Unfunded” as applied to Bonds, Prior Lien Indebtedness or Bondable Property means that such Bonds, Prior Lien Indebtedness or Bondable Property are not Funded.

ARTICLE 2
FORMS, EXECUTION, REGISTRATION AND EXCHANGE OF BONDS

SECTION 2.01   Series and Terms of Bonds.

(a)          At the option of the Company, Bonds may be issued under this Indenture in one or more series and in an unlimited amount. All Bonds issued under this Indenture and any sums which may be secured by this Indenture shall be secured equally, to the same extent and with the same priority, as the amount initially advanced on the security of this Indenture.

(b)          Each series of Bones shall be created and established in a Supplemental Indenture which shall designate the title of such series of Bonds (which shall contain the words “First Mortgage” in reference thereto), any maximum aggregate principal amount of Bonds of such series which may be authenticated and delivered upon the original issuance or issuances of such Bonds, and the currency or currencies, including composite currencies, in which payment of the Principal of and interest, if any, on such Bonds shall be payable if other than in Dollars;

(c)          The Supplemental Indenture which creates and establishes a series of Bonds, or a Company Order pursuant to such Supplemental Indenture, shall specify the form of Bonds of such series (and, if applicable, any coupons) and any and all of the terms of such Bonds or the method of determining such terms, which terms may include, but are not limited to:

(i)        the principal amount of such Bonds to be authenticated and delivered upon their original issuance at any particular time;

(ii)       the date on which such Bonds are to be issued, and the date from which interest, if any, will accrue on such Bonds;

(iii)      the rate of interest, if any, which shall be borne by such Bonds and, if such interest rate is not a fixed rate, the formula for determining such interest rate from time to time;

(iv)     the interest payment dates, if any, with respect to such Bonds;

(v)      the record dates for the payment of interest on any interest payment dates with respect to such Bonds;

(vi)     the date or dates on which principal of such Bonds is payable;

(vii)    the place or places where (A) the Principal of and interest, if any, on such Bonds shall be payable upon presentation thereof, (B) such Bonds may be surrendered for registration of transfer, (C) such Bonds may be surrendered for exchange, and (D) notices and demands to or upon the Company in respect of such Bonds and this Indenture may be served, if different than as provided in Section 13.06;

(viii)   the means, which may include mail, for the payment of Principal of and interest, if any, on such Bonds;

(ix)      if such Bonds may be established in book entry or certificate form;

(x)       the period or periods within which, the price or prices at which and the terms and conditions upon which such Bonds may be redeemed, in whole or in part, at the option of the Company;

(xi)      the obligation, if any, of the Company to redeem or repurchase such Bonds pursuant to any sinking, improvement, maintenance, replacement or analogous fund or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such Bonds shall be redeemed or repurchased, in whole or in part, pursuant to such obligation;

(xii)     if the Principal of or interest, if any, on such Bonds, are to be payable, at the election of the Company or a Holder of such Bonds, in a coin or currency other than that in which such Bonds are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

(xiii)    if the Principal of or interest, if any, on such Bonds are to be payable, or are to be payable at the election of the Company or a Holder of such Bonds, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; provided, however, that for purposes of calculations under this Indenture any such election shall be disregarded;

(xiv)   if the amount of payments of Principal of or interest, if any, on such Bonds may be determined with reference to an index or other fact or event ascertainable outside of this Indenture, the manner in which such amounts shall be determined;

(xv)    if other than the Principal amount of such Bonds, the portion of such Principal amount of such Bonds which shall be payable upon a declaration that the Principal of such Bonds is due and payable immediately pursuant to Section 11.03;

(xvi)   the terms, if any, pursuant to which such Bonds may be converted into or exchanged for shares of capital stock or other securities of the Company or of any other Person;

(xvii)  the obligations or instruments, if any, which shall be considered to be Eligible Obligations in respect of such Bonds if they are denominated in a composite currency or in a currency other than Dollars;

(xviii) if a service charge will be made for the registration of transfer or exchange of such Bonds, the amount or terms thereof; and

(xix)    any variation in the definition of Business Day with respect to such Bonds.

(d)           The Bonds and coupons of any one or more series may be expressed in one or more foreign languages, if also expressed in the English language, and the English text shall govern the construction thereof and both or all texts shall constitute only a single obligation. The English text of Coupon Bonds, coupons, Registered Bonds and the authentication certificate of the Trustee shall be in the forms set forth in the Supplemental Indenture creating and establishing such series of Bonds or in a Company Order pursuant to such Supplemental Indenture.

(e)           With respect to Bonds of a series subject to a Periodic Offering, the Supplemental Indenture which creates and establishes such series or a Company Order pursuant to such Supplemental Indenture may provide general terms or parameters for Bonds of such series and provide either that the specific terms of particular Bonds of such series shall be specified in a Company Order or that such terms shall be determined by the Company or its agents in accordance with specified procedures, acceptable to the Trustee, by which such terms are to be established (which procedures may provide for authentication and delivery pursuant to oral or electronic instructions from the Company or any agent or agents thereof, which oral instructions are to be promptly confirmed electronically or in writing).

SECTION 2.02   Kinds and Denominations.

Any series of Bonds may be executed, authenticated and delivered originally as Coupon Bonds and/or as Registered Bonds, in denominations of $1,000 or multiples of $1,000 or in such other denomination or denominations as may be specified in the Supplemental Indenture which creates and establishes such series, or a Company Order pursuant to such Supplemental Indenture.

SECTION 2.03   Dates and Interest.

Unless otherwise specifically provided in the Supplemental Indenture which creates and establishes a series of Bonds or in a Company Order pursuant to such Supplemental Indenture, each Registered Bond shall be dated as of the date of its authentication; provided, however, that if any Registered Bond shall be authenticated and delivered upon a transfer of, or in exchange for or in lieu of, any Bond or Bonds upon which an Event of Default has occurred and is continuing with respect to the payment of interest, it shall be dated so that such Bond shall bear. interest from the last preceding date to which interest shall have been paid on the Bond or Bonds in respect of which such Registered Bond shall have been delivered, unless otherwise specifically provided in the Supplemental Indenture which creates and establishes the series of such Bonds or in a Company Order pursuant to such Supplemental Indenture. Unless other provisions (including, but not limited to, provisions establishing record dates for the payment of interest) are specifically provided in the Supplemental Indenture which creates and establishes a series of Bonds or in a Company Order pursuant to such Supplemental Indenture, (a) the Registered Bonds of such series shall bear interest, if any, from the beginning of the interest period for such series during which such Bonds were authenticated, and (b) the first interest period for each series of Bonds shall begin on the date of their issuance. The Coupon Bonds of each series shall be dated as of such date as may be set forth in the Supplemental Indenture which creates and establishes such series or in a Company Order pursuant to such Supplemental Indenture, and designated in the form of Bond established for such series.

SECTION 2.04   Legends.

Any Bond may have imprinted thereon or included therein any legend or legends required in order to comply with any law or with any rules or regulations thereunder, the rules or regulations of any stock exchange, any contract to which the Company is a party concerning such Bond, or to conform to usage, and the Company may at any time by Company Order delivered to the Trustee amend the form of any legend to be used on Bonds then Outstanding so as to comply with any such law, rule or regulation, contract, or so as to conform to usage.

SECTION 2.05   Exchange of Bonds.

Unless otherwise specifically provided in the Supplemental Indenture which creates and establishes a series of Bonds or in a Company Order pursuant to such Supplemental Indenture, in all cases in which the privilege of exchanging Bonds exists and is exercised, the Bonds to be exchanged shall be surrendered at such place or places as shall be set forth in such Supplemental Indenture or Company Order, or designated by the Company for that purpose, with all unmatured coupons appertaining thereto (in the case of Coupon Bonds) and the Trustee shall authenticate and the Company shall deliver in exchange therefor the Bond or Bonds of like tenor which the Bondholder making the exchange shall be entitled to receive, having attached thereto, in the case of Coupon Bonds, all unmatured coupons appertaining thereto. In case at the time of any such exchange, an Event of Default in the payment of interest on the Bonds of such series has occurred and is continuing, all Coupon Bonds of such series surrendered and delivered in exchange for other Bonds shall have attached thereto all matured coupons in Default unless such coupons have theretofore been previously surrendered. All Bonds so surrendered and delivered for exchange shall, unless in bearer form, be accompanied by a written instrument or instruments of transfer, if required by the Company, duly executed by the registered Holder of such Bond or the duly authorized attorney of such Holder, at the office or agency of the Company designated by it. All Bonds so surrendered and delivered for exchange and the coupons appertaining thereto shall be delivered to the Trustee for cancellation. Upon any transfer of Bonds permitted by Section 2.06, and upon any exchange of Bonds, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes and other applicable fees required by law and in addition may charge a sum not exceeding a sum, if any, provided as a term of such series of Bonds for each Bond authenticated and delivered upon any such transfer or exchange, which sum shall be paid by the party requesting such transfer or exchange as a condition precedent to the exercise of the privilege of making such transfer or exchange. The Company shall not be required to make transfers or exchanges of Bonds of any series for a period of 15 days before any interest payment date of said series (unless such series has a record date for the payment of interest) or before any selection of Bonds of said series to be redeemed. The Company shall not be required to make any transfer or exchange of any Bond designated for redemption, except for any part of such Bond which is not designated for redemption. Until exchanged, any temporary bond is entitled to the benefits and Lien of this Indenture equally and ratably with all other Outstanding Bonds.

SECTION 2.06   Registration and Transfers of Bonds.

The Company shall keep, at such place or places as shall be designated by the Company for the purpose (which shall be at the principal corporate trust office of the Trustee, unless specifically provided for with respect to a series of Bonds), an office or agency (the “Registrar”) where Bonds of any series issued pursuant to this Indenture may be presented for the registration and transfer, which, at all reasonable times, shall be open for inspection by the Trustee; and upon presentation for such purpose at any such place or places, the Company will register or cause to be registered therein, and permit to be transferred thereon, under such reasonable regulations as it may prescribe, any Bonds entitled to registration or transfer at such office. Upon the registration of any Coupon Bond as to principal, the fact of such registration shall be noted on such Bond. Upon the transfer of any Registered Bond, the Trustee shall authenticate and the Company shall issue in the name of the transferee or transferees a new Registered Bond or new Registered Bonds of the same series for a like principal amount. All Registered Bonds so surrendered for transfer shall be delivered to the Trustee for cancellation.

SECTION 2.07   Execution of Bonds.

Bonds authenticated and delivered under this Indenture shall, from time to time, be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or a Vice-President, whose signature may be facsimile, and attested by its Secretary or an Assistant Secretary, whose signature may be facsimile. The coupons to be attached to Coupon Bonds shall bear the facsimile signature of the Treasurer or an Assistant Treasurer of the Company. In case any officer of the Company who has executed or attested any Bonds, or whose facsimile signature appears on any coupon, shall cease to be such officer before the Bonds so executed and/or attested shall have been actually authenticated and delivered by the Trustee or issued by the Company, such Bonds nevertheless may be authenticated, delivered and issued with the same force and effect as though the person or persons who executed or attested such Bonds or whose facsimile signature appears on any coupon had not ceased to be such officer or officers of the Company.

SECTION 2.08   Temporary Bonds.

There may be authenticated and delivered and issued from time to time in lieu of (or in exchange for) any definitive Bond or Bonds of any series issued or issuable under this Indenture, one or more temporary Bonds substantially of the tenor of such definitive Bonds, with or without one or more coupons, and with or without the privilege of registration as to principal only, or as to both principal and interest, and such temporary Bond or Bonds may be in such denomination or denominations as may be specified in the Supplemental Indenture which creates and establishes such series or in a Company Order pursuant to such Supplemental Indenture. Until a definitive Bond or Bonds are delivered in exchange therefor, the Holder of each such temporary Bond or Bonds shall be entitled to, the benefits and Lien of this Indenture. Upon the exchange by the Company of definitive Coupon Bonds or definitive Registered Bonds for temporary Bonds (which exchange the Company shall make on request of, and without charge to, the Holder of temporary Bonds, when definitive Bonds are ready for delivery) such temporary Bond or Bonds and any unmatured coupons appertaining thereto shall be canceled by the Trustee. When and as interest is paid upon any unregistered temporary Bond without coupons, the fact of such payment shall be noted thereon and interest due on any temporary Bond which is represented by a coupon shall be paid only upon presentation and surrender of such coupon for cancellation. Unregistered temporary Bonds without coupons of any series shall bear interest from the beginning of the interest period for Bonds of that series during which such unregistered temporary Bonds without coupons were authenticated. The Holder of one or more temporary Bonds may surrender and exchange them for cancellation in bearer form with all unmatured coupons, if any, appertaining thereto, or, if registered, accompanied by a written instrument or instruments of transfer, if required by the Company, duly executed by the registered Holder or by the duly authorized attorney of such Holder, at the office or agency of the Company designated by it, and shall be entitled to receive a temporary Bond or Bonds of the same series of like aggregate principal amount of such other denominations as may be specified in the Supplemental Indenture which creates and establishes such series or in a Company Order pursuant to such Supplemental Indenture.

SECTION 2.09   Replacement of Stolen, Lost, Destroyed or Mutilated Bonds.

Upon receipt by the Company and the Trustee of evidence satisfactory to them of the theft, loss, destruction or mutilation of any Outstanding Bond or any coupons appertaining thereto, and of indemnity satisfactory to them, and upon payment, if the Company or the Trustee shall require it, of a reasonable charge and upon reimbursement to the Company and the Trustee of all reasonable expense incident thereto, and upon surrender and cancellation of such Bond, if mutilated, and any coupons appertaining thereto, the Company shall execute, and the Trustee shall thereupon authenticate and deliver, a new Bond of like tenor and of the same series with all unpaid coupons, if any, appertaining thereto in lieu of such stolen, lost, destroyed or mutilated Bond and coupons, if any, or if any such Bond or any coupon shall have matured or be about to mature, instead of issuing a substituted Bond or coupon the Company may pay the same. Any indemnity bond shall name as obligees the Company, the Trustee, and if requested by the Company, any Paying Agent.

Every new Bond issued pursuant to this Section 2.09 in lieu of any destroyed, lost, mutilated or stolen Bond shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost, mutilated or stolen Bond shall be at any time enforceable by anyone, and shall be entitled to the benefits and Lien of this Indenture equally and ratably with all other Outstanding Bonds.

SECTION 2.10   Trustee’s Certificate on Bonds.

No Bond shall be secured by this Indenture unless there shall be endorsed thereon the certificate of the Trustee that it is one of the Bonds (or temporary Bonds) of the series therein designated, herein described or provided for; and such certificate on any such Bond shall be conclusive evidence that such Bond has been duly authenticated and delivered by the Trustee and when delivered by the Company will be secured by this Indenture.

SECTION 2.11   Payment to Be Made in Required Currency.

If the Company is obligated to pay the Principal of or interest, if any, on any Bond in a Required Currency, such obligation shall not be discharged or satisfied by any tender by the Company, or recovery by the Trustee, in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the Trustee timely holding the full amount of the Required Currency then due and payable. If any such tender or recovery is in a currency other than the Required Currency, the Trustee may sell such other currency and purchase the Required Currency solely from the proceeds thereof in public or private sales and purchases in any commercially reasonable manner. The costs and risks of any such exchange, including without limitation the risks of delay and exchange rate fluctuation, shall be borne by the Company, the Company shall remain fully liable for any deficiency or delinquency in the full amount of Required Currency then due and payable, and in no circumstances shall the Trustee be liable therefor to any Person except to the Company in the case of the negligence or willful misconduct of the Trustee. The Company hereby waives any defense of payment based upon any such tender or recovery which is not in the Required Currency, or which, when exchanged for the Required Currency by the Trustee, is less than the full amount of Required Currency then due and payable.

SECTION 2.12   Payment to Holders; Cancellation of Bonds.

(a)          All sums which may become due and payable for Principal upon any Coupon Bond issued hereunder shall be paid to the bearer of such Bond, and if a Registered Bond, to the registered owner thereof or the assigns thereof (except to the extent otherwise provided in a Supplemental Indenture), but only upon surrender of such Coupon Bond or Registered Bond, accompanied by all unmatured coupons, if any, appertaining thereto. The interest on Registered Bonds without coupons shall be paid only to the registered owners thereof. The interest on Coupon Bonds shall be paid upon the surrender of the several coupons for such interest as they respectively mature.

(b)           All Bonds and coupons surrendered for payment, redemption, transfer or exchange, if surrendered to the Trustee, shall be promptly cancelled by it, and, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Bonds previously authenticated and delivered hereunder, together with all unpaid coupons appertaining thereto, which the Company may have acquired in any manner whatsoever, and all Bonds and coupons so delivered shall be promptly cancelled by the Trustee. No Bonds shall be authenticated in lieu of or in exchange for any Bond cancelled as provided in this Section 2.12, except as expressly provided in this Indenture. All cancelled Bonds and coupons shall be held by the Trustee and destroyed by it in accordance with its customary practices and the record retention requirements of the Exchange Act and the Trustee shall from time to time deliver to the Company written notification of the destruction of cancelled Bonds.

ARTICLE 3
ISSUANCE OF BONDS BASED ON BONDABLE PROPERTY

SECTION 3.01   Bonds Issuable on Basis of Bondable Property.

The Trustee shall, from time to time, after receipt of (a) a written application of the Company signed by its Chairman of the Board, Chief Executive Officer, President or a Vice-President and its Secretary, an Assistant Secretary, its Treasurer or an Assistant Treasurer, and (b) the Supplemental Indenture creating and establishing a series of Bonds, authenticate and deliver Bonds of such series, or any portion of such series, upon the basis of Bondable Property, but only in accordance with and subject to the conditions, provisions and limitations set forth in this Article 3.

SECTION 3.02   No Bonds Issuable on Basis of Funded Bondable Property.

No Bonds shall be authenticated and delivered at any time under this Article 3 upon the basis of Funded Bondable Property.

SECTION 3.03   Bonds Issuable to Specified Percentage of Bondable Property.

Bonds of any one or more series may be authenticated and delivered under this Article 3 in a principal amount not exceeding 75% of the amount of Unfunded Bondable Property existing at the time of such application as stated on the Engineer’s Certificate provided for in Section 3.04(c); provided, however, that Initial Series Bonds may be authenticated and delivered under this Article 3 in a principal amount not exceeding 100% of the amount of Unfunded Bondable Property existing at the time of such application as stated on the Engineer’s Certificate provided for in Section 3.04(c).

SECTION 3.04   Requirements for Issuance.

No Bonds shall be authenticated or delivered under this Article 3 by the Trustee upon the basis of Bondable Property until the Trustee shall have received:

(a)          a Board Resolution (i) authorizing the execution and authentication of the Supplemental Indenture creating and establishing the series of
Bonds to be issued and (ii) authorizing the issuance of such Bonds;

(b)          an Officers’ Certificate, dated the date of such application, stating that to the knowledge of the signers of such Officers’ Certificate no Default has occurred and is continuing and as to compliance with all conditions precedent to the execution and delivery by the Trustee of the Supplemental Indenture provided for in Section 3.01(b) and to the authentication and delivery of such Bonds by the Trustee;

(c)          an Engineer’s Certificate, dated the date of such application, stating:

(i)             the amount of Bondable Property, as of a date not more than 90 days prior to the date of such application, made a basis for such application;

(ii)            that all such Bondable Property is Bondable Property as defined in Section 1.03;

(iii)           that all such Bondable Property is desirable for use or is used in the proper conduct of the business of the Company;

(iv)           that such amount of Bondable Property is not then Funded;

(v)            that the amount of any cash forming all or part of the Cost of such Bondable Property was equal to or more than an amount to be stated in such Engineer’s Certificate;

(vi)           a brief description, with respect to any such Bondable Property acquired, made or constructed in whole or in part through the delivery of securities, of the securities so delivered and stating the date of such delivery;

(vii)          (A) with respect to Bondable Property owned by the Company on the Initial Issuance Date, that (1) the Gross Book Value thereof is a specified amount, and (2) except with respect to the Engineer’s Certificate delivered in connection with the issuance of the Initial Series Bonds, the Fair Value of such Bondable Property as of a date not more than 90 days prior to the date of such application is a specified amount, and (B) with respect to any other Bondable Property, that (1) the Cost of such Bondable Property is a specified amount, and (2) except as to Bondable Property for which a statement is to be made in an Independent Engineer’s Certificate as provided in Section 3.04(d), the Fair Value of such Bondable Property as of a date not more than 90 days prior to the date of such application is a specified amount;

(viii)         the amount required to be deducted in respect of Bondable Property under Subparagraph (c)(i) of the definition of Bondable Property in Section 1.03, the amount required to be added in respect of Bondable Property, if applicable, under Subparagraph (c)(ii) of such definition of Bondable Property, and the amount elected to be added under Subparagraph (c)(iii) of the definition of Bondable Property;

 (ix)           what part, if any, of such Bondable Property includes property which within six months prior to the date of acquisition thereof by the Company has been used or operated by Persons other than the Company in a business similar to that in which it has been or is to be used or operated by the Company and showing whether or not the Fair Value thereof as of a date not more than 90 days prior to the date of such application is less than $25,000 and whether or not such Fair Value is less than 1% of the aggregate principal amount of the Bonds Outstanding at the date of such application; and

(x)            that any property or rights of way included in such Bondable Property are not subject to any easements, rights of way, restrictions, exceptions or reservations or zoning ordinances, regulations or restrictions or irregularities in or defects of title which materially impair the use of such property or rights of way for the purposes for which such property or rights of way are held by the Company;

(d)          in case any Bondable Property is shown by the Engineer’s Certificate provided for in Section 3.04(c) to include property which within six months prior to the date of acquisition thereof by the Company has been used or operated by Persons other than the Company in a business similar to that in which it has been or is to be used or operated by the Company and such certificate does not show the Fair Value thereof, as of a date not more than 90 days prior to the date of such application, to be less than $25,000 or less than 1% of the aggregate principal amount of the Bonds Outstanding at the date of such application, an Independent Engineer’s Certificate stating as to such Bondable Property and (at the option of the Company) as to any other Bondable Property included in the Engineer’s Certificate provided for in Section 3.04(c), that the then aggregate Fair Value thereof, as of a date not more than 90 days prior to the date of such application, in the opinion of the signer of such Engineer’s Certificate is a specified amount, and the Fair Value in the opinion of such signer of any Bondable Property so used or operated which has been subjected to the Lien of this Indenture since the commencement of the calendar year which includes the date of such application, as a basis for the authentication and delivery of Bonds, and as to which an Independent Engineer’s Certificate has not previously been furnished to the Trustee;

(e)           in case any Bondable Property is shown by the Engineer’s Certificate provided for in Section 3.04(c) to have been acquired, made or constructed in whole or in part through the delivery of securities, an Appraiser’s Certificate, dated the date of such application, stating the opinion of the signer of such Appraiser’s Certificate of the fair value to the Company in cash of such securities at the time of delivery thereof in payment for or for the acquisition of such Bondable Property;

(f)           an Opinion of Counsel, dated the dale of such application, stating the opinion of such counsel:

(i)        to the effect that (except as to paving, grading and other improvements to, under or upon public highways, bridges, parks or other public property of analogous character) this Indenture is, or upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in said Opinion of Counsel, will be, a Lien on the Bondable Property made the basis of such application, subject to no Lien thereon prior or equal to the Lien of this Indenture, except Permissible Encumbrances;

(ii)       to the effect that the Company has corporate authority to operate the Bondable Property made the basis of such application; and

(iii)      as to the general nature and extent of any Prior Liens existing upon any of such Bondable Property, if any;

(g)          an Opinion of Counsel, dated the date of such application, stating the opinion of such counsel to the effect that:

(i)        such issuance of the Bonds has been duly authorized by the Company;

(ii)       the form and terms of such Bonds have been established in compliance with this Indenture;

(iii)      the Company has duly authorized, executed and delivered the Supplemental Indenture referred to in Section 3.01(b) and such Bonds, and the Indenture, as supplemented by such Supplemental Indenture, constitutes, and such Bonds when authenticated and issued will constitute, valid and binding obligations of the Company subject to such customary exceptions as counsel shall specify;

(iv)      such issuance of the Bonds has been duly authorized by any and all governmental authorities the consent of which is requisite to the legal issue of such Bonds, specifying any official orders or certificates, or other documents, by which such consent is or may be evidenced, or that no consent of any governmental authorities is requisite; and

(v)       all conditions precedent to the execution and delivery by the Trustee of such Supplemental Indenture and the authentication and delivery by the Trustee of such Bonds have been complied with;

(h)           copies of the instruments of conveyance, assignment and transfer, if any, specified in the Opinion of Counsel provided for in Section 3.04(f);

(i)            copies of the orders or certificates, or other documents, if any, specified in the Opinion of Counsel provided for in Section 3.04(g); and

(j)            a Company Order, which may be dated and delivered on, or dated and delivered on any date after, the date of such application, specifying the terms of such Bonds to be authenticated and delivered to the extent that such terms are not specified in the Supplemental Indenture creating and establishing such series of Bonds, but no such Company Order is required to be delivered if all of the terms of such Bonds are specified in such Supplemental Indenture.

SECTION 3.05   Counsel May Obtain Additional Facts; Reliance on Other Documents.

If, in order to render the Opinion of Counsel provided for in Section 3.04(f) or Section 3.04(g), counsel shall deem it necessary that additional facts or matters be stated in the Engineer’s Certificate provided for in Section 3.04(c), then such Engineer’s Certificate may state all such additional facts or matters as such counsel may request. In addition, in giving the Opinion of Counsel provided for in Section 3.04(f)(i), counsel may rely upon (i) the property descriptions contained in this Indenture or on certificates of officers of the Company as to the jurisdictions in which the Bondable Property is located, (ii) prior or concurrent opinions of other counsel, (iii) title insurance policies, title insurance commitments and reports, lien search certificates, certified abstracts of title and other similar evidences of the existence of Liens on property, and (iv) certificates of officers and other representatives of the Company and its Affiliates.

SECTION 3.06   Determination of Cost or Fair Value.

The Cost or Fair Value of any Bondable Property and the fair value to the Company in cash of any securities delivered in payment therefor or for the acquisition thereof and the amounts of any deductions and any additions made in respect of Bondable Property pursuant to Subparagraphs (b) and (c) of the definition of Bondable Property contained in Section 1.03 shall be determined for the purposes of this Article 3 by the certificates provided for in Section 3.04.

ARTICLE 4
ISSUANCE OF BONDS BASED ON RETIRED BONDS

SECTION 4.01      Requirements for Issuance.

Subject to Section 4.03, the Trustee shall, from time to time, after receipt of (a) a written application of the Company signed by its Chairman of the Board, Chief Executive Officer, President or a Vice-President and its Secretary, an Assistant Secretary, its Treasurer or an Assistant Treasurer, and (b) the Supplemental Indenture creating and establishing a series of Bonds, authenticate and deliver Bonds of such series, or any portion of such series, in a principal amount equal to and on the basis of (i) 75% of the principal amount of any Retired Initial Series Bonds (excluding any Retired Initial Series Bonds which were issued for the purpose of securing the repayment of any Indebtedness or reimbursement obligations of the Company, and upon which basis new Bonds are to be issued to secure the repayment of any Indebtedness or reimbursement obligations of the Company), and (ii) 100% of the principal amount of any other Retired Bonds (except for any Retired Bonds (A) which were issued for the purpose of securing the repayment of any Indebtedness or reimbursement obligations of the Company and which replaced, either directly or through one or more successive issuances, Retired Initial Series Bonds issued to secure the payment of Indebtedness or reimbursement obligations of the Company, and (B) upon which basis new Bonds will be issued for purposes other than to secure Indebtedness or reimbursement obligations of the Company, and in which case the applicable percentage will be 75%), but in each case only after the Trustee shall have received:

(a)          the Board Resolution provided for in Section 3.04(a);

(b)          the Officers’ Certificate provided for in Section 3.04(b);

(c)          an Officers’ Certificate, dated the date of such application, stating that Bonds theretofore authenticated and delivered under this Indenture of a specified principal amount (not less than the principal amount of Bonds for which such request for authentication and delivery is made under this Section 4.01), have been Retired or concurrently with the authentication and delivery of the Bonds for which such request is made will be Retired, and further stating that no part of such principal amount of Bonds which have been or will be Retired has, as of the date of such Officers’ Certificate, previously been Funded;

(d)          the Opinion of Counsel provided for in Section 3.04(g);

(e)          copies of the orders or certificates, or other documents, if any, specified in the Opinion of Counsel provided for in Section 4.01(d); and

(f)           the Company Order, if required, provided for in Section 3.04(j).

SECTION 4.02     Coupon Bonds Delivered to Trustee Must Have Attached Unmatured Coupons.

Any and all Coupon Bonds delivered to the Trustee pursuant to this Article 4 shall have attached thereto all unmatured coupons appertaining thereto.

SECTION 4.03      No Bonds Issued on Basis of Funded Bonds.

No Bonds shall be authenticated and delivered at any time under this Article 4 upon the basis of Funded Bonds.

ARTICLE 5
ISSUANCE OF BONDS BASED ON DEPOSIT OF CASH WITH TRUSTEE

SECTION 5.01      Requirements for Issuance.

The Trustee shall, from time to time, after receipt of (i) a written application of the Company signed by its Chairman of the Board, Chief Executive Officer, President or a Vice-President and its Secretary, an Assistant Secretary, its Treasurer or an Assistant Treasurer, and (ii) the Supplemental Indenture creating and establishing a series of Bonds, authenticate and deliver Bonds of such series, or any portion of such series, upon deposit with the Trustee by the Company of cash equal to the aggregate principal amount of the Bonds so requested to be authenticated and delivered, but only after the Trustee shall have received:

(a)          the Board Resolution provided for in Section 3.04(a);

(b)          the Officers’ Certificate provided for in Section 3.04(b);

(c)          the Opinion of Counsel provided for in Section 3.04(g);

(d)          copies of the orders or certificates, or other documents, if any, specified in the Opinion of Counsel provided for in Section 5.01(c); and

(e)          the Company Order, if required, provided for in Section 3.04(j).

SECTION 5.02     Withdrawal of Cash Deposited under Section 5.01.

All cash deposited with the Trustee under Section 5.01 shall be held and applied in accordance with Article 10.

ARTICLE 6
ISSUANCE OF BONDS BASED ON RETIRED PRIOR LIEN INDEBTEDNESS

SECTION 6.01     Requirements for Issuance.

Subject to Section 6.02, the Trustee shall, from time to time, after receipt of (i) a written application of the Company signed by its Chairman of the Board, Chief Executive Officer, President or a Vice-President and its Secretary, an Assistant Secretary, its Treasurer or an Assistant Treasurer, and (ii) the Supplemental Indenture creating and establishing a series of Bonds, authenticate and deliver Bonds of such series, or any portion of such series, in a principal amount equal to and on the basis of the principal amount of any Retired Prior Lien Indebtedness, but only after the Trustee shall have received:

(a)          the Board Resolution provided for in Section 3.04(a);

(b)          the Officers’ Certificate provided for in Section 3.04(b);

(c)          the Opinion of Counsel provided for in Section 3.04(g);

(d)          copies of the orders or certificates, or other documents, if any, specified in the Opinion of Counsel provided for in Section 6.01(c);

(e)          an Officers’ Certificate, dated the date of such application, (A) stating that Prior Lien Indebtedness of a specified principal amount (not less than the principal amount of Bonds for which such request for authentication and delivery is made under this Section 6.01) has been Retired or purchased or acquired by the Company and deposited with the Trustee or concurrently with the authentication and delivery of the Bonds for which such request is made, will be Retired or purchased or acquired by the Company and deposited with the Trustee, and further stating that no part of such principal amount of Prior Lien Indebtedness has theretofore been Funded, and (B) accompanied by any such evidence of the Prior Lien Indebtedness purchased or acquired by the Company, or a certificate of the trustee or mortgagee under such Prior Lien stating that (1) such Prior Lien Indebtedness has not been used as a basis for the issuance of additional Prior Lien Indebtedness under the indenture, mortgage, agreement or instrument pursuant to which such Retired, purchased or acquired Prior Lien Indebtedness was issued, and (2) such Prior Lien and that such Prior Lien Indebtedness has been purchased, paid, retired, redeemed, canceled or otherwise discharged (or that provision for such purchase, payment, retirement, redemption, cancellation or other discharge satisfactory to such trustee or mortgagee has been made, including the deposit of any necessary money or Eligible Obligations with such trustee or mortgagee); and

(f)          the Company Order, if required, provided for in Section 3.04(j).

SECTION 6.02     No Bonds Issuable on Basis of Funded Prior Lien Indebtedness.

No Bonds shall be authenticated and delivered at any time under this Article 6 on the basis of Funded Prior Lien Indebtedness.

ARTICLE 7
COVENANTS OF THE COMPANY

SECTION 7.01      Payment of Principal and Interest: Maintenance of Office.

(a)          The Company will duly and punctually pay the Principal of and interest, if any, on all Outstanding Bonds at the times and places and in the manner provided for in the Bonds, any coupons appertaining thereto and this Indenture.

(b)          The Company will keep an office or agency, while any of the Bonds issued hereunder are Outstanding, at any and all places (i) at which the Principal of and interest, if any, on any of said Bonds may be payable, (ii) where Bonds entitled to be registered, transferred, exchanged or converted may be presented or surrendered for registration, transfer, exchange or conversion, and (iii) where notices, presentations and demands to or upon the Company in respect of such Bonds as may be payable at such places or in respect of this Indenture may be given or made. The Company will from time to time give the Trustee written notice of the location of such office or offices or agency or agencies, and in case the Company shall fail to maintain such office or offices or agency or agencies or to give the Trustee written notice of the location thereof, then in addition to any other remedy or right arising as a result of the violation of the covenants contained in this Section 7.01, the Company agrees that any such notice, presentation or demand in respect of said Bonds or of this Indenture may be given or made, unless other provision is expressly made herein, to or upon the Trustee at its principal corporate trust office, and the Company hereby authorizes such presentation and demand to be made to and such notice to be served on the Trustee in either of such events and the Principal of and interest, if any, on said Bonds shall in such event be payable at said office of the Trustee. Unless otherwise provided in a Supplemental Indenture or in any notice of redemption pursuant to Article 9 hereof, the Principal of or interest on, if any, the Bonds shall be payable at the principal corporate trust office of the Trustee.

SECTION 7.02      Possession, Maintenance of Lien and Right to Mortgage.

On the date of the execution of this Indenture the Company is lawfully seized and possessed of all the Mortgaged Property in existence on such date, free and clear of all Liens other than Permissible Encumbrances; the Company will maintain and preserve the Lien of this Indenture (including, without limitation, the filing of any continuation statements and renewals required to maintain the Lien of this Indenture) so long as any Bond is Outstanding subject to its right to create Prior Liens which are Permissible Encumbrances; and the Company has good right and lawful authority to mortgage the Mortgaged Property, as provided in and by this Indenture; and that the Mortgaged Property is not subject to any Prior Lien except Permissible Encumbrances.

SECTION 7.03      Corporate Existence.

The Company will, subject to Article 12, at all times maintain its corporate existence and right to carry on business, and duly procure all renewals and extensions thereof, if and when renewals and extensions shall be necessary; provided, however, that the Company shall not be required to preserve any right in any place or places if the Board shall determine that the preservation is no longer desirable in the conduct of the Company’s business and that the loss thereof is not and will not be adverse in any material respect to the Holders.

SECTION 7.04     Appointment of Trustee.

Whenever necessary to avoid or fill a vacancy in the office of Trustee, the Company will in the manner provided in Section 13.14 appoint a Trustee so that there shall be at all times a Trustee which shall at all times be a bank or trust company having its principal corporate trust office and place of business in the United States of America and a corporation or association organized and doing business under the laws of the United States of America or any State or the District of Columbia, with a combined capital and surplus not less than $100,000,000 evidenced as provided in Section 13.01(a), and authorized under such laws to exercise corporate trust powers and be subject to supervision or examination by Federal, State or District of Columbia authority.

SECTION 7.05      Recordation of Indenture and Supplemental Indentures.

The Company will cause this Indenture and all Supplemental Indentures or notices in respect thereof to be promptly recorded and filed and rerecorded and refiled in such manner and in such places as may be required by law in order fully to preserve and protect the security of the Bondholders and all rights of the Trustee, and will deliver to the Trustee (a copy of which will be available to any holder of Bonds upon written request to the Trustee):

(a)          promptly after the execution and delivery of this Indenture and of each Supplemental Indenture, an Opinion of Counsel either stating that in the opinion of such counsel this Indenture or such Supplemental Indenture or notice in respect thereof has been properly recorded and filed, so as to make effective the Lien of this Indenture intended to be created hereby, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make the Lien of this Indenture effective. It shall be a compliance with this Section 7.05(a) if (i) such Opinion of Counsel states that this Indenture or such Supplemental Indenture or notice has been received for record or filing in each jurisdiction in which it is required to be recorded or filed and that, in the opinion of such counsel (if such is the case), such receipt for recording or filing makes effective the Lien of this Indenture intended to be created thereby, and (ii) such Opinion of Counsel is delivered to the Trustee within such time, following the date of the execution and delivery of this Indenture or such Supplemental Indenture, as shall be practicable having due regard to the number and distance of the jurisdictions in which this Indenture or such Supplemental Indenture is required to be recorded or filed; and

(b)           on or before November 1 of each year, beginning with the year 1996, an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken, since the date of the most recent Opinion of Counsel furnished pursuant to this Section 7.05(b) or the first Opinion of Counsel furnished pursuant to Section 7.05(a), with respect to the recording, filing, rerecording and refiling of this Indenture and of each Supplemental Indenture, and each notice with respect thereto as is necessary to maintain the Lien of this Indenture, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain such Lien.

In rendering the aforementioned Opinions of Counsel, counsel may rely on the property descriptions contained in this Indenture or Supplemental Indentures or a certificate of an appropriate officer of the Company as to the jurisdictions in which the Mortgaged Property is located.

SECTION 7.06      Paying Agents.

(a)          If the Company shall appoint one or more Paying Agents other than the Trustee, the Company will cause each such Paying Agent to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, that (i) subject to this Section 7.06, such Paying Agent shall hold in trust for the benefit of the Bondholders or the Trustee all sums held by such Paying Agent for the payment of the Principal of and interest on the Bonds, (ii) such Paying Agent shall give to the Trustee notice of any default by the Company in the making of any deposit with it for the payment of the Principal of or interest on the Bonds, and of any default by the Company in the making of any such payment, and (iii) such Paying Agent shall, at any time during the continuance of a Default, pay all sums held by such Paying Agent for the payment of Principal of and interest on the Bonds to the Trustee upon written request by the Trustee. A Paying Agent shall not be obligated to segregate such sums from other funds of such Paying Agent except to the extent required by law or unless otherwise directed by the Company.

(b)          If the Company acts as its own Paying Agent, the Company will, on or before each installment of Principal of or interest on the Bonds is required to be paid, set aside and segregate and hold in trust for the benefit of the Bondholders or the Trustee a sum sufficient to pay such Principal or interest on the Bonds and will notify the Trustee of such action, or of any failure to take such action.

(c)          Anything in this Section 7.06 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a release or satisfaction of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or any Paying Agent as required by this Section 7.06, such sums to be held by the Trustee upon the trusts contained in this Indenture.

(d) Anything in this Section 7.06 to the contrary notwithstanding, the holding of sums in trust as provided in this Section 7.06 is subject to Section 17.02.

SECTION 7.07      Payment of Taxes.

The Company will pay all taxes and assessments and other governmental charges lawfully levied or assessed upon the Mortgaged Property, any income from the Mortgaged Property, or the interest of the Trustee in the Mortgaged Property, before the same shall result in the attachment of a Lien on the Mortgaged Property and will observe and conform to all valid requirements of any governmental authority relative to any Mortgaged Property, and all covenants, terms and conditions upon or under which any Mortgaged Property is held; provided, however, that nothing in this Section 7.07 shall require the Company to observe or conform to any requirement of any governmental authority or to cause to be paid or discharged, or to make provisions for, any such Lien, or to pay any such tax, assessment or governmental charge so long as the validity thereof shall be contested in good faith and by appropriate legal or administrative proceedings and the Company shall have set aside on its books adequate reserves for any such payments to the extent required by GAAP.

SECTION 7.08      Instruments of Further Assurance.

The Company will execute and deliver such Supplemental Indenture or Supplemental Indentures and such further instruments and do such further acts as may be necessary or proper to carry out more effectually the purposes of this Indenture and to make subject to the Lien of this Indenture any property (other than Excepted Property) hereafter acquired, made or constructed and intended or required to be so subject.

SECTION 7.09      Books of Record and Account.

The Company will keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Bonds and the business, properties and affairs of the Company, in accordance with GAAP.

SECTION 7.10      Maintenance of Mortgaged Property.

The Company will cause the Mortgaged Property to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on by the Company with the Mortgaged Property may be properly conducted at all times; provided, however, that nothing in this Section 7.10 shall prevent the Company from discontinuing the operation and maintenance of any Mortgaged Property if, in the good faith judgment of the Company, such discontinuance is desirable in the conduct of its business, and, in the good faith judgment of the Company, is not in any material respect adverse to the Bondholders.

SECTION 7.11      Insurance.

(a)          The Company will keep or cause to be kept all the Mortgaged Property insured with reasonable deductibles and retentions against loss by fire, damage or other casualty to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, by insurance companies which the Company believes to be reputable. The Trustee shall be named as an additional insured and a loss payee under the Company’s property and casualty insurance policies as its interest may appear. Each such policy shall provide that the Trustee shall be given 30 days written notice of any cancellation or modification of such policy.

(b)          Proceeds of any insurance or alternative method or plan of protection of the Company against losses of the kind specified in Section 7.11(a) shall, at the request of the Company, be paid to the Company, and the Company shall be under no obligation to use such proceeds to rebuild or repair damaged or destroyed Mortgaged Property to the extent that the Fair Value of all of the Mortgaged Property after the damage or destruction of Mortgaged Property with respect to which such proceeds are payable equals or exceeds an amount equal to 133-1/3% of the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding, as evidenced by, and within 10 days after receipt by the Trustee of:

(i)          an Engineer’s Certificate stating that the Fair Value of the Mortgaged Property remaining after such damage or destruction of Mortgaged Property is a specified amount;

(ii)         an Accountant’s Certificate stating that the Fair Value of all of the Mortgaged Property, as certified in the Engineer’s Certificate provided for in Section 7.11(b)(i) equals or exceeds an amount equal to 133-1/3% of the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding; and

(iii)        an Officers’ Certificate and Opinion of Counsel pursuant to Section 20.01(b).

(c)          To the extent that the Fair Value of all of the Mortgaged Property after such damage or destruction of Mortgaged Property does not equal or exceed an amount equal to 133-1/3% of the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding, as evidenced by an Engineer’s Certificate and an Accountant’s Certificate similar to those described in Section 7.11(b)(i) and (ii), (i) the proceeds of such insurance paid with respect to any such loss shall be paid to the Trustee, as the interest of the Trustee may appear, or to the trustee or other mortgagee under any Prior Lien upon the Mortgaged Property so destroyed or damaged, if the terms of such Prior Lien require such proceeds so to be paid; and (ii) if the Company shall adopt such other method or plan, it will pay or cause to be paid to the Trustee on account of any loss sustained because of the destruction or damage of any Mortgaged Property by fire and from other causes, an amount of cash equal to such loss less any amount otherwise paid with respect to such loss to the Trustee, or to the trustee or other mortgagee under any such Prior Lien upon the Mortgaged Property so destroyed or damaged, if the terms of such Prior Lien require payments for such loss so to be paid. Any amounts of cash so required to be paid by the Company pursuant to any such method or plan shall for the purposes of this Indenture be deemed to be proceeds of insurance.

(d)          All moneys paid to the Trustee by the Company or received by the Trustee as proceeds of any insurance shall, subject to Section 7.11(b) and to the requirements of any Prior Lien, be held by the Trustee and, subject to such requirements, shall, at the request of the Company, be paid by the Trustee to the Company to reimburse the Company for an equal amount spent for the purchase or other acquisition of property which becomes Mortgaged Property at the time of such purchase or acquisition, or in the rebuilding or renewal of the Mortgaged Property destroyed or damaged, upon receipt by the Trustee of (i) an Officers’ Certificate requesting such reimbursement, (ii) an Accountant’s Certificate stating the amounts so spent and the Cost of any Mortgaged Property so purchased or acquired, (iii) an Engineer’s Certificate stating the nature of such rebuilding or renewal and the Fair Value of the Mortgaged Property so rebuilt or renewed, (iv) an Opinion of Counsel to the effect that the Mortgaged Property so purchased, rebuilt or renewed is subject to the Lien of this Indenture to the same extent as was the Mortgaged Property so destroyed or damaged, and (v) an Officers’ Certificate and Opinion of Counsel pursuant to Section 20.01(b).

(e)          Any moneys not applied in accordance with Section 7.11(d) within 18 months after the receipt of such moneys by the Trustee, or in respect of which notice in writing of the intention of the Company to apply such moneys to the work of rebuilding or renewal then in progress and uncompleted shall not have been given to the Trustee by the Company within such 18 months, or which the Company shall at any time notify the Trustee is not to be so applied, shall be held and applied in accordance with Article 10.

(f)          The Company shall deliver to the Trustee, on or before the Initial Issuance Date and on or before November 1 of each year, a written statement signed by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, identifying all property and casualty insurance policies then outstanding and in force upon any Mortgaged Property, including the names of the insurance companies which have issued such policies, the insurance limits, the risks covered thereby and expiration dates thereof, and confirming all such policies are in full force and effect and all premiums due thereon have been duly paid, together with certificates from each such insurer certifying that the Trustee is named as an additional insured, as its interest may appear, on each such policy. Upon request by the Trustee, the Company will promptly furnish to the Trustee, copies of all property and casualty insurance policies, binders and cover notes or other evidence of such insurance relating to the Mortgaged Property.

SECTION 7.12      To Comply with Indenture.

The Company covenants that it will not issue, or permit to be issued, any Bonds hereby secured in any manner other than in accordance with the provisions of this Indenture. The Company covenants that it will not issue, or permit to be issued, any Bonds which would result in the violation or contravention of any covenants contained in this Indenture or in any Supplemental Indenture.

SECTION 7.13      Compliance Certificates.

(a)          The Company shall, so long as any Bonds are outstanding, deliver to the Trustee, within 120 days after the end of each fiscal year a written statement of the Chairman of the Board, the President or a Vice President and by the Treasurer or Assistant Treasurer of the Company, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether each entity has kept, observed, performed and fulfilled its obligations under the Indenture and every Supplemental Indenture and further stating, as to each such officer signing such statement, that to the best of his or her knowledge each entity has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and every Supplemental Indenture, and is not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture or Supplemental Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such Subsidiary is taking or proposes to take with respect thereto).

(b)          The Company shall, so long as any Bonds are outstanding, deliver to the Trustee, forthwith upon any Authorized Executive Officer becoming aware of any Default or Event of Default a written statement of an Authorized Executive Officer specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

ARTICLE 8
REDEMPTION OF BONDS

SECTION 8.01      Certain Bonds Redeemable.

Any Outstanding Bonds which are, by their terms, redeemable before maturity, at the option of the Company or pursuant to the requirements of this Indenture, may be redeemed at such times, in such amounts and at such prices as may be specified therein and in accordance with this Article 8.

SECTION 8.02      General Provisions and Mechanics of Redemption.

(a)          If less than all of the Outstanding Bonds of any series are to be redeemed, the particular Bonds or portions thereof to be redeemed shall be selected by the Trustee from the Outstanding Bonds of such series which have not previously been called for redemption by lot or such other method as the Trustee shall deem fair and appropriate, but special provisions for the selection of the particular Bonds to be redeemed within a particular series may be provided by the Supplemental Indenture which creates and establishes such series or a Company Order pursuant to such Supplemental Indenture.

(b)          Unless otherwise provided in the Supplemental Indenture which creates and establishes a particular series of Bonds or in a Company Order pursuant to such Supplemental Indenture, notice of the intention of the Company to redeem any Bonds which are not Registered Bonds shall be given to the Holders of such Bonds, by or on behalf of the Company, by publication in one Authorized Newspaper in the Borough of Manhattan, the City and State of New York and in one Authorized Newspaper in the City of El Paso, State of Texas, once at least 30 and not more than 60 days prior to the date fixed for redemption. If less than all Bonds of any particular series are to be redeemed and unless otherwise provided in the Supplemental Indenture which creates and establishes a particular series of Bonds or in a Company Order pursuant to such Supplemental Indenture, the numbers of particular Bonds to be redeemed shall be stated in such notice and may be stated (i) individually, (ii) in groups from one number to another number, both inclusive (except such as shall have been previously called for redemption or otherwise retired), or (iii) in any other way reasonably satisfactory to the Trustee.

(c)          No notice of the intention of the Company to redeem Registered Bonds is required to be published in an Authorized Newspaper, but such notice shall be mailed to the Holders of such Registered Bonds, not less than 30 nor more than 60 days before the date fixed for such redemption, at the last address appearing for each of such Holders in the Bond register maintained by the Registrar.

(d)          If at the time of publication or mailing of any notice of redemption the Company shall not have irrevocably directed the Trustee to apply from moneys and/or the proceeds of Eligible Obligations deposited with the Trustee or held by it and available to be used for the redemption of Bonds sufficient to redeem all the Bonds called for redemption, such notice may state that it is subject to the receipt of such moneys and/or the proceeds of Eligible Obligations by the Trustee before the date fixed for redemption and such notice shall be of no effect unless such moneys and/or proceeds of Eligible Obligations are so received on or before such date.

(e)          Failure duly to give notice of the intention of the Company to redeem any Bonds by publication and/or by mailing to the owner or Holder of such Bond shall not affect the validity of the proceedings for the redemption of any other Bond.

SECTION 8.03      Bonds Due on Redemption Date.

Publication or mailing of the notice of redemption, if required, having been completed as provided in Section 8.02(b) or 8.02(c) and the Company having before the redemption date specified in such notice irrevocably directed the Trustee to apply from moneys and/or proceeds of Eligible Obligations deposited with the Trustee or held by it and available to be used for the redemption of Bonds, moneys and/or the proceeds from such Eligible Obligations in an amount sufficient to redeem all of the Bonds called for redemption, including accrued interest, the Bonds called for redemption shall become due and payable on such redemption date.

SECTION 8.04      Moneys for Redemption Held in Trust.

All moneys and/or Eligible Obligations held by the Trustee for the redemption of Bonds shall, subject to Section 17.02, be held in trust for the account of the Holders of the Bonds so to be redeemed, and such moneys and/or the proceeds of such Eligible Obligations shall be paid to such Holders respectively, upon presentation and surrender of said Bonds, with all unmatured coupons, if any, appertaining thereto; any coupons maturing on or prior to the date fixed for redemption shall remain payable in accordance with their terms. On and after such date fixed for redemption, if moneys and/or proceeds of Eligible Obligations in the amount necessary for the redemption of the Bonds to be redeemed shall be held by the Trustee for that purpose, such Bonds shall cease to bear interest and shall cease to be entitled to the Lien of this Indenture and the coupons for interest, if any, maturing subsequent to the date fixed for redemption shall be void.

SECTION 8.05      Partial Redemption of Registered Bond.

If any Registered Bond shall be called for redemption in part only, the notice of such redemption shall specify the principal amount thereof to be redeemed, and such Registered Bond shall be presented for cancellation at or after the date fixed for the redemption of said Bonds so called for redemption, and thereupon the payment with respect to said Bonds shall be made upon surrender of said Bonds, and a Bond or Bonds for the unpaid balance of the principal amount of the Registered Bonds so presented and surrendered shall be executed by the Company and authenticated and delivered by the Trustee without charge therefor to the Holder thereof.

ARTICLE 9
POSSESSION, USE AND RELEASE OF THE MORTGAGED PROPERTY

SECTION 9.01      Company’s Possession and Use.

The Company shall be suffered and permitted to possess, enjoy, use and operate the Mortgaged Property (except cash or securities paid to or deposited with or required by the express terms of this Indenture to be paid to or deposited with the Trustee) and to take and use any and all tolls, rents, revenues, earnings, interest, dividends, royalties, issues, income and profits thereof, as if this Indenture had not been made, with power in the ordinary course of business to alter, repair, change and add to its buildings, structures and any or all of its plant and equipment constructed or owned or hereafter constructed or acquired by the Company, and hereby granted, bargained, sold, warranted, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed, to the Trustee, or intended so to be.

SECTION 9.02      Actions Without Consent of Trustee.

The Company may at any time and from time to time, without any release or consent by the Trustee:

(a)           sell or otherwise dispose of, free from the Lien of this Indenture, or abandon or otherwise retire, any personalty or fixtures which are part of the Mortgaged Property and which, in the judgment of the Company, shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the Company’s electric generating, transmission and distribution operations; and

(b)          cancel or make changes in or alterations of or substitutions for any and all leases; and

(c)          alter, change the location of, add to, repair and replace any and all transmission and distribution lines, pipes, substations, machinery, fixtures and other equipment; and

(d)          cancel, make changes in or substitutions for or dispose of any and all rights of way (including easements and licenses); and

(e)          surrender or assent to the modification of any franchise (including in that term any ordinances, indeterminate permits, licenses or other operating rights, however denominated, granted by Federal, state, municipal or other governmental authority) under which the Company may be operating if, in the judgment of the Company, it is advisable to do so; and

(f)           abandon, or permit the abandonment of, the operation of any Mortgaged Property and surrender any franchise as defined in Section 9.02(e), under which such Mortgaged Property is operated, if, in the judgment of the Company, the operation of such Mortgaged Property and such franchise is not, under the circumstances, necessary or important for the operation of the remaining Mortgaged Property, or whenever the Company deems such abandonment or surrender to be advisable for any reason; provided, however, that if the amount at which such Mortgaged Property and all other Mortgaged Property so abandoned or surrendered during the same calendar year was originally charged to the fixed property accounts of the Company is equal to 10% or more of the aggregate principal amount of the Bonds Outstanding immediately prior to such abandonment or surrender, there shall be furnished to the Trustee an Independent Engineer’s Certificate to the effect that neither such Mortgaged Property nor such franchise is, under the circumstances, necessary or important for the operation of the remaining property of the Company or that such abandonment or surrender is advisable for some other specified reason, and in either case that such abandonment or surrender will not impair the security under this Indenture in contravention of the provisions hereof; and

(g)           grant or convey rights of way and easements over or in respect of any real Mortgaged Property owned by the Company; provided, however, that such grant or conveyance will not, in the judgment of the Company, impair the usefulness of such real Mortgaged Property in the Company’s electric generating, transmission and distribution operations.

SECTION 9.03 Release of Mortgaged Property if Funding Ratio Test Satisfied.

Subject to Section 9.12, upon receipt of a written application of the Company signed by an Authorized Executive Officer, the Trustee shall execute and deliver to the Company the documents and instruments described in Section 9.03(a), releasing from the Lien of this Indenture any part of the Mortgaged Property if the Fair Value of all of the Mortgaged Property (excluding the Mortgaged Property to be released but including any Bondable Property to be acquired by the Company with the proceeds of, or otherwise in connection with, such release) stated on the Engineer’s Certificates delivered pursuant to Section 9.03(b) and Section 9.03(c), equals or exceeds an amount equal to 133-1/3% of the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding at the date of such application, each as stated on the Accountant’s Certificate delivered pursuant to Section 9.03(d), upon receipt by the Trustee of:

(a)           appropriate documents and instruments releasing without recourse the interest of the Trustee in the Mortgaged Property to be released, and describing in reasonable detail the Mortgaged Property to be released;

(b)           an Engineer’s Certificate, dated the date of such application, stating:

(i)          that the signer of such Engineer’s Certificate has examined such Officers’ Certificate in connection with such release,

(ii)         the Fair Value, in the opinion of the signer of such Engineer’s Certificate, of (A) all of the Mortgaged Property, and (B) the Mortgaged Property to be released, in each case as of a date not more than 90 days prior to the date of such application, and

(iii)        that in the opinion of such signer, such application will not impair the security under this Indenture in contravention of the provisions hereof;

(c)          in case any Bondable Property is being acquired by the Company with the proceeds of, or otherwise in connection with, such release, an Engineer’s Certificate, dated the date of such application, as to the Fair Value, as of a date not more than 90 days prior to the date of such application, of the Bondable Property being so acquired (and if within six months prior to the date of acquisition by the Company of the Bondable Property being so acquired, such Bondable Property has been used or operated by a Person or Persons other than the Company in a business similar to that in which it has been or is to be used or operated by the Company, and the Fair Value to the Company of such Bondable Property, as set forth in such Certificate, is not less than $25,000 and not less than 1% of the aggregate principal amount of Bonds at the time Outstanding, such certificate shall be an Independent Engineer’s Certificate);

(d)           an Accountant’s Certificate, dated the date of such application, stating:

(i)          the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding at the date of such application, and

(ii)          that the Fair Value of all of the Mortgaged Property (excluding the Mortgaged Property to be released but including any Bondable Property to be acquired by the Company with proceeds of, or otherwise in connection with, such release) stated on the Engineer’s Certificates filed pursuant to Section 9.03(b) and Section 9.03(c) equals or exceeds an amount equal to 133-1/3% of the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding at the date of such application;

(e)            an Officers’ Certificate, dated the date of such application, pursuant to Section 20.01(b) and stating that to the knowledge of such officers no Default or Event of Default has occurred and is continuing; and

(f)            an Opinion of Counsel, dated the date of such application, pursuant to Section 20.01(b).

SECTION 9.04 Release of Limited Amount of Mortgaged Property.

If the Company is unable, or elects not, to obtain, in accordance with Section 9.03, the release from the Lien of this Indenture of Mortgaged Property, subject to Section 9.12, upon receipt of a written application of the Company signed by an Authorized Executive Officer, the Trustee shall execute and deliver to the Company the documents and instruments described in Section 9.04(a) releasing from the Lien of this Indenture any part of the Mortgaged Property if the Fair Value thereof, as stated on the Engineer’s Certificate delivered pursuant to Section 9.04(b), is less than 1/2 of 1% of the aggregate principal amount of Outstanding Bonds and Prior Lien Indebtedness outstanding at the date of such application; provided, however, that the aggregate Fair Value of all Mortgaged Property released pursuant to this Section 9.04, as stated on all Engineer’s Certificates filed pursuant to this Section 9.04(b) in any period of 12 consecutive calendar months which includes the date of such Engineer’s Certificate, shall not exceed 1% of the aggregate principal amount of the Outstanding Bonds and Prior Lien Indebtedness outstanding at the date of such application as stated on the Accountant’s Certificate delivered pursuant to Section 9.04(c), upon receipt by the Trustee of:

(a)            appropriate documents and instruments releasing without. recourse the interest of the Trustee in the Mortgaged Property to be released, and describing in reasonable detail the Mortgaged Property to be released;

(b)           an Engineer’s Certificate, dated the date of such application, stating:

(i)          that the signer of such Engineer’s Certificate has examined such application in connection with such release,

(ii)         the Fair Value, in the opinion of the signer of such Engineer’s Certificate, of such Mortgaged Property to be released as of a date not more than 90 days prior to the date of such application, and

(iii)        that in the opinion of such signer such release will not impair the security under this Indenture in contravention of the provisions hereof;

(c)          an Accountant’s Certificate, dated the date of such application, stating:

(i)          the aggregate amount of Outstanding Bonds and Prior Lien Indebtedness outstanding at the date of such application,

(ii)         that 1/2 of 1% of such aggregate principal amount exceeds the Fair Value of the Mortgaged Property for which such release is applied for, and

(iii)        that 1% of such aggregate principal amount exceeds the aggregate Fair Value of all Mortgaged Property released from the Lien of this Indenture pursuant to this Section 9.04, as shown by all Engineer’s Certificates filed pursuant to Section 9.04(b) in such period of 12 consecutive calendar months;

(d)           an Officers’ Certificate, dated the date of such application, pursuant to Section 20.01(b) and stating that to the knowledge of such officers no Default or Event of Default has occurred and is continuing; and

(e)           an Opinion of Counsel, dated the date of such application, pursuant to Section 20.01(b).

SECTION 9.05 Release of Mortgaged Property not Subject to a Prior Lien.

(a)          If the Company is unable, or elects not, to obtain, in accordance with Section 9.03, the release from the Lien of this Indenture of Mortgaged Property which is not subject to a Prior Lien, subject to Section 9.12 and on the basis of cash, Governmental Obligations, purchase money obligations, Bondable Property acquired by the Company with the proceeds of, or otherwise in connection with, such release, or the waiver of the right to the authentication and delivery of Bonds as described in Section 9.05(a)(iii)(B), or a combination thereof, upon receipt of a written application of the Company signed by an Authorized Executive Officer, the Trustee shall execute and deliver to the Company the documents and instruments described in Section 9.05(a)(i) releasing such Mortgaged Property from the Lien of this Indenture, upon receipt by the Trustee of:

(i)           appropriate documents and instruments releasing without recourse the interest of the Trustee in the Mortgaged Property to be released, describing in reasonable detail the Mortgaged Property to be released and stating the amount and character of the proceeds to be received by the Company therefor;

(ii)          an Engineer’s Certificate, dated the date of such application, stating:

(A)       that the signer of such Engineer’s Certificate has examined such application in connection with such release,

(B)        the Fair Value, in the opinion of the signer of such Engineer’s Certificate, of the Mortgaged Property to be released as of a date not more than 90 days prior to the date of such application,

(C)        the fair value to the Company in cash, in the opinion of such signer (which opinion may be based on an Appraiser’s Certificate), of any Governmental Obligations and purchase money obligations included in the consideration for such release, and

(D)        that in the opinion of such signer such release will not impair the security under this Indenture in contravention of the provisions hereof;

(iii)          (A) an aggregate amount of:

  (1)         cash,

  (2)         Governmental Obligations and purchase money obligations having a fair value to the Company in cash as evidenced by an Appraiser’s Certificate, and

  (3)         evidence of the acquisition by the Company of Bondable Property with the proceeds of, or otherwise in connection with, such release (the amount of such Bondable Property shall be the Fair Value thereof as of a date not more than 90 days prior to the date of such application, as evidenced to the Trustee by an Engineer’s Certificate dated the date of such application, and if within six months prior to the date of acquisition by the Company of the Bondable Property being so acquired such Bondable Property has been used or operated by a Person or Persons other than the Company in a business similar to that in which it has been or is to be used or operated by the Company, and the Fair Value of such Bondable Property, as stated in such Certificate, is not less than $25,000 and not less than 1% of the aggregate principal amount of Bonds at the time Outstanding, such certificate shall be an Independent Engineer’s Certificate), not less than the Fair Value of the Mortgaged Property to be released; or

(B)        an Officers’ Certificate, dated the date of such application, waiving the right of the Company to the authentication and delivery of an aggregate principal amount of Bonds up to the amount required by Section 9.05(a)(iii)(A), on the basis of Retired Bonds under Article 4 or on the basis of the purchase or acquisition and deposit with the Trustee, or retirement, of Prior Lien Indebtedness under Article 6, and stating the matters required to be stated in the Officers’ Certificates provided for in Section 3.04(b) and in Section 4.01(c) or Section 6.01(e), as the case may be, in either case appropriately modified to reflect that the action being taken is the waiver of the right to, rather than a request for, the authentication and delivery of Bonds, or if applicable, accompanied by the certificate of the trustee or mortgagee under the Prior Lien securing such Prior Lien Indebtedness in lieu of stating the matters required to be stated in the Officers’ Certificate provided for in Section 6.01(e); or

(C)        a combination of the items specified in Section 9.05(a)(iii)(A) and Section 9.05(a)(iii)(B);

(iv)          in case any obligations secured by purchase money mortgage upon the Mortgaged Property to be released are included in the consideration for such release and are delivered to the Trustee in connection with such release, an Opinion of Counsel, dated the date of such application, stating that such obligations are valid obligations and that any purchase money mortgage securing such obligations is closed and is, or upon recording or filing in designated places will be, sufficient to afford a valid Lien upon the Mortgaged Property to be released from the Lien of this Indenture, subject to no Lien prior thereto, except such Liens, if any, as shall have existed thereon immediately prior to such release as Permissible Encumbrances;

(v)          an Officers’ Certificate, dated the date of such application, pursuant to Section 20.01(b) and stating that to the knowledge of such officers no Default or Event of Default has occurred and is continuing; and

(vi)          an Opinion of Counsel, dated the date of such application, pursuant to Section 20.01(b).

(b)          Any purchase money obligations received or to be received by the Trustee under this Indenture in consideration for the release of any Mortgaged Property from the Lien of this Indenture by the Trustee, and the purchase money mortgage securing such purchase money obligations shall be released by the Trustee from the Lien of this Indenture and delivered or assigned to or upon the order of the Company upon payment by the Company to the Trustee of the unpaid principal of such purchase money mortgage and/or of the obligations thereby secured; the principal of any such purchase money obligations not so released shall be paid to or collected by the Trustee as and when such principal shall become payable, and the Trustee may take any action which in its judgment may be desirable or necessary to preserve the security of such purchase money mortgage.

(c)          Any cash received by the Trustee pursuant to this Section 9.05 shall be held and applied in accordance with Article 10.

SECTION 9.06 Release of Mortgaged Property Subject to a Prior Lien.

(a)          If the Company is unable, or elects not, to obtain, in accordance with Section 9.03, the release from the Lien of this Indenture of Mortgaged Property which is subject to a Prior Lien, subject to Section 9.12, upon receipt of a written application of the Company signed by an Authorized Executive Officer, the Trustee shall execute and deliver to the Company the documents and instruments described in Section 9.06(a)(i) releasing such Mortgaged Property from the Lien of this Indenture if there has been or is being substituted for such Mortgaged Property, by delivery to the trustee, mortgagee or other holder of such Prior Lien and/or to the Trustee, an aggregate amount of Governmental Obligations or purchase money obligations having a fair value to the Company in cash as evidenced by an Appraiser’s Certificate, cash and evidence of Bondable Property acquired by the Company with the proceeds of, or otherwise in connection with, such release, or the waiver of the right to the authentication and delivery of Bonds as described in Section 9.06(a)(vi)(B), or a combination thereof, not less than the Fair Value of the Mortgaged Property to be released from the Lien of this Indenture, upon receipt by the Trustee of:

(i)           appropriate documents and instruments releasing without recourse the interest of the Trustee in the Mortgaged Property to be released, describing in reasonable detail the Mortgaged Property to be released;

(ii)          an Officers’ Certificate, dated the date of such application, describing in reasonable detail the Prior Lien to which such Mortgaged Property is subject, the amount of cash, Governmental Obligations, or purchase money obligations to be delivered to the trustee, mortgagee or other holder of such Prior Lien and/or to the Trustee, or both, and any Bondable Property acquired by the Company with the proceeds of, or otherwise in connection with, such release, in each case in substitution for such Mortgaged Property, and stating the reason for such release;

(iii)          an Opinion of Counsel, dated the date of such application, that the Mortgaged Property to be released from the Lien of this Indenture is subject to the Prior Lien described in the foregoing Officers’ Certificate, and that, based upon documents received by such Counsel, the Company appears to have complied with all the terms and conditions for such release under such Prior Lien;

(iv)          an Engineer’s Certificate, dated the date of such application, stating:

(A)        that the signer of such Engineer’s Certificate has examined such Officers’ Certificate in connection with such application,

(B)         the Fair Value, in the opinion of such signer, of the Mortgaged Property to be released as of a date not more than 90 days prior to the date of such application,

(C)         the fair value to the Company in the opinion of such signer (which opinion may be based on an Appraiser’s Certificate), of any Governmental Obligations and purchase money obligations included in the consideration for such release, and

(D)          that in the opinion of such signer such release will not impair the security under this Indenture in contravention of the provisions hereof;

(v)          (A) an aggregate amount of:

(1)         cash,

(2)         Governmental Obligations and purchase money obligations having a fair value to the Company in cash as evidenced by an Appraiser’s Certificate, and

(3)         evidence of the acquisition by the Company of Bondable Property with the proceeds of, or otherwise in connection with, such release (the amount of such Bondable Property shall be the Fair Value thereof as of a date not more than 90 days prior to the date of such application, as evidenced to the Trustee by an Engineer’s Certificate dated the date of such application, and if within six months prior to the date of acquisition by the Company of the Bondable Property being so acquired such Bondable Property has been used or operated by a Person or Persons other than the Company in a business similar to that in which it has been or is to be used or operated by the Company, and the Fair Value of such Bondable Property, as stated in such Certificate, is not less than $25,000 and not less than 1% of the aggregate principal amount of Bonds at the time Outstanding, such certificate shall be an Independent Engineer’s Certificate), not less than the excess, if any, of (x) the Fair Value, as stated in the Engineer’s Certificate described in Section 9.06(a)(iv), of the Mortgaged Property to be released over (y) the aggregate amount of cash, Governmental Obligations and purchase money obligations having a fair value to the Company in cash as evidenced by an Appraiser’s Certificate deposited with the trustee, mortgagee or other holder of such Prior Lien or the Trustee; or

(B)        an Officers’ Certificate, dated the date of such application, waiving the right of the Company to the authentication and delivery of an aggregate principal amount of Bonds up to the amount required by Section 9.06(a)(v)(A), on the basis of Retired Bonds under Article 4 or on the basis of purchase or acquisition and deposit with the Trustee, or retirement, of Prior Lien Indebtedness under Article 6, and stating the matters required to be stated in the Officers’ Certificates provided for in Section 3.04(b) and in Section 4.01(c) or Section 6.01(e), as the case may be, in either case appropriately modified to reflect that the action being taken is the waiver of the right to, rather than a request for, the authentication and delivery of Bonds, or if applicable, accompanied by the certificate of the trustee or mortgagee under the Prior Lien securing such Prior Lien Indebtedness in lieu of stating the matters required to be stated in the Officers’ Certificate provided for in Section 6.01(e); or

(C) a combination of the items specified in Section 9.06(a)(v)(A) and Section 9.06(a)(v)(B);

(vi)   in case any obligations secured by purchase money mortgage upon the Mortgaged Property to be released are included in the consideration for such release and are delivered to the Trustee in connection with such application, an Opinion of Counsel, dated the date of such application, stating that such obligations are valid obligations and that any purchase money mortgage securing such obligations is closed and is, or upon recording or filing in designated places will be, sufficient to afford a valid Lien upon the Mortgaged Property to be released from the Lien of this Indenture, subject to no Lien prior thereto, except such Liens, if any, as shall have existed thereon immediately prior to such release as Permissible Encumbrances;

(vii)  an Officers’ Certificate, dated the date of such application, pursuant to Section 20.01(b) and stating that to the knowledge of such officers no Default or Event of Default has occurred and is continuing; and

(viii) an Opinion of Counsel, dated the date of such application, pursuant to Section 20.01(b).

(b)    Any cash received by the Trustee pursuant to this Section 9.06 shall be held and applied in accordance with Article 10.

SECTION 9.07 Eminent Domain.

In case (a) any Mortgaged Property shall be taken by exercise of the power of eminent domain, or by similar right or power, or if any governmental authority shall exercise any right which it may now or hereafter have to purchase or designate a purchaser of, or order the sale of, all or any Mortgaged Property, or in case of any sale or conveyance of Mortgaged Property in lieu and in reasonable anticipation of any such event, and (b) the Company is unable, or elects not, to obtain, in accordance with Section 9.03, the release from the Lien of this Indenture of such Mortgaged Property, all net proceeds of each such taking, purchase or sale or, in case of a sale or conveyance in anticipation thereof, an aggregate amount of Governmental Obligations or purchase money obligations having a fair value to the Company in cash as evidenced by an Appraiser’s Certificate, and cash, not less than the Fair Value, as of a date not more than 90 days prior to the date of an application of the Company signed by an Authorized Executive Officer for the release of such Mortgaged Property from the Lien of this Indenture, as stated in an Engineer’s Certificate, dated the date of such application, of the Mortgaged Property taken, purchased, sold or conveyed, together with all net sums payable for any damage to any Mortgaged Property by or in connection with any such taking, purchase, sale or conveyance, to the extent not deposited under a Prior Lien with the trustee, mortgagee or other holder of such Prior Lien, shall be deposited with the Trustee, to be held and applied in accordance with Article 10; and upon receipt of such application the Trustee (subject to Section 9.12) shall execute and deliver to the Company the documents and instruments releasing from the Lien of this Indenture the Mortgaged Property so taken, purchased, sold or conveyed, upon receipt by the Trustee of:

(a)          an Opinion of Counsel, dated the date of such application, to the effect that such Mortgaged Property has been lawfully taken, purchased, sold or conveyed as aforesaid; or

(b)          in case of any such sale or conveyance in anticipation of such taking, purchase or sale, a Board Resolution to the effect that such sale or conveyance was in lieu and in reasonable anticipation of such taking, purchase or sale; and

(c)          an Opinion of Counsel, dated the date of such application, pursuant to Section 20.01(b).

SECTION 9.08 Consideration for Release of Mortgaged Property.

(a)          Any Governmental Obligations and purchase money obligations received or to be received by the Trustee under this Indenture in consideration for the release of any Mortgaged Property from the Lien of this Indenture by the Trustee (and the purchase money mortgage securing such purchase money obligations) shall be deemed Mortgaged Property subject to the Lien of this Indenture. Any such Governmental Obligations and purchase money obligations (and the purchase money mortgage securing such purchase money obligations) shall be released by the Trustee from the Lien of this Indenture and delivered or assigned to the Company, or to any third party as the Company shall request, upon payment by the Company to the Trustee of the unpaid principal of such Governmental Obligations or such purchase money mortgage and/or of the obligations thereby secured or at any time after the Trustee shall have received on account of the principal thereof an amount in cash equal to the aggregate principal amount of any such Governmental Obligations or such purchase money obligations to the extent made a basis of a credit in the application for the release from this Indenture of such Mortgaged Property.

(b)          Any cash received by the Trustee pursuant to this Section 9.08 shall be held and applied in accordance with Article 10.

SECTION 9.09 Substituted Property.

All rights and property (other than cash) acquired by the Company by exchange or purchase to take the place of, or in consideration for, any Mortgaged Property surrendered, modified, released (other than pursuant to Section 9.05, Section 9.06 or Section 9.07) or sold, under this Indenture, shall forthwith and without further conveyance, transfer or assignment become subject to the Lien of this Indenture; and the Company, to the extent necessary to comply with any applicable legal requirements for the full protection of the Trustee and the Bondholders, will grant, bargain, sell, warrant, release, convey, assign, transfer, mortgage, pledge, set over and confirm any and all such property to the Trustee, by proper deeds or other instruments, which the Company will duly record and file, and rerecord and refile, in all places required for the proper protection of the Trustee and of the Bondholders, upon the trusts and for the purposes of this Indenture.

SECTION 9.10 Receiver. Trustee. Etc.

In case a receiver or trustee of the Company, or of all or a substantial part of the Mortgaged Property or business of the Company, shall be lawfully appointed, all acts or requests which the Company may do or make under the foregoing provisions of this Article 9 may be done or made by such receiver or trustee. In case the Trustee shall be in possession of the Mortgaged Property under this Indenture, the Trustee in its absolute discretion, without any action or request by the Company or any receiver or trustee, and without thereby limiting any other right or power of the Trustee, may take any action authorized by this Indenture to be taken by the Company, by the Company and the Trustee or by the Trustee on the request of the Company notwithstanding the continuance of any Event of Default.

SECTION 9.11 Purchaser in Good Faith.

No purchaser in good faith of Mortgaged Property purporting to be released under any provision of this Article 9 shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to any facts required by any provision hereof for the exercise of such authority, or to see to the application of any purchase money.

SECTION 9.12 Suspension of Rights in Case of Default.

At any time when a Default has occurred and is continuing, the Company shall not have the right to exercise any privilege or to take any action permitted by this Article 9 (except under Section 9.01 and Section 9.02) except to the extent that it shall have obtained the written consent of the Trustee; and the Trustee may, subject to Section 13.01 and Section 13.02, give or withhold such consent from time to time in its discretion.

ARTICLE 10
APPLICATION OF FUNDS HELD BY TRUSTEE

SECTION 10.01 Withdrawal or Application of Moneys Held by Trustee.

(a)          Unless the Company is in Default in the payment of any principal of or interest on any Bonds then Outstanding or any Event of Default shall have occurred and be continuing, any cash received by the Trustee pursuant to Section 5.01 shall be held by the Trustee and such cash, and any other cash which, under any other provision of this Indenture (whether referred to as cash or moneys in any such provision), is required to be held and applied in accordance with this Article 10, upon the written request of the Company signed by an Authorized Executive Officer:

(i)            may be withdrawn from time to time by the Company (A) in the case of cash deposited with the Trustee pursuant to Section 5.01, to the extent of 75% of the amount of Unfunded Bondable Property, and (B) in the case of cash received by the Trustee under any other provision of this Indenture, to the extent of 100% of the amount of Unfunded Bondable Property, in each case after making any deductions and additions in respect of Bondable Property pursuant to Subparagraphs (b) and (c) of the definition of Bondable Property contained in Section 1.03;

(ii)           may be withdrawn from time to time by the Company in an amount equal to the principal amount of Bonds which the Company shall have the right to have authenticated and delivered under Article 4 or Article 6;

(iii)          may be applied by the Trustee to the payment at maturity of any Outstanding Bonds or Prior Lien Indebtedness or to the redemption of any Outstanding Bonds or Prior Lien Indebtedness which are, by their terms, redeemable, of such series as may be designated by the Company in such request;

(iv)          may be used or applied to the purchase or the repayment of Bonds or Prior Lien Indebtedness; provided, however, that none of such cash shall be applied to the payment of more than the outstanding principal of, brokerage and premium, if any, and interest on such Bonds or Prior Lien Indebtedness so purchased or repaid; and/or

(v)           may be used or applied to the purchase of additional Bondable Property having a Fair Value not less than the amount of the cash requested to be released.

(b)          Such cash shall, from time to time, be withdrawn, used or applied by the Trustee, as aforesaid, upon the request of the Company, and upon receipt by the Trustee of an Officers’ Certificate dated the date of such request stating that the Company is not in Default in the payment of any Principal of or interest on any Bonds then Outstanding and that no Event of Default has occurred and is continuing. To the extent such withdrawal of cash is based upon Unfunded Bondable Property as permitted by Section 10.01(a)(i), the Company shall comply with all applicable provisions of Article 3 as if such Unfunded Bondable Property were made a basis for the authentication and delivery of Bonds thereon equivalent in principal amount to the amount of the cash to be withdrawn on such basis. To the extent such withdrawal of cash is based upon the right to the authentication and delivery of Bonds pursuant to Section 10.01(a)(ii), the Company shall comply with all applicable provisions of Article 4 or Article 6, as the case may be, relating to such authentication and delivery as if new Bonds were being authenticated and delivered in principal amount equal to the amount of cash being withdrawn; recognizing that, in each such case, the action being taken is the withdrawal of cash rather than the authentication and delivery of Bonds.

(c)          Any withdrawal of cash pursuant to Section 10.01(a)(i) or Section 10.01 (a)(ii) shall operate as a waiver by the Company of its right to the authentication and delivery of Bonds on the basis of which such cash was withdrawn, and such Bonds may not thereafter be authenticated and delivered hereunder on such basis, and the amount of any Bondable Property, Bonds or Prior Lien Indebtedness which have been made the basis for such withdrawal shall be Funded.

(d)          The Trustee shall use reasonable efforts to collect the principal of and interest on any Governmental Obligations and purchase money obligations secured by a purchase money mortgage held by the Trustee as and when such principal and interest become payable. Unless the Company is in Default in the payment of any Principal of or interest on any Outstanding Bond or any Event of Default shall have occurred and be continuing, the interest received by the Trustee on any such obligation shall be paid over to the Company, and any payments received by the Trustee on account of the principal of any such obligation in excess (as evidenced by an Officers’ Certificate) of the amount of credit used by the Company in respect of such obligation upon the release of any Mortgaged Property from the Lien of this Indenture shall also be paid to the Company.

(e)          The Trustee shall have and may exercise all the rights and powers of an owner of obligations secured by purchase money mortgage held by the Trustee and of all substitutions therefor and, without limiting the generality of the foregoing, may collect and receive all insurance moneys payable to it under any provision thereof and apply the same in accordance with the provisions thereof, may consent to extensions thereof at a higher or lower rate of interest, may join in any plan or plans of voluntary or involuntary reorganization or readjustment or rearrangement and may accept and hold under this Indenture new obligations, stocks or other securities issued in exchange therefor under any such plan, and any discretionary action which the Trustee may be entitled to take in connection with any such obligations or substitutions therefor shall be taken, so long as no Event of Default has occurred and is continuing, in accordance with the written request of the Company, evidenced by an Officers’ Certificate, or, while an Event of Default is continuing, in the discretion of the Trustee; provided, however, that the Trustee shall have no obligation to exercise any such discretion unless it receives instructions satisfactory to it from the holders of not less than a majority in principal amount of the Outstanding Bonds pursuant to Section 11.14(d).

SECTION 10.02 Moneys to Be Held in Trust; Investment Thereof.

(a)          Subject to Section 17.02, all cash received by the Trustee shall, until withdrawn, used, invested or applied as provided in this Indenture, be held in trust for the purposes for which such cash was received, but need not be segregated from other funds except as directed by the Company or as and to the extent required by law.

(b)          After compliance with any applicable legal requirements, the Trustee, subject to receiving instructions from the Company pursuant to Section 10.02(c), may deposit all or any part of cash received by it as Trustee in certificates of deposit or demand accounts, to its credit as Trustee in its own banking department.

(c)          When so directed by an Officers’ Certificate, the Trustee shall invest all or any part of such cash received by it in any Investment Securities; and the Trustee, when so directed by an Officers’ Certificate, shall sell or repurchase all or any part of such Investment Securities. Such Investment Securities shall be held by the Trustee as part of the Mortgaged Property; provided, however, that so long as no Event of Default is continuing the proceeds of such Investment Securities representing interest shall be paid or credited to the Company and shall not constitute Mortgaged Property. If any such sale or any payment on the maturity of any such Investment Securities held by the Trustee, shall produce a net sum less than the cost (including accrued interest and investment expenses) of such Investment Securities sold or paid, the Company will promptly pay to the Trustee such amount of cash as will, with the net proceeds of such sale or such payment, equal the cost (including accrued interest and investment expenses) of such Investment Securities so sold or paid; and if any such sale or any payment at the maturity of any such Investment Securities held by the Trustee, shall produce a net sum greater than the cost (including accrued interest and investment expenses) of such Investment Securities so sold or paid the Trustee shall, if no Event of Default is continuing, pay to the Company the amount of such excess. The Company will also pay to the Trustee all brokers’ fees and other expenses incurred by the Trustee in connection with its investment of such cash and the sale of such Investment Securities.

(d)          When so directed by an Officers’ Certificate, the Trustee shall establish one or more accounts for the deposit and/or investment of monies received by it, including a separate account from which all cash payable by the Trustee on behalf of the Company shall be paid and into which cash shall be deposited by the Company, or by the Trustee on behalf of the Company from other accounts or investments held or managed by the Trustee, as needed, so that such account shall be operated with a zero balance.

ARTICLE 11
DEFAULT AND REMEDIES

SECTION 11.01 Events of Default; Notice of Default; Action by Trustee.

(a)           Each of the following events is an Event of Default:

(i)            default in the due and punctual payment of the Principal of any Bond, when such Principal shall have become due and payable, whether at maturity, upon redemption or repurchase, pursuant to any sinking, improvement, maintenance, replacement or analogous fund, or by declaration or otherwise;

(ii)           default in the payment of any interest on any Bond, when and as the same shall have become due and payable, which default shall have continued for a period of 60 days;

(iii)          default in the due observance or performance of any other covenant or condition in this Indenture, including any Supplemental Indenture or the Bonds, which is required to be kept or performed by the Company, and which default shall have continued for the period of 60 days after written notice thereof shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of not less than 25% of the aggregate principal amount of the Outstanding Bonds;

(iv)          by decree of a court of competent jurisdiction the Company is adjudicated a bankrupt or insolvent, or an order is made by such court for the winding up or liquidation of the affairs of the Company or approving a petition seeking reorganization or arrangement of the Company under any Bankruptcy Law, or, by order of such court, a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law is appointed for the Company or for the property of the Company, and such decree or order shall continue in effect for a period of 60 days;

(v)           the Company files a petition for voluntary bankruptcy, or consents to the filing of any order for relief against it in an involuntary case, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law of the Company or of all or a substantial part of the Mortgaged Property, or files a petition or answer or consent seeking reorganization or arrangement under any Bankruptcy Law, or consents to the filing of any such petition, or files a petition to take advantage of any law for the relief of debtors; or

(vi)          any other event expressly designated as an Event of Default under the terms of a Supplemental Indenture.

(b)           The Trustee shall, within 90 days after the occurrence thereof, give to the Bondholders, in the manner and to the extent provided in TIA Section 313(c), notice of all Defaults known to the Trustee, unless such Defaults shall have been cured before the giving of such notice; provided, however, that, except in the case of Default in the payment of the Principal of or interest on any of the Bonds or in the payment of any sinking, improvement, maintenance, replacement or analogous fund installment, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that the withholding of such notice is in the interests of the Bondholders.

(c)          In each and every case of Event of Default, and during the continuance thereof, the Trustee directly or by its agents or attorney may, to the extent permitted by law, enter upon and take possession of the Mortgaged Property; may exclude the Company and its agents and employees wholly therefrom; either directly or by its receivers, agents, employees or attorneys, may use, operate, manage and control the Mortgaged Property, and conduct the business of the Mortgaged Property in any reasonable manner; may make all repairs, renewals, replacements and useful alterations, additions, betterments and improvements to the Mortgaged Property as the Trustee may deem necessary and proper; may manage and operate the Mortgaged Property and exercise all rights and powers of the Company in respect thereof, and be entitled to collect and receive all tolls, earnings, income, rents, issues and profits thereof; and, after deducting all expenses incurred hereunder and all payments which may be made for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property or any part thereof, as well as reasonable compensation for the services of the Trustee, its agents, employees, attorneys and receivers, the Trustee shall apply the moneys it obtains from the foregoing, as follows:

(i)            in case none of the Principal of the Bonds shall have become due, to the payment of any interest in default, in the order of the maturity of the installments of such interest, with interest thereon at the same rates, respectively, as were borne by the respective Bonds on which such interest shall be in default; such payments to be made ratably to the Persons entitled thereto, without discrimination or preference, subject to Section 11.23; and

(ii)           in case the Principal on any Bonds shall have become due, at maturity, by declaration or otherwise, first to the payment of the accrued interest (with interest on the overdue installments thereof at the same rates, respectively, as were borne by the respective Bonds on which such interest shall be in default) in the order of the maturity of such installments, and next, to the payment of the Principal due on such Outstanding Bonds; in every instance such payments to be made ratably to the Persons entitled to such payment without any discrimination or preference, subject to Section 11.23.

(d)          If the Trustee shall have entered, or shall have elected to enter, the Mortgaged Property, or in case a receiver of the Mortgaged Property shall have been appointed, or in case an Event of Default shall have occurred and be continuing, the Trustee shall be entitled to vote all shares of stock then subject to the Lien of this Indenture, and, for the benefit of the Bondholders, shall be entitled to collect and receive all dividends on all such shares of stock, and all sums payable for Principal of and interest on any Bonds or obligations which then shall be subject to the Lien of this Indenture, and to apply the moneys received in accordance with Section 11.01(c); and, as holder of any shares of stock and of any such Bonds, to perform any and all acts, or to make or execute any and all transfers, requests, requisitions or other instruments, for the purpose of carrying out this Section 11.01; but if a receiver of any Mortgaged Property shall have been appointed and shall be in possession thereof, the Trustee from time to time in its discretion may turn over to such receiver any part or all of the interest moneys and cash dividends declared and paid out of current earnings, so collected by the Trustee, and may cooperate with such receiver in managing and operating all of the properties and business of the Company; provided, however, that the Trustee shall have no obligation to exercise any such discretion unless it receives instructions satisfactory to it from the Holders of - not less than a majority in principal amount of the Outstanding Bonds pursuant to Section 11.14(d).

SECTION 11.02 Upon Event of Default Trustee May Sell Mortgaged Property.

In case of the occurrence and during the continuance of any Event of Default, the Trustee, directly or by its agents or attorneys, with or without entry upon the Mortgaged Property, in its discretion from time to time (a) may sell, subject to Prior Liens, to the highest and best bidder, all or, subject to Section 11.05, any part of the Mortgaged Property of every kind and all right, title and interest therein and right of redemption thereof, which sale shall be made at public auction at such place and at such time and upon such terms as may be required by law and as the Trustee may fix and briefly specify in the notice of sale to be given as provided in this Indenture, or as may be required by law; or (b) may proceed to protect and to enforce the rights of the Trustee and of the Bondholders under this Indenture, by suit or suits in equity or at law, whether for the specific performance of any covenant or agreement in this Indenture, or in aid of the execution of any power granted by this Indenture, or for the foreclosure of this Indenture, or for the enforcement of any other appropriate legal or equitable remedy, as the Trustee, being advised by counsel, may deem most effectual to protect and enforce any of its rights or exercise of any of its duties hereunder; provided, however, that the Trustee shall have no obligation to exercise any such discretion unless it receives instructions satisfactory to it from the Holders of not less than a majority in principal amount of the Outstanding Bonds pursuant to Section 11.14(d).

SECTION 11.03 Acceleration; Restoration of Parties to Former Positions.

(a)           Except as otherwise provided in a Supplemental Indenture with respect to a particular series of Bonds created and established in such Supplemental Indenture, in case of the occurrence and during the continuance of any Event of Default (other than an Event of Default specified in clauses (iv) and (v) of Section 11.01(a)) with respect to any Bonds at the time Outstanding, the Trustee by notice to the Company may, and upon the written notice of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Bonds shall, by notice in writing delivered to the Company, declare the Principal of and all accrued interest on all the Bonds due and payable immediately, and upon any such declaration, the same shall be immediately due and payable. If an Event of Default specified in clauses (iv) or (v) of Section 11.01(a) occurs, such an amount shall become immediately due and payable without any declaration or any other act on the part of the Trustee or any other Holder. The foregoing provisions, however, are subject to the condition that if at any time after the Principal of said Bonds shall have been so declared due and payable and before any sale of the Mortgaged Property shall have been made pursuant to this Article 11, all arrears of interest upon all of said Bonds, with interest upon overdue installments of interest at the same rates respectively as were borne by the respective Bonds on which installments of interest were overdue, shall either be paid by the Company or be collected out of the Mortgaged Property, and all other Events of Default shall have been remedied, then the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds (unless such declaration has been made under Section 11.25 only with respect to a particular series of Bonds, in which event only a majority in principal amount of the Outstanding Bonds of such series), by written notice to the Company and to the Trustee, may rescind such declaration and its consequences; but no such rescission shall extend to or affect any subsequent Event of Default, or impair any right consequent thereon.

(b)          In case the Trustee shall have proceeded to enforce any right under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned because of a waiver, or for any other reason, or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their former positions and rights hereunder in respect of the Mortgaged Property; and all rights, remedies and powers of the Trustee shall continue as though no such proceeding had been taken.

SECTION 11.04 Duty of Trustee to Act on Request of Holders of a Majority of Bonds.

Upon the written direction of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds pursuant to Section 11.14(d), during the continuance of any Event of Default the Trustee shall take all action so directed to protect and enforce its rights and the rights of the Bondholders, to exercise the powers of entry or sale conferred in this Indenture, or both, or to take appropriate judicial proceedings by action, suit or otherwise; but anything in this Indenture to the contrary notwithstanding, the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds, from time to time pursuant to Section 11.14(d) shall have the right to direct and control the actions of the Trustee under this Article 11 and the Trustee, subject to Sections 13.01 and 13.02, shall have no obligation to take any action under this Article 11 unless so directed; provided, however, that the Trustee shall not be obligated to follow any such direction which would conflict with any law or this Indenture, which would be unjustly prejudicial to Bondholders not joining in such direction or which would be likely to cause the Trustee to incur any liability or expense not indemnified against to its satisfaction, but the Trustee need not make any determination as to such conflict, prejudice, liability or expense, and may take any other action not inconsistent with such direction.

SECTION 11.05 Mortgaged Property to Be Sold as an Entirety.

In the event of any sale, whether made under the power of sale herein granted, or under or by virtue of judicial proceedings, or of some judgment or decree of foreclosure and sale, all of the Mortgaged Property, shall be sold as an entirety, unless such sale as an entirety is, as determined by the Trustee in its sole discretion, impracticable because of some statute or other cause, or unless the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds shall in writing pursuant to Section 11.14(d) request the Trustee to cause said Mortgaged Property to be sold in parcels, in which case the sale thereof shall be made in such parcels as specified in such request.

SECTION 11.06 Notice of Sale.

Notice of any sale of Mortgaged Property pursuant to this Indenture shall state the time when and the place where such sale is to be made, shall contain a brief general description of the Mortgaged Property to be sold and shall state the terms of the sale, and shall be published in an Authorized Newspaper in the City of El Paso, Texas, the Borough of Manhattan in the City and State of New York, at least once preceding such sale, the first publication in each such Authorized Newspaper to be made not less than 21 days prior to the date of such sale, and such other notice as may be required by law shall also be given.

SECTION 11.07 Adjournment of Sale.

From time to time the Trustee, or other Person acting in any sale of Mortgaged Property to be made under this Indenture, may adjourn such sale by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and without further notice or publication, such sale may be made at the time and place to which such sale shall be so adjourned.

SECTION 11.08 Interest of Purchaser and Company.

(a)           Upon the completion of any sale of any Mortgaged Property under or by virtue of this Indenture, the Trustee shall execute and deliver on behalf of the Company and itself, as Trustee, to the purchaser a sufficient deed or other instruments conveying, assigning and transferring, without recourse to the Trustee, such Mortgaged Property free from the Lien of this Indenture. The Trustee and its successors are hereby appointed the attorneys of the Company, in its name and stead, to make all necessary conveyances, assignments and transfers of Mortgaged Property, including customary representations and warranties, and for that purpose may execute all necessary deeds and instruments of conveyance, assignment and transfer, and may substitute one or more Persons with similar power, the Company hereby ratifying and confirming all that its said attorneys, or such substitute or substitutes, shall do by virtue hereof. Nevertheless, the Company, if so requested by the Trustee, shall join in the execution and delivery of such conveyances, assignments and transfers.

(b)          Any such sale of Mortgaged Property made under or by virtue of this Indenture, whether under the power of sale herein granted or pursuant to judicial proceedings, shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Company and the Trustee hereunder, in and to the Mortgaged Property sold, and shall be a perpetual bar, both at law and in equity, against the Company, its successors and assigns, and against any and all Persons claiming or to claim the Mortgaged Property sold or any part thereof, from, through or under the Company or its successors or assigns or this Indenture.

SECTION 11.09 Trustee’s Receipt Sufficient to Discharge Purchaser.

The receipt by the Trustee or other authorized Person of money paid for the purchase of Mortgaged Property shall be a sufficient discharge to any purchaser of such Mortgaged Property; and no such purchaser or the representative, grantee or assignee of such purchaser, after paying such purchase money and receiving such receipt, shall be affected by, or in any manner answerable for, any loss, misapplication or nonapplication of such purchase money, or be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.

SECTION 11.10 Principal of Bonds to Become Due in Case of Sale.

In case of any sale of Mortgaged Property under this Article 11 whether under the power of sale granted in this Indenture or pursuant to judicial proceedings, the principal amount of all Bonds then Outstanding, if not. previously due, shall at once become due and payable as though the Principal of such Bonds had been declared due and payable immediately pursuant to Section 11.03.

SECTION 11.11 Application of Sale Proceeds.

The purchase money received by the Trustee from the sale of Mortgaged Property under the power of sale granted in this Indenture, or a sale pursuant to judicial proceedings under this Indenture, together with any other moneys which may be held by the Trustee under any provision of this Indenture as part of the Mortgaged Property, shall be applied as follows:

First.       To the payment of the costs and expenses of such sale, including reasonable compensation for the services of the Trustee, its agents, employees, attorneys and receivers, and of all expenses, liabilities or advances made or incurred by the Trustee under this Indenture, including any compensation and reimbursement payable to the Trustee pursuant to Section 13.09, and to the payment of all taxes, assessments or Prior Liens, except any taxes, assessments or other Prior Liens subject to which such sale shall have been made.

Second.  To the payment of the whole amount then owing or unpaid upon the Outstanding Bonds and any coupons, for Principal of and interest on such Outstanding Bonds, with interest accruing on the overdue Principal and interest at the same rates respectively as were borne by the respective Bonds whereof the Principal or interest are overdue, and in case such proceeds shall be insufficient to pay in full such whole amount, then to the payment of such Principal and interest, without preference or priority, ratably according to the aggregate of such Principal and interest, subject to Section 11.23. Such payments shall be made on a date fixed by the Trustee, upon presentation of the Outstanding Bonds and coupons and stamping thereon the amount paid if such Bonds and coupons are only partly paid, and upon surrender thereof if fully paid.

Third.     To the payment of the surplus, if any, to the Company, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

SECTION 11.12 Bonds and Matured Coupons May Be Applied Against Purchase Price.

In case of any sale of any Mortgaged Property under this Article 11, whether under power of sale granted in this Indenture or pursuant to judicial proceedings, any Bondholder or the Trustee, subject to Section 13.01 and Section 13.02, may bid for and purchase any Mortgaged Property, and, upon compliance with the terms of sale, may hold, retain, possess and dispose of such property in absolute right of such Bondholder or the Trustee, without further accountability, and shall be entitled, for the purpose of making settlement or payment for the Mortgaged Property purchased, to use and apply any Bonds and any matured and unpaid coupons by presenting such Bonds and coupons, in order that there may be credited thereon the sum apportionable and applicable thereto out of the net proceeds of such sale; and thereupon such purchaser shall be credited on account of such purchase price, with the sum apportionable and applicable out of such net proceeds to the payment of or as credit on the Outstanding Bonds and coupons so presented.

SECTION 11.13 Company not to Insist Upon or Plead Stay or Extension Law or Exercise Right of Redemption.

The Company will not, in the event of any sale of Mortgaged Property under this Article 11, insist upon or plead, or in any manner whatever claim or take the benefit or advantage of, any stay or extension law or other law relating to the election of remedies or which otherwise may limit or restrain the effective exercise of the remedies set forth in this Article 11 now or at any time in force, nor will it claim, take or insist upon any benefit or advantage from any law now or at any time in force, providing for the valuation or appraisement of Mortgaged Property, or any part thereof, prior to any sale thereof, or to the decree, judgment or order of any court of competent jurisdiction; nor, after any such sale, will the Company claim or exercise any right under any statute now or at any time made or enacted, or otherwise, to redeem the Mortgaged Property so sold, or any part thereof; and the Company hereby expressly waives all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws in order to hinder, delay or impede the execution of any power herein granted and delegated to the Trustee, but the Company will permit the execution of every such power as though no such law or laws had been made or enacted.

SECTION 11.14 Bondholder not to Institute Suit Without Request to Trustee; Trustee May Enforce Rights Without Possession of Bonds: Undertaking for Costs.

(a)           No Holder of any Outstanding Bond or coupon shall have any right to institute any suit, action or proceeding in equity or at law for the foreclosure of this Indenture, or for the execution of any trust of the Indenture or for the appointment of a receiver or for any other remedy under this Indenture, unless (i) the Holders of not less than 25% in aggregate principal amount of the Outstanding Bonds shall (A) have requested the Trustee in writing to take action in respect of such matter and shall have afforded to the Trustee a reasonable opportunity either to proceed to exercise the powers granted in this Indenture to the Trustee, or to institute such action, suit or proceeding in its own name, and (B) have offered to the Trustee security and indemnity satisfactory to it against loss, liability or expense to be incurred therein or thereby, and (ii) within 60 days of such receipt and offer, the Trustee shall have refused or neglected to act on such notice, request and indemnity; such notification, request and offer of indemnity are hereby declared, in every such case, at the option of the Trustee, to be conditions precedent to the execution by the Trustee of its powers and trusts under this Indenture and to any action or cause of action the Trustee may take or possess for foreclosure or for the appointment of a receiver or any other remedy hereunder; it being understood and intended that no one or more Holders of Outstanding Bonds and holders of coupons shall have any right in any manner whatever to affect, disturb or prejudice the Lien, of this Indenture by action of such one or more holders, or to enforce any right under this Indenture, except in the manner herein provided, and that all proceedings at law or in equity shall be instituted, had and maintained in the manner herein provided and for the ratable benefit of all Holders of such Outstanding Bonds and holders of coupons.

(b)          All rights of action under this Indenture may be enforced by the Trustee without the possession of any Bond or coupon or the production thereof at trial or other proceedings relative thereto, and any such suit or proceedings instituted by the Trustee shall be brought in its own name, and any recovery of judgment shall be for the ratable benefit of the said Bondholders and holders of coupons.

(c)          All parties to this Indenture agree, and each Bondholder and holder of any coupon by his, her or its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but this Section 11.14(c) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or Holders holding more than 10% in aggregate principal amount of Outstanding Bonds, or to any suit instituted by any Holder for the enforcement of the payment of the Principal of or interest, if any, on any Bond on or after the respective due dates expressed in such Bond or in the coupons for such payment.

(d)          Any direction or instruction under this Article 11 by any Bondholder to the Trustee shall be evidenced as provided in Article 19 or in any other manner reasonably satisfactory to the Trustee. By giving any such direction or instruction, a Bondholder agrees to indemnify, defend and save harmless the Trustee for all loss, liability or expense incurred by the Trustee in connection with its compliance with such direction or instruction, except to the extent that such loss, liability or expense is due to the negligence or bad faith of the Trustee or, is paid to the Trustee pursuant to Section 13.09; provided, however, that at the request of the Trustee such Bondholder will enter into such undertakings as the Trustee may reasonably request to evidence and effectively provide for the payment of its obligations set forth in this Section 11.14(d); provided, further, that such obligations of each Bondholder are limited to its several obligation with each other Bondholder joining in such direction or instruction to pay such Bondholder’s pro rata portion thereof based upon the portion that the aggregate principal amount of the Outstanding Bonds held by such Bondholder represents of the aggregate principal amount of all Outstanding Bonds held by all Bondholders which joined in such direction or instruction.

SECTION 11.15 Remedies Cumulative.

No remedy herein conferred upon or reserved to the Trustee is intended to be exclusive of any other remedy or remedies; but each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute. No delay or omission of the Trustee or Bondholders in exercising any right or power accruing upon any continuing Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default, or an acquiescence therein; and every such right and power may be exercised from time to time and as often as may be deemed expedient.

SECTION 11.16 Covenant to Pay Trustee; Judgment by Trustee; Application of Moneys.

(a)          In case (i) a default shall be made in the payment of any interest on any Outstanding Bond and such default shall have continued for a period of 60 days, or (ii) a default shall be made in the payment of the Principal of any Outstanding Bond when payable, whether upon the maturity of said Bond, upon redemption or repurchase pursuant to the terms of this Indenture, or upon a declaration of maturity as authorized by this Indenture, or upon a sale as set forth in Section 11.10; then, upon demand of the Trustee, the Company will pay to the Trustee, for the benefit of the Holders of the Outstanding Bonds and holders of coupons, the whole amount that then shall have become due and payable on all such Outstanding Bonds and coupons, for Principal or interest and with interest upon the overdue Principal and interest payable at the same rates respectively as were borne by the respective Bonds whereof the Principal or interest shall be overdue; and in case the Company shall fail to pay the same forthwith upon such demand, the Trustee, in its own name and as the trustee of an express trust, shall be entitled to recover judgment against the Company for the whole amount so due and unpaid and any compensation and reimbursement payable to the Trustee pursuant to Section 13.09.

(b)          The Trustee shall be entitled to recover judgment as described in Section 11.16(a), either before, after or during the pendency of any proceedings for the enforcement of the Lien of this Indenture, and the right of the Trustee to recover such judgment shall not be affected by any entry upon or sale of Mortgaged Property, or by the exercise of any other right, power or remedy for the enforcement of this Indenture; and in case of a sale of Mortgaged Property, and of the application of the proceeds of such sale to the payment of the obligations secured by the Lien of this Indenture, the Trustee, in its own name and as trustee of an express trust, shall be. entitled to enforce payment of and to receive all amounts then remaining due and unpaid upon any and all of the Outstanding Bonds for the benefit of the Bondholders, and shall be entitled to recover judgment for any portion of such obligations remaining unpaid, with interest. No recovery of any such judgment by the Trustee, and no levy of execution of any such judgment upon any of the Mortgaged Property, or any other property, shall in any manner or to any extent affect the Lien of this Indenture upon any Mortgaged Property, or any rights, powers or remedies of the Trustee, or any Lien, rights, powers or remedies of the Bondholders, but such Lien, rights, powers and remedies of the Trustee and of the Bondholders shall continue unimpaired as before.

(c)          Any moneys received by the Trustee under this Section 11.16, after payment of the amounts pursuant to Section 13.09, shall be applied by the Trustee to the payment of the amounts then due and unpaid on the Outstanding Bonds and coupons in respect of which such moneys shall have been received, ratably and without any preference or priority of any kind, according to the amounts due and payable on such Bonds and coupons, respectively, at the date fixed by the Trustee for the distribution of such moneys, upon presentation of the several Bonds and coupons and stamping the amount of such payment thereon, if partly paid, and upon surrender thereof, if fully paid.

SECTION 11.17 Appointment of Receiver After Event of Default.

During the continuance of an Event of Default, upon application of the Trustee, a receiver may be appointed to take possession of, and to operate, maintain and manage, the whole or any part of the Mortgaged Property, and the Company shall transfer and deliver to such receiver all such Mortgaged Property, wheresoever it may be situated; and in every case, when a receiver of the whole or of any part of said Mortgaged Property shall be appointed under this Section 11.17, or otherwise, the net income and profits of such Mortgaged Property shall be paid over to, and shall be received by, the Trustee, for the benefit of the Bondholders. This Section 11.17, however, is subject to the exclusive right of the Trustee, as pledgee, to retain the possession and control of any stocks, bonds, cash and Indebtedness pledged or to be pledged with or held by the Trustee hereunder.

SECTION 11.18  Suit by Trustee to Protect Security.

The Trustee shall have power to institute and to maintain such suits and proceedings as it may be advised shall be necessary or expedient to prevent any impairment of the Lien of this Indenture by any acts of the Company, or of others, in violation of this Indenture or which are unlawful, or as the Trustee may be advised shall be necessary or expedient to preserve and to protect its interests and the security and interests of the Bondholders in respect of the Mortgaged Property, or in respect of the income, earnings, rents, issues and profits thereof, including power to institute and to maintain suits or proceedings to restrain the enforcement of, or compliance with, or the observance of, any legislative or other governmental enactment, rule or order which may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, or observance of, such enactment, rule or order would impair the Lien of this Indenture or be prejudicial to the interests of the Bondholders or of the Trustee; provided, however, that the Trustee shall have no obligation to exercise such power, subject to Sections 11.04, 11.14, 13.01 and 13.02.

SECTION 11.19  Provisions Solely for Benefit of Parties and Bondholders.

Nothing in this Indenture, or in any Bond, expressed or implied, is intended, or shall be construed, to give to any Person, other than the Trustee, the Bondholders and the Company, any legal or equitable right, remedy, or claim under or in respect of this Indenture, or under any of its covenants, conditions or provisions; all of which are intended to be and are for the sole and exclusive benefit of the Trustee, the Bondholders and the Company.

SECTION 11.20  Trustee May File Proofs of Claims.

The Trustee may file such proofs of claim and other papers or documents, and take such other action in its reasonable discretion, as may be necessary or advisable in order to have the claims of the Trustee and of the Bondholders allowed in any judicial proceedings relative to the Company, its creditors or Mortgaged Property. Any Bondholder may similarly file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of such Bondholder allowed in any judicial proceeding relative to the Company, its creditors or the Mortgaged Property. Nothing contained in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Bondholder any plan of reorganization, arrangement, adjustment or composition affecting the Bonds or the rights of any Bondholder, or to authorize the Trustee to vote in respect of the claim of any Bondholder in any such proceeding.

SECTION 11.21  Bondholders’ Rights at Maturity May not be Impaired.

Notwithstanding any other provision of this Indenture, the right of any Bondholder to receive payment of the Principal of and interest, if any, on such Bond, on or after the respective due dates expressed in such Bond, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Bondholder.

SECTION 11.22  Waivers of Past Defaults by Holders of Bonds.

The Holders of not less than a majority in aggregate principal amount of Outstanding Bonds which would be materially adversely affected by such waiver may, on behalf of the Holders of all Bonds Outstanding so affected, by notice to the Trustee, waive any past Events of Default and its consequences, except (a) an Event of Default in the payment of the Principal of or interest on any Bond, (b) an Event of Default arising from the creation of any Prior Lien, except Permissible Encumbrances, or (c) an Event of Default in respect of the waiver of which a specific provision is otherwise made in this Indenture. For the purposes of this Section 11.22, Bonds shall be deemed to be materially adversely affected by such waiver if such waiver materially adversely affects or materially diminishes the rights of Holders of such Bonds against the Company or against the Mortgaged Property. The Trustee may in reliance on an Opinion of Counsel determine whether or not, in accordance with the foregoing, Bonds of any particular series would be materially adversely affected by any such waiver and any such determination shall be conclusive upon the Holders of Bonds of such series and all other series. Subject to Section 13.01 and Section 13.02, the Trustee shall not be liable for any such determination made in good faith.

SECTION 11.23  When No Entitlement to Benefit of Indenture upon Event of Default.

If any coupon or other claim for interest on any Bond is deposited with the Trustee or any Paying Agent, or if the payment date of such coupon or claim is extended, whether with or without the consent of the Company, the holder of such coupon or claim shall not be entitled, in case of an Event of Default, to the benefit or security of this Indenture, except after the prior payment in full of the Principal of all Outstanding Bonds and of all coupons and claims for interest for which such deposit has not been made, or such date extended. The holders of any coupons or claims for interest on any Bonds owned by the Company at or after the maturity of such coupons or claims shall not be entitled to the benefit or security of this Indenture; and the Company covenants that all such coupons and claims for interest so owned by the Company shall promptly be canceled.

SECTION 11.24  Rights and Remedies Subject to Applicable Law.

All of the rights, remedies and powers provided for in this Article 11 may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law, and all of the provisions of this Article 11 are intended to be subject to all applicable mandatory provisions of law that may be controlling in the premises and to be limited to the extent necessary in order that they will not render this Indenture invalid or unenforceable in whole or in part or prevent the recording or filing thereof under the provisions of any applicable law.

SECTION 11.25 Default not Affecting all Series of Bonds.

In case an Event of Default affecting the rights of the Holders of Bonds of any one or more series which does not similarly affect the rights of Holders of all other series of Bonds at the time Outstanding shall have occurred and be continuing, then whatever action may or shall be taken under this Article 11 upon the occurrence of such Event of Default by or upon the request of the Holders of a specified percentage in principal amount of the Bonds then Outstanding, may or shall be taken in respect of the Bonds then Outstanding of the series as to which such Default shall have been made, by or upon the request of the Holders of the same percentage in principal amount of the Bonds of such series then Outstanding.

ARTICLE 12
EFFECT OF MERGER, CONSOLIDATION
CONVEYANCE AND LEASE

SECTION 12.01  When Company May Merge, Etc.

The Company shall not, directly or indirectly, consolidate with or merge into any corporation or convey or otherwise transfer or lease, subject to the Lien of this Indenture, the Mortgaged Property as or substantially as an entirety to any Person, unless:

(a)          the corporation formed by such consolidation or into which the Company is merged or the Person which acquired by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety (in each such case, the “Successor Entity”), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(b)          the consolidation, merger, conveyance, transfer or lease shall be upon terms as shall fully preserve and in no respects impair the Lien or security of this Indenture or any of the rights or powers of the Trustee or Bondholders under this Indenture, and shall not create any Prior Lien (other than Permissible Encumbrances) on the Mortgaged Property;

(c)          the Mortgaged Property shall not be subject to any Lien granted to secure the obligations of the Successor Entity, which obligations were then outstanding or are proposed to be issued in connection with such consolidation, merger, conveyance, transfer or lease, unless simultaneously therewith or prior thereto effective provisions shall be made to establish the Lien of this Indenture as superior to such other Lien with respect to any of the Mortgaged Property then or thereafter acquired by the Company or such Successor Entity;

(d)          any such lease shall be made expressly subject to immediate termination by the Company or by the Trustee at any time during the continuance of an Event of Default, and also by the purchaser of the Mortgaged Property so leased at any sale thereof under this Indenture, whether such sale is made under the power of sale conferred in this Indenture or by judicial proceeding; and

(e)          upon any such consolidation, merger, conveyance or transfer, or upon any such lease the term of which extends beyond the date of maturity of any of the then Outstanding Bonds, the Successor Entity assumes by a Supplemental Indenture the due and punctual payment of the Principal of and interest on all of the Bonds then Outstanding according to their tenor and the due and punctual performance and observance of all of the covenants, agreements and conditions of this Indenture to be kept or performed by the Company.

The Company shall deliver to the Trustee prior to the consummation of such consolidation, merger, conveyance, transfer or lease an Officers’ Certificate and an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee each of which shall state that the proposed transaction and such Supplemental Indenture comply with this Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 12.02	Upon Merger or Consolidation Indenture not to Constitute Lien Upon Certain Properties: Successor Entity to Confirm Prior Lien of Indenture and to Keep Mortgaged Property Identifiable.

(a)          In the absence of an express grant by any Successor Entity, this Indenture shall not by reason of any such consolidation, merger, conveyance, transfer or lease or otherwise, constitute or become a Lien upon, and the Mortgaged Property shall not include or comprise:

(i)           any property or franchises owned prior to such consolidation, merger, conveyance, transfer or lease by any Successor Entity and which, prior to such consolidation, merger, conveyance, transfer or lease, were not subject to the Lien of this Indenture; and

(ii)          any property or franchises which may be purchased, constructed or otherwise acquired by any such Successor Entity after the date of any such consolidation, merger, conveyance, transfer or lease; excepting only the property referred to in Section 12.02(b)(i) which shall be and become subject to the Lien of this Indenture, notwithstanding any such consolidation, merger, conveyance, transfer or lease.

(b)          In order to confirm of record the Lien of this Indenture and to preserve and protect the rights of the Holders hereunder, the Supplemental Indenture provided for in Section 12.01, if it does not contain an express grant by the Successor Entity, as further security for all Bonds issued and to be issued hereunder, of all its property then owned and which it may thereafter acquire (other than Excepted Property) shall contain:

(i)           a grant by such Successor Entity confirming the prior Lien of this Indenture upon the Mortgaged Property and subjecting to the Lien of this Indenture as a first Lien, or as a Lien subject only to Liens affecting the property of the Company prior to such consolidation, merger, conveyance, transfer or lease, (A) all property which such Successor Entity shall thereafter acquire or construct which shall form an integral part of, or be essential to the use or operation of, any property then or thereafter subject to the Lien of this Indenture, and (B) all renewals, replacements and additional property as may be purchased, constructed or otherwise acquired by such Successor Entity from and after the date of such consolidation, merger, conveyance, transfer or lease, as the case may be, to maintain the Mortgaged Property in good repair, working order and condition as an operating system or systems and to comply with any covenant or condition of this Indenture to be kept or observed by the Company; and

(ii)          a covenant by such Successor Entity to keep the Mortgaged Property as far as practicable identifiable; and a stipulation that the Trustee shall not be taken impliedly to waive, by accepting or joining in the Supplemental Indenture, any rights it would otherwise have.

(c)          Notwithstanding the foregoing, nothing contained in this Section 12.02 shall be construed to prevent a Supplemental Indenture, at the option of the Company or any Successor Entity, from subjection to the Lien of this Indenture of all or any part of the property of such Successor Entity then owned or thereafter acquired.

SECTION 12.03 Right of Successor Entity.

In case the Company, as permitted by Section 12.01, shall be consolidated with or merged into any Successor Entity or shall convey or transfer, subject to the Lien of this Indenture, all or substantially all the Mortgaged Property to the Successor Entity, the Successor Entity, upon executing with the Trustee and causing to be recorded the Supplemental Indenture provided for in Section 12.01, shall succeed to and be substituted for the Company with the same effect as if the Successor Entity had been named herein, and shall have and may exercise under this Indenture the same powers and rights as the Company, and, without in any way limiting or impairing by the enumeration of the following rights and powers the scope and intent of the foregoing, the Successor Entity thereafter may cause to be executed, authenticated and delivered, either in its own name or in the name of the Company, such Bonds as might have been executed, issued and delivered by the Company after the date of such consolidation, merger, conveyance or transfer, and had such consolidation, merger, conveyance or transfer not occurred, and upon the order of the Successor Entity in lieu of the Company, but subject to all the terms, conditions and restrictions prescribed in this Indenture concerning the authentication and delivery of Bonds, the Trustee shall authenticate and deliver any Bonds delivered to it for authentication which shall have been previously executed by the proper officers of the Company, and such Bonds as the Successor Entity shall thereafter, in accordance with this Indenture, cause to be executed and delivered to the Trustee for such purpose, and the Successor Entity shall also have and may exercise, subject to all applicable terms, conditions and restrictions prescribed in this Indenture, the rights and powers of the Company as to withdrawal of cash and release of Mortgaged Property from the Lien of this Indenture, which the Company might have exercised after the date of such consolidation, merger, conveyance or transfer, and had such consolidation, merger, conveyance or transfer not occurred. All of the Bonds so issued or delivered shall in all respects have the same legal right and security as the Bonds theretofore issued or delivered in accordance with the terms of this Indenture as though all of said Bonds had been authenticated and delivered at the date of the execution of this Indenture. As a condition precedent to the execution by the Successor Entity and the authentication and delivery by the Trustee of any such Bonds, the withdrawal of cash or the release of Mortgaged Property from the Lien of this Indenture, under any provision of this Indenture on the basis of Bondable Property acquired, made or constructed by the Successor Entity, the Supplemental Indenture provided for in Section 12.01, or a subsequent Supplemental Indenture, shall contain a conveyance or transfer and mortgage in terms sufficient to subject such property to the Lien of this Indenture; provided, however, that the Lien created thereby and the Lien thereon shall have the same force, effect and standing as the Lien of this Indenture would have if the Company was not consolidated with or merged into the Successor Entity or did not convey or transfer, subject to the Lien of this Indenture, all or substantially all the Mortgaged Property, as aforesaid, to such corporation, and would itself on or after the date of such consolidation, merger, conveyance or transfer, acquire or construct such property, and in respect thereof request the authentication and delivery of Bonds or the withdrawal of cash or the release of Mortgaged Property from the Lien of this Indenture as provided in this Indenture.

ARTICLE 13
 THE TRUSTEE

SECTION 13.01 Qualification of Trustee and Acceptance of Trust.

(a)           The Trustee shall at all times be a bank or trust company eligible under Section 7.04 and TIA Section 310(a) and have a combined capital and surplus of not less than $100,000,000. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirement of any supervising or examining authority referred to in Section 7.04, then for the purposes of this Section 13.01 and Section 7.04 the combined capital and surplus of the Trustee shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)           The Trustee hereby accepts the trust created by this Indenture. The Trustee and, if a separate or co-trustee is appointed pursuant to Section 13.15, such separate or co-trustee, undertakes prior to the occurrence of an Event of Default, and after the curing of all Events of Default which may have occurred, to perform such duties and only such duties as are specifically set forth in this Indenture, and in case of Event of Default (which has not been cured) to exercise such of the rights and powers vested in it by this Indenture, and to use, the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. For purposes of this Section 13.01 and Section 13.02, an Event of Default shall be deemed cured when the act or omission or other event giving to rise to such Event of Default shall have been cured, remedied or terminated.

(c)           The Trustee, upon receipt of evidence furnished to it by or on behalf of the Company pursuant to any provision of this Indenture, will examine such evidence to determine whether or not it conforms to the requirements of this Indenture.

SECTION 13.02 Extent of Trustee’s Liability.

(a)           No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct or bad faith, except that:

(i)          prior to an Event of Default, and after the curing of all Events of Default which may have occurred, the Trustee shall not be liable except for the performance of such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee but the duties and obligations of the Trustee, prior to an Event of Default, and after the curing of all Events of Default which may have occurred, shall be determined solely by the express provisions of this Indenture;

(ii)         prior to an Event of Default, and after the curing of all Events of Default which may have occurred, and in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely upon certificates or opinions conforming to the requirements of this Indenture as to the truth of the statements and the correctness of the opinions expressed therein;

(iii)        no Trustee which is a corporation shall be personally liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of such Trustee unless it shall be proved that such Trustee was negligent in ascertaining pertinent facts and no co-trustee or separate trustee who is an individual shall be personally liable for any error of judgment made in good faith by such individual unless it shall be proved that such individual was negligent in ascertaining the pertinent facts;

(iv)        the Trustee shall not be personally liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(v)         the Trustee may execute any of the trusts or powers or perform any duties under this Indenture either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney, who is not, in either case, an employee of the Trustee, appointed with due care by it hereunder;

(vi)        the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any Bondholders pursuant to this Indenture, unless such Bondholders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense which might be incurred by it in compliance with such request or direction; and

(vii)       for all purposes of this Indenture, the Trustee shall not be deemed to have notice of any Default or Event of Default, or of any act or omission which might require the Trustee to take action, unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any act or omission which constitutes such Default or Event of Default is received by the Trustee at its corporate trust office, and such notice references the Bonds or this Indenture.

(b)           The provisions of this Section 13.02 which have been made specifically applicable to the Trustee shall apply to the Trustee and, if a corporate or individual separate or co-trustee is appointed pursuant to Section 13.15, to such separate or co-trustee.

SECTION 13.03 Recitals Deemed Made by Company.

The recitals in this Indenture and in the Bonds (except the authentication certificate of the Trustee) shall be taken as the statements of the Company and the Trustee assumes no responsibility for the correctness of such statements. The Trustee makes no representations as to the condition, genuineness, validity or value of the Mortgaged Property or any part thereof, or as to the title of the Company thereto, or as to the validity or adequacy of the security afforded thereby and hereby, or as to the validity of this Indenture or of the Bonds or coupons issued hereunder. The Trustee shall be under no responsibility or duty with respect to the disposition of any Bonds authenticated and delivered hereunder or the application of the proceeds thereof or the application of any moneys paid to the Company under any provision hereof.

SECTION 13.04 Trustee not Liable for Debts from Operation of Mortgaged Property; Trustee May Own Bonds.

(a)           Subject to the provisions of Section 13.01 and 13.02 hereof, the Trustee and any separate or co-trustee shall not be personally liable in case of entry by it upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of Mortgaged Property.

(b)          The Trustee, any Paying Agent, Registrar, or Authenticating Agent, in its individual or any other capacity, may become the Holder, owner or pledgee of Bonds or coupons and, subject to Section 13.11 and Section 13.12, may otherwise deal with the Company with the same rights the Trustee would have if it were not Trustee, Paying Agent, Registrar or Authenticating Agent.

SECTION 13.05 Trustee May Give Notices Incidental to Action by It.

Whenever it is provided in this Indenture that the Trustee shall take any action upon the happening of a specified event or upon the fulfillment of any condition or upon the request of the Company or of Bondholders, the Trustee taking such action shall have full power to give any and all notices and to do any and all acts and things incidental to such action.

SECTION 13.06 Notices.

Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee on the Company or the Company on the Trustee shall be deemed to have been sufficiently given or served, for all purposes, by being deposited postage prepaid in a post office letter box addressed (until another address for a party is given by such party to the other party for the purpose of this Section 13.06) as follows:

If to the Company:	El Paso Electric Company
303 North Oregon Street
El Paso, Texas 79901
Attention: Corporate Secretary

If to the Trustee:	State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110
Attention: Corporate Trust Administration

SECTION 13.07 Trustee May Rely on Certificates and May Consult Counsel: Responsibility in Selection of Experts.

To the extent permitted by Section 13.01 and Section 13.02:

(a)         the Trustee may rely and shall be protected in acting upon any Accountant’s Certificate, Appraiser’s Certificate, Officers’ Certificate, Engineer’s Certificate, Company Order, Opinion of Counsel, Board Resolution, certificate, opinion, notice, demand, request, waiver, consent, order, appraisal, report, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, Company Order, Board Resolution or other written order;

(b)         the Trustee may consult with counsel, who may be counsel to the Company, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by the Trustee hereunder in good faith and in accordance with the opinion of such counsel;

(c)         the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney; and

(d)         the Trustee shall not have any responsibility for the selection, appointment or approval by the Company of any Engineer, Accountant, Appraiser or other expert for any purpose expressed in this Indenture, except as otherwise required by the TIA.

(e)         Prior to the Trustee’s taking any action with respect to any of the Mortgaged Property after an Event of Default which might cause the Trustee to be considered to hold title to, or be a “mortgagee-in-possession” or to be an owner or operator of any of the Mortgaged Property which is real estate within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended, or comparable law, it may obtain a report prepared by an Independent Person that regularly conducts environmental audits that such real estate is in compliance with applicable environmental laws and that there are no circumstances present or threatened relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation.

SECTION 13.08 Trustee not Required to Expend its Own Funds.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it.

SECTION 13.09 Compensation of Trustee; Lien Therefor.

(a)       The Company shall pay to the Trustee from time to time, and the Trustee shall be entitled to receive from the Company, reasonable compensation for all services rendered by the Trustee in its execution of the trusts created by this Indenture and in its exercise and performance of any of the powers and duties of the Trustee hereunder, which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust, and the Company shall reimburse the Trustee promptly upon request for all appropriate advances made by the Trustee and shall reimburse to the Trustee from time to time its expenses and disbursements (including the reasonable compensation and the expenses and disbursements of all persons not regularly in its employ and of its counsel) incurred in connection with the administration of the trusts except to the extent that such expenses and disbursements are due to the negligence or bad faith of the Trustee. The Company also covenants to indemnify the Trustee for, and to defend and hold it harmless against, any loss, liability or expense (including the reasonable compensation and expenses and disbursements of all persons not regularly in its employ and of its counsel), arising out of or in connection with the acceptance or administration of the trust created by this Indenture and the performance of its duties hereunder, including the costs and expenses of defending against any claim of liability in the premises, except to the extent that such expenses and disbursements are due to the negligence or bad faith of the Trustee. To secure the performance of the obligations of the Company under this Section 13.09, the Trustee shall have (in addition to any other rights under this Indenture) a Lien prior to that of the Bondholders upon the Mortgaged Property, including all Mortgaged Property and funds held or collected by the Trustee except that held in trust to pay Principal and interest on particular Bonds. “Trustee” for purposes of this Section 13.09(a) shall include any predecessor Trustee. but the negligence or bad faith of any Trustee shall not affect the indemnification of any other Trustee.

(b)       If, and to the extent that, the Trustee and its counsel and other persons not regularly in its employ do not receive compensation for services rendered, reimbursement of its or their advances, expenses and disbursements, or indemnity, as provided in Section 13.09(a), as the result of allowances made in any reorganization, bankruptcy, receivership, liquidation or other proceeding or by any plan of reorganization or readjustment of obligations of the Company, the Trustee shall be entitled, in priority to the Bondholders, to receive any distribution of any securities, dividends or other disbursements which would otherwise be made to the Bondholders in any such proceeding or proceedings and the Trustee is hereby constituted and appointed, irrevocably, the attorney-in-fact for the Bondholders and each of them to collect and receive, in their name, place and stead, such distributions, dividends or other disbursements, to deduct therefrom the amounts due to the Trustee, its counsel and other persons not regularly in its employ on account of services rendered, advances, expenses and disbursements made or incurred, or indemnity, and to pay and distribute the balance, pro rata, to the Bondholders. The Trustee shall have a Lien upon any securities or other consideration to which the Bondholders may become entitled pursuant to any such plan of reorganization or readjustment of obligations, or in any such proceeding or proceedings.

                        When the Trustee incurs expenses or renders services after an Event of Default specified in Section 11.01(a)(iv) or Section 11.01(a)(v) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 13.10 Trustee May Rely on Facts Established by Officers’ Certificate.

            Whenever in the administration of the trusts created by this Indenture, prior to an Event of Default, or after the curing of an Event of Default, the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may to the extent permitted by Sections 13.01 and 13.02 be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Trustee, and such Officers’ Certificate shall be full warrant to the Trustee for any action taken by it under this Indenture in reliance thereon.

SECTION 13.11 Action to Be Taken by Trustee Who Becomes Creditor of Company.

            The Trustee will comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A trustee which has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 13.12 Action to Be Taken by Trustee Acquiring Conflicting Interest.

            The Trustee will comply with TIA Section 310(b); provided, however, that each series of Bonds with respect to each other series of Bonds shall be excluded from the requirements of TIA Section 310(b)(1) pursuant to the proviso to TIA Section 310(b)(1).

SECTION 13.13 Resignation or Removal of Trustee.

(a)        The Trustee may at any time resign and be discharged of the trusts created by this Indenture by giving at least 30 days written notice to the Company specifying the day upon which such resignation shall take effect and thereafter by causing notice thereof to be published, in one Authorized Newspaper in the Borough of Manhattan, the City and State of New York, and in one Authorized Newspaper in the city in which the principal corporate trust office of the Trustee is located (if other than the Borough of Manhattan, the City and State of New York), once each, and such resignation shall take effect upon the day specified in such notice unless previously a successor trustee shall have been appointed by the Bondholders or the Company in the manner provided in Section 13.14, and in such event such resignation shall take effect immediately on the appointment of such successor trustee, provided, however, that if all then Outstanding Bonds shall be Registered Bonds, no notice need be given except by mail to all Holders of Registered Bonds at the last address appearing for each of such Holders in the Bond register maintained with the Registrar. This Section 13.13 shall not be applicable to resignations pursuant to TIA Section 310(b).

            (b)       Any Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with such Trustee and signed and acknowledged by (i) the Chairman of the Board, Chief Executive Officer, President or a Vice-President of the Company attested to by the Secretary or an Assistant Secretary of the Company, at any time prior to an Event of Default and after the tenth anniversary of the date of this Indenture, or (ii) the Holders of not less than a majority in aggregate principal amount of the then Outstanding Bonds or by their attorneys in fact duly authorized.

            (c)        In case at any time:

                        (i)        the Trustee ceases to be eligible in accordance with Section 7.04 or Section 13.01;

                        (ii)       the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

                        (iii)      a custodian or public officer takes charge of the Trustee or its property; or

                        (iv)      the Trustee becomes incapable of acting;

then such Trustee shall resign immediately in the manner and with the effect provided in this Section 13.13; and in the event that it does not resign immediately in such case, then it may be removed forthwith by an instrument or concurrent instruments in writing filed with such Trustee and either (A) signed by the Chairman of the Board, Chief Executive Officer, President or a Vice-President of the Company attested to by the Secretary or an Assistant Secretary of the Company or (B) signed and acknowledged by the Holders of a majority in principal amount of Outstanding Bonds or by their attorneys in fact duly authorized.

            (d)       The resignation or removal of the Trustee shall not be effective until a successor Trustee which is eligible in accordance with Sections 7.04 and 13.01 and qualified in accordance with TIA Section 310(b) and Section 13.12, shall have been appointed and accepted such appointment in a writing delivered to the Company and the predecessor Trustee.

SECTION 13.14 Appointment of Successor Trustee.

            (a)        In case at any time the Trustee shall resign or shall be removed or shall become adjudged a bankrupt or insolvent, or if a receiver of the Trustee or of its property shall be appointed, or if any public officer shall take charge or control of the Trustee, or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, or a vacancy shall be deemed to exist in the office of the Trustee for any other reason, the Company, by a Board Resolution, shall promptly appoint a successor trustee; provided, however, that in case all or substantially all of the Mortgaged Property shall at the time be in the possession of a receiver or trustee lawfully appointed, such receiver or trustee, by written instrument, may in such circumstances and instead of the Company similarly appoint such successor. Within one year after such resignation, removal, adjudication, appointment or taking, or the occurrence of such vacancy, a successor Trustee may be appointed by the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds, and the successor trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor trustee and supersede the successor trustee appointed by the Company or by such receiver or trustee.

            (b)       The Company shall give notice of any appointment of a successor Trustee made by it or by Bondholders in the manner provided in Section 13.13(a) (which in the case of publication in an Authorized Newspaper, may be contained in the same notice so published under Section 13.13(a)).

            (c)        If no appointment of a successor Trustee shall be made pursuant to Section 13.14(a) within six months after a vacancy shall have occurred in the office of Trustee, any Bondholder or any resigning Trustee may apply to any court of competent jurisdiction to appoint a successor Trustee. Said court may thereupon after such notice, if any, as such court may deem proper and prescribe, appoint a successor Trustee.

           (d)        If any Trustee resigns because of a conflict of interest as provided in TIA Section 310(b) and a successor Trustee has not been appointed by the Company or the Bondholders or, if appointed, has not accepted the appointment within 30 days or has not taken office within 60 days after the date of such resignation, the resigning Trustee, the Company or Holders of not less than 10% of the then Outstanding Bonds, may apply to any court of competent jurisdiction for the appointment of a successor trustee.

            (e)       Any Trustee appointed under this Section 13.14 as successor Trustee shall be a bank or trust company eligible under Section 7.04 and Section 13.01 and qualified under Section 13.12.

SECTION 13.15 Appointment of Additional Trustees or Co-Trustees; Notice by Bondholders to Trustee, Notice to all Trustees; Etc.

            (a)        At any time or times, for the purpose of conforming to any legal requirements, restrictions or conditions in any State or jurisdiction in which any Mortgaged Property may be located, the Company and the Trustee shall have the power to appoint, and, upon the request of the Trustee, the Company shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee, either to act as separate trustee or trustees, or co-trustee or co-trustees jointly with the Trustee, of all or any of the Mortgaged Property. In the event that the Company shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, the Trustee alone shall have the power to make such appointment.

            (b)       Every separate trustee, every co-trustee and every successor trustee, other than any trustee which may be appointed as successor to the original Trustee, shall, to the extent permitted by law, but to such extent only, be appointed subject to the following provisions and conditions:

                        (i)         the rights, powers, duties and obligations conferred or imposed upon trustees hereunder or any of them shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such separate trustee or separate trustees or co-trustee or co-trustees jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee or co-trustees;

                        (ii)       the Bonds shall be authenticated and delivered, and all powers, duties, obligations and rights conferred upon the Trustee in respect of the custody of all Bonds and other securities and of all cash pledged or deposited hereunder, shall be exercised solely by the original Trustee or its successors in the trust hereunder; and

                        (iii)      the Company and the Trustee, at any time by an instrument in writing executed by them jointly, may accept the resignation of or remove any separate trustee or co-trustee appointed under this Section 1.15 or otherwise, and, upon the request of the Trustee, the Company shall, for such purpose, join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to make effective such resignation or removal. In the event that the Company shall not have joined in such action within 15 days after the receipt by it of a request so to do, the Trustee alone shall have power to accept such resignation or to remove such separate trustee or co-trustee. A successor to any separate trustee or co-trustee so resigned or removed may be appointed in the manner provided in this Section 13.15.

            (c)        No Trustee shall be personally liable by reason of any act or omission of any other trustee hereunder.

            (d)       Any notice, request or other writing, by or on behalf of the Bondholders delivered to the original Trustee, or its successor in the trust hereunder, shall be deemed to have been delivered to all of the then trustees or co-trustees as effectually as if delivered to each of them. Every instrument appointing any trustee or trustees other than a successor to the original Trustee shall refer to this Indenture and the conditions expressed in this Article 13 and upon the acceptance in writing of such appointment, such trustee or trustees, or co-trustee or co-trustees, shall be vested with the estates or property specified in such instrument, either jointly with the original Trustee, its successor, or separately, as may be provided in such instrument subject to all the trusts, conditions, and provisions of this Indenture; and every such instrument shall be filed with the original Trustee or its successor in the trust hereunder. Any separate trustee or trustees, or any co-trustee or co-trustees, may at any time by an instrument in writing constitute and appoint the original Trustee or its successor in the trust hereunder the agent or attorney in fact for such trustee, with full power and authority, to the extent which may be permitted by law, to do any and all acts and things and exercise any and all discretion authorized or permitted by such trustee, for and on behalf of such trustee, and in the name of such trustee. In case any separate trustee or trustees or co-trustee or co-trustees, or a successor to any of them, shall die, become incapable of acting, resign or be removed, all the estates, property, rights, powers, trusts, duties and obligations of said separate trustee or co-trustee, so far as permitted by law, shall vest in and be exercised by the original Trustee or its successor in the trust hereunder, without the appointment of a new trustee as successor to such separate trustee or co-trustee.

Section 13.16   Acceptance by Successor Trustee; Requirements of Predecessor Trustee upon Retiring.

Any successor trustee appointed hereunder shall execute, acknowledge and deliver to the predecessor trustee, and also to the Company, an instrument accepting such appointment hereunder, and thereupon such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, trusts, duties and obligations of its predecessor in trust hereunder, with like effect as if originally named as trustee herein; but the trustee ceasing to act shall nevertheless, on the written request of the Company, or of the successor trustee, or of the holders of not less than 10% in aggregate principal amount of the then Outstanding Bonds, execute, acknowledge and deliver such instruments of conveyance and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor trustee all the right, title and interest of the trustee to which such trustee succeeds in and to the Mortgaged Property and such rights, powers, trusts, duties and obligations, and the trustee ceasing to act shall also, upon like request, pay over, assign and deliver to the successor trustee any money or other Mortgaged Property, including any pledged securities which may then be in the possession of such trustee. If any deed, conveyance or instrument in writing from the Company is required by the new trustee for more fully and certainly vesting in and confirming to such new trustee such estates, properties, rights, powers, trusts, duties and obligations, any and all such deeds, conveyances and instruments in writing shall, on request, be executed, acknowledged and delivered by the Company.

SECTION 13.17  Merger or Consolidation of Trustee.

Any corporation into which the Trustee may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation in which the Trustee shall be a party or any corporation to which substantially all the corporate trust business of the Trustee may be transferred, provided such corporation shall be eligible under Section 7.04 and Section 13.01 and qualified under Section 13.12, shall be the successor trustee under this Indenture, without the execution or filing of any instrument or the performance of any further act on the part of the Company or any other trustee hereunder, anything herein to the contrary notwithstanding. In case any of the Bonds contemplated to be issued hereunder shall have been authenticated but not delivered, any such successor to the Trustee may, subject to the same terms and conditions as though such successor had itself authenticated such Bonds, adopt the certificate of authentication of the original Trustee or of any successor to it as trustee hereunder, and deliver the said Bonds so authenticated; and in case any of said Bonds shall not have been authenticated, any successor to the Trustee may authenticate such Bonds either in the name of any predecessor trustee or in the name of the successor trustee, and in all such cases such certificate shall have the same full force which the certificate of the Trustee shall have; provided, however, that the right to authenticate Bonds in the name of the original Trustee shall apply only to its successor or successors by merger or consolidation or sale as aforesaid.

SECTION 13.18  Joining of Individual Trustee.

In the event that an individual trustee is joined in order to comply with any legal requirements respecting trustees under deeds of trust of property in any state in which Mortgaged Property is or may in the future be situated, such individual trustee shall possess only such powers as may be necessary to comply with such requirements. Any and all rights, powers, duties and obligations of this Indenture conferred or imposed upon the Trustee may be exercised and performed by the Trustee alone without reference to any individual trustee in so far as permitted by law. In any Supplemental Indenture joining an individual trustee, the individual trustee shall irrevocably constitute and appoint the Trustee the true and lawful attorney in fact for such individual Trustee with full power and authority, insofar as permitted by law, either in the name and on behalf of the Trustee alone, or of the Trustee and the individual trustee jointly, to exercise any and all rights or powers conferred by this Indenture upon the individual trustee alone, or upon the Trustee and the individual trustee jointly.

SECTION 13.19  Appointment of Authenticating Agent.

(a)          The Trustee may appoint an Authenticating Agent or Authenticating Agents with respect to the Bonds of one or more series, which shall be authorized to act on behalf of the Trustee to authenticate Bonds of such series issued upon original issuance, exchange, registration of transfer, partial redemption or repurchase thereof or pursuant to Section 2.09, and Bonds so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Bonds by the Trustee or the certificate of authentication of the Trustee, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.

(b)          Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States or of a State or the District of Columbia, authorized under such laws to act as authenticating agent, having a combined capital and surplus of not less than $100,000,000, and being subject to supervision or examination by Federal, State or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority referred to in Section 7.04, then for the purposes of this Section 13.19 the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with this Section 13.19(b), such Authenticating Agent shall resign immediately in the matter and with the effect specified in Section 13.19(d).

(c)          Any corporation into which any Authenticating Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(d)          Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Company. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of such termination to such Authenticating Agent and the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with Section 13.19(b), the Trustee promptly shall appoint a successor Authenticating Agent acceptable to the Company. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible in accordance with Section 13.19(b).

(e)          Each Authenticating Agent by the acceptance of its appointment shall be deemed to have agreed with the Company and the Trustee that: it will timely perform and carry out the duties of an Authenticating Agent as herein set forth, including among other things, the duty to authenticate and deliver Bonds when presented to it in connection with the original issuance, exchange or registration of transfer or partial redemptions of Bonds; it will furnish from time to time as requested by the Company or the Trustee appropriate records of all transactions carried out by it as Authenticating Agent and will furnish to the Company or the Trustee such other information and reports as the Company or the Trustee may reasonably require; it is eligible for appointment as Authenticating Agent and will notify the Company and the Trustee promptly if it shall cease to be so eligible; it will indemnify the Trustee against any loss, liability or expense incurred by the Trustee and will defend any claims asserted against the Trustee by reason of any acts or failures to act of the Authenticating Agent, but it shall have no liability for any action taken by it at the specific direction of the Trustee.

(f)          The Company agrees to pay to the Authenticating Agent from time to time reasonable compensation for its services.

ARTICLE 14
SUPPLEMENTAL INDENTURES

SECTION 14.01  Provision for Supplemental Indentures.

Without the consent of any Bondholder, the Trustee and the Company, when authorized by a Board Resolution, from time to time and at any time, may enter into Supplemental Indentures hereto which shall thereafter form a part hereof, for any one or more of the following purposes:

(a)          to amplify or correct the description of any property conveyed or pledged or intended so to be by this Indenture, or to convey, transfer and assign to the Trustee and to subject to the Lien of this Indenture with the same force and effect as if included in the Granting Clause hereof, additional property, together with such other provisions as may be appropriate to express the respective rights of the Trustee and the Company in regard thereto;

(b)          to grant, bargain, sell, warrant, convey, assign, transfer, mortgage, pledge, set over and confirm unto the Trustee, and to specifically subject to the Lien of this Indenture, any Excepted Property, and such Supplemental Indenture shall specifically describe all such Excepted Property which shall cease to be Excepted Property and shall be Mortgaged Property for all purposes of this Indenture;

(c)          subject to the provisions of this Indenture and any Supplemental Indenture thereto, to establish and create one or more series of Bonds and to specify certain terms of such series of Bonds, which terms may include, but are not limited to, those set forth in Section 2.01(c), all in a manner not inconsistent with the provisions of this Indenture;

(d)          to provide that the Company shall not issue any additional Bonds or to add conditions, limitations or restrictions on the Company with respect to any series of Bonds under this Indenture;

(e)          to add additional covenants and agreements of the Company to this Indenture, or to add to the Events of Default specified in Section 11.01 additional Events of Default, or to surrender any right or power herein reserved to or conferred upon the Company pursuant to this Indenture;

(f)           to provide for alternative methods or forms for evidencing and recording the ownership of Bonds;

(g)          to reflect changes in GAAP;

(h)          to provide a sinking, amortization, improvement, replacement or other analogous fund or funds for the benefit of all or any of the Bonds of any one or more series;

(i)           to comply with the rules or regulations of any national securities exchange on which any of the Bonds may be listed;

(j)           to modify the provisions of this Indenture to such extent as shall be necessary to continue the qualification of this Indenture under the TIA, or under any similar federal statute hereafter enacted;

(k)          to evidence the succession to the Company by a Successor Entity, or successive successions, and the assumption by such Successor Entity of the covenants and obligations of the Company under this Indenture; to evidence the succession of a new trustee to any trustee hereunder; or to evidence the appointment and the terms of such appointment of any co-trustee or separate trustee appointed pursuant to Section 13.15;

(l)           to supply any omission, cure any ambiguity, or cure, correct or supplement any defective or inconsistent provision contained in this Indenture or any Supplemental Indenture; and

(m)         to make any other change to the provisions of this Indenture or in any Supplemental Indenture, which change is not inconsistent with the Indenture and which will not adversely affect or diminish the legal rights under the Indenture or any Supplemental Indenture of any Holder of Outstanding Bonds or materially impair the security of the Indenture.

SECTION 14.02  Requirements for Supplemental Indentures.

(a)           Subject to Section 14.01 and this Section 14.02(a), the Indenture or the Bonds may be amended or supplemented, and any existing default or compliance with any provision of the Indenture or the Bonds may be waived, with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Bonds (including consents obtained in connection with a tender offer or exchange offer for Bonds); provided, however, that if there shall be Bonds of more than one series Outstanding and if the proposed action to be taken will materially adversely affect the rights of Holders of Bonds of one or more of such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of Outstanding Bonds of all series so affected, considered as one class, shall be required.

Anything in this Section 14.02 to the contrary notwithstanding, no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby,

(i)           reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver;

(ii)          reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond;

(iii)         reduce the rate of or change the time for payment of interest on any Bond;

(iv)         waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to Section 11.03 where the Event of Default has been remedied);

(v)          make any Bond payable in money other than that stated in such Bond;

(vi)         make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds;

(vii)        waive a redemption payment with respect to any Bond;

(viii)       limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest, if any, on such Bonds in accordance with the terms of such Bonds;

(ix)          permit the creation by the Company of any Prior Lien; provided, however, no merger or consolidation permitted by Section 12.01 of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed to be the creation of any Prior Lien; or

(x)           make any change in this Section 14.02(a).

For the purposes of this Section 14.02, Bonds shall be deemed to be materially adversely affected by a Supplemental Indenture if such Supplemental Indenture materially adversely affects or materially diminishes the rights of Holders of such Bonds against the Company or against its property. The Trustee may in reliance on an Opinion of Counsel determine whether or not, in accordance with the foregoing, Bonds of any particular series would be materially adversely affected by any Supplemental Indenture and any such determination shall be conclusive upon the Holders of Bonds of such series and all other series. Subject to Section 13.01 and Section 13.02, the Trustee shall not be liable for any such determination made in good faith.

(b)          Upon the request of the Company, accompanied by a copy of a Board Resolution authorizing the execution of any such Supplemental Indenture, and upon the filing with the Trustee of evidence of the consent of Bondholders as aforesaid, the Trustee shall join with the Company in the execution of such Supplemental Indenture.

(c)          It shall not be necessary for the consent of the Bondholders under this Section 14.02 to approve the particular form of any proposed Supplemental Indenture, but it shall be sufficient if such consent shall approve the substance thereof.

SECTION 14.03  Execution of Supplemental Indentures; Publication of Notice Thereof.

In executing, or accepting the additional trusts created by, any Supplemental Indenture permitted by this Article 14 or the modification thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and, subject to Section 13.01, shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such Supplemental Indenture is authorized or permitted by this Indenture. The Trustee may, but shall not, except to the extent required in the case of a Supplemental Indenture entered into under Section 13.01(b), be obligated to, enter into any such Supplemental Indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

SECTION 14.04  Effect of Supplemental Indentures.

Upon the execution of any Supplemental Indenture under this Article 14, this Indenture shall be and shall be deemed to be modified and amended in accordance therewith and such Supplemental Indenture shall be and shall be deemed to be a part of the terms and conditions of this Indenture for all purposes; and every Holder of Bonds theretofore or thereafter authenticated and delivered hereunder shall be bound thereby, except to the extent that the terms of such Supplemental Indenture relate solely to one or more particular series of Bonds identified therein. In the event of any inconsistency between the Indenture and the terms of any Supplemental Indenture, the terms of such Supplemental Indenture shall control.

SECTION 14.05  Conformity with Trust Indenture Act.

Every Supplemental Indenture executed pursuant to this Article 14 shall conform to the requirements of the TIA as then in effect if this Indenture shall then be qualified under the TIA.

SECTION 14.06  Reference in Bonds to Supplemental Indenture.

Bonds authenticated and delivered after the execution of any Supplemental Indenture pursuant to this Article 14 may, and if required by the Trustee shall, bear a notation in form approved by the Trustee as to any matter provided for in such Supplemental Indenture. If the Company shall so determine, new Bonds so modified as to conform, in the opinion of the Trustee and the Company, to any such Supplemental Indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Bonds.

ARTICLE 15
MEETINGS OF BONDHOLDERS

SECTION 15.01  Manner of Calling Meetings and Determination of Bonds Affected.

(a)         The Trustee shall on request of the Company pursuant to a Board Resolution or upon written request of the Holders of not less than a majority in aggregate principal amount of Outstanding Bonds call a meeting of Bondholders to be held at such time and at such place in either the Borough of Manhattan, the City and State of New York (or, if different, the city in which the principal corporate trust office of the Trustee is located) or the city in which the principal office of the Company is located, as the Trustee shall determine. Notice of every meeting of Bondholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and specifying each series of Bonds which would be affected by the proposed action, shall be published by the Trustee at the request of the Company at least two times in one Authorized Newspaper in the Borough of Manhattan, the City and State of New York and in one Authorized Newspaper in the city in which the principal corporate trust office of the Trustee is located (if other than the Borough of Manhattan, the City and State of New York), the first publication in each such Authorized Newspaper to be not less than 20 nor more than 60 days prior to the date fixed for such meeting (except that, if all the Bonds which would be affected by the proposed action are Registered Bonds, such publication need not be made) and shall be mailed not less than 30 days before such meeting (i) to each Holder on a record date not more than 15 days prior to the date of such mailing of Registered Bonds which would be affected by the action proposed to be taken at the meeting and then Outstanding, addressed to such Holder at the address appearing on the Bond register maintained by the Registrar, (ii) if any of the Bonds which would be affected by the proposed action are not Registered Bonds, to each Holder of any such Bond payable to bearer who shall have filed, within two years prior to the date of such mailing, with the Trustee an address for notices to be addressed to such Holder, and to all other Bondholders whose names and addresses are preserved at the time by the Trustee, as provided in TIA Section 312(a), and (iii) to the Trustee and the Company pursuant to Section 13.06; provided, however, that the mailing of such notice to any Bondholder shall in no case be a condition precedent to the validity of any action taken at such meeting.

(b)         The Trustee may in its discretion determine whether or not Bonds of any particular series would be affected by action proposed to be taken at a meeting, and if such action is a waiver of a past Event of Default as provided in Section 11.22 or the authorization of a Supplemental Indenture as provided in Section 14.02, whether or not the Holders of such Bonds would be materially adversely affected, and any such determination shall be conclusive upon the Holders of Bonds of such series and all other series. Subject to Section 13.01, Section 13.02 and Section 13.07, the Trustee shall not be liable for any such determination made in good faith.

SECTION 15.02  Calling of Meetings by Company or Bondholders.

In case at any time the Company, pursuant to a Board Resolution, or the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action proposed to be taken, shall have requested the Trustee to call a meeting of Bondholders, by written request setting forth in general terms the action proposed to be taken at such meeting, and the Trustee shall not have made the first publication of the notice of such meeting or mailed the notice of such meeting, if publication need not be made, within 20 days after receipt of such request, then the Company or the Holders of Bonds in the amount above specified may determine the time and place in the Borough of Manhattan, the City and State of New York (or, if different, in the city in which the principal corporate trust office of the Trustee is located) or in the city in which the principal office of the Company is located, for such meeting and may call such meeting by giving notice thereof as provided in Section 15.01.

SECTION 15.03  Persons Entitled to Vote at Meeting.

To be entitled to vote at any meeting of Bondholders a Person shall, as of the date thereof: (a) be a Holder of one or more Coupon Bonds transferable by delivery of a series which would be affected by the proposed action; or (b) be a Holder of one or more Registered Bonds of a series which would be affected by such proposed action (whether such Bonds are fully registered or registered only as to principal); or (c) be the holder of a certificate or instrument (with respect to one or more Bonds of such a series) then in effect and satisfactory to the Trustee issued pursuant to Section 19.01; or (d) be a Person appointed by an instrument in writing as a proxy for such a Holder or Holders of Bonds of such a series or for a holder of a certificate or instrument (with respect to one or more Bonds of such a series) then in effect and satisfactory to the Trustee issued pursuant to Section 19.01. The only Persons who shall be entitled to be present or to speak at any meeting of Bondholders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel, and any representatives of the Company and its counsel.

SECTION 15.04  Conduct of Meetings: Regulations.

(a)          Notwithstanding any other provision of this Indenture, the Trustee on its own initiative or on request of the Company may, or upon request of the Holders of a majority in principal amount of the Outstanding Bonds shall, from time to time, make such reasonable regulations, and may vary such regulations, as it may deem advisable for any meeting of Bondholders, in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidences of the right to vote, and, except as otherwise provided in this Section 15.04 and in Section 15.05, such other matters concerning the conduct of the meeting as the Trustee may deem advisable. Except as otherwise permitted or required by any such regulations, the holding of Bonds shall be proved in the manner specified in Section 19.01 and the appointment of any proxy shall be proved in the manner specified in Section 19.01 or by having the signature of the Person executing the proxy witnessed or guaranteed by any trust company, bank, banker or other depository authorized by Section 19.01 to certify to the holding of Bonds which are transferable by delivery.

(b)          The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting unless the meeting shall have been called by the Company or by Bondholders as provided in Section 15.02, in which case the Company or the Bondholders calling the meeting, as the case may be, shall in a similar manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in principal amount of the Outstanding Bonds represented at the meeting and entitled to vote.

(c)          Subject to Section 19.03, upon the submission of any resolution at any meeting, each Bondholder or proxy shall be entitled to one vote for each and every $1,000 principal amount of Outstanding Bonds held by such Bondholder or by the Bondholders represented by such proxy, as the case may be, the Holders of which are entitled by this Article 15 to vote; provided, however. that no vote shall be cast or counted at any meeting in respect of any Bond challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Outstanding Bonds held by such chairman or instruments in writing as aforesaid duly designating such chairman as the person to vote on behalf of other Bondholders. The presence of any Persons holding Outstanding Bonds in aggregate principal amount sufficient to take action constitutes a quorum. Any meeting of Bondholders duly called pursuant to Section 15.01 or Section 15.02 may be adjourned from time to time by the vote of a majority of Outstanding Bonds represented at the meeting and entitled to vote thereat, whether or not a quorum is present, and the meeting may be held as so adjourned without further notice.

SECTION 15.05  Manner of Voting.

(a)          The vote upon any action proposed to be taken at such meeting, which action shall be submitted to the meeting in the form of a resolution, shall be by written ballots on which shall be subscribed the signatures of the Holders of Outstanding Bonds or their representatives by proxy and the serial number or numbers of the Outstanding Bonds held or represented by them. The chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Bondholders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts, setting forth a copy of the notice of the meeting and showing that said notice was published as provided in Section 15.01. The record shall show the serial numbers and principal amounts of the Outstanding Bonds voting in favor of any resolution submitted in accordance with Article 15. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee.

(b)          Any record so signed and verified shall be conclusive evidence of the matters therein stated.

SECTION 15.06  Rights of Trustee or Bondholders not to be Hindered or Delayed.

Nothing in this Article 15 contained shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Bondholders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Bondholders under any provision of this Indenture or of the Outstanding Bonds.

SECTION 15.07  Action by Written Consent.

 Any action which may be taken at a meeting of Bondholders, including the authorization of a Supplemental Indenture as provided in Section 14.02(a), may be taken without a meeting, without prior notice and without a vote, if such action is consented to in writing (evidenced as provided in Article 19) by the Bondholders holding not less than the minimum aggregate principal amount of Outstanding Bonds which is necessary to authorize or take such action at a meeting of Bondholders.

ARTICLE 16
BONDHOLDER LISTS AND REPORTS BY THE COMPANY AND THE TRUSTEE

SECTION 16.01  Company to Furnish Bondholder Lists.

The Company shall, so long as any Bonds are Outstanding under this Indenture, furnish or cause to be furnished to the Trustee between June 15 and June 30 and between December 15 and December 31 in each year, beginning with the first such period after the date of this Indenture, and at such other times as the Trustee may request in writing, the information required by TIA Section 312(a) (as of a date not more than 15 days prior to the date such information is furnished), which the Trustee shall preserve in as current a form as is reasonably practicable; provided, however, that no such information need be furnished so long as the Trustee is Registrar pursuant to Section 2.06. The Trustee will also comply with TIA Section 312(b), but the Trustee, the Company and each person acting on behalf of the Trustee or the Company shall have the protection of TIA Section 312(c).

SECTION 16.02  Reports by Trustee and Company.

(a)          Annually, not later than December 31 in each year, the Trustee shall transmit to the Holders and the Commission a report with respect to any events described in Section 313(a) of the TIA, in such manner and to the extent required by the TIA. The Trustee shall transmit to the Holders and the Commission, and the Company shall file with the Trustee and transmit, to the Holders, such other information, reports and other documents, if any, at such times and in such manner, as shall be required by the TIA, including Section 314 thereof.

(b)          The provisions of this Section 16.02 which have been made specifically applicable to the Trustee shall apply to the Trustee and, if a separate or co-trustee is appointed pursuant to Section 13.15 hereof, to any separate or co-trustee to the extent consistent with the rights, powers, duties and obligations conferred or imposed upon such separate or co-trustee by the Supplemental Indenture appointing such separate or co-trustee. Notwithstanding any of the provisions of this Section 16.02 which require any separate or co-trustee appointed pursuant to Section 13.15 hereof to transmit reports to the Bondholders and to file such reports with each stock exchange upon which the Bonds are listed and also with the Commission, such separate or co-trustee may, if it or he or she so elects, furnish to the Trustee all information concerning such separate or co-trustee which such separate or co-trustee is required to report, and the Trustee shall transmit and file such information in accordance with the provisions of this Section 16.02, on behalf and at the expense of the Company; provided, however, that, subject to the provisions of Article 13 hereof, the Trustee shall not be responsible for the accuracy or completeness of any such information or for the failure of any such separate or co-trustee to report or to furnish any such information. In the event that any such separate or co-trustee shall elect to furnish information to the Trustee in accordance with the provisions of this Section 16.02(b), the information required pursuant to this Section shall be furnished to the Trustee in writing not less than 15 days before the report is required to be made by the Trustee or within 60 days after the taking by any such separate or co-trustee of any action required to be reported, as the case may be.

ARTICLE 17
DEFEASANCE

SECTION 17.01  Effect of Payment of Indebtedness: Deposit of Money or Eligible Obligations in Certain Instances Deemed Payment.

(a)          The Trustee may, and upon request of the Company shall, satisfy and discharge the Lien of this Indenture and execute and deliver to the Company upon its written request such deeds and instruments as shall be required to discharge the Lien of this Indenture, and reconvey and transfer to the Company the Mortgaged Property, whenever all Bonds have been Retired, and thereupon the Bondholders shall have no rights under this Indenture except to payment of Principal of and interest, if any, on their Bonds.

(b)          Notwithstanding the satisfaction and discharge of this Indenture, the Trustee shall have an unsecured right to receive compensation and reimbursement of expenses pursuant to Section 13.09 through the date of such satisfaction and discharge, and to charge and be reimbursed by the Company for any reasonable expenditures and liabilities (incurred in good faith and without negligence by the Trustee) which it may thereafter incur.

(c)          Bonds and coupons for the payment of which at their stated maturity within one year and Bonds for the redemption of which within one year, either moneys in the necessary amount or Eligible Obligations in an amount which, taking into account any reinvestment and proceeds thereof, will, in the opinion of an Accountant as certified to the Trustee in an Accountant’s Certificate, provide moneys which, together with the moneys, if any, deposited with or held by the Trustee, shall be sufficient to pay when due the Principal of and interest, if any, due and to become due on said Bonds on the redemption or maturity date thereof and on any interest payment dates thereof, as the case may be, shall have been set apart by or deposited with the Trustee, with irrevocable direction to apply the same to such payment, subject to Section 17.02 (with or without any additional right given to the Bondholders to surrender their Bonds or obtain therefrom payment therefor prior to such redemption or maturity date) shall for all purposes under this Indenture, including satisfying the Lien of this Indenture, be deemed to have been paid; provided, however, that in case of redemption the notice of such redemption shall have been given or arrangements shall have been made to the satisfaction of the Trustee that such notice will be given; provided, further, that at the time such moneys or Eligible Obligations are provided to the Trustee, no Default shall have occurred and be continuing.

As a condition to the foregoing, the Company shall provide an Officers’ Certificate and Opinion of Counsel as provided in Section 20.01(b).

SECTION 17.02  Repayment to the Company.

The Trustee and the Paying Agent shall promptly pay to the Company upon request any money or Eligible Obligations in excess of the amounts required to discharge the Lien of this Indenture under Section 17.01.

In case any moneys deposited with the Trustee or any Paying Agent or proceeds of the investment in or sale of Eligible Obligations held in trust for the payment of the Principal of or interest on any Bond or coupon remain unclaimed for two years after such Principal or interest has become due and payable, the Trustee or such Paying Agent shall so advise the Company and shall pay over to or upon the written order of the Company said moneys, and thereupon the Trustee or such Paying Agent shall be released from any and all further liability with respect to the payment of Principal of or interest on such Bond or coupon, and the holder of said Bond or coupon shall be entitled (subject to any applicable statute of limitations) as an unsecured creditor to seek the payment thereof from the Company.

SECTION 17.03  Reinstatement.

If (a) the Trustee or Paying Agent is unable to apply any money in accordance with Section 17.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, and (b) the Holders of at least a majority in principal amount of the then Outstanding Bonds so request by written notice to the Trustee, the Company’s obligations under this Indenture and the Bonds shall be revived and reinstated as though no deposit had occurred pursuant to Section 17.01 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 17.01; provided, however, that if the Company makes any payment of interest on or Principal of any Bond following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Bonds to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 18
IMMUNITY OF INCORPORATORS, STOCKHOLDERS,
DIRECTORS, OFFICERS AND EMPLOYEES

SECTION 18.01  General Provision.

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under the Bonds and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of this Indenture and the issuance of the Bonds.

ARTICLE 19
EVIDENCE OF RIGHTS OF BONDHOLDERS
AND OWNERSHIP OF BONDS

SECTION 19.01  Evidence of Action by Bondholders.

(a)         Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of Outstanding Bonds may take any action (including the making of any demand or request, the giving of any notice or consent, or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (i) by any instrument or any number of instruments of similar tenor executed by Bondholders in person or by attorney appointed in writing, or (ii) by the record of the Bondholders voting in favor thereof at any meeting of Bondholders duly called and held in accordance with Article 15, or (iii) by a combination of such instrument or instruments and any such record of such a meeting of Bondholders.

(b)         Proof of the execution of any such instrument, or of a writing appointing any such attorney, or of the holding by any Person of any Bonds or coupons shall be sufficient for any purpose of this Indenture (except as otherwise expressly provided) if made in the following manner:

(i)          the fact and date of the execution by any Person of any instrument or writing may be proved by the certificate of any notary public, or other officer authorized to take acknowledgments of deeds to be recorded in the jurisdiction in which such notary public or officer purports to act, that the Person signing such instrument or writing acknowledged to such notary public or officer the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary public or officer;

(ii)          the amount of Bonds transferable by delivery, and the series and serial numbers thereof, held by any Person, and the date of such Person’s holding such Bonds, may be proved either by exhibiting such Bonds themselves or by a certificate executed by any trust company, bank, banker or other depositary wherever situated, if such certificate shall be deemed by the Trustee to be satisfactory, showing that at the date therein mentioned such Person had on deposit with or exhibited to such trust company, bank, banker or other depositary, the Bonds described in such certificate. Each such certificate shall be dated and shall state that on the date thereof a Coupon Bond or Bonds bearing a specified serial number or numbers were deposited with or exhibited to such trust company, bank, banker or other depositary by the Person named in such certificate. No such certificate shall continue to be effective if (A) a similar certificate bearing a later date issued in respect of the same Bond shall be produced, or (B) the Bond specified in such certificate (or a Coupon Bond or Bonds issued in exchange or substitution for said Bond) shall be exhibited, or (C) the Bond specified in such certificate shall be registered as to principal or shall have been surrendered in exchange for a Registered Bond. The Trustee may nevertheless in its discretion require further proof of such holding of Bonds in cases where it deems such further proof desirable. The ownership of Registered Bonds shall be proved by the Bond register of the Company maintained by the Registrar. The record of any Bondholders’ meeting shall be proved in the manner provided in Section 15.05.

SECTION 19.02  Inspection of Bonds.

Neither the Company nor the Trustee shall be bound to recognize any Person as the Holder of a Bond unless and until such Bond is submitted for inspection, if required, and the title of such Person to such Bond satisfactorily established, if disputed.

SECTION 19.03  Bondholder May Revoke Consent.

At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 19.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Outstanding Bonds specified in this Indenture in connection with such action, any Holder of an Outstanding Bond the serial number of which is shown by the evidence to be included in the Outstanding Bonds the Holders of which have taken such action may, by filing written notice with the Trustee at its principal corporate trust office and upon proof of such holding as provided in Section 19.01, revoke such action so far as concerns such Bond. Except as aforesaid any such action taken by the Holder of any Bond shall be conclusive and binding upon such Holder and upon all future Holders of such Bond (and any Bond issued in lieu thereof or exchanged therefor), irrespective of whether or not any notation of such action is made upon such Bond, and in any event any action taken by the Holders of the percentage in aggregate principal amount of the Outstanding Bonds specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Trustee and the Holders of all of the Bonds.

ARTICLE 20
MISCELLANEOUS

SECTION 20.01  Certificates, Opinions, Etc.

(a)           Each certificate or opinion which is required by this Indenture to be delivered to the Trustee with respect to compliance with a condition or covenant contained in this Indenture shall include:

(i)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)         a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)         a statement as to whether or not in the opinion of such Person such condition or covenant has been complied with.

(b)          Every request or application by the Company for action by the Trustee shall be accompanied by an Officers’ Certificate and an Opinion of Counsel, in each case in form and substance reasonably satisfactory to the Trustee, stating in each case that in the opinion of the Person making such Officers’ Certificate or Opinion of Counsel the conditions precedent, if any, to such action, provided for in this Indenture (including any covenants the compliance with which constitutes a condition precedent), have been complied with.

(c)          The same officer or officers of the Company, or the same Engineer or counsel or other Person, as the case may be, need not certify to all the matters required to be certified under any Article or Section of this Indenture, but different officers, Engineers, counsel or other Persons may certify to different facts respectively.

SECTION 20.02   Successors and Assigns.

Whenever any Person is referred to in this Indenture, such reference shall be deemed to include the successors or assigns of such Person, and all the covenants and agreements in this Indenture contained by or on behalf of the Company or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of the Company and the Trustee, whether so expressed or not.

SECTION 20.03   Conflict with TIA.

If any provision of this Indenture limits, qualifies, or conflicts with another provision of this Indenture which is required to be included pursuant to any requirements of Sections 310 to 317, inclusive, of the TIA, such required provision shall control.

SECTION 20.04   TIA Construed as in Effect on Date Hereof.

Wherever reference is made in this Indenture to the TIA, such reference is made to the TIA as it was in force on the date of the execution of this Indenture.

SECTION 20.05   Titles. Table of Contents. Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture are included for convenience of reference only and shall not be deemed to be part of this Indenture.

SECTION 20.06   No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any Affiliate thereof. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 20.07 Severability.

In case any provision in this Indenture or in the Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 20.08   Governing Law.

In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Indenture, each Supplemental Indenture and each Bond shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of this Indenture with respect to such portion of the Mortgaged Property.

SECTION 20.09   Counterparts.

This Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused its corporate name to be hereunto affixed, and this instrument to be signed by its Chairman of the Board, Chief Executive Officer or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and STATE STREET BANK AND TRUST COMPANY, to evidence its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or Assistant Vice Presidents, and duly attested by one of its Assistant Secretaries, all as of the day and year first above written.

EL PASO ELECTRIC COMPANY

	By:	/s/ David H. Wiggs, Jr.
David H. Wiggs, Jr.
Chief Executive Officer

Attest:

/s/ Michael Blousf
Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

	By:	/s/ Ruth A. Smith
Ruth A. Smith
Assistant Vice President

[Corporate Seal]

Attest:

/s/ Trace Hopkins
Assistant Secretary

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

Before me, the undersigned authority, on this day personally appeared DAVID H. WIGGS, JR., the Chief Executive Officer of El Paso Electric Company, a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.

Given under my hand and seal of office this 6th day of February, 1996.

[SEAL]	/s/ Sandra Mullings
Notary Public - State of New York
My Commission Expires:

SANDRA G. MULLINGS
Notary Public, State of New York	/s/ Sandra Mullings
No. 01MU5038485 Qualified in Westchester County Commission Expires 01/30/97	Printed Name of Notary Public

ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	SS.
COUNTY OF NEW YORK	)

On the 6th day of February, 1996, before me personally came David H. Wiggs, Jr., to me known, who, being by me duly sworn, did depose and say that he resides in El Paso, Texas; that he is the Chief Executive Officer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of  the board of directors of said corporation.

SANDRA G. MULLINGS
Notary Public, State of New York
No. 01MU5038485 Qualified in Westchester County Commission Expires 01/30/97	/s/ Sandra Mullings
Notary Public

ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS	)
	)	SS.
COUNTY OF SUFFOLK	)

On the 5 day of February, 1996. before me personally came Ruth A. Smith, to me known, who, being by me duly sworn, did depose and say that she resides in Stoughton, Massachusetts; that she is an Assistant Vice President of State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that she signed her name thereto by like authority.

/s/ Cecil A. Gilbert
Notary Public	CECIL A. GILBERT
Notary Public My Commission Expires July 12, 2002

EXHIBIT A

SCHEDULE OF MORTGAGED PROPERTIES.

All of the following described properties, real, personal or mixed, tangible or intangible (other than Excepted Property as hereinabove defined) now owned by the Company;

A.        Real Property in EL Paso County, Texas

The following described pieces, parcels or tracts of land, rights-of-way, easements and rights and interests in and to land lying and being in El Paso County, Texas, together with all improvements of every description thereon stationed or in anywise incident or appertaining thereto:

A.l.	Santa Fe Power Station

1.          Those lots of parcels of land in the City and County of El Paso, Texas, described as all of Lots numbered 1, 2 and 3 and all of the southerly seventeen (17) feet of Lot number 4 and all of the northerly seventeen (17) feet of Lot number 7, and all of Lots numbered 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, all in Block 120 of Campbell’s Addition to the City of El Paso, together with the alley running through said block and all that portion of 4th Street abutting said Block, being the property conveyed from Henning Bruhn as independent executor of the estate of J. P. Dieter, deceased, and as agent and attorney-in-fact for Hugo Richter and his wife, Minna Richter (formerly Minna Dieter), to Charles W. Kellogg, Jr., by Deed dated May 7, 1909, which Deed has been duly filed for record in the office of the County Clerk of El Paso County, Texas.

2.          Also those certain lots or parcels of land situated in El Paso County, Texas, described as follows: Being all of the Northerly nine feet of Lot numbered 4, all of Lots numbered 5 and 6 and all of the southerly nine feet of Lot numbered 7, all in Block 120 of Campbell’s Addition to the City of El Paso, said premises having a frontage of 70 feet on Santa Fe Street in said City and running back in width between parallel lines to the center line of the alley which runs northeasterly and southeasterly through said Block, being the property conveyed from Sophia H. Muenzenberger individually and as independent executrix of the estate of Adolph Muenzenberger, deceased, to Charles W. Kellogg, Jr. by deed dated April 23, 1909, which deed has been duly filed for record in the office of the County Clerk of El Paso County, Texas.

The foregoing parcels numbers 1 and 2 are the same premises conveyed to El Paso Electric Railway Company by that certain deed of Charles W. Kellogg, Jr., and Clara Dans Kellogg, dated January 5, 1911 and recorded in Volume 163, at Page 492, Deed Records of El Paso County, Texas.

3.          Also those lots or parcels of land in the City and County of El Paso, Texas described as Lots numbered 6, 7, 8, and 9 in Block 99, according to the map of Campbell’s Addition to the said City of El Paso, Texas, being the same property described in the deed from J. P. Dieter, Trustee, to international Light and Power Company of date, December, 1899, which deed is duly recorded in Book 81 on Page 89 et seq., in the Deed Records of El Paso County, Texas.

4.          Also Lots number 10, 11 and 12 in fractional Block ninety-nine (99) according to the map of Campbell’s Addition to the said City of El Paso, said Lots 10, 11, and 12 being all of the west half of said Block 99, being the same property described in deed from Z. T. White and M. P. Maloney to International Light and Power Company, dated November 10, 1904.

The foregoing parcels numbers 3 and 4 are the same premises conveyed to El Paso Electric Railway Company by that certain deed of International Light and Power Company dated September 11, 1905 and recorded in Volume 81, at Page 89, Deed Records of El Paso County, Texas.

5.          Also those lots or parcels of land in the City and County of El Paso, Texas, described as Lots numbered 1, 2, 3, 4, and 5, in Block 99 in the said City of El Paso, County of El Paso, in the State of Texas, according to the map of Campbell’s Addition to said City and more particularly described as follows:

Beginning at a point on the west line of Santa Fe Street, and distant One Hundred and Four (104) feet southwardly from the North East corner of said Block No. ninety-nine (99); thence at right angles to said Santa Fe Street westwardly One Hundred and Twenty (120) feet to the eastwardly line of the alley; thence along the eastwardly line of said alley southwardly to the eastwardly line of the Atchison, Topeka and Santa Fe R.R. Company’s reservation; thence along the easterly line of said reservation, southeasterly to the north line of Fifth street; thence eastwardly along the north line of said Fifth street, to the west line of Santa Fe Street; thence northwardly along the line of said Santa Fe Street to the point of beginning, being the same premises conveyed to El Paso Electric Railway Company by that certain deed of Robert J. Eckhardt, Receiver of Waters Pierce Oil Company, dated May 29, 1909, and recorded in Volume 138, Page 390, Deed Records of El Paso County, Texas.

6.          Also that lot or parcel of land in the City and County of El Paso, Texas, described as all that portion of Block 121 of Campbell’s Addition to the said City of El Paso, Texas, bounded and described as follows:

Beginning at the point of the intersection of the westerly line of Chihuahua Street with the easterly line of the Santa Fe Reservation; thence northwesterly with said easterly line of the Santa Fe Reservation to the point of the intersection of the southerly line of Third Street with said easterly line of the Santa Fe Reservation; thence easterly along the southerly line of Third Street 85.87 ft. to the westerly line of an 18 ft. alley; thence southerly along the westerly line of said alley and parallel with Chihuahua Street 50.18 ft. to the point where the alley turns in a southeasterly direction; thence southeasterly along said alley 146.85 ft. to the point where the westerly line of said alley turns easterly; thence easterly along said alley, parallel with Third Street 48.3 ft. to the intersection of said line of said alley with the westerly line of Chihuahua Street; thence southerly along the westerly line

Parcel No. 10: The Southeast quarter of Section Nine (9), Township One (1) South, Range Six (6) West of Gila and Salt River Base and Meridian; EXCEPT the Northwest quarter thereof.

Parcel No. 11: All of Section Ten (10), Township One (1) South, Range Six (6) West of the Gila and Salt River Base and Meridian; EXCEPT the East half of the Southeast quarter thereof; and EXCEPT the North half of the South half of the Northwest quarter of the Northwest quarter thereof.

G.2.	Palo Verde-Westwing Transmission System

An undivided 18.7% interest in and to right-of-way easements or a direct ownership interest in, upon, over, under and across the lands in Maricopa County, Arizona hereinafter referred to, and in and to the line or lines or poles or steel towers and wires or cables suspended thereon and supported thereby, and underground conduits, cables, vaults and manholes for the transmission and distribution of electricity and for all other purposes connected therewith, and for telephone, signal and communication purposes, including guys, anchorage, cross-arms, braces and other appliances and fixtures for use in connection therewith at such location upon, along, over and under the said right-of-way, together with the right of ingress and egress therefrom, to and along said right of way, being more particularly described as follows:

1.	503-53-8B 14633 1281

The West half of the Southeast quarter of the Southwest quarter of the Southwest quarter of Section 1, Township 4 North, Range 1 West, Gila and Salt River Base and Meridian, Maricopa County, Arizona, EXCEPT the South 330 feet of the West 180 feet thereof.

2.	503-53-8B 14633 1279

The South 330 feet of the West 180 feet of the West half of the Southeast quarter of the Southwest quarter of the Southwest quarter of Section 1, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

3.	503-53-22 14633 1035

That portion of the North half of Section 10, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying Southeasterly of Parcel 47C of the Trilby Wash Detention Basin, Agua Fria Project according to Book 63 of Maps, page 31, Maricopa County Records.
A-96

4.	503-75-03 15275 643

The South 130 feet of the North 330 feet (as measured at right angles to the East-West midsection line) of the following described property:

The Southwest quarter of Section 22, Township 4 North, Range 2 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

5.	503-75-32 15275 645

The North 200 feet (as measured at right angles to the East-West midsection line) of the following described property:

The Southwest quarter of Section 22, Township 4 North, Range 2 West, Gila and Salt River Base and Meridian, Maricopa County, Arizona.

6.	503-69-15B 14633 1067

That part of the Southeast quarter of the Southwest quarter and the Southwest quarter of the Southeast quarter of Section 9, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying South of Parcel 45-C of the Trilby Wash Detention Basin, Agua Fria Project, according to Book 63 of Maps, page 3, and lying North of that property conveyed in Docket 10907, page 1128.

EXCEPT that part of the Southeast quarter of the Southwest quarter and the Southwest quarter of the Southeast quarter of Section 9, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying South of Parcel 45C of the Trilby Wash Detention Basin, Agua Fria Project according to Book 63 of Maps, Page 3, and being more particularly described as follows: (Using as a base the East line of the Southwest quarter of the Southeast quarter with an assumed bearing of North 0 degrees 00 minutes 27 seconds West).

Commencing at the Southeast corner of the Southwest quarter of the Southeast quarter; thence North 0 degrees 00 minutes 27 seconds West a distance of 524.60 feet to the point of beginning of the parcel herein described; thence North 0 degrees 00 minutes 27 seconds West a distance of 285.05 feet; thence South 74 degrees 13 minutes 38 seconds West, a distance of 2086.72 feet to a point on the North line of that parcel conveyed in Docket 10907 Page 1128; thence North 82 degrees 00 minutes 04 seconds East, along said North line, a distance of 2027.91 feet to the point of beginning
A-97

7.	503-69-15B 14633 1070

That part of the Southeast quarter of the Southwest quarter and the Southwest quarter of the Southeast quarter of Section 9, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying South of Parcel 45C of the Trilby Wash Detention Basin, Agua Fria Project, according to Book 63 of Maps, Page 3 and being more particularly described as follows: (Using as a base the East line of the Southwest quarter of the Southeast quarter with an assumed bearing of North 0 degrees 00 minutes 27 seconds West).

Commencing at the Southeast corner of the Southwest quarter of the Southeast quarter; thence North 0 degrees 00 minutes 27 seconds West a distance of 524.60 feet to the Point of Beginning of the parcel herein described; thence North 0 degrees 00 minutes 27seconds West a distance of 285.05 feet; thence South 74 degrees 13 minutes 38 seconds West, a distance of 2086.72 feet to a point on the North line of that parcel conveyed in Docket 10907, Page 1128, thence North 82 degrees 00 minutes 04 seconds East, along said North line, a distance of 2027.91 feet to the Point of Beginning.

8.	503-69-11B 503-69-12 503-69-15 14633 1266

A parcel of land being 330 feet in width, lying 100 feet Northerly and 230 feet Southerly as measured at right angles and adjacent to the following described line (using as a base the East line of Section 9, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, with an assumed bearing of North 0 degrees 04 minutes 52 seconds West).

Beginning at a point on the East line of said Section 9 which is North 0 degrees 04 minutes 52 seconds West 1421.71 feet of the Southeast corner thereof; thence South 74 degrees 13 minutes 38 seconds West 5206.38 feet to a point on the South line of said Section 9 which is South 89 degrees 55 minutes 35 seconds East 246.02 feet from the Southwest corner thereof.

It being understood that the Grantor herein conveys that portion of the above described parcel which falls within the boundaries of the property described below.

Property:

That part of Section 9, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

Beginning at the Southwest corner of the East half of the Southwest quarter of said Section 9; thence North along the West line of the East half of the Southwest quarter a distance of 151 feet to a point; thence in a Northeasterly direction along a line to a point on the East line of the West half of the Southeast quarter of said Section 9, which is 524.60 feet North of the Southeast corner of said West half of the Southeast quarter; thence South along the East line of said West half of the Southeast quarter 524.60 feet to the Southeast corner of said West half of the Southeast quarter; thence West along the South line of the Section to the point of beginning.

A-98

9.	503-80-16F 14633 1139
The North 200 feet (as measured at right angles to the East-West midsection line) of the following described parcel:

The Northwest quarter of the Southwest quarter of Section 24, Township 4 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

Subject the reservations reserved by the Grantor for ingress and egress as contained in that certain Deed dated February 4, 1978 and recorded in Docket 12713 Page 403 records of said County, and more particularly described as follows:

Reserving unto the Grantors their heirs, executors, personal representatives and/or assigns a roadway for ingress and egress over and across the West 40 feet of the above described property.

10.	503-80-16F 14633 1141
The South 130 feet of the North 330 feet (as measured at right angles to the East-West midsection line) of the following described parcel:

The Northwest quarter of the Southwest quarter of Section 24, Township 4 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

Subject to the reservations reserved by the Grantor for Ingress and Egress as contained in that certain Deed dated February 4, 1978 and recorded in Docket 12713 Page 403 records of said County, and more particularly described as follows:

Reserving unto the Grantors their heirs, executors, personal representatives and/or assigns a roadway for ingress and egress over and across the West 40 feet of the above described property.
A-99

11.	503-80-10P 14633 1133

The South 130 feet of the North 330 feet (as measured at right angles to the East-West midsection line) of the following described parcel:

The Northwest quarter of the Northeast quarter of the Southeast quarter of Section 23, Township 4 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

TOGETHER with an easement for ingress and egress over the North 20 feet of the East half of the Northeast quarter of the Southeast quarter of said Section 23.

Subject to the easement, reserved by the Grantor for ingress and egress as contained in that certain Deed dated January 31, 1978 and recorded in Docket 12721 Page 248 records of said County, over the West 20 feet of the above described property.

12.	503-80-10P 14633 1131

The North 200 feet (as measured at right angles to the East-West midsection line) of the following described parcel:

The Northwest quarter of the Northeast quarter of the Southeast quarter of Section 23, Township 4 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

TOGETHER with an easement for ingress and egress over the North 20 feet of the East half of the Northeast quarter of the Southeast quarter of said Section 23.

Subject to the easement reserved by the Grantor for ingress and egress as contained in that certain Deed dated January 31, 1978 and recorded in Docket 12721 Page 248 records of said County, and more particularly described as follows:

RESERVING unto the Grantor an easement for ingress and egress over the North 20 feet and the West 20 feet thereof

13.	503-80-26 14633 1100

The North 200 feet (as measured at right angles to the East-West midsection line) of the following described parcel:

The North half of the Northeast quarter of the Southwest quarter of Section 22, Township 4 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.
A-100

14.	503-80-26 14633 1102
The South 130 feet of the North 330 feet (as measured at right angles to the East-West midsection line) of the following described parcel:

The North half of the Northeast quarter of the Southwest quarter of Section 22, Township 4 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

15.	504-33-20A 14633 982
That part of the East half of the Southwest quarter of the Southeast quarter of Section 20, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the East line of said East half with an assumed bearing of South 00 degrees 16 minutes 52 seconds West).

Beginning at a point on the East line of said East half of the Southwest quarter of the Southeast quarter which point bears South 00 degrees 16 minutes 52 seconds West 149.65 feet from the Northeast corner thereof; thence South 00 degrees 16 minutes 52 seconds West along said East line 191.52 feet; thence South 43 degrees 00 minutes 53 seconds West 973.95 feet to a point on the West line of said East half of the Southwest quarter of the Southeast quarter; thence North 00 degrees 15 minutes 58 seconds East along said West line 191.52 to a point, said point beginning South 00 degrees 15 minutes 58 seconds West 871.11 feet from the Northwest corner of said East half of the Southwest quarter of the Southeast quarter; thence North 43 minutes 00 degrees 53 seconds East 973.95 feet more or less to the point of beginning.

16.	503-33-20A 14633 984

That part of the East half of the Southwest quarter of the Southeast quarter of Section 20, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the North line of said East half with an assumed bearing of North 89 degrees 11 minutes 31 seconds West).

Beginning at the Northeast corner of said East half of the Southwest quarter of the Southeast quarter of Section 20; thence North 89 degrees 11 minutes 31 seconds West along the North line of said East half 132.96 feet; thence South 43 degrees 00 minutes 53 seconds West 778.21 feet to the West line of said East half; thence South 00 degrees 15 minutes 58 seconds West along the West line of said East half 294.64 feet to a point said point being South 00 degrees 15 minutes 58 seconds West 871.11 feet from the Northwest corner of said East half of the Southwest quarter of the Southeast quarter; thence North 43 degrees 00 minutes 53 seconds East 973.95 feet more or less to the East line of said East half; thence North 00 degrees 16 minutes 52 seconds East along the East line of said East half 149.65 feet to the Point of Beginning.
A-101

17.	504-33-20A 14663 986

That part of the East half of the Southwest quarter of the Southeast quarter of Section 20, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the North line of said East half with an assumed bearing of North 89 degrees 11 minutes 31 seconds West).

Beginning at a point on the North line of said East half of the Southwest quarter of the Southeast quarter of Section 20, which point bears North 89 degrees 11 minutes 31 seconds West 132.96 feet from the Northeast corner thereof; thence continuing North 89 degrees 11 minutes 31 seconds West along the North line of said East half 528.26 feet to the Northwest corner of said East half; thence South 00 degrees 15 minutes 58 seconds West along the West line of said East half 576.47 feet; thence North 43 degrees 00 minutes 53 seconds East 778.21 feet to the Point of Beginning.

18.	504-33-32A 14633 975

A parcel of land being 330 feet in width, lying 100 feet Northwesterly and 230 feet Southeasterly as measured at right angles and adjacent to the following described line (using as a base the North line of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, with an assumed bearing of South 89 degrees 28 minutes 27 seconds East).

Beginning at a point on the North line of said Section 29 which bears South 89 degrees 28 minutes 27 seconds East a distance of 76.55 feet from the North quarter corner thereof; thence South 52 degrees 03 minutes 13 seconds West a distance of 3452.71 feet to a point on the West line of said Section 29 which bears North 0 degrees 07 minutes 30 seconds East a distance of 494.84 feet from the West quarter corner thereof.

EXCEPT the Northwesterly 200 feet thereof.

It being understood that the Grantor herein conveys that portion of the above described parcel which falls within the boundaries of the Parcels described below.
A-102

PARCELS:

Parcle No. 1: The West half of the Northeast quarter of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, and

Parcle No. 2: The East half of the Northwest quarter of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, and

Parcel No. 3: The East half of the Southwest quarter and the Southeast quarter of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

19.          504-33-32A 14633 972

A parcel of land being 330 feet in width, lying 100 feet Northwesterly and 230 feet Southeasterly as measured at right angles and adjacent to the following described line (using as a base the North line of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, with an assumed bearing of South 89 degrees 28 minutes 27 seconds East).

Beginning at a point on the North line of said Section 29 which bears South 89 degrees 28 minutes 27 seconds East a distance of 76.55 feet from the North quarter corner thereof; thence South 52 degrees 03 minutes 13 seconds West a distance of 3452.71 feet to a point on the West line of said Section 29 which bears North 0 degrees 07 minutes 30 seconds East a distance of 494.84 feet from the West quarter corner thereof.

EXCEPT the Southeasterly 130 feet thereof.

It being understood that the Grantor herein conveys that portion of the above described parcel which falls within the boundaries of the Parcels described below.

PARCELS:

Parcel No. 1: The West half of the Northeast quarter of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, and

A-103

Parcel No. 2: The East half of the Northwest quarter of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, and

Parcel No. 3: The East half of the Southwest quarter and the Southeast quarter of Section 29, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

20.          504-33-37C 14633 1181

That part of the East half of the Southeast quarter of Section 30, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the North line of said Southeast quarter with an assumed bearing of North 89 degrees 26 minutes 30 seconds West).

Beginning at a point on the North line of said East half of the Southeast quarter which point bears North 89 degrees 26 minutes 30 seconds West 464.99 feet from the Northeast corner thereof; thence North 89 degrees 26 minutes 30 seconds West along the North line of said East half of the Southeast quarter 321.27 feet; thence South 52 degrees 03 minutes 29 seconds West 683.89 feet to a point on the West line of said East half of the Southeast quarter from said point the Northwest corner of said East half of the Southeast quarter bears North 0 degrees 19 minutes 37 seconds East 425.74 feet; thence South 0 degrees 19 minutes 37 seconds West along the West line of said East half of the Southeast quarter 254.74 feet; thence North 52 degrees 03 minutes 29 seconds East 1093.1 feet to the point of beginning.

21.          504-33-37C 14633 1185

That part of the East half of the Southeast quarter of Section 30, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the North line of said Southeast quarter with an assumed bearing of North 89 degrees 26 minutes 30 seconds West).

Beginning at a point on the North line of said East half of the Southeast quarter which point bears North 89 degrees 26 minutes 30 seconds West 256.16 feet from the Northeast corner thereof; thence North 89 degrees 26 minutes 30 seconds West along the North line of said East half of the Southeast quarter 208.83 feet; thence South 52 degrees 03 minutes 29 seconds West 1093.10 feet to a point on the West line of said East half of the Southeast quarter from said point the Northwest corner of said East half of the Southeast quarter bears North 0 degrees 19 minutes 37 seconds East 680.48 feet; thence South 0 degrees 19 minutes 37 seconds West along the West line of said East half of the Southeast quarter 165.58 feet; thence North 52 degrees 03 minutes 29 seconds East 1359.08 feet to the point of beginning.

A-104

22.          504-33-37C 14633 1187

That part of the East half of the Southeast quarter of Section 30, Township 1 North, Range 5 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the North line of said Southeast quarter with an assumed bearing of North 89 degrees 26 minutes 30 seconds West).

Beginning at a point on the North line of said East half of the Southeast quarter which point bears North 89 degrees 26 minutes 30 seconds West 786.26 feet from the Northeast corner thereof; thence North 89 degrees 26 minutes 30 seconds West along the North line of said East half of the Southeast quarter 536.94 feet to the Northwest corner of said East half of the Southeast quarter; thence South 0 degrees 19 minutes 37 seconds West along the West line of said East half of the Southeast quarter 425.74 feet; thence North 52 degrees 03 minutes 29 seconds East 683,89 feet to the point of beginning.

G.3.          Kyrene Transmission System

An undivided 18.7% interest in and to right-of-way easements or a direct ownership interest in, upon, over, under and across the lands in Maricopa County, Arizona hereinafter referred to, and in and to the line or lines or poles or steel towers and wires or cables suspended thereon and supported thereby, and underground conduits, cables, vaults and manholes for the transmission and distribution of electricity and for all other purposes connected therewith, and for telephone, signal and communication purposes, including guys, anchorage, cross-arms, braces and other appliances and fixtures for use in connection therewith at such locations upon, along, over and under the said right-of-way, together with the right of ingress and egress therefrom, to and along said right-of-way.

Reference is made to: those certain fourteen (14) Special Warranty Deeds dated September 28, 1989, recorded as Instrument Nos. 89-457445-58, of the Official Records of Maricopa County, Arizona, in which Founders Title Company conveys to El Paso Electric Company and others the lands therein described; that certain Assignment and Assumption of Easements recorded as Instrument No. 89-457459, of the Official Records of Maricopa County, Arizona, in which Founders Title Company assigns to El Paso Electric Company and others the easements therein described; and that certain Partial Assignment and Assumption of Easements Acquired by Condemnation recorded as Instrument No. 89-457460, of the Official Records of Maricopa County, Arizona in which Salt River Project Agricultural Improvement and Power District assigns to El Paso Electric Company and others the easements therein described.

A-105

The aforesaid property is more particularly described as follows:

1.             401-43-70    89 457458

The East half of the following described property:

The Northeast quarter of the Northeast quarter of the Northwest quarter of the Northwest quarter; AND the North half of the Southeast quarter of the Northeast quarter of the Northwest quarter of the Northwest quarter of Section 11, Township 1 South, Range 6 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

2.             401-43-71    89 457457

The East half of the South half of the Southeast quarter of the Northeast quarter of the Northwest quarter of the Northwest quarter of Section 11, Township 1 South, Range 6 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

3.             401-43-12K    89 457456

The East half of the Northeast quarter of the Southeast quarter of the Northwest quarter of the Northwest quarter, Section 11, Township 1 South, Range 6 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

4.             401-43-12F    89 457455

The East half of the Southeast quarter of the Southeast quarter of the Northwest quarter of the Northwest quarter, Section 11, Township 1 south, Range 6 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

5.             401-43-12D    89 457454

The East half of the East half of the Northeast quarter of the Southwest quarter of the Northwest quarter, Section 11, Township 1 South, Range 6 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

6.             401-64-10    89 457453

That part of the South half of the North half of Section 26, Township 2 South, Range 4 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

BEGINNING at the point of intersection of the survey line of the Yuma-Phoenix Highway (U.S. #80) said survey line being 125 feet Westerly, at right angles from the Easterly right of way line of aforesaid highway with the North line of the South half of the North half of said Section 26, and running thence East along the North line of the South half of the North half of said Section 26, 541.00 feet; thence Southerly at right angles to the North line of the South half of the North half of said Section 26, 210 feet; thence Westerly, parallel to the North line of the South half of the North half of said Section 26, to the survey line of the Yuma-Phoenix Highway, hereinbefore described; thence Northerly along said survey line to the Point of Beginning.

A-106

7.             400-58-43D    89 457452

That portion of the North half of the North half of the Southeast quarter of Section 31, Township 1 South, Range 2 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona described as follows:

A parcel of land being 200.0 feet in width, 100.0 feet on each side of the following described centerline (using as a base the East line of said Section 31, with an assumed bearing of South 01 degrees 02 minutes 18 seconds East):

COMMENCING at the Northeast corner of said Section 31; thence South 01 degrees 02 minutes 13 seconds East along said East line a distance of 1,871,59 feet; thence South 67 degrees 21 minutes 47 seconds West a distance of 2,043.39 feet to a point on the North line of the Southeast quarter of said Section 31, said point being South 89 degrees 24 minutes 11 seconds East a distance of 814.32 feet from the Northwest corner of the Southeast quarter of said Section 31 and the TRUE POINT OF BEGINNING of the parcel herein described; thence continue South 67 degrees 21 minutes 47 seconds West a distance of 889.09 feet to a point on the West line of the Southeast quarter of said Section 31, said point being South 01 degrees 01 minutes 56 seconds East a distance of 350.74 feet from the Northwest corner of the Southeast quarter of said Section 31.

8.             300-03-23A    89 457451

That part of Lot 4, Section 20, Township 1 South, Range 2 East of the Gila and Salt River Base and Meridian, described as follows:

BEGINNING at a point where the Gila River Indian Reservation boundary line intersects the East boundary line of Section 20, Township 1 South, Range 2 East, running thence North along the East boundary line of said Section 20, a distance of 375.0 feet; thence Southwesterly to a point on the Northeasterly boundary line of the Gila River Indian Reservation boundary line which point is 265.0 feet Northwesterly from the point where the Gila River Indian Reservation boundary line intersects the East boundary line of said Section 20; thence Southeasterly along said Gila River Indian Reservation boundary line 265.0 feet to the Point of Beginning, as conveyed by instrument recorded in Docket 155, Page 235, records of said County.

A-107

9.             300-04-11B    89 457450

All that portion of the Southwesterly 200.0 feet of Lot 1, Section 34, Township 1 South, Range 2 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona (lying adjacent to and measured at right angles from the Northeasterly boundary line of the Gila River Indian Reservation) lying within the following described property :

That part of Lot 1 of Section 34, Township 1 South, Range 2 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

BEGINNING at the Southeast corner of said Lot 1; thence North along the East boundary of Lot 1, a distance of 330.0 feet; thence West parallel to the North boundary of Lot 1, a distance of 330.0 feet; thence South parallel to the East boundary of Lot 1, a distance of 330.0 feet; thence East along the South boundary of Lot 1, a distance of 330.0 feet to the Point of Beginning.

10.           300-04-13B    89 457449

The Southwesterly 200,0 feet of the following described property (lying adjacent to and measured at right angles from the Northeasterly boundary line of the Gila River Indian Reservation):

The West half of Lot 3; AND all of Lot 2 of Section 34, Township 1 South, Range 2 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

11.           300-04-13C    89 457448

The Southwesterly 200.0 feet of the following described property (lying adjacent to and measured at right angles from the Northeasterly boundary line of the Gila River Indian Reservation):

All of that part of the East half of Lot 3 of Section 34, Township 1 South, Range 2 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying within the Southeast quarter of the Southwest quarter of the Northeast quarter of said Section 34.

A-108

12.           300-04-14    300-04-15    300-04-16    89 457447

The Southwesterly 200.0 feet of the following described property (lying adjacent to and measured at right angles from the Northeasterly boundary line of the Gila River Indian Reservation):

Lots 4, 5, and 6 of Section 34, Township 1 South, Range 2 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

13.           103-85-52    89 457446

The South 85.0 feet of the following described property:

That part of the South half of the Southeast quarter of Section Thirty-Two (32), Township One (1) South, Range Four (4) East, Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

BEGINNING at a point on the South line of the Southeast quarter of Section Thirty- Two (32), from which the Southeast corner of the Southwest quarter of the Southeast quarter of Section Thirty-Two (32) bears North 89 degrees 55 minutes 00 seconds East 102.20 feet; thence North 00 degrees 27 minutes 00 seconds East along the centerline of that certain roadway heretofore conveyed to Maricopa County by instrument recorded in Docket 7955, Page 285, Office of the Recorder, a distance of 435.00 feet; thence South 89 degrees 55 minutes 00 seconds West parallel with the South line of the Southeast quarter of Section Thirty-Two (32) a distance of 360.00 feet; thence South 00 degrees 27 minutes 00 seconds West 435.00 feet; thence North 89 degrees 55 minutes 00 seconds East along the South line of the Southeast quarter of Section 32 a distance of 360.00 feet to the Point of Beginning.

14.           301-86-6C    89 457445

That portion of the Southwest quarter of Section 33, Township 1 South, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

BEGINNING at the Northwest corner of the Southwest quarter of said Section 33; thence North 89 degrees 59 minutes 00 seconds East along the North line of the Southwest quarter of said Section 33, 156.81 feet to the Westerly right of way line of a county road as shown in Book 7 of Road Maps, page 18; thence South 15 degrees 34 minutes 00 seconds West along the Westerly right of way line of said county road 424.19 feet; thence continuing along the Westerly right of way line of said county road, said right of way line being a curve to the left, tangent to said last mentioned line and having a radius of 2,897.93 feet and a central angle of 03 degrees 31 minutes 00 seconds 178.00 feet to the intersection of said curve with the West line of the Southwest quarter of said Section 33; thence North 00 degrees 03 minutes 00 seconds West along the West line of the Southwest quarter of said Section 33, 582.33 feet to the Point of Beginning.

A-109

The Company has a 15.8% beneficial interest in Title USA of Arizona, formerly known as US Life Title Company of Arizona, Trust .#530 related to PVNGS Water Conveyance Pipeline properties listed below:

G.4.          Palo Verde Water Conveyance Pipeline.

ONE

That part of Lot Three (3), Section Twenty-eight (28), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona;

COMMENCING at the Southwest corner of Section 28; thence along the South Section line of said Section 28, North 88 degrees 32 minutes 00 seconds East 150.80 feet; thence North 01 degrees 27 minutes 00 seconds West 1957.01 feet to the point of beginning; thence South 80 degrees 28 minutes West 111.98 feet to a point on the Easterly right of way line of Jack Rabbit Road; thence North 01 degrees 23 minutes West 428.92 feet along the Easterly right of way line of Jack Rabbit Road to a point on the Southern right of way line of the Southern Pacific Railroad; thence on the said right of way line North 80 degrees 28 minutes East 111.98 feet to a point; thence South 01 degrees 27 minutes East 428.92 feet to the POINT OF BEGINNING.

TWO

All of that property lying North of the North right-of-way line of the Buckeye Irrigation District Canal and South of Southern Pacific Railroad right-of-way, East of Lot Three (3), and bounded on the East by the West right-of-way line of the existing Roosevelt Irrigation District Sump Canal; all lying East of Jack Rabbit Trail and all located in Tract Forty-two (42), Section Twenty-eight (28), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian.

THREE — intentionally omitted

FOUR — intentionally omitted

A-110

FIVE

A strip of land located in Tract Thirty-nine A (39A) of Section Twenty-seven (27), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, lying North of the North right-of-way line of the Buckeye Canal and South of the Following described survey line:

COMMENCING at Corner No. 4 of Tract 38 in said Section 27, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian; thence North 0 degrees 18 minutes 46.28 seconds East along the East line of Tract 39A, a distance of 1037.118 feet to the True Point of Beginning of said survey line; thence North 80 degrees 52 minutes 40.218 seconds West, a distance of 539.797 feet; thence North 84 degrees 57 minutes 39.632 seconds West, a distance of 57.734 feet; thence South 89 degrees 53 minutes 05.91 seconds West, a distance of 56.287 feet; thence South 84 degrees 01 minutes 02.678 seconds West, a distance of 153.263 feet; thence South 87 degrees 38 minutes 12.766 seconds West, a distance of 43.267 feet; thence North 85 degrees 20 minutes 45 seconds West, a distance of 346.925 feet; thence South 89 degrees 53 minutes 59 seconds West, a distance of 106.887 feet; thence South 85 degrees 54 minutes 18.9 seconds West, a distance of 27.694 feet to a point on the West line of Tract 39A; from which point Corner No. 1 of Tract 40 in said Section 27 bears South 0 degrees 20 minutes 46.28 seconds West, a distance of 1133.023 feet the terminus of said survey line.

SIX:

That part of the South one-half of Tract Thirty-eight (38) in Sections 26 and 27, Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, lying North of the North right-of-way line of the Buckeye Canal and South of the following described survey line:

Said line beginning at a point on the East line of said Tract 38, which bears North 0 degrees 18 minutes 46.28 seconds East 575.42 feet from the Southeast corner of said Tract 38; thence on a line bearing North 89 degrees 35 minutes 57 seconds West 140.808 feet; thence North 73 degrees 54 minutes 19.707 seconds West 460.470 feet; thence North 73 degrees 54 minutes 19.707 seconds West 151.179 feet; thence North 84 degrees 44 minutes 10 seconds West 688.063 feet; thence North 83 degrees 35 minutes 05.073 seconds West 694.545 feet; thence North 65 degrees 50 minutes 49.690 seconds West 230.470 feet; thence North 68 degrees 05 minutes 21.573 seconds West 112.370 feet; thence North 80 degrees 52 minutes 40.218 seconds West 221.487 feet to a point on the West line of said Tract 38, which bears North 0 degrees 18 minutes 46.28 seconds East 1037.118 feet North of the Southwest corner of said Tract 38, and the terminus of said survey line.

EXCEPT any portion thereof lying within the right of way of U.S. Highway 80.

SEVEN:

A strip of land located in the West Half of the Northeast Quarter of Section 25, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian, lying North of the North right of way line of the Buckeye Canal and South of the following described survey line:

BEGINNING at a point on the South line of West Half of the Northeast Quarter of said Section 25 which bears North 89 degrees 58 minutes 54 seconds East 522.85 feet from the center of said Section 25; thence North 63 degrees 00 minutes 52 seconds West 72 feet; thence North 61 degrees 47 minutes 02 seconds West 112 feet; thence North 66 degrees 46 minutes 50 seconds West 107 feet; thence North 65 degrees 55 minutes 28 seconds West 277 feet; thence North 58 degrees 38 minutes 11 seconds West 7 feet to a point on the West line of the Northeast Quarter of said Section 25 which bears North 0 degrees 32 minutes 04 seconds East 244.84 from the center of said Section 25; containing 0.66 acres more or less.

A-111

EIGHT:

That portion of Lot Two (2) and the East half of the Northwest quarter, Section Thirty (30), Township One (1) North, Range One (1) West of the Gila and Salt River Base and Meridian according to the official plat of the survey of said land on file in the General Land Office lying between the center line of the Buckeye Canal, formerly known as the White Tanks Canal, and the Northerly Right-of-Way of said Buckeye Canal.

NINE:

That part of the South half of the Northeast quarter and the North half of the Southeast quarter of Section Thirty (30), Township One (1) North, Range One (1) West of the Gila and Salt River Base and Meridian lying North of the North right-of-way line of the Buckeye Canal, formerly known as the White Tanks Canal, and South of the following described survey line:

Beginning at the East quarter corner of said Section 30; THENCE North 89 degrees 56 minutes 27 seconds West along the East-West Mid-Section line 1820.64 feet; THENCE North 80 degrees 24 minutes 00 seconds West 225.26 feet; THENCE North 80 degrees 10 minutes 35 seconds West 586.16 feet to a point on the North-South Mid-Section Line which bears North 0 degrees 23 minutes 09.64 seconds East 141.99 feet from the center of said Section 30 containing 9.54 acres more or less.

TEN:

PARCEL NO. 1:

A strip of land located in Tract 40 of Section Twenty-Seven (27), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, lying North of the North right-of-way line of the Buckeye Canal and South of the following described survey line:

COMMENCING at the Southeast corner of Tract 40 in Section 27, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian; thence North 0 degrees 20 minutes 46.28 seconds East along the East line of Tract 40, a distance of 1133.023 feet to the True Point of Beginning of said survey line; thence South 85 degrees 54 minutes 19 seconds West, a distance of 33.897 feet; thence South 80 degrees 04 minutes 45.9 seconds West, a distance of 525.188 feet; thence South 79 degrees 48 minutes 47 seconds West, a distance of 525.312 feet; thence South 81 degrees 17 minutes 14.1 seconds West, a distance of 96.725 feet; thence South 85 degrees 30 minutes 57.7 seconds West, a distance of 194.064 feet; thence South 87 degrees 26 minutes 54.5 seconds West, a distance of 102.340 feet; thence South 84 degrees 52 minutes 19.8 seconds West, a distance of 1003.958 feet; thence South 83 degrees 50 minutes 39.7 seconds West, a distance of 94.349 feet; thence South 87 degrees 41 minutes 30.5 seconds West, a distance of 59.433 feet to a point on the West line of Tract 40, from which the Southwest corner of Tract 40 bears South 0 degrees 04 minutes 14.599 seconds West, a distance of 787.154 feet, and the terminus of said survey line.

A-112

PARCEL NO. 2:

A strip of land located in Tract 41 of Section Twenty-Seven (27) and Twenty-Eight (28), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, lying North of the North right-of-way line of the Buckeye Canal and South of the following described survey line:

COMMENCING at the Southeast corner of Tract 41 in Section 28, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian; thence North 0 degrees 04 minutes 15 seconds East along the East line of Tract 41, a distance of 785.15 feet to the True Point of Beginning of said survey line; thence North 87 degrees 11 minutes 20.3 seconds West, a distance of 441.262 feet; thence North 82 degrees 25 minutes 20.9 seconds West, a distance of 390.822 feet; thence North 68 degrees 55 minutes 38.5 seconds West, a distance of 467.795 feet; thence North 78 degrees 27 minutes 41.4 seconds West, a distance of 34.148 feet to a point on the West line of Tract 41 in Section 28, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian, from which the Southwest corner of Tract 41 bears South 0 degrees 03 minutes 14.559 seconds West, a distance of 973.68 feet, and the terminus of said survey line.

TEN (A):

PARCEL NO. 1:

That part of Tract 42 in Section 28, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

COMMENCING at the West quarter corner of Section 28; thence South 89 degrees 36 minutes 29 seconds East along the East-West mid-section line of said Section 28 a distance of 1922.77 feet to a point on the South right of way line of the Southern Pacific Railroad and the True Point of Beginning of the parcel described herein: thence continuing South 89 degrees 36 minutes 29 seconds East along the East-West mid-section line of said Section 28, a distance of 2201.44 feet to a point on the West line of Tract 41; thence South 0 degrees 03 minutes 13 seconds West along the said West line of Tract 41 to the North right of way line of The Buckeye Irrigation District Canal; thence Westerly along the North line of The Buckeye Irrigation District Canal to a point in line with the West line of the Roosevelt Irrigation District Sump, as described in Docket 9928, Page 211, Maricopa County, Records; thence North 05 degrees 41 minutes 51 seconds West along said West line of the Roosevelt Irrigation District Sump a distance of 228.28 feet to a point on the South right of way line of the said Southern Pacific Railroad; thence North 82 degrees 05 minutes 37 seconds East along the said South right of way line of the Southern Pacific Railroad a distance of 309.27 feet to the Point of Beginning of the parcel herein described;

A-113

EXCEPT all that property lying North of the North right of way line of the Buckeye Irrigation District Canal and South of the following described survey line:

BEGINNING at a point on the West line of Tract 41, said point being North 0 degrees 03 minutes 14 seconds East 1024.82 feet from the Southwest corner of said Tract 41; thence North 78 degrees 27 minutes 41 seconds West 250.51 feet; thence South 88 degrees 40 minutes 10 seconds West 531.58 feet; thence North 84 degrees 49 minutes 49 seconds West 277.34 feet; thence North 77 degrees 52 minutes 48 seconds West 133.31 feet; thence North 79 degrees 44 minutes 48 seconds West 203.61 feet; thence North 81 degrees 38 minutes 17 seconds West 502.16 feet; thence South 83 degrees 36 minutes 14 seconds West 703.92 feet to a point on the West line of the Roosevelt Irrigation District Sump reference above, and the East line of Parcel No. 2 described herein.

PARCEL NO. 2:

A parcel of land being a part of Tract 42 and Lot 3 in Section 28, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, said parcel being more particularly described as follows:

BEGINNING at a point on the South right of way line of Southern Pacific Railroad which lies South 00 degrees 13 minutes 49 seconds West 279.79 feet from the West quarter corner of said Section 28; thence North 82 degrees 05 minutes 36 seconds East along the South right of way line of Southern Pacific Railroad, a distance of 1542.97 feet; thence South 05 degrees 41 minutes 51 seconds East 226. 28 feet to a point on the North right of way of The Buckeye Canal; thence South 70 degrees 19 minutes 20 seconds West 116.15 feet; thence South 72 degrees 04 minutes 44 seconds West 349.74 feet; thence South 60 degrees 17 minutes 44 seconds West 287.50 feet; thence South 42 degrees 27 minutes 44 seconds West 777.64 feet; thence South 48 degrees 09 minutes 44 seconds West 254.29 feet; thence North 00 degrees 13 minutes 49 seconds East 518.84 feet; thence South 82 degrees 05 minutes 36 seconds West 145.27 feet; thence North 00 degrees 13 minutes 49 seconds East 428.97 feet to the Point of Beginning;

EXCEPT the West 33 feet of the North 430 feet for roadway, and

EXCEPT a strip of land being 30.37 feet on each side of the following described survey line:

BEGINNING at a point which lies South 00 degrees 13 minutes 49 seconds West 501.56 feet from the West quarter corner of Section 28, Township 1 North, Range 2 West; thence North 81 degrees 14 minutes 09 seconds East 1568.94 feet to a point on the Southerly prolongation of the West line of Parcel No. 1 described herein.

A-114

PARCEL NO. 3:

That part of Tract 42 and Lot 3, Section 28, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

COMMENCING at the West quarter corner of said Section 28; thence South 00 degrees 13 minutes 51 seconds West 708.76 feet along the West boundary line of said Section 28; thence North 82 degrees 05 minutes 36 seconds East 33.34 feet to a point on the East right of way line of Jackrabbit Road and the Point of Beginning; thence North 82 degrees 05 minutes 36 seconds East 111.93 feet; thence South 00 degrees 13 minutes 49 seconds West 604.91 feet; thenceSouth41 degrees 32 minutes 30 seconds West 30.35 feet to a point on the East right of way line of Jackrabbit Road; thence North 14 degrees 34 minutes 41 seconds West 167.84 feet along the East right of way of Jackrabbit Road; thence along an arc of a curve to the East having a central angle of 14 degrees 48 minutes 30 seconds and a tangent of 187.49 feet; thence North 00 degrees 15 minutes 56 seconds East 80.85 feet along the East right of way of Jackrabbit Road to the Point of Beginning.

TEN (B):

PARCEL NO. 1:

That part of Tract 42, Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

COMMENCING at the West quarter corner of Section 28; thence along the East-West line of said Section, North 88 degrees 57 minutes 40 seconds East 2146.29 feet to the Southerly right-of-way line of the Southern Pacific Railroad which is the point of beginning; thence continuing on said East-West line North 88 degrees 57 minutes 40 seconds East 823.15 feet to a point; thence South 01 degrees 02 minutes 20 seconds East 258.33 feet to a point on the centerline of the Buckeye Canal; thence along said centerline North 81 degrees 57 minutes West 283.70 feet to a point; thence South 81 degrees 59 minutes West 722.64 feet to a point; thence North 09 degrees 32 minutes West 275.00 feet to a point on the Southerly right-of- way line of the Southern Pacific Railroad; thence along said right-of-way line North 80 degrees 28 minutes East 162.48 feet to the point of the beginning.

PARCEL NO. 2:

That part of Tract 42, Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

A-115

COMMENCING at the West quarter corner of Section 28; thence along the East-West line of said Section, North 88 degrees 57 minutes 40 seconds East 3869.44 feet to the point of the beginning; thence continuing on said East-West line North 88 degrees 57 minutes 40 seconds East 420.00 feet to a point; thence South 0 degrees 17 minutes 20 seconds East 415.52 feet to a point on the centerline of the Buckeye Canal; thence along the said centerline North 88 degrees 22 minutes West 440.15 feet to a point; thence North 01 degrees 02 minutes 20 seconds West 388.72 feet to the point of beginning.

PARCEL NO. 3:

That part of Tract 42, Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

COMMENCING at the West quarter corner of Section 28; thence along the East-West line of said Section North 88 degrees 57 minutes 40 seconds East 3469.44 feet to the point of beginning; thence continuing on said East-West line North 88 degrees 57 minutes 40 seconds East 400.00 feet to a point; thence South 01 degrees 02 minutes 20 seconds East 388.72 feet to a point on the centerline of the Buckeye Canal; thence along the said centerline North 88 degrees 22 minutes West 86.50 feet to a point; North 85 degrees 08 minutes West 267.80 feet to a point; North 78 degrees 10 minutes West 29.87 feet to a point; thence North 01 degrees 02 minutes 20 seconds West 347.80 feet to the point of beginning.

PARCEL NO. 4:

That part of Tract 42, Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

COMMENCING at the West quarter corner of Section 28; thence along the East-West line of said Section North 88 degrees 57 minutes 40 seconds East 2969.44 feet to the point of beginning; thence continuing on said East-West line North 88 degrees 57 minutes 40 seconds East 500.00 feet to a point; thence South 01 degrees 02 minutes 20 seconds East 347.80 feet to a point on the centerline of the Buckeye Canal; thence along said centerline North 78 degrees 10 minutes West 107.37 feet to a point; thence North 80 degrees 03 minutes West 200.66 feet to a point; thence North 81 degrees 57 minutes West 204.74 feet to a point; thence North 01 degrees 02 minutes 20 seconds West 258.33 feet to the point of beginning.

EXCEPT from said Parcels 1,2,3 and 4 any portion thereof lying within the right-of-way of the Buckeye Canal.

A-116

ELEVEN

The South 150 feet of the West 200 feet of the South half of the Northwest quarter of Section Twenty-eight (28), Township One (1) North, Range One (1) East of the Gila and Salt River Base and Meridian.

The South 100 feet of the North half of Section Twenty-Eight (28), Township One (1) North, Range One (1) East of the Gila and Salt River Base and Meridian. EXCEPT the EAST 1100 feet thereof; and EXCEPT the West 200 feet thereof.

The South 150 feet of that part of the Northwest quarter of Section Twenty-nine (29), Township One (1) North, Range One (1) East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

BEGINNING at the North quarter corner of said Section 29; thence South, along the East line of said Northwest quarter, a distance of 1329.33 feet to the Southeast corner of the East 656 feet of the Northeast quarter of the Northwest quarter of said Section 29; thence continuing South along the East line of said Northwest quarter, a distance of 665 feet, and the True Point of Beginning; thence West along a line parallel with the South line of said Northwest quarter of Section 29, a distance of 1193 feet, more or less to the center line of an irrigation ditch running Northerly and Southerly through said Northwest quarter; thence Southerly along the center line of said irrigation ditch to a point on the South line of said Northwest quarter; thence East, along the South line of said Northwest quarter to a point which is the intersection of said South line and the East line of said Northwest quarter; thence North, along the East line of said Northwest quarter to the point of beginning.

ELEVEN (A):

The South half of the Northwest quarter of Section 29, Township 1 North, Range 1 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.
EXCEPT that part of the Northwest quarter of Section 29, Township 1 North, Range 1 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:
BEGINNING at the North quarter corner of said Section 29; thence South, along the East line of said Northwest quarter, a distance of 1329.33 feet to the Southeast corner of the East 656 feet of the Northeast quarter of the Northwest quarter of said Section 29; thence continuing South along the East line of said Northwest quarter, a distance of 665 feet, and the True Point of Beginning; thence West along a line parallel with the South line of said Northwest quarter of Section 29, a distance of 1193 feet, more or less to the center line of an irrigation ditch running Northerly and Southerly through said Northwest quarter; thence Southerly along the center line of said irrigation ditch to a point on the South line of said Northwest quarter; thence East, along the South line of said Northwest quarter to a point which is the intersection of said South line and the East line of said Northwest quarter; thence North, along the East line of said Northwest quarter to the point of beginning; and EXCEPT that part of the Northwest quarter of Section 29, Township 1 North, Range 1 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

A-117

BEGINNING at the North quarter corner of said Section 29; thence South along the East line of said Northwest quarter, a distance of 1329.33 feet to the Southeast corner of the East 656 feet of the Northeast quarter of the Northwest quarter of said Section 29, and the True Point of Beginning; thence continuing South along the East line of said Northwest quarter a distance of 665 feet; thence West along a line parallel with the South line of said Northwest quarter of Section 29, a distance of 1193 feet, more or less, to the center line of an irrigation ditch running Northerly and Southerly through said Northwest quarter; thence Northerly along the center line of said irrigation ditch to a point on the South line of the Northeast quarter of the Northwest quarter of said Section 29 at a point which is 89.70 feet Easterly from the Southwest corner of the Northeast quarter of the Northwest quarter of said Section 29; thence East along the South line of the Northeast quarter of the Northwest quarter of said Section 29 to the true point of beginning.

ELEVEN (B):

The South 150 feet of the South half of the South half of the Northwest quarter of Section Twenty-nine (29), Township One (1) North, Range One (1) East of the Gila and Salt River Base and Meridian.

EXCEPT therefrom any portion lying within the following described property:

Beginning at the North quarter corner of said Section 29; thence South along the East line of said Northwest quarter, a distance of 1329.33 feet to the southeast corner of the East 656 feet of the Northeast quarter of the Northwest quarter of said Section 29, thence continuing South along the East line of said Northwest quarter, a distance of 665 feet, and the True Point of Beginning; thence West along a line parallel with the South line of said Northwest quarter of Section 29, a distance of 1193 feet, more or less to the center line of an irrigation ditch running Northerly and Southerly through said Northwest quarter; thence Southerly along the center line of said irrigation ditch to a point on the South line of said Northwest quarter; thence East, along the South line of said Northwest quarter to a point which is the intersection of said South line and the East line of said Northwest quarter; thence North, along the East line of said Northwest quarter to the point of beginning.

The South 150 feet of the South 400 feet of the Northeast quarter of Section 29, Township 1 North, Range 1 East of the Gila and Salt River Base and Meridian.

The South 150 feet of the Southeast quarter of the Northwest quarter of Section Thirty (30), Township One (I) North, Range One (1) East of the Gila and Salt River Base and Meridian.

A-118

ELEVEN (C):

The South 320.30 feet of the West 759 feet of the Southwest quarter, of the Northwest quarter of Section Thirty (30), Township One (1) North, Range One (1) East of the Gila and Salt River Base and Meridian;
EXCEPT the East 66 feet of the West 99 feet thereof; and
EXCEPT the North 16 feet thereof; and
EXCEPT all minerals, including coal, oil, petroleum, naptha, asphaltum, brea, bitumen, natural gas, and other hydrocarbon substances, and all diatomaceous earth deposits and archeological deposits, together with the necessary water to dig, mine, drill for, produce, extract, take and remove said substances, diatomaceous earth deposits, and archeological deposits, from said premises, together with rights incident to said activities and other rights all as more fully set forth in instrument recorded November 19, 1943 in Book 393 of Deeds, page 468.

TWELVE:

The South 150 feet of the East 66 feet of the West 99 feet of Lot 2, Section 30, Township 1 North, Range 1 East of the Gila and Salt River Base and Meridian.

THIRTEEN:

The South 150 feet of the Northeast quarter of Section Thirty (30), Township One (1) North, Range One (1) East of the Gila and Salt River Base and Meridian.

FOURTEEN:

The South 50 feet of the following described property:
That part of Lot Three (3) (sometimes called the Northeast quarter of the Northwest quarter) of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, described as follows:
BEGINNING at a point which is located 650 feet South and 50 feet East of the Northwest corner of said Lot 3; thence South 214 feet to the North bank of the Buckeye Irrigation Company Canal; thence East by North along the North bank of said Canal 205 feet; thence North 160 feet; thence West 200 feet to the point of beginning.
EXCEPT any portion lying within the right-of-way of the Buckeye Canal.

A-119

FIFTEEN:

BEGINNING at a point 322 feet East and 1079 feet South of the Northwest corner of Lot Four (4) (Sometimes called the Northwest quarter of the Northwest quarter), of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian;
Thence North 220 feet;
Thence East 162 feet;
Thence North 105 feet;
Thence East 75 feet;
Thence South 287 feet;
Thence Southwesterly 245 feet along the Northern boundary at the right-of-way of the Buckeye Canal to the point of beginning.

EXCEPT therefrom any portion lying within the right of way of the Buckeye Canal.

SIXTEEN:

That part of Lot Four (4) (Sometimes called the Northwest quarter of the Northwest quarter) of Section Five (5) Township One (1) South, Range Three (3) West, of the Gila and Salt River Base and Meridian, bounded on the North by the Southerly line of that certain parcel of land conveyed to ROBERT E. FRANKLIN by instrument recorded December 23, 1955 in Docket 1788, page 180, bounded on the West by the prolongation Southerly of the West line of said FRANKLIN parcel to the center line of the Buckeye Canal, bounded on the East by the prolongation Southerly of the East line of said FRANKLIN parcel to the center line of said Buckeye Canal, and bounded on the South by the center line of said Buckeye Canal.

SEVENTEEN:

BEGINNING at a point 754 feet South and 559 feet East of the Northwest corner of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter), of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian -
Thence East 113 feet;
Thence North 37 feet;
Thence: East 40 feet;
Thence South 285 feet;
Thence West 10 feet;
Thence North 180 feet;
Thence West 143 feet;
Thence North 68 feet to the point of beginning.
EXCEPT therefrom any portion lying within the right-of-way of the Buckeye Canal.

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EIGHTEEN:

PARCEL NO. 1: That part of Lot Four (4), (Sometimes called the Northwest quarter of the Northwest quarter) of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, described as follows:
BEGINNING at a point 879 feet South and 322 feet East of the Northwest corner of said Section 5; thence North 20 feet; thence East 162 feet; thence South 20 feet; thence West 162 feet to the point of the beginning.

PARCEL NO. 2: That part of Lot Four (4), (Sometimes called the Northwest quarter of the Northwest quarter) of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, described as follows:
BEGINNING at a point 774 feet South and 484 feet East of the Northwest corner of said Section 5; thence North 20 feet; thence East 75 feet; thence South 20 feet; thence West 75 feet to the point of beginning.

NINETEEN:

BEGINNING at a point 822 feet South and 559 feet East of the Northwest corner of Lot Four (4) (sometimes described as the Northwest quarter of the Northwest quarter) and Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian;

Thence East 143 feet;
Thence South 180 feet;
Thence Southwesterly along the Northern boundary of the right-of-way of the Buckeye Canal to a point 559 feet East of the West line of said Section 5; Thence North 219 feet to the point of the beginning,

EXCEPT therefrom any portion lying within the right-of-way of the Buckeye Canal.

TWENTY:

PARCEL NO. 1: That portion of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter) of Section Five (5), Township One (1) South, Range Three (3), West of the Gila and Salt River Base and Meridian, bounded on the North by the South line of that certain parcel of land conveyed to ROBERT L. POWERS AND FREIDA JO POWERS, his wife, by instrument recorded September 15, 1067 in Docket 6746, page 509, bounded on the West by the prolongation Southerly of the West line of said Powers Parcel to the center line of the Buckeye Canal, bounded on the East by the prolongation Southerly of the East line of said Powers Parcel to the center line of said Buckeye Canal, and bounded on the South by the center line of said Buckeye Canal.

A-121

PARCEL NO. 2: That portion of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter) of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, bounded on the North by the South Line of that certain parcel of land conveyed to ROBERT L. POWERS AND FREIDA JO POWERS, his wife, by instrument recorded July 1, 1955, in Docket 1663, page 97, bounded on the West by the prolongation Southerly of the West line of said Powers Parcel to the center line of The Buckeye Canal, bounded on the East by the prolongation Southerly of the East line of said Powers Parcel to the center line of said Buckeye Canal, and bounded on the South by the center line of said Buckeye Canal.

TWENTY ONE:

BEGINNING at a point 715 feet South and 448 feet West of the Northeast corner of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter), Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian;
Thence West 160 feet;
Thence South 283 feet;
Thence East, Northerly, 167 feet;
Thence North 246 feet to the point of the beginning.
EXCEPT therefrom any portion lying within the right-of-way of the Buckeye Canal.

TWENTY TWO:

The East half of the Following described tract:

BEGINNING at a point 715 feet South and 300 feet West of the Northeast corner of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter), Section Five (5), Township One (1) South, Range Three (3) West, of the Gila and Salt River Base and Meridian;
Thence West 148 feet;
Thence South 239.5 feet;
Thence Easterly 151 feet;
Thence North 203 feet to the point of beginning.
EXCEPT any portion thereof lying within the right-of-way of the Buckeye Canal.

TWENTY THREE:

That part of Lot Four (4), (sometimes called the Northwest quarter of the Northwest quarter), Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, described as follows:
BEGINNING 715 feet South and 50 feet West of the Northeast corner of said Lot 4; thence West along the South line of that parcel conveyed to Western Cotton Products Company, an Arizona corporation, by Deed recorded in Book 474 of Deeds, page 179, records of Maricopa County, Arizona, a distance of 150 feet; thence South, parallel to the East line of said Lot 4, 100 feet; thence continuing South, parallel to the East line of said Lot 4, a distance of 64 feet, more or less, to a point on the North line of a 40 foot road, which road lies immediately North of and runs parallel to the Buckeye Canal; thence Northeasterly along the North line of said 40 foot road to a point which is 50 feet West and 853 feet South of the Northeast corner of said Lot 4; thence North 50 feet West of and parallel to the East line of said Lot 4, 138 feet to the point of beginning;

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EXCEPT any portion thereof lying within the right-of-way of The Buckeye Canal.

TWENTY THREE (A):

A part of the Northwest quarter of the Northwest quarter of Section five (5), Township 1 South, Range 3 West of the Gila and Salt River Meridian, in the Town of Buckeye, Maricopa County, Arizona more particularly described as follows:

BEGINNING at a point on the West line of 4th Street in the Town of Buckeye, said point being situated 715.00 feet south of the North line of said Section 5;
THENCE south on the West line of 4th Street, a distance of 50.00 feet;
THENCE west, parallel to the North line of said Section 5, a distance of 75.00 feet;
THENCE north, parallel to the West line of 4th Street a distance of 50.00 feet;
THENCE east, parallel to the North line of said Section 5, a distance of 75.00 feet to the
POINT OF BEGINNING, containing an area of 0.086 acres, more or less.

TWENTY FOUR:

That part of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter), Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, described as follows:
BEGINNING at a point 715 feet South and 50 feet West of the Northeast corner of said Lot 4;
Thence West along the South line of that tract conveyed to the Western Cotton Products Company, an Arizona corporation, by Deed recorded in Book 474 of Deeds, page 179, records of Maricopa County, Arizona, a distance of 150 feet to the point of beginning;
Thence West 100 feet;
Thence South parallel to the East line of said Lot 4, a distance of 198 feet to the North line of the 40 foot road lying immediately North of and parallel to the Buckeye Canal;
Thence Northeasterly along the North line of said road, 102 feet, more or less;
Thence North 163.5 feet to the point of beginning,
EXCEPT any portion lying within the right-of-way of the Buckeye Canal.
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TWENTY SIX:

The West half of the following described tract:
BEGINNING at a point 715 feet South and 300 feet West of the Northeast corner of Lot Four (4) (sometimes called the Northwest quarter of the Northwest quarter), Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian;
Thence West 148 feet;
Thence South 239.5 feet;
Thence Easterly 151 feet;
Thence North 203 feet to the point of beginning.
EXCEPT any portion thereof lying within the right-of-way of the Buckeye Canal.

TWENTY SEVEN:

A parcel of land, being a part of Lot Two (2) (sometimes called the Northwest quarter of the Northeast quarter) of Section Five (5), Township One (1) North, Range Three (3), West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, said Parcel being more particularly described as follows: All that part lying North of the North right of way line of the Buckeye Canal and South of a line which is described as follows:

BEGINNING at a point which lies South 0 degrees 44 minutes 28.17 seconds West 507.275 feet from the North quarter corner of said Section Five (5); Thence North 75 degrees 14 minutes 39.38 seconds East 299.030 feet; Thence North 76 degrees 01 minute 48.29 seconds East 827.655 feet; Thence North 0 degrees 19 minutes 51 seconds East 74.993 feet to a point on the South line of the property conveyed to Arizona Eastern Railroad Company by Deed recorded in Book 93 of Deeds, page 639; Thence South 89 degrees 40 minutes 09 seconds East 303.145 feet to the terminus of this line.

TWENTY SEVEN (A):

A strip of land, being a portion of that Deeded to Dan R. Fuller and Rose Marie Fuller in instrument recorded January 28, 1953, in Docket 1065, Page 176, situated partly in Lot One (1), Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, and partly in the Southeast Quarter of Section Thirty-two (32), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, County of Maricopa, State of Arizona, lying North of the North right of way line of the Buckeye Canal and South of the following described survey line:

BEGINNING at the Southeast corner of said Section 32; thence North 89 degrees 39 minutes 50.852 seconds West along the South line of said Section 32 (identical with the North line of said Section 5) 299.973 feet to a point on the East line of that certain parcel of land conveyed to Dan R. Fuller and Rose Marie Fuller in instrument recorded January 28, 1953, in Docket 1065, Page 176; thence North 0 degrees 27 minutes 06.0205 seconds West 4.373 feet; thence South 81 degrees 07 minutes 17.11 seconds West 27.306 feet to the North line of Section 5; thence continuing South 81 degrees 07 minutes 17.11 seconds West 916.30 feet; thence South 79degrees 15 minutes 02 seconds West 17.383 feet to the terminus of the survey line, said terminus being a point on the West line of said Fuller parcel lying within said Section five (5).
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TWENTY EIGHT:

THAT portion of the following described property in the Southeast quarter of the Southeast quarter of Section Thirty-two (32) Township One (1) North Range Three (3) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying within the right-of-way of the Buckeye Canal:

BEGINNING at a point on the Gila and Salt River Base line 33 feet West of the Southeast corner of said Section and running thence North 0 degrees 13 minutes West 204.81 feet to a point 33 feet West of the East boundary line of said Section and on the South boundary line of the right of way of the public road known as Broadway; thence North 72 degrees 13 minutes West along said South boundary line and said public road 459.16 feet to a point on the South boundary line of the right of way of the Southern Pacific Railroad; thence South 74 degrees 17 minutes West along the South boundary line of said railroad right of way 882.21 feet to a point on the West boundary line of said Southeast quarter of the Southeast quarter of said Section; thence South 0 degrees 9.5 minutes East along said West boundary line of said Southeast quarter of the Southeast quarter of said Section 100.14 feet to the Southwest corner of said Southeast quarter of the Southeast quarter of said Section, thence East along the Gila and Salt River Base line 1287 feet to the point of beginning;

EXCEPT any portion falling within the following described property:
A parcel of land situated partly in the Southeast quarter of Section Thirty-two (32), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, and partly in Lot One (1), Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, and including a portion of Tract “E” of VALENCIA, according to the plat of record in Book 21 of Maps, page 44, records of Maricopa County, Arizona, said parcel being described as follows: the courses given being based on an assured course of North for the East line of the Southeast quarter of said Section 32, to-wit:

BEGINNING at the Southeast corner of said Section 32 from which the Northeast corner of said Section 5 bears South 89 degrees 47 minutes East 151.00 feet; thence North 89 degrees 47 minutes West along the South line of the Southeast quarter of said Section 32,300.0 feet; thence North 291.05 feet to a point on the Southerly line of Broadway, according to aforesaid plat of VALENCIA; thence North 72 degrees West along the Southerly line of Broadway 177.59 feet to the Southerly right of way line of the Southern Pacific Railroad; thence South 74 degrees 29 minutes West along said right of way (identical with the Northwesterly line of aforesaid Tract “E”) a distance of 853.41 feet to the West line of the Southeast quarter of the Southeast quarter of said Section 32; thence South 0 degrees 08 minutes West along the West line of the Southeast quarter of the Southeast quarter of Section 32 (identical with the West line of said Tract “E”) 105.56 feet to the Southwest corner of the Southeast quarter of the Southeast quarter of said Section 32; thence South 89 degrees 47 minutes East along the South line of the Southeast quarter of said Section 32 (identical with the North line of said Section 5) a distance of 76.70 feet to the Northwest corner of Lot 1 of said Section 5, from which the Southeast corner of said Section 32 bears South 89 degrees 47 minutes East 1243.66 feet; thence South 2 degrees 05 minutes West along the West line of said Lot 1, Section 5, 195.26 feet to the North toe of slope of the North bank of the Buckeye Canal; thence North 82 degrees 25 minutes East along said toe of slope 472.40 feet; thence North 79 degrees 33 minutes East continuing along said toe of slope 359.79 feet; thence north 81 degrees 40 minutes East continuing along said toe of slope 433.79 feet to the point of beginning.
A-125

THIRTY:

A parcel of land being a part of the West 896 feet of all that portion of Section 33, Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian lying South of the South right of way line of the Southern Pacific Railroad and North of the North right of way line of the Buckeye Canal; said parcel being more particularly described as follows: All that part lying South of a line which has its beginning at a point on the West line of said Section 33 which lies North 0 degrees, 06 minutes 00 seconds East 47.29 feet from the Southwest corner of said Section 33; thence North 83 degrees 01 minutes 25 seconds East 406.449 feet; thence North 80 degrees 45 minutes 21 seconds East 286.271 feet; Thence North 78 degrees 27 minutes 06 seconds East 208.621 feet; Thence North 77 degrees 56 minutes 52 seconds East 5.9 feet to the terminus of the line herein described. EXCEPT; that certain part of the Southwest quarter of Section 33, Township 1 North, Range 3 West of the G&SRB&M lying North of the Buckeye Canal right of way and South of the center line of Baseline Road, as set forth in instrument recorded in Docket 10305, pages 930 and 931, dated Sept. 11, 1973 and corrected by instrument recorded in Docket 11116 pages 787, 788, dated April 15, 1975 and describing said centerline as follows: Beginning at a point on the West line of Section 33, Township 1 North, Range 3 West of the G&SRB&M which lies North (assumed bearing) 236.14 feet from the Southwest corner of said Section 33; thence South 71 degrees 26 minutes 40 seconds East 217.79 feet to the point of curve, of a 6 degree curve concave Southwesterly having a central angle of 34 degrees 00 minutes and a tangent of 291.96 feet; thence Southeasterly 360.84 feet along the arc of said curve thru an angle of 21 degrees 39 minutes 01 seconds to a point on the South line of Section 33; (radius point bears South 40 degrees 12 minutes 21 seconds West) which point lies South 88 degrees 59 minutes 40 seconds East 370.24 feet from the Northwest corner of Section 4, Township 1 South, Range 3 West of said Base and Meridian, which in turn lies South 88 degrees 58 minutes 40 seconds East 148.86 feet from the said Southwest corner of said Section 33.

NOTE: The bearings and distances used in the above description are based on the Arizona State Plane Coordinate System, Transverse Mercator, Central Zone, Comb. Factor .99990966; This Note does not apply to the parcel excepted in this description.
A-126

THIRTY ONE:

That certain part of the Southwest quarter of Section 33, Township 1 North, Range 3 West of the G&SRB&M lying North of the Buckeye Canal right of way and South of the center line of Baseline Road; as set forth in instrument recorded in Docket 10305, pages 930 and 931, dated Sept. 11, 1973 and corrected by instrument recorded in Docket 11116 pages 787 and 788, dated April 15, 1975 and describing said centerline as follows:

BEGINNING at a point on the West line of Section 33, Township 1 North, Range 3 West of the G&SRB&M which lies North (assumed bearing) 236.14 feet from the Southwest corner of said Section 33; thence South 71 degrees 26 minutes 40 seconds East 217.79 feet to the point of curve, of a 6 degree curve concave Southwesterly having a central angle of 34 degrees 00 minutes and a tangent of 291.96 feet; thence Southeasterly 360.84 feet along the arc of said curve thru an angle of 21 degrees 39 minutes 01 seconds to a point on the South line of Section 33 (radius point bears South 40 degrees 12 minutes 21 seconds West), which point lies South 88 degrees 59 minutes 40 seconds East 370.24 feet from the Northwest corner of Section 4, Township 1 south, Range 3 West of said Base and Meridian, which in turn lies South 88 degrees 58 minutes 40 seconds East 148.86 feet from the said Southwest corner of said Section 33.

THIRTY THREE:

A.N.P.P. PROPERTY TO TOWN OF BUCKEYE, ARIZONA

That part of the Southwest quarter of Section 33, Township 1 North, Range 3 West of the Gila and
Salt River Base and Meridian described as follows:

BEGINNING at the Southwest corner of said Section 33; thence North 0 degrees, 26 minutes, 02 seconds West along the section line 47.30 feet to the TRUE POINT OF BEGINNING; thence continuing North 0 degrees, 26 minutes, 02 seconds West along said section line 146.66 feet to the South right-of-way line of Baseline Road; thence South 71 degrees, 52 minutes, 42 seconds East along the said South right-of-way line of Baseline Road 204.36 feet; thence South 68 degrees, 17 minutes, 43 seconds East 114.37 feet; thence South 82 degrees, 14 minutes, 27 seconds West 302.16 feet to the point of Beginning.
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THIRTY FOUR:

That portion of Section Thirty-four (34), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, Maricopa County lying North of the center line of the Buckeye Irrigation Canal and South of a line described as follows:

Commencing at the center of Section Thirty-four (34), Township One (1) North, Range Three (3) West, Gila and Salt River Base and Meridian, thence South 0 degrees 16 minutes 23 seconds East a distance of 621.603 feet to the point of beginning of the line described herein; thence North 71 degrees 07 minutes 32 seconds East 530.566 feet; thence North 71 degrees 20 minutes 46 seconds East 550.671 feet; thence North 69 degrees 20 minutes 46 seconds East 294.928 feet; thence North 66 degrees 09 minutes 47 seconds East 599.366 feet; thence North 65 degrees 18 minutes 09 seconds East 600.422 feet; thence North 67 degrees 32 minutes 04 seconds East 348.057 feet to a point on the East line of said Section Thirty-four (34) which point is the end of the line herein described, from which point the east one quarter corner of said Section Thirty-four (34) bears South 01 degrees 09 minutes 04 seconds West a distance of 456.153 feet;

A portion of said property lies with Block Four (4) UNIT THREE-ROOSEVELT CITRUS ACRES, according to the plat of record in the office the County Recorder of Maricopa County, Arizona in book 19 of Maps, page 43.

THIRTY FIVE:

PARCEL NO.1:   That part of the Southeast quarter of the Northwest quarter of Section Thirty-five (35), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, lying North of the Buckeye Canal right of way and South of the Arizona Eastern Railroad right-of-way.

PARCEL NO. 2:   That part of the Southwest quarter of the Northeast quarter of Section Thirty-five (35), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, lying North of the Buckeye Canal Right of Way.

PARCEL NO 3:   The Southwest quarter of the Northwest quarter of Section Thirty-five (35), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian,
EXCEPT therefrom a strip of land 200 feet wide lying within the bounds of lands and right-of-way of the Southern Pacific Railroad Co., a corporation; also
EXCEPT 6-2/3rds acres lying North of lands and right-of-way of the Southern Pacific Railroad Co., a corporation, as conveyed to Jesse Hood et ux by Deed recorded May 27, 1947 in Book 606 of Deeds, page 129; and
EXCEPT that part of Southwest quarter of the Northwest quarter lying South of the Buckeye Canal right-of-way.

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THIRTY SIX:

A strip of land located in the Northeast quarter of Section 35, Township 1 North, Range 3 West of the Gila and Salt River Base and Meridian, lying North of the North right of way line of the Buckeye Canal and South of the following described survey line;

BEGINNING at a point on the West line of the Northeast quarter of said Section 35, which bears South 0 degrees 39 minutes 22.8 seconds West 1326.218 feet from the North quarter corner thereof:

thence North 73 degrees 54 minutes 59.607 seconds East 286.994 feet;
thence North 64 degrees 53 minutes 49.047 seconds East 215.157 feet;
thence North 71 degrees 43 minutes 06.096 seconds East 39.001 feet;
thence North 84 degrees 33 minutes 58.281 seconds East 107.872 feet;
thence North 84 degrees 50 minutes 04.924 seconds East 451.241 feet;
thence North 83 degrees 48 minutes 46.429 seconds East 997.517 feet;
thence North 83 degrees 44 minutes 41.735 seconds East 562.019 feet to a point on the East line of the Northeast quarter of said section 35 which bears South 0 degrees 09 minutes 40,589 seconds West 906.099 feet from the Northeast corner thereof, containing 3.10 acres.

THIRTY SEVEN:

A strip of land 50 feet in width located in the Northwest quarter of the Northwest quarter of Section Thirty-six (36), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying North of the Buckeye Canal right of way and South of the following described survey line:

COMMENCING at the Northeast corner of the Northwest quarter of the Northwest quarter of said Section 36; thence South 0 degrees 10 minutes 40.5 seconds West a distance of 697.721 feet to the True Point of Beginning of the Line described herein; thence South 81 degrees 11 minutes 21.297 seconds West a distance of 150.037 feet; thence South 79 degrees 56 minutes 38.747 seconds West a distance of 349.816 feet; thence South 82 degrees 36 minutes 54.783 seconds West a distance of 596.815 feet; thence South 83 degrees 44 minutes 41.735 seconds West, a distance of 237.752 feet to a point which bears South 0 degrees 09 minutes 40.589 seconds West a distance of 906.099 feet from the Northwest corner of said Section 36;

EXCEPT all oil, gas, and other hydrocarbon substances, helium or other substances of a gaseous nature, coal, metals, minerals, fossils, fertilizer of every name and description, together will all uranium, thorium, or other material which is or may be determined by the laws of the United States or of this state or decisions of Courts, to be peculiarly essential to the production of fissionable materials whether or not of commercial value, and the exclusive right thereto on, in or under the above described lands, shall be and remain and are hereby reserved in and retained by the State of Arizona.
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THIRTY EIGHT:

That portion of the Northwest Quarter of Section 36, Township 1 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, lying North of the centerline of the Buckeye Irrigation Canal and South of a line described as follows:

COMMENCING at the North Quarter corner of said Section 36, thence South 0 degrees 11 minutes 41 seconds West, a distance of 396.94 feet to the TRUE POINT OF BEGINNING of the line described herein; thence South 71 degrees 38 minutes 29 seconds West, a distance of 465.66 feet; thence South 77 degrees 44 minutes 03 seconds West, a distance of 187.12 feet; thence South 82 degrees 37 minutes 56 seconds West, a distance of 598.80 feet; thence South 89 degrees 11 minutes 21 seconds West, a distance of 104.03 feet, to a point, from which point the Northwest corner of the Northeast Quarter of the Northwest Quarter of said Section 36 bears North 0 degrees 10 minutes 41 seconds East, a distance of 697.78 feet.

All bearings are Grid Bearings, Arizona State Plane Coordinate System, Central Zone. All distances are Ground.

THIRTY NINE:

A parcel of land in the Southeast quarter of Section 25, Township 1 North, Range 3 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows: (Using as a base the East line of said Southeast quarter with an assumed bearing of North 0 degrees 21 minutes 50 (seconds East).

Commencing at the Southeast corner of said Southeast quarter of Section 25; thence North 0 degrees 21 minutes 50 seconds East along the East line of said Southeast quarter, a distance of 131.02 feet to a point on the Northerly right of way line of the Buckeye Canal and the TRUE POINT OF BEGINNING of the parcel described herein; thence continuing North 0 degrees 21 minutes 50 seconds East along said East line, a distance of 53.79 feet; thence South 79 degrees 39 minutes 02 seconds West a distance of 943.91 feet to a point on the South line of said Southeast quarter; thence South 89 degrees 03 minutes 31 seconds East along said South line, a distance of 260.16 feet to a point on the Northerly right of way line of said Buckeye Canal; thence North 80 degrees 28 minutes 52 seconds East along said Northerly right of way line, a distance of 80.47 feet; thence North 79 degrees 43 minutes 16 seconds East along said Northerly right of way line, a distance of 594.17 feet; thence North 79 degrees 52 minutes 58 seconds East along said Northerly right of way line, a distance of 4.16 feet to the True Point of Beginning of the parcel herein described.

Containing .9711 acres more or less.
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FORTY:

PARCEL NO. 1:   (AMENDED LEGAL DESCRIPTION)

That portion of the Southwest quarter of Section Twenty-nine (29), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian, more particularly described as follows:

COMMENCING at the South quarter corner of said Section 29; thence North 0 degrees 18 minutes 22 seconds East a distance of 1328.689 feet to the TRUE POINT OF BEGINNING of the parcel described herein; thence continuing North 0 degrees 18 minutes 22 seconds East a distance of 654.064 feet to a point on the South right of way line of the Southern Pacific Railroad; thence South 82 degrees 05 minutes 36 seconds West along the South right of way line of the Southern Pacific Railroad a distance of 1317.478 feet; thence South 01 degrees 53 minutes 53 seconds East a distance of 262.436 feet; thence South 01 degrees 53 minutes 53 seconds East 50.17 feet; thence North 76 degrees 16 minutes 07 seconds East a distance of 16.498 feet; thence North 81 degrees 06 minutes 51 seconds East a distance of 100.339 feet; thence South 81 degrees 59 minutes 28 seconds East a distance of 129.61 feet; thence South 78 degrees 20 minutes 59 seconds East a distance of 99.04 feet; thence South 71 degrees 23 minutes 04 seconds East a distance of 100.245 feet; thence South 63 degrees 26 minutes 06 seconds East a distance of 100.623 feet; thence South 55 degrees 23 minutes 25 seconds East a distance of 104.033 feet to a point on the North line of Tract #44; thence South 89 degrees 31 minutes 24.32 seconds East along said North line of Tract #44 a distance of 680.0 feet to the TRUE POINT OF BEGINNING of the parcel herein described.

PARCEL NO, 2:

That part of the Southwest quarter (SW1/4) of Section 29 and the South half (S1/2) of Section Thirty (30), Township One (1) North, Range Two (2) West of the Gila and Salt River Base and Meridian lying North of the North right-of-way line of the Buckeye Canal and South of the following described line:

COMMENCING at the Southwest corner of said Section 30;

THENCE North 0 degrees 21 minutes 50 seconds East a distance of 184.8 feet to the TRUE POINT OF BEGINNING of the line described herein;
THENCE North 79 degrees 39 minutes 02 seconds East a distance of 638.973 feet;
THENCE North 79 degrees 01 minutes 31.86 seconds East a distance of 399.555 feet;
THENCE North 79 degrees 32 minutes 11.85 seconds East a distance of 751.9 feet;
THENCE North 80 degrees 49 minutes 46.65 seconds East a distance of 593.886 feet;
THENCE North 65 degrees 46 minutes 27.70 seconds East a distance of 220.719 feet;
THENCE North 51 degrees 21 minutes 35 seconds East a distance of 342. 655 feet;
THENCE North 52 degrees 21 minutes 42 seconds East a distance of 352.097 feet;
THENCE North 55 degrees 47 minutes 25 seconds East a distance of 208.010 feet;
THENCE North 61 degrees 26 minutes 09 seconds East a distance of 252.904 feet;
THENCE North 63 degrees 55 minutes 48 seconds East a distance of 156.533 feet;
THENCE NORTH 71 degrees 35 minutes 50 seconds East 210.476 feet to a point on the West line of Parcel No. 1, from which point the Southwest corner of Parcel No. 1 bears South 01 degrees 53 minutes 53 seconds East a distance of 50.17 feet.

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PARCEL NO. 3:

That part of the Southwest Quarter of Section 29, Township 1 North, Range 2 West of the Gila and Salt River Base and Meridian, more particularly described as follows:

COMMENCING at the Southwest corner of said Section 29; thence North 0 degrees 20 minutes 53.8 seconds East a distance of 680.450 feet; thence North 65 degrees 46 minutes 27.7 seconds East a distance of 84.091 feet; thence North 51 degrees 21 minutes 35 seconds East a distance of 131.627 feet to the West line of Tract #44 and the TRUE POINT OF BEGINNING of the parcel described herein;

THENCE North 51 degrees 21 minutes 35 seconds East a distance of 211.028 feet;
THENCE North 52 degrees 21 minutes 42 seconds East a distance of 352.097 feet;
THENCE North 55 degrees 47 minutes 25 seconds East a distance of 208.010 feet;
THENCE North 61 degrees 26 minutes 09 seconds East a distance of 252.904 feet;
THENCE North 63 degrees 55 minutes 48 seconds East a distance of 156.533 feet;
THENCE North 71 degrees 35 minutes 50 seconds East a distance of 210.476 feet;
THENCE North 1 degree 53 minutes 53 seconds West a distance of 262.436 feet; to a point on the South right of way line of the Southern Pacific Railroad;
THENCE South 82 degrees 05 minutes 36 seconds West along the South line of the Southern Pacific Railroad right of way, a distance of 1173.568 feet
THENCE South 0 degrees 29 minutes 21 seconds West a distance of 290.883 feet to the Northwest corner of said Tract #44; thence continuing South 0 degrees 29 minutes 21 seconds West along the West line of said Tract #44 a distance of 529.902 feet to the TRUE POINT OF BEGINNING of the parcel herein described.

PARCEL NO. 4:

That portion of Lot 7 in Section Twenty-nine (29), Township One (1) North, Range Two (2) West, of the Gila and Salt River Base and Meridian, lying South of the Southerly line of the Southern Pacific railroad right of way, North of the Northerly boundary of Parcel No. 2 herein, West of the West line of Parcel No. 3 herein, and East of a line described as commencing at a point on the Southerly line of the Southern Pacific railroad right of way which is the Northwest corner of Parcel No. 3 herein; thence South 82 degrees 06 minutes 46 seconds West along said right of way line, a distance of 30.32 feet to the True Point of Beginning of the West boundary line of the parcel described herein; thence South 0 degrees 29 minutes 21 seconds West, a distance of 842.32 feet to the Northerly boundary line of Parcel No. 2 herein, and the terminus of said West boundary line.

FORTY TWO:

That part of Lot Three (3) (sometimes called the Northeast quarter of the Northwest quarter) of Section Five (5), Township One (1) South, Range Three (3) West of the Gila and Salt River Base and Meridian, bounded on the North by the Southerly line of that certain parcel of land conveyed to the Town of Buckeye by instrument recorded November 14, 1963 in Docket 4808, page 110, bounded on the West by the prolongation Southerly of the West line of said Buckeye Parcel to the center line of said Buckeye Canal, bounded on the East by the prolongation Southerly of the East line of said Buckeye Parcel to the Center line of said Buckeye Canal, and bounded on the South by the center line of said Buckeye Canal.
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Subject to existing utility easements and rights of way.

FORTY THREE:

ATTENTION:

THIS DESCRIBES LAND, EXCLUDING LAND DESCRIBED BY EXCEPTION, THAT ANPP’S TRUSTEE CONVEYED IN A SPECIAL WARRANTY DEED (DOCKET 15504, PAGE 905). EPE-PVS REPRESENTATIVE

PARCEL NO. 1:   All that portion of Section Thirty-three (33), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, lying South of the South right of way line of the Southern Pacific Company and North of the North right of way line of the Buckeye Canal; EXCEPT the West 896 feet thereof.

TOGETHER WITH AN EASEMENT for ingress and egress over that certain strip of land contained within the land excepted herein from the above-described property, said easement being 50 feet in width and extending from the North right-of-way line of The Buckeye Canal to the North line of that certain strip of land excepted herein from the above-described parcel, bounded on the East and West by the Northerly prolongations of the East and West lines of Parcel No. 4 described herein.

PARCEL NO. 2:   That part of the North half of the Southwest quarter of Section Thirty-four (34), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, described as follows:

BEGINNING at the Northeast corner of the Southwest quarter of said Section Thirty-four (34), Township One (1) North, Range Three (3) West thence North 89 degrees 28 minutes West along the North line of said Southwest quarter a distance of 217.38 feet to the South line of the land and right of way of the Southern Pacific Company; thence South 75 degrees 06 minutes West, and along said right of way line 1400.29 feet to an iron pipe at the Northeast corner of Parcel No. 2, described in Deed recorded in Book 376 of Deeds, page 87, records of Maricopa County, Arizona; thence South 812.63 feet to an iron pipe in the North right of way line of the Buckeye Canal, said right of way line being 33 feet Northwesterly from and parallel with the Northwesterly edge of water in said canal and 46 feet Northwesterly from and parallel with the center line of said canal; thence along said right of way line North 84 degrees 44 minutes East 69.43 feet; thence North 76 degrees 10 minutes East 145.02 feet; thence North 70 degrees 22 minutes East 548.45 feet and North 71 degrees 37 minutes East 885.33 feet to a point in the East line of the Southwest quarter of said Section Thirty-four (34); thence along said East line North 0 degrees 14 minutes East 666.14 feet to the point of beginning.
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PARCEL NO. 3:   BEGINNING at the intersection of the West line of the Southwest quarter of Section Thirty-four (34), Township One (1) North, Range Three (3) West of the Gila and Salt River Base and Meridian, with the Southerly right of way line of the Southern Pacific Company, said point of beginning being marked with an iron pipe and from which the Northwest corner of said Southwest quarter of Section Thirty-four (34) bears North 671.33 feet; thence from said point of beginning run South along the West line of said Southwest quarter of Section Thirty-Four (34), a distance of 623.73 feet to the North right of way line of the Buckeye Canal, said right of way line being 30.78 feet North of the Southwest corner of the North half of the said Southwest quarter of Section Thirty-four (34); thence North 84 degrees 44 minutes East along said right of way line 1090.91 feet; thence North 812.63 feet to the Southerly right of way line of the Southern Pacific Company; thence South 75 degrees 06 minutes West along said right of way line 1124.10 feet to the point of beginning.

PARCEL NO. 4:Lot Eleven (11), EAST SUNLAND, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, in Book 42 of Maps, page 24.

EXCEPT THE FOLLOWING: (As it affects the aforesaid parcels 1, 2 and 3)

A strip of land lying North of the North right of way line of the Buckeye Canal and South of the following described survey line:

BEGINNING at a point on the North-South mid-section line, which lies South 0 degrees 16 minutes 22 seconds East 621.6 feet from the center of Section Thirty-four (34), Township One (1) North, Range Three (3) West;
thence South 71 degrees 07 minutes 32 seconds West 891.36 feet;
thence South 59 degrees 56 minutes 59 seconds West 594.85 feet;
thence South 76 degrees 57 minutes 31 seconds West 87.88 feet;
thence South 84 degrees 21 minutes 14 seconds West 695.53 feet;
thence South 84 degrees 02 minutes 49 seconds West 401.80 feet;
thence South 84 degrees 26 minutes 50 seconds West 64.94 feet;
thence South 84 degrees 26 minutes 50 seconds West 335.40 feet;
thence South 83 degrees 42 minutes 32 seconds West 104.54 feet;
thence South 78 degrees 04 minutes 27 seconds West 31.37 feet;
thence South 70 degrees 47 minutes 47 seconds West 62.18 feet;
thence South 63 degrees 46 minutes 20 seconds West 202.53 feet;
thence South 66 degrees 43 minutes 18 seconds West 692.58 feet;
thence South 67 degrees 51 minutes 05 seconds West 530.84 feet;
thence South 84 degrees 39 minutes 12 seconds West 598.60 feet;
thence South 80 degrees 22 minutes 01 seconds West 53.30 feet;
thence South 80 degrees 53 minutes 59 seconds West 50.14 feet;
thence South 79 degrees 17 minutes 47 seconds West 52.29 feet;
thence South 77 degrees 59 minutes 34 seconds West 49.94 feet;

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thence South 77 degrees 59 minutes 34 seconds West 4.53 feet;
thence South 73 degrees 26 minutes 05 seconds West 51.15 feet;
thence South 75 degrees 10 minutes 29 seconds West 1194.58 feet;
thence South 77 degrees 56 minutes 53 seconds West 543.18 feet, to a point on the West line of that property described in Parcel No. 1 herein.
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H.           Real Property in Greenlee County, Arizona

The following described pieces, parcels or tracts of land, rights-of-way, easements and rights and interests in and to land lying and being in Greenlee County, Arizona, together with all improvements of every description thereon stationed or anywise incident or appertaining thereto:

H.1.	345 KV Transmission Line A

A.       Luna to Greenlee, subdivided into Luna/Hidalgo

The transmission line commences at the Luna Switching Station in Deming, New Mexico and extends in a westerly direction to the Hidalgo Switching Station, located at or near Lordsburg, Hidalgo County, New Mexico for a distance of 50 miles, of which the company has an undivided 57.2% interest in the three phase, transmission line. The line is located on the northern 150 feet of certain right-of-way easements 300 feet wide. The Company owns and undivided 57.2% interest in and to said 300 foot right-of-way easements upon which the line is located.

B.       Hildalgo to Greenlee - 35600

An undivided 40% interest in and to right-of-way easements or a direct ownership interest in, upon, over, under and across the northerly and easterly half of the lands in Greenlee County, Arizona hereinafter referred to, and in and to the line or lines or poles or steel towers and wires or cables suspended thereon and supported thereby, and underground conduits, cables, vaults and manholes for the transmission and distribution of electricity and for all other purposes connected therewith, and for telephone, signal and communication purposes, including guys, anchorage, cross-arms, braces and other appliances and fixtures for use in connection therewith at such locations upon, along, over and under the said right-of-way, together with the right of ingress and egress therefrom, to and along said right-of-way.
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An easement three hundred (300) feet wide, being seventy-five (75) feet left and two hundred and twenty-five (225) feet right of the following described survey line: Beginning at survey station 0 plus 00, a point in Section 29, T. 5 S., R. 31 E., Gila and Salt River Principal Meridian; running thence S. 15° 47’ 37” E., 12,650.00 feet to P.I. survey station 126 plus 50.00, a point in Section 10, T. 6 S., R. 31 E., G and S.R.P.M.; thence S. 10° 31’ 31” E., 12,832.00 feet to P.I. survey station equation 254 plus 82.05 BK equals 255 plus 90.00 AH., a point in Section 22, T. 6 S., R. 31 E., G. and S.R.P.M.; thence S. 00° 07’ 22” E., 16,380.00 feet to P.I. survey station 419 plus 70.00, a point in Section 3, T. 7 S., R. 31 E., G. and S.R.P.M.; thence S. 07° 47’ 50” E., 3,180.08 feet to P.I. survey station equation 451 plus 50.08 BK equals 452 plus 00 AH, a point in Section 10, T. 7 S., R. 2 E., G. and S.R.P.M.; thence S. 20° 45’ 52” E., 19,046.18 feet to P.I. survey station 642 plus 46.18, a point in Section 25, T. 7 S., R. 31 E., G. and S.R.P.M.; thence S. 00° 38’ 38” W., 21,891.48 feet to P.I. survey station 861 plus 37.66, a point in Section 14, T. 8 S., R. 31 E., G. and S.R.P.M.; thence S. 23° 59’ 43” E., 16,466.68 feet to P.I. survey station 1026 plus 04.34, a point in Section 31, T. 8 S. R. 32 E., G. and S.R.P.M.; thence S. 27° 03’ 29” E., 20,251.68 feet to P.I. survey station 1228 plus 56.02, a point in Section 16, T.9 S., R. 32 E., G. and S.R.P.M.; thence S. 25° 39’ 21” E., 23,639.77 feet to survey station 1465 plus 45.79, a point in the Arizona-New Mexico state line being the East boundary line of Greenlee County, Arizona and the West boundary line of Hidalgo County, New Mexico, also being a point in the East boundary line of Section 10, T. 10 S., R. 31 E., G. and S.R.P.M., whence the Northeast corner of said Section 10 bears N. 00° 04’ 30” W., 258.74 feet distant.
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I.             Texas Franchises.

The following described franchises, rights and licenses for the operation of the Company’s electric light and power system, in the State of Texas:

1.	Franchise to El Paso Electric Company from the Town of Anthony, under Ordinance 265 passed and approved June 25, 1985; accepted July 1, 1985.

2.	Franchise to El Paso Electric Company from the Town of Clint, under ordinance passed and approved April 3, 1975.

3.	Franchise to El Paso Electric Company from the City of El Paso, under ordinance passed, approved and accepted March 25, 1971. (*)

4.	Franchise to El Paso Electric Company from the Town of Horizon City, under ordinance passed, approved and accepted March 28, 1989.

5.	Franchise to El Paso Electric Company from the Town of Socorro, under ordinance passed and approved November 3, 1986; accepted November 14, 1986.

6.	Franchise to El Paso Electric Company from the Town of Van Horn, under Ordinance No. 83-02-105 passed, approved and accepted February 15, 1983.

7.	Franchise to El Paso Electric Company from the Village of Vinton, under ordinance passed and approved July 25, 1978.

(*) Ordinance No. 012539 passed and approved by City Council of El Paso on September 12, 1995 is not in effective until accepted and signed by El Paso Electric. Anticipated effective date of February 12, 1996.
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J.            New Mexico Franchises.

The following described franchises, rights and licenses for the operation of the Company’s electric light and power system in the State of New Mexico:

1.	Ordinance No. 106-92 Granting A Right of Way Agreement to El Paso Electric Company from the County of Dona Ana, under agreement passed and approved September 29, 1992.

2.	Ordinance No. 254 Granting A Right of Way Agreement to El Paso Electric Company from the Village of Hatch, under agreement passed, approved and accepted June 24, 1993.

3.	Franchise to El Paso Electric Company from the County of Luna, under Ordinance No. 18 approved May 8, 1992; accepted May 22, 1992.

4.	Franchise to El Paso Electric Company from the Town of Mesilla, under Charter No. 6, Ordinance No. 1, passed, approved and accepted July 31, 1986.

5.	Franchise to El Paso Electric Company from the County of Otero, under Franchise Ordinance No. 88-07, passed, approved and accepted June 5, 1989.

6.	Franchise to El Paso Electric company from the county of Sierra, under Franchise approved and accepted November 17, 1981.

7.	Franchise to El Paso Electric Company from the City of Sunland Park, under Ordinance passed, approved and accepted August 7, 1984.
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K.            High Voltage Lines in the State of Texas.

 The following described high voltage lines in the State of Texas, together with all lots, parcels or tracts of land, rights-of-way, easements, rights and interests in and to land, privileges and appurtenances thereof or in any wise incident or appertaining thereto and any wires, cables, poles, cross-arms, guys, anchors, braces, conduits, stubs, transformers, conductors, and other fixtures and appurtenances thereof, the lands, rights, rights-of-way, easements and other privileges used for said transmission lines having been conveyed to the Company by certain Deed and easements recorded in the deed records of El Paso and Hudspeth Counties, Texas:

K.1.	69KV Ascarate to Felipe, subdivided into Ascarate/Socorro - 8400. Socorro/Valley - 8500 and Valley/Felipe - 5100

 This line originates at Ascarate Substation (8400) in East El Paso and is located on the old Rio Grande Traction Company’s right-of-way which is now owned by the company except for certain tracts conveyed to the County of El Paso for road purposes and on dedicated County roads terminating at Socorro Substation. The company retains an easement for pole lines over the conveyed land. At Socorro Substation the line changes numbering and extends to Valley Substation (8500), which is entirely on dedicated County roads for a distance of 2.43 miles. At Valley Substation the line number changes to the 5100 line and continues to Felipe substation with Clint and Fabens Substations in between. The line is entirely on dedicated County Roads or lanes and on private easements including the Texas University Lands. This portion extends from Valley to Clint, 3.31 miles, Clint to Fabens, 8.75 miles and from Fabens to Felipe substation for a distance of 2.26 miles. Total line distance from Ascarate to Felipe is 26.86 miles.

K.2.	69KV Lane to Valley, subdivided into Lane/Americas - 5200 and Americas/Valley - 7900

 This line originates at Lane substation, located on Texas Highway Department maintained lanes and roads, to Americas Substation for a distance of 3.62 miles. From this point the it continues on to Valley Substation, located on State or County roads and lanes and easements from private property owners, for a distance of 6.35 miles. Total distance of 9.97 miles.

K.3.	69KV Rio Grande to Border Steel - 5400

 This line the Rio Grande Power Plant in an easterly direction, crosses A.T.S.F. Railroad Company and Doniphan Drive, turns northerly paralleling a 115KV. There are two intermediate substations that tap this line, Darbyshire and Proler. Rio Grande to Darbyshire (Bergen Steel) is a distance of 9.75 miles, to Proler (Commercial Metals) a distance of 2.98 miles and to Border Steel a distance of 0.63 miles. Total line distance of 13.36 miles. The majority of this line is located on easements with the remainder being situated on city streets and right of way owned by the Company.
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K.4.	69KV Rio Grande to Sunset, subdivided into Rio Grande/ASARCO - 5500 and ASARCO/Sunset - 5900

 This line originates at the Rio Grande Power Plant and terminates at the Sunset Substation in El Paso with ASARCO being an intermediate substation. The line crosses the A.T.S.F. Railroad and Doniphan Drive to a 150 foot strip of company owned right-of-way in an easterly direction crossing Interstate 10 to the Franklin Mountains, thence turns southerly to ASARCO substation for a distance of 2.55 miles. From this point it continues southerly then easterly through the University of Texas at El Paso to the company’s Sunset Substation, for a distance of 2.23 miles. The line is located on either Company-owned property or easements granted by the University of Texas and by private owners. Total length of the line is 4.78 miles.

 No. 5500 Transmission Line Right-of-Way

 A portion of the Mary F. Neel estate located West of Survey No. 202, El Paso County, Texas, more particularly described by metes and bounds as follows:

 From a point lying in the easterly right-of-way line of a City of El Paso 35 foot road, and said point being the point of intersection of the easterly right-of-way line of U.S. Interstate Highway No, 10 and the easterly boundary line of Hart Homestead; thence; North 28°-07’ 29” West along the easterly right-of-way line of U.S. Interstate Highway No. 10, a distance of 73.48 feet to a point lying in the westerly right-of-way line of the City of El Paso 35 foot road and said point being the point of beginning; thence; North 12°-40’ 42.73” West continuing along the easterly right-of-way line of U.S. Interstate Highway No. 10, a distance of 72.74 feet to a point lying in the easterly easement line of an El Paso Electric Company easement (Sunset Transmission Line).

 Thence; continuing North 12°-40’ 42.73” West along said easterly easement line, a distance of 345.88 feet; thence; South 30o-52’ 59.16” East a distance of 181.77 feet to a point lying in the westerly right-of-way line of the City of El Paso 35 foot road; thence; South 0°-19’ 7.27” West along said westerly right-of-way line a distance of 252.42 feet to the point of beginning and containing in all 0.273 acres of land, more or less.

 Conveyed to the El Paso Electric Company by warranty deed from Charles J. Neel, James F. Neel and Alan F. Neel. Dated August 12, 1966 recorded in Book 137 on Page 0497 Deed Records of El Paso County, Texas.

K.5.	69KV Rio Grande to Sunset - 5600

 This line originates at north end of the Rio Grande Power Plant and terminates at Sunset Substation, a distance of 5.32 miles. It is located on Company owned right-of-way and on easements granted by the University of Texas and by private property owners.
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K.6.	69KV Rio Grande to Sunset - 5700

 This line originates at the south end of the Rio Grande Power Plant and terminates at Sunset Substation, a distance of 5.22 miles. It is located on Company owned right-of-way and on easements granted by the University of Texas and by private property owners.

K.7.	69KV Dallas to Ascarate - 5800

 This line originates at Dallas Substation and terminates at Ascarate Substation, located on dedicated city streets and company owned property, a total distance of 5.80 miles.

K.8.	69KV Austin to Ascarate - 6100

 This line originates at Austin Substation and terminates at Ascarate Substation, located entirely on city streets, a total distance of 2.31 miles.

K.9.	69K V Ascarate to Scotsdale. subdivided into Ascarate/Phelps Dodge - 6200. Phelps Dodge/Viscount - 8600, Viscount/Farah - 8700 and Farah/Scotsdale - 8800

 The line originates at Ascarate Substation and taps into Phelps Dodge Substation, a distance of 0.43 miles. Continues from Phelps Dodge to Viscount Substation, a distance of 1.56 miles. From that point continues to Farah Substation, a distance of 1.94 miles, thence, to its termination point at Scotsdale Substation, a distance of 2.05 miles. From Ascarate Substation to Farah Substation this line is located entirely on easements granted by the Texas State Highway Department and private property owners and city streets. The portion from Farah Substation to Scotsdale Substation is located almost entirely on company owned property except for the small portion on city streets. The total distance of this line is 5.98 miles.

K.10.	69KV Scotsdale to Lane, subdivided into Scotsdale/Mann - 8900 and Mann/Lane - 6300

 This line originates at Scotsdale Substation and taps into Mann Substation, a distance of 3.19 miles. At Mann Substation the line extends to and then parallels the northerly side of Interstate 10 to Lane Substation, a distance of 2.97 miles. It is located on Company owned property, easements granted by the Texas State Highway Department and on city streets. Total distance is 6.16 miles.

K.11.	69KV Austin to Dyer - 6400

 This line originates at Austin Substation and terminates at Dyer substation for a total distance of 2.15 miles. Out of Austin Substation the line is located on Company owned property, except where it crosses city streets. Along the southerly boundary of Fort Bliss Military Reservation it parallels two 115KV transmission lines for a short distance then separates onto Mobile Street, crosses the Interstate to Dyer Substation.
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K.12.	69KV Dyer to Leo - 6500

 This line originates at Dyer Substation and terminates at Leo Substation, a distance of 4.39 miles. The line extends in a northerly direction paralleling the Southern Pacific Railroad to Monroe Street, turns west up to and parallels Pollard Street north to Hayes. At Hayes it continues on Dyer Street through Military property. At the intersection of Dyer and Leo, the line turns north on Leo through Military property. The line is located on dedicated streets and easements obtained from Southern Pacific Railroad and the United States Army. The major portion being on Military lands.

K.13.	69KV Wrangler to Felipe, subdivided into Wrangler/Horizon Tap (8100) - Horizon Tap to Felipe Substation 6700

 Originating at Wrangler Substation in East El Paso this line parallels I-10 for a distance of 3.24 miles where the Horizon Tap (8100) is located. From the 8100 tap to Felipe Substation in far East El Paso the line is 13.43 miles. This line is located company owned property, on easements granted by the Texas State Highway Department and by private property owners and on dedicated streets. Total line distance is 16.67 miles.

K.14.	69KV Felipe to Alamo - 6800

 This line originates at Felipe Substation and terminates at Alamo substation, a distance 10.18 miles. This line is located on easements granted by the University of Texas, State of Texas and by private property owners.

K.15.	69KV Milagro to McGregor - 7200

 This line originates at Milagro Substation with Desert Substation, serving the town of Newman, Texas being intermediate, and then continues into McGregor Substation in New Mexico. The total length of this line is 23.05 miles, 13.30 miles are in Texas. The line is situated upon lands owned by El Paso Electric Company and easements secured private property owners

K.16.	69KV Alamo to Neely - 7300

 Originating at Alamo Substation, this line extends 4.46 miles in El Paso County then 45.5 miles in Hudspeth County to the Sierra Blanca Substation, from this sub it continues to Neely Substation for a short distance of 0.77 miles. A total of 50.73 miles is located on easements secured from private property owners.

K.17.	69KV Sunset to Santa Fe - 7500

 This line originates at Sunset Substation and extends in a southerly direction to Santa Fe Substation for & distance of 1.34 miles. The majority of this line is located on dedicated streets, the rest is located on easements obtained from private property owners and company owned land.
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K.18.	69KV Santa Fe to Dallas - 7600

 This line originates at the Santa Fe Substation on company owned property extends to Dallas Substation a distance of 1.86 miles. It is located on dedicated city streets and a private easement.

K.19.	69KV Austin to Scotsdale - 7700

 Originating at the Austin Substation, this line extends 4.69 miles to the Scotsdale Substation on easements from the City of El Paso, Southern Pacific Railroad Company, Standard Oil Company of Texas and the Del Norte Golf and County Club Incorporated.

K.20.	69KV Leo to Milagro - 7800

 This line originates at Leo Substation and extends to Milagro Substation, a distance of 3.76 miles. It is located on dedicated city streets, easements obtained from the U.S. Army and the Public Service Board of the City of El Paso and a small section of company owned land.

K.21.	69KV Fanner to REA - 8300

 This line originates at Farmer Substation and terminates at REA Substation, both in Culberson County, Texas. The 3.37 miles of line is located entirely on a Texas State Highway.

K.22.	69KV Neely to Farmer - 9100

 Originating at Neely Substation in Sierra Blanca, Texas, this line extends 23.9 miles in Hudspeth County and 5.1 miles in Culberson County to the Farmer Substation in Van Horn, Texas on easements secured from private property owners.

K.23.	115KV Newman to Oro Grande - 11100

 This line originates at the Newman Power Plant and extends to the Chaparral Substation in New Mexico and then to Oro Grande Substation in New Mexico. Only one mile of this line is located in Texas and is on company owned property.

K.24.	115KV Newman to Anthony - 11400

 Originating at the Newman Power Plant, one mile is located in Texas and is on company owned property.
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No. 11400 Transmission Line Right-of-Way

Parcel One

 A strip of land being a portion of and located in Section 11, Block 81, Township 1, Texas and Pacific Railway Surveys, County of El Paso, Texas, and more particularly described as follows:

 Beginning at a point which lies on the Western property line of an existing two-hundred foot, El Paso Electric Company transmission right-of-way from which said point bears South 1°-02’ 30” East, along the Western property line of said transmission right-of- way, a distance of three-hundred sixty and hundredths (360.00 feet from a point which lies on the Northern property line of said Section 11, from which said point bears South 89°-51’ West, along said Northern property line, a distance of two thousand six hundred forty and no hundredths (2,640.00) feet from a point which marks the Northeast corner of said Section 11; thence; from the point of beginning, South 1°-02’ 30” East, along the above mentioned transmission right-of-way, a distance of two thousand three hundred three and ten hundredths (2,303.10) feet to a point; thence; South 89°-45’ West, a distance of fifteen and no hundredths (15.00) feet to a point; thence; North 1°-02’ 30” West, a distance of two thousand three hundred three and ten hundredths (2,303.10) feet more or less to a point which lies or is intended to lie on the southern property line of well site E-4; thence; North 89°-51’ East, along said southern property line, a distance of fifteen and no hundredths (15.00) feet more or less to the point of beginning. Above described strip of land contains seven hundred ninety-three thousands (0.793) acres more or less.

PARCEL TWO

 A strip of land being a portion of and located in Section 2, Block 81, Township 1, Texas and Pacific Railway Surveys, County of El Paso, Texas, and more particularly described as follows:
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Beginning at a point which lies on the Western property line of an existing two hundred (200) foot El Paso Electric Company transmission right-of-way from which said point bears North 0°-59’ West, along the Western property line of said transmission right-of- way, a distance of two hundred twenty and no hundredths (220.00) feet from a point which lies on the southern property line of Section 2, from which said point bears South 89°-51’ West, along said southern property line a distance of two thousand six hundred forty and no hundredths (2,640.00) feet from a point which marks the southeast corner of said Section 2; thence; from the point of beginning, North 0°-59’ West, along the above mentioned transmission right-of-way, a distance of five thousand one hundred twenty-five and twenty hundredths (5,125.20) feet more or less to a point which lies or is intended to lie on the North property line of Section 2, Block 81, Township 1 and the Texas and New Mexico boundary line; thence; South 89°-46’ West, along said section line and boundary line, a distance of fifteen and no hundredths (15.00) feet to a point; thence; South 0°-59’ East, a distance of five thousand one hundred twenty-five and twenty hundredths (5,125.20) feet more or less to a point; hence; North 89°-51’ East, a distance of fifteen and no hundredths (15.00) feet more or less to the point of beginning. Above described strip of land contains one and seven hundred sixty-five thousands (1.765) acres more or less, subject to:

1.	Reservation of all oil, gas and other minerals.

2.	Restrictions of record running with land, if any.

3.	Any easements or prescriptive rights not shown on record, but, apparent upon the property.

 There is excepted and reserved to the City of El Paso, all water rights in and to the above described land; provided however, the City of El Paso shall not have the right in ingress or egress to and from such lands for exploring, mining or producing such water.

 In accepting conveyance, El Paso Electric Company agrees for itself, its successors and assigns not to deposit any waste, radioactive material, or other material on the land that will contaminate the water supply in said area for a period of 75 years.

 Conveyed to the El Paso Electric Company by warranty deed from the City of El Paso, El Paso County, Texas, signed by Ralph E. Seitsinger, its Mayor, dated January 24, 1963. Recorded in Book 87 on Page 0725, Deed Records of El Paso County, Texas.

K.25.	115KV Milagro to Newman - 11600

 Originating at the Newman Power Plant the line extends in a southerly direction to Milagro Substation, a distance of 6.19 miles. It is located on company owned property and an easement from the Public Service Board City of El Paso.

K.26.	115KV Newman to Fort Bliss, subdivided into Newman/Butterfield - 11700 and Butterfield/Fort Bliss - 19100

 Originating at the Newman Power Plant the line extends in a southerly direction to the Butterfield Substation outside of the Fort Bliss Military Reservation and Biggs Army Airfield on Airport Drive. The length of the line is 16.70 miles and is located on company owned property, easement from the United States Army and easements obtained from private property owners. From Butterfield Substation the line cross Airport Drive into Fort Bliss Military Reservation on Haan Road and JEB Stuart to Fort Bliss Substation. The line is entirely on Military lands and is 1.85 miles. Total length of the line is 18.55 miles.

K.27.	115KV Fort Bliss to Austin - 11800

 Originating at the Fort Bliss Substation inside the Fort Bliss Military Reservation the line extends 1.76 miles to Austin Substation. It is located on company property and an easement from the United States Army.
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K.28.	115KV Lane to Wrangler - 12100

 Originating at Lane Substation in east El Paso, the line extends 1.05 miles terminating at Wrangler Substation. It is located along the Gateway and is on Texas State Highway right-of-way and company owned property.

K.29.	115KV Newman to Austin, subdivided into Newman/Shearman - 15100, Shearman/Dyer - 19300 and Dyer/Austin - 19400

 Originating at the Newman Power Plant, this line extends 7.26 miles to Shearman Substation, 9.63 miles from Shearman Substation to Dyer Substation and 2.08 miles from Dyer Substation to Austin Substation. It is located on land owned by El Paso Electric Company, easements secured from the United States Army and dedicated streets, all in El Paso County, for a total distance of 18.97 miles.

K.30.	115KV Rio Grande to Newman - 15500

 Originating at the Rio Grande Power Plant this line extends 20.89 miles over the Franklin Mountains and through Military lands to the Newman Power Plant. It is located on company owned lands, easements obtained from the Texas State Land Office, United States Army and private property owners.

 Tract 1

 A tract of land, 6.8 acres, being a portion of the E.D. Strong Survey No. 217 in El Paso County, Texas, more particularly described as follows, to wit:

 Beginning at a point in the East line of survey 216 said point being the S.W. corner of survey 261 and the N.W. corner of 217; thence East along the boundary line of surveys 217 and 261, a distance of 75 feet more or less. Thence South and parallel to the west boundary line of survey 217, a distance of 3975 feet more or less to a point in the boundary line between surveys 217 and 219, thence West along the boundary line of surveys 217 and 219 a distance 75 feet more or less to a point, said point being the southwest corner of survey 217 and the southeast corner of survey 216; thence North along the boundary line of surveys 217 and 216 a distance of 3975 feet more or less to the point of beginning and containing in all 6.8 acres of ground more or less.

 Conveyed to El Paso Electric Company by Lewis F. Bauer and wife, Adelaide Strong Bauer, by Warranty Deed dated June 7, 1957. Recorded in Book 1347, on Page 633, Deed Records of El Paso County, Texas.
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Tract 2

 A tract of land, being a portion of C.M. Newman Survey No. 219, El Paso County, Texas, more particularly described as follows, to wit:

 Beginning at a point, said point being the Northwest corner of Survey 219 (same being the northeast corner of Survey 218). Thence S. 89° 26’ 25” E. along the boundary line between Survey 219 and Survey 217 a distance of 75.02 feet, thence South and parallel to the west boundary line of Survey 219 a distance of 1463.14 feet to a point on the north right of way line of the El Paso Electric Company; thence N. 82° 56’ 17” W. along the north right of way line of the El Paso Electric Company, a distance of 75.57 feet to a point on the boundary line between Survey 218 and Survey 219, thence North along the boundary line of Survey 218 and Survey 219, a distance of 1454.58 feet to the point of beginning and containing in all 2.51 acres of ground more or less.

 Conveyed to El Paso Electric Company by the El Paso Development Company by Wm. J. Elliott, President, by Warranty Deed dated August 7, 1957. Recorded in Book 1357, on Page 383, Deed Records of El Paso County, Texas.

 Tract 3

 A tract of land, being a portion of the John Barker Survey No. 10 in El Paso County, Texas more particularly described as follows, to wit;

 Beginning at a point in the west line of John Barker 10, from which point the northwest corner of John Barker 10 bears north along the boundary line between John Barker 10 and J.F. Harrison 54 a distance of 2011.63 feet, thence south a distance of 75.05 feet to a point in the north line of an existing 150 foot El Paso Electric Company right of way, thence N. 87° 56’ E. along the north right of way line of the El Paso Electric Company a distance of 945.06 feet, thence north a distance of 75.05 feet, thence S. 87° 56’ W. a distance of 945.06 feet to the point of beginning and containing in all 1.63 acres of ground more or less.

 Conveyed to El Paso Electric Company by Jane Burges Perrenot, by Warranty Deed dated August 17, 1957. Recorded in Book 1357, on Page 385, Deed Records of El Paso County, Texas.

K.31.	115KV Newman to Lane, subdivided into Newman/Vista - 15600. Vista/Sol - 19600 and Sol/Lane - 16600

 This line originates at the Newman Power Plant in northeast El Paso and extends 20.40 miles to Vista Substation in east El Paso. From Vista Substation to Sol Substation the line distance is 2 miles and from Sol Substation to Lane Substation is 2.10 miles. It is located on easements obtained from the United States Army, Texas State Highway and private individuals and company owned property, for a total distance of 24.50 miles.
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 Tract 1

 A tract of land containing 4.242 acres of land, more or less, out of Section 3, Block 80, Township 1, Texas and Pacific Railway Company Surveys, El Paso County, Texas, more particularly described by metes and bounds as follows:

 Beginning at the Southeast corner of Section 3, Block 80, Township 1, of the Texas and Pacific Railway Company Surveys in El Paso County, Texas, for the Southeast corner of this parcel being described, Thence North 89° 52’ 30” West, 2,640.00 feet along the South boundary line of Section 3, Block 80, Township 1, to a point for the Southwest corner of this parcel being described, Thence North 0°-54’ West, 70.00 feet to a point for the Northwest corner of this parcel being described; Thence South 89°-52’ 30” East, 2,640.00 feet to a point on the East boundary line of Section 3, Block 80, Township 1, of the Texas and Pacific Railway Company Surveys in El Paso County, Texas, for the Northeast corner of this parcel being described; Thence, South 0°-48’ East, 70.00 feet to the place of beginning, and containing 4.242 acres of land, more or less, excepting therefrom, all oil, gas and other minerals reserved to the Texas and Pacific Land Trust, and subject to taxes for the year 1970 and thereafter, restrictions, reservations, right-of-way and easements on record.

 Conveyed to the El Paso Company by warranty deed from Times Enterprises, Inc., by J. C. Bagwell, Jr., Vice President. Dated March 13, 1970, recorded in Book 287, Page 1366 of Deed Records of El Paso County, Texas,

Tract 2

Description of a 20.0496 acre portion out of O. A. Danielson Survey 308, El Paso County, Texas.

Metes and bounds description more particularly described as follows:

Being the point of beginning the Northeast corner of Tract 1, Block 1, Ascarate Grant, Thence South 66°-30’ East, 60.32 feet to a point for corner, Thence, North 23°-30 East, 40.00 feet to a point for corner, Thence South 66°-30’ East, 75.00 feet to a point for corner, Thence, South 0°-10 East, 75.00 feet to a point for corner; Thence, South 89°-50’ West, 40.00 feet to a point for corner, Thence South 0o-10’ East, 8,605.22 feet to a point for corner, Thence, South 89°-50 West, 100.00 feet along the common line between Surveys 308 and 309, to a point for corner, Thence, North 0° 10  West, 8,697.90 feet along the common line between Survey 308 and Track 1A, Block 1, Ascarate Grant to the point of beginning, And said portion containing 873,362 square feet or 20.0496 acres of land, more or less, subject, however, to taxes for the year 1970, and thereafter, and to easements, restrictions, reservations and rights-of-way of record.

Conveyed to the El Paso Electric Company by warranty deed from;

Fred Hervey
Fredrich Taylor Hervey, Jr., Trust Estate #2
Evelyn Diane Hervey, Trust Estate #2
Sheryl Dee Gillett, Trust Estate
John Alanson Gillett, Trust Estate
 Helen Shirleen Hervey Gillett, Trust Estate
By Fred Hervey, Trustee

Hercules Development Company
By Fred Hervey, President
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Dated May 22, 1970. Recorded in Book 295, Page 1649 Deed Records of El Paso County, Texas.

Tract 3

A Tract or Parcel of land situated in the County of El Paso, State of Texas, known and described as follows, to wit:

Beginning at a point in the South line of Section 37, Township 2, Block 80, T. & P. R. R. Company Surveys, from which the common corner of Sections 37, 38, 41 and 42, Township 2, Block 80, bears West 1752.80 feet; Thence, North 0°-47’ 30” West, 5235.45 feet to a point in the North line of Section 37; Thence, East 100.00 feet along the common line between Sections 36 and 37, to a point; Thence South 0°-47’ 30” East, 5233.56 feet to a point; Thence, South 3°-32’ 55” East, 1.90 feet to a point; Thence, West 100.10 feet along the common line between Sections 37 and 42 to the point of beginning, said portion containing 523,545 square feet or 12.02 acres of land, more or less.

But it is expressly stipulated that this conveyance is made subject to previous mineral conveyances and oil and gas leases of record and the grantors expressly retain and reserve to themselves all oil and gas and mineral interest of whatever nature in and under said land not previously conveyed by Deed or mineral lease.

It is further stipulated and agreed that this instrument is executed on the condition that if and when the grantee or its assigns shall abandon the land described herein for Electric Transmission and/or Distribution Facility purposes, the Tract of land herein described shall, at the option of Maurice Meyer, Jr., George M. Crawford and George C. Fraser, III, their successors or assigns, revert to the grantors, their successors or assigns.

Grantors specifically reserve the right for themselves and for their successors or assigns the right to cross the above described land at any point and to build or have built roads and/or streets including hard-surfaced roads and streets at any point across the herein described land, providing said crossings, roads and streets are located a minimum of fifty (50) feet from grantee’s structures placed thereon.

Conveyed to the El Paso Electric Company by special warranty deed from the Texas Pacific Land Trust by Maurice Meyer, Jr., George M. Crawford and George C. Fraser, III, trustees of Texas Pacific Land Trust, dated May 22, 1970, recorded in Book 298, Page 0094 Deed Records of El Paso County, Texas.
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Tract 4

A portion of Tract 1A, Block 1, Ascarate Grant, El Paso, El Paso County, Texas, more particularly described as follows:

Being the Northeasterly corner of said Tract 1A the point of beginning of this description, Thence, South 0°-10’ East, 109.18 feet along the common line between Survey 308 and Ascarate Grant, to a point for corner, Thence, North 66°-27’ West, 1683.34 feet to a point for corner, Thence South 23°-33’ West, 40.00 feet to a point for corner, Thence, North 66°-27’ West, 75.00 feet to a point for corner, Thence, North 0o-33’ 12” West, 153.31 feet to a point for corner; Thence, South 66°-27’ East, 1777.01 feet along the common line between Section 42, Block 80, Township 2, T. & P. R. R. Surveys and Survey 308 with Ascarate Grant to the point of beginning, and said portion containing 181,017 square feet or 4.1556 acres of land, more or less; subject, however, to taxes for the year 1970 and thereafter, and to easements, restrictions, reservations and rights-of-way of record and/or apparent on the property.

Conveyed to the El Paso Electric Company by warranty deed from the State National Bank of El Paso by George G. Matkin, Chairman of the Board and W. W. Scott, Vice President and Trust Officer, dated June 10, 1970. Recorded in Book 304, Page 0009 Deed Records of El Paso County, Texas.

K.32.   115KV Austin to El Paso Refining - 15700

Originating at Austin Substation this line extends 1.18 miles to a substation at El Paso Refining. It is located on dedicated streets and an easement from the Texas State Highway Department to cross over Interstate -10

K.33.   115KV Rio Grande to Ascarate, subdivided into Rio Grande/Sunset North - 15800 and Sunset North/Ascarate_- 19500

This line originates at Rio Grande Power Plant and extends to Sunset North Substation for a distance of 5.08 miles.  This segment is located on company owned right-of way and on easements granted by the University of Texas System and by private property owners.   From Sunset North Substation to Ascarate Substation the line extends 7.93 miles. It is located on dedicated streets and easement secured from the Bureau of Reclamation, Texas State Highway Department, City of El Paso and by private property owners.  Total distance of the line is 13.01 miles.

K.34,   115KV Rio Grande to Anthony, subdivided into Rio Grande/Thom - 16100. Thorn/Montoya - 18200 and Montoya/Anthony - 18300

This line ordinates at the Rio Grande Power Plant in an easterly direction, crosses A.T.S.F. Railroad Company and Doniphan Drive, turns northerly paralleling the 69KV line to Border Steel on double circuit structures to Thorn Street, at Thorn turns east across 1-10 to Thorn Substation, a distance of 4.89 miles.  From Thorn Substation the line backtracks to Thorn Street, makes a right angle north to Montoya Substation for 2.99 miles. The next segment extends 8.58 miles in El Paso County from Montoya Substation to the Texas/New Mexico State Line prior to reaching its destination of Anthony Substation in Dona Ana, County, New Mexico.  The line is located on company owned property, dedicated streets and easements obtained from private property owners, A.T.S.F. Railroad Company and the Texas State Highway Department. Total line distance in Texas is 16.46 miles.

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K.35.  115KV Rio Grande to Austin, subdivided into Rio Grandg to Mesa - 16200 and Mesa to Austin - 19800

Originating at the Rio Grande Power Plant this line extends out of the plant in a southeasterly direction into the Smelter Addition where it turns at a right angle and across the river, Santa Fe Railroad right-of-way and Doniphan Drive, into Buena Vista Addition. It continues in an easterly direction crossing I-10 to Mesa Substation for a distance of 2.31 miles.  From Mesa Substation the line extends over the Franklin Mountains to Nashville street, along Nashville to the southerly boundary of Fort Bliss Miliary Reservation to Austin Substation on city streets and company owned right-of-way for a distance of 6.27 miles. The line is located on right-of-way owned by the company except where it traverses city streets; and where it crosses public roads, streets, railroads and the Rio Grande River and over a tract approximately 332 feet 151 feet where an easement was obtained from A.T.S.F. Railroad Company. The width of the right-of-way is generally 150 feet, except where guying is required, which necessitated a greater width and in platted areas where land was purchased. Total distance of the line is 8.58 miles.

K.36.   115KV Vista to Scotsdale - 16400

This line originates at the Vista Substation in a northerly direction to U.S. Highway 62 (Montana Avenue) turns at a right angle west to Scotsdale Substation for a distance of 5.18 miles.  It is located on company owned right-of-way and easements from the City of El Paso, Texas State Highway Department, Southern Pacific Pipeline and dedicated streets.

K.37.  115KV Ascarate to Lane, subdivided into Ascarate/Copper - 16500 and Copper/Lane -16900

Originating at Ascarate Substation this line extends to Copper Substation for a distance of 1.35 miles and continues on to Lane Substation for an additional 5.11 miles.  It is located on easements granted by the Texas State Highway Department and by private property owners, a total distance of 6.46 miles

K.38.   115KV Caliente to Covote - 16700

Originating at Caliente Substation the line extends south to Section 45, Block 79, Township 2, T&P RR Survey, then angles in a northeasterly direction to Section 25, Block 79, Township 2, T&P RR Survey to Coyote Substation, a distance of 9 miles.  It is located on company owned property and easements granted by private property owners, Texas State Land Office and the Texas State Highway Department.

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K.39.   115KV Vista to Caliente - 17400

This line originates at Vista Substation and extends north to U.S. Highway 62 (Montana Avenue), turns a right angle east on U.S. Highway 62, across Loop 375 to Caliente Substation, a distance of 5.90 miles.  It is located on company owned property and easements obtained from the City of El Paso and the Texas State Highway Department.

K.40.   115KV Lane to Caliente - 17500

Originating at Lane Substation this line parallels Zaragosa Road (FM659) in a northeasterly direction to Section 45, Block 79, Township 2, T&P RR Survey, thence north to Caliente Substation. Distance of the line is 8.25 miles and is located on Texas State Highway Department lanes and roads, company owned property and easements obtained from the Texas State Land Office and private property owners.

K.41.  115KV Rio Grande to Dyer, subdivided into Rio Grande/Cromo - 17600 and Cromo/Dyer - 18500

Originating at the Rio Grande Power Plant it extends in an easterly direction across A.T.S.F. Railroad Company, Doniphan Drive, Highway U.S. 85 (Paisano Drive) and Interstate 10 to Cromo Substation, a distance of .95 miles.  From Cromo Substation it extends across the Franklin Mountains to Mobile Street, along Mobile to Dyer Substation for a distance of 6.02 miles.  The line is located on company owned property, easements obtained from the State of Texas, A.T.S.F. Railroad, Texas State Highway Department and private property owners and on dedicated city streets. Total distance of the line is 6.97 miles.

K.42.   115KV Border Steel to Anthony - 17900

This line originates at Border Steel Substation and extends 3.55 miles in FJ Paso County, Texas to the Texas/New Mexico State line before reaching its destination of Anthony Substation in Anthony, Dona Ana County, New Mexico.  It is located on easements granted by private property owners.

K.43.   115KV Ascarate to El Paso Refining, subdivided into Ascarate/Chevron -18600 and Chevron/El Paso Refining - 18900

This line originates at Ascarate Substation and extends in a northerly direction paralleling the railroad for a short distance, angling east to Chevron Substation for a distance of one-half mile. From Chevron Substation the line continues in a northerly direction to El Paso Refining Substation for a distance of 1.08 miles. This line is located on easements from private property owners, Bureau of Reclamation, Chevron Oil Company, El Paso Refining and Southern Pacific Railroad for a total distance of 1.58 miles.
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K.44.  115KV Ascarate to Juarez - 18700

Originating at Ascarate Substation this line extends a distance of 1.36 miles in a southerly direction crossing the railroad, Franklin Canal, and U.S. Highway 80 (Alameda Ave.), parallels the west boundary of the Ascarate Wasteway Drain to the Rio Grande River which represents the boundary between the US and Mexico. It is located on company owned property and easements obtained from the Southern Pacific Railroad, Bureau of Reclamation, County Commissioners and the International Boundary Commission.

K.45.  115KV Coyote to Dell City - 19900

This line originates at Coyote Substation in Section 7, Block 78, Township 2, T&P RR Survey and extends in an easterly direction to the El Paso/Hudspeth County line. El Paso Electric Company’s responsibility ends at the county line.  The line is 10.80 miles and is located on land purchased from Rio Grande Cooperative, Inc. and easements obtained from private land owners and the Texas State Land Office.

K.46.   115KV Newman to Luna - 34600

The Texas portion of this line begins at the Newman Power Plant and extends in a westerly direction to the Texas/New Mexico State Line, a distance of 2.28 miles. The line is located on land conveyed to El Paso Electric Company by the Public Service Board City of El Paso.

K.47.   115KV Newman to Caliente - 34800

Originating at the Newman Power Plant, the lime extends in a southeasterly direction to Caliente Substation in East El Paso, a distance of 23.37 miles. The line is located on Company owned property and on easements from the Texas State Highway Department, U.S. Army, State of Texas and private property owners,

K.48.   115KV Caliente to Amrad - 35100

This line originates at the Caliente Substation extends in a northwesterly direction to Amrad Substation in New Mexico.  The portion of line in Texas is 16.27 miles in distance and is located on company owned property and easements from the U.S. Army and the State of Texas.

K.49.   115KV Newman to Arroyo - 35700

Originating at the Newman Station Power Plant, in Northeast El Paso, Texas, 100 foot wide right-of-way, it extends 2.28 miles in El Paso County prior to its destination at Arroyo Substation in New Mexico.  The Texas portion of the line is located on land conveyed to El Paso Electric by the Public Service Board City of El Paso dated March 30, 1967, recorded in Book 173, Page 1980, Deed Records of El Paso County, Texas, July 14, 1967.

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K.50. 6700 Tap to Horizon - 8100 Line

Originates at The Horizon Interchange I-10 extending 3.57 miles in El Paso County, Texas to the Substation in Horizon City, The easements are from private property owners.
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   L.            High Voltage Lines in the State of New Mexico.

The following described in high voltage lines in the State of New Mexico, together with all lots, parcels or tracts of land, rights-of-way, easements, rights and interests in and to land, privileges and appurtenances thereof or in any wise incident or appertaining thereto and any wires, cables, poles, cross-arms, guys, anchors, braces, conduits, stubs, transformers, conductors, and other fixtures and appurtenances thereof, the lands, rights, easements, and other privileges used for said transmission lines having been conveyed to the Company by Mesilla Valley Electric Company by deed dated December 30, 1940 and by certain other deeds and easements all recorded in the deed records of Dona Ana County, New Mexico:

L.1.         69KV Rio Grande to Juarez - 7100

Even though this line is presently de-energized, the right-of-way is still in place.  The line ordinates at the southerly side of the Rio Grande Power Plant extends in a southerly direction through Dona Ana County, New Mexico to its tie point to the Mexico transmission line, for a distance of 1.68 miles.  This line was built on company owned land and easements acquired from the International Boundary Commission, Southern Pacific Railroad and private property owners.

L.2.         69KV Milagro to McGregor - 7200

This Line originates at Milagro Substation, with Desert Substation serving the town of Newman, Texas being intermediate,  in El Paso County and terminates at McGregor Substation in Otero County, New Mexico. It extends 9.75 miles from the Texas/New Mexico State line into New Mexico. The line is located on McGregor Missile Range, a Military Base, by easement acquired from the United States Army.

L.3.         69KV Cox to Apollo - 7400

This line originates at Cox Substation and terminates at Apollo Substation in the White Sands Missile Range area.  It extends 15.12 miles upon lands acquired by an easement from the New Mexico State Land Office, Bureau of Reclamation, U.S. Army Corp of Engineers-Nasa, New Mexico State Highway Department and private property owners.

L.4.         115KV Newman to Holloman, subdivided into Newman/Oro Grande -11100, Oro Grande/White Sands - 11200 and into Oro Grande/Amrad._- 11300 and Amrad Holloman - 19700

This line originates at the Newman Power Plant in Texas and extends for a short distance to Chaparral Substation then in a northerly direction to the Oro Grande Switching Station in New Mexico, the New Mexico portion being 37.50 miles in distance. From Oro Grande Switching Station the line extends in a westerly direction to the White Sands Substation, in between tapping into Redeye and to ALA5 substations located in the White Sands Missile Range Military Base (WSMR) for a distance of 22.80 miles.  The next portion extends in a northerly direction from the Oro Grande Switching Station to Amrad Substation in WSMR for a distance of 7.86 miles, Amrad to Largo Substation for a distance of 7.68 miles, terminating at Holloman Substation, in Holloman Air Force Base, for a distance of 14.85 miles.  The lines are located on company owned property, easements obtained from the Bureau of Land Management, New Mexico State Lands, Corp of Engineers - U.S. Army, the United States Air Force and private land owners. The total miles of this portion is 90.69 miles.

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L.5.     115KV Newman to Arroyo, subdivided into Newman/Anthony - 11400 and Anthony/Arroyo - 18100

Originating at the Newman Power Plant in El Paso County, Texas this line extends in a westerly direction into New Mexico over the Franklin Mountains tapping into the All American Pipeline (AAP) Substation for a distance of 8.78 miles from the Texas/New Mexico State line to the AAP Substation. From there to the Anthony Substation in Anthony, Dona Ana County, New Mexico, 2.33 miles. At the Anthony Substation the line extends in a northerly direction to Arroyo Substation for a distance of 24.39 miles.  This line is located on company owned lands and easements secured from the Bureau of Land Management, New Mexico State Lands, New Mexico Highway Department and private property owners, for a total distance of 35.57 miles.

No. 11400 Transmission Line Right-of-Way

Located in the Southwest 1/4, Southwest 1/4, Section 28, Township 26 South, Range 5 East, New Mexico Principal Meridian more particularly described as follows:

Beginning at the Southwest corner of Section 28, Township 26 South, Range 5 East, New Mexico Principal Meridian; thence East 1,012.34 feet along the South section line of Section 28 to the Southeast corner of this tract; thence North 78° 36’ 20” West, 1,033.12 feet to the Northwest corner of this tract; thence South 0° 07’ East, 204.11 feet along the West section line of Section 28 to the place of beginning, containing 2.372 acres of land, more or less.

Conveyed to the El Paso Electric Company by Warranty Deed from John Morrison Qualtrough and Joyce Tompkins Qualtrough, his wife, dated November 19, 1962, recorded in Book 166, Page 219, Deed Records of Dona Ana County, New Mexico.

Located in Northeast 1/4, Section 24, Township 26 South, Range 3 East, New Mexico Principal Meridian and more particularly described as follows:

Beginning at the Southeast corner of this tract marked by a concrete monument on the East section line of Section 24, Township 26 South, Range 3 East, U.S.G.L.O. Surveys, whence the Northeast corner of Section 24, Township 26 South, Range 3 East, bears North 0° 01’ 35” West a distance of 2,589.34 feet (G.L.O. bearing North 0° 06’ East) and the re-established East quarter corner of Section 24, Township 26 South, Range 3 East bears South 0o 01’ 35” East, 50.00 feet; thence from the point of beginning North 0° 01’ 35” West, 615.00 feet to the Northeast corner of this tract marked by a concrete monument; thence South 89° 53’ 25” West, 425.00 feet to the Northwest corner of this tract marked by a concrete monument; thence South 0° 01’ 35” East, 615.00 feet to the Southwest corner of this tract marked by a concrete monument; thence North 89° 53’ 25” East, 425.00 feet to the place of beginning containing 6.00 acres of land, more or less.

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Conveyed to the El Paso Electric Company by Warranty Deed from P.G. Donaldson and Edith C. Donaldson, his wife, dated November 8, 1962, recorded in Book 166, Page 205, Deed Records of Dona Ana County, New Mexico.

L.6.    115KV Salopek to Las Cruces - 11500

Originating at the Salopek Substation this line terminates at the Las Cruces Substation. The line is located within Dona Ana County on private easements, easement from the New Mexico State University and on State, County and City roads and streets, a distance of 5.21 miles.

L.7.     115KV Arroyo to Las Cruces - 15200

Originating at Arroyo Substation, this line extends in a westerly direction, crossing Interstate 25, to Las Cruces Substation for a distance of 4.08 miles.  The line is located on company owned property, easements obtained from the New Mexico State Land Office, Bureau of Land Management, New Mexico State Highway Department and private property owners and on city streets.

No. 15200 Transmission Line Right-of-Way

Lots 19, 20 and 21, Block 21 of Gramercy Park tract, a subdivision of the City of Las Cruces, Dona Ana County, New Mexico, according to the plat thereof filed June 20, 1910.

Conveyed to the El Paso Electric Company by Warranty Deed from Elizabeth K. Gilkerson, dated May 7, 1963.  Recorded in Book 168 on Page 231, Deed Records of Dona Ana County, New Mexico.

The East one-half of Lot 13 and all of Lot 14, Block 22, Gramercy Park tract, a subdivision of the City of Las Cruces, Dona Ana County, New Mexico, according to the plat thereof filed December 29, 1910.

Conveyed to the El Paso Electric Company by Special Warranty Deed from the Board of Education, Las Cruces School District Number 2, Las Cruces, New Mexico, signed by W.B. Darden, President, dated May 9, 1963.  Recorded in Book 168 on Page 232, Deed Records of Dona Ana County, New Mexico.
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L.8.     115KV Largo to Mar - 15300

The line begins at Largo Substation and extends 11.35 miles terminating Mar Substation in the White Sands Missile Range. It is located on easements and permits obtained from the United States Army, Bureau of Land Management and New Mexico State Highway Department.

L.9.     115KV Arroyo to Salopek - 15400

Extending in a westerly direction from Arroyo Substation this line terminates at Salopek Substation, a distance of 10.71 miles.  The line is located on company owned property and easements secured from Bureau of Land Management, New Mexico State Land Office, New Mexico State Highway Department and private property owners.

L.10.   115KV Arroyo to Hatch - 16300

Originating at Arroyo Substation this line extends in a northerly direction to Hatch Substation, a distance of 38.32 miles on easements obtained from the New Mexico State Land Office, Bureau of Land Management, Bureau of Reclamation, New Mexico State University, New Mexico State Highway Department and private property owners.

L.11.   115KV Rio Grande to Diablo - 17700 & 17800

These lines parallel each other and are constructed on double circuit structures. Originating at the Rio Grande Power Plant they extend in a northwesterly direction crossing the Rio Grande River and terminating at Diablo Substation in the City of Sunland Park, Dona Ana County, New Mexico.  They are located on company owned property and easements acquired from private property owners, the New Mexico State Highway Department and the International Boundary Commission, for a distance of 2.90 miles.

Tract 1

A tract of land situated in Dona Ana County, New Mexico being located South of Elephant Butte Land and Trust Company Subdivision “B” and West of Interstate Highway No. 19 and more particularly described as follows, to wit:

Beginning at the Northeast corner of the tract herein described marked by a concrete monument, whence the Northwest corner of Lot 2, Block 3, Elephant Butte Land and Trust Company Subdivision “B” bears the following two courses and distances, North 36°26’ 45” West, 797.64 feet; thence North 89° 55’ West 37.37 feet; thence from said place of beginning South 36° 35’ 30” East 575.75 feet; thence North 89° 49’ 30” East 2,248.50 feet to a point on the West right-of-way of Interstate Highway No. 10 (N.M.P. No. 1-010-2(31)143); thence South 31° 33’ 50” East 58.58 feet along the West right-of-way of Interstate Highway No. 10; thence South 89° 49’ 30” West 2,242.12 feet; thence South 36° 35’ 30” East 75.00 feet; thence South 89° 49’ 30” West 124.27 feet; thence North 36° 35’ 30” West 75.00 feet; thence South 89° 49’ 30” West 75.00 feet; thence North 36° 35’ 30” West 62.13 feet; thence South 89° 49’ 30” East 75.00 feet; thence North 36° 35’ 30” West 575.59 feet to a concrete monument at the Northwest corner of this tract; thence North 89° 54’ 35” East 124.17 feet to the place of beginning, containing 4.300 acres of land, more or less.

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Tract 2

A tract of land situated in Dona Ana County, New Mexico, being located South of Elephant Butte Land and Trust Company Subdivision “B” and East of Interstate Highway No. 10 and being more particularly described as follows, to wit:

Beginning at the Northeast corner of the tract herein described marked by an iron pipe, said point being identical to the closing corner of the South line of Section 2, Township 24 South, Range 2 East, N.M.P.M. and the East line of the Brazito grant, whence a U.S.G.L.O. Brass Cap at the Southeast corner of said Section 2, Township 24 South, Range 2 East, N.M.P.M. bears North 89° 39’ 04” East, a distance of 1,757.58 feet; thence South 30° 14’ 30” East, 57.78 feet along the East Boundary line of the Barzito Grant and the West line of Section 1, Township 24 South, Range 2 East, N.M.P.M. to the Southeast corner of the tract; thence South 89° 49’ 30” West, 3,808.82 feet to the Southwest corner of this tract; thence North 31° 33’ 50” West, 58.58 feet along the East right-of-way line of Interstate Highway No. 10 (N.M.P. No. 1-010-2(31)143) to the Northwest corner of this tract; thence North 89° 49’ 30” East, 3,810.38 feet to the place of beginning, containing 4.373 acres of land more or less.

Subject to all covenants, easements and restrictions of record.

Conveyed to the El Paso Electric Company by Warranty Deed from Tony Salopek and Theresa E. Salopek, his wife, dated March 6, 1973, recorded in Book 223, Pages 120 and 121, Deed Records of Dona Ana County, New Mexico.

L.12.  Diablo to Juarez - 18800 Transmission Line

A 100% interest in the existing, approximately 2.83 miles of 115KV transmission line and is situated and located in Dona Ana County, New Mexico, begins at the Diablo Substation located in the City of Sunland Park, New Mexico and extends in a southerly direction to the New Mexico - Mexico border. The transmission line is located within a 100 foot wide right-of-way license agreements, easements, permits and warranty deed.

A portion of Section 12, Township 29 South, Range 3 East, N.M.P.M., Dona Ana County, New Mexico, being more particularly described by metes and bounds in Warranty Deed dated February 20, 1992 from Sunland Park Development, Inc. to El Paso Electric Company, recorded in Book 357, Pages 210-211, of the Deed Records of Dona Ana County, New Mexico.
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L.13.   115KV Border Steel to Anthony - 17900

This line originates at Border Steel Substation and extends from the Texas/New Mexico State Line 1.60 miles to Anthony Substation in Anthony, Dona Ana County, New Mexico.  It is located on easements on easements granted by private property owners and city streets.

L.14.   115KY Montoya to Salopek, subdivided into Montoya/Anthony - 18300 and Anthony to Salopek - 18400

This line originates at Montoya Substation in El Paso County, Texas and extends to the Texas/New Mexico State Line in a northerly direction.  From the State Line to Anthony Substation is a distance of 1.60 miles, located on private easements and city streets. Continuing in a northerly direction it extends 17.52 miles to Salopek Substation, all in Dona Ana County.  Located on easements and permits secured from the Bureau of Land Management, Federal Bureau of Prisons, New Mexico State Highway Department and private property owners.

L.15.   115KV Diablo to Juarez - 18800

Originating at Diablo Substation in Sunland Park, Dona Ana County, New Mexico this line extends 2.28 miles in a southerly direction to the New Mexico/Mexico border.  The line is located within a 100 foot wide right of way on easements secured from private property owners, Southern Pacific Railroad and the Bureau of Land Management and a Presidential Permit from the U.S. Department of Energy Office of Fossil Energy and warranty deed.

A portion of Section 12, Township 29 South, Range 3 East, N.M.P.M., Dona Ana County, New Mexico, being more particularly described by metes and bounds in Warranty Deed dated February 20, 1992 from Sunland Park Development, Inc. to El Paso Electric Company, recorded in Book 357, Pages 210-211, of the Deeds Records of Dona Ana County, New Mexico.

L.16.   115KV Diablo to Santa Teresa - 19200

This line originates at Diablo Substation, extends 8.88 miles in northerly direction to Santa Teresa Substation, all in Dona Ana County, located entirely on an easement obtained from a private property owner.

L.17.   345KV Newman to West Mesa (Albuquerque), subdivided into Newman to Arroyo -35700 and Arroyo/West Mesa - 34500

Originating at the Newman Power Plant in northeast El Paso, Texas, the New Mexico section to Arroyo Substation extends northwesterly 28.03 miles across Dona Ana County in a 100-foot easement over predominately public domain lands, the balance being military, New Mexico State Lands and private ownership.

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Northerly from Arroyo Substation to its termination point at the West Mesa Substation of Public Service Company of New Mexico, located slightly northwest of Albuquerque, New Mexico the line extends 201.82 miles.  Of this 33.78 miles is in Dona Ana County located in a 100-foot easement over predominately public domain lands, the balance being military, New Mexico State Lands and private ownership.

Continuing in a northerly direction, 49.4 miles cross Sierra County in a 100-foot easement over predominately privately owned lands, the balance being public domain and New Mexico State Lands.

Crossing Socorro County, 78.32 miles of a 100-foot easement is located over predominately privately owned lands, the balance over public domain and New Mexico State Lands.

In Valencia County the line is located in a 100-foot easement over predominately private owned lands for a distance of 18.96 miles.

The line continues in a northeasterly direction across a portion of Bemalillo County, a distance of 21.36 miles.  It is located in a 100-foot easement over predominately private owned lands, the balance being through Bureau of Indian Affairs - Isleta Indian Tribe.

L.18.   345KV Newman to Luna - 34600

Originating at the Newman Power Plant, in northeast El Paso, Texas it extends to the Luna Switching Station of Public Service Company of New Mexico in Deming, New Mexico from the Texas/New Mexico State Line for a distance of 84.12 miles. The line is located on the northern 150 feet of certain right-of-way easements 300 feet wide of which the Company owns a 100% interest in and to said right-of-way easements secured from the Bureau of Land Management, New Mexico State Lands and private property owners.

L.19.   345KV Luna to Diablo - 34700

This line originates at the Luna Switching Station of Public Service Company of New Mexico in Deming, New Mexico.  It extends 84.90 miles across the Luna and Dona Ana Counties, paralleling the Newman to Luna line out of Luna Switching Station on the southern 150 feet of certain right-of-way easements 300 feet wide of which the Company owns a 100% interest in and to said right of way easements.  In Dona Ana County the line angles in a southwesterly direction to Diablo Substation in a 150 foot easement.  The easements are predominately in public domain lands with the balance in New Mexico State Lands or privately owned property.
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L.20.  345KV Caliente to Amrad - 35100

Originating at the Caliente Substation in east El Paso, Texas the New Mexico portion of the line extends 39.70 miles to Amrad Substation located at the White Sands Missile Range. It is located on easements granted by the United States Army, Bureau of Land Management, New Mexico State Lands and privately owned property.

L.21.   345KV Amrad to Eddy County DC Tie - 35200

This line extends from Amrad Substation to Eddy County DC Tie in Artesia, New Mexico for a distance of 125.50 miles.  The line is located on easements secured from the United States Army, Bureau of Land Management, New Mexico State Lands and privately owned property. The Company has a 100% interest in and to said right of way easements and has a 70% undivided interest in the three phase transmission line.

L.22.   345KV Luna to Springerville - 35300

The line originates at the Luna Switching Station of Public Service Company of New Mexico in Deming, New Mexico ties into the Springervilie portion at Red Hill in Catron County, New Mexico of which the company has a 100% interest.  The distance for this segment is 213.74 miles located on 150-foot easements and permits secured from the Bureau of Land Management, United States Forest Service, New Mexico State Lands, New Mexico State Highway Department and private property owners.  From the Red Hill Tie point to the New Mexico/Arizona border the distance is 4.94 miles.  El Paso Electric Company has a 50% interest in the steel transmission towers and foundations comprising the southernmost of two 345KV double-circuit transmission lines and a 100% interest in the 954MCM 54/7 ACSR conductors and the suspension insulators comprising the northern circuit of said southernmost double-circuit line.

L.23.  345KV Luna to Greenlee, subdivided into Luna/Hidalgo - 35400 and Hidalgo/Greenlee - 35600

The transmission line commences at the Luna Switching Station in Deming, New Mexico and extends in a westerly direction to the Hidalgo Switching Station, located at or near Lordsburg, Hidalgo County, New Mexico for a distance of 50 miles, of which the company has an undivided 57.2% interest in the three phase, transmission line. The line is located on the northern 150 feet of certain right-of-way easements 300 feet wide.  The Company owns and undivided 57.2% interest in and to said 300 foot right-of-way easements upon which the line is located.

The Company having a 40% equitable interest in the 345KV, three phase, transmission line, this segment begins at the Hidalgo Switching Station and extends to the Greenlee Substation, owned by Tucson Electric Power Company and Public Service Company of New Mexico, located near the Greenlee County Airport north of Duncan, Arizona.  From Hidalgo Switching Station to the New Mexico/Arizona State Line the distance of the line is 32.01 miles and is located on the eastern and northern 150 feet of certain right-of-way easements 300 feet wide.  The Company owns an undivided 40% equitable interest in and to that portion of the 300-foot right-of-way easement upon which the line is located.

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L.24.   Oro Grande to Amrad - 11300 Line

Originates at Oro Grande Switching Station and travels in a northerly direction 7.86 miles to Amrad Substation, which is in Dona Ana County, New Mexico.  The easements are from private property owners and the Defense Department.
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M.         High Voltage Lines in the States of Texas, New Mexico and Arizona

The following described high voltage lines in the States of Texas, New Mexico and Arizona, together with all lots, parcels or tracts of land, rights-of-way, easements, rights and interest in and to land, privileges and appurtenances thereof or in anywise incident or appertaining thereto and any wires, cables, poles, cross-arms, guys, anchors, braces, conduits, stubs, transformers, conductors, and other fixtures and appurtenances thereof:

M.1.   345KV Greenlee to Newman 345 KV Transmission Line A-No. 35600

Greenlee to Hidalgo 345 KV Transmission Line A.  An undivided 40% equitable interest in the existing approximately 59.7 miles of 345 KV, three phase, transmission line, which line is a part of a transmission line commonly known as the Greenlee to Hidalgo 345 KV Transmission Line A and is situated and located in Greenlee County, Arizona, and Hidalgo County, New Mexico.  Said transmission line commences at the Greenlee Substation, owned by Tucson Electric Power Company, formerly known as Tucson Gas and Electric Company, and Public Service Company of New Mexico, located near the Greenlee County Airport north of Duncan, Arizona, and extends to a 345 KV station, known as the Hidalgo Switching Station, located at or near Lordsburg, New Mexico. The line is located on the eastern and northern 150 feet of certain right-of-way easements 300 feet wide.  The Company owns and undivided 40% equitable interest in and to that portion of the 300-foot right-of-way easement upon which the line is located.

M.2.   Hidalgo to Luna 345 KV Transmission Line A 35400.

An undivided 57.2% interest in the existing approximately 50.4 miles of 345 KV, three phase, transmission line, which line is a part of a transmission line commonly known as the Hidalgo to Luna 345 KV Transmission Line A and is situated and located in Hidalgo, Grant and Luna Counties, New Mexico.  Said transmission line commences at Hildalgo Switching Station, located at or near Lordsburg, New Mexico, and extends in an easterly direction to a 345 KV Station, known as the Luna Switching Station, located at or near Deming, New Mexico.  The transmission line is located on the northern 150 feet of certain right-of-way easements 300 feet wide. The Company owns an undivided 57.2% interest in and to said 300-foot right-of-way easements upon which the line is located.

M.3.   Luna to Newman 345 KV Transmission Line A 34600.

A 100% interest in the existing approximately 86.4 miles of 345 KV, three phase, transmission line, which said line is a part of a transmission line commonly known as the Luna to Newman 345 KV Transmission Line A and is situated and located in El Paso County, Texas, and Dona Ana and Luna Switching Station, located at or near Deming, New Mexico, and extends in an easterly direction to a 345 KV station known as the Newman Substation, located in El Paso, El Paso County, Texas.  The line is located on the northern 150 feet of certain right-of-way easements 300 feet wide in New Mexico and 200 feet wide in Texas. The Company owns and undivided 100% interest in and to said right-of-way easement upon which the line is located.

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The lands, rights, rights-of-way, easements and other privileges used for the Greenlee to Hidalgo 345 KV Transmission Line A and the Hidalgo to Luna 345 KV Transmission Line A have been conveyed by certain deeds and easements recorded in the appropriate counties referred to above to Public Service Company of New Mexico, which holds title thereto for the benefit of the Company with respect to its 40 % interest and its 57.2% interest, respectively; and the lands, rights, rights-of-way, easements and other privileges used for the Luna to Newman 345 Transmission Line A have been conveyed by certain deeds and easements to the Company recorded in the appropriate counties referred to above.

M.4.   345KV Luna to Springerville - 35300

This line originates at the Luna Switching Station in Deming, New Mexico owned by Public Service Company of New Mexico and terminates at the Springerville Generating Station Switchyard located in or near Springerville, Arizona.  The segment in Arizona extends 6.02 miles from the New Mexico/Arizona State line to the generating station.  El Paso Electric Company has a 50% interest in the steel transmission towers and foundations comprising the southernmost of two 345KV double-circuit transmission lines and a 100% interest in the 954MCM 54/7 ACSR conductors and the suspension insulators comprising the northern circuit of said southernmost double-circuit line.

M.5.   500KV Palo Verde to Westwing. subdivided into Palo Verde/Westwing I - 51100 and Palo Verde/Westwing II - 51200

These two lines parallel each other and extend from Palo Verde to Westwing for a distance of 45 miles. El Paso Electric Company has an 18.7% undivided interest in the transmission of the line.

M.6.   500KV Palo Verde to Kyrene - 51300

This line extends from Palo Verde to Kyrene for a distance of 75 miles of which El Paso Electric has an 18.7% undivided interest in the transmission of the line.

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N.       Apache County, Arizona

N. 1.    Springerville 345 KV Switchyard Equipment

An undivided 67% interest in 5 Relay/Control Panels and foundations relating to same; and a 100% interest in 2 Power Circuit Breakers, 6 Free Standing Current Transformers, 3 Coupling Capacitor Voltage Transformers, 7 Group Operated Disconnect Switches, 2 Deadend Steel Structures, 500 Feet Rigid Bus, 1 Relay Panel, 2 54,5 MVAR Shunt Reactors, 2 Reactor Switching Breakers and 2 Static Relay Terminals, together with the control cables, insulators, support steel, fittings, terminals, hardware and foundations relating to such equipment; all of which are or will be located upon the switchyard portion of the Springerville Generating Station located approximately 12 miles northeast of Springerville in Apache County, Arizona, which is owned by Tucson Electric Power Company. Such switchyard portion is described as follows:

That portion of Section 34, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona, more particularly described as follows:

Commencing at the East one-quarter corner of said Section 34, thence South 89° 43’ 46”  West along the east-west mid-section line of said Section 34, a distance of 4494.54 feet;

Thence North a distance of 365.88 feet to the southeast corner of the Springerville 345 KV Switchyard and the True Point of Beginning;

Thence continuing North a distance of 1600.00 feet to the northeast corner of said switchyard;

Thence West a distance of 1100.00 feet to the northwest cormer of said switchyard;

Thence South a distance of 1600.00 feet to the southwest corner of said switchyard;

Thence East a distance of 1100.00 feet to the said southeast cormer of the switchyard and the True Point of Beginning;

The above described parcel containing 40.404 acres more or less.

N.2.    Springerville to Red Hill 345 KV Transmission Line

An undivided 50% interest in the steel transmission towers and foundations comprising the southernmost of two (2) 345 KV double-circuit transmission lines, and a 100% interest in the 954 MCM 54/7 ACSR Conductors and the Suspension Insulators comprising the northern circuit of said southernmost double-circuit line, together with the hardware, clamps, terminals and fittings relating to said northern circuit; all of which are or will be located upon a 450’ easement extending easterly from the Springerville Generating Station Switchyard above described for approximately 12 miles to the western boundary of the existing 330’ north-south San Juan to Tucson 345 KV transmission line easement owned by Tucson Electric Power Company (such termination point being located at or near Red Hill in Catron County, New Mexico). Such 450, transmission line easement is owned by Tucson Electric Power Company. The Arizona portion of such easement is described as follows:

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The South 450 feet of Section 25, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona and more particularly described as follows:

BEGINNING at the Southeast corner of Section 25, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona; thence South 89° 39’ 40” West along the South side of Section 25 a distance of 5283.34 feet to the Southwest corner of the said Section 25;

Thence North 01 ° 46’ 46” West along the West side of Section 25 a distance of 450.14 feet;

Thence North 89° 39’ 40” East a distance of 5281.30 feet to a point on the East side of Section 25;

Thence South 02° 02’ 21” East along the East side of Section 25 a distance of 450.20 feet to the Southeast corner of the said Section 25, said point being the TRUE POINT OF BEGINNING; 54.569 acres more or less.

A strip of land located in the Northwest quarter of Section 35, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona and more particularly described as follows:

BEGINNING at the Northwest corner of Section 35, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona; thence North 89° 41’ 14” East along the North side of Section 35 a distance of 165.00 feet;

Thence South 69° 35’ 42” West a distance of 174.63 feet to a point on the West side of the said Section 35;

Thence North 01° 15’ 54” West along the West side of Section 35 a distance of 60.00 feet to the Northwest corner of Section 35, said point being the TRUE POINT OF BEGINNING; 0.114 acres more or less.

The South 450 feet of the Southeast quarter of Section 26, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona and more particularly described as follows:

BEGINNING at the Southeast corner of Section 26, Township 11 North, Range 30 East, Gila and Salt River Meridian, Apache County, Arizona; thence South 89° 41’ 14” West along the South side of Section 26, a distance of 2644.35 feet to the South quarter corner of Section 26;

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A strip of land 450 feet wide located in Section 32, Township 11 North, Range 31 East, Gila and Salt River Meridian, Apache County, Arizona and more particularly described as follows:

BEGINNING at the Southeast corner of Section 32, Township 11 North, Range 31 East, Gila and Salt River Meridian, Apache County, Arizona; thence North 46° 13’ 34” West a distance of 7713.03 feet to the Northwest corner of the said Section 32;

Thence South 89° 59’ 57” East along the North side of Section 32 a distance of 650.47 feet;

Thence South 46° 13’ 34” East a distance of 6727.79 feet to a point on the East side of Section 32;

Thence South 05c 06’ 34” East along the said East side of Section 32 a distance of 684.31 feet to the Southeast corner of Section 32, said point being the TRUE POINT OF BEGINNING; 74.591 acres more or less.

A strip of land 450 feet wide located in the South half of Section 33, Township 11 North, Range 31 East, Gila and Salt River Meridian, Apache County, Arizona and more particularly described as follows:

BEGINNING at the Southeast corner of Section 33, Township 11 North, Range 31 East, Gila and Salt River Meridian, Apache County, Arizona; thence North 89° 49’ 49” West along the South side of Section 33 a distance of 4864.90 feet to the Southwest corner of the said Section 33;

Thence North 05° 06’ 34” West along the West side of the said Section 33 a distance of 684.31 feet;

Thence South 46° 13’ 34” East a distance of 335.54 feet;

Thence South 89° 49’ 49” East a distance of 4662.91 feet to a point on the East side of the said Section 33;

Thence South 02° 37’ 40” East along the East side of Section 33 a distance of 450.54 feet to the Southeast corner of the said Section 33, said point being the TRUE POINT OF BEGINNING; 50.947 acres more or less.

The South 450 feet of the West half of the West half of Section 34, Township 11 North, Range 31 East, Gila and Salt River Meridian, Apache County, Arizona and more particularly described as follows:

BEGINNING at the Southeast corner of Section 34, Township 11 North, Range 31 East, Gila and Salt River Meridian, Apache County, Arizona; thence North 89° 49’ 49” West along the South side of Section 34 a distance of 1532.45 feet to the South quarter corner of Section 34;
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Thence continuing North 89° 49’ 49” West along the South side of the said Section 34 a distance of 1216.22 feet to the West one-sixteenth section corner, said corner being the TRUE POINT OF BEGINNING;

Thence continuing North 89° 49’ 49” West along the said South side of Section 34 a distance of 1216.23 feet to the Southwest corner of Section 34;

Thence: North 02° 37’ 40” West along the West side of Section 34 a distance of 450.54 feet;

Thence South 89° 49’ 49” East a distance of 1221.03 feet to a point an the West sixteenth section line;

Thence South 02° 01’ 04” Last along the said sixteenth line a distance of 450.33 feet to the West sixteenth section corner said corner being the TRUE POINT OF BEGINNING; 12.589 acres more or less.

Lots 1, 2, 3, and 4 and the West half of the East half and the East half of the West half of Section 34, Township 11 North, Range 31 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona.
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O.            Real Property in Otero, Chaves, Torrance and Eddy Counties, New Mexico

The following described pieces, parcels or tracts of land, rights-of-way, easements and rights and interests in and to land lying and being in Otero, Chaves and Eddy Counties, New Mexico, together with all improvements of every description thereon stationed or anywise incident or appertaining thereto:

O.1.         Amrad to Artesia 345 KV Transmission Line No. 35200

An undivided 66.6% interest in 125.4 miles of 345 KV three phase transmission line, which provides an interconnection with Southwestern Public Service Company for the purchase and exchange of electric energy. The transmission line located in Otero, Chaves and Eddy Counties of New Mexico begins at Amrad Substation, located approximately 8 miles northeast of Orogrande, New Mexico on the east edge of White Sands Missile Range, and extends in an easterly direction to the Eddy County Switching Station located approximately 10 miles east of Artesia, New Mexico.

Land rights consist of rights-of-way, and other privileges conveyed by easements recorded in the counties referred to above, along with permits and right-of-way grants from the United States Government and the State of New Mexico over land administered by agencies thereof.

O.2.         Electric Plant Site held for Future Use

Right, title and interest in and to the following described land lying and being in Torrance County, New Mexico together with all improvements of every description thereon stationed or in anywise incident or appertaining thereto and containing 5,473 acres more or less:

(a)          A tract of land situated in Township 4 North, Range 8 East, of the N.M.P.M., described as follows:

East Half (E½); Southwest Quarter (SW¼) of Section Eleven (11); West Half (W½), West Half of the East Half (W½E½) of Section Twelve (12); all of Section Thirteen (13); all of Section Fourteen (14), North Half (N½) Southeast Quarter (SE¼), East Half of the Southwest Quarter (E½S¼) of Section Twenty-three (23); Northwest Quarter (NW¼) of Section Twenty-four (24); Southwest Quarter (SW¼) of Section Twenty-five (25); East Half (E½), East Half of the Northwest Quarter (E½NW¼) of Section Twenty-six (26).

(b)          A tract of land situated in Township 4 North, Range 9 East, of the N.M.P.M., described as follows:

Lot Four (4), Southeast Quarter (SE¼), East Half of the Southwest Quarter (E½SW¼) of Section Seven (7); West Half of the Southwest Quarter (W½SW¼) of Section Eight (8); West Half (W½) of Section Seventeen (17), except a strip 10 rods wide and 160 rods long off the entire South side of the Northwest Quarter (NW¼) of said Section 17, which excepted strip contains Ten (10) acres and is used as a cemetery by the Town of Willard, New Mexico; Lots One(1), Two(2) and Three(3), East Half (E½), East Half of the West Half (E½W½), Southwest Quarter of the Southwest Quarter (SW¼SW¼) of Section Eighteen (18); Lots One (1) and Two (2),East Half of the Northwest Quarter (E½NW¼), Northeast Quarter (NEW) of Section Nineteen (19).
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(c)          A tract of land situated in Township 4 North, Range 9 East, of the N.M.P.M, described as follows:

A portion of the Townsite of Willard, New Mexico, located South of the AT&SF Ry. Co. right-of-way, being a portion of the Southwest Quarter of the Northwest Quarter (SW¼NW¼) of Section Fight (8) and of the Northeast Quarter (NE¼) and Southeast Quarter of the Northwest Quarter (SE¼NW¼) of Section Seven (7), described as follows: Beginning at the quarter corner common to said Sections 7 and 8; thence West 3960.9 feet; thence North 786 feet; thence East 1320.9 feet; thence North 11 85M feet to the South boundary line of the Santa Fe Railway Co. right-of-way; thence East 20° 49’ South along the South boundary of the Santa Fe Railway (AT&SF) right-of-way, 3578 feet; thence South 279.1 feet; thence East 370 feet; thence South 416 feet; thence West 1075 feet to the point of beginning, which land described above by field notes may also be described as that part of Blocks Thirteen (13), Fourteen (14), Thirty (30), Thirty-one (31), Forty (40), Forty-one (41), Ninety-two (92), Ninety-four (94), Ninety-five (95), and Ninety-six (96) of the Original Townsite of Willard, Torrance County, New Mexico, lying South of the South right-of-way line of the AT&SF Ry. Co. and all the following blocks of the said Original Townsite of Willard; Blocks Twenty-nine (29), Forty-two (42), Forty-three (43), Forty-four (44), Forty-five (45), Forty-six (46), Forty-seven (47), Forty-eight (48), Forty-nine (49), Fifty (50), Fifty-four (54), Fifty-five (55), Fifty-six (56), Fifty-seven (57), Fifty-eight (58), Fifty- nine (59), Sixty (60), Sixty-one (61), Sixty-two (62), Sixty-three (63), Sixty- four (64), Sixty-five (65), Sixty-six (66), Sixty-seven (67), Sixty-eight (68), Sixty-nine (69), Seventy (70), Seventy-one (71), Seventy-two (72), Seventy- three (73), Seventy-four (74), Seventy-five (75), Seventy-six (76), Seventy- seven (77), Seventy-eight (78), Seventy-nine (79), Eighty (80), Eighty-nine (89), Ninety (90), Ninety one (91), and Lots Five (5), Six (6), Seven (7), Eight (8), Nine (9) and the South 6.4 feet of Lots Ten (10), Eleven (11) and Twelve (12), of Block Sixteen (16), Lots Thirteen (13) and Fifteen (15), a portion of which two lots is shown on some plats as Lot Fourteen (14), of Block Thirty-two (32); all in the Original Townsite of Willard, New Mexico, all as shown on the original plat thereof, together with a tract of land Sixteen (16) feet in width and one hundred fifty (150) feet in length lying between Lots Seven (7), to Twelve (12), inclusive, of Block Sixteen (16), and Lot of Chihuahua Street 94.93 ft. to the point of beginning, together with all the right, title and interest in and to the streets and alleys adjoining the above described lands and premises, the parcel of land herein described and the streets and alley herein referred to being fully shown in that certain map or plat recorded in Minute Book E, page 19 of the Minutes of the City Council of the City of El Paso, Texas, being the same premises conveyed to El Paso Electric Railway Company by that certain deed of Mary J. Seeton and her son, Bruce W. Seeton, dated August 26, 1922 and recorded in volume 362, at page 602, Deed Records of El Paso County, Texas.
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7.          Also those lots or parcels of land in the City and County of El Paso, Texas, described as all of that portion of Lots 3, 4, 5, 6, 7, and 8 in Block 121 lying north and east of the alley in said Block 121 in Campbell’s Addition to the City of El Paso, in the County of El Paso, State of Texas, together with all of the right, title and interest of the El Paso Gas Company in and to that portion of Chihuahua Street as it formerly existed between the southerly line of Third Street and the northerly line of Fourth Street, the southerly half of Third Street from the easterly line of the Santa Fe Reservation to the west line of the alley which lies between Sante Fe Street and Chihuahua Street, and in and to the alley lying South and West of the property herein described in said Block 121 of Campbell’s Addition to El Paso, Texas, being the same premises conveyed to El Paso Electric Railway Company by that certain deed of El Paso Gas Company, dated September 1, 1922.

8.          Also the southerly half of that portion of Third Street adjoining Blocks 120 and 121 of Campbell’s Addition to the City of El Paso, Texas, lying west of the west line of the alley formerly running through Block 120; also that portion of Chihuahua Street south of the south line of Third Street to the northerly and easterly right-of-way line of the Rio Grande, El Paso & Santa Fe Railway; also that portion of the alley through Block 121 of said addition, South of Third Street; said street and alleys above described having been abandoned and closed by the City of El Paso by an ordinance passed by the City Council of the City of El Paso July 12, 1945 and approved by the Mayor.

A.2.          Altura Substation

Beginning at the Northeast corner of Lot No. 1, Block 38 of Altura Park Addition; thence West 116.46 feet along the South line of Frankfort Street to a point; thence South 187.38 feet along the present East line of Copia Street to a point; thence South 7° 11’ 24” East 20.78 feet to the Southwest corner of Lot No. 8; thence East 113.86 feet along the South line of Lot No. 8 to an alley; thence North 208.0 feet to the place of beginning, being further described as being all of Lots No. 1 to No. 8 inclusive of Block No. 38, Altura Park Addition as recorded in Volume 516, page 637, Volume 480, page 181, Volume 227, page 539 and Volume 320, page 109, except that portion conveyed to the City of El Paso on February 29, 1932.

Lots Nine (9) and Ten (10), Block Thirty-eight (38), Altura Park Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Sheriff Allan G. Falby of El Paso County, Texas, by Sheriff’s Deed dated June 3, 1947 and recorded in Volume 881, at Page 52, Deed Records of El Paso County, Texas.

A.3.          Austin Substation

Beginning at the point of intersection of the West line of Ascarate Grant with the South line of Montana Street, which has a right-of-way of 100.0 feet; thence South 0° 23’ West and along the Ascarate Grant line 353.9 feet to a point; thence southwesterly 230.8 feet along the westerly line of the El Paso Loop Road, the same being the arc of a curve having a central angle of 26° 02’ 30” and a radius of 1,813.2 feet, to the intersection of El Paso Loop Road with Womble Boulevard which has a right-of-way of 70.0 feet; thence North 53° 06’ West and along the northeasterly line of Womble Boulevard 199.2 feet to a point; thence North 0° 23’ East and parallel with the Ascarate Grant Line 418.8 feet to the South line of Montana Street; thence South 89° 34’ E. and along the South line of Montana Street, 300.0 feet to the place of beginning.

Beginning at the point of intersection of the West line of the Ascarate Grant with the Northeasterly line of Womble Boulevard, having a right-of-way of 70.0 feet; thence North 53° 06’ West and along the Northeasterly line of Womble Boulevard 73.95 feet to the easterly line of the El Paso Loop Road; thence Northeasterly 102.9 feet along the Easterly line of the El Paso Loop Road, the same being the arc of a curve having a central angle of 26° 02’ 30” and a radius of 1,713.2 feet, to the West line of the Ascarate Grant; thence North 0° 23’ East, 128.0 feet along the Ascarate Grant Line to the place of beginning.

The above described tracts comprise all of that tract of land consisting of 3.65 acres purchased from the Morehead Estate on July 18th, 1929 and recorded in Volume 516, page 536, except that portion conveyed to the State of Texas on October 4, 1940, being .39 of an acre.

A.4.          Canutillo Substation

That lot or parcel of land described as Lot No. 32 in Block No. 26 in the Town of Canutillo, El Paso County, State of Texas, according to the recorded plot of said Town, being the same premises conveyed to the El Paso Electric Railway Company by that certain deed of the El Canutillo Townsite & Land Company, dated July 9th, 1924, and recorded in Volume 442 at page 127, Deed Records of El Paso County, Texas.

A.J.          Clint Substation

Part of Tract 1, in Block 14, of the re-survey of the San Elizario Grant, El Paso County, Texas, and being more particularly described as follows, to wit:

Beginning at the intersection of the Northwest line of the Chicken Ranch Road, and the South line of the Clint-San Elizario Road; thence along the Northwest line of the Chicken Ranch Road, South 44 deg. 20’ West 188 feet to corner; thence leaving said road North 5 deg. 17’ West 121.8 feet to the South line of the Clint-San Elizario Road; thence North 84 Deg. 43’ East along the South line of said road, 142.3 feet to the place of beginning, and containing 0.2 acres of land more or less, and being a part of Survey No. Thirty (30), on the mainland of the said San Elizio Grant, El Paso County, Texas, and a small triangular piece adjoining thereto.

Conveyed to El Paso Electric Company by Roy H. Davidson and Antha Mae Davidson, deed dated September 7, 1937, recorded in Volume 629 at Page 385 of Deed Records of El Paso County, Texas.

A. 6.          Dallas Substation

Also those lots or parcels of land out of Cotton Addition to the City and County of El Paso, Texas, described as lot numbered 17, 18, 19, 20, 21, and 22 in Block Numbered 76 in said Cotton Addition to the City of El Paso, according to the first filed map of said Addition on file in the office of the City Clerk of the City of El Paso, and more particularly described as follows:

Having a frontage of 150 feet on the South line of Olive Street, and extending southerly between parallel lines 120 feet to an alley, and being on the corner of Dallas and Olive Street, in the City of El Paso, Texas, being the same premises conveyed to El Paso Electric Railway Company by deed of William C. Cotton and Walter B. Grant, executors of Frank B. Cotton, deceased, dated June 20, 1924 and recorded in Volume 425, Page 543, Deed Records of El Paso County, Texas.

A.7.          East Substation

1.          Those lots or parcels of land in the City and County of El Paso, Texas, described as Lots 1 and 2, Block 4, Washington Park Addition to the City of El Paso, Texas, according to the map on file in the office of the Clerk of the County of El Paso, State of Texas, being the same premises conveyed to the El Paso Electric Railway Co. by that certain deed of J. H, Pollard, Trustee, dated Jan. 22, 1925, and recorded in Volume 435, at Page 520, Deed Records of El Paso County Texas.

2.          Those Lots or Parcels of land in the City and County of El Paso, Texas, described as Lot 3, Block 4, Washington Park Addition to the City of El Paso, Texas, according to the map on file in the office of the Clerk of the County of El Paso, State of Texas, being the same premises conveyed to the El Paso Electric Railway Co. by that certain Deed of Marr Piper Company, dated January 10, 1927, recorded in Volume 445, Page 538, Deed Records of El Paso County, Texas.

A.8.          Fabens Substation

Lots 1 and 2, Block 5, Fabens Townsite, El Paso County according to map and plat of said addition of record in Book 131, Page 1, Deed Records of El Paso County.

A.9.          Five Points Substation

1.          Lots 22 and 23 in Block 102 of the East El Paso Addition to the City of El Paso in El Paso County.

Conveyed to El Paso Electric Company by J. W. Chamness by deed dated July 8, 1946, recorded in Volume 835 at Page 228, Deed of Records of El Paso County, Texas.

2.          Lots 24 and 25 in Block 102 of the East El Paso Addition to the City of El Paso in El Paso County.

Conveyed to El Paso Electric Company by Frank J. Burke, Katharine M. Burke and Katie Riley Gardner, by deed dated August 20, 1946, recorded in Volume 839 at Page 5, Deed Records of El Paso County, Texas.

A.10.          La Tuna Substation

All that certain tract or parcel of land, being 5,662.5 square feet of land, lying and being situated south of La Tuna, Texas, and being a portion of the W. D. Marsh Survey in El Paso County, Texas, and further described as follows:

Beginning at a pipe set at the S.E. corner of this tract located in the north line of the Rodriguez Survey 35 or Prison Farm property and westerly line of Fourth Street extended and 5 feet west of a pole line of the El Paso Electric Company; the intersection of the Rodriguez Survey 35 north line with the cast right of way line of the Santa Fe Railroad bears N. 89 deg. 50’ W. 890.5 feet; thence N. 89 deg. 50’ West 113.25 feet and along the Rodriguez Survey 35 to a pipe and S.W. corner of this tract; thence N. 0 deg. 05’ W. 50.0 feet to a pipe and N.W. corner of this tract; thence S. 89 deg. 50’ East 113.25 feet to a pipe in the W. line of Fourth Street extended and NE corner of this tract; thence South 0° 05’ East 50.0 feet and along the west line of Fourth Street extended to place of beginning.

Conveyed to El Paso Electric Company by that certain deed of Clara Mundy Potter and J. Volney Potter, June 20, 1939, recorded in Volume 649, Page 634, Deed Records of El Paso County, Texas.

A.11.          Sunset Substation

1.          Lots 1, 2, 3, 4 and 5 in Block 55 of the Alexander’s Addition to the City of El Paso, El Paso County, Texas, according to the map and plat of said addition, on file in the office of the County Clerk of El Paso County, Texas.

Conveyed to El Paso Electric Company by John O’Keeffe et al. by deed dated September 5, 1930, recorded in Volume 534 at Page 507. Deed Records of El Paso County, Texas.

2.          Lots 6, 7, 8, 9 and 10 in Block 55 of the Alexander Addition to the City of El Paso, El Paso County, Texas, according to the official map and plat of Alexander Addition on file in the office of the County Clerk of El Paso County, Texas.

Conveyed to El Paso Electric Company by Estelle Goodman Levy and Charles Levy by deed dated July 25, 1929, recorded in Volume 515 at Page 228, Deed Records of El Paso County, Texas.

3.          Lots 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20, in Block 55 of the Alexander Addition to the City of El Paso, El Paso County, Texas, according to the official map and plat of said Alexander’s Addition on file in the office of the County Clerk of El Paso County, Texas.

Conveyed to El Paso Electric Company by Juanita S. Roach et al. by deed dated July 25, 1929, recorded in Volume 518 at Page 257, Deed Records of El Paso County, Texas.

A.12. Tornillo Substation

All that certain tract or parcel of land, lying and being situate in the County of El Paso, State of Texas, and more particularly described as follows:

Lot Thirty-one (31), in Block twenty (20), of the Tornillo Townsite, El Paso County, Texas, as shown by the maps and plats of said Townsite on file in the office of the County Clerk of El Paso County, Texas.

Conveyed to the El Pas Electric Company by that certain deed of Tornillo Townsite Company, dated July 2, 1926 and recorded in Volume 463 at Page 573, Deed Records of El Paso County, Texas.

A.13. West Ysleta Substation

Beginning at a point on the Southwest line of Winchester Boulevard, which point is 165 feet North 29 deg. 05’ West from the intersection of the Southwest line of Winchester Boulevard and the west line of Davis Boulevard; thence along the Southwest line of Winchester Boulevard 50 feet; thence South 60 deg. 55’ West 119.25 feet; thence South 29 deg. 05’ East 50 feet; thence North 60 deg. 55’ East 119.25 feet to the place of beginning; according to the second amended map of West Ysleta, now of record in Book 486, Page 1, of the Deed Records of El Paso County, Texas.

Conveyed to El Paso Electric Company by Lamar Davis, deed dated February 21, 1933, recorded in Volume 570 at Page 308 of Deed Records of El Paso County, Texas.

A.14. White Substation

Being 25 feet by 50 feet tract of land located just east of White Spur, a portion of the J. M. Jett Survey No. 155, in El Paso County, Texas, and further described as follows, to wit:

Beginning at a pipe set at the Northeast corner of this tract located 5 feet more or less west of a line of poles used as an electric power line of the El Paso Electric Company, from this point a County monument in the center of Sunset Drive and State Highway bears N. 34 deg. 05’ W. 275.00 feet and S. 56 deg. 05’ W. 511.1 ft.; thence S. 34 deg. 05’ E. 50.00 ft. to a pipe; thence S. 56 deg. 05 W. 25.0 ft. to a pipe; thence N. 34 deg. 05’ W. 50.0 ft. to a pipe; thence N. 56 deg. 05’ E. 25.0 ft. to place of beginning.

Conveyed to El Paso Electric Company by the El Paso National Bank, Trustee for the Trust Estate of Z.T. and Maude B. White, deed dated July 6, 1939, recorded in Volume 649 at Page 627, Deed Records of El Paso County, Texas.

A.15. Cotton Avenue Substation

South half of Lots Twenty-one (21) and Twenty-two (22) in Block One (1) as said lots and block are laid down and designated on the First Filed Map of Cotton Addition to the City of El Paso, Texas.

Conveyed to El Paso Electric Company by the McMath Company, Inc., by deed dated January 19, 1949 recorded in Volume 922, page 567, in Deed Records of El Paso County, State of Texas.

A.16. Morningside Heights Substation

Lots Thirty-one (31) and Thirty-two (32) in Block Eighty-one (81) of the MORNINGSIDE HEIGHTS ADDITION to the City of El Paso, El Paso County, Texas, according to the amended map thereof, on file in the front of Book 462, Deed Records of El Paso County, Texas.

Conveyed to El Paso Electric Company Howard H. Johnson and wife Harriet M. Johnson by deed dated June 8, 1949, recorded in Volume 936, Page 248, Deed Records of El Paso County, Texas.

A.17. Octavia Substation

Lots Twenty (20) and Twenty-one (21) in Block One (1) of Franklin Heights Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Howard H. Johnson and wife Harriet M. Johnson by deed dated August 9, 1949, recorded in Volume 945, Page 129, Deed Records of El Paso County, Texas.

A.18. Old Socorro Substation

Survey of 0.130 acres of land located in Tract 22-C, Block 17, of the Socorro Grant in El Paso County, Texas, described as follows:

BEGINNING at the West most corner of Tract 22C, Block 17, of the Socorro Grant and being a corner of Tract 22D in said Block 17, and being the northerly line of Belen Road; thence along the line between Tracts 22C, 22D and 22E of said Block 17, N 15° 21’ E, 125.9 feet to a corner common to Tracts 22C, 22E and 22A of said Block 17; thence along the line between said Tracts 22A and 22C, N. 51° 24’ E., 19.95 feet; thence South 24° 29’ E., 101.55 ft. to the northerly line of Belen Road; thence along the northerly line of Belen Road, S. 65° 31’ W. 100.00 ft. to the place of beginning and containing 0.134 acres of land.

Conveyed to El Paso Electric Company by Richard E. Sparks and wife Nancy K. Sparks by deed dated June 19, 1950 recorded in Volume 976, Page 518, Deed Records of El Paso County, Texas.

A.19. Hacienda Substation

A tract of land in Hacienda Heights at the intersection of Parral Road and Adobe Road, fronting 60 feet on the north line of Parral Road, running back between parallel lines 120 feet to the North in El Paso County, Texas, more particularly described as beginning at a point in the North line of Parral Road lying 121.05 feet Easterly from the intersection North line of Parral Road with the Easterly line of Adobe Road, the beginning point being the Southwest corner of this tract; thence north at right angles parallel with the East line of Adobe Road 120 feet to a point the Northwest corner of this tract the Southwest corner of Lot No. 3, Blk. 37; thence at right angles Easterly parallel with the Northerly line of Parral Road, 60 feet to the Northeast corner of this tract, same being the Northwest corner of Lot No. 18, Blk. 37, in Hacienda Heights, and the Southwest corner of Lot No. 4, Blk.37; thence at right angles Southerly 120 feet to a point in the Northerly line of Parral Road, the Southwest corner of Lot No. 18, Blk. 37, and the Southeasterly corner of this tract; thence Westerly at right angles parallel to the Northerly line of Parral Road 60 feet to the Southwest corner of this tract, the point of beginning, and being located in El Paso County, Texas. Being part of Tract 1-F, Block 5, ASCARATE GRANT, El Paso, Texas.

Conveyed to El Paso Electric Company by El Paso County Water Control and Improvement District No. 1 by warranty deed dated April 13, 1953, recorded in Volume 1117, Page 17, Deed Records of El Paso County, Texas.

A.20.  Parkdale Substation

The West 47.8 feet of Lot Ten 10 in Block Three 3 of the COLLINGSWORTH SUBDIVISION of Surveys 13 and 14 in El Paso County, Texas, according to the supplemental map of said Subdivision on file in the office of the County Clerk of El Paso County, Texas.

Conveyed to El Paso Electric Company by Claude L, and Doris M. Downum by warranty deed dated October 15, 1953, recorded in Volume 1138, page 592, W, D. Records of El Paso County, Texas.

A.21.  Clardy Substation

Survey of 0.12 acres of land located in the City and County of El Paso, Texas, more particularly described as follows:

BEGINNING at a point which is the Southeast corner of Lot 6, Block 14, Clardy-Fox Subdivision, El Paso County, Texas; THENCE S. 89° 38’ E a distance of 20 feet to a point; THENCE N. 0° 22’ E a distance of 240 feet to a point which is the beginning point of the tract to be conveyed; THENCE N 0° 22’ E a distance of 85.38 feet to a point; THENCE N. 89° 38’ W a distance of 61.60 feet to a point in the easterly right of way line of an alley; THENCE S 35° 28.25’ E. a distance of 105.2 feet to the point of beginning.

This tract of land is triangular in shape and has an area of approximately 0.12 acres;

Conveyed to El Paso Electric Company by Josephine Clardy Fox by warranty deed dated December 18, 1953, recorded in Volume 1147, Page 595, Deed Records of El Paso County, Texas.

A.22.  Ascarate Substation

A survey of 2.86 acres of land located in Tract Five 5, Block Twenty 20 of the Ysleta Grant in El Paso County, Texas, described as follows:

BEGINNING at the southmost corner of said Tract 5, and being the intersection of the northeasterly line of the G.H. & S. A. Ry. main line and the westerly line of the G.H. & S.A. Ry. (Fort Bliss Spur); THENCE along the northeasterly line of G.H. & S.A. Ry. main line, N. 45° 09’ W., 550.0 feet; THENCE at right angles, N. 44° 51’ E. 389.17 feet to a pipe; THENCE S. 84° 40’ E. 111.43 feet to the westerly line of the- Fort Bliss Spur; THENCE along the westerly line of the Fort Bliss Spur as follows: S. 7° 49’ W. 254.4 feet; S. 5° 00’ W. 113.9 feet; S. 3° 04’ E. 116.1 feet; S. 10° 57’ E. 115.0 feet and S. 19° 34’ East 62.7 feet to the place of beginning, and containing 2.86 acres of land;

Conveyed to the El Paso Electric Company by Standard Oil Company of Texas, a Delaware Corporation, by warranty deed dated November 25, 1953, recorded in Volume 1146, Page 570, Deed Records of El Paso County, Texas.

A.23. Dyer Substation

1.          A tract of land, more particularly described as follows, to wit:

All of Lots 16, 17, 18 and 19, in Block 5 of Westlyn Heights Addition to the City of El Paso, El Paso County, Texas, except the North 10 feet of said Lots.

Conveyed to El Paso Electric Company by Clyde H. Alexander by Warranty Deed dated May 28, 1954 Recorded in Book 1172 on page 457 Deed Records of El Paso County, Texas.

2.          A tract of land, more particularly described as follows, to wit:

All of Lots 12, 13, 14 and 15 in Block 5, of Westlyn Heights Addition to the City of El Paso, El Paso County, Texas, except the North 10 feet of said lots.

Conveyed to El Paso Electric Company by The State National Bank of El Paso, Trustee of the Estate of W. C. Porter by Warranty Deed dated May 19, 1954, Recorded in Book 1172 on Page 490 Deed Records of El Paso County, Texas.

3.          A tract of land, more particularly described as follows, to-wit:

All of Lot 20, except the North 10 feet thereof, and all of Lots 21 and 22 and fractional Lot 23, in Block 5 of the Westlyn Heights Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Edward H. Casner by Warranty Deed dated May 31, 1954, recorded in Book 1172 on page 460 Deed Records of El Paso County, Texas.

4.          A parcel of land in the City of El Paso, El Paso County, Texas, more particularly described as follows, to-wit:

The South 120 feet of each of the following described Lots 3 and 4 and Lots 10 and 11, all in Block 5, Westlyn Heights Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Emma Clare Snell by Warranty Deed dated March 27, 1956, recorded in Book 1281 on page 575 Deed Records of El Paso County, Texas.

5.          A parcel of land in the City of El Paso, El Paso County, Texas, more particularly described, to-wit:

The South 120 feet of Lots 5, 6, 7, 8 and 9 in Block 5, Westlyn Heights Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Albert A. Malooley by Warranty Deed dated March 29, 1956, Recorded in Book 1282 on page 303 Deed Records of El Paso County, Texas.

Dyer Distribution Land - Lines

6.          A parcel on land in the City of El Paso, El Paso County, Texas, more particularly described to-wit:

Lots 30 and 31, Block 4, Westlyn Heights Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Fern D. Ball by Warranty Deed dated February 27, 1956, Recorded in Book 1279 on page 415, Deed Records of El Paso County, Texas.

7.          A parcel of land in the City of El Paso, El Paso County, Texas more particularly described to-wit:

Lots 32 and 33 in Block 4, Westlyn Heights Addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by W. J. Bendall and wife Susan Bendall by Warranty Deed dated February 18, 1956, recorded in Book 1279 on page 403, Deed Records of El Paso County, Texas.

A.24.   Cielo Vista Substation

A tract of land, more particularly described as follows, to-wit:

3,753 square feet of land located in the Southwest corner of the School Block in Cielo Vista Addition and being a part of a parcel known as Winfree’s Nose, described as follows:

Beginning at a point on the East Line of Cielo Vista Place, (50-foot street), from which, the intersection of the easterly Line of the T. & N. 0. R. R. (Ft. Bliss Spur) Right-of-way and the South Line of U.S. Highway62 Bears S. 1° 02.2’ E., 51.37 feet; S. 81° 09.8’ W., 340.68 ft.; N. 1° 02.2’ W., 1857.18 ft. and S. 81° 09.8’ Wt., 913.4 feet; thence along the East Line of Cielo Vista Place, N, 1° 02.2’ W., 51.34 fit.; Thence N. 81° 09.8’ E., 50.0 ft.; thence S. 1° 02.2’ E., 80.0 ft. to the North Line of a 45 ft. street; thence, along the North Line of a 45 ft. street, S. 81° 09.8’ W., 21.34 ft. to the beginning of a curve to the right whose Radius is 25 ft. and whose Tangent is 28.66 ft.; thence, around said curve to the right to the place of beginning and containing 3,753 square feet of land.

Conveyed to El Paso Electric Company by the Board of Trustees of the Independent School District of the City of El Paso, Texas, by Warranty Deed dated April 20, 1954, Recorded in Book 1168 on page 249, Deed Records of El Paso County, Texas.

A.25.   Radford Substation

A tract of land, more particularly described as follows, to wit:

Lot 10, in Block 7, of Chula Vista Addition to the City of El Paso, El Paso County, Texas, save and except, however, the Westerly 25 feet thereof conveyed to the City of El Paso by Warranty Deed of Record in Book 1067, page 600, Deed Records of El Paso County, Texas, and being the same property conveyed by Warranty Deed dated April 20, 1954 from Mildred H. Malone, and husband to El Paso Electric Company, reference to which deed is here made for all purposes.

Conveyed to El Paso Electric Company by Mildred H. Malone, and husband, Thomas H. Malone by Warranty Deed dated April 20, 1954, Recorded in Book 1166 on page 219, Deed Records of El Paso County, Texas.

A.26.   Lomaland Substation

A tract of land containing 14,231 sq. ft. of land located in Tract 1, Block 54, Ysleta Grant, El Paso County, Texas, and more particularly described by metes and bounds as follows:

Beginning at a concrete monument which marks the N.E. corner of Block 6, Ascarate Grant, and the N.W. corner of Block 54, Ysleta Grant, El Paso County, Texas; thence S 15° 57’ W. 2,426.05 ft. along the common line of said Blocks 6 and 54 to a concrete monument (marked El Paso Electric Company) which is located on the South right- of-way line of Yermoland Drive at the N.E. corner of Lot 86, Loma Terrace Subdivision, for the beginning point of this described parcel of land: Thence from said concrete monument (marked El Paso Electric Company) S. 74° 03’ E. 142.31 ft. to a concrete monument (Marked El Paso Electric Company) located on the E. line of Tract 1, Block 54, Ysleta Grant; Thence South 15° 57’ W. 100,0 ft. along the Easterly line of said Tract 1 to a concrete monument (marked El Paso Electric Company); Thence N. 74° 13’ W. 142.31 ft. to a concrete monument (marked El Paso Electric Company) located on the common line of said Block 54, Ysleta Grant, and Block 6, Ascarate Grant; Thence N. 15° 57’ E. 100.0 ft. along the common line of said Blocks 6 and 54 to the place of beginning, and containing 0.3267 acres of land. Bearings are true North according to El Paso County Plat System.

Conveyed to El Paso Electric Company by the County of El Paso, Texas, by its said Commissioner, Hugh J. McGovern by Commissioners’ Court Deed dated February 17, 1955, recorded in Volume 1211 on page 497, Deed Records of El Paso County, Texas.

A.27.   Alamo Substation

1..          A portion of Tract 14, Block 11, Lower Valley Surveys in El Paso County, Texas, described as:

Beginning at a concrete monument located on the Northeast right-of-way of U.S. Highway 80, from which the intersection of the Northwest line of the Alamo Alto Townsite and the Northeast right-of-way of U.S. Highway 80 bears South 58° 19’ East 696.8 ft.; thence along the Northeast right-of-way of U.S. Highway 80 North 58° 19’ West 450.0 feet to a concrete monument; thence North 31° 41’ East 282.0 feet to a concrete monument: thence parallel with U.S. Highway 80, South 58° 19’ East 450.0 feet to a concrete monument: thence South 31° 41’ West 282.0 feet to the place of beginning containing 2.91 acres of land.

Conveyed to El Paso Electric Company by Frank Owen III by Warranty Deed dated November 1, 1955, recorded in Book 1259 page 267, Deed Records of El Paso County, Texas.

A.28.   Ranchland Substation

A parcel of land located in Tract IC-A, Block 5 of the Ascarate Grant, El Paso County, Texas, described as follows, to-wit:

Beginning at a point located N. 54° 07’ W. a distance of 37.48 feet from the southeasterly corner Tract 4-A, Block 2, Ascarate Grant, El Paso County, Texas; said point being the intersection of the West easement line of a products line of the Paso-Tex Pipeline Co. and the North boundary line of Tract 1C-A, Block 5 of said Ascarate Grant; Thence S. 00° 57.35’ E. along said West easement line a distance of 3.60 ft. Thence S. 52° 58’ W. along said West easement line of a products line a distance of 188.65 feet to a point on the North easement line of the Paso-Tex Pipeline Company’s crude oil line: Thence North 72° 01’ W. along said North easement line a distance of 28.10 feet: Thence North 35° 53’ E. a distance of 191.83 feet: Thence South 34° 07’ E. a distance of 80.00 feet along said North boundary line the point of beginning, and containing 0.233 acres more or less.

Conveyed to El Paso Electric Company by The State National Bank of El Paso, Myra Bassett Daugherty and husband H. M. Daugherty, Barbara Bassett McGovern and husband Hugh J. McGovern and Elizabeth Bassett Hammond and husband, Charles B. Hammond, by Warranty Deed dated October 28, 1955, recorded in Book 1265 page 171 Deed Records of El Paso County, Texas.

A.29.   Summit Substation

A tract of land, more particularly described as follows, to-wit:

Lots 13, 14, 15 and 16 in Block 14 of Summit Place, an addition to the City of El Paso, El Paso County, Texas.

Conveyed to El Paso Electric Company by Thomas M. Mayfield by Warranty Deed dated March 9, 1956, recorded in Book 1280 page 624 Deed Records of El Paso County, Texas.

A.30.   Mountain Substation

A tract of land 50 ft. square located in Block 81, Section 13, Tsp. 2, Texas and Pacific Railroad Survey, more particularly described as follows: From a point which is the common section corner of Section 7, 8, 13 and 14, Block 81, Township 2, Texas and Pacific Railroad Surveys in El Paso County, Texas, thence, along the common section line of Sections 14, and 13, S. 1° 18’ 06” E. a distance of 924.00 feet; thence N. 88° 41’ 54” E. a distance of 45.00 feet to the point of beginning; Thence north 1° 18’ 06” W. a distance of 50.00 feet, Thence North 88° 41’ 54” E. a distance of 50.00 feet; thence S. 1° 18’ 06” East a distance of 50.00 feet, Thence S. 88° 41’ 54” W. a distance of 50.00 feet to the point of beginning and containing in all 0.057 acres of ground more or less. All the above described property being located in Tract 43, Sunrise Acres #3.

Conveyed to El Paso Electric Company by Patricia Park, Independent Executrix of the Estate of Edgar D. Park, Deceased, by Warranty Deed dated March 9, 1956 recorded in Book 1281 page 37 Deed Records of El Paso County, Texas.

A.31.   Dell Metering Station

A tract of land located in N.W. 1/4 of Section 38 Block 79, Township 2, Texas and Pacific Railroad Surveys in El Paso County, Texas, more particularly described as follows:

Beginning at a common corner of Sections 34, 35, 38 and 39 in Block 79, T. 2 of the Texas and Pacific Railway Surveys; Thence along the line between said Sections 35 and 38, East 1497.8 feet to the Northwest right-of-way of the Ysleta-Carlsbad cutoff road; Thence along the Northwest line of said cutoff road, S. 42° 32’ W. 700.00 feet; Thence N. 47° 38’ West 400.0 feet; Thence paralleling said cutoff road, N. 42° 32’ E. 305.86 feet to a point that is 20 feet South of line between said Sections 35 and 38; Thence paralleling the line between said Sections 35 and 38, West 936.46 feet to the line between said Sections 38 and 39; Thence N. 0° 33’ West 20 feet to the place of beginning and containing 5.18 acres of land.

Conveyed to El Paso Electric Company by El Paso Natural Gas Company by Warranty Deed dated February 9, 1955, recorded in Book 1230 Page 401, Deed Records of El Paso County, Texas.

A.32.   Lane Switching Station

A parcel of land located in the O. A. Danielson survey 309 El Paso County, Texas more particularly described as follows, to-wit:

Beginning at a pipe on the line between the Lane property and the B. Rodsky 37.5 acre tract and located on the Northwest right-of-way of the Ysleta-Carlsbad cutoff Road; thence along the line between the said Lane and Rodsky property, West, 401.83 feet to the Northeast right-of-way of the proposed State Highway; Thence along the Northeast line of said Highway, N. 41° 39’ W. 267.66 ft.; Thence paralleling the line between the said Lane and Rodsky Tracts, East 706.23 ft. to the Northwest line of the Ysleta-Carlsbad Road: Thence along the Northwest line of the Ysleta-Carlsbad Road, S. 32° 19’ W. 236.66 ft. to the place of beginning and containing 2.54 acres of land.

Conveyed to El Paso Electric Company by John F. Lane and wife Helen Lane by Warranty Deed dated March 25, 1955 recorded in Book 1224 page 276, Deed Records of El Paso County, Texas.

A.33.   Lower Valley Distribution Land - Lines

A parcel of land in the Ysleta Grant in the County of El Paso, Texas, more particularly described as follows:

0.24 acres of land located in Tract 4A, Block 34, Ysleta Grant, El Paso County, Texas and adjoining the El Paso Electric Company’s property; Beginning at the Northeast corner of Tract 3 in said Block 34, and a corner of the El Paso Electric Company Property, on the line between said Tracts 3 and 4A; Thence along the Northerly line of said Tract 4A, N. 74° 38’ E. 29.2 ft. to a common corner of Tract 4A and the El Paso Electric Company property; Thence along the line between said Tract 4A and the Electric Company property, S. 46° 46’ E. 411.5 ft. and S. 43° 14’ W. 25 ft. to another common corner of Tract 4A and Electric Company property; Thence N. 46° 46’ W. 426.71 feet to the place of beginning and containing 0.24 acres of land, and being known as the St. Margaret’s Orphanage property and adjoining El Paso Electric Company’s right-of-way.

Conveyed to El Paso Electric Company by the Most Reverend S. M. Metzger, Bishop of the Catholic Dioceses of El Paso, Texas by Warranty Deed dated October 31, 1955, recorded in Book 1260 page 132 Deed Records of El Paso County, Texas.

A.34.   Frontera Substation

A parcel of land situated in El Paso County, Texas more particularly described as follows, to-wit:

Lot 1 in Block 1 of the Frontera Gardens, an Addition in El Paso County, Texas, according to the map thereof on file in the front of Book 757, Deed Records of El Paso County, Texas.

Conveyed to El Paso Electric Company by S. M. Murchison, President of Frontera Gardens, Inc. by Warranty Deed dated March 14, 1956, Recorded in Volume 1301, on page 97 of Deed Records of El Paso County, Texas.

A.35. Mulberry Substation

A portion of Lot Six (6), Block Four (4), Cloverdale Subdivision in El Paso County, Texas, according to the Map and Plat thereof on file in the Front of Book 767 of the Deed Records of El Paso County, Texas, more particularly described by metes and bounds as follows, to-wit:

Beginning at a point, said point being the common front corner of Lots 5 and 6, said Block 4, Cloverdale Subdivision, thence South 65° 05’ East a distance of 161.21 feet; thence South a distance of 86.10 feet; thence South 88° 37’ West a distance of 60.00 feet; thence North 1° 23’ West a distance of 103.36 feet; thence North 65° 05’ West a distance of 98.93 feet; thence a distance of 12.06 feet along the arc of a curve whose radius is 70.00 feet and whose chord bears North 29° 51.12’ East a distance of 12.04 feet to the point of beginning and containing in all 0.169 acres of ground more or less.

Conveyed to El Paso Electric Company by L. T. Stock and wife, Mary B. Stock, by Warranty Deed dated July 19, 1956, recorded in Volume 1302 on page 370, Deed Records of El Paso County, Texas.

A.36. Tobin Substation

A parcel of land out of tract 246 South Parkland Addition, El Paso County, Texas as filed and recorded in the office of the County Clerk of El Paso County, Texas, April 11, 1950 in the back of Book 604 page B, being more particularly described by metes and bounds as follows to-wit:

From a point which is the intersection of the Southern Pacific Railroad Center line (E.P. and S.W.R.R.) and the Easterly Right-of-way line of McCombs Lane (McCombs base line), thence North 1° 07’ 30” W a distance of 2259.53 feet to a point 30.00 feet short of the northwest corner of tract 246 South Parkland Addition. Thence East a distance of 45.00 feet to the point of beginning, said point being a concrete monument with a brass cap inscribed E.P.E.Co. Property; thence East a distance of 100.00 feet to a monument, said monument being inscribed E.P.E.Co. property and being also the Northeast corner of said parcel, thence S 1° 07’ 30” E a distance of 100.00 feet to a monument, said monument being inscribed E.P.E.Co. property and being also the Southeast corner of said parcel; Thence West a distance of 100.00 feet to a concrete monument, said monument being inscribed E.P.E.Co. property and being also the Southwest corner of said parcel; thence N 1° 07’ 30” W a distance of 100.00 feet to a point of beginning and containing in all 0.229 acres of ground more or less.

Conveyed to El Paso Electric Company by Patricia Park. Individually and as Independent Executrix under the will and of the Estate of Edgar D. Park, deceased, by Warranty Deed dated August 8, 1956 recorded in Volume 1303 on page 270 of Deed Records of El Paso County, Texas.

A.37. No. 5700 Transmission Line Right-of-Way

1.             The following described tracts and parcels of land, lying and being situated in El Paso County, Texas, in John Barker Survey No. 10, said tracts being more particularly described as follows:

Tract No. 1

A 50 foot strip of land immediately South of and adjoining El Paso Electric Company’s property beginning at a point in the Northwest corner of John Baker Survey No. 10, known as monument 10 NW, Thence South along the West boundary line of said Survey No. 10 a distance of 2236.78 feet to the point of beginning, Thence N 87° 56’ East and adjacent to the El Paso Electric Company property a distance of 945.06 feet; Thence South a distance of 50.03 feet; Thence South 87° 56’ W and adjacent to the El Paso Electric Company property a distance of 945.06 feet; Thence North along the west line of John Barker Survey No. 10 a distance of 50.03 feet to the point of beginning and containing in all 1.08 acres of ground more or less.

Tract No. 2

A 100 foot strip of land adjacent to the east line of Jane Burges Perrenot property, in said John Barker Survey No. 10, more particularly described as follows:

Beginning at a point which is Monument 7 on the west boundary line of Piedmont Addition; thence S 0° 01’ 45” E, a distance of 64.38 feet to a point of intersection with the Northerly line of A. S. & R. Tramway right-of-way, Thence S 25° 48’ West along the A. S. & R. right of way, a distance of 229.52 feet, Thence N 0° 01’ 45” W a distance of 664.61 feet, Thence North 89° 38’ 15” E a distance of 100.00 feet; Thence S 0° 01’ 45” E a distance of 393.64 feet to the point of beginning and containing in all 1.29 acres of ground more or less.

Tract No. 3

A 100 foot strip of land adjacent to the E line of Jane Burges Perrenot property, in said John Barker Survey No. 10. more particularly described as follows:

From a point being Monument 7 on the W boundary line of Piedmont Addition; thence S 0° 01’ 45” E a distance of 156.18 feet to the point of beginning, Thence South 25° 48’ W and adjacent to the A. S. & R. right of way a distance of 229.52 feet, Thence South 0° 01’ 45” E a distance of 469.70 feet, Thence North 89° 58’ 15” E a distance of 100 feet to the southeast corner of Jane Burges Perrenot property, Thence N 0° 01’ 45” W and adjacent to the east line of Jane Burges Perrenot property, a distance of 676.29 feet to the point of beginning and containing in all 1.32 acres of ground more or less.

Conveyed to El Paso Electric Company by Jane Burges Perrenot by Warranty Deed dated September 17, 1956, Recorded in Book 1324 on page 273 Deed Records of El Paso County, Texas.

2.             The following described tracts and parcels of land, lying and being situated in El Paso County, Texas, to wit:

A parcel of land out of John Barker Survey No. 10, more particularly described by metes and bounds as follows:

From a point being Monument 7 on the West boundary line of Piedmont Addition, Thence South 0° 01’ 45” East a distance of 64.38 feet to the point of beginning; Thence S 25° 48’ W, a distance of 853.29 feet: Thence North 89° 58’ 15” E and adjacent to the south line of Jane Burges Perrenot property a distance of 44.43 feet, thence N 25° 48’ E a distance of 751.32 feet; Thence N 0° 01’ 45” W and adjacent to the E line of Jane Burges Perrenot property a distance of 91.80 feet to the point of beginning and containing in all 0.74 acres of ground more or less.

Conveyed to the El Paso Electric Company by the American Smelting and Refining Company by Warranty Deed dated July 26, 1956 recorded in Book 1309 on page 420 Deed Records of El Paso County, Texas.

A.38. Milagro Transmission Land - Lines

A parcel of land, lying in the County of El Paso, State of Texas, and more particularly described as follows, to wit:

1,765 Acres of land located in the southeast corner of Section 30, Block 81, Township 1, Texas & Pacific Railway Company Surveys in El Paso County, Texas, described as follow:

Beginning at a concrete monument at the common corner of Sections 29, 30, 37 and 38 in said Block 81, Tsp. 1; Thence along the line between said Sections 30 and 37 S. 88° 52” W. 50.0 feet; thence paralleling the line between said Sections 29 and 30, N. 1° 07’ 30” W. 1537.42 feet; thence paralleling the line between said Sections 30 and 37, 50.0 feet to the line between said Sections 29 and 30, South 1° 07’ 30” E. 1537.42 feet to the place of beginning and containing 1.765 acres of land.

Conveyed to El Paso Electric Company by Dan R. Ponder, Geo. G. Matkin, H. M. Daugherlty and C. H. Leavell & Company by Warranty Deed dated June 18, 1957, Recorded in Book 1368, on Page 447, Deed Records of El Paso County, Texas.

A.39. Coronado Substation

0.228 acres of the A. F. Miller Survey No. 214, in El Paso County, Texas, more particularly described as follows: Beginning at the most northerly corner of the Crestmont Addition to the City of El Paso; the map of said Addition being filed in the front of Volume 784 of the Deed Records of El Paso County, Texas on May 7, 1957; thence N. 52° 57’ E. along the northwesterly boundary of said Addition extended a distance of 100.00 feet; thence S. 43° 56’ E. a distance of 100.00 feet; thence S. 52° 57’ W. a distance of 100.00 feet to a point on the northeasterly boundary of said Addition; thence N. 43° 56’ W. a distance of 100.00 feet along said northeasterly line to the point of beginning.

Conveyed to El Paso Electric Company by J. M. Rector, Jr. and Claude Jones by Warranty Deed dated January 2, 1958, Recorded in Book 1376, on Page 437, Deed Records of El Paso County, Texas.

A.40. Leo Substation

The Northerly 108 feet of the easterly 60 feet of Tract 221 and the northerly 108 feet of Tract 222, both in Sunrise Acres, a subdivision, located in the City and County of El Paso, Texas, according to the map and plat of said Sunrise Acres of record in the Back of Book 466 of the Deed Records of said County. Said two parcels of land being further described respectively by metes and bounds as follows:

First Parcel:     Field notes of a survey of 0.14876 acres of land located in the N.E. part of Tract 221, Sunrise Acres No. 1, El Paso County, Texas, and is more particularly described by metes and bounds as follows: Beginning at the common corners of Tract 239, 240, 221 and 222, Sunrise Acres No. 1; thence S. 1° 11’ East 108.0’ along the common line between said Tracts 221 and 222 to a point; thence S. 88° 49’ W. 60.0’ feet, parallel with and 110.0 feet northerly from Sunrise Drive, to a concrete monument; thence N. 1° 11’ West 108.0’, parallel with and 140.0’ easterly from Comet Drive, to a concrete monument on the north line of said Tract 221 and the south line of said Tract 240; thence N 88° 49’ East 60.0’ along the common line between said Tracts 221 and 240 to the place of beginning.

Second Parcel:           Field notes of a survey of 0.44628 acres of land located in the north part of Tract 222, Sunrise Acres No. 1, El Paso County, Texas, and more particularly described by Metes and bounds as follows: Beginning at the common corners of Tract 221, 222, 239 and 240, Sunrise Acres No. 1; thence N. 88° 49’ East 180.0’ along the common line of said Tracts 222 and 239 to a concrete monument on the west side of Leo Drive, which is 70.0’ wide; thence S. 1° 11’ East 108.0’ along the west line of said Leo Drive to a concrete monument; thence S. 88° 49’ W. 108.0’, parallel with and 110.0’ northerly from Sunrise Drive, to a point on the westerly line of said Tract 222; thence N. 10° 11’ W. 108.0’ along the common line of said Tracts 221 and 222 to the place of beginning.

Conveyed to El Paso Electric Company by Sunrise Acres Company, Inc. by Furniss Deel Griffin, its President, by Warranty Deed dated February 13, 1958, Recorded in Book 1387, Page 589 Deed Records, El Paso County, Texas.

A.41. Newman Property

1.           Tract No. 1

A tract of land in Section 11, Block 81, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows: Beginning at a point which bears S 1° 02’ 30” E., a distance of 360.0 feet and S. 89° 51’ 00” W., a distance of 60.0 feet from the corner common to Sections 1, 2, 11 and 12 Block 81, Township 1, Texas and Pacific Railway Surveys; thence S. 1° 02’ 30” E., parallel to the line common to said Sections 11 and 12, for a distance of 2298.5 feet; thence S. 89° 45’ 00” W., for a distance of 2480.0 feet; thence N. 1° 02’ 00” 1° 02’ 00” W., for a distance of 2603.05 feet to a point which is 60 feet south of the line common to said Sections 2 and 11; thence N. 89° 51’ 00” E., parallel to the line common to said Sections 2 and 11, for a distance of 2180.0 feet; thence S. 1° 02’ 30” E., for a distance of 300.0 feet; thence N. 89° 51’ 00” E., for a distance of 300.0 feet to the point of beginning and containing 145.99 acres of land more or less.

Conveyed to El Paso Electric Company by the City of El Paso by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957, Recorded in Book 1338, Page 467, Deed Records of El Paso County, Texas.

2.           Tract No. 1 - Mineral Rights

All of the minerals and mineral rights in, on and under the preceding described premises (excepting however that oil, gas and other hydrocarbons are excepted and reserved from this conveyance).

Conveyed to El Paso Electric Company by The TXL Oil Corporation by George A. Wilson, President, by Deed Agreement dated March 13, 1958 and Recorded in Book 1389, Page 444 Deed Records of El Paso County, Texas.

3.           Tract No. 2

A Tract of land being 200.00 feet wide and crossing Sections 2, 11, 14, 19, 22 and 27, Block 81, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows:

Beginning at a point on the line common to said Section 2 and the State of New Mexico which bears S. 89° 46’ W., 2540.0 feet from the corner common to the State of New Mexico and Sections 1 and 2, Block 81, Texas and Pacific Railway Surveys; thence S. 0° 59’ E., parallel to the east line of said Section 2 for a distance of 5345.5 feet to a point on the line common to Sections 2 and 11 in said Block 81; thence S. 1° 02’ 30” E, parallel to the east line of Section 11 for a distance of 5325.9 feet to a point on the line common to Sections 11 and 14 in said Block 81; thence S. 1° 03’ E, parallel to the east line of Section 14 for a distance of 5390.6 feet to a point on the line common to Sections 14 and 19 in said Block 81; thence S. 1° 08’ 30” E, parallel to the east line of Section 19, for a distance of 5293.2 feet to a point on the line common to Sections 19 and 22 in said Block 81; thence S. 1° 07’ E, parallel to the east line of Section 22 for a distance of 5284.0 feet to a point on the line common to Sections 22 and 27 in Block 81; thence S. 1° 07’ 30” E, parallel to the east line of Section 27 for a distance of 5268.6 feet to a point which is 40.0 feet northerly from the line common to Sections 27 and 30 in said Block 81; thence S. 88° 51’ 30” W. for a distance of 200.0 feet; thence N. 1° 07’ 30” W, parallel to and 2740.0 feet west of the east line of said Section 27, for a distance of 5268.7 feet to a point on the line common to said Sections 27 and 22;

Thence N. 1° 07’ W, parallel to the east line of Section 22, for a distance of 5284.1 feet to a point on the line common to said Sections 22 and 19; thence N. 1° 08’ 30” W, parallel to the east line of Section 19, for a distance of 5293.2 feet to a point on the line common to said Sections 19 and 14; thence N. 1° 03’ W, parallel to the east line of Section 14, for a distance of 5393.2 feet to a point on the line common to said Sections 14 and 11; thence N. 1 ° 02’ 30” W, parallel to the east line of Section 11, for a distance of 5326.6 feet to a point on the line common to said Sections 11 and 2; thence N. 0° 59’ W. parallel to the east line of Section 2, for a distance of 5345.2 feet to a point on the line common to the State of New Mexico and said Section 2; thence N. 89° 46’ E, along the north line of said Section 2, for a distance of 200.02 feet to the point of beginning and containing 146.9 acres of land more or less.

Conveyed to El Paso Electric Company by the City of El Paso, by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957, Recorded in Book 1338, on Page 471, Deed Records of El Paso County, Texas.

4.            Tract No. 3

A tract of land 225 feet in width in the SE 1/4 of Section 27, Block 81, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows:

Beginning at a point on the line between Sections 27 and 28 which bears N. 1 ° 07’ 30” W, a distance of 40.00 feet from the corner common to Sections 27, 28, 29 and 30, Block 81, Township 1, Texas and Pacific Railway Surveys; thence S. 88° 51’ 30” W, parallel to the southerly line of said Section 27, for a distance of 2540.00 feet to a point on the easterly line of a 200 foot tract previously described in another instrument; thence N. 1° 07’ 30” W, along the easterly line of said 200 foot tract, for a distance of 225.0 feet; thence N. 88° 51’ 30” E, parallel to the southerly line of said Section 27, for a distance of 2540.00 feet to a point on the easterly line of said Section 27; thence South 1° 07’ 30” E, along the easterly line of said Section 27, for a distance of 225.0 feet, to the point of beginning and containing 13.12 acres of land more or less.

                      Conveyed to El Paso Electric Company by the City of El Paso by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957, Recorded in Book 1338, on Page 478, Deed Records of El Paso County, Texas.

                      5.          Tract No. 4

                      (1)        A tract of land in Section 28, Block 81, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows:

                       Beginning at a point on the line between Sections 27 and 28 which bears N. 10 07’ 30” W, a distance of 20.0 feet from the corner common to Sections 27, 28, 29 and 30, Block 81, Township 1, Texas and Pacific Railway Surveys; thence N. 88° 52’ 30” E, parallel to the southerly line of said Section 28, for a distance of 5205.0 feet, said point being the westerly line of a previously dedicated road; thence N. 1° 07’ 30” W, parallel to the easterly line of said Section 28, for a distance of 50.0 feet and along said westerly line of a previously dedicated road; thence S. 88° 52’ 30” W, parallel to the southerly line of said Section 28, for a distance of 5055.0 feet thence N. 1° 07’ 30” W, parallel to the westerly line of said Section 28, for a distance of 195.0 feet; thence S. 88° 52’ 30” W, parallel to the southerly line of said Section 28, for a distance of 150.0 feet to the line between Section 27 and 28; thence S. 1° 07’ 30” E, along the westerly line of said Section 28, for a distance of 245.0 feet to the point of beginning and containing 6.64 acres of land more or less.

                       (2)       A tract of land 50.0 feet wide in Section 31, Block 80, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas more particularly described as follows:

                       Beginning at a point which bears N. 1 ° 07’ 30” W, a distance of 20.0 feet and East a distance of 75.0 feet from the corner common to Sections 28 and 29, Block 81, Township 1 and Sections 31 and 42, Block 80, Township 1, all in the Texas and Pacific Railway Surveys; thence East, parallel to the southerly line of said Section 31, for a distance of 2380.68 feet to a point on the westerly line of U.S. Highway No. 54; thence N. 29° 26’ 00” E, along the westerly line of said Highway No. 54, thence North 29° 26’ 00” E, along the westerly line of’ said Highway No. 54 for a distance of 57.41 feet; thence West, parallel to the southerly Line of said Section 31, for a distance of 2408.89 feet; thence S. 10 07’ 30” E, parallel to and 75 feet from the westerly line of said Section 31, for a distance of 50.0 feet to the point of beginning and containing 2.76 acres of land more or less.

                       (3)       A tract of land 50.0 feet in width in section 31, Block 80, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows:

                       Beginning at a point on the line between said Sections 31 and 32 which bears N. 1° 07’ W: a distance of 20.0 feet from the southwest corner of said Section 31; thence West, parallel to the southerly line of said Section 31, for a distance of 2709.92 feet to a point on the easterly line of U.S. Highway No. 54; thence N. 29° 26’ 00” E, along the easterly line of U.S. Highway 54, for a distance of 57.41 feet; thence East, parallel to the southerly line of said Section 31, for a distance of 2681.72 feet to a point on the easterly line of said Section 31; thence S. 1° 07’ E, along the easterly line of said Section 31, a distance of 50.0 feet to the point of beginning and containing 3.09 acres of land more or less.

                       Conveyed to El Paso Electric Company by the City of El Paso by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957. Recorded in Book 1338, Page on 483, Deed Records of El Paso County, Texas.

                       6.         Tract No. 5

                       A tract of land 50.0 feet wide and crossing Sections 2 and 1, Block 81, and Sections 6, 5, 4 and 3, Block 80, Township 1, Texas and Pacific Railway Surveys, of El Paso County, Texas, more particularly described as follows:

                       Beginning at a point which bears South 89° 51’ W. a distance of 2540.0 feet and North 0° 59’ W, a distance of 20.0 feet from the southeast corner of said Section 2, said point being on the easterly line a 200 foot tract of land described in another instrument; thence N. 89° 51’ E parallel to the southerly line of said Section2, for a distance of 2540.00 feet to a point on the line common to said Sections 2 and 1; thence N. 89° 53’ 30” E parallel to the southerly line of said Section 1, Block 81 and Section 6, Block 80, Township 1, Texas and Pacific Railway Surveys; thence East, parallel to the southerly line of said Section 6, for a distance of 5280.00 feet to a point on the line common to said Section 6 and 5 thence South 89° 57’ 30” E parallel to the southerly line of said Section 5, for a distance of 5282.2 feet to a point on the line common to said Sections 5 and 4; thence S. 89° 53’ E parallel to the southerly line of said Section 4, for a distance of 5280.3 feet to a point on the line common to said Sections 4 and 3; thence S. 89° 52’ 30” E parallel to the southerly line of said Section 3, for a distance of 2640.0 feet; thence N. 0° 54’ W, a distance of 50.0 feet; thence N. 89° 52’ 30” W, parallel to the southerly line of said Section 3, for a distance of 2640.0 feet to a point on the line common to said Sections 4 and 3; thence N. 89° 53’ W, parallel to the southerly line of said Section 4, for a distance of 5280.3 feet to a point on the line common to said Sections 5 and 4; thence N. 89° 57’ 30” W, parallel to the southerly line of said Section 5, for a distance of 5282.2 feet to a point on the line common to said Sections 6 and 5; thence West, parallel to the southerly line of said Section 6, for a distance of 5280.0 feet to a point on the line common to Section 6, Block 80 and Section 1, Block 81, Township 1, Texas and Pacific Railways Surveys; thence S. 89° 53’ 30” W, parallel to the southerly line of said Section 1, for a distance of 5280.0 feet to a point on the line common to said Sections 2 and 1; thence S. 89° 51’ W, parallel to the southerly line of said Section 2, for a distance of 2540.0 feet to a point on the easterly line of a 200-foot tract of land described in another instrument; thence S. 0° 59’ E, along the easterly line of said 200-foot tract of land for a distance of 50.0 feet to the point of beginning and containing 30. 19 acres more or less.

                       Conveyed to El Paso Electric Co. by the City of El Paso, by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957, Recorded in Book 1338, on Page 489, of Deed Records, El Paso County, Texas.

                       7.         Tract No. 6

                       A tract of land in the SE¼ of Section 31, Block 80, Township 1, Texas and Pacific Railway Surveys, of El Paso County, Texas, more particularly described as follows:

                       Beginning at a point which bears N. 1° 07’ W, along the line between Sections 31 and 32, a distance of 110.0 feet and West a distance of 60.0 feet from the southeast corner of said Section 31; Thence, West, parallel to the Southerly line of said Section 31 for a distance of 208.7 feet; thence N. 10 07’ W. a distance of 208.7 feet; thence East, a distance of 208.7 feet; thence S. 10 07’ E. 208.7 feet to the point of beginning and containing 1.00 acre of land more or less.

                       Conveyed to El Paso Electric Company by the City of El Paso, by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957, Recorded in Book 1338, on Page 497, Deed Records of El Paso County, Texas.

                       8.         Tract No. 7

                       A tract of land in the SW¼ of Section 3, Block 80, Township 1, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows:

                       Beginning at a point which bears South 89° 52’ 30” E, along the south line of Section 3, a distance of 2640.0 feet and North 0° 54’ W, a distance of 110.0 feet from the southwest corner of said Section 3; thence North 89° 52’ 30” W, parallel to the southerly line of said Section 3, for a distance of 417.42 feet; thence N.0° 54’ W, for a distance of 417.42 feet; thence S. 89° 52’ 30” E, for a distance of 417.42 feet; thence S.0° 54’ E, for a distance of 417.42 feet to the point of beginning and containing 4.00 acres of land more or less.

                       Conveyed to El Paso Electric Company by the City of El Paso, by Tom E. Rogers, Mayor by Warranty Deed dated March 29, 1957, Recorded in Book 1338, on Page 506, Deed Records of El Paso County, Texas.

                       9.         Tract No. 8

                       A tract of land in Section 29, Block 81, Township I, Texas and Pacific Railway Surveys of El Paso County, Texas, more particularly described as follows:

                       Beginning at point on the line between Sections 29 and 30 from which the corner common to Sections 29, 30, 37 and 38, Block 81 Township 1, Texas and Pacific Railway Surveys, bears S. 1° 07’ 30” E, a distance of 750.0 feet; thence North 88° 52’ 30” E, for a distance of 80.0 feet; thence N. 1° 07’ 30” W, parallel to the westerly line of said Section 29, for a distance of 417.42 feet; thence S. 88° 52’ 30” W, for a distance of 20.0 feet; thence N 1° 07’ 30” W, parallel to and 60 feet from the westerly line of said Section 29, for a distance of 3824.28 feet, said point being 300 feet south of the north line of section 29; thence S. 88° 52’ 30” W, along the south line of an easement from the City of El Paso of Tract 9, Block 27, Socorro Grant of El Paso County, Texas; thence South 62° 29’ West, 50.0 feet to a property corner in concrete; thence North 27° 31’ West, 50.0 feet to a property corner in concrete; thence North 62° 39’ East, 50.12 feet to a property corner in concrete; thence South 27° 20’ East, 36.50 feet; thence South 27° 31’ East, 13.50 feet to a property corner in concrete which is the point and place of beginning, containing 0.057 acre of land, more or less.

                      Conveyed to El Paso Electric Company by the City of El Paso, by Tom E. Rogers, Mayor, by Warranty Deed dated March 29, 1957, Recorded in Book 1338, Page 502, Deed Records of El Paso County, Texas.

A.42. No. 6700 Transmission Line Right-of-Way

                      A tract of land, more particularly described as follows, to wit:

                       Lots 7, 8, 9 and 10, Block 1, Rey Addition to the City of Fabens, El Paso County, Texas, according to the map in the back of Book 442 of the Deed Records of El Paso County, Texas.

                      Conveyed to El Paso Electric Company by Sheriffs Deed by W. O. Hicks, Sheriff of El Paso County, Texas, dated April 3, 1958, Recorded in Book 1391, on Page 175, Deed Records of El Paso County, Texas.

A.43. Beaumont Substation

                      A tract of land in El Paso County, Texas described as follows: Lots 1 to 4, inclusive, Block 74-A, Logan Heights Addition to the City of El Paso, El Paso County, Texas.

                      Conveyed to El Paso Electric Company by Emma Lorke by Warranty Deed dated March 13, 1958, Recorded in Book 1388, on Page 201 Deed Records of El Paso County, Texas.

A.44. No. 5400 Transmission Line Right-of-Way

                      Lot 5 A, Block 1, Lot 13 A, Block 2 and Lot 10 A, Block 4 in Pacific Park, a subdivision in the City of El Paso, El Paso County, Texas, conveyed to the El Paso Electric Company by Warranty Deed from Albert M. Krohn, dated August 30, 1959, and recorded in Volume 1,509 on Page 463, Deed Records of El Paso County, Texas.

    A.45. Valley Substation

                  0.057 acre of land, more or less, lying in the County of El Paso, and State of Texas and more particularly described as follows:

                  In Tract 19, Block 27, Socorro Grant, El Paso County, Texas, beginning at the southeast corner of a parcel of land, from which an iron pipe bears north 27° 31’ West, 13.50 feet; thence North 62° 29’ East, 60.00 feet, and said Iron pipe is the northwest corner of Track 9, Block 27, Socorro Grant of El Paso County, Texas; thence South 62° 29’ West, 50.0 feet to a property corner in concrete; thence North 27° 31’ West, 50.0 feet to a property corner in concrete; thence North 62° 39’ East, 50.12 feet to a property corner in concrete; thence South 27° 20’ East, 36.50 feet; thence South 27° 31’ East, 13.50 feet to a property corner in concrete which is the point and place of beginning, containing 0.057 acre of land, more or less.

Conveyed to the El Paso Electric Company by Warranty Deed from Bertha Dindinger, a single woman, dated December 23, 1960, and recorded in Volume 1,578, on Page 502, Deed Records of El Paso County, Texas.

A.46. Mission Substation

                       A 0.251 acre of land lying in the Hart Pre-emption Survey No. 2 in El Paso County, Texas and being more particularly described by metes and bounds as follows, to wit:

                       Beginning at a point which is the southwest corner of E.O. Dryer Survey No. 132 and the northwest corner of the Hart Pre-emption Survey No. 2. which point is marked by a brass monument set in concrete and which is in the east line of John Barker Survey No. 10, thence South 0° 08’ West 468.20 feet along the line between the Hart Pre-emption Survey No. 2 and the John Barker Survey No. 10 to a point in said line marked by a brass monument set in concrete. Thence South 89° 58’ East 805.18 feet to a point, the beginning point of the parcel being described herein; thence continuing along the same line South 89° 58’ East 109.34 feet to a point; thence South 0° 02’ West 100.00 feet; thence North 89° 58’ West 109.34 feet to a point; thence North 0° 02’ East 100.00 feet to the place of beginning and containing 10,934 square feet (0.251 acre) of land more or less.

                      Conveyed to the El Paso Electric Company by Warranty Deed from the City of El Paso, municipal corporation of El Paso County, Texas, by Ted Bender - Mayor Pro-Tem, dated July 20, 1961, Recorded in Volume 1,620, on Page 107, Deed Records of El Paso County, Texas.

A.47. No. 11700 Transmission Line Right-of-way

  Tract A;

                       A 0.4699 acre tract of land situated in the south 1/2 of Section 32, Block 80, Tsp 1, T. & P.R.R. Survey, El Paso County, Texas;

                       Commencing at the southwest corner of said section; thence east 2956.41 feet along the south section line to a point on the east R.O.W. of proposed Railroad Drive; thence North 28° 26’ East 22.74 feet along the East R.O.W. of proposed Railroad Drive to point of beginning: thence north 28° 26’ East 56.86 feet along the east R.O.W. of proposed Railroad Drive; thence East 409.38 feet to the west R.O.W. of E.P. & S.W.R.R. Co. 100 feet R.O.W.; thence South 28° 26’ West 56.86 feet along the west R.O.W. E.P. & S.W.R.R. Co. property; thence West 409.38 feet to point of beginning, containing 0.4699 acre more or less.

                       Conveyed to the El Paso Electric Company by Warranty Deed from J.K. Shearman dated October 17, 1961. Record in Volume 1,632 on page 446 Deed Records of El Paso, County, Texas.

A.48. Distribution Line Right-of-Way

                       A parcel of land out of Tract 5 B, Block 55, Ysleta Grant, El Paso County, Texas; being bounded on the West by a 30 foot road R.O.W.; and on the north by the Freeway R.O.W. and being more particularly described as follows:

                       Beginning at a point in the north line of the Ysleta Grant, same being the south line of the Freeway and the north line of Tract 5 B, Block 55, Ysleta Grant; said point being marked on the ground by a E.P.E. Co. marker in a concrete monument, and said point South 41° 31’ East 72.04 feet from the northwest corner of Tract 5 B, Ysleta Grant, El Paso County, Texas; thence South 41° 31’ East 30.00 feet along the north line of the Ysleta Grant to a E.P.E. Co. marker set in a concrete monument for corner; thence South 64° 18’ West 45.00 feet to a E.P.E. Co. marker set in a concrete monument for corner; thence South 64° 18’ West 45.00 feet to a E.P.E. Co. marker set in a concrete monument for corner; thence North 41° 31 West 26.52 feet to a E.P.E. Co. marker set in the east line of a 30-foot roadway dedicated in March, 1961, to the City of El Paso, and the most westerly corner of the tract herein described; thence North 15° 57’ East 14.95 feet along said 30 foot road R.O.W. to a E.P.E. Co. marker set in a concrete monument at the PT of a return curve; said curve having a radius of 20 feet, a central angle of 122° 32’, and a chord of 35.00 feet bearing North 77° 13’ East; thence along said return curve to the right, an arc distance of 42.77 feet, to the point of beginning; and containing 1711.95 square feet (0.0393 acre) more or less.

                       Conveyed to the El Paso Electric Company by Warranty Deed from Ysleta Rough Riders, a Texas Corporation, by Floyd E. Cass, President, dated September 27, 1961. Recorded in Volume 1,629 or Page 315, Deed Records of El Paso County, Texas.

A. 49. Scotsdale Substation and Right-of-Way

                       1.         A parcel of land designated as proposed 25 foot El Paso Electric Company right-of-way and being a portion of Tract 4A, Block 2, Ascarate Grant, El Paso County, Texas and being more particularly described by metes and bounds as follows, to wit; from a point, said point being the southeast corner of Tract 4A, Block 2, Ascarate Grant; thence; North 54°-07’ 22” West along the northerly right-of-way line of Interstate Highway No. 10, a distance of 62.51 feet to the point of beginning.

                       Thence; North 54°-07’ 22” West along the northerly right-of-way line of Interstate Highway No. 10, a distance of 31.26 feet; thence; North l°-00” 52” West and parallel to the easterly boundary line of Block 2, Ascarate Grant, a distance of 1,667.40 feet; thence; North 0°-59’ 52” West and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 917.82 feet; thence; North 6° 24’ 41” East, a distance of 163.88 feet to a point in the southerly boundary line of the El Paso Public Service Board property; thence North 89° 00’ 08” East along said southerly boundary line of the El Paso Public Service Board property; thence; North 89°-00’ 08 East along said southerly boundary line of the El Paso Public Service Board property a distance of 25.00 feet to a point, said point being the Southeast corner of the El Paso Public Service Board property; thence; South 0°-59’ 52” East and parallel to the easterly boundary line of Block 2, Ascarate Grant, a distance of 212.51 feet; thence; South 89°-00’ 08” West, a distance of 21.14 feet; thence; South 0°-59’ 52” East and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 867.82 feet; thence; South 1°-00’ 52” East and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 1,686.16 feet to the point of beginning and containing in all 1.646 acres, more or less.

                       2.         A parcel of land designated as proposed 25 foot El Paso Electric Company right-of-way and being a portion of Section 40, Block 80, Township 2, T. & P. R. R. Survey; and also being a portion of Tract 1B and Tract 4A, Block 2, Ascarate Grant, El Paso County, Texas, and being more particularly described by metes and bounds as follows, to wit:

                       From a point, said point being the intersection of the southerly right-of-way line of Montana Avenue (U.S. Highway 62) and the extension of the easterly boundary line of Block 2, Ascarate Grant, projected northerly; thence; South 81° 09’ 48” West along the southerly right-of-way line of Montana Avenue (U.S. Highway 62) a distance of 30.28 feet to the point of beginning:

                       Thence; South 1 °-00’ 52” East and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 3,849.06 feet; thence; South 1°-01’ 02” East and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 1,903.11 feet; thence; South 0°-59’ 52” East and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 2,455.34 feet to the northeast corner of the El Paso Public Service Board property; thence; South 89°-00’ 08” West along the northerly property line of the El Paso Public Service Board property, a distance of 25.00 feet; thence; North 0°-59’ 52” West and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 2,455.34 feet; thence; North 1°-01’ 02” West and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 1,903.11 feet; thence; North 1 °-00’ 52” west and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 3,845.62 feet to a point in the southerly right-of-way line of Montana Avenue (U.S. Highway 62); thence; North 81°-09’ 48” East and along said right-of-way line of Montana Avenue (U.S. Highway 62) a distance of 25.23 feet to the point of beginning and containing in all 4.710 acres of ground more or less.

                       3.         A parcel of land being a portion of Tract IB and Tract 4A, Block 2, Ascarate Grant, El Paso County, Texas and being more particularly described by metes and bounds as follows, to wit:

                       From a point, said point being the intersection of the southerly right-of-way line of Montana Avenue (U.S. Highway 62) and the extension of the easterly boundary line of Block 2, Ascarate Grant projected northerly; thence; South 1°-00’ 52” East along the said easterly boundary line of Block 2, Ascarate Grant, a distance of 3,553.17 feet;

                       Thence; South 88°-58’ 58” West a distance of 60.00 feet to the point of beginning; thence; South 1°-00’ 52” East and parallel to the easterly boundary line of Block 2, Ascarate Grant, a distance of 300.00 feet; thence; South 01°-01’ 02” East and parallel to said easterly boundary line of Block 2, Ascarate Grant, a distance of 110.00 feet; thence; South 88°-58’ 58” West a distance of 78.00 feet; thence; North 1°-01’ 02” West a distance of 110.00 feet; thence; South 88°-58’ 58” West a distance of 222.00 feet; thence; North 1°-01’ 02” West a distance of 300.00 feet; thence; North 88°-58’ 58” East a distance of 300.01 feet to the point of beginning and containing in all 2.263 acres of ground more or less.

                       Conveyed to the El Paso Electric Company by warranty deed from the City of El Paso, El Paso County, Texas and signed by Ralph E. Seitsinger, Mayor. Dated April 12, 1962 and recorded in Volume 1666 on Page 172 Deed Records of El Paso County, Texas.

                       4.         A certain tract or parcel of real estate lying and being situate in the County of El Paso, State of Texas, described as follows, to wit:

                       Lot 7, Block 105, Cielo Vista Park, Unit “S”, an addition to the City of El Paso, El Paso County, Texas, according to the map thereof on file in Book 24, Page 40 of the Plat Records of El Paso County, Texas.

                       5.        This property is conveyed subject to easements for public utilities and drainage as shown on said Plat and to the restrictions running with the land in said addition on file in Book 152, Page 456, of the Deed Records of El Paso County, Texas, and also subject to the restrictions contained in a deed from the City of El Paso to International City Developers, Inc., which is recorded in Book 152, Page 265 of the Deed Records of El Paso County, Texas, to wit:

                       Conveyed to the El Paso Electric Company by warranty deed from the International City Developers, Inc., signed by I. T. Schwartz, Vice President. Dated January 17, 1967, and recorded in Book 162 on Page 1314 of the Deed Records of El Paso County, Texas.

                       6.         0,310 acres out of Tract l-D, Block 2, Ascarae Grant, El Paso County, Texas, more particularly described as follows: Beginning at a point, the same being the intersection of the East R. O.W. line of Highway FM 2316 and the northeasterly line of Tract l-D, Block 2, Ascarate Grant:

                       Thence along the northeasterly line of Tract l-D , Block 2, Ascarate Grant, South 66° 27’ East 136.36 feet to a point;

                       Thence South 23° 33’ West 120 feet to a point.

                       Thence North 66° 27’ West 88.95 feet to a point on the east R.O.W. line of Highway FM 2316;

                       Thence along the east line of Highway FM 2316, North 1° 59.5’ East 129.03 feet to the place of beginning.

                       Conveyed to El Paso Electric Company by C. H. Leavell and Dan R, Ponder by Warranty Deed dated February 3, 1958. Recorded in Book 1384 on Page 62, Deed Records of El Paso County, Texas.

A. 50. Zaragosa Distribution Substation

                       The Northwest 9.92 feet of Lot 9, and all of Lots 10 through 12, inclusive, Block 3, Home Improvement District No. 2 to the City of El Paso, El Paso County, Texas.

                       Conveyed to the El Paso Electric Company by warranty deed from Miguel Alfonso Vasquez and wife, Audrey Vasquez. Dated January 31, 1962 and recorded in Volume 1653 on Page 470 Deed Records of El Paso County, Texas.

A.51. Dallas Distribution Substation

                       The East 1/2 of Lot 6, all of Lots 7 through 16 inclusive, in Block 76, of the cotton addition to the City of El Paso, El Paso County, Texas.

                       Conveyed to the El Paso Electric Company by warranty deed from A. B. Peinado and wife, Themis M. Peinado, dated March 15, 1967. Recorded in Book 160. on Page 1464 Deed Records of El Paso County, Texas.

A .52. New Eastside Service Center

                       Lots 1, 2, 3, and 4, Block 5, McRae commercial district, in the city of El Paso, El Paso County, Texas, according to the map of said addition on file in Book 25, Page 12 of the Plat Records of El Paso County, Texas.

                       Conveyed to the El Paso Electric Company by warranty deed from the McRae Development Company, signed by Harry W. Buckley, President. Dated June 14, 1968, recorded in Book 210 on Page 0652 Deed Records of El Paso County, Texas.

A .53. East Substation Relocation

                       1.         Tract 1

A tract of land in the Washington Park addition to the City of El Paso, El Paso County, Texas, and more particularly described as follows, to wit:

The West 1 foot of Lot 16 and all of Lots 17 and 18, Block 3, Washington Park addition to the City of El Paso, El Paso County, Texas, according to the map thereof of record in Book 1, Page 47, Plat Records of El Paso County, Texas, save and except that portion sold to the State of Texas in warranty deed of record in Book 276, Page 1010, Film Deed Records of El Paso County, Texas, subject, however to taxes for the year 1970 and thereafter, and to easements, restrictions and reservations of record.

Conveyed to the El Paso Electric Company by warranty deed from Remigio Flores and wife Daria R. Flores, dated July 7, 1970. Recorded in Book 301 on, Page 0300 of Deeds Records of El Paso County, Texas.

2.         Tract 2

A tract of land in the Woodlawn Addition to the City of El Paso, El Paso County, Texas, and more particularly described as follows:

A portion of Lots 1 and 2, Block 16, Woodlawn Addition to the City of El Paso, El Paso County, Texas, more particularly described by metes and bounds as follows:

Beginning at a point which is the Northwest corner of Lot 2, Block 16, Woodlawn Addition, which point bears South 86°-26’ 48” East, a distance of 350.00 feet from the Northwest corner of said Block 16; Thence South 86°-26’ 48” East, 50.00 feet along the North line of Lots 1 and 2 to a point which is the Northeast corner of said Lot 1; Thence South 03° 33’ 12” West, 60.00 feet along the East line of said Lot 1 to a point on the North right-of-way line of Interstate Highway 10; Thence South 79°-52’ 38” West, 51.46 feet along said right-of-way line to a point on the West line of said Lot 2; Thence North 03°-33’ 12” East, 72.17 feet along the West line of said Lot 2 to the point of beginning, containing an area of 3,304 square feet of land, more or less. Subject, however, to taxes for the year 1970 and thereafter, and to easements, restrictions, reservations and rights-of-way of record.

Conveyed to the El Paso Electric Company by warranty deed from Ricardo Mesa, Jr., and wife, Eloida A. Mesa. Dated January 27, 1970, recorded in Book 281, Page 1254 of Deed Records of El Paso County, Texas.

3.         Lot 13, Block 1, Lot 4, Block 3, Lots 5 and 6, Block 4, Lots 9 and 10, Block 5, Lot 6, Block 6, Athena West Subdivision, El Paso County, Texas, SUBJECT, HOWEVER, to easements, restrictions, reservations and rights-of-way of record.

Conveyed to the El Paso Electric Company by Warranty Deed from West Texas Athena, Inc. by George W. Sugden, President, dated March 19, 1973, recorded in Book 447, Page 0583, Instrument No. 36507, Deed Records of El Paso County, Texas.

4.         Tract 2H, Block 27, San Elizario Grant, El Paso County, Texas, to have and to hold all of such right, title and interest in and to the property and premises unto EL PASO ELECTRIC COMPANY, its successors and assigns forever.

Conveyed to the El Paso Electric Company by Warranty Deed from Jose R. Garcia, dated July 25, 1973, recorded in Book 466, Page 0666, Instrument No. 49451, Deed Records of El Paso County, Texas.

A.54. Griggs Substation

A tract of land 25 x 50 feet located in the J.L. Johannson Pre-emption Survey No, 185 in El Paso County, Texas, and being more particularly described as follows to wit:

From a point at the intersection of the northeasterly line of U.S. Highway 80 and the South line of the J.E. Johannson Survey No. 185; thence, along said Highway, North 18° 19’ West, 309.0 feet; thence, North 71° 41’ East, 307.0 feet to the point of beginning; thence South 18° 19’ East, 25.0 feet; thence North 71° 41’ East, 50.0 feet to the southwesterly line of Johannson Road; thence along the southwesterly line of Johannson Road, North 18° 19 West, 25.0 feet; thence South 71° 41’ West, 50.0 feet to the place of beginning and containing 1250 square feet of land, also known as Tract 8,

Subject to any and all conditions, and utility easements, highways, rights-of-way and other reservations and restrictions and limitations of record affecting said real estate.

Conveyed to the El Paso Electric Company by Warranty Deed from Hazel Wharton and husband James D. Wharton, dated February 4, 1972, recorded in Book 375, pages 0442 and 0443, Instrument No. 84981, Deed Records of El Paso County, Texas.

A.55. Valley Substation

A portion of Tract 19, Block 27, Socorro Grant, containing 1,2958 acres, more or less, being more particularly described by metes and bounds as follows:

Starting at a pipe marking the Northeast corner of Tract 19, Block 27, Socorro Grant, El Paso County, Texas, said point also [being on the Westerly right-of-way line of the Ysleta-San Elizario Road;

THENCE South 27° 20’ 00” East, 17.42 feet along the Westerly line of said Ysleta-San Elizario Road, and the Easterly line of said Tract 19, to THE POINT OF BEGINNING;

THENCE, South 27° 20’ 00” East, 377.08 feet to a point;

THENCE, South 62° 29’ 00” West, 50.12 feet to a point; THENCE, South 27° 31’ 00” East, 50.00 feet to a point;

THENCE, South 62° 29’ 00” West, 226.09 feet to a point; THENCE, North 05° 29’ 23” East, 509.27 feet to THE POINT OF BEGINNING;

                       And said parcel containing 56,445.5871 square feet or 1.2958 acres of land, more or less.

                       SUBJECT, HOWEVER, to right-of-way roads, drainage and/or irrigation ditches and taxes for the current year and thereafter.

                       Conveyed to the El Paso Electric Company by warranty deed from Bertha Dindinger, dated June 15, 1973, recorded in Book 458 on Pages 1404 and 1405, Instrument No. 44277 of Deed Records of El Paso County, Texas.

A.56. Thorn Substation

                       A parcel of land out of S.A. & M.G. Ry. Co. Survey 268 in El Paso County, Texas, containing 1.3774 acres, said parcel being more particularly described by metes and bounds as follows:

                       Starting at the Southeast corner of S.A. & M.G. Co. Survey 268;

                       THENCE, West, 1,291.11 feet along the South line of said S.A. & M.G. Ry. Co. Survey 268, to THE POINT OF BEGINNING;

                       THENCE, West, 400 feet to a point;

                       THENCE, North 50°-08’ 22” East, 500 feet to a point;

                       THENCE, South, 300 feet to THE POINT OF BEGINNING;

                       SAID parcel contains 60,000 square feet or 1,3774 acres of land, more or less.

                       Conveyed to the El Paso Electric Company by Warranty Deed from Foster Schwartz Development Corp., by O. E, Goodman, Vice President, dated January 8, 1974, recorded in Book 497, Pages 390 and 391, Instrument No 68654, Deed Records of El Paso County, Texas.

A.57. Vista Substation

                       Two parcels of land out of Section 42, Block 80, Township 2, T & P R.R. Surveys in El Paso County, Texas, comprising 0.534 acres and 5.8625 acres, said parcels being more particularly described by metes and bounds as follows, to wit:

                       Description of a parcel of land being a part of Section 42, Block 80, Township 2, T & P Railroad Surveys, City of El Paso, El Paso County, Texas, and more particularly described by metes and bounds as follows, to wit:

                       From the section corner common to Sections 38, 37, 41 and 42, South 00° 30’ 00” East, a distance of 4,187.43 feet to a point on the North boundary of the Ascarate Grant Line; thence, South 66° 27’ 00’ East, a distance of 2,105.53 feet to a point; thence, North 00° 30’ 00” West, a distance of 2,344.17 feet to a point, said point being the point of beginning; thence North 52° 24’ 22” West, a distance of 311.30 feet; thence North 89° 58’ 50” East, a distance of 245.00 feet; thence South 00° 30’ 00” East, a distance of 190.00 feet to the point of beginning and containing in all 23,274,66 square feet or 0.54 acres of land, more or less.

                       Description of a 5.8625 acre portion out of Section 42, Block 80, Township 2, T & P R.R. Surveys, El Paso County, Texas, more particularly described by metes and bounds as follows, to wit:

                       A line from the common corner of Sections 37, 38, 41 and 42 bears South 0° 33’ 12” East, 2,499.46 feet along the common line between Sections 41 and 42, and East 1,922.83 feet to the point of beginning of this description;

                       THENCE, East, 100.10 feet to a point for corner; THENCE South 0°33’ 12” East, 2,575.56 feet to a point for corner;

                       THENCE, North 66° 30’ West, 109.50 feet to a point for corner; THENCE, North 0°33’ 12” West, 2,530.09 feet to a point for intermediate corner;

                       THENCE, North 3°32'55" West, 1.79 feet to the POINT OF BEGINNING;

                       And said portion containing 255,372 square feet or 5.8625 acres of land, more or less.

                       Conveyed to the El Paso Electric Company by warranty deed from Golf Resort Joint Venture, by Eastside Industrial Properties, Inc., by O.E. Goodman, Vice President, dated November 2, 1973, recorded in Book 497, Pages 1786 and 1787, Instrument No. 69141 of Deed Records of El Paso County, Texas.

A.58. Vista Substation

                       1.         All that certain tract or parcel of land being 0.426 acres (18,542.74 square feet) of land out of East Glen Addition, Unit One, City of El Paso, El Paso County, Texas, and being more fully described by metes and bounds as follows:

                       Beginning at a point for the intersection of the northerly right-of-way of East Glen Drive (50 feet wide) with the South line of East Glen Addition, Unit One, City of El Paso, El Paso County, Texas; thence North 37° 53' 35" East, a distance of 63.38 feet to a point; THENCE North 89° 58' 50" East, a distance of 349.49 feet, to a point; THENCE South 04° 21' 07" East, a distance of 50.14 feet to a point on the South line of East Glen Addition, Unit One; THENCE Note 89° 58' 50" West, a distance of 392.22 feet along the South line of East Glen Addition, Unit One, to the POINT OF BEGINNING.

Conveyed to El Paso Electric Company by Warranty Deed from Bonded Developers and Texas Central Mortgage Company, dated September 4, 1974, recorded in Book 552, Page 817, Instrument No. 04270, Deed Records of El Paso County, Texas.

2.          All that certain tract or parcel of real estate lying and being situated in the County of El Paso, State of Texas, described as follows, to wit:

A portion of Section 42, Block 80, Township 2, T&P Railroad Surveys, City of El Paso, El Paso County, Texas, containing 0.232 acres of land, more or less, and being more particularly described by metes and bounds as follows, to wit:

From the section corner common to Section 38, 37, 41 and 42, South 00° 30' 00" East, a distance of 4187.43 feet to a point on the North boundary of the Ascarate Grant Line; THENCE South 66° 27' 00" East, a distance of 2105.53 feet to a point; THENCE North 00° 30' 00" West, a distance of 2305.72 feet to a point being the POINT OF BEGINNING; thence North 52° 11' 33" West, a distance of 372.38 feet; thence North 89° 58' 50" East, a distance of 47.22 feet; THENCE South 52° 24' 22" East, a distance of 311.30 feet; THENCE South 00° 30' 00" East, a distance of 38.38 feet to the POINT OF BEGINNING and containing in all 10,093.91 square feet or 00.232 acres of land more or less.

Conveyed to El Paso Electric Company by Cash Deed from Golf Resort Joint Venture by Eastside Industrial Properties, Inc., and Industrial Homes, Inc., dated November 21, 1974, recorded in Book 563, Pages 1652, 1653 and 1654, Instrument No. 11475, Deed , Records of El Paso County, Texas.

A.59. Caliente Substation

1.          The East 1/2 of the Northeast 1/4 of the Southeast 1/4 of the Northeast 1/4, Section 17, Block 79, Township 3, T&P R.R. Survey, El Paso, Texas.

Conveyed to El Paso Electric Company by Warranty Deed from Joseph K. Swain and wife, Gladys C. Swain, of Sterling, Illinois, dated June 11, 1976, recorded in Book 702, Page 844, Instrument 96,333, Deed Records of El Paso County, Texas.

2.          The West 1/2 of the Northwest 1/4 of the Northeast 1/4 of the Northeast 1/4, Section 17, Block 79, Township 3, T&P R.R. Survey, El Paso, Texas.

Conveyed to El Paso Electric Company by Warranty Deed from Lucy M. Garrett, now known as Lucy M. Basso, of Indianapolis, Indiana, dated June 21, 1976, recorded in Book 702, Page 847, Instrument 96,334, Deed Records of El Paso County, Texas.

Tract 1

3.          Lot 13, Block 1, Apollo Heights, “Unit One”, an Addition to the City of El Paso, El Paso County, Texas, according to the Plat thereof on file in Volume 38, Page 19, Plat Records of El Paso County, Texas.

Conveyed to El Paso Electric Company by Warranty Deed dated July 23, 1976, from Jason Construction Co., Inc., of record in Volume 710, Page 661, Film Deed Records of El Paso County, Texas,

Tract 2

4.          A 19.457 acre parcel of land out of Section 45, Township 2, Block 79, T & P Ry. Company Survey, El Paso County, Texas, more particularly described as follows:

BEGINNING at the corner common to Sections 45 and 46, Block 79, Tsp. 2, T & P Surveys and Sections 3 and 4, Block 79, Tsp. 3, T & P Surveys, all being in El Paso County, Texas; THENCE West along Section line common to Section 45, Block 79, Tsp. 2, T & P Surveys and Section 4, Block 79, Tsp. 3, T & P Surveys, all being in El Paso County, Texas, 300.00 feet to a point; THENCE North 0° 33' 12" West, 2663.36 feet to a point in the South right-of-way line of the Ysleta-Carlsbad cut-off (a 100 foot right-of-way); THENCE along said South right-of-way, North 42° 32' East, 439.15 feet to a point in the Section line common to said Sections 45 and 46; THENCE along said common line, South 0° 33' 12" East, 2986.96 feet to the POINT OF BEGINNING; and said parcel containing 19.457 acres of land, more or less.

5.          A 15.60 acre parcel of land out of Section 45, Block 79, Township 2, T & P Ry. Company Survey, El Paso County, Texas, more particularly described as follows:

STARTING at the corner common to Sections 45 & 46, Block 79, Tsp. 2, T & P Surveys, all being in El Paso County, Texas; and Sections 3 & 4, Block 79, Township 3, T & P Surveys; THENCE along line common to said Sections 45 & 46, North 0° 33' 12" West, 3133.32 feet to THE POINT OF BEGINNING; said point of beginning also being in the North right-of-way line of the Ysleta-Carlsbad cut-off road (Farm to Market Highway No. 659); THENCE along said North right-of-way line, South 42° 32' West, 439.15 feet to a point; THENCE North 0° 33' 12" West, 2427.43 feet to a point in the line common to said Section 40 & 45, Block 79, Township 2, T & P Surveys; THENCE along said common line of Sections 40 & 45, East 300.00 feet to a point, said point being the common corner to Sections 39, 40, 45 & 46, Block 79, Township 2, T & P Surveys; THENCE along the line common to said Sections 45 & 46, South 0º 33' 12" East, 2103.83 feet to the POINT OF BEGINNING; and said parcel containing 15.60 acres of land, more or less.

Conveyed to El Paso Electric Company by Special Warranty Deed dated December 9, 1976 from Maurice Meyer, Jr., George C. Fraser, III, and George A. Wilson, Trustees of Texas and Pacific Land Trust, of record in Volume 750, Page 1025, Film Deed Records of El Paso County, Texas.

A.60. Sol Substation

Lot 20, Block 236, Vista Del Sol, Unit Forty-Two, an Addition to the City of El Paso, El Paso County, Texas, according to the Map thereof on file in Book 51, Page 10, of the Plat Records of El Paso County, Texas, containing 1.036 acres of land more or less, subject, however, to restrictions, covenants, easements and reservations of minerals of record, and mineral lease of record.

Conveyed to El Paso Electric Company by Warranty Deed dated June 23, 1978, from Golf Resort Joint Venture of record in Book 909, Page 473, Film Deed Records of El Paso County, Texas.

A.61. No. 5200 Transmission Line

A portion of Tract 28A, Block 9, Socorro Grant, El Paso County, Texas and more fully described by metes and bounds as follows:

Beginning at a point for the most easterly corner of this parcel being described, said point is located North 37° 10' West 282.24 feet and South 61º 38' West 130.28 feet from the most easterly corner of Tract 28A, Block 8, Socorro Grant, El Paso County, Texas; THENCE South 16° 47' West 75.0 feet to a point for the most southerly corner of this parcel being described; THENCE North 73° 13' West 123.56 feet to a point for the most Westerly corner of this parcel being described; THENCE North 16° 47' East 70.63 feet to a point; THENCE North 52° 50' East 5.41 feet to a point; THENCE South 73° 13' East 120.38 feet to the place of beginning;

SUBJECT, HOWEVER, to easements, restrictions, reservations and rights-of way of record and prior reservations of minerals.

Conveyed to El Paso Electric Company by Warranty Deed dated May 30, 1978, from Jose Mendoza and Beverly J. Inc., of record in Book 911, Page 213, Film Deed Records and El Paso County, Texas; and by Warranty Deed dated June 15, 1978, from Sotero Mendoza and wife, Guadalupe Mendoza, of record in Book 911, Page 216, Film Deed Records of El Paso County, Texas.

A.62. No. 34800 Transmission Line Right-of-Way

1.          14.6211 acres of land, more or less, out of Section 4, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, described as follows:

A line from the Northeast corner of Section 4 bears South 0°33'12" East 3092.66 feet along the common line of Section 4 and Section 3, Block 79, Township 3 T&P RR Surveys to the point of beginning of this description and said point also being the Northeast corner of the tract described; thence South 0°33 '12" East 2122.98 feet along the common line of Sections 3 and 4 to the Southeast corner of Section 4 and common to Sections 3, 9 and 10, and said corner marked with an El Paso Electric Company marker in concrete; thence West 300.00 feet along the common Line of Sections 4 and 9; thence North 0°33 '12" West 2122.98 feet; thence East 300 feet to the point of beginning, and containing 14.6211 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Property Development Corporation, Trustee, dated July 31, 1979, recorded in Book 1013, page 1066, of the Film Records of El Paso County, Texas.

2.          The West half of the Southwest quarter of the Southwest quarter of Section 3, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, containing 4.97 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Laurice M. Ayoub and Thomas M. Colker, dated July 20, 1979, recorded .in Book 1010, Page 855, of the Film Records of El Paso County, Texas.

3.          The West half of the Southwest quarter of the Northeast quarter of the Northeast quarter of Section 17, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, containing 4.993 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Doris B. Ledbetter, widow, dated July .19, 1979, recorded in Book 1009, Page 1783, of the Film Records of El Paso County, Texas.

4.          The East half of the Southeast quarter of the Northeast quarter of the Northeast quarter of Section 17, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, containing 4.993 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Philip Cohen and wife, Betty Cohen, dated September 18, 1979, recorded in Book 1026, Page 1954, of the Film Records of El Paso County, Texas.

5.          The East half of the Northeast quarter of the Northeast quarter of the Northeast quarter of Section 17, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, containing 4.993 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Ronald B. Ward and wife, Paula Ward, and Malcolm K, Ward and wife, Constrance L. Ward, dated September 21, 1979, recorded in Book 1025, Page 1646, of the Film Records of El Paso County, Texas.

6.          The West half of the Northeast quarter of the Northeast quarter of the Northeast quarter, and the East half of the Northwest quarter of the Northeast quarter of the North line of Section 2 and of 300 feet wide power line right-of-way to the point of beginning, and containing 36.6732 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Alfonso G. Morales and wife, Grace B, Morales, dated October 11, 1979, recorded in Book 1029, Page 672, of the Film Records of El Paso County, Texas.

7.           The West half of the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 15, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, containing 5.00 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from William C. Busch, a single man, dated October 18, 1979, recorded in Book 1033, Page 744, of the Film Records of El Paso County, Texas.

8.          21.2993 acres of land, more or less, out of Section 4, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, described as follows:

Beginning at the common corner of Sections 45 and 46, Block 79, Township 2, and Sections 3 and 4, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas; said point being marked by a copper monument in cement and being marked El Paso Electric Company; thence South 0°33' 12" East 3092.66 feet along the common line of Sections 3 and 4 to a point marking the Southeast corner of this tract; thence West 300.00 feet; thence North 0°33 '12" West 3092.66 feet to a point on the North line of Section 4; thence East 300.00 feet along the common line of Section 45, Block 79, Township 2, and Section 4, Block 79, Township 3, to the point of beginning, and containing 21,2993 acres of land, more or less.

Conveyed to El Paso Electric Company by General Warranty Deed from Donald A. Malooly, Gilbert E. Malooly, Individually and as Trustee of Trust “B”, Rosaleen Malooly Evans, and John A. Malooly, Individually and as Trustee of Trust “A”, dated September 12, 1979, recorded in Book 1026, Page 570, of the Film Records of El Paso County, Texas.

9.          The East half of the Southwest quarter of the Northeast quarter of the Northeast quarter of Section 17, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, containing 4.993 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Gilbert L. Quinlan, as his sole and separate property, dated October 22, 1979, recorded in Book 1033, Page 85, of the Film Records of El Paso County, Texas.

10.          7.8348 acres of land, more or less, out of Tract 4, C.D. Stewart Survey 317, El Paso County, Texas, described as follows:

A line from the common corner of Surveys 315-1/2, 317, 318 and 319, El Paso County, Texas, bears South 0°33 '11" East 1767.46 feet along the common line of Surveys 317 and 318 to the point of beginning of this description; thence South 0°33 '11" East 1711.11 feet along the common line of Surveys 317 and 318; thence South 46° 00' 44" West 275.42 feet; thence North 0°33' 11" West 1701.77 feet; thence North 44° 38' 04" East 281.92 feet to the point of beginning, and containing 7.8348 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from K.C. Wheeler and wife, N. Ramadine Wheeler, dated November 1, 1979, recorded in Book 1034, Page 363, of the Film Records of El Paso County, Texas.

11.          17.8693 acres of land, more or less, out of C. D. Stewart Survey 324, El Paso County, Texas, described as follows:

A line from the common corner of Surveys 317, 318, 323 and 324 bears South 00°33'12" East 85.94 feet along the common line of Surveys 324 and 323 to the point of beginning of this description; thence South 00°33'12" East 4090.05 feet along the common line of Surveys 324 and 323 to a point on the Northerly right of way line of I-10; thence North 43°59'16" West 290.90 feet along the Northerly right-of-way of I-10; thence North 00° 33' 12" West 3689.45 feet to a point on the Northerly line of this survey; thence North . 46° 00' 44" East 275.42 feet to the point of beginning, and containing 17.8693 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Sylvia Rodsky, as her sole and separate property, dated November 12, 1979, recorded in Book 1036, Page 1633, of the Film Records of El Paso County, Texas.

12.          46.60 acres of land, more or less, out of Section 27, Block 79, Township 2, T&P RR Surveys, El Paso County, Texas, described as follows;

Beginning at the Southwest corner of said Section 27 (being common corners to Sections 28, 33 and 34) and being the point of beginning; thence North 0°33 '12" West 5036.86 feet along the West line of Section 27 (common to Section 28) to Northwest corner of Section 27 (common to Sections 21, 22 and 28); thence East 450.00 feet along the North line of Section 27; thence South 0°33 '12" East 300.00 feet; thence West 50.00 feet; thence South 0°33 '12" East 4736.86 feet to a point on the South line of Section 27 (common to Section 34); thence West 400.00 feet along the South line of Section 27 (common to Section 34) to the point of beginning, and containing 46.60 acres of land, more or less.

13.          0.46 acres of land, more or less out of Section 22, Block 79, Township 2, T&P RR Surveys, more particularly described as follows:

Beginning at the Southwest corner of Section 22 (common corner to Sections 21, 27 and 28); thence North 0°33 '12" West 50.00 feet along the West line of Section 22; thence East 400.00 feet; thence South 0°33 '12" East 50.00 feet to a point on the South line of Section 22; thence West 400.00 feet along the South line of Section 22 (common to Section 27) to the point of beginning, and containing 0.46 acres of land, more or less.

The above two (2) parcels were conveyed to El Paso Electric Company by Special Warranty Deed Number 7094 from Maurice Meyer, Jr., George C. Fraser, HI, and George A. Wilson, acting as the duly elected Trustees of Texas Pacific Land Trust, dated May 2, 1980, recorded in Book 1085, Page 104, of the Film Records of El Paso County, Texas.

14.          7.842 acres of land, more or less, out of Tract 5, C. D. Stewart Survey 317, El Paso County, Texas, described as follows:

A line from the common corner of Surveys 315-1/2, 317, 318 and 319, El Paso County, Texas, bears South 0°33 '11" East 56.36 feet along the common line of Surveys 317 and 318 to the point of beginning of this description; thence South 0° 33' 11" East 1711.10 feet along the common line of Surveys 317 and 318; thence South 44°38 '04" West 281.92 feet; thence North 0o33'11" West 1704.95 feet; thence North 43°45' 45" East 286.28 feet to the point of beginning, and containing 7.842 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from L.R. Allison Company, a partnership, and J.L. Daffron, dated January 30, 1979, recorded in Book 1056, Page 24, of the Film Records of El Paso County, Texas.

15.           The East half of the Southeast quarter of the Southeast quarter of the Southeast quarter of Section 17, Block 79, Township 3, T&P RR Surveys, in El Paso County, Texas, and containing 4.993 acres of land, more or less.

Conveyed to El Paso Electric Company by Special Warranty Deed from New England Merchants National Bank and Raymond A. Rourke, as Executors of the Estate of Hugh A. O’Brien, Deceased, and New England Merchants National Bank, as Trustee u/t/a, dated June 12, 1980, recorded in Book 1095, page 1179, of the Film Records of El Paso County, Texas.

16.          0.7333 acres of land, more or less, out of Tract 8, C. D. Stewart Survey 317, El Paso County, Texas, described as follows:

Beginning at the common corner of Surveys 315-1/2, 317, 318 and 319, El Paso County, Texas, being the point of beginning of this description; thence South 0°33' 11" East 56.36 feet along the common line of Surveys 317 and 318; thence South 43°45 '45" West 286.28 feet; thence North 0°33 '11" West 263.12 feet to the North line of Survey 317; thence East 200.00 feet along the common line of Surveys 317 and 315-1/2 to the point of beginning, and containing 0.7333 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Horizon Properties Corporation, a Delaware Corporation, dated October 31, 1980, recorded in Book 1134, Page 1, of the Film Records of El Paso County, Texas.

17.          The West half of the Southeast quarter of the Northeast quarter of the Northeast quarter of Section 17, Block 79, Township 3, T&P RR Surveys, El Paso County, Texas, and containing 4.993 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Robert J. George, a single man, and D.L. Ring Associates, a partnership composed of D.L. Ring and Robert J. George, dated March 28, 1980, recorded in Book 1070, Page 1541, of the Film Records of El Paso County, Texas.

A.63. No. 5100 Transmission Line Right-of Wav

Tract 1, Block 28, Ysleta Grant, an addition to the City of El Paso, El Paso County, Texas, containing 0.202 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Alicia G. Morrow, a female sole, dated July 17, 1980, recorded in Book 1105, Page 901, of the Film Records of El Paso County, Texas.

A.64. No. 34800 Transmission Line Right-of-Way

(a)          36.3688 acre parcel, more or less, out of the North 300.00 feet of Section 1, Block 81, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Sections 1 and 2, Block 81, Township 1, T&P RK Co. Surveys; said point also being on the Texas-New Mexico State line and the point of beginning of this description; thence, North 89° 46' East, 5280.67 feet along the State line and the North line of Section 1, to the Northeast corner of Section 1; thence, South 0° 59' East, 300.03 feet along the common line of Section 1, Block 81, and Section 6, Block 80; thence, South 89° 46' West, 5280.67 feet along the South right-of-way of 300 foot wide El Paso Electric Company power line easement; thence, North 0° 59' West, 300.03 feet along the common line of Sections 1 and 6 to the point of beginning, and containing 36.3688 acres of land, more or less.

(b)          36.6732 acre parcel, more or less, out of Section 2, Block 81, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Sections 1 and 2, Block 81, Township 1, T&P RR Co. Surveys; said point also being on the Texas-New Mexico State line and the North line of power line right-of-way; thence, South 89° 46' West, 2755.22 feet along the State line and the North line of power line right-of-way and the point of beginning of this description; thence, South 0° 59' East, 5275.19 feet along the East line of power line right-of-way; thence, South 89° 51' West, 300.03 feet along the South line of Section 2; thence, North 0° 59' West, 4974.72 feet along the West line of 300 foot wide power line right-of-way; thence, South 89° 46' West, 50.00 feet along the South line of an anchor right-of-way; thence, North 0° 59' West, 300.03 feet along the West line of anchor right-of- way; thence North 89° 46' East, 350.03 feet along the Texas-New Mexico State line and the North line of Section 2 and of 300 feet wide power line right-of-way to the point of beginning, and containing 36.6732 acres of land, more or less.

(c)           0.5062 acre parcel, more or less, out of Section 2, Block 81, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Sections 1 and 2, Block 81, Township 1, T&P RR Co. Surveys; said point also being on the Texas-New Mexico State line; thence, South 89° 40' West, 2740.22 feet along the State line; thence, South 0° 59' East, 5425.19 feet along the East line of power line right-of-way to the point of beginning of this description; thence, South 0° 59' East, 70.00 feet along the East line of a 315.03 foot wide power line right-of-way; thence, South 89° 51' West, 315.03 feet along the South line of Section 2; thence, North 0° 59' West, 70.00 feet along the West line of power line right- of-way; thence, North 89° 51' East, 315.03 feet along the South line of a 150 foot FM Road right-of-way to the point of beginning, and said parcel containing 0.5062 acres of land, more or less.

(d)          17.4944 acre parcel, more or less, out of Section 2, Block 81, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Sections 1 and 2, Block 81, Township 1, T&P RR Co. Surveys; said point also being on the Texas-New Mexico State line and the point beginning of this description; thence, South 0° 59' East, 300.03 feet along the common line of Sections 2 and 1; thence, South 89° 46' West, 2540.20 feet along the South line of power line right-of-way; thence, North 0° 59' West, 300.03 feet along the East line of power line right-of-way; thence, North 89° 46' East, 2540.20 feet along the Texas-New Mexico state line and the North line of Section 2 and of 300 foot wide power line right- of-way to the point of beginning, and containing 17.4944 acres of land, more or less.

(e)         1.6197 acre parcel, more or less, out of Section 11, Block 81, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

 A line from the common corner of Sections 2 and 1, Block 81, Township 1, T&P RR Co. Surveys bears South 89° 46' 00" West, 3055.25 feet and South 0° 59' East, 5494,76 feet along the westerly line of a 300 foot El Paso Electric Company power line right-of-way, to a point on the South line of Section 2 and the point of beginning of this description; thence, North 89° 51' East, 315.03 feet; thence, South 0° 59' East, 60.01 feet; thence, South 89° 51' West, 300.00 feet along the North line of EPWU Well site; thence South 0° 59' East, 300.00 feet along the West line of EPWU well site; thence, North 89° 51' East, 285.0 feet along the South line of EPWU Well site; thence, South 0° 59' East, 157.20 feet; thence, South 89° 51' West, 300.3 feet along the North line of El Paso Electric Company; thence, North 0° 59' West, 517.21 feet along the West line of 300 foot wide power line right-of-way to the point of beginning, and containing 1.6197 acres of land, more or less.

(f)           2.0661 acre parcel, more or less, out of Section 11, Block 81, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

A line from the common corner of Sections 2 and 1, Block 81, Township 1, T&P RR Co. Surveys bears South 89° 46' West, 2740.22 feet and the South 0° 59' East, 5554.77 feet along the Easterly line of a 15 foot wide right-of-way, FI Paso Electric Company power line right-of-way and the point of beginning of this description; thence, South 0° 59' East, 300.00 feet along the East line of EPWU well site; thence, South 89° 51' 0" West, 300.00 feet along the South line of EPWU well site; thence, North 0° 59' East, 300.00 feet along the West line of EPWU well site; thence, North 89° 51' 0" East, 300.0 feet along the North line of EPWU well site to the point of beginning, and containing 2.0661 acres of land, more or less.

(g)          36.4457 acre parcel, more or less, out of the North 300 foot of Section 3, Block 80, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the North common corner of Sections 4 and 3, Block 80, Township 1, T&P RR Co. Surveys, said point being on the Texas-New Mexico State line and the point of beginning of this description; thence, North 89° 46' 55" East, 5279.82 feet along the State line and the North line of Section 3 and of a 300 foot El Paso Electric Company power line easement to the Northeast corner of Section 3; thence, South 0° 59' East, 372.08 feet; thence, North 54° 43' 05" West, 124.06 feet along the South line of power line easement; thence, South 89° 46' 55" West, 5179.78 feet along the South line of power line easement; thence, North 0° 59' West, 300.03 feet along the common line of Sections 3 and 4 to the point of beginning, and containing 36.4457 acres of land, more or less.

(h)          36.3628 acre parcel out of the North 300 feet of Section 4, Block 80, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Sections 4 and 5, Block 80, Township 1, T&P RR Co. Surveys and said point also being on the Texas-New Mexico State line and the point of beginning of this description; thence, North 89° 46' 55" East, 5279.82 feet along the State line and the North line of Section 4 and of the 300 feet wide El Paso Electric power line easement; thence, South 0° 59' East, 300.03 feet along the common line of Sections 3 and 4; thence, South 89° 46' 55" West, 5279.82 feet along the South line of 300 foot wide El Paso Electric power line easement; thence, North 0° 59' West, 300.03 feet along the common line of Sections 4 and 5 to the point of beginning, and said parcel containing 36.3628 acres of land, more or less.

(i)           36.3693 acre parcel, more or less, out of the North 300 feet of Section 5, Block 80, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Section 5 and Section 6, Block 80, Township 1, said point also being on file Texas-New Mexico State line and the point of beginning of this description; thence, North 89° 42' 05" East, 5280.67 feet along the State line and the North line of Section 5, and a 300 foot wide El Paso Electric Company easement to a point on the Northeast corner of Section 5; thence, South 0° 59' East, 300.03 feet along the common line of Sections 5 and 4; thence, South 89° 42' 05" West, 5280.67 feet along the North line of 300 foot wide El Paso Electric Company power line easement; thence, North 0° 59' West, 300.03 feet along the common line of Sections 6 and 5 to the point of beginning, and containing 36.3593 acres of land, more or less.

(j)           35.9160 acre parcel out of Section 6, Block 80, Township I, T&P RR Co. Surveys, El Paso County, Texas, described as follows:

Beginning at the common North corner of Section I, Block 81 and Section 6, Block 80, Township 1, T&P RR Co. Surveys, and said point being on the Texas-New Mexico State line and North 89° 45' 38" East, 66.55 feet to the point of beginning of this description; thence, North 89° 45' 38" East, 5214.12 feet along the State line and the North line of Section 6 and of the El Paso Electric Company power line right-of-way to the Northeast corner of Section 6; thence, South 0° 59' East, 300.03 feet; thence, South 89° 45' 38" West, 5216.42 feet along the North line of a 300 foot wide El Paso Electric Company power line right-of-way; thence, North 0° 32' 40" West, 300.01 feet along the East line of McCombs Road to the point of beginning, and containing 35.9160 acres of land, more or less.

(k)           0.0372 acre parcel, more or less, out of Section 6, Block 80, Township 1, T&P RR Co. Surveys, El Paso County, Texas, described as follows;

Beginning at the common North corner of Section 1, Block 81 and Section 6, Block 80, Township 1, T&P RR Co. Surveys, and said point being on the Texas-New Mexico State line and the point of beginning of this description; thence, North 89° 45' 38" East, 6.55 feet along the State line and the North line of Section 6 and of the El Paso Electric Company power line right-of-way; thence, South 0° 32' 40" East, 300.01 feet; thence, South 89° 45' 38" West, 4.25 feet along the South line of a 300 feet wide El Paso Electric Company power line right-of-way; thence, North 0° 59' West, 300.03 feet along the common line of Sections 6 and 1, to the point of beginning, and containing 0.0372 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed dated December 15, 1981, from the City of El Paso, a Municipal Corporation, of the County of El Paso, State of Texas, for and on behalf of its Public Service Board (El Paso Water Utilities), and recorded in Book 1226, Pages 0532 through 0541, Deed Records of El Paso County, Texas.

A. 65.	Coyote Substation

A 1.00 acre tract, more or less, within the Southwest ¼ of Section 5, Block 78, Township 2, T&P RR Co. Surveys, El Paso County, Texas and being more particularly described by metes and bounds as follows:

Beginning at Southwest corner of Section 5 thence North 89° 59' 58" East along the southerly boundary line of said Section 5 a distance of 1310.8 feet to a point; thence North 00° 33' 40" West a distance of 60.00 feet to the Southwest corner and point of beginning of this tract; thence North 00° 33' 40" West a distance of 256.74 feet to the Northwest corner of this tract; thence North 89° 59' 58" East a distance of 170.00 feet to the Northeast corner of this tract, said Northeast corner being located along the westerly R.O.W. of Krag Street; thence South 00° 33' 40" East along said R.O.W. a distance of 236.54 feet to a curve in the Southeast corner of this tract; thence along the arc of a curve a distance of 31.61 feet to the right, whose interior angle is 90° 33' 38" and whose radius is 20.00 feet to the point of tangency; thence South 89° 59' 58" West along the northerly R.O.W. of Marvin Lane a distance of 149.80 feet to the said Southwest corner and point of beginning of this tract.

Conveyed to El Paso Electric Company by Warranty Deed dated November 24, 1981, from Homestead Meadows South, Joint Venture, recorded in Book 1221, Pages 0752 through 0754, Deed Records of El Paso County, Texas.

A.66.	Americas Substation

1.022 acres of land (44.517 square feet), more or less, out of Tract 10A, Block 3, Ysleta Grant, in the City of El Paso, El Paso County, Texas, according to the resurvey of said Grant for tax purposes, described as follows:

Beginning at the point of intersection of the northeasterly right-of-way line of the G.H.&S.A. Railroad with the northerly right-of-way line of Ivey Road (40 feet wide); thence, North 52° 21' East a distance of 584.48 feet along the northerly right-of-way line of Ivey Road to the true point of beginning of the parcel of land herein described; thence, North 37° 39' West a distance of 242.93 feet to a point on the southerly right-of-way line of Avenue of Americas (Loop 375); thence, North 63° 51' East a distance of 204.10 feet along the southerly right-of-way line of Avenue of Americas to a point; thence, South 37° 39' East a distance of 202.24 feet to a point on the northerly right-of-way line of Ivey Road; thence, South 52° 21' West a distance of 200.00 feet along the northerly right-of-way line of Ivey Road to the true point of beginning.

Conveyed to the El Paso Electric Company by Warranty Deed dated March 1, 1982, from Las Americas Corporation, a Texas Corporation, recorded in Book 1241, pages 1022 through 1024, Deed Records of El Paso County, Texas.

A.67.	Proposed Transmission Line

1.          3.1988 acres of land, more or less, out of the Southeast corner of Section 40, Block 79, Township 2, T & P RR Surveys, El Paso County, Texas, described by metes and bounds as follows:

Beginning at the common corner of Sections 39, 40, 45 and 46, Block 79, Township 2, T & P RR Surveys, El Paso County, Texas; thence West 350.00 feet along the common line of Sections 40 and 45, Block 79; thence North 00° 33' 12" West 100.00 feet; thence North 30° 00' 00" East 688.48 feet to a point on the common line of Sections 39 and 40; thence South 00° 33' 12" East 696.27 feet along the common line of Section 39 and 40 to the point of beginning; said parcel containing 139,340.75 square feet or 3.1988 acres of land, more or less;

Conveyed to El Paso Electric Company by Warranty Deed dated October 26, 1982, from Hot Wells Cattle Company, a partnership, recorded in Book 1300, Page 293, of the Deed Records of El Paso County, Texas.

2.          (a) 24.6074 acres of land, more or less, out of Section 2, Block 80, Township 1, T & P RR Surveys, El Paso County, Texas, described by metes and bounds as follows:

Beginning at the common North corner of Section 2 and Section 3, Block 80, Township 1, said point also being on the Texas-New Mexico line and on the North line of a 300 foot wide El Paso Electric Company power line easement and being the point of beginning; thence North 89° 43' 43" East 1607.62 feet along the North line of easement and State line to MP No. 192; thence North 89° 41' 43" East 785.13 feet along North line of easement and along State line; thence South 00° 18' 17" East 2.56 feet; thence South 61° 34' 00" East 1314.00 feet along North line of 300 foot wide easement to a point on Westerly line of North-South Freeway; thence South 48° 34' 03" West 319.53 feet along West line of North-South Freeway; thence North 61° 34' 00 West 1132.36 feet along Southerly line of 300 foot wide easement to a P.I.; thence South 89° 41' 43" West 703.23 feet along Southerly line of 300 foot wide easement; thence South 89° 43' 43" West 1603.89 feet along Southerly line of 300 foot wide easement to a point on common section line of Section 2 and Section 3, Block 80, Township 1; thence North 00° 59' 00" West 300.02 feet to the point of beginning; said parcel containing 24.6074 acres of land, more or less.

(b)          1.5148 acres of land, more or less, out of Section 2, Block 80, Township 1, T & P RR Surveys, El Paso County, Texas, described by metes and bounds as follows:

A line from the Northwest corner of Section 2, Block 80 Township 1, T & P RR Surveys bears North 89° 43' 43" East 1607.62 feet, North 89° 41' 43" East 779.97 feet and South 61° 34' 00" East 1745.20 feet along North line of 300 foot right-of-way to the point of beginning; thence South 61° 34' 00" East 165.01 feet along the North lien of the power easement and partly along the southerly line of Newman Townsite; thence South 28° 26' 00" West 300.00 feet; thence North 61° 34' 00 West 274.99 feet along the South line of 300 foot wide El Paso Electric Company power line easement; thence North 48° 34' 03" East 319.53 feet along the East right-of-way line of North-South Freeway to the point of beginning; said parcel containing 1.5148 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed dated December 1, 1982, from Price's Producers Investment Company, a Texas limited partnership, recorded in Book 1314, Page 1466, of the Deed Records of El Paso County, Texas.

3.          4.545 acres of land, more or less, out of Section 2 Block 80, Township 1, T & P RR Surveys, El Paso County, Texas, described by metes and bounds as follow:

A line from the Northwest corner of Section 2, Block 80, Township 1, T & P RR Surveys bears North 89° 43' 43" East 1607.62 feet, North 89° 41' 43" East 779.97 feet and South 61° 34' 00" East 1910.21 feet to the point of beginning; thence South 61° 34' 00" East 660.00 feet along common line of 300 foot wide easement and Southerly line of Newman Townsite; thence South 28° 26' 00" West 300.00 feet along the Westerly line of US Highway 54; thence North 61° 34' 00" West 660.00 feet; thence North 28° 26' 00" East 300.00 feet to the point of beginning; said parcel containing 4.545 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed dated November 24, 1982, from J. Dudley Price, et al. recorded in Book 1314, Page 1474, of the Deed Records of El Paso County, Texas,

A.68.	Fabens Office Site

Lots 1, 2 and 3, Block 13, Fabens Townsite Addition, an addition in the County of El Paso, State of Texas, according to the map thereof on file in Volume 1, Page 18, of the Plat Records of El Paso County, Texas.

Conveyed to El Paso Electric Company by Warranty Deed dated November 23, 1983, from Maria Paulina P. Grijalva, Trustee, recorded in Book 1405, Page 1284, of the Deed Records of El Paso County, Texas.

A.69.	Leo Substation Site

Tract 223, Sunrise Acres, an addition to the City of El Paso, El Paso County, Texas, according to the map thereof on file in Book 16, Page 19, Plat Records, El Paso County, Texas;

Conveyed to El Paso Electric Company by Warranty Deed dated March 5, 1985 from Nora D. Maddux, Grantor, recorded in Book 1938, Page 1273, of the Deed Records of El Paso County, Texas.

A.70.	Office Site.

Lot 3, Block 3, Westport Unit Three, an addition to the City of El Paso, El Paso County, Texas, according to the map and plat thereof recorded in Book 64, Page 7, of the Plat Records, El Paso County, Texas, containing 6.3644 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed dated February 22, 1989, from Lawyers Title of El Paso, Inc., Trustee, recorded in Book 2026, Page 915, of the Deed Records of El Paso County, Texas.

A.71.          Copper Station Site.

That certain tract of land (LAND ONLY) situated in Tract 1-A, Block 4, Ascarate Grant, El Paso County, Texas, containing 18.772 acres of land, more or less, described by metes and bounds as follows:

Starting from a point that is the intersection of the monument line on the North Loop Road and the center line of Dodge Road, and from which point a monument bears South 52° 02' East, a distance of 284.28 feet; thence North 31° 29' East, along the center line of Dodge Road extended to intersect the North right-of-way line of North Loop Road, a distance of twenty-five and sixteen hundredths (25.16) feet to a point; thence North 52° 02' West a distance of three and forty-two hundredths (3.42) feet to a point; thence North 39° 13' 46" East, a distance of three hundred ninety-nine and fifty-nine hundredths (399.59) feet to a point for the beginning of a curve; thence along the arc of a curve to the left, a distance of two hundred seven and thirty hundredths (207.30) feet, said curve having a central angle of 07° 44' 46", a radius of one thousand five hundred thirty-three and thirty-seven hundredths (1,533.37) feet and a chord bearing North 35° 21' 23" East, a distance of two hundred seven and fourteen hundredths (207.14) feet to a point; thence North 56° 54' West, a distance of one hundred twenty and four hundredths (120.04) feet to establish the true point of beginning;

Thence North 56° 54' West, a distance of five hundred and no hundredths (500.00) feet to a point;

Thence North 31° 29' East,’ a distance of one thousand eight hundred twenty- nine and twenty-three hundredths (1,829.23) feet to a point for beginning of a curve;

Thence along the arc of a curve to the right, a distance of three hundred nineteen and sixty-five hundredths (319.65) feet, said curve having a central angle of 09° 04', a radius of two thousand twenty and no hundredths (2,020.00) feet and a chord bearing South 24° 11' East, a distance of three hundred eighteen and eighty-one hundredths (318.81) feet to a point for the beginning of a curve;

Thence along the arc of a curve to the right, a distance of five hundred sixty- eight and seventy-eight hundredths (568.78) feet, said curve having a central angle of 50° 55' 14", a radius of six hundred forty and no hundredths (640.00) feet and a chord bearing South 06° 01' 23" West, a distance of five hundred fifty and twenty-five hundredths (550.25) feet to a point;

Thence South 31° 29' West, a distance of one thousand one hundred sixty-six and seventy-two hundredths (1,166.72) feet to the point of beginning; SAVE AND EXCEPTING THEREFROM the following described parcel of land containing 4.811 acres of land, more or less;

COMMENCING FOR REFERENCE at a City Monument at the centerline intersection of Hawkins Boulevard and Tony Lama Street;

THENCE, South 31° 59' 00" West, a distance of 60.00 feet to a point in the south right-of-way line of said Hawkins Boulevard;

THENCE, along said south right-of-way line, in a curve to the right (Delta Angle = 29° 28' 25", Radius = 2,020.00 feet, Chord = South 43° 15' 14" East, 1,027.70 feet) a distance of 1,039.12 feet;

THENCE, leaving said right-of-way line, South 31° 29' 00" West, a distance of 1,417.43 feet to the POINT OF BEGINNING for the herein described Tract;

THENCE, South 58° 31' 00" East, a distance of 500.00 feet to a point for corner in the west right-of-way line of said Hawkins Boulevard;

THENCE, along said right-of-way line, South 31° 29' 00" West, a distance of 426.19 feet to a point in the north line of Palmdale Acres Subdivision;

THENCE, along said north line, North 56° 54' 00" West, a distance of 500.20 feet to a point for corner;

THENCE, leaving said north line, North 31° 29' 00" East, a distance of 412.07 feet to the point of beginning.

Said conveyed parcel contains 13.961 net acres of land, more or less, and was conveyed to El Paso Electric Company by Special Warranty Deed dated April 21, 1989, from Phelps Dodge Refining Corporation, recorded in Book 2046, Page 837, of the Deed Records of El Paso County, Texas.

A.72.	Centre Building and Parking Garage.

Centre Building. BEGINNING at an iron pin on the southerly right-of-way line of Main Drive and located South 52° 45' West a distance of 139.51 feet, then South 9° 05' East a distance of 39.70 feet from a City of El Paso Survey Marker (Bolt) on the center line of Main Drive and located North 52° 45' East a distance of 15.00 feet from the point of intersection of said centerline, and the centerline of Oregon Street; all in the City of El Paso, El Paso County, Texas:

THENCE North 52° 45' East along said southerly right-of-way line a distance of 13.17 feet;

THENCE South 37° 15' East a distance of 17.20 feet;

THENCE South 9° 05' East a distance of 56.34 feet;

THENCE South 37° 15' East a distance of 33.62 feet;

THENCE North 52° 45' East a distance 34.17 feet;

THENCE South 37° 15' East along the common property line between two buildings (White House Department Store) a distance of 69.60 feet;

THENCE South 75° 26' West continuing along said southerly column line a distance of 65.69 feet;

THENCE North 12° 45' West along the westerly line of a building (McCoy Hotel) a distance of 14.40 feet;

THENCE South 63° 57' West across a privately owned alley a distance of 4.94 feet to a point adjacent to the easterly wall of a building (Plaza Theatre);

THENCE North 27° 35' West along a line parallel to said easterly wall a distance of 124.14 feet;

THENCE North 9° 09' West a distance of 147.10 feet to the POINT OF BEGINNING.

Described parcel lies within Block 17 of the Anson Mills Map of El Paso, Texas; and contains 24250.68 square feet equal to 0.557 acres of land, more or less.

Parking Garage.     All that certain piece or parcel of land situated, lying and being in Block 1, Mills Addition, City of El Paso, County of El Paso, State of Texas, and more particularly described as follows:

Beginning at the point of intersection of the Northwesterly line of Main Street (70 feet wide) with the Northeasterly line of El Paso Street (70 feet wide);

Thence North 37° 37' West along said Northeasterly line and also the Southwesterly line of said Block 1 a distance of 112.02 feet;

Thence North 52° 23' East being parallel with said Northwesterly line of Main Street 120.00 feet to a point in the Southwesterly line of the 20-foot wide alley in said Block 1;

Thence South 37° 37' East along last said Southwesterly Line 112.02 feet to a point in said Northwesterly line of Main Street;

Thence South 52° 23' West along said Northwesterly line and also the Southeasterly line of said Block 1 a distance of 120.0 feet to the point of beginning, containing an area of 0.309 acre, more or less.

Said Centre Building and Parking Garage were conveyed to El Paso Electric Company by Special Warranty Deed dated September 23, 1988, from 1100 Louisiana, Inc., recorded in Book 1971, Page 563, of the Deed Records of El Paso County, Texas.

A.73.	Office Site

Lot 5, Block 3, Copperfield Industrial Center, an addition to the City of El Paso, El Paso County, Texas, according to the plat thereof on file in Book 64, Page 18, of the Plat Records of El Paso County, Texas.

Conveyed to El Paso Electric Company by Correction Special Warranty Deed dated December 15, 1989, from Phelps Dodge Refining Corporation, recorded in Book 2149, Page 1650, of the Deed Records of El Paso County, Texas.

A.74.	Service Building

The North 1 foot 4 inches of Lot 3 and all of Lots 4, 5, 6, 7 and 8, in Block 170 of Campbell’s Addition to the City of El Paso, El Paso County, Texas, conveyed to El Paso Electric Company by Firestone Tire and Rubber Company by Deed dated April 7, 1927, recorded in Volume 477, Page 295, of the Deed Records of El Paso County, Texas, reference to which is hereby made for descriptive purposes.

36.903 acres of land, more or less, located in El Paso County, Texas, the same being described by metes and bounds in Warranty Deed dated February 20, 1931, of record in Book 546, Page 38, of the Deed Records of El Paso County, Texas; SAVE AND EXCEPTING THEREFROM 4.03 acres of land, more or less, conveyed by Warranty Deed dated September 14, 1953, of record in Book 1136, Page 347, of the Deed Records of El Paso County, Texas, and 0.4217 acres of land, more or less, conveyed by Warranty Deed dated June 1, 1961, of record in Book 1605, Page 151, of the Deed Records of El Paso County, Texas; reference to such conveyances being hereby made for descriptive purposes.

Tract 1D1, Block 2, Ascarate Grant, El Paso County, Texas; said property containing 0.310 acres of land, more or less; the same being described by metes and bounds in Warranty Deed dated February 3, 1958, of record in Book 1384, Page 62, of the Deed Records of El Paso County, Texas.

0.483 acres of land, more or less, in W.C. Morgan Survey No. 237, El Paso County, Texas; the same being described by metes and bounds in Warranty Deed dated July 6, 1977, of record in Book 884, Page 905, of the Deed Records of El Paso County, Texas, reference to which is hereby made for descriptive purposes.

0.0462 acres of land, more or less, in W.C. Morgan Survey No. 237, El Paso County, Texas; the same being described by metes and bounds in Warranty Deed dated August 24, 1977, of record in Book 884, Page 909, of the Deed Records of El Paso County, Texas, reference to which is hereby made for descriptive purposes.

The East 1/2 of the Southeast 1/4 of the Southeast 1/4 of the Southeast 1/4 of Section 17, Block 79, Township 3, Texas and Pacific RR Surveys, El Paso County, Texas.

The foregoing parcels having been conveyed to El Paso Electric Company by Warranty Deed dated December 27, 1989, from Franklin Land & Resources, Inc., recorded in Book 2143, Page 1032, of the Deed Records of El Paso County, Texas.

A.75.	Chevron Easements

An easement for a substation site, high voltage transmission line and driveway, described in Easement dated February 27, 1990, from Chevron U.S.A. Inc. to El Paso Electric Company, recorded in Book 2156, Page 953, of the Deed Records of El Paso County, Texas.

An easement for a transmission line described in Transmission Line Easement dated June 28, 1990, from Linda Strand to El Paso Electric Company, recorded in Book 2223, Page 161, of the Deed Records of El Paso County, Texas.

A.76.	No. 34800 Transmission Line

The East 1/2 of the Southeast 1/4 of the Southeast 1/4 of the Northeast 1/4 of Section 17, Block 79, Township 3, Texas and Pacific Railway Survey, El Paso County, Texas.

Conveyed to El Paso Electric Company by Warranty Deed from Glendon T. Johnson and Mary E. Johnson, of the County of Taylor, State of Texas, recorded in Book 766, page 505, Instrument 37144, Deed Records, El Paso County, Texas.

A.77.	No. 16500 Transmission Line

Tract 6A, Block 20, Ysleta Grant, an addition to the City of El Paso, El Paso County, Texas, more particularly described as follows:

Beginning at the NE corner of said Tract 6A, a point in the existing south right-of-way line of said Highway No. 76; thence North 66° 48' West with the proposed now South right-of-way line for said Highway No. 76, 25.01 feet to a point in the WB line of said Tract 6A; thence North 25° 20' West with said WB line, 0.93 of a foot to the existing Northwest corner of Tract 6A, a point in the existing South right-of-way line of said Highway No. 76; thence South 64° 40' East with said existing South right-of-way line, 24.99 feet to the Point of Beginning, said parcel of land containing an area of 11.62 square feet, more or less.

Conveyed to El Paso Electric Company by Warranty Deeds from Leonard Ray Young, Instrument 50312, Book 788, Page 1310; W. Frank Burton, Glendora Miller, Edward C. Young, Instrument 50311, Book 788, Page 1304; Will Orndorff, Instrument 50310, Book 788, Page 1300; Thelma Burton Putmun, Instrument 50309, Book 788, Page 1296; Thelma Burton-Estate Mae Burton, Instrument 50308, Book 788, Page 1293; W. Frank Burton-Estate Mae Burton, Instrument 50307, Book 788, Page 1290; John Dudley Price, Trustee for Mary Lynn Price, Sheryl B. Price, John Dudley Price, Jr., and J. Michael Price, Instrument 50293, Book 788, Page 1236; Mary Jean Miller Price, Instrument 50285, Book 788, Page 1214; all of such instruments being of record in the Deed Records of El Paso County, Texas.

A.78.	No, 34800 Transmission Line

The East 1/2 of the East 1/2 of the Northeast 1/4 of the Southeast 1/4 of Section 17, Township 3, Block 79, Texas and Pacific Railway Survey, El Paso County, Texas.

Conveyed to El Paso Electric Company by Warranty Deed from James W. Brittain and wife, Susan Wait Brittain, of Harris County, Texas, recorded in Book 809, Page 916, Instrument No. 63768, Deed Records, El Paso County, Texas.

A. 79.	Montoya Substation Site 8

A 2.00 acre parcel of land out of Tract 59B, Nellie D. Mundy Survey No. 241, El Paso County, Texas, more particularly described as follows:

Beginning at a point being East, 831.68 feet from the corner common to Tracts 58B and 59B, Nellie D. Mundy Survey No. 241 along the South line of Tract 59B, Nellie D. Mundy Survey No. 241; thence, North 00° 24' East, 295.16 feet to a point; thence, East, 295.16 feet to a point; thence, South 00° 24' West, 295.16 feet to a point on the South line of Tract 59B, Nellie D. Mundy Survey No. 241; thence, West 295.16 feet along said south line to the point of beginning; said parcel containing 2.00 acres of land, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from Justina Woelfel, Individually, and The State National Bank of El Paso, Trustee under the will of John O. Woelfel, Deceased, recorded in Book 813, Page 1261, Instrument No. 66551, Deed Records, El Paso County, Texas.

A.80.	Newman Station

A certain tract or parcel of land being a portion of land located in Section 11, Block 81, Township 1, Texas and Pacific Railway Survey, El Paso County, Texas, and more particularly described as follows:

Beginning at a point for the NE corner of said tract or parcel of land and from whence the N-I/4 corner of Section 11, Block 81, Township 1, Texas and Pacific Railway Survey, bears N 10° 03' 47" E a distance of 584.02 feet; thence S 01° 02' 30" E a distance of 320.03 feet to a point for the SE corner of said tract or parcel of land, said same point being on the North right-of-way line of an existing El Paso Electric Company 345 KV transmission line; thence, S 89° 46' 28" W along the Northerly right-of-way line of the 345 KV transmission line a distance of 704.56 feet to a point for the SW corner of said tract or parcel of land; thence, N 00° 13' 32" W a distance of 320.00 feet to a point for the NW Corner of said tract or parcel of land; thence, N 89° 46' 28" E a distance of 700.00 feet to the true point and place of beginning; containing 5.159 acres more or less.

A. 81.	No. 34600 Transmission Line

A certain tract or parcel of land lying and being situated in Section 11, Block 81, Township 1, Texas and Pacific Railway Survey, County of El Paso, Texas, being more particularly described as follows;

Beginning at a point for the NE Corner of said tract or parcel of land, said point being on the South right-of-way line of an existing El Paso Electric Company 345 KV transmission line and from whence the N-1/4 corner of Section 11, Block 81, Township 1, Texas and Pacific Railway Survey, bears N 05° 33' 46" E a distance of 999.45 feel; thence S 01° 02' 30" E a distance of 200.02 feet to a point for the SE corner of said tract or parcel of land; thence, S 89° 46' 28" W along the Southerly right-of-way line of the 345 KV transmission line (Luna to Newman) a distance of 2550.59 feet to a point on the East right- of-way line of War Road; thence N 00° 21' 30" W a distance of 200.00 feet along the East right-of-way line of War Road to an intersection with the South right-of-way line of an existing El Paso Electric Company 345 KV transmission line; thence, N 89° 46' 28" E along the South line of an existing 345 KV transmission line a distance of 2548.20 feet to the true point and place of beginning; containing 11.705 acres, more or less.

A. 82.	P-2 Line Corridor.

A certain tract or parcel of land being a portion of and located in Sections 3, 4 and 10, Block 81, Township 1, Texas and Pacific Railway Survey, County of El Paso, Texas, being more particularly described as follows:

Beginning at a point for the NE corner of said tract or parcel of land, said same point being the intersection of the South Boundary of an existing El Paso Electric Company 345 KV transmission line with the West right-of-way line of War Road and from whence the centerline of said road bears N 57° 43' 54" E a distance of 94.24 feet; said point being P.O.T. Station 421 + 58.1 of Project No. A.R.M.R. No. 3 Fort Bliss; thence, S 00° 21' 30" E along the West right-of-way line of War Road a distance of 200.00 feet to a point on the South right-of-way line of the El Paso Electric Company 345 KV transmission line (Luna to Newman); thence, S 89° 46' 28" W along the South right-of-way line a distance of 1734.90 feet to an angle point; thence, S 00° 13' 32" E a distance of 40.00 feet to an angle point; thence, S 89° 46' 28" W a distance of 90.00 feet to an angle point; thence, N 34° 35' 17" W a distance of 90.00 feet to an angle point; thence, N 55° 24' 43" E a distance of 40.0 feet to a point on the West right-of-way line of the El Paso Electric Company 345 KV transmission line (Luna to Newman); thence, N 34° 35' 17" W along the West right-of-way line a distance of 7772.18 feet to a point on the New Mexico-Texas State Line and being on the North boundary of said Section 4; thence, N 89° 47' E a distance of 242.40 feet along the New Mexico-Texas State Line and from whence the NE Corner of Section 4 bears N 89° 47' E a distance of 523.60 feet; thence, S 34° 35' 17" E along the South right-of-way line of existing El Paso Electric Company 345 KV transmission line a distance of 7529.80 feet to an angle point, thence, S 55° 24' 43" W a distance of 40.00 feet to an angle point; thence, S 34° 35' 17" E a distance of 90.00 feet to an angle point; thence, N 89° 46' 28" E a distance of 90.00 feet to an angle point; thence, N 00° 13' 32" W a distance of 40.00 feet to a point on the South right-of-way line of an existing El Paso Electric Company 345 KV transmission line; thence, N 89° 46' 28" E along the South right-of-way line of the existing 345 KV transmission line a distance of 1628.90 feet to the true point and place of beginning; containing 43.489 acres, more or less.

Conveyed to El Paso Electric Company by Warranty Deed from City of El Paso, recorded in Book 815, Page 1554, Instrument No. 67975, Deed Records, El Paso County, Texas.

A. 83.	Dyer Substation.

A tract of land situated in an area South of Sections 20 and 21, Block 81, Township 2, Texas and Pacific Railway Survey, El Paso County, Texas, being more particularly described as follows:

Beginning at a point on the South Boundary line of Fort Bliss Military Reservation, said point being South 88° 54' 39" West, 1914.17 feet from the Fort Bliss Military Boundary line Monument No. 2; thence South 88° 54' 39" West a distance of 200.0 feet along the said line for Monument No. 3; thence, 300.0 feet along the arc of a curve to the left, whose chord bears North 21° 36' 23" East a distance of 299.92 feet to a point; thence, South 18° 01' 46" East, a distance of 289.25 feet to the point of beginning; containing an area of 27,089.35 square feet of land, or 0.622 acres of land, more or less.

Conveyed to El Paso Electric Company by Deed Without Warranty from United States of America, acting by and through the Administrator of General Services, Region 7, Fort Worth, Texas, recorded in Book 834, Page 920, Instrument No. 78421, Deed Records, El Paso County, Texas.

A.84.	El Paso Refinery Easement

An easement for a distribution anchor, which will include within it facilities for underground service to a substation, high voltage transmission line and a communication and control cable for the transmission of electricity, electric energy and power, and control of the same electrical power over, under, upon and along those certain lands situated in El Paso County, Texas, described in Easement dated December 10, 1990 from El Paso Refinery L.P., a Texas corporation, to El Paso Electric Company, recorded in Book 2291, Page 26, of the Deed Records of El Paso County, Texas.

A. 85.	Horizon Substation Site

A 1.435 acre portion, more or less, out of Section 31, Block 78, Township 3, Texas and Pacific RR Surveys, El Paso County, Texas.

Conveyed and described by Warranty Deed dated May 22, 1991 from Knapp Brothers Construction Company, Debtor in the United States Bankruptcy Court, Western District, El Paso Division Cause No. 89-31050, a Partnership comprised of R. A. Knapp and R.E. Knapp, Grantors, to El Paso Electric Company, Grantee, recorded in Book 2308, Page 492, of the Deed Records, El Paso County, Texas.

A. 86.	Horizon Easement

An easement for a transmission line described in Transmission Easement Agreement dated May 22, 1991, from Knapp Brothers Construction Company, Debtor in the United States Bankruptcy Court, Western District, El Paso Division Cause No. 89-31050 and R. A. Knapp, Debtor under Bankruptcy Court, El Paso Division Cause No. 89-31049 to El Paso Electric Company, recorded in Book 2308, Page 497, of the Deed Records, El Paso County, Texas.

But excluding from the foregoing real property described in this §961 in El Paso County, Texas, the following:

Beginning at a point on the easterly boundary of Lot 3, Red Rock Canyon; point being located North 89°-50'-00" West a distance of 839.40 feet, then North 00°-10'- 00" East a distance of 363.51 feet from a City of El Paso monument located at the intersection of the monument line in Alabama Avenue with the monument line in Memphis Street, City of El Paso, El Paso County, Texas:

Thence North 00°-10'-00" East along said easterly boundary of Lot 3 a distance of 21.49 feet to its northeast corner:

Thence North 53°-49'-00" West along the northerly boundary of said Lot 3 a distance of 14.18 feet:

Thence North 49°-44'-43" East a distance of 23.94 feet:

Thence South 62°-26'-22" East a distance of 13.21 feet:

Thence South 25°-23'-00" West a distance of 43.41 feet to the point of beginning.

Described parcel lies within Pierce, Allen and Savage Survey Number 64, in said El Paso County, Texas and contains 524.17 square feet equal to 0.012 acre.

A.87.	Wrangler Substation (Property Only)

A portion of Tract 1A, O.A. Danielson Survey 313, City of El Paso, El Paso County, Texas, more particularly described by metes and bounds as follows; Beginning at the intersection of the Easterly R.O.W. line of Interstate Highway 10 with the centerline of Don Haskins Drive, Thence South 41° 36'12" East a distance of 80.55 feet to the “POINT OF BEGINNING”; Thence 51.74 feet along the arc of a curve to the right whose interior angle is 98°48'41", whose radius is 30.00 feet, whose chord bears North 07°48'09" East a distance of 45.46 feet; Thence North 57°12'29" East a distance of 682.59 feet; Thence South 32°59'15" East a distance of 493.24 feet; Thence South 89°59'15" West a distance of 847.13 feet to the “POINT OF BEGINNING” and containing 187,789.78 square feet or 4.311 acres of land more or less.

A.88.	New Socorro Substation Site

A portion of Tract 16B, Block 20, SOCORRO GRANT, in El Paso County, Texas, according to the resurvey of said Socorro Grant made by El Paso County, Texas for tax purposes, and being more particularly described by metes and bounds as follows:

Commencing at a found 5/8" iron lying at the centerline intersection of Socorro Road and Bovee Road; Thence, South 380461000 East, along the centerline of Bovee Road, a distance of 772.30 feet; Thence, South 48055100" West, a distance of 15.01 feet to a set 5/8" iron with cap lying on the westerly right-of-way line of Bovee Road, said point being the TRUE POINT OF BEGINNING of this description;

THENCE, South 38°46'00" East, along said right-of-way line, a distance of 190.95 feet to a set 5/8" iron with cap;

THENCE, South 46°22'37" West, a distance of 349.58 feet to a set 5/8" iron with cap lying on the easterly right-of-way line of Socorro Road;

THENCE, 220.05 feet along said right-of-way line and along the arc of a curve to the right, having a radius of 2835.00 feet, a central angle of 04°26'50" and a chord which bears North 20°44'53" West, a distance of 219.99 feet to a set 5/8" iron with cap lying on the common boundary line between Tracts 15 and 16B, Block 20, Socorro Grant;

THENCE, North 48°55'00" East, along said boundary line, a distance of 280.50 feet to the TRUE POINT OF BEGINNING of this description.

Said parcel of land contains 1.435 acres (62,500 sq. ft.) of land more or less.

SUBJECT, HOWEVER, to:

i)           Standby fees and taxes for the years 1991 and thereafter, which standby fees and taxes were prorated as of November 20, 1991 and the payment of which was expressly assumed by the Company;

ii)          Rights of parties in possession;

iii)         Easements, restrictions, reservations, transfers, covenants, and rights-of-way of record and/or apparent on the property;

iv)         Taxing jurisdiction and authority of the El Paso County Lower Valley Water District Authority, as referred to in Volume 1769, Page 1316 and Volume 2110, page 257, Real Property Records, El Paso County, Texas;

v)          Transfer of Rio Grande Project Water Supply in Volume 2268, Page 517, Real Property Records, El Paso County, Texas, from Mauro Rosas to El Paso County Lower Valley Water District Authority Improvement District #1;

vi)         Contract by and between El Paso County Water Improvement District #1 and El Paso County Lower Valley water District Authority in Volume 2265, Page 1004, Real Property Records, El Paso County, Texas;

vii)        Any shortages in area; and

viii)       Zoning ordinances of the City and County of El Paso, Texas.

Conveyed to El Paso Electric Company by Gilberto Lujan, Sr., Becky Lujan, Ernesto Lujan and Alma Lujan, by Warranty Deed dated November 20, 1991 recorded in Volume 2372, page 1065 of the Records of El Paso County, Texas.

A.89.	Dell Metering Station

All that part of Section 38, Block 79, T.2, T. & P. R.R. Survey, El Paso County, Texas, more particularly described as follows, to-wit:

BEGINNING at a common corner of Sections 34, 35, 38 and 39 in Block 79, T.2 of the Texas and Pacific Railway Surveys;

THENCE along the line between said Sections 35 and 38, east 1497.8 feet to the northwest right-of-way of the Ysleta-Carlsbad cutoff road;

THENCE along the northwest line of said cutoff road, S. 42° 32' W. 700.0 feet;

THENCE N. 47° 38' W. 400.0 feet;

THENCE paralleling said cutoff road, N. 42° 32' E. 305.86 feet to a point that is 20 feet south of line between said Sections 35 and 38;

THENCE paralleling the line between said Sections 35 and 38, west 936.46 feet to the line between said Sections 38 and 39;

THENCE N. 0° 33' W. 20 feet to the PLACE OF BEGINNING and containing 5.18 acres of land.

A.90.	Mundy Addition Sub

Lot Six (6), in Block Four (4) of MUNDY ADDITION to La Tuna, Texas, in El Paso County, Texas, according to the map and plat thereof on file in the office of the County Clerk of El Paso County, Texas.

A.91.	Shearman Sub

A tract of land in the SE-1/4 of Section 31, Block 80, Township 1, Texas and Pacific Railway Surveys more particularly described as follows:

BEGINNING at a point which bears N 1° 07' W along the line between Sections 31 and 32, a distance of 70.0 feet and West a distance of 60.0 feet from the southeast corner of said Section 31;

THENCE West, parallel to the southerly line of said Section 31, for a distance of 208.7 feet;

THENCE N 1° 07' W, a distance of 208.7 feet;

THENCE East, a distance of 208.7 feet;

THENCE S 1° 07' E 208.7 feet to the POINT OF BEGINNING and containing 1.00 acre of land more or less.

A.92.	Lane Sub

2.54 acres of land located in the O. A. Danielson Survey 309, El Paso County, Texas;

BEGINNING at a pipe on the line between the Lane property and the B. Rodsky 37.5 acre tract and located on the northwest right-of-way of the Ysleta-Carlsbad cut-off Road;

THENCE, along the line between the said Lane and Rodsky Property, West, 401.83 feet to the northeast right-of-way of the proposed State Highway;

THENCE, along the northeast line of said Highway, N 41°39'W, 267.66 ft.

THENCE, paralleling the line between the said Lane and Rodsky tracts, East, 706.23 feet to the northwest line of the Ysleta-Carlsbad Road;

THENCE, along the northwest line of the Ysleta-Carlsbad Road, S 32° 19'W, 236.66 feet to the PLACE OF BEGINNING and containing 2.54 acres of land, more particularly shown on plat hereto attached and made a part hereof.

A.93.	Latto Sub

Being 3,304 square feet of land, more or less, out of and a part of Lots 1 and 2, in Block 16, Woodlawn Addition, in the City of El Paso, El Paso County, Texas, according to a plat of said Addition recorded in Volume 13, Page 53, of the Plat Records of El Paso County; and being a portion of the same property described in a Warranty Deed from Leonardo G. Garcia to Ricardo Mesa, Jr. et ux Elodia A. Mesa dated March 15, 1949, recorded in Volume 927, Page 553, Deed Records of El Paso County, Texas, said 3,304 square feet of land being more particularly described by metes and bounds as follows:

Beginning at a point which is the northwest corner of Lot 2, Block 16, Woodlawn Addition, which point bears South 86° 26' 48" East, a distance of 350.00 feet from the northwest corner of said Block 16;

THENCE South 86° 26' 48" East, 50.00 feet along the north line of Lots 1 and 2 to a point which is the northeast corner of said Lot 1;

THENCE South 03° 33' 12" West, 60.00 feet along the east line of said Lot 1 to a point on the north right of way line of Interstate Highway 110;

THENCE South 79° 52' 38" West, 51.46 feet along said right of way line to a point on the west line of said Lot 2;

THENCE North 03° 33' 12" West, 72.17 feet along the west line of said Lot 2 to the POINT OF BEGINNING, containing an area of 3,304 square feet of land, more or less.

A.94.	Scotsdale Reg. Site

0.310 acres out of Tract 1-D, Block 2, Ascarate Grant, El Paso County, Texas, more particularly described as follows:

Beginning at a point, the same being the intersection of the East R.O.W. line of Highway FM2316 and the northeasterly line of Tract 1-D, Block 2, Ascarate Grant;

THENCE along the northeasterly line of Tract 1-D, Block 2, Ascarate Grant, South 66° 27' East 136.36 feet to a point;

THENCE South 23° 33' West 120 feet to a point;

THENCE North 66° 27' West 88.95 feet to a point on the east R.O. W. line of Highway FM-2316;

THENCE along the east line of Highway FM-2316, North 1° 59.5' East 129.03 feet to the PLACE OF BEGINNING.

A.95.	Portion of Cromo Sub

1. Cromo Sub

Description of a parcel of land being a portion of W. C. Morgan Survey No. 237, El Paso County, Texas and being more particularly described by metes and bounds as follows to wit:

FROM A POINT, said point being the northeast corner of H. A. Chadwick Survey No. 253; Thence South 44° 10' 25" East along the northeasterly boundary line of H. A. Chadwick Survey 253 a distance of 1465.62 feet to the POINT OF BEGINNING;

THENCE North 45° 49' 35" East a distance of 214.85 Feet;

THENCE South 44° 10' 25" East a distance of 195.73 feet;

THENCE South 88° 09' 38" West along the northerly boundary line of an El Paso Electric Company right-of-way a distance of 290.64 feet to the POINT OF BEGINNING and containing in all 21,026.594 square feet or 0.483 acres of land more or less.

2. Cromo Sub

Description of a parcel of land being a portion of W. C. Morgan Survey No. 237, El Paso County, Texas and being more particularly described by metes and bounds as follows to wit:

FROM A POINT, said point being the northeast corner of H. A. Cadwick Survey No. 253; Thence South 44° 10' 25" East along the northeasterly boundary line of H. A. Chadwick Survey No. 253 a distance of 1600.76 feet to the POINT OF BEGINNING

THENCE South 44° 10' 25" East a distance of 60.59 Feet;

THENCE North 45° 49' 35" East a distance of 66.50 feet;

THENCE South 88° 09' 38" West along the southerly boundary line of an El Paso Electric Company right-of-way a distance of 89.96 feet to the POINT OF BEGINNING and containing in all 2,014,447 square feet or 0.0462 acres of land more or less.

A.96.	Sunset Sub

All of Block 55 Alexander Addition.

Sunset Sub North

Lots 11-20, Block 78 Alexander Addition.

A.97.	Miscellaneous Parcels

1.
Lot 113, Block 1, Lot 4, Block 3, Lots 5 and 6, Block 4, Lots 9 and 10, Block 5, Lot 6, Block 6, Athena West Subdivision, El Paso County, Texas, SUBJECT,
 HOWEVER, to easements, restrictions, reservations and rights-of-way of record.

Conveyed to the El Paso Electric Company by warranty deed from West Texas Athena, Inc. by George W. Sugden, President, dated march 19, 1973, recorded in Book 447, on Page 0583, Instrument No. 36507, Deed Records of El Paso County, Texas.

2.
That portion of land being a portion of that land situated in Block 43 of the San Elizario Grant, El Paso County, Texas, and lying within the limits of the Fabens Townsite according to the map compiled as a result of a survey made by J.W. Carter, former El Paso County Surveyor, April, 1929, same being a portion of that land described in deed from E.D. Camp, et al, to said Galveston, Harrisburg and San Antonio Railway Company, as recorded in Deed Book 246, Page 433, dated April 4, 1913, El Paso County Deed Records, and also being more particularly described as follows:

BEGINNING at a 1/2-inch rebar with plastic cap set in asphalt payment at the intersection of the centerline of West 1st Street with the northeast line of the Galveston, Harrisubrg and San Antonio Railway Company right-of-way, a 1-inch square holt head found marking the centerline intersection of said West 1st Street with Camp Street, a.k.a. North Loop Rd. (FM. 76) bears North 50°14'00" East, 223.49 feet, for reference;

THENCE South 50°14'00" West, with the protected centerline of said West 1st Street, a distance of 100.69 feet to a 1/2-inch rebar with plastic cap set in asphalt pavement for corner, same being North 500141000 East, 69.17 feet from a point which is 15 feet northwest of the centerline of the existing spur track;

THENCE North 31°19'12" West, at 21.9 feet pass a galvanized fence corner post, generally along a chainlink fence, in all a distance of 337.77 feet to a galvanized chainlink fence corner past;

THENCE North 58°54'57" East, continuing along said fence, at 98.4 feet pass a galvanized fence corner post, continuing in all a distance of 110.56 feet to a 1/2-inch rebar with plastic cap set for corner on said northeast line of said Galveston, Harrisburg and San Antonio Railway Company right-of-way, a 1/2-inch rebar with plastic cap set at the intersection of the centerline of West 2nd Street and said northeast line bears North 29°21'17" West, 144.99 feet, for reference;

THENCE South 29°21'17" East, with said northeast line and along a line parallel with and 250 feet northeast of the existing main track, a distance of 322.71 feet to the point of beginning and containing 0.796 gross acres of land.

Conveyed to El Paso Electric Company by the Southern Pacific Transportation C by Special Warranty Deed dated November 27, 1991 recorded in Volume 2373, page 1049 of the Records of El Paso County, Texas.

B.	Real Property in Culberson County, Texas.

The following described pieces, parcels or tracts of land lying and being in Culberson County, Texas, together with all improvements of every description thereon stationed or in anywise incident or appertaining thereto:

B.l.	Van Horn Substation

Lots Nos. Seven (7), Eight (8), and Nine (9) in Block No. Thirty-eight (38) situated in the Town of Van Horn, Texas, as laid down and described on the Official Map of said Town, a copy of which is of record in Book 1, Page 124, Deed Records of Culberson County, Texas.

Conveyed to El Pas Electric Company by George C. Fraser, George L. Burr and David H. McAlpin by deeds dated November 4, 1946 and December 17, 1946 recorded in Volume 50, Page 497, 498 and 499, Deed Records of Culberson County, Texas.

B.2.	Van Horn Office and Storeroom Building

Lot 18, Block 2, Town of Van Horn, Culberson County, Texas as shown by the official map or plat of said town of record in Volume 1, Page 124 of the Plat Records of Culberson County, Texas.

Conveyed to the El Paso Electric Company by warranty deed from Milton Eglin and wife Vera Eglin dated April 28, 1964.  Recorded in Volume 73 on Pages 119-120 Deed Records of Culberson County, Texas.

B.3.	Farmer Substation

1.          A portion of Section 34, Block 66, Township 8, T. &P R R Surveys, Culberson County, Texas, more particularly described as follows:

Beginning at a point on the North line of Section 34, from which point the Northwest corner of Section 34 bears West a distance of 2355 feet. Thence, South a distance of 100 feet to a point, being the Southwest corner of description; Thence, East and parallel to the North line of Section 34, a distance of 100 feet to a point, being Southeast corner of this description.  Thence, North a distance of 100 feet to a point on the North line of Section 34 being the Northeast corner of this description; Thence, West a distance of 100 feet along the North line of Section 34 to the point of beginning, being the Northwest corner of this description, containing 0.23 acres of land, more or less.

Conveyed to the El Paso Electric Company by warranty deed from W.A. Farmer. Dated April 17, 1970, recorded in Volume 89 on Page 336 of Deed Records of Culberson County, Texas.

2.           A portion of Section 34, Block 66, Township 8, Texas and Pacific Railway Survey, Cluberson County, Texas, more particularly described as follows:

BEGINNING at a point on the North Line of Section 34, from which point the Northwest corner of Section 34 bears West a distance of 2235 feet; thence, South a distance of 155 feet to a point; thence, East and parallel with the North Line of Section 34 a distance of 245 feet to a point; thence, North a distance of 155 feet to a point on the North line of Section 34; thence, West along the North line of Section 34 a distance of 25 feet to a point; thence, South a distance of 100 feet to a point; thence, West a distance of 100 feet to a point; thence, North a distance of 100 feet to a point on the North line of Section 34; thence, West along the North line of Section 34 a distance of 120 feet to the POINT OF BEGINNING; said parcel containing 0.642 acres of land more or less; subject, however, to restrictions, reservations and easements of record.

Conveyed to El Paso Electric Company by Warranty Deed from William N. Allen, of Bexar County, Texas, recorded in Book 106, Page 406, Instrument No. 20649, Deed Records, Culberson County, Texas.

3.          All of Lots Sixteen (16) and Seventeen (17), Block Two (2), of the Town of Van Horn, Culberson County, Texas; as the same is shown on the map or plat of the original townsite of the said Town of Van Horn of record in the office of the County Clerk of said County.

Conveyed to El Paso Electric Company by Warranty Deed from J. Milton Edglin and wife, Vera Edglin, of the County of Culberson, State of Texas, dated October 3, 1975, recorded in Book 102, Pages 332-333, Deed Records, Culberson County, Texas.

C.	Real Property in the County of Hudspeth, Texas.

The following described piece, parcel or tract of land lying and being in the County of Hudspeth, Texas, together with all improvements of every description thereon stationed or in anywise incident or appertaining thereto:

C.1.	Sierra Blanca Substation and Warehouse

Lots 7 to 12, both inclusive, Block 43, Gilcrease Addition to the town of Sierra Blanca, Hudspeth County, Texas (formerly Sierra Blanca power site), conveyed to El Paso Electric Company by W.L. and Harry and Alice Moore, December 31st, 1927. Deed recorded in Vol. 23, Page 531 Hudspeth County Records, covered by guarantee title issued by Pioneer Abstract Company.

D.	Real Property in Dona Ana County, New Mexico.

The following described pieces, parcels or tracts of land, rights of way, easements and rights and interests in and to land lying and being in the County of Dona Ana, New Mexico, together with all improvements of every description thereon stationed or in anywise incident or appertaining thereto:

D.1.	Rio Grande Power Plant

1.          That certain tract of land, containing 70.339 acres, described as Tract 37, embracing a portion of Sections 5, 8 and 9, in Township 29, South Range 4, East of New Mexico Meridian, according to the official plat of the survey of said land approved February 10, 1933, accepted June 13, 1933, and officially filed in the General Land Office October 1, 1934, excepting therefrom, however, those two certain tracts of land containing respectively 1.245 acres and 7.27 acres, and all as described in that certain grant and easement executed by El Paso Electric Company in favor of the United States of America, dated March 11, 1938, recorded in Miscellaneous Records, Dona Ana County, State of New Mexico, Vol. 15, Page 499, etc.

2.          That certain tract of land situated in the County of Dona Ana, State of New Mexico, in Section 4, Township 29, South Range 4, East N.M.P.M. described as follows:

Beginning at a point on the west line of the Spears & Company tract of land, from which an iron pipe on the S.E. corner bears South 60 deg. 48' East, ___ 1363.67 feet; thence north 60 deg. 48' west 155.9 feet along east line of the State Highway to the north line of Spears & Company tract; thence North 45 deg. 00' east 73.6 feet to a point located on State boundary line as established by S.S. Gannet, Commissioner appointed by the United States Supreme Court; thence South 81 deg. 31' east 186.6 feet along said boundary line; thence south 45 deg. 00' west 142.2 feet to the point of beginning, containing 0.37 acres, more or less.

D.2.	Addition to Rio Grande Power Plant Site

A tract of land containing 21 acres in Section 8, T 29S, R4 E of N.M.P.M. and B.L., being the accretion acquired by the El Paso Electric Company by the realignment of the Rio Grande (River) Canalization Project, more particularly described as follows: to wit:

BEGINNING at a concrete monument marking the northeast corner of the parcel herein described, said monument being on the right-of-way of the Canalization Project; WHENCE the section line common to Sections 8 and 9 bears N 51 deg. 26 min. West 7.34 feet; from whence the Section corner common to Sections 4, 5, 8 and 9 bears N 0° 05 min. E. 1675.31 feet; THENCE along aforementioned right-of-way South 51 deg. 26 min. West 368.29 feet to an iron pipe; THENCE South 51 deg. 46 min. 30 sec. West 325.2 feet to the PC of a curve to the right, having a radius of 2754.79 feet, a delta of 0 deg. 51 min., along the arc of said curve 40.80 feet to a concrete monument marking the southeast corner of this tract; THENCE along the centerline of the old riverbed North 62° 48 min. 20 sec. West 830.88 feet to a concrete monument; THENCE North 60° 24 min. 40 sec. West 483.3 feet to a concrete monument at the Southwest corner; THENCE North 29 deg. 12 min. East 498.2 feet to a concrete monument marking the northwest corner of this parcel, identical with the southwest corner of the El Paso Electric Co. tract; THENCE with the south line of the Electric Co. tract the following three courses: South 72 deg. 21 min. 30 sec. East 765.5 feet; South 70 deg. 33 min. 30 sec. East 507.3 feet; South 55 deg. 08 min. 30 sec. East 308.04 feet to the place of beginning and containing 21.00 acres of land, more or less. (Refer to Plat of Survey-”Rio Grande Accretion” by John R. Kintzer, July 1953, Reception #7269, recorded in State of New Mexico, county of Dona Ana, Map File No. 420).

This acquisition of land is further covered by “Quitclaim Deeds”, to wit:

(1)        From Herman and Martha Jundt dated May 25, 1953 recorded in Book 128, page 221, W.D. Records of Dona Ana County, New Mexico.

(2)        From Mittie B. Stevenson, et al, dated December 1, 1953 recorded in Book 128, Page 398, W.D. Records of Dona Ana County, New Mexico.

D.3.	Las Cruces Substation

1.          Lot 2 (Block 2) as shown by Plat of Las Cruces Park Addition, filed in the Office of the County Clerk of Dona Ana County, Territory, now State of New Mexico, on December 27, 1889, and also by plat filed in said office on January 7, 1890.

2.   (a) The following described tract of land located in the Dona Ana Bend Colony Grant, in the Town of Las Cruces, County of Dona Ana and State of New Mexico, and compromising the easterly 100 feet of Blocks 10 and 18 and parts of Blocks 19, 34 and 35 and that portion of the avenues and streets adjacent thereto and included within the lines as described below, All Blocks, etc. as shown by the plat of “Las Cruces Park” filed in the recorders office of said county on December 27, 1889 and also by the plat filed on January 7, 1890 and being more particularly described as follows, to wit:

Beginning at a stake set for the northwest corner of the tract here described, being a point on the south line of Block 2, whence the Southwest corner of Block 2 bears south 72° 30' west, 175 feet distant, and whence the southeast corner of a wire fence surrounding the catholic cemetery bears North 68° 47' west, 490.3 feet; thence north 72° 30' east 100 feet to the northeast corner of this tract; thence south 17° 30' east 557.23 feet; thence south 75° 48' east 387.9 feet; thence south 17° 30' East 10.94 feet; thence south 75° 53' West, 191.21 feet; thence north 75° 48' West, 280.96 feet; thence North 17° 30' west, 613 feet to the point and place of beginning, containing 2.137 acres.

A tract of land situate within the corporate limits of the City of Las Cruces, Dona Ana County, New Mexico being a vacated portion of Old Amador Avenue lying between Block 18 and Block 34 of the Las Cruces Park Subdivision as filed January 7, 1890 in Plat record 2, Page 47 of the Dona Ana County Records and being more particularly described as follows, to wit:

BEGINNING at a point in the vacated portion of Old Amador Avenue for the most northerly corner of this tract, whence the southwest corner of Block 18 bears the following two courses and distances: N.14° 18' 00" W., 28.09 feet to a point on the south line of Block 18 and THENCE along the south line of Block 18 S.72°42'55"W., 69.85 feet;

THENCE from the place of beginning S.14° 18' 00"E, 29.07 feet to a point on the north line of the present Amador Avenue (N.M.P. No. 4-001-1(10)) of the southeast corner of this tract;

THENCE along the north line of Amador Avenue S.75°42'00"W., 36.81 feet to the southwest corner;

THENCE leaving Amador Avenue N.37°23'55"E., 46.90 feet to the place of beginning, containing 0.0123 acre of land, more or less. Description by Botsford Land Surveying, Inc.

(b)        A parcel of land situate in the City of Las Cruces, Dona Ana County, New Mexico, and being part of Bowman Avenue adjacent to the north side of Block 18 and the north end of the previously vacated portion of Ascarate Street adjacent to the west line of said Block 18, being more particularly described as follows:

Beginning at a point common to the South line of Bowman Avenue and the east line of said Ascarate Street, identical to the northwest corner of said Block 18; thence, from said point of beginning along the south line of Bowman Avenue, S. 72°30'00" W. a distance of 27.50 feet to a point on the centerline of said Ascarate Street; thence, N. 17°30'00" W. a distance of 25.64 feet to a point on a curve; thence, eastward along a curve to the right having a radius of 480.00 feet, a central angle of 8°04'50" and a long chord bearing N. 77°50'35" N, a distance of 25.80 feet for an arc length of 25.31 feet to a point of tangency; thence, N. 79°23'00" E. a distance of 76.72 feet to a point; thence, S. 23°48'00" W. a distance of 18.70 feet to a point on the south line of said Bowman Avenue and the north line of said Block 18; thence, S. 72°30'00" W. along the south line of said Bowman Avenue and the north line of said Block 18, a distance of 62.02 feet to the point and place of beginning and containing 0.0451 of an acre of land, more or less.

Conveyed to El Paso Electric by the City of Las Cruces, a municipal corporation by Quitclaim deed dated August 22, 1980, recorded in Book 266, Page 870, records of Dona Ana County, New Mexico.

(c)          A parcel of land situate in the City of Las Cruces, Dona Ana County, New Mexico, and being part of Bowman Avenue adjacent to the north side of Block 18 in the Las Cruces Park Subdivision, being more particularly described by metes and bounds as follows:

Beginning at a point on the south line of Bowman Avenue and the north line of Block 18 of the Las Cruces Park Subdivision whence the northeast corner of said Block 18 bears N. 72°30'00" E., a distance of 85.17 feet, and the northwest corner of said Block 18 bears S.72°30'00" W. a distance of 190.71 feet; thence, from said point of beginning S. 72°30'00" W. along the south line of Bowman Avenue and the north line of said Block 18 for a distance of 15.71 feet to a point; thence N. 17°30'00" W., a distance of 1.90 feet to a point; thence N. 79°23'00" E., a distance of 15.82 feet to the point and place of beginning and containing 0.0003 of an acre of land, more or less.

Conveyed to El Paso Electric by the City of Las Cruces, a municipal corporation by Quitclaim deed dated August 22, 1980, recorded in Book 266, Page 870, records of Dona Ana County, New Mexico.

D.4.	Hatch Substation

A tract of land situated within the corporate limits of the village of Hatch, Dona Ana County, New Mexico, and in the southwest quarter of Section 9, T. 19 S., R. 3 W., N.M.P.M., and being a part of Tract 2455, as designated on the Plats of the County Tax Assessor, and more particularly described as follows, to-wit:

Beginning at a concrete monument set in a fence on the south line of a public road from Hutch to Santa Teresa, and on the line between Sections 9 and 16, T. 19 S., R. 3 W., for the southwest corner of this tract, whence an iron bar set in the north side of the railway grade and over the location of the corner common to Sections 8, 9, 16, and 17, bears N. 89° 58' W., 775.0 feet distant, whence an iron bar set at the southwest corner of the Corporation of Hatch bears N. 89° 58' W. 42.5 feet distant, and whence a large concrete monument set in the fence for a witness to the southwest corner of the Corporation of Hatch bears S. 83° 17' W. 41.9 feet distant, and whence two pieces of rail set in the ground and painted white, marking the western yard limits at Hatch and on the south line of the right of way of the A.T. & S.F. Ry., bears N. 85° 27' E. 390.1 feet distant, and N. 78° 06' E. 385.1 feet distant; thence N. 83° 08' E. along the fence on the south line of the road, at 97.8 feet and at 220.5 feet three inch iron pipes set in the ground, and at 290.3 feet an iron bar set at an angle point; thence S. 84° 18' East 237.0 feet along the fence on the S. line of the road to an iron rod; thence North 82° 48' E. 794.5 feet along the fence on the S. line of the road to an iron bar set on the west line of a tract of W.W. Barton, for the northeast corner of this tract; thence S. 7° 26' East 118.0 feet along the west line of the Tract of W.W. Barton, as described in a deed from Lafayette-Clapp, dated June 17, 1924, and recorded in Deed Book 67, Page 455, of the records of Dona Ana County, to a concrete monument set on the line between Sections 9 and 16, for the southeast corner of this tract; thence N. 89° 59' W. 1328.3 feet along the line between Sections 9 and 16 to the place of beginning, containing 1.49 acres.

D.5.	State College Substation

A tract of land in the Southeast quarter of Section 20, Township 23 South, Range 2 East, of the surveys of the U.S. Reclamation Service, and beginning at a concrete monument located on the East side of the Old College Road, and for the Northwest corner of the Eunice R. Newberry tract as described in Warranty Deed (No. 11565), dated December 26, 1938, filed for record in the office of the County Clerk, Dona Ana County, New Mexico, January 3, 1939, recorded in Deed Book No. 94 at Page 415, and for the Northwest corner of this tract; thence N. 77° 45' E. 50 feet to an iron pipe for the Northeast corner; thence S. 26° 17' E. 50 feet to an iron pipe for the Southeast corner; thence S. 77° 45' W. 50 feet to an iron pipe for the Southwest corner; thence N. 26° 17' W. 50 feet along the east side of the Old College Road to the place of beginning, containing 0.055 acres.

D.6.	Vado Substation

A tract of land situate in the southeast quarter of the southwest quarter of Section 20, Tsp. 25, S.R.3 E. of N.M.P.M., and being a part of Lot 16, Block 3, Center Valley Townsite, as shown on a plat filed for record August 9, 1920, and being Map No. 227, of the record maps of Dona Ana County, and more particularly described as follows, to-wit:

Beginning at a stake on the North line of a public road, bearing east and west along the south line of Section 20, and at the southwest corner of lot 16, block 3, for the southwest corner of this tract, whence an iron pipe set in the ground near the east side of the Camino Real and on the north line of the public road and for the southwest corner of Block 3, bears S. 89° 42' W. 100.00 feet distant, and whence a concrete monument on the south line of the public road and near the east side of the Camino Real bears S. 67° 18' W. 91.9 feet distant; thence N. 0° 18' W. 25.0 feet along the west line of lot 16, to a stake for the northwest corner of this tract; thence N. 89° 42' E. 25.0 feet to a stake for the northeast corner of this tract; thence S. 0° 18' E. 25.0 feet to, a stake on the north line of the public road for the southeast corner of this tract; thence S. 89° 42' W. 25.0 feet along the north line of the public road and along the south line of lot 16, to the place of beginning, containing 0.01435 acres of land more or less.

D.7.	Berino Substation

All right, title and interest, but only the right, title and interest of the Company in and to a parcel of land situated in Section 4, Township 26, South Range 3 east of New Mexico Meridian described as beginning at a stake on the north line of a public road bearing east and west along the section line between Sections 4 and 9, for the southwest corner of this tract, whence the center of the main line of the A.T. and S.F. Railway bears south 89° 47' west 631.1 feet distant, whence a point on the east edge of the concrete pavement of the Camino Real and on the north line of the public road bears south 89° 47' west 525.8 feet distant, whence the southwest corner of the Gardner-Knight Store Building bears south 89° 47' west 500.00 feet distant, whence a concrete monument on the south line of the public road bears south 77° 12' west 184.8 feet distant; thence north 0° 13' west 25 feet to a stake for the northwest corner of this tract; thence north 89° 47' east 25 feet to a stake for the northeast corner of this tract; then south 0° 13' east 25 feet to a stake on the north line of the public road for the southeast corner of this tract; thence south 89° 47' west 25 feet along the north line of the public road to the place of beginning, containing 0.01435 acres, more or less, and being the site of the Company’s Berino Substation.

D.8.	Fillmore Substation

A tract of land located in the County of Dona Ana, State of New Mexico, Santo Tomas de Yturbide Grant, in the Southeast quarter of Section 8, Township 24, South Range 2 East of the surveys of the United States Reclamation Service, about two miles Southwest from Fillmore, Dona Ana County, New Mexico, and more particularly described as follows, to wit:

Beginning at the most Northerly corner of tract to be described, a point on a curve on the East right-of-way line of State Highway No. 28, and at the West toe of West bank of the Mesilla Ditch, and 30.0 feet from the center of the oiled pavement on the Highway, and whence the center of the headwall of the siphon carrying the Mesilla Ditch under the Highway, on the East Side of the Highway bears North 12° 54' West 66.13 feet, and thence running along the West toe of the West bank of the Mesilla Ditch, South 44° 57' East, 115.2 feet to the Southeast corner of this tract; thence South 89° 22' West 79.07 feet to the Southwest corner of this tract on the East right-of-way line of State Highway No. 28; at a point on a curve to the left; thence along the curve on the East Side of the Highway, whose radius is approximately 1719.12 feet and whose long chord bears North 01° 39' West 82.45 feet to the place of beginning. All corners marked by stakes. Said tract being triangular in shape and bounded on the North and East by the Mesilla Ditch, on the South by the property of Grantor herein, and on the West by State Highway No. 28, containing 0.07 acres, more or less.

Conveyed to the El Paso Electric Company by Leon Ilardia, deed dated April 2, 1946, recorded in Book 111, Page 443, Dona Ana County, State of New Mexico.

D.9.	Mesilla Park Substation Site

The East 50 feet of Lots 11 and 12 in Block 3 in Mesilla Park Townsite of the Rio Grande Land Company, according to plat thereof on file in the office of the County Clerk of Dona Ana County, New Mexico, being the designated portion of the above mentioned lots, which were conveyed to the grantors (Thomas F. Bell and Ina S. Bell, his wife) by J.A. Bell, et ux, by warranty deed, dated June 7, 1946, and filed for record on September 17, 1946, in the office of the County Clerk of Dona Ana County, New Mexico.

Conveyed to El Paso Electric Company by Thomas F. Bell, et ux, deed dated September 20, 1946, recorded in Book 112, Page 563, Dona Ana County, State of New Mexico.

D.10.	Distribution Building Site—Las Cruces

Beginning at the southeast corner of the property formerly belonging to John D. Bryan, now belonging to N. C. Frenger, on Water Street; thence running west with the south line of the said Frenger to the acequia; thence down the acequia to a street; thence east with an adobe wall to Water Street; thence north with Water Street to the place of beginning, containing about three-fourths of an acre; and more particularly described, according to a survey thereof made by Charles L. Post, as follows:

Beginning at the Southeast corner of the tract herein described, said point being marked by a two-inch pipe driven in the ground, at the intersection of the west side line of Water Street and the north side line of Acequia Street; whence Southwest corner of Block 8 bears N. 77° E. 43 1/2 feet; southeast corner of electric light plant building bears S. 79° W. 12 1/2 feet; southeast corner of wing of aforesaid building bears N. 12° 30' West 52 feet; thence S. 77° West 177 feet to southwest corner on east bank of Las Cruces ditch, marked by a two-inch pipe driven in the ground; thence North 12° 48' W. 182 feet along east bank of aforesaid ditch to northwest corner, marked by a two-inch pipe driven in the ground; thence North 77° 50' E. 178 feet to northeast corner of this tract; being Southeast corner of adobe house owned by N. C. Frenger; thence S. 12° 30' E. along West side of Water Street 179 feet to place of beginning, said lot bounded on the north by property and house of N. C. Frenger; on the east by Water Street; on the south by Acequia Street; on the west by Las Cruces Ditch.

D.11.	Alarneda Substation

A tract of land lying within the exterior boundaries of the Dona Ana Bend Colony Grant, and being a tract of land situate on the Old Organ Road, being the Northwest corner of that tract designated as 9-27A-1B by the USRS and being a party of County Plat No. 266, being more particularly described as follows, to-wit:

Being a tract of land, situate on the Old Organ Road, in Las Cruces, Dona Ana County, New Mexico; being the Northwest corner of that tract designated as 9-27A-1B by the USRS and a part of the County Plat No. 266, being more particularly described as follows, to-wit:

BEGINNING at a concrete monument marking the northwest corner of the parcel herein described, identical with the northwest corner of USRS 9-27A-1B, said monument being on the south side of the old Organ Road; WHENCE the concrete monument marking the southwest corner of the N. Clayshulte tract (County Plat No. 263) bears N. 55° 22' 30" E. 147.00 feet; THENCE along said road North 72° 16' 30" East 50.00 feet to an iron rod; THENCE South 5° 01' East 50.00 feet to an iron rod marking the southeast corner of this parcel; THENCE South 72° 16' 30" West 50.00 feet to an iron rod; thence North 5° 01' West 50.00 feet to the place of beginning and containing 0.056 acres of land more or less.

Conveyed to El Paso Electric Company by P. T. and Cecilia F. Gonzales by warranty deed dated October 8, 1951, recorded in Book 126, page 67, W. D. Records of Dona Ana County, New Mexico.

D.12.	Dona Ana Substation

Being a tract of land situated in Dona Ana, Dona Ana County, New Mexico, a part of that tract identified as Serial 4-68A1 according to the surveys of the USRS, being more particularly described as follows, to-wit:

BEGINNING at an iron rod marking the southeast corner of the parcel herein described, said rod being on the west right-of-way of the Las Cruces-Dona Ana Road; WHENCE the iron axle marking the southeast corner of Serial 4-68A1 bears S. 33 deg. 40' W. 208.60 feet; THENCE along the road right-of-way North 33 deg. 40' West 50.00 feet to an iron rod at the Northeast corner; THENCE South 56 deg. 20' West 120.14 feet to the northwest corner, a point on the east line of the Dona Ana Drain; THENCE South 23 deg. 48' East along said drain 50.75 feet to the southwest corner; THENCE North 56 deg. 20' East 128.84 feet to the place of beginning and containing 0.14 acres of land, more or less.

Conveyed to El Paso Electric Company by J. A. Mendivil and Jesus A. Mendivil by warranty deed dated December 9, 1953, recorded in Book No. 131, Page 203, W. D. Records of Dona Ana County, N.M.

D.13.	Rio Grande Well Field

Three parcels of land totaling 81.27 acres, described, as follows:

Being all of Lot 1, between the West Boundary Line of the International Boundary Rio Grande Canalization Project and the East Boundary Line of the southwest quarter of the southeast quarter of Section 1, more particularly described as follows:

BEGINNING at a concrete monument being the southeast corner of the Southwest quarter of the southeast quarter of Section 1, Township 29 South, Range 3 East, N.M.P.M. being the southeast corner of Lot 1, in said Section; THENCE due east 654.53 feet to an iron rod on the west right-of-way line of the International Boundary Rio Grande Canalization Project, said rod marking the southeast corner of said Lot 1, Township 29 South, Range 3 East, N.M.P.M.; thence with the said International Boundary Commission line with the following courses and distances: North 10° 33' west 22.91 feet; North 21° 33' West 578.26 feet; THENCE North 38° 11' West 142.44 feet; THENCE North 07° 19' West 260.10 feet; North 46° 40' west 422.31 feet, a point in the east Boundary line of the southwest quarter of the southeast quarter of said Section 1; THENCE South approximately 1224.03 feet to a concrete monument, the point of beginning, containing 11.28 acres;

SECOND: All of the northwest quarter of the northeast quarter of Section 12, Township 29 South, Range 3 East, N.M.P.M. containing 40 acres of land;

AND, Lot 1, in Section 12, Township 29 South, Range 3 East, N.M.P.M. lying in the northeast quarter of Section 12, more particularly described as follows:

Beginning at a pipe in the southeast corner of Lot 1; thence due north 305.39 feet to a corner; THENCE north 45° 21' west 694.57 feet; THENCE North 27° 06' west 241.55 feet; THENCE north 10° 33' west 316.80 feet, to the northeast corner of said Lot 1, the south line of Lot 1, in Section 1; THENCE west 654.53 feet to a concrete monument to the northwest corner of Lot 1; THENCE South 1320 feet to a concrete monument the southwest corner of said Lot 1, in Section 12; THENCE West 1316.70 feet to the southeast corner of Lot 1, Section 12, the point of beginning, containing a total acreage of 29.99 acres. (Abstract 18502)

The total acreage conveyed in the tracts above described amounts to 81.27 acres, all in Dona Ana County, New Mexico;

Conveyed to El Paso Electric Company by Herman and Martha Jundt by warranty deed dated January 23, 1952, recorded in Book 126, page 340, W. D. Records of Dona Ana County, New Mexico.

D.14.	New Industrial Substation

Lots Nineteen (19) and Twenty (20) in Block Twenty-three (23) of the New Mexico Town Company Addition to the City of Las Cruces, New Mexico as per plat filed in the office of the County Clerk of Dona Ana County, New Mexico, on September 8, 1887.

Conveyed to El Paso Electric Company by Charles Di Lisio and Joe Vincioni of Raton, New Mexico, as Trustee for Leonard Di Lisio and Guilio Vincioni, minors, by deed dated June 21, 1949 recorded in Book 120, Page 543, Dona Ana County, State of New Mexico.

D.15.	West Side Substation

A lot situated in Block 19 of the West Las Cruces Tract of the Rio Grande Land Company, according to Plat thereof filed September 8, 1887, west of Las Cruces, in the Dona Ana Bend Colony Grant, Dona Ana County, New Mexico, and more particularly described in the deed dated April 30, 1947 hereinafter referred to as follows, to-wit:

Beginning in the Northwest corner thereof, a point in the West line of said Block 19, and of the 5.66 acre tract of grantors, and on the East line of a county road, whence the Northwest corner of property of grantors bears N. 10° 47' W. 158.56 feet, and thence N. 85° 27' E. 50.0 feet to the Northeast corner; thence S. 10° 47' E. 50.0 feet to the Southeast corner; thence S. 85° 27' W. 50.0 feet to the Southwest corner, a point in the East line of said county road; thence N. 10° 47' W. 50.0 feet to the place of beginning, containing 0.057 of an acre: bounded on the North by a 10-f. Easement of the grantee herein, and on the East and South by the aforesaid tract of grantors.

Conveyed to El Paso Electric Company by Roy Green and wife, Opal Green, by deed dated April 30, 1947, recorded in Book 115, Page 318 in Deed Records of Dona Ana County, State of New Mexico.

D. 16.	La Mesa Substation

A tract of land situated in the NE 1/4 of the NW 1/2 of Sec. 25, T. 25 S.R.2E., N.M.P.M., in Dona Ana County, New Mexico, particularly described as follows, to-wit:

Beginning at the NE corner of the tract being described, a point on the south side of State Highway No. 28, and the west side of a county road running south, whence the 1/4 corner on the north line of said section 25, as reestablished and marked by a bolt in the highway pavement bears N. 38° 47' E. 32.02 feet distant; thence S. 30.0 feet; thence N. 89° 33' W. 30.0 feet; thence north 30.0 feet; thence S. 89° 33' E. 30.0 feet to the place of beginning, containing 0.207 of an acre, being in the NE 1/4 of the NW 1/4 of Section 25, Township 25 South, Range 2 East, NMPM.

Conveyed to El Paso Electric Company by Roy R. Lewis and wife, Gladys F. Lewis by deed January 6, 1948 recorded in Book 116, Page 553 Deed Records of Dona Ana County, State of New Mexico.

D.17.	Salem Substation

A parcel of land situated in Section 27, Township 18 South, Range 4 West, in Dona Ana County, New Mexico, identical with a part of that Serial identified as E-60A according to the surveys of the USRS, more particularly described as follows, to wit:

Beginning at the Southeast corner of the parcel herein described, identical with the Southeast corner of Serial E-60A, a point of intersection of the East right-of-way of U.S. 85 and the West line of a county road; whence the 1/4 corner common to Sections 26 and 27, Township 18 South, Range 4 West bears South 04° 53' 30" East 458.56 feet; thence with the East line of said U.S. 85 North 50° 48' West 50.00 feet to the Southwest corner; thence North 0° 33' East 60.00 feet to the Northwest corner; thence South 50° 48' East 50.00 feet to the Northeast corner, a point on the West line of the aforementioned County Road; thence with said Road South 0° 33' West 60.00 feet to the place of beginning and containing 0.055 acres of land more or less. And is part of Lot 11 in said section.

Conveyed to El Paso Electric Company by John and Margaret Ann Salopek by Warranty Deed dated October 13, 1954, recorded in Book 134 of Warranty Deed Records, Page 129 Records of Dona Ana County, New Mexico.

D.18.	Missouri Substation

1.          A parcel of land in the City of Las Cruces, County of Dona Ana, New Mexico more particularly described as follows, to wit:

Beginning at the Northeast corner of the tract herein described a point on the West boundary of a 300' x 300' tract formally Deeded to the City of Las Cruces for a water well installation whence the Southeast corner of Lot 7 of Block J, College Heights Subdivision bears South 76° West 833.53 feet distant; thence South 14° East 50 feet with the West line of the City of Las Cruces water well tract; thence South 76° West 50 feet; thence North 14° West 50 feet; thence North 76° East 50 feet to the place of beginning containing 0.0574 acre.

Conveyed to El Paso Electric Company by Earl and Bessie C. Stull and Seaborn P. and Lelia Jane Collins by Warranty Deed dated June 28, 1955, recorded in Book 136 of Warranty Deed Records, Page 581 Records of Dona Ana County, New Mexico.

2.          A lot situate in Block S, College Heights Subdivision within the corporate limits of Las Cruces, Dona Ana County, New Mexico and more particularly described as follows:

Beginning at the southern most corner of the tract herein described from which point the Southwest corner of the tract known as City Water Well Number one, property of the City of Las Cruces, bears South 14° 00' East a distance of 22.20 feet; thence along the West line of City Water Well-Number One North 14° 00' West 102.80 feet to the Northeast corner of this tract from which point the Northeast corner of Block S, College Heights Subdivision, bears North 14° 00' West a distance of 150.00 feet thence South 76° 00' West 50.00 feet to the Northwest corner of this tract; thence South 14° 00 East 37.99 feet to the Southwest corner of this tract marked with an iron rod; thence South 51° 39' East 81.85 feet to the place of beginning.  Containing 0.080 acres of land.

Conveyed to the El Paso Electric Company by Earl Stull and Bessie C. Stull, his wife and Seaborn P. Collins and Lelia June Collins, his wife, by Warranty Deed dated November 17, 1958, recorded in Book 146 on Page 186 of the Records of Deeds of Dona Ana County, New Mexico.

D.19.	Anthony Substation

A tract of land situated in the NE 1/4 NE 1/4 Section 26, T.26S., R3E about two miles N of Anthony, Dona Ana County, New Mexico, more particularly described as follows, to wit:

Beginning at a concrete monument marking the Northeast corner of the parcel herein described; whence the USRS Section corner common to Sections 23, 24, 25 and 26 bears N 88° 05' E 870.96 feet; thence South 0° 36' East 417.42 feet to the concrete monument marking the Southeast corner, thence South 89° 24' West at 417.42 feet a concrete monument, and at 427.42 feet the Southwest corner; thence North 0° 36' West 417.42 feet to the Northwest corner; thence North 89° 24' East at 10.00 feet a concrete monument and at 427.42 feet the place of beginning and containing 4.1 acres of land more or less.

The grantors, Edwin Clark Adams (AKA Clark Adams) and Mary Jane Allison (AKA Mrs. Mary Allison), are brother and sister, respectively of Jeannette Adams Miller, deceased, and the grantors, Robert Adams, Charles Adams, Mary Helen Romig (formerly Mary Helen Adams) and Peggy Jean Adams are children of the grantor. Edwin Clark Adams (AKA Clark Adams) and all of the grantors herein (together with Robert E. Adams, now deceased) constitute all of the surviving heirs and devisees of Jeanette Adams Miller, deceased, and this instrument is intended to convey an undivided 5/6 share and interest in and to the lands above described owned by the grantors herein named.

Conveyed to El Paso Electric Company by Edwin Clark Adams, Charles W. Adams, Mary Jane Allison, Mary Helen Romig, Robert Adams (By Beatriz N. Adams-Attorney in fact) and Peggy Jean Adams by Warranty Deed dated February 19, 1955 recorded in Book 135 page 107, Deed Records of Dona Ana County, New Mexico.

D.20.	Rio Grande Well Field

All underground and other waters and water rights in, under, upon and appurtenant to the following described real estate in Dona Ana County, New Mexico:

A tract contiguous and westerly of the McNutt Road (F.A.S. 68) in the South Half of the Northeast Quarter (S½NE¼) of Section Twelve (12), Township Twenty-Nine (29) South, Range Three (3) East, N.M.P.M., more particularly described:

Beginning at a concrete monument marking the northwest corner of the SE 1/4 NE 1/4 Sec. 12, Town 29S, R3E, N.M.P.M. of the U.S.G.L.O. Surveys thence East 847.40 feet to the westerly right of way of the McNutt Road, F.A.S. 68; thence southeasterly along said westerly right of way around the arc of a curve to the left having a radius of 5931.86 feet through a central angel of 5° 45' 30" an arc distance of 596.16 feet; thence East 1281.20 feet; thence North 409.00 feet; thence East 330.00 feet to the place of beginning containing ten (10) acres of land.

Conveyed to El Paso Electric Company by Robert A. Gardner and Martha M. Gardner, his wife, by Quitclaim Deed of Water Rights dated April 7, 1958, Recorded in Book 142 Page 340, records of Dona Ana County, New Mexico.

All that part of Lot 2, in Section 7, Township 29 South Range 4 East N.M.P.M. lying South of the rectification lines of the Ric Grande, and subject to road and Highway right-of-way through the same, and more particularly described as follows:

Tract 1

Beginning at the Northwest corner of this tract marked by a U.S.G.L.O. Brass Cap marker for Witness corner meander corner on the west line of Section 7, T. 29 S., R 4 E., N.M.P.M. whence the re-established 1/4 corner Sections 7 and 12 bears South 0° 01' E 1623.86 feet distant: thence South 0° 01' E 814.44 feet to the N right-of-way line of Highway FAS 68: thence around a curve to the left having a radius of 5781.86 feet from a tangent bearing S 52° 48' E an arc distance of 1382.50 feet to the P.T.; thence S 66° 40' E 146.41 feet to an iron pipe at the Southeast corner of this tract: thence N 302.22 feet to an iron pipe at the Northeast corner of this tract; thence N 70° 41' W 293.30 feetto a 1 1/2 inch iron pipe; thence N 46° 09' W 360.70 feet to a 1 1/2 inch iron pipe; thence N 36° 11' W 438.60 feet to a 1 1/2 inch iron pipe; thence N 33° 25' W 457.60 feet to a 1/2 inch iron rod; thence N 57° 13' W 331.5 feet to the place of beginning, containing 16.12 acres.

Tract 2

Beginning at the Southwest corner of this tract at a 3"x3" concrete monument set for the re-established 1/4 corner between section 7, Tp 29 S. R 4 E. and Section 12, Tp 29 S. R 3 E. N.M.P.M., which point is also the Southwest corner of Lot 2. Section 7, Tp 29 S. R 4 E. thence N 0° 01' W along the west boundary of Lot 2, 622.84 feet to the Northwest corner of this tract on the South right-of-way of State Highway F.A.S. 68 which corner is marked by an iron rod; thence along a curve to the left having a radius of 5931.86 feet from a tangent bearing South 53° 31' 22" E., an arc distance of 1252.72 feet to the Southeast corner of this tract on the Southline of Lot 2, which point is marked by a 3/4 inch iron pipe; thence West 1084.47 feet to the place of beginning, containing 7.11 acres of land.

Conveyed to El Paso Electric Company by Herman Jundt, Martha J. Jundt, Ruth Jundt Bond and Stanford A. Bond, by Warranty Deed dated July 9, 1956 Recorded in Book 140 page 49 Deed Records of Dona Ana County, New Mexico.

D.21.	Berino Substation

A tract of land located in Section 8, Tp 26 S., R 3 E., N.M.P.M., of the General Land Office Surveys being part of the land described in the International Boundary Commission File E.O.F.613E. and more particularly described as follows, to-wit:

Beginning at the Southwest corner of the tract herein described marked by a copper rod on the North side of a 30-foot county road running from Berino to Chamberino whence the G.L.O. Section corner of Sections 5; 6; 7; 8; T 26 S., R 3 E. bears N 33° 58' W 1257.45 feet distant and the West end center of the Rio Grande Bridge bears N 74° 43' 30" E 220.99 feet distant; thence from the point of beginning N 70° 50' E 50.0 feet along the North line of a county road to the Southeast corner of this tract marked by a copper rod; thence N 17° 27' W 60.0 feet to the Northeast corner of this tract marked by a copper rod; thence S 70° 50' W 50.0 feet to the Northwest corner of this tract marked by a copper rod; thence S 17° 27' E 60.0 feet to the place of beginning, containing .068 acres.

Conveyed to El Paso Electric Company by Frank O. Papen and Julia S. Papen, his wife, by Warranty Deed dated September 7, 1956 and Recorded in Book 139 Warranty Deeds, on Page 195, records of Dona Ana County, New Mexico.

The above tract of land is further covered by “Quitclaim Deed” from Robert F. Turner, also known as R. F. Turner and Juanita Turner, his wife, dated July 25, 1956 and recorded in Book 140 of Warranty Deed on Page 74, records of Dona Ana County, New Mexico. There is also a “Partial Release of Real Estate Mortgage” on Federal Land Bank of Wichita, Wichita, Kansas to Frank O. Papen and Julia S. Papen, his wife and Thomas J. Locke, a single man, dated August 15, 1956 and recorded in Book 30 of Satisfactions at Page 139 of Dona Ana County, New Mexico.

D.22.	McClure Substation

1.          A tract of land in the north part of Lot 12 of Eckert's Park, a subdivision in the City of Las Cruces, according to the plat thereof filed August 17, 1909, situate in the Dona Ana Bend Colony Grant and being part of Serial No. 9A-101 on the U.S.R.S. Maps, and a part of County Plat No. 373, to wit:

Beginning at the Northeast corner of the Tract herein described marked by a stake from which point the center of the face of a 2 bay check in the Armijo Lateral bears S. 42° 04' East 70.81 feet and the Northwest corner of lot 33, Linda Vista Subdivision, bears N. 72° 06' E. 49.78 feet distant; thence S. 23° 55' E. along the West line of the Armijo Lateral at 12.90 feet a copper rod and at 69.90 feet the SE. corner of this Tract marked by a copper rod; thence S. 71° 39' W. 90.0 feet to the southwest corner of this Tract marked by a copper rod; thence N. 23° 55' W. at 57.0 feet a copper rod and at 70.70 feet the northwest corner of this tract on the south side of McClure Road; thence North 72° 09' East 90.09 feet to the place of beginning.

2.          Easement for access - A tract of land in the north part of Lot 12 of Eckert's Park, a Subdivision in the City of Las Cruces, according to the plat thereof filed August 17, 1909, situate in the Dona Ana Bend Colony Grant and being a part of Serial No. 9A-101 on the U.S.R.S. Maps, and a part of County Plat No. 373, to wit:

Beginning at the northeast corner of this easement the same being the northwest corner of a tract hereinafter called the El Paso Electric Company Sub-Station site from which point the northeast corner of the tract previously owned by A. V. Peterson, designated as County Plat No. 373 U.S.R.S. Tract 9A-101 bears N. 72° 09' E. 90.09 feet distant; thence from the point of beginning S. 23° 55' E. 70.70 feet to the southeast corner of this tract marked by a copper rod; thence S. 71 ° 39' W. 40.23 feet to the southwest corner of this tract; thence N. 23° 55' W. 71.05 feet to the northwest corner of this tract on the south line of McClure Road; thence N. 72° 09' East 40.27 feet to the place of beginning.

Conveyed to El Paso Electric Company by A.V. Peterson and Leonis M. Peterson, his wife, by Warranty Deed dated April 12, 1957, Recorded in Book 141 Page 259 and of Deed Records of Dona Ana County, New Mexico.

Tract 1

A tract of land in Dona Ana County, New Mexico more particularly described:

The Southwest Quarter of the Southeast Quarter (SW¼SE¼) of Section One (1), Township Twenty-Nine (29) South, Range Three (3), N.M.P.M. containing Forty (40) acres, But Saving and Excepting all area heretofore taken and occupied for road and highway purposes known as the McNutt Road or F.A.S. 68.

Conveyed to El Paso Electric Company by H. Jundt and Martha J. Jundt, his wife, by Warranty Deed dated April 7, 1958, Recorded in Book 142, on Page 339, of Deed Records of Dona Ana County, New Mexico.

Conveyed to El Paso Electric Company by Robert A. Gardner and Martha M. Gardner, his wife, by Special Warranty Deed dated April 7, 1958, Recorded in Book 142, on Page 338, of Deed Records of Dona Ana County, New Mexico.

Conveyed to El Paso Electric Company by the New Mexico State Tax Commission by Quitclaim Deed dated June 7, 1958. Recorded in Book 144, on Page 210, of Deed Records of Dona Ana County, New Mexico.

Tract 2

All that portion of the Southeast Quarter of the Northeast Quarter (SE¼NE¼), Section Twelve (12), Township Twenty-Nine (29) South, Range Three (3) East, N.M.P.M. lying north of the McNutt Road (F.A.S. 68), more particularly described:

Beginning at an iron pipe marking the northeast corner of this tract, also the northeast corner of the SE¼NE¼ SEC. 12, T 29 S. R3E, whence the reestablished section corner of Sections 1, 6, 7, 12 bears North 1321.13 feet distant; thence South 510.03 feet to the northerly right of way line of the McNutt Road; thence northwesterly along the road right of way around the arc of a curve having a radius of 5781.86 feet through a central angle of 7° 43' 30" an arc distance of 779.55 feet; thence East 588.83 feet to the place of beginning containing 3.447 acres of land more or less.

Conveyed to El Paso Electric Company by Robert A. Gardner and Martha M. Gardner, his wife, by Special Warranty Deed dated April 7, 1958, Recorded in Book 142, on Page 338, Deed Records of Dona Ana County, New Mexico.

D.23.	Sierra Substation

A portion of Washington Heights Subdivision, Block N, further described as: Beginning at a point, the intersection of Sacramento Street and the right of way for a 115 K.V. Transmission Line.  Such point bearing S 41° 05' E 291.17 feet from the northwest corner of Lot 6, Block N, Washington Heights Subdivision; thence N 13° 47' 30" E. 141.78 feet; thence S 76° 31' West 65.00 feet; thence S 41° 05' East 126.00 feet to the point of beginning, containing 0.094 acres more or less.

Conveyed to El Paso Electric Company by Southwest Builders Inc., Seaborn P. Collins, President, by Warranty Deed dated April 23, 1958. Recorded in Book 144, Page 221, of Deed Records of Dona Ana County, New Mexico.

D.24.	Nevada Substation

Lot four (4) of the Nevada Subdivision Annex according to the plat thereof filed with the County Clerk of Dona Ana County, New Mexico August 27, 1958.

Conveyed to the El Paso Electric Company by Dutch Girl Homes, Inc. (N.S.L.) by Yancy Clark, President by Warranty Deed dated October 14, 1958. Recorded in Book 145 on page 479 of the Records of Deeds of Dona Ana County, New Mexico.

D.25.	Madrid Substation

A tract of land situate in the Loma Heights Subdivision in the City of Las Cruces, according to the plat thereof filed October 21, 1958, situate in the Dona Ana Bend Colony Grant, Dona Ana County, New Mexico, and more particularly described as follows, to-wit:

Beginning at a point on the north line of the Loma Heights Subdivision Plat No. One (1); whence the northwest corner of said Subdivision bears S 75.00' W 30.00 feet; thence S 41° 9' E 37.30 feet to the P.C. of a curve; thence around the arc of a curve to the left having a radius of 82.59 feet an arc distance of 74.49 feet; thence S 87° 10' W 84.54 feet to a point on the intersection of Martha Drive and Margaret Street; thence along the west property of Lot Four (4), Block Two (2), N 53° 5' 30" W 121.54 feet to a point on the north line of the subdivision; thence along the north line of the subdivision S 75° 00' W 82.44 feet to the point of beginning.

Conveyed to the El Paso Electric Company by Loma Construction Company, Inc. by Alex Smith, President, by Warranty Deed dated February 28, 1959.  Recorded in Book 148 on Page 145 of the Records of Deeds of Dona Ana County, New Mexico.

D.26.	Espina Substation

A 30 foot by 53 foot tract situate in the southwest corner of Block “A” of El Encanto Estates Subdivision within the corporate limits of Las Cruces, Dona Ana County, New Mexico, and more particularly described as follows, to wit:

Beginning at the southwest corner of the tract herein described identical with the southwest corner of Block “A,” El Encanto Estates Subdivision marked with an iron rod set in the east line of Espina Street; thence North 77° 44' East at 3.00 feet an iron pipe set beside a concrete monument marking the northwest corner of College Mesa Subdivision; thence along the north line of the College Mesa Subdivision; thence along the north line of the College Mesa Subdivision at 53.00 feet the southeast corner of this tract, identical with the northeast corner of Lot 5, Block 9, College Mesa Subdivision; thence North 26° 34' West 30.00 feet to the Northwest corner of this tract; thence South 77° 44' West 53.00 feet to the northwest corner of this tract; a point in the east line of Espina Street; thence South 26° 34' East 30.00 feet to the place of beginning, containing 0.032 acre of land.

Conveyed to the El Paso Electric Company by Warranty Deed from H.B. Wright and Myrtle B. Wright, husband and wife, dated April 20, 1959.  Recorded in Book 149 on Page 81, Deed Records of Dona Ana County, New Mexico.

D.27.	Las Cruces Substation Relocation (Substation Equipment Only)

A portion of Block 10, as shown by Plat of Las Cruces park Addition, filed in January 7, 1890 in Plat Record 2, Page 48 Dona Ana County Records, City of Las Cruces, Dona Ana County, new Mexico, previously acquired, and included, by Warranty Deed, Instrument #26878, Dated August 28, 1940, Book 100, Page 180 of the Deed Records of Dana Ana County, New Mexico.

D.28.	Alameda Substation

A 0.048 acre tract of land being a part of United States Reclamation Service Tract 27A-A1B1 of Property Map 9 adjoining a 0.056 acre El Paso Electric Company substation site on Old Organ Road within the corporate limits of Las Cruces, Dona Ana County, New Mexico and more particularly described as follows:

Beginning at the northernmost point of the tract herein described, said point being on the south line of Old Organ Road from which point a concrete monument marking the southwest corner of the N. Clayshulte Tract (County Plat No. 263) bears North 47° 02' East 100.21 feet also a concrete monument marking the northwest corner of U.S.R.S Tract 9-27A-A1B1 bears South 72° 16' 30" West 50.00 feet; thence South 16° 32' 30" East 78.07 feet to the southeast corner of this tract; thence South 72° 16' 30" West 66.00 feet to the southwest corner of this tract; thence North 5° 01' West 30.00 feet; thence North 72° 16' 30" East 50.00 feet; thence North 5° 01' West 50.00 feet to the place of beginning containing 0.048 acre of land, more or less.

Conveyed to the El Paso Electric Company by Warranty Deed from P.T. Gonzales and Cecilia F. Gonzales, husband and wife, dated May 11, 1959. Recorded in Book 149, Page 251, Deed Records of Dona Ana County, New Mexico.

D.29.	Four Corners Power Station

An undivided 7% interest in two coal fired steam thermal units, each to have turbo-generator name plate ratings of 755,000 K.W., being constructed on lands, leased in co-tenancy with five other utilities from the Navajo Tribe of Indians, located in Sections 23, 24, 25, 26, 27, 33, 34, 35 and 36, Township 29 North, Range 16 West, Sections 7, 19 and 30, Township 29 North, Range 15 West and Section 3, Township 28 North, Range 16 West, New Mexico Principal Meridian. Comprising in all 2,928.38 acres all in San Juan County, New Mexico.

Rights-of-way for roads, pipelines, communications and power lines located in sections 13, 24 and 36, Township 29 North, Range 16 West, sections 7, 9, 10, 16, 17, 18, 19, 20, 29, 30 and 31, Township 29 North, Range 15 West, New Mexico principal Meridian.  The rights-of-way are of various widths and encompass a combined length of 14.5917 miles all in San Juan County, New Mexico.

All of such leased lands and rights-of-way are more particularly described in a Supplemental and Additional Indenture of Lease by and between The Navajo Tribe of Indians, Lessor, and El Paso Electric Company, Arizona Public Service Company, Public Service Company of New Mexico, Salt River Project Agricultural Improvement and Power District, Southern California Edison Company, and Tucson Gas & Electric Company, Lessees, which became effective as of July 19, 1966, and which was recorded on July 21, 1966, in Book 636, Page 4, of Official Records in the office of the County Clerk of San Juan County, New Mexico, and in Grant of rights-of-way and easements from the United States of America to El Paso Electric Company, Arizona Public Service Company, Public Service Company of New Mexico, Salt River Project Agricultural Improvement and Power District, Southern California Edison Company, and Tucson Gas & Electric Company, which was recorded on July 21, 1966, in Book 636, Page 2, of Official Records, in the office of the County Clerk of San Juan County, New Mexico.

D.30.	Las Cruces Service Center

A 4.733 acre tract of land being part of U.S. Reclamation Service tract 142 of property map No. 9A in Las Cruces, Dona Ana County, New Mexico and more particularly described as follows:

Beginning at the southwest corner of the tract herein described marked by a 3/4" iron rod at the northeast corner of the intersection of Compress Road and El Molino Boulevard; thence, along the East line of Compress Road, North 35°-30' West, 317.88 feet to a point of curve; thence; around a curve to the right having a radius of 1,145.17 feet through a central angle of 6°-28' 50" an arc length of 129.53 feet to the northwest corner of this tract marked by a 3/4" iron rod; thence; North 66°-29' East at 335.22 feet a 3/4" iron rod and at 485.22 feet the northeast corner of this tract marked by a concrete monument beside an Atcheson Topeka & Santa Fe railroad right-of-way rail; thence; along the West line of the Atcheson Topeka & Santa Fe railroad' South 23°-31' East, 494.50 feet to the southeast corner of this tract marked by a 3/4" iron rod on the north line of El Molino Boulevard easement; thence; along the north line of El Molino Boulevard, South 74°-29' West, 403.61 feet to the place of beginning containing 4.733 acres of land more or less.

Conveyed to the El Paso Electric Company by warranty deed by Arthur F. Baker and Mary Kate Baker, his wife, dated June 18, 1965.  Recorded in Book 181 on Page 62, Deed Records of Dona Ana County, New Mexico.

D.31.	Salopek Substation

Tract 1

A tract of land in the Elephant Butte Land and Trust Company Subdivision “B” in Dona Ana County, being part of Lot 10, Block 2, of said subdivision and more particularly described as follows, to wit:

Beginning at the Northeast corner of the tract herein described marked by a concrete monument set on the North line of Lot 10, Block 2, E.B.L. & T. Company, Subdivision “B”, whence the Northeast corner of the said Lot bears South 89°-55' East, a distance of 15.00 feet; Thence south 349.975 feet to the Southeast corner marked by a concrete monument; Thence, North 89°-52' 32" West, 364.115 feet to the Southwest corner marked by a concrete monument; Thence, North 0°-01' 06" East, 349.71 feet to the Northwest corner marked by a concrete monument; Thence, along the North line of Lot 10, South 89°-55' East, 364.015 feet to the place of beginning, containing 3.02 acres of land, more or less.

Tract 2

Lot 11, Block 2, Elephant Butte Land and Trust Company Subdivision “B”, according to the Plat thereof filed for record in the office of the County Clerk of Dona Ana County, New Mexico.

Conveyed to the El Paso Electric Company by special warranty deed from Commercial Associates, Inc., signed by J.R. Crouch, President.  Dated November 4, 1968, recorded in deed book 200 on Page 451 of Deed Records of Dona Ana County, New Mexico.

Lots 10 and 11, Block 2, Elephant Butte Land and Trust Company Subdivision “B”, according to the Plat thereof filed for record in the office of the County Clerk of Dona Ana County, New Mexico.

Conveyed to the El Paso Electric Company by Quitclaim Deed from Commercial Associates, Inc., signed by J.R. Crouch, President.   Dated December 27, 1968, recorded in deed Book 201 on Page 313 of Deed Records of Dona Ana County, New Mexico.

Tract 3

A tract of land in the Elephant Butte Land and Trust Company Subdivision “B”, in Dona Ana County, being part of Lot 10, Block 2, of said subdivision and more particularly described as follows, to wit:

Beginning at the Northwest corner of this tract marked by a concrete monument identical with the Northwest corner of Lot 10, Block 2, E.B.L.&T. Company Subdivision “B”; Thence along the North line of Lot 10, South 89°-55' East, 280.735 feet to the Northeast corner marked by a concrete monument; Thence, South 0°-01' 06" West, 349.71 feet to the Southeast corner marked by a concrete monument; Thence, North 89°-52' 32" West, 280.835 feet to the Southwest corner marked by a concrete monument; Thence, North 0°-02' East, 349.50 feet to the place of beginning, containing 2.256 acres of land, more or less.

Conveyed to the El Paso Electric Company by warranty deed from Lamar E. Gwaltney and Mary Gail Gwaltney, his wife. Dated November 7, 1968, recorded in Book 200 on Page 452 Deed Records of Dona Ana County, New Mexico.

D.32.	Proposed Transmission Line

A tract of land situated north of Las Cruces, Dona Ana County, New Mexico in Section 36, Township 22 South, Range 1 East, N.M.P.M. of the U.S.R.S. Surveys and more particularly described as follows:

Beginning at a point on the west line of the Elephant Butte Land and Trust Company Subdivision “A” for the Southeast corner of the tract herein described, whence a concrete monument found for the Southwest corner of Elephant Butte Land and Trust Company Subdivision “A” as filed August 4, 1911 and March 20, 1911 in the Dona Ana County Records bears South 41° 03' 30" East, a distance of 417.38 feet; thence from the place of beginning leaving the west line of said subdivision South 58° 09' 25" West, 223.30 feet to the Southwest corner of the tract herein described; thence 31° 40' 15" West, 80.42 feet to the northwest corner of the tract herein described; thence North 58" 09' 25" East, 210.01 feet to a point on the west line of the before-mentioned subdivision for the Northwest corner of the tract herein described; thence along the West line of said subdivision South 41° 03' 30" East, 81.47 feet to the place of beginning, containing 0.4000 acre of land, more or less.

Conveyed to El Paso Electric Company by Special Warranty Deed dated January 4, 1982, from Lorraine Cook Rogers and Loren E. Rogers, her husband, recorded in Book 272, Page 35, Deed Records of the State of New Mexico, County of Dona Ana.

D.33.	Picacho Substation

A tract of land situated north of Las Cruces, Dona Ana County, New Mexico in Section 36, Township 22 South, Range 1 East, N.M.P.M. of the U.S.R.S. Surveys, described as follows:

Beginning at the Southeast corner of the tract herein described, whence a concrete monument found for the Southwest corner of Elephant Butte Land and Trust Company Subdivision “A” as filed August 4, 1911 and March 20, 1911 in the Dona Ana County Records bears, South 77° 14' East, 94.43 feet;

THENCE from the place of beginning South 58° 19' 40" West, 223.96 feet to the Southwest corner of the tract herein described;

THENCE North 31° 40' 15" West, 120.00 feet to the Northwest corner of the tract herein described;

THENCE North 58° 19' 45" East, 225.00 feet to the Northeast corner of the tract herein described;

THENCE South 31° 10' 25" East, 120.00 feet to the place of beginning, containing 0.6184 acre of land, more or less.

Conveyed to the El Paso Electric Company by Special Warranty Deed dated January 4, 1982, from Lorraine Cook Rogers and Loren E. Rogers, her husband, recorded in Book 272, Page 36, Deed Records of the State of New Mexico, County of Dona Ana.

D.34.	Chaparral Substation

A portion of Section 35, Township 26 South, Range 5 East, N.M.P.M., Dona Ana County, New Mexico, being more particularly described by metes and bounds in Warranty Deed dated March 22, 1991 from Helen Crites, Trustee, to El Paso Electric Company, recorded in Book 349, Pages 185-202, of the Deed Records of Dona Ana County,  New Mexico.

Being the description of 5.00 acres of land out of Section 35, Township 26 South, Range 5 East, N.M.P.K., Dona Ana County, New Mexico, being more particularly described by metes and bounds as follows:

Beginning at a point on the North line of a 50 feet wide road for the Southwest and beginning corner of this parcel, said beginning point also being the Southeast corner of a 10 acre tract and bears North 89°43'15" East, 1404.78 feet and North 0°34'03" West, 50.00 feet from a U.S. General Land Office brass cap monument set on the New Mexico-Texas state line at the Southwest closing corner of said Section 35 and dated 1915:

THENCE North 89° 43'15" East, with the North line of said road and parallel with the New Mexico-Texas state line, 330.00 feet to a point for the Southeast corner of this parcel, from this point a U.S. General Land Office brass cap dated 1915 and marked as the East 1/4 corner of said Section 35, bears North 89°43'15" East, 3532.08 feet and North 0°03'23" West, 143.00 feet;

THENCE North 0°34'05" West, 660.00 feet to a point for the Northeast corner of this parcel;

THENCE South 89°43'15" West, parallel with the New Mexico-Texas state line, 330.00 feet to a point for the Northwest corner of this parcel also the Northeast corner of the aforesaid 10 acre tract;

THENCE South 0°34'05" East, with the East line of said adjacent 10 acre tract, 660.00 feet to the place of beginning.

Containing 5.00 acres of land.

D.35.	Jornado Substation

A tract of land situate Northeast of Las Cruces, Dona Ana County, New Mexico in the NE1/4 of Section 20, T.22S., R.2E:, N.M.P.M. of the U.S.G.L.O. Surveys and being more particularly described as follows, to wit:

Beginning at the Northwest corner of this tract marked by a brass cap reset on the north line of Section 20, as 1/4 corner common to Sections 17 and 20, T.22S., R.2E., N.M.P.M. of the U.S.G.L.O. Surveys, whence a brass cap found at the Northeast of said Section 20, bears S.89°55'05"E., a distance of 2638.04 feet;

THENCE from the place of beginning S.89°55'05"E., 365.39 feet to the Northeast corner of the tract herein described;

THENCE S.0°04'25"E., 596.08 feet to the Southeast corner of the tract herein described;

THENCE N.89°55'05"W., 365.39 feet to a point on the mid-section line of said Section 20, for the Southwest corner of the tract herein described;

THENCE along the mid-section line of said Section 20, N.0°04'25"W., 596.08 feet to the place of beginning, containing 5.0000 Acres of land more or less. Field notes by B & M Surveys, Inc. April 1979.

D.36.	Hatch Office

Lots 19 and 20, block 10 of Weiler’s Second Addition to the Village of Hatch, Dona Ana County, New Mexico, together with all improvement thereon.

Subject to reservations contained in the patent and all covenants, easements and restrictions, if any, of record.

Conveyed to the El Paso Electric Company by Warranty Deed from Irene A. Sabin, a widow dated May 15, 1987, recorded in Book 314, Page 224, Records of Dona Ana County, New Mexico.

D.37.	No. 34600 Transmission Line

That certain 3.59 acre parcel of land situated approximately one mile Southeast of Vado, Dona Ana County, New Mexico and being Lot 5, Block 1, out of Sleepy Farms Subdivision, as shown on plat filed for record in Book 12, Page 20, the 27th day of August of 1975, in Dona Ana County Clerks office, being more particularly described by metes and bounds as follows, to-wit:

From a monument, which is the common Section corner of Sections 32, 33, 28 and 29, Township 25 South, Range 3 East, N.M.P.M., Dona Ana County, New Mexico; thence N. 0°06'30" W. along the common Section line between Sections 28 and 29, Township 25 South, Range 3 East, N.M.P.M., Dona Ana County, New Mexico, 46.73 feet to an iron; thence 31.47 feet along the arc of a curve to the right, whose radius is 20.00 feet, whose interior angle is 90°09' and whose long chord bears S. 44o58' W. 28.32 feet to an iron; thence N. 89o57'30" W., 1265.74 feet to an iron, marking the point of beginning of this description; thence N. 89°57'30" W., 19.84 feet to an iron, which is on the East right of way line of U.S. Highway 80; thence N. 28°14'30" W., along the aforementioned Old U.S. Highway 80 right of way line, 096.92 feet to an iron; thence N. 89°31'30" E. 302.20 feet to an iron; thence S 13°44' E., 997.35 feet to the point of beginning, containing in all 3.59 acres of ground more or less; subject to easements, restrictive covenants and mineral reservations of record.

Conveyed to El Paso Electric Company by Warranty Deed dated May 23, 1978, from Leo Wilson of record in Book 249, pages 232-233, Records of Deeds of Dona Ana County, New Mexico.

D.38.	Santa Teresa Property

Basements for the following segments of real property for the purpose of directing, maintaining, extending and expanding transmission level facility installations and associated uses, as more particularly described as follows:

1.          A 100' wide transmission line easement located immediately north of and adjacent to an existing easement of similar width located in Sections 5, 6, 8, 9, 10 and 11 of Township 29 South, Range 3 East; Section 1 & 2 of Township 29 South, Range 2 East; and Sections 26, 27 and 35 of Township 28 South, Range 2 East, Dona Ana County, New Mexico.

2.          A 500' x 500' substation easement located in the northern 1/3 of Section 27, Township 28 South, Range 2 East, Dona Ana County, New Mexico, immediately west of and adjacent to a proposed Short Line Railroad easement.

3.          A 100' wide transmission line easement beginning at the site described as Segment (2) and heading due north and south immediately west of and adjacent to the proposed Short Line Railroad easement in Section 3, 10 and 15 of Township 29 South, Range 2 East and Sections 22, 27 and 34 of Township 28 South, Range 2 East, Dona Ana County, New Mexico.

4.          A 250' x 250' substation easement located in Section 6 of Township 29 South, Range 3 East, Dona Ana County, New Mexico, immediately north of the transmission line easement described as Segment (1).

5.          A 50' wide transmission line easement beginning at the site described as Segment (4) and heading due north through Section 6 of Township 29 South, Range 3 East and Sections 30 and 31 of Township 28 South, Range 3 East, Dona Ana County, New Mexico, turning Northwest and Continuing along the southern edge of the railroad right-of-way through the Southwest corner of Section 19 to Section 24 Township 28 South, Range 2 East. Then North within and along the Eastern boundary of Section 24 crossing the railroad right-of-way and continuing North into Section 19 to a 250' x 250' substation site in Section 19 Township 28 South, Range 3 East.

6.          A 250' x 250' substation easement located in the Northwest corner of Section 19 Township 28 South, Range 3 East.

7.          A 15' wide distribution line easement from the substation site described as Segment (4) heading due south through Sections 6, 7 and 18 of Township 29 South, Range 3 East, Dona Ana County, New Mexico.

E.	Real Property in Luna County, New Mexico

The following described pieces, parcels or tracts of land, rights-of-way, easements and rights and interests in and to land lying and being in Luna County, New Mexico, together with all improvements of every description thereon stationed or anywise incident or appertaining thereto:

E.1.	34600 Transmission Line

Lot Fifteen (15) of Post Acres Subdivision, Luna County, New Mexico, according to the plat thereof filed in the office of the County Clerk of said Luna County, New Mexico.

Conveyed to El Paso Electric Company by Warranty Deed from Leonard G. Wiggins and Lucy C. Wiggins, recorded in Book 114, Page 13, Deed Records, Luna County, New Mexico.

All of Lot 14, Post Acres Subdivision, Luna County, New Mexico (known as Parcel 16A), according to the plat thereof on file in the office of the County Clerk of said Luna County, New Mexico.

Conveyed to El Paso Electric Company by Warranty Deed from Clyne Derry and Vivien Derry, recorded in Book 114, Page 793, of Deed Records, Luna County, New Mexico.

F.	Real Property in Catron, Socorro, Sierra, Luna and Dona Ana Counties, New Mexico

The following described high voltage line in the State of New Mexico, together with all lots, parcels ortracts of land, rights-of-way, easements, rights and interests in and to lands, privileges and appurtenances thereof or in anywise incident or appertaining thereto and any wires, cables, poles, cross-arms, guys, anchors, braces, conduits, stubs, transformers, conductors, and other fixtures and appurtenances thereof:

F.l.	Red Hill to Diablo 345 KV Transmission Line.

A single circuit 345 KV transmission line from a point commencing at the eastern boundary of the existing 330' north-south San Juan to Tucson 345 KV transmission line easement owned by Tucson Electric Power Company (such commencement point being located at or near Red Hill in Catron County, New Mexico) and extending generally in a southeasterly direction through Socorro and Sierra Counties approximately 212 miles to the Luna Switchyard Station located at or near Deming in Luna County, New Mexico; and continuing from the Luna Switchyard Station generally in a southeasterly direction approximately 85 miles to the Diablo Substation located in Sunland Park in Dona Ana County, New Mexico. Such transmission line is or will be located upon an easement which varies from 100' to 300' in width and approximately 47 miles of the Luna to Diablo segment is or will be located upon the southerly 150' of the 300' Luna to Newman 345 KV transmission line easement in Luna and Dona Ana Counties, New Mexico, and El Paso County, Texas, described in previous documents.

F.2.	Diablo to Rio Grande 115 KV Transmission Line.

A double circuit 115 KV transmission line extending southeasterly from the Diablo Substation in Sunland Park, New Mexico, for approximately 3 miles to the Rio Grande Generating Station located in Sunland Park, New Mexico. Such transmission line is or will be located upon an easement which is 100' in width.

This stamp is applied to this record by the Secretary of State of Texas. All or parts of the text of this document are not clearly legible and may produce an [ILLEGIBLE] reproduction.

G.	Real Property In Maricopa County, Arizona

The following described pieces, parcels or tracts of land, rights-of-way, easements and rights and interests in and to land lying and being in Maricopa County, Arizona, together with all improvements of every description thereon stationed or anywise incident or appertaining thereto:

G.l.	Arizona Nuclear Power Project

An undivided 15.8% interest in and to the following described land lying and being in Maricopa County, Arizona, together with all improvements of every description thereon stationed or in anywise incident or appertaining thereto:

Parcel No. 1: Lot Four (4); the west half of the Southwest quarter; and the West half of the Northwest quarter; all in Section Two (2), Township One (1) South, Range Six (6) West of the Gila and Salt River Base and Meridian.

Parcel No. 2: All of Section Three (3), Township One (1) South, Range Six (6) West of the Gila and Salt River Base and Meridian.

Parcel No. 3: The East half of Section Four (4), Township One (1) South, Range Six (6) West of the Gila and Salt River Base and Meridian.

Parcel No. 4: The West half of Section Twenty-Six (26), Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian.

Parcel No. 5: Section Twenty-Seven (27), Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian; EXCEPT the Northwest quarter of Section 27.

Parcel No. 6: The Southeast quarter of Section Twenty-eight (28), Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian; EXCEPT 50% of all oil, gas and other mineral deposits and geothermal resources recovered from or developed on the property, as reserved in instrument recorded May 10, 1974 in Docket 10647, Page 136.

Parcel No. 7: The East half of Section Thirty-three (33), Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian.

Parcel No. 8: All of Section Thirty-four (34), Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian.

Parcel No. 9: The West half of Section Thirty-five (35), Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian.

Thirteen (13) of Block Thirty-two (32), said tract being formerly an alleyway between said lots;

said property being presently subject to prior lien debt.

Conveyed to El Paso Electric Company by Warranty Deed dated August 24, 1981 from Franklin Land & Resources, Inc., a New Mexico Corporation, recorded in Book 241, Pages 726 through 728, Deed Records of the State of New Mexico, County: of Torrance.

P.	Miscellaneous

Without in any way limiting the foregoing, the Mortgaged Property shall include the Company’s right, title and interest in all electric light, heat and power plants and systems, dams and dam sites, stations and substations, powerhouses, electric transmission and distribution lines and systems, conduits, towers, poles, wires, cables, warehouses, garages, sheds, shops and all other structures and buildings, improvements, additions, machinery, engines, boilers, dynamos, motors, transformers, generators, electric and mechanical appliances, implements, tools and other equipment, apparatus, appurtenances and facilities, materials, supplies and inventory which is an integral part of or is used or to be used as an integral part of the electric generating, transmission and/or distribution operations of the Company, except to the extent of Excepted Property.

FILE # 025681 D.O.F. 2-9-96	UTILITY SECURITY INSTRUMENT

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

FIRST

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

STATE STREET BANK AND TRUST COMPANY

Trustee

Dated as of February 1, 1996

Creating Issues of

7.25% Series A First Mortgage Bonds due 1999
7.75% Series B First Mortgage Bonds due 2001
8.25% Series C First Mortgage Bonds due 2003
8.90% Series D First Mortgage Bonds due 2006
9.40% Series E First Mortgage Bonds due 2011
Collateral Series F First Mortgage Bonds
Collateral Series G First Mortgage Bonds
Collateral Series H First Mortgage Bonds

Supplemental to General Mortgage Indenture
and Deed of Trust

Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST
IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY
AFFIXED TO REALTY AS WELL AS A MORTGAGE
UPON REAL ESTATE AND OTHER PROPERTY

This stamp is applied to this record by
the Secretary of State of Texas. All or
parts of the text of this original	366564
document were not clearly legible and
may produce an illegible reproduction.

-ii-

SCHEDULES

Schedule 1	-	Existing Investments of the Company

EXHIBITS

Exhibit A	-	Form of Series A Bond
Exhibit B	-	Form of Series B Bond
Exhibit C	-	Form of Series C Bond
Exhibit D	-	Form of Series D Bond
Exhibit E	-	Form of Series E Bond
Exhibit F	-	Form of Series F Bond
Exhibit G	-	Form of Series G Bond
Exhibit H	-	Form of Series H Bond
-iii-

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of February 1, 1996 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at 303 North Oregon Street, El Paso, Texas, 79901, and STATE STREET BANK AND TRUST COMPANY, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the “Trustee”), whose principal corporate trust office is located at 225 Franklin Street, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company filed a voluntary bankruptcy petition in the Bankruptcy Court on January 8, 1992, thereby commencing the Bankruptcy Case; and

WHEREAS, in connection with the Bankruptcy Case, the Company filed the Plan on November 8, 1995, and at a hearing held on January 9, 1996, the Bankruptcy Court confirmed the Plan by an Order and Judgment Confirming the Debtors’ Fourth Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code and Granting Related Relief, dated January 9, 1996; and

WHEREAS, the Company and the Trustee have entered into that General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series, and

WHEREAS, pursuant to the Plan, the Company is to issue Bonds pursuant to the terms of the Indenture and one or more Supplemental Indentures, and to mortgage and pledge the Mortgaged Property to secure payment of the Bonds; and

WHEREAS, the Company desires in and by this Supplemental Indenture to create new series of Bonds to be issued under the Indenture, to designate such series and to set forth the forms, the maturity dates, interest rates and other terms of the Bonds of each such series, and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duty authorized.

NOW THEREFORE, in consideration of the premises and in further consideration of the sum of One Dollar in lawful money of the United States of America paid to the Company by the Trustee at or before the execution and delivery of this Supplemental Indenture, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
 DEFINITIONS

SECTION 1.01      Terms Incorporated by Reference.

Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture

SECTION 1.02      Additional Definitions.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” means “Affiliate” as defined in the Indenture; provided, however, that for purposes of this Supplemental Indenture, beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control; provided, further, that (i) any Person owning or operating power generation or transmission facilities in which the Company owns joint or undivided interests and (ii) any Person formed as a special purpose entity in conjunction with a nuclear fuel financing facility shall not be deemed an Affiliate of the Company.

“Bankruptcy Case” means the Chapter 11 bankruptcy case of the Company, filed in the Bankruptcy Court and designated Case No. 92-10148-FM.

“Bankruptcy Court” means the United States Bankruptcy Court, Western District of Texas, Austin Division.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) Dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Keefe Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, and (v) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

“Collateral Series Bonds” means, collectively, the Series F Bonds, Series G Bonds and Series H Bonds.

“Common Stock” means the common stock of the Company as it exists on the Initial Issuance Date or as it may be constituted from time to time.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale of assets (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to any sale and leaseback transaction, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding, however, the interest component of any deferred payment obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) cash payments made on any deferred payment obligations in such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock and Series A Preferred Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries, and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or named in the prospectus relating to the Investor Series Bonds with his or her consent as a prospective member of such Board of Directors, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of Continuing Directors who were members of such Board at the time of such nomination or election.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which any of the Initial Series Bonds mature; provided, however, that the Series A Preferred Stock shall not be deemed to constitute Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder,

“Farmington LC Agent” means Citibank, N.A., as agent for the Creditors under the Farmington Reimbursement Agreement, and its successors.

“Farmington Reimbursement Agreement” means that certain Letter of Credit and Reimbursement Agreement to be entered into among the Company, Citibank, N.A., as issuing bank, the Creditors specified therein, and the Farmington LC Agent, as the same may be amended from time to time.

“Fixed Charges” means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to any sale and leaseback transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding, however, the interest component of any deferred payment obligations), and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) all cash dividend payments on any series of Preferred Stock of such Person, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving proforma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such investment grade ratings by S&P or Moody’s.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

“Investment Securities” means, so long as any Initial Series Bonds are Outstanding and notwithstanding any contrary definition in the Indenture, Cash Equivalents.

“Investor Series Bonds” means, collectively, the Series A Bonds, Series B Bonds, Series C Bonds, Series D Bonds, Series E Bonds, and, if applicable, the Reduced Rate Bonds.

“Maricopa LC Agent” means Citibank, N.A., as agent for the Issuing Banks and Maricopa LC Creditors under the Maricopa Reimbursement Agreement, and its successors.

“Maricopa LC Creditors” means Citibank, N.A., Credit Suisse, Westpac Banking Corporation and Canadian Imperial Bank of Commerce, and their respective successors.

“Maricopa Reimbursement Agreement” means that certain Letter of Credit and Reimbursement Agreement to be entered into among the Company, Citibank N.A., Credit Suisse and Westpac Banking Corporation, as Issuing Banks, the Maricopa LC Creditors, and the Maricopa LC Agent, as the same may be amended from time to time.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any sales of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“New Credit Agent” means Chemical Bank, as collateral agent for the Lenders under the New Credit Agreement, and its successors, or any other collateral agent appointed under the New Credit Agreement.

“New Credit Agreement” means that certain Credit Agreement to be entered into among the Company, a nuclear fuel financing vehicle, the Lenders specified therein, Chemical Bank, as issuing bank and administrative agent, and the New Credit Agent, as the same may be amended from time to time. In the event the Credit Agreement with Chemical Bank is not consummated, the New Credit Agreement shall mean the “Credit Facility” as defined in the Plan.

“New Facility Agent” means the Maricopa LC Agent, the Farmington LC Agent and the New Credit Agent, as the context may require.

“New Facility Agreement” means the Maricopa Reimbursement Agreement, the Farmington Reimbursement Agreement and the New Credit Agreement, as the context may require.

“Permitted Investments” means (a) Investments in the Company or in a Wholly Owned Subsidiary of the Company (including Investments by the Company in the Bonds or the Series A Preferred Stock to the extent otherwise permitted by this Supplemental Indenture), (b) Investments in Cash Equivalents, (c) Investments by the Company or any Subsidiary of the Company in a Person, If as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, (d) Investments in any Person owning or operating power generation or transmission facilities in which the Company owns joint or undivided interests, (e) Investments in a Person formed as a special purpose entity in conjunction with a nuclear fuel financing facility, (f) Investments received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, and (g) those existing Investments of the Company, described in Schedule 1 attached hereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, in whole or in part, other Indebtedness of the Company or any of its Subsidiaries; provided, however, that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued interest and premiums, if any, thereon and the reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness (and, in the case of refinanced Bonds, the Bonds of the same series) being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Initial Series Bonds, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Initial Series Bonds on terms at least as favorable to the Holders of Initial Series Bonds as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, further, however, that in no event shall clauses (i), (ii) and (iii) of the first proviso of this definition apply to any extension, refinancing, renewal, replacement or refunding of (a) the Maricopa Reimbursement Agreement, (b) the Farmington Reimbursement Agreement, (c) any loan agreement or installment sale agreement between the Company and the Maricopa County, Arizona Pollution Control Corporation (or its permitted successors), so long as such extension, refinancing, renewal, replacement or refunding is entered into with the consent of the creditors of the Maricopa Reimbursement Agreement (if such agreement shall then be in effect), and/or (d) any loan agreement or installment sale agreement between the Company and the City of Farmington, New Mexico (or its permitted successors), so long as such extension, refinancing, renewal, replacement or refunding is entered into with the consent of the creditors of the Farmington Reimbursement Agreement (if such agreement shall then be in effect), in each such case so long as the principal amount of the facility extending, refinancing, renewing, replacing or refunding the Indebtedness referenced in clauses (a), (b), (c) and/or (d) does not exceed the principal amount of the pollution control bonds underlying such facility plus (in the case of clauses (a) and (b)) the amount of interest coverage then required to be included in such facility based on the determination of a Rating Agency.

“Plan” means the Fourth Amended Plan of Reorganization of El Paso Electric Company, dated November 7,1995, filed in the Bankruptcy Court with respect to the Company, as the same may be amended.

“Plan Indebtedness” means the Indebtedness of the Company contemplated by the Plan.

“Preferred Stock” means any Capital Stock of the Company which by its terms has preference to common stock in right of dividends or other distributions or upon liquidation or dissolution.

“Rating Agency” means S&P or Moody’s.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Retained Bonds” means Investor Series Bonds, if any, issued by the Company to creditors of the Company pursuant to Section 2.2(B) of the Plan.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Series A Bonds” means the 7.25% Series A First Mortgage Bonds due 1999 of the Company.

“Series A Preferred Stock” means the 11.40% Series A Preferred Stock of the Company.

“Series B Bonds” means the 7.75% Series B First Mortgage Bonds due 2001 of the Company.

“Series C Bonds” means the 8.25% Series C First Mortgage Bonds due 2003 of the Company.

“Series D Bonds” means the 8.90% Series D First Mortgage Bonds due 2006 of the Company.

“Series E Bonds” means the 9.40% Series E First Mortgage Bonds due 2011 of the Company.

“Series F Bonds” means the Collateral Series F First Mortgage Bonds of the Company.

“Series G Bonds” means the Collateral Series G First Mortgage Bonds of the Company.

“Series H Bonds” means the Collateral Series H First Mortgage Bonds of the Company.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

“Subordinated Indebtedness” means Indebtedness of the Company (whether outstanding on the date hereof or hereafter created, incurred, assumed or Guaranteed by the Company or its Subsidiaries) which is subordinate to the Initial Series Bonds in right of payment or rights upon liquidation of the Company, whether pursuant to the terms of the instrument creating or evidencing such Indebtedness or otherwise. For the avoidance of doubt, no Indebtedness shall be deemed to be Subordinated Indebtedness solely by reason of the fact that such Indebtedness is unsecured or the Lien of such Indebtedness is junior to the Lien of the Indenture, and in no event shall any Indebtedness under the New Facility Agreements or any Permitted Refinancing Indebtedness or replacements thereof be deemed Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.03.     Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.06
“Beneficial Owners”	2.01
“Change of Control Offer”	3.03
“Change of Control Offer Notice”	3.03
“Change of Control Redemption”	3.02
“Change of Control Redemption Date”	3.02
“Change of Control Redemption Notice”	3.02
“Change of Control Redemption Price”	3.02
“Collateral Series Redemption Demand”	3.04
“Commencement Date”	3.03
“Excess Proceeds”	4.11
“Net Proceeds”	4.11
“Participant”	2.01
“Payment Default”	5.01
“Purchase Date”	3.03
“Purchase Price”	3.03
“Reduced Rate Bonds”	2.03
“Retained Bonds Redemption”	3.05
“Retained Bonds Redemption Date”	3.05
“Retained Bonds Redemption Notice”	3.05
“Restricted Payments”	4.01
“Securities Depository”	2.01
“Series E Optional Redemption”	3.01
“Series E Optional Redemption Date”	3.01
“Series E Optional Redemption Notice”	3.01
“Series E Optional Redemption Price”	3.01
“Tender Period”	3.03

ARTICLE 2
 THE INITIAL SERIES BONDS

SECTION 2.01     Terms of Investor Series Bonds.

(a)          There are hereby created and established five new series of Bonds to be issued and secured by the Lien of the Indenture, having the respective series designations, maturity dates and maximum aggregate principal amounts (subject to Section 2.09 of the Indenture) as follows:
		Maximum
Series Designation	Maturity Date	Principal Amount

7.25% Series A First Mortgage Bonds due 1999	February 1, 1999	$125,000,000
7.75% Series B First Mortgage Bonds due 2001	May 1, 2001	$150,000,000
8.25% Series C First Mortgage Bonds due 2003	February 1, 2003	$150,000,000
8.90% Series D First Mortgage Bonds due 2006	February 1, 2006	$236,000,000
9.40% Series E First Mortgage Bonds due 2011	May 1, 2011	$285,900,000

(b)          The Investor Series Bonds shall have the following terms:

(1)      The Investor Series Bonds shall bear interest at the rate per annum set forth in their respective titles, from the date of their initial issuance. The interest payment dates for the Series A Bonds, Series C Bonds and Series D Bonds shall be February 1 and August 1 in each year, commencing August 1,1996. The interest payment dates for the Series B Bonds and Series E Bonds shall be May 1 and November 1 in each year, commencing May 1, 1996. The regular record dates for the interest payable on any interest payment date for the Series A Bonds, Series C Bonds and Series D Bonds shall be the January 15 and July 15 next preceding such February 1 or August 1, as the case may be. The regular record dates for the interest payable on any interest payment date for the Series B Bonds and Series E Bonds shall be the April 15 and October 15 next preceding such May 1 or November 1, as the case may be.

(2)      The Investor Series Bonds are subject to redemption and repurchase by the Company in accordance with the terms of Article 3 hereof.

(3)      The Investor Series Bonds are entitled to the protections of the covenants contained in Article 4 hereof and are subject to the provisions pertaining to Events of Default contained in Article 5 hereof.

(4)      The Investor Series Bonds shall be issuable in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Investor Series Bonds shall be numbered RA-1 consecutively upwards, with the second capital letter of such number corresponding to the applicable series of Bonds.

(5)      The Investor Series Bonds shall be dated as described in Section 2.03 of the Indenture, except that the Investor Series Bonds first issued shall be dated as of the date of their initial issuance.

(6)      Payment of Principal of and interest on the Investor Series Bonds will be made in lawful money of the United States of America as at the time of payment is legal tender for the payment of private and public debts. Payment of Principal of the Investor Series Bonds will be made upon surrender thereof at the office or agency of the Company maintained for that purpose in the City and State of New York, and Principal and interest may be paid by check mailed to the address of the Holder as such address shall appear in the records of the Registrar as of the applicable record date or upon written request made prior to the applicable record date by a Holder of Investor Series Bonds in an aggregate principal amount in excess of $5,000,000, payments in respect of such Bonds shall be made by wire transfer; provided, further, that in the case of redemption or repurchase the Company may designate such other offices or agencies at which Investor Series Bonds subject to such redemption or repurchase may be surrendered for payment.

(c)          The Investor Series Bonds shall be substantially in the forms of Exhibit A through Exhibit E, inclusive, which exhibits shall be a part of this Supplemental Indenture.

(d)          The Trustee and the Company may from time to time enter into, and discontinue, an agreement with a clearing agency (the “Securities Depository”) registered under Section 17A of the Securities Exchange Act of 1934, as amended, which is the registered owner of all of the Bonds of an Investor Series, to establish procedures with respect to the Bonds of such Investor Series not inconsistent with the provisions of the Indenture; provided, however, that any such agreement may provide:

(i)          that such Securities Depository is not required to present a Bond of such Investor Series to the Trustee in order to receive a partial payment of principal;

(ii)         that a legend referring to such agreement shall appear on each Bond of such Investor Series so long as the Bonds of such Investor Series are subject to such agreement; and

(iii)        that provisions for notice to such Securities Depository which are different from notice provisions in the Indenture, may be set forth therein.

Neither the Company nor the Trustee will have any responsibility or obligation to any Securities Depository, to any direct or indirect participant (a “Participant”) in the book entry system of any Securities Depository, or to the purchasers (the “Beneficial Owners”) of an interest in the Bonds of such Investor Series from a Participant with respect to (A) the accuracy of any records maintained by the Securities Depository or by any Participant; (B) the payment by the Securities Depository or by any Participant of any amount due to any Beneficial Owner in respect of the principal amount or redemption price of, or interest on, any Bonds of such Investor Series; (C) the delivery of any notice by the Securities Depository or any Participant; (D) the selection of the Beneficial Owners to receive payment in the event of any partial redemption of the Bonds of such Investor Series; or (E) any other action taken by the Securities Depository or any Participant.

SECTION 2.02  Terms of the Collateral Series Bonds.

(a)            There are hereby created and established three new series of Bonds to be issued and secured by the Lien of the Indenture, having the respective series designations and maximum aggregate principal amounts (subject to Section 2.09 of the Indenture) as follows:

Series Designation	Maximum Principal Amount

Collateral Series F First Mortgage Bonds	$163,841,823
Collateral Series G First Mortgage Bonds	$34,134,780
Collateral Series H First Mortgage Bonds	$100,000,000

(i)           The Series F Bonds are issued to provide for payment by the Company of the principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts due under the Maricopa Reimbursement Agreement. For purposes of the Series F Bonds, (i) interest shall include, without limitation, interest payable under Section 2.02(c) of the Maricopa Reimbursement Agreement and Article II generally thereof and (ii) commissions and fees shall include, without limitation, the letter of credit commission payable under Section 2.04 of the Maricopa Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the Maricopa Reimbursement Agreement. The Series F Bonds will be issued to and registered in the name of each Maricopa LC Creditor and will not be transferable except to a successor to such Maricopa LC Creditor (or to the Maricopa LC Agent) under the Maricopa Reimbursement Agreement. The Series F Bonds shall be limited to an aggregate principal amount of $163,841,823, but the aggregate principal amount thereof outstanding at any time shall not exceed (if less) such lesser amount as is equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances (as such terms are defined in the Maricopa Reimbursement Agreement) then outstanding under the Maricopa Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding. The principal amount of the Series F Bonds shall be payable in such amount and on such date or dates set forth in the Maricopa Reimbursement Agreement for the payment of principal or the reimbursement of drawings under the Letters of Credit, but not later than the Stated Termination Date (as defined in the Maricopa Reimbursement Agreement) for the last Letter of Credit outstanding under the Reimbursement Agreement or February 12, 2001, whichever shall occur first. Interest will accrue and be payable on the Series F Bonds at the rates per annum, in the amounts, and on each date set forth in the Maricopa Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts due thereunder. Any payment made in respect of the Company’s obligations to pay principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts under the Maricopa Reimbursement Agreement shall be deemed a payment in respect of the Series F Bonds, but such payment shall not reduce the principal amount of the Series F Bonds unless the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances then outstanding under the Maricopa Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding is reduced concurrently with such payment; provided, however, if after a drawing under a Letter of Credit issued under the Maricopa Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such drawing prior to the Maricopa LC Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of the Series F Bonds.

(ii)          The Series G Bonds are issued to provide for payment by the Company of the principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts due under the Farmington Reimbursement Agreement. For purposes of the Series G Bonds, (i) interest shall include, without limitation, interest payable under Section 2.02(c) of the Farmington Reimbursement Agreement and Article II generally thereof and (ii) commissions and fees shall include, without limitation, the letter of credit commission payable under Section 2.04 of the Farmington Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the Farmington Reimbursement Agreement. The Series G Bonds will be issued to and registered in the name of the Farmington LC Agent and will be not be transferable except to a successor to the Farmington LC Agent under the Farmington Reimbursement Agreement. The Series G Bonds shall be limited to an aggregate principal amount of $34,134,780, but the aggregate principal amount thereof outstanding at any time shall not exceed (if less) such lesser amount as is equal to the sum of (a) the aggregate Available Amount of the Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances (as such terms are defined in the Farmington Reimbursement Agreement) then outstanding under the Farmington Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under the Letter of Credit which are then outstanding. The principal amount of the Series G Bonds shall be payable in such amount and on such date or dates set forth in the Farmington Reimbursement Agreement for the payment of principal or the reimbursement of drawings under the Letter of Credit, but not later than the Stated Termination Date (as defined in the Farmington Reimbursement Agreement) or August 31, 2001, whichever shall occur first. Interest will accrue and be payable on the Series G Bonds at the rates per annum and on each date set forth in the Farmington Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts due thereunder. Any payment made in respect of the Company’s obligations to pay principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts under the Farmington Reimbursement Agreement shall be deemed a payment in respect of the Series G Bonds, but such payment shall not reduce the principal amount of the Series G Bonds unless the sum of (a) the aggregate Available Amount of the Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances then outstanding under the Farmington Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letter of Credit which are then outstanding is reduced concurrently with such payment; provided, however, if after a drawing under the Letter of Credit issued under the Farmington Reimbursement Agreement the Letter of Credit shall have been reinstated in respect of such drawing prior to the Farmington LC Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of the Series G Bonds.

(iii)         The Series H Bonds are issued to provide for payment by the Company of the principal, interest, fees and other amounts due under the New Credit Agreement (including, without limitation, principal, reimbursement obligations, interest, fees, expenses and other amounts thereunder as to which a nuclear fuel financing vehicle is the primary obligor and the Company is the guarantor). The Series H Bonds will be registered in the name of the New Credit Agent and will not be transferable except to a successor to the New Credit Agent under the New Credit Agreement. The Series H Bonds shall be limited to an aggregate principal amount of $100,000,000, but the aggregate principal amount thereof outstanding at any one time shall not exceed such lesser amount as is equal to the Total Commitment as defined in the New Credit Agreement or, if such Total Commitment shall have terminated, the aggregate outstanding principal amount of the Loans and L/C Disbursements, as defined in the New Credit Agreement. The principal of the Series H Bonds shall be payable in whole or in installments on such date or dates as the Company has any obligation to make any payment under the New Credit Agreement, but not later than the Maturity Date (as defined in the New Credit Agreement) or February 12, 2002, whichever shall occur first. The Series H Bonds will bear interest at a rate per annum on each date as interest or fees are payable from time to time pursuant to the New Credit Agreement as shall cause the amount of interest payable on such date on the Series H Bonds to equal the amount of interest, fees, charges and expenses payable on such date under the New Credit Agreement. The amount of interest and fees and the types of charges and expenses payable from time to time under the New Credit Agreement, the basis on which such interest, fees, charges and expenses are computed and the dates on which they are payable are set forth in the New Credit Agreement. Any payment made in respect to the Company’s obligations under the New Credit Agreement shall be deemed a payment in respect of the Series H Bonds, but such payment shall not reduce the principal amount of the Series H Bonds unless, and then only to the extent, the aggregate amount of the Total Commitment (as such term is defined in the New Credit Agreement) is irrevocably reduced concurrently with such payment.

(b)           The Trustee may conclusively presume that the Company’s obligations to make payments of principal, interest, fees and other amounts under the respective New Facility Agreements have been satisfied and discharged, unless and until the Trustee shall have received a Collateral Series Redemption Demand. The Company shall provide the Trustee with complete copies of each New Facility Agreement promptly upon the Initial Issuance Date and shall provide the Trustee with all copies of any amendment, modification or extension to any such New Facility Agreement promptly upon execution thereof. The Trustee shall be fully protected in relying on such Collateral Series Redemption Demand from the Holder of a Collateral Series Bond (or, in the case of the Series F Bonds, the Maricopa LC Agent) or the absence of such Collateral Series Redemption Demand and shall have no duty to inquire into the rights, obligations or performance of any party to a New Facility Agreement; provided, however, that no failure or delay on the part of the New Credit Agent to make a Collateral Series Redemption Demand shall operate as a waiver of, or shall otherwise adversely affect, its right to do so. In the event that all of the Company’s obligations under a New Facility Agreement have been paid in full and discharged, the Collateral Series Bonds issued to secure such New Facility Agreement shall be deemed paid in full and the New Facility Agent (or, in the case of the Series F Bonds, the Maricopa LC Creditors) holding such Collateral Series Bonds shall surrender such Bonds to the Trustee for cancellation.

(c)           Each of the Collateral Series Bonds are entitled to the protections of the covenants contained in Article 4 hereof and are subject to the provisions pertaining to Events of Default contained in Article 5 hereof. The Collateral Series Bonds shall be issuable in fully registered form, without coupons. The Collateral Series Bonds shall be numbered RF-1 consecutively upwards, with the second capital letter of such number corresponding to the applicable series of Collateral Series Bonds. The Collateral Series Bonds shall be dated as described in Section 2.03 of the Indenture, except that the Collateral Series Bonds first issued shall be dated as of their date of initial issuance.

(d)           The Collateral Series Bonds shall be substantially in the forms of Exhibit F through Exhibit H, inclusive, which exhibits shall be a part of this Supplemental Indenture. Additional terms are contained in each of the Collateral Series Bonds, which terms are incorporated by reference herein.

SECTION 2.03  Issuance of Reduced Rate Bonds.

The Company may, in lieu of issuing the full aggregate principal amount of Investor Series Bonds identified in Section 2.01 of this Supplemental Indenture, issue a portion of the aggregate principal amount of such Bonds as provided in Section 2.01 and issue all or a portion of the remaining aggregate principal amount of additional Bonds in one or more series pursuant to a Company Order (the “Reduced Rate Bonds”). The Company Order shall set forth the series designations, maturity dates, rates of interest and aggregate principal amounts of the Reduced Rate Bonds and such other applicable terms which shall be consistent with Section 2.01(b), and upon delivery of such Company Order to the Trustee the Reduced Rate Bonds shall be created and established pursuant to this Supplemental Indenture. Upon their issuance, the Reduced Rate Bonds shall be deemed Investor Series Bonds fully entitled to the benefits, and subject to the provisions, of the Indenture and this Supplemental Indenture as if such Bonds were created and established pursuant to Section 2.01. The issuance of Reduced Rate Bonds shall be in accordance with Section 2.2(D) of the Plan.

SECTION 2.04  Payment of Interest.

So long as there is no existing Default in the payment of interest on the Initial Series Bonds, the Person in whose name any Initial Series Bond is registered at the close of business on any record date with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date, notwithstanding any transfer or exchange of such Initial Series Bond subsequent to the record date and on or prior to such interest payment date, except as and to the extent the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the Person in whose name such Initial Series Bond is registered on the record date for the payment of such defaulted interest.

SECTION 2.05  Registrar and Paying Agent; Transfer and Exchange of Bonds.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices to or upon the Company in respect of the Indenture, this Supplemental Indenture and the Initial Series Bonds.

Subject to the limitations on transfer of Collateral Series Bonds contained in Section 2.02 of this Supplemental Indenture, Initial Series Bonds shall be transferrable and exchangeable at the option of the Holders thereof and upon surrender thereof at the office or agency of the Company in the City and State of New York (initially State Street Bank and Trust Company, N.A.) or at the principal corporate trust office of the Trustee, for registered Initial Series Bonds of the same series without coupons of the same aggregate principal amount but of different authorized denomination or denominations, and such exchanges and any transfer of Initial Series Bonds will be made without service charge (except for any applicable taxes or fees required by law).

SECTION 2.06  CUSIP Numbers.

The Company in issuing Investor Series Bonds may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption of Investor Series Bonds as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such CUSIP numbers either as printed on the Investor Series Bonds or as contained in any notice of a redemption and that reliance may be only on the other identification numbers printed on the Investor Series Bonds, and any such redemption shall not be affected by any defect in or omission of such numbers.

SECTION 2.07  Definitive Bonds.

Definitive Initial Series Bonds may be in the form of fully engraved Bonds or Bonds typed, printed or lithographed with or without steel engraved borders. Until Initial Series Bonds in definitive form are ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, Initial Series Bonds in temporary form as provided in Section 2.08 of the Indenture.

SECTION 2.08  Execution. Authentication and Delivery.

Initial Series Bonds shall be executed, authenticated and delivered pursuant to Article 3 of the Indenture.

ARTICLE 3
 REDEMPTIONS AND REPURCHASES

SECTION 3.01    Series E Optional Redemption.

(a)          Except as provided in Section 3.02 of this Supplemental Indenture, Series A Bonds, Series B Bonds, Series C Bonds and Series D Bonds may not be redeemed at the option of the Company at any time prior to maturity. The Series F Bonds, Series G Bonds and Series H Bonds may not be redeemed at the option of the Company at any time prior to maturity.

(b)          On or after February 1, 2006, the Company shall have the right to redeem, in whole or in part, the Series E Bonds upon the terms and subject to the conditions set forth in this Section 3.01 (a “Series E Optional Redemption”). Series E Bonds subject to a Series E Optional Redemption shall be redeemed in cash at the following prices, expressed in percentages of principal amount (the “Series E Optional Redemption Price”), plus accrued and unpaid interest thereon through the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

Year	Percentage

2006	104.700%
2007	102.350%
2008 and thereafter	100.000%

If the Company elects to redeem any or all of the Series E Bonds pursuant to a Series E Optional Redemption it shall notify the Trustee in writing of the redemption date (the “Series E Optional Redemption Date”), and the principal amount of the Series E Bonds to be redeemed. The Company shall give such notice at least 60 days prior tothe Series E Optional Redemption Date.

(c)          With respect to any Series E Optional Redemption, the Trustee shall select the Series E Bonds to be so redeemed pro rata (or as nearly prorata as practicable in the sole discretion of the Trustee) among all of the Holders of Series E Bonds based upon the aggregate principal amount of the Series E Bonds then Outstanding; provided, however, that in the event the redemption would result In the reduction of the principal amount of a Holder’s Series E Bond to less than $1,000, then the entire principal amount of such Holder’s Series E Bond shall be redeemed. If additional funds are required in order to redeem any fractional interests of a Series E Bond resulting from any Series E Optional Redemption, then the Trustee shall promptly notify the Company of the additional amount required, and the Company shall deposit such amount with theTrusteeprior to the Series E Optional Redemption Date. Provisions of this Supplemental Indenture that apply to Series E Bonds called for redemption also apply to portions of the principal amount of such Series E Bonds called for redemption. The Trustee shall notify the Company promptly of the Series E Bonds or portions of the principal amount of such Series E Bonds to be called for redemption.

(d)          At least 30 days but not more than 60 days prior to a Series E Optional Redemption Date, the Trustee shall send by first class mail a notice prepared by or on behalf of the Company (a “Series E Optional Redemption Notice”) to each Holder whose Series E Bonds are to be redeemed. The Series E Optional Redemption Notice shall be stated as such and shall identify the Series E Bonds or portions thereof to be redeemed. The Series E Optional Redemption Notice also shall state or contain:

(1)     reference to the paragraph number in the Series E Bonds pursuant to which the Series E Bonds are being redeemed in whole or in part;

(2)     the Series E Optional Redemption Date;

(3)     the Series E Optional Redemption Price, and that the Company will pay accrued and unpaid interest on the redeemed Series E Bonds or portions of the principal amount thereof through the Series E Optional Redemption Date;

(4)     if any Series E Bond is being redeemed in part, the portion of the principal amount of such Series E Bond to be redeemed and that, after the Series E Optional Redemption Date, upon surrender of such Series E Bond, a new Series E Bond or Bonds in principal amount equal to the unredeemed portion will be issued;

(5)     the name and address of the Paying Agent;

(6)     that such Series E Optional Redemption has been effected pro rata among all the Holders of the Series E Bonds called for redemption, except to the extent that the redemption results in the reduction of the principal amount of a Holder’s Series E Bond to less than $1,000 in which case the entire principal amount of such Holder’s Series E Bond will be redeemed;

(7)     that the Series E Bonds called for redemption must be surrendered to the Paying Agent to collect the Series E Optional Redemption Price; and

(8)     that interest on the Series E Bonds or portions of the principal amount thereof called for redemption ceases to accrue after the Series E Optional Redemption Date.

In the event money sufficient to pay the Series E Optional Redemption Price of and accrued and unpaid interest on all Series E Bonds to be redeemed to the Series E Optional Redemption Date has not been deposited pursuant to Section 3.01(e) at the time of mailing the Series E Optional Redemption Notice, the Series E Optional Redemption Notice may also state that the effectiveness thereof is conditioned upon the receipt by the Trustee or Paying Agent of such funds on or prior to the Series E Optional Redemption Date.

(e)          On or before 10:00 a.m. Eastern Time on the Series E Optional Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Series E Optional Redemption Price of and accrued and unpaid interest on all Series E Bonds to be redeemed on that date. The Trustee or the Paying Agent shall return to the Company any money not required for that purpose.

(f)          Once the Series E Optional Redemption Notice is mailed and funds are deposited by the Company pursuant to Section 3.01(e), Series E Bonds called for redemption become due and payable on the Series E Optional Redemption Date at the Series E Optional Redemption Price determined as set forth above.

(g)          Upon surrender of a Bond that is redeemed in part, the Company shall issue and deliver to the Trustee and the Trustee shall authenticate for the Holder at the expense of the Company a new Series E Bond equal in principal amount to the unredeemed portion of the Series E Bond surrendered.

SECTION 3.02    Optional Redemption Upon Change of Control.

(a)          On or prior to February 1, 1999 and no earlier than 30 days nor later than 60 days after the date upon which the Company mails or causes to mail a written notice to the Holders of the occurrence of a Change of Control (the “Change of Control Redemption Notice”), the Company shall have the right to redeem all or any part of one or more series of the Outstanding Investor Series Bonds (the “Change of Control Redemption”) at a redemption price in cash equal to 108% of the principal amount thereof (the “Change of Control Redemption Price”), plus accrued and unpaid interest through the date of redemption (the “Change of Control Redemption Date”). The Company shall mail or cause to be mailed the Change of Control Redemption Notice to each Holder within ten days of the occurrence of a Change of Control.

(b)          If the Company elects to redeem all or part of the Investor Series Bonds pursuant to a Change of Control Redemption it shall notify the Trustee in writing of the Change of Control Redemption Date, which notice to the Trustee shall be given at least 60 days before the Change of Control Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee).

(c)          The Trustee shall select the Bonds of each series to be redeemed prorata (or as nearly pro rata as practicable in the sole discretion of the Trustee) among all of the Holders of Bonds of such series to be redeemed based upon the aggregate principal amount of the Bonds of such series then Outstanding; provided, however, that in the event the redemption would result in the reduction of the principal amount of a Holder’s Bond to less than $1,000, then the entire principal amount of such Holder’s Bond shall be redeemed. If additional funds are required in order to redeem any fractional interests of a Bond resulting from any Change of Control Redemption, then the Trustee shall promptly notify the Company of the additional amount required, and the Company shall deposit such amount with the Trustee prior to the applicable Change of Control Redemption Date. Provisions of this Supplemental Indenture that apply to Bonds called for redemption also apply to portions of the principal amount of such Bonds called for redemption. The Trustee shall notify the Company promptly of the Bonds or portions of the principal amount of such Bonds to be called for redemption.

(d)          The Change of Control Redemption Notice shall be prepared by or on behalf of the Company and shall be stated as such, and shall state that a Change of Control has occurred and identify the Bonds to be redeemed. The Change of Control Redemption Notice also shall state or contain:
(1)     reference to the paragraph number in the Bonds pursuant to which the Bonds are being redeemed in whole or in part;

(2)     the Change of Control Redemption Date;

(3)     the Change of Control Redemption Price, and that the Company will pay accrued and unpaid interest on the redeemed Bonds through the Change of Control Redemption Date;

(4)     if any Bond is being redeemed in part, the portion of the principal amount of such Bond to be redeemed and that, after the Change of Control Redemption Date, upon surrender of such Bond, a new Bond or Bonds of the same series and in principal amount equal to the unredeemed portion will be issued;

(5)     the name and address of the Paying Agent;

(6)     unless all the Investor Series Bonds are to be redeemed that the Change of Control Redemption has been effected pro rata among all the Holders of the Bonds of each series called for redemption, except to the extent that the redemption results in the reduction of the principal amount of a Holder’s Bond to less than $1,000 in which case the entire principal amount of such Holder’s Bond will be redeemed;

(7)     that Bonds called for redemption must be surrendered to the Paying Agent to collect the Change of Control Redemption Price; and

(8)     that interest on Bonds called for redemption ceases to accrue after the Change of Control Redemption Date.

(e)          On or before 10:00 a.m. Eastern Time on the Change of Control Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Change of Control Redemption Price of and accrued and unpaid interest on all Outstanding Bonds to be redeemed on that date. The Trustee or the Paying Agent shall return to the Company any money not required for that purpose.

(f)          Once the Change of Control Redemption Notice is mailed, Bonds called for redemption become due and payable on the Change of Control Redemption Date at the Change of Control Redemption Price.

(g)          Notwithstanding the foregoing, in redeeming the Investor Series Bonds pursuant to this Section 3.02, the Company will comply with the requirements of Rule 14e-l under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any redemption of the Bonds as a result of a Change of Control.

SECTION 3.03    Mandatory Repurchase Offer Upon Change of Control.

(a)          Upon a Change of Control, each Holder of Investor Series Bonds shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Investor Series Bonds not otherwise subject to a Change of Control Redemption or a Series E Optional Redemption pursuant to an offer by the Company (the “Change of Control Offer”) at an offer price in cash of 101% of the principal amount thereof (the “Purchase Price”), plus accrued and unpaid interest through the Purchase Date. The Company shall mail or cause to mail notice (the “Change of Control Offer Notice”) of the Change of Control Offer to each Holder of Investor Series Bonds (except to the extent that such Bonds have been selected for redemption) within ten days following any Change of Control. Each Holder of Investor Series Bonds (not otherwise subject to a redemption) shall have the right to require the Company to repurchase all, or any portion, of such Investor Series Bonds, as such Holder may determine.

(b)          The Change of Control Offer shall remain open for a period of not less than 30 days or more than 60 days (as such period shall be specified in the Change of Control Offer Notice) following the date the Change of Control Offer Notice is to be mailed to Holders as provided in Section 3.03(d) (the “Commencement Date”) and no longer, except to the extent that a longer period is required by applicable law or regulation (such period, as it may be extended by law or regulation, the “Tender Period”). No later than five Business Days after the termination of the Tender Period (the “Purchase Date”), the Company shall purchase at the Purchase Price, plus accrued and unpaid interest in cash through the Purchase Date, the Investor Series Bonds tendered in response to the Change of Control Offer, provided all of the Company’s obligations under this Section 3.03 have been satisfied.

(c)          The Company shall provide the Trustee with notice of the Change of Control Offer at least ten days before the Commencement Date (unless such shorter period shall be satisfactory to the Trustee). Such notice shall set forth the Tender Period to be in effect upon the Commencement Date and the other pertinent terms of the Change of Control Offer to be set forth in the Change of Control Offer Notice.

(d)          The Change of Control Offer Notice shall be stated as such and shall identify each series of the Investor Series Bonds. The Change of Control Offer Notice shall govern the terms of the Change of Control Offer and shall state or contain:

(1)          reference to the paragraph number in the Bonds pursuant to which the Change of Control Offer is being made;

(2)          that a Change of Control has occurred, and the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

(3)          the identification of all Bonds, if any, concurrently selected for a series E Optional Redemption under Section 3.01 and/or a Change of Control Redemption under Section 3.02 (and the principal amount of such Bonds selected for such redemption, if less than the full amount thereof);

(4)          that such Holder has the right to require the Company to repurchase such Holder’s Investor Series Bonds (not otherwise selected for redemption) at the Purchase Price in cash on the Purchase Date, and the duration of the Tender Period;

(5)          that the Change of Control Offer is for all of the Outstanding investor Series Bonds (not otherwise selected for redemption), the Purchase Price, the expected Purchase Date, and that the Company will pay accrued and unpaid interest on the Bonds to be purchased (or portions thereof) through the Purchase Date;

(6)          that Investor Series Bonds (not otherwise selected for redemption) not purchased pursuant to the Change of Control Offer will continue to accrue interest,

(7)          that Investor Series Bonds purchased pursuant to the Change of Control Offer shall cease to accrue interest after the Purchase Date;

(8)          that Holders electing to have an Investor Series Bond (not otherwise selected for redemption) purchased pursuant to the Change of Control Offer will be required to surrender, not later than the last day of the Tender Period, the Investor Series Bond, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Bond completed, to the Company, a depository, if appointed by the Company, or a Paying Agent at the address specified in such notice;

(9)          that Holders will be entitled to withdraw their election and surrender Investor Series Bonds if the Company, depository or Paying Agent, as the case may be, receives, prior to the expiration of the Tender Period, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the surrendered Investor Series Bonds and a statement that such Holder is withdrawing his election to have such Investor Series Bonds purchased;

(10)       that Holders who elect to have their Investor Series Bonds purchased only in part (and whose unpurchased Bonds were not otherwise selected for redemption) will be issued new Investor Series Bonds equal in principal amount to the unpurchased portion of the Investor Series Bonds surrendered; and

(11)        all instructions and materials necessary to enable such Holders to surrender Investor Series Bonds pursuant to the Change of Control Offer.

(e)           On or before a Purchase Date, the Company shall, to the extent lawful, (i) accept for payment all of the Investor Series Bonds or portions thereof surrendered in response to the Change of Control Offer at the office designated therein (and not otherwise selected for redemption); (ii) if the Company appoints a depository or Paying Agent, deposit with Such depository or Paying Agent money sufficient to pay the Purchase Price of all Investor Series Bonds or portions thereof so surrendered, plus accrued and unpaid interest thereon; (iii) deliver or cause the depository or Paying Agent to deliver to the Trustee Investor Series Bonds so surrendered; and (iv) deliver to the Trustee an Officers’ Certificate setting forth such Investor Series Bonds or portions of the principal amount thereof surrendered for payment by the Company in accordance with the terms of this Section 3.03. The depository, the Paying Agent or the Company, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each Bondholder which surrenders Investor Series Bonds in response to the Change of Control Offer, an amount equal to the Purchase Price of and accrued and unpaid interest through the Purchase Date, in cash, on the Investor Series Bonds surrendered by such Holder for purchase (and not otherwise selected for redemption), and the Company shall issue and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Investor Series Bond equal in principal amount to any unpurchased portion of the principal amount of the Investor Series Bond surrendered. The Company will publicly announce in an Authorized Newspaper in the City of El Paso, State of Texas, the Borough of Manhattan, City and State of New York and in each city in which the Principal of any of the Bonds shall be payable (if other than the City of El Paso, State of Texas or the Borough of Manhattan, City and State of New York), the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

(f)          Notwithstanding the foregoing, in the event the maturity of all Outstanding Investor Series Bonds is accelerated or an Event of Default under the Indenture shall occur after the Commencement Date, Holders who have properly surrendered their Investor Series Bonds for purchase, but have not been irrevocably paid the Purchase Price in cash as of the date of such acceleration or Event of Default, shall from and after such date be entitled to be paid the entire Principal of and interest on such Outstanding Investor Series Bonds (i.e., inclusive of the Purchase Price but less the aggregate amount of all payments of the Purchase Price which shall have been paid to such Holders and not revoked) as though such Outstanding Investor Series Bonds had never been surrendered for purchase.

(g)         Each Holder of Outstanding Investor Series Bonds properly surrendered for purchase who has not received payment of the Purchase Price for such Investor Series Bonds on or promptly after the Purchase Date, will be entitled to receive (as part of any subsequent payment of the Purchase Price prior to the earlier of (i) the date such Holder’s election to require the Company to purchase such Investor Series Bonds is withdrawn; or (ii) the date of the maturity of all Outstanding Investor Series Bonds is accelerated or an Event of Default under the Indenture shall occur) interest on the entire principal amount of such outstanding Investor Series Bonds at the rate provided in such Outstanding Investor Series Bonds through the date the Purchase Price is paid, to the extent not theretofore paid on such Outstanding Investor Series Bonds in accordance with their terms.

(h)         Notwithstanding the foregoing, in purchasing the Investor Series Bonds pursuant to this Section 3.03, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any repurchase of the Bonds as a result of a Change of Control.

SECTION 3.04   Mandatory Redemption of Collateral Series Bonds.

Upon receipt by the Trustee of a written demand for redemption from a Holder of Collateral Series Bonds (a “Collateral Series Redemption Demand”), such Collateral Series Bonds shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon through the redemption date, in cash. Such Collateral Series Bonds shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to all outstanding principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts then due and owing under the New Facility Agreement applicable to such Collateral Series Bonds, The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of such New Facility Agreement, (ii) that payment of the principal amount outstanding under such New Facility Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that such Holder of Collateral Series Bonds has demanded payment thereof from the Company. The portion of the Collateral Series Bonds subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of such Collateral Series Redemption Demand. Any payment made to the Holder of Collateral Series Bonds pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the New Facility Agreement applicable to the redeemed Collateral Series Bonds. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Holder of Collateral Series Bonds previously making such Collateral Series Redemption Demand (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

Notwithstanding the foregoing, in the case of the Series F Bonds, each of the Maricopa LC Creditors acknowledges that pursuant to the terms and conditions of the Maricopa Reimbursement Agreement, each of the Maricopa LC Creditors has authorized the Maricopa LC Agent to provide any Collateral Series Redemption Demand (or notice of waiver or withdrawal) on its behalf, and the Company and the Trustee may conclusively rely on any such demand (or notice) given by the Maricopa LC Agent in lieu of any such demand made by such Maricopa LC Creditor.

SECTION 3.05   Mandatory Redemption of Retained Bonds and Repurchase of Investor series Bonds Upon Certain Financings.

(a)         In the event the Company shall issue any Indebtedness under a nuclear fuel financing facility pursuant to clause (iii) of the second paragraph of Section 4.02 of this Supplemental Indenture, an amount equal to the amount of such nuclear fuel financing facility (after deduction for any transactional costs) shall be applied first pursuant to the Plan or to redeem any Retained Bonds pursuant to the Plan at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption, and thereafter to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds (or, if such Indebtedness is incurred more than 60 days from the Initial Issuance Date, such amount shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds).

(b)         In the event the Company shall issue any Indebtedness to a bank or other commercial lender pursuant to clause (v) of the second paragraph of Section 4.02 of this Supplemental Indenture, any advances thereunder which shall result at any time in an amount Outstanding in excess of $50,000,000 thereunder (after deduction for any transaction costs) shall be applied first pursuant to the Plan or to redeem any Retained Bonds pursuant to the Plan at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption, and thereafter to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds (or, if such amount is incurred more than 60 days after the Initial Issuance Date, such amount shall be used within 45 days of receipt by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds )

(c)         In the event the Company shall issue any Indebtedness under an accounts receivable financing facility and/or contract payments financing facility pursuant to clause (iv) of the second paragraph of Section 4.02 of this Supplemental Indenture, the net proceeds (after deduction for any transactional costs) from such facility shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds.

(d)         With respect to any mandatory redemption of Retained Bonds pursuant to Sections 3 05(a) or 3.05(b) (a “Retained Bonds Redemption”), the Company shall select the Retained Bonds to be redeemed (which selection shall be made based on the requirements of Section 25 of the Plan) and shall, at least ten days prior to the date upon which the Retained Bonds Redemption Notice is required to be mailed, notify the Trustee in writing of the identification of the Retained Bonds to be redeemed, the principal amount thereof and the date of redemption of such Bonds (the “Retained Bonds Redemption Date”). In the event the redemption would result in the reduction of the principal amount of a Holder’s Retained Bond to less than $1,000, then the entire principal amount of such Holder’s Bond shall be redeemed. If additional funds are required in order to redeem any fractional interests of a Retained Bond resulting from any Retained Bonds Redemption, then the Company shall deposit such amount with the Trustee prior to the applicable Retained Bonds Redemption Date. Provisions of this Supplemental Indenture that apply to Retained Bonds called for redemption also apply to portions of the principal amount of such Retained Bonds called for redemption.

(e)         At least 20 days but not more than 45 days prior to a Retained Bonds Redemption Date, the Trustee shall send by first class mail a notice prepared by or on behalf of the Company (a “Retained Bonds Redemption Notice”) to each Holder whose Retained Bonds are to be redeemed. The Retained Bonds Redemption Notice shall be stated as such and shall identify the series and the Bonds or portions thereof to be redeemed. The Retained Bonds Redemption Notice also shall state or contain:

(1)          reference to the paragraph number in the Retained Bonds pursuant to which the Retained Bonds are being redeemed in whole or in part;

(2)          the Retained Bonds Redemption Date;

(3)          that the redemption price of such Retained Bond is 100% of the principal amount thereof and that the Company will pay accrued and unpaid interest on the redeemed Retained Bonds or portions of the principal amount thereof through the Retained Bonds Redemption Date;

(4)          if any Retained Bond is being redeemed in part, the portion of the principal amount of such Retained Bond to be redeemed and that, after the Retained Bonds Redemption Date, upon surrender of such Retained Bond, a Retained Bond or Bonds of the same series and in principal amount equal to the unredeemed portion will be issued;

(5)          the name and address of the Paying Agent;

(6)          that the Retained Bonds called for redemption must be surrendered to the Paying Agent to collect the redemption price therefor; and

(7)          that interest on the Retained Bonds or portions of the principal amount thereof called for redemption ceases to accrue after the Retained Bonds Redemption Date

(f)          On or before 10:00 a.m. Eastern Time on the Retained Bonds Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of on all Retained Bonds to be redeemed on that date.

(g)         Once the Retained Bonds Redemption Notice is mailed, Retained Bonds called for redemption become due and payable on the Retained Bonds Redemption Date at the redemption price set forth above.

(h)         Upon surrender of a Retained Bond that is redeemed in part, the Company shall issue and deliver to the Trustee and the Trustee shall authenticate for the Holder at the expense of the Company a new Bond of like series equal in principal amount to the unredeemed portion of the Retained Bond surrendered.

ARTICLE 4
 COVENANTS

For the benefit of the Initial Series Bonds, the Company agrees that it shall not fail to observe any of the following covenants:

SECTION 4.01 Restricted Payments.

The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to: (i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Subsidiaries’ Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable by a Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Subsidiaries or any direct or indirect parent of the Company (other than any Equity Interests owned by the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(B)          the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of Subordinated Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section 4.02 of this Supplemental Indenture, provided, however, that this clause (B) shall not apply to the payment of dividends in respect of Common Stock; and

(C)          such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Initial Issuance Date (excluding Restricted Payments permitted by clauses (i), (ii), (iv) and (vi) of the next succeeding paragraph), is less than the sum of (i) 50% of an amount equal to the Consolidated Net Income of the Company minus dividends (whether in cash or in kind) paid in respect of its Series A Preferred Stock for the period (taken as one accounting period) from the day after the Initial Issuance Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale since the Initial Issuance Date of Equity Interests (other than Disqualified Stock) of the Company or of debt securities of the Company that have been converted into such Equity Interests of the Company, plus(iii) $10,000,000;

provided, however, that the foregoing limitations contained in clause (C) of the first paragraph of this Section 4.01 shall not apply during any period commencing on the date of delivery to the Trustee of an Officers’ Certificate to the effect that the Investor Series Bonds of the series having the longest maturity then Outstanding have been rated investment Grade by a Rating Agency identified in such certificate and terminating on the date upon which such securities cease to be rated, or are downgraded or placed on a “watch list” for possible downgrading below, Investment Grade by every Rating Agency which provided the Investment Grade rating (or if a Rating Agency is then no longer able to provide rating information, by any other Rating Agency which similarly rated such series of Investor Series Bonds Investment Grade).

The foregoing provisions shall not prohibit: (i) the payment of dividends, whether paid in kind or in cash, in respect of the Series A Preferred Stock in accordance with the terms thereof; (ii) the purchase, redemption or other acquisition or retirement for value of the Series A Preferred Stock (provided, however, in the case of the foregoing clauses (i) and (ii), the Company shall not pay any cash dividends on (except cash paid solely in lieu of the Company’s issuance of any fractional shares of Series A Preferred Stock paid as in kind dividends on the Series A Preferred Stock) or purchase, redeem, acquire or retire any Series A Preferred Stock until the earlier to occur of (A) the date of delivery to the Trustee of an Officers’ Certificate to the effect that the Investor Series Bonds having the longest maturity then Outstanding have been rated Investment Grade by a Rating Agency identified in such certificate, and terminating on the date upon which such securities cease to be rated or are downgraded or placed on a “watch list” for possible downgrading below Investment Grade by every Rating Agency which provided the Investment Grade rating, and (B) May 1, 1999); (iii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C)(ii) of the first paragraph of this Section 4.01; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period, plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and (vi) the repurchase by the Company of the Series A Preferred Stock on or prior to February 1, 1999 in accordance with the terms thereof upon the occurrence of a Change of Control; provided, further, that in the case of each of clauses (i) through (vi) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be. Not later than the date of making any Restricted Payment, and so long as the limitations contained in clause (C) of the first paragraph of this Section 4.01 apply, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required in this Section 4.01 were computed, which calculations may be based upon the Company’s latest available financial statements.

SECTION 4.02 Incurrence of Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock; provided, however, that (a) the Company may incur Subordinated Indebtedness (including Acquired Debt) and issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, and (b) the Company may incur any Indebtedness (including Acquired Debt) other than Subordinated Indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The foregoing provisions shall not apply to: (i) Indebtedness represented by the Initial Series Bonds; (ii) Plan Indebtedness other than the Initial Series Bonds; (iii) Indebtedness arising under a nuclear fuel financing facility (including, without limitation, any Indebtedness represented by the nuclear fuel financing portion of the New Credit Agreement, if issued); provided, however, that an amount equal to the amount of such nuclear fuel financing facility (after deduction for any transaction costs) shall be applied first pursuant to the Plan or to redeem Retained Bonds pursuant to the Plan and thereafter to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds (or, if such Indebtedness is incurred more than 60 days from the Initial Issuance Date, such amount shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds); (iv) Indebtedness arising under an accounts receivable financing facility and/or contract payments financing facility; provided, however, that the net proceeds (after deduction for any transaction costs) from such facility shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds; (v) any Indebtedness (not otherwise arising under clauses (iii) and (iv) above) issued to a bank or other commercial lender (including, without limitation, Indebtedness represented by the working capital portion of the New Credit Agreement, if issued); provided, however, that any advances thereunder which shall result at any time in an amount outstanding in excess of $50,000,000 thereunder (after deduction for any transaction costs) shall be applied first pursuant to the Plan or to redeem Retained Bonds pursuant to the Plan and thereafter to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds (or, if such amount is incurred more than 60 days after the Initial Issuance Date, such amount shall be used within 45 days of receipt by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds); (vi) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, or extensions, refunding, renewals or replacements thereof, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; (vii) the incurrence by the Company or any of its Subsidiaries of (A) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness permitted under clause (ii) above, and (B) any Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund. Indebtedness permitted under clauses (iii), (iv) or (v) above so long as the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued interest and premiums, if any, thereon and the reasonable expenses incurred in connection therewith); (viii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between and among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (ix) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (x) Bonds issued from time to time to secure the obligations of the Company under (A) each New Facility Agreement, (B) the pollution control bonds for which the Maricopa Reimbursement Agreement and/or Farmington Reimbursement Agreement provides credit support, or (C) any financing entered into in connection with the extension, refinancing, renewal or reminding of all or part of the Indebtedness under such New Facility Agreement, the Indebtedness in respect of such pollution control bonds for which such New Facility Agreement provides credit support, or the Indebtedness under such extension, refinancing, renewal or refunding; provided, however, that each such Bond shall by its terms provide that it shall be deemed paid in full at such time as the Company’s obligations referenced in the above subclauses (A), (B) or (C) of this clause (x) which such Bond is intended to secure, as the case may be, are paid in full and discharged, and that any payment made in respect of such Bond shall be deemed a payment made in respect of such underlying obligation which such Bond is intended to secure; and (xi) Subordinated Indebtedness incurred after the third anniversary of the Initial Issuance Date for the purpose of financing the redemption or repurchase of any Series A Preferred Stock of the Company, provided that (A) the principal amount of such Subordinated Indebtedness does not exceed the aggregate redemption or repurchase price of such Series A Preferred Stock (plus accrued dividends thereon and reasonable expenses incurred in connection therewith), (B) the interest rate on such Subordinated Indebtedness shall not exceed the dividend or coupon rate payable in respect of such Series A Preferred Stock, and (C) the maturity date of such Subordinated Indebtedness shall be no sooner than the mandatory redemption date for the Series A Preferred Stock occurring in the year 2008.

SECTION 4.03 Limitation on Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Mortgaged Property now owned or hereafter acquired, other than the Lien of the Indenture and Permissible Encumbrances (provided, however, that, for purposes of this Section 4.03 only, Permissible Encumbrances of the type set forth in clause (a) of the definition of Permissible Encumbrances, other than the Lien of the Indenture, shall not be permitted hereunder).

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any assets other than the Mortgaged Property now owned or hereafter acquired by the Company or a Subsidiary of the Company, other than (i) Permissible Encumbrances (provided, however, that, for purposes of this Section 4.03 only, Permissible Encumbrances of the type set forth in clause (a) of the definition of Permissible Encumbrances, other than the Lien of the Indenture, shall not be permitted hereunder), (ii) Liens existing on the Initial Issuance Date, (iii) Liens on nuclear fuel, cores and materials, and interests in such nuclear fuel, cores and materials, pursuant to a nuclear fuel financing facility permitted under clause (iii) of the second paragraph of Section 4.02 of this Supplemental Indenture; (iv) Liens incurred in connection with an accounts receivable facility and/or contract payments facility permitted under clause (iv) of the second paragraph of Section 4.02 of this Supplemental Indenture; (v) Liens with respect to Indebtedness incurred by the Company or a Subsidiary of the Company in connection with the acquisition or lease by the Company or such Subsidiary after the Initial Issuance Date of furniture, fixtures, equipment and other assets not owned by the Company as of the Initial Issuance Date in connection with the ordinary course of business of the Company or such Subsidiary and otherwise permitted under Section 4.02 of this Supplemental Indenture; provided, however, that (a) such Indebtedness shall not be secured by any assets of the Company or any Subsidiary of the Company other than the asset with respect to which such Indebtedness is incurred; and (b) the Lien securing such Indebtedness shall be created within 90 days of the incurence of such Indebtedness; (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (vii) Liens on the assets of any Person existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (a) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or any of its Subsidiaries, and (b) do not extend to any other assets of the Company or any of its Subsidiaries; and (vi) Liens arising from any Permitted Refinancing Indebtedness with respect to the foregoing; provided, however, that the Lien shall be limited to all or part of the property or assets which secured the Indebtedness so refinanced.

SECTION 4.04 Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to: (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture and the Bonds, (ii) the New Facility Agreements, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, however, that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, or (vii) Permitted Refinancing Indebtedness, provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

SECTION 4.05 Merger, Consolidation or Sale of Assets.

In addition to the provisions of Section 12.01 of the Indenture, the Company shall not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Mortgaged Property in one or more related transactions, or assign any of its obligations under the Indenture, to another corporation, Person or entity, unless (i) immediately before and after such transaction no Default or Event of Default exists, and (ii) the Successor Entity (or the Company, in the case of a consolidation or merger in which the Company is the surviving entity) (a) has Consolidated Net Worth immediately after the transaction (but prior to any revaluation or recalculation of Consolidated Net Worth as of the date of the transaction relating to a carry-over basis (if any) of the assets acquired in the transaction (as determined in accordance with GAAP)) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and (b) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section 4.02 of this Supplemental Indenture.

SECTION 4.06 Transactions with Affiliates.

The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Company or such subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing with total assets in excess of $1,000,000,000; provided, however, that (x) any employment agreement entered into by the Company or any of its Subsidiaries, provided that the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such transaction has been approved by a majority of the disinterested members of the Board of Directors, (y) transactions between or among the Company and/or its Subsidiaries, and (z) transactions permitted under Section 4.01 of this Supplemental Indenture, in each case, shall not be deemed Affiliate Transactions.

SECTION 4.07 Insurance.

Until such time as the Initial Series Bonds shall have been paid in full, the Company shall, and shall cause its Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and co-insurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, general liability, special liability, property and casualty and nuclear insurance.

SECTION 4.08 Payments for Consents.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Bonds for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Bonds unless such consideration is offered to be paid or agreed to be paid to all Holders of the Bonds that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.09 Reports.

The Company shall file with the Trustee, within 15 days of filing them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless file with the Commission and the Trustee, on the date upon which it would have been required to file with the Commission, financial statements, including any notes thereto (and with respect to annual reports, an auditor’s report by a firm of established national reputation, upon which the Trustee may conclusively rely), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act; provided, however, that the Company shall not be required to register under the Exchange Act by virtue of this provision, if it were not otherwise required to do so.

If the Company is required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause any annual report furnished to its stockholders generally and any quarterly or other financial reports it furnishes to its stockholders generally to be filed with the Trustee and the Company shall cause such reports to be mailed to the Holders at their addresses appearing in the register of Bonds maintained by the Registrar. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause its financial statements referred to in the immediately preceding paragraph, including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be so mailed to the Holders within 120 days after the end of each of the Company’s fiscal years and within 60 days after the end of each of the first three fiscal quarters of each year.

So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered to the Trustee pursuant to this Section 4.09 shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation reasonably satisfactory to the Trustee) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company has violated any provisions of Sections 7.01(a) of the Indenture or Sections 4.01 through 4.06 of this Supplemental Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

SECTION 4.10 Restrictions on Release of Mortgaged Property.

The Company covenants and agrees that so long as any Initial Series Bonds are Outstanding, it shall not release or cause to release any Mortgaged Property on the basis of Section 9.04 of the Indenture. Section 9.04 of the Indenture is hereby deemed inoperative until such time as the Initial Series Bonds are no longer Outstanding at which time (and only at such time) the provisions of such section be reinstated with full force and effect.

SECTION 4.11 Application of Certain Proceeds of Sales or Condemnations.

The Company covenants and agrees that, in the event of the sale or condemnation of Bondable Property, it shall deposit the Net Proceeds thereof with the Trustee to the extent required by the Indenture. Within one year of the receipt by the Trustee of any Excess Proceeds, the Company will (i) reinvest, or enter into an agreement with respect to the reinvestment of, such Excess Proceeds in real or tangible personal property integral to the generation, transmission or distribution of electricity (which property shall automatically be deemed to constitute Bondable Property for purposes of the Indenture) or (ii) use such Excess Proceeds to repurchase Investor Series Bonds through open market purchases of such Investor Series Bonds. To the extent that, after application of such Excess Proceeds in accordance with clauses (i) and (ii) above, any Excess Proceeds remain in an amount less than $1,000 (or an amount necessary to purchase one Bond), such remaining Excess Proceeds shall remain on deposit with the Trustee.

Notwithstanding anything to the contrary contained in Articles 3 or 5 of the Indenture, the Company shall not use any Excess Proceeds as a basis upon which to issue additional Bonds under the Indenture, unless and until such Excess Proceeds are reinvested as contemplated by clause (i) of the preceding paragraph.

As used in this Section 4.11, “Excess Proceeds” shall mean an amount equal to (x) the aggregate Net Proceeds from all such sales or condemnations occurring within any twelve month period (which, within such twelve month period, have not been reinvested in real or tangible personal property integral to the generation, transmission or distribution of electricity (which property shall automatically be deemed to constitute Bondable Property)), the value of which sales or condemnations shall be determined as of the date of such sale or condemnation, minus (y) the amount, if any, required under Section 2(j) of the Rate Stipulation (as such term is defined in the Plan) to be paid or credited to ratepayers as a result of each such sale or condemnation, if and only if the Company is required to make such payment or credit to ratepayer over a period of twelve months or less, minus (z) $10,000,000. The amount of Excess Proceeds shall be determined as of the date of sale or condemnation and shall be deposited and applied as such amount is received by the Company or the Trustee (as the case may be). “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any sale or condemnation of Bondable Property (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale or condemnation), net of the direct costs relating to such sale or condemnation (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any expenses incurred in the relocation of assets (which relocation is required as a result of such sale or condemnation), taxes paid or payable which are attributable to such sale or condemnation (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any cash reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

ARTICLE 5
 EVENTS OF DEFAULT

SECTION 5.01 Events of Default.

(a)         So long as any Initial Series Bonds are Outstanding, in addition to the Events of Default specified in clauses (i) through (vi) of the Section 11.01(a) under the Indenture, each of the following is also an Event of Default:

(i)          failure by the Company to comply with the requirements of Sections 3 03, 3 04, 4.01, 4.02 or 4.05 of this Supplemental Indenture or Section 12.01 of the Indenture;

(ii)        a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of, interest on or other amounts owing in respect of such Indebtedness at maturity of such Indebtedness (a “Payment Default”) or (b) has resulted in the acceleration of such Indebtedness prior to its expressed maturity; and in each case the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(iii)       the failure by the Company or any of its Subsidiaries to pay one or more final judgments aggregating in excess of $10,000,000, not otherwise covered and payable by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(iv)        by decree of a court of competent jurisdiction any Subsidiary of the Company is adjudicated a bankrupt or insolvent, or an order is made by such court for the winding up or liquidation of the affairs of any Subsidiary of the Company or approving a petition seeking reorganization or arrangement of a Subsidiary of the Company under any Bankruptcy Law, or, by order of such court, a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law is appointed for a Subsidiary of the Company or for the property of such Subsidiary, and such decree or order shall continue in effect for a period of 60 days; or

(v)         a Subsidiary of the Company files a petition for voluntary bankruptcy, or consents to the filing of any order for relief against it in an involuntary case, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law of such Subsidiary, or files a petition or answer or consent seeking reorganization or arrangement under any Bankruptcy Law, or consents to the filing of any such petition, or files a petition to take advantage of any law for the relief of debtors.

(b)          So long as any Initial Series Bonds are Outstanding, Section 11.03(a) of the Indenture is hereby be replaced with the following:

“In case of the occurrence and during the continuance of any Event of Default with respect to any Bonds at the time Outstanding, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Bonds (or, in case the Event of Default affects the rights of the Holders of Bonds of one or more series which does not similarly affect the rights of Holders of other series of Bonds at the time Outstanding, then at least 25% in aggregate principal amount of the then Outstanding Bonds of any such affected series) may, by notice in writing delivered to the Company, declare the Principal of and all accrued interest on all the Bonds due and payable immediately, and upon any such declaration, the same shall be immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clauses (iv) or (v) of Section 11 01(a) of the Indenture or, with respect to any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, an Event of Default specified in clauses (iv) and (v) of Section 5.01(a) of the First Supplemental Indenture, dated as of February 1, 1996, between the Company and the Trustee, occurs, such an amount shall become immediately due and payable without any declaration or any other act on the part of the Trustee or any other Holder. The foregoing provisions, however, are subject to the condition that if at any time after the Principal of said Bonds shall have been so declared due and payable and before any sale of the Mortgaged Property shall have been made pursuant to the Indenture, all arrears of interest upon all of said Bonds, with interest upon overdue installments of interest at the same rates respectively as were borne by the respective Bonds on which installments of interest were overdue, shall either be paid by the Company or be collected out of the Mortgaged Property, and all other Events of Default shall have been remedied, then the Holders of at least 25% in aggregate principal amount of the Outstanding Bonds (unless such declaration has been made only with respect to the series of Bonds affected by such Event of Default, in which event at least 25% in aggregate principal amount of the Outstanding Bonds of such series), by written notice to the Company and to the Trustee, may rescind such declaration and its consequences; but no such rescission shall extend to or affect any subsequent Event of Default, or impair any right consequent thereon”

(c)          In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Investor Series Bonds pursuant to the optional redemption or change of control provisions of this Supplemental Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Investor Series Bonds. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Investor Series Bonds, then the premium payable for purposes of this paragraph for each of the years beginning on February 1 of the years set forth below shall be as set forth in the following table expressed as a percentage of the principal amount, plus accrued interest, if any, to the date of payment:

Year	Percentage

Series A

1996	107.250%
1997	104.833%
1998	102.417%

Series B

1996	107.750%
1997	106.200%
1998	104.650%
1999	103.100%
2000	101.550%

Series C

1996	108.250%
1997	107.071%
1998	105.893%
1999	104.714%
2000	103.536%
2001	102.357%
2002	101.179%

Series D

1996	108.900%
1997	108.010%
1998	107.120%
1999	106.230%
2000	105.340%
2001	104.450%
2002	103.560%
2003	102.670%
2004	101.780%
2005	100.890%

Series E

1996	109.400%
1997	108.930%
1998	108.460%
1999	107.990%
2000	107.520%
2001	107.050%
2002	106.580%
2003	106.110%
2004	105.640%
2005	105.170%

ARTICLE 6
THE TRUSTEE

SECTION 6.01    Trustee’s Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 7
MISCELLANEOUS

SECTION 7.01     Reference to Indenture.

Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Indenture, as it may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Indenture as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 7.02     Benefits of Indenture.

Nothing in this Supplemental Indenture is intended, or shall be construed, to give to any Person, other than the parties hereto and the Holders of Initial Series Bonds issued under and secured by the Indenture, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture, or under any covenant, condition or provision herein contained, all the covenants, conditions and provisions of this Supplemental Indenture being intended to be, and being, for the sole and exclusive benefit of the parties hereto and of the Holders of Initial Series Bonds issued and to be issued under the Indenture and this Supplemental Indenture.

SECTION 7.03     Governing Law.

In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture and each Bond shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

SECTION 7.04     Successors.

All covenants, stipulations and agreements of the Company in this Supplemental Indenture and the Initial Series Bonds shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 7.05    Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and STATE STREET BANK AND TRUST COMPANY has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

	By:	/s/ David H Wiggs, Jr
David H Wiggs, Jr
Chief Executive Officer
Attest.

/s/ Michael Blousf
Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

	By	/s/ Ruth A Smith
Ruth A Smith
Assistant Vice President
[Corporate Seal]

Attest:

/s/ [ILLEGIBLE]
Assistant Secretary

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

Before me, the undersigned authority, on this day personally appeared DAVID H. WIGGS, JR., the Chief Executive Officer of El Paso Electric Company, a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.

Given under my hand and seal of office this 6th day of February, 1996.

[SEAL]	/s/ Sandra Mullings
Notary Public - State of New York
My Commission Expires:

SANDRA G. MULLINGS
Notary Public, State of New York	/s/ Sandra Mullings
No. [ILLEGIBLE]	Printed Name of Notary Public
Qualified in Westchester County
Commission Expires 01/30/97

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) SS.
COUNTY OF NEW YORK	)

On the 6th day of February, 1996, before me personally came David H Wiggs, Jr , to me known, who, being by me duly sworn, did depose and say that he resides in El Paso, Texas, that he is the Chief Executive Officer of El Paso Electric Company a Texas corporation, the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the board of directors of said corporation

SANDRA G. MULLINGS
Notary Public, State of New York	/s/ Sandra Mullings
No. [ILLEGIBLE]	Notary Public
Qualified in Westchester County
Commission Expires 01/30/97

ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS	)
) SS.
COUNTY OF SUFFOLK	)

On the 5 day of February, 1996, before me personally came Ruth A. Smith, to me known, who, being by me duly sworn, did depose and say that she resides in Stougnton. Massachusetts; that she is an Assistant Vice President of State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that she signed her name thereto by like authority.

/s/ John Corrigan
Notary Public

JOHN CORRIGAN
Notary Public
Commission Expires July 26, 2002

Schedule 1
Existing Investments of the Company

1	Warrant, dated December 30, 1989, to purchase 99 shares of non-voting common stock of CAI Corporation for $500,000.

2	Note receivable from Wheeler Peak Capital Corporation for $125,000, balance due at October 31, 1991.

3	Contributions to and interests of the Company in decommissioning trusts relating to the Palo Verde Nuclear Generating Station (to the extent such contributions and interests constitute investments).

4	Other minor investments existing on the date of this Supplemental Indenture, which were obtained in the ordinary course of business and, in the aggregate, have a book value of less than $200,000.

EXHIBIT A

EL PASO ELECTRIC COMPANY

No. RA - ___________	$ ___________

CUSIP 283677 AQ 5

7.25% SERIES A FIRST MORTGAGE BONDS DUE 1999

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to _______________________ or registered assigns the principal sum of _______________________________Dollars on February 1, 1999.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

Reference is made to the further provisions of this Series A Bond set forth on the following seven pages hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Series A Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND TRUST COMPANY, as Trustee	By:
Vice President

Attest:
By:
Authorized Officer

Assistant Secretary
A-1

EL PASO ELECTRIC COMPANY

7.25% SERIES A FIRST MORTGAGE BONDS DUE 1999

1.          Interest. El Paso Electric Company, a Texas corporation (“Company”), promises to pay interest on the amount of this Series A Bond at the rate of 7.25% per annum. The Company will pay interest semi-annually on February 1 and August 1 of each year, commencing August 1, 1996. Interest on this Series A Bond will accrue from the most recent date to which interest has been paid on this Series A Bond or if no interest has been paid on this Series A Bond (or on any Series A Bond from which this bond was derived by transfer, exchange, replacement or otherwise), from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All terms not otherwise defined in this Series A Bond shall have the meanings ascribed to such terms in the Indenture (as defined below).

2.          Method of Payment. The Company will pay interest (except defaulted interest) on this Series A Bond to the Persons who are registered Holders of Series A Bonds at the close of business on the record date for the next interest payment date even though such Series A Bond is cancelled after the record date and on or before the payment date. With respect to any redemptions or repurchases pursuant to paragraphs 5, 6 or 7 hereof or the payment of this Series A Bond upon maturity, Holders must surrender Series A Bonds to a Paying Agent to collect payments of principal or premium, if applicable (principal and premium, if any, are collectively referred to as “Principal”). In the event all the Series A Bonds surrendered to the Paying Agent are not repaid in full, the Company shall issue and deliver to the Trustee and the Trustee shall promptly authenticate and mail and deliver to such Holder a new Series A Bond of like tenor equal in principal amount to any unpurchased or unredeemed portion of the Series A Bond so surrendered.

The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay Principal and interest by check payable in such money or by wire transfer and shall make such payments by wire transfer upon the written request of a Holder of Investor Series Bonds in an aggregate principal amount in excess of $5,000,000. The Company may mail an interest or Principal payment (including any redemption or repurchase payment) by check to a Holder's registered address.

3.          Paying Agent and Registrar. Initially, State Street Bank and Trust Company (the “Trustee'') will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
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4.          Indenture. This Series A Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee  (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is one of a series entitled “7.25% Series A First Mortgage Bonds due 1999”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of the Series A Bonds include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture. The Series A Bonds are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Series A Bonds are referred to the Indenture and the Act for a statement of such terms. The Indenture authorizes the issuance of up to $125,000,000 aggregate principal amount of Series A Bonds, although the amount of Bonds which may be issued from time to time under the Indenture is unlimited.

5.          Redemption Upon Change of Control. Each Holder upon accepting a Series A Bond agrees that the Company shall have the right, on or prior to February 1, 1999, to redeem all or part of the Series A Bonds at a price of 108% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the redemption date, in cash, upon the occurrence of a Change of Control. Notice of a redemption will be mailed within ten days of the occurrence of a Change of Control. The Company shall redeem all Series A Bonds selected for redemption by making payment of the redemption price therefor on or prior to the redemption date, which date shall occur not earlier than 30 days nor later than 60 days from the date the redemption notice is mailed.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or was named in the prospectus for this Series A Bond with his or her consent as a prospective member of such Board of Directors or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of Continuing Directors who were members of such Board at the time of such nomination or election.
A-3

6.          Repurchase Due to Change of Control. Except to the extent that the Company shall have exercised its right to redeem the Series A Bonds under Paragraph 6, within ten days following the occurrence of a Change of Control, the Company shall offer to purchase all of the Series A Bonds then Outstanding and not otherwise selected for redemption at a Purchase Price of 101% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the date of purchase, in cash. Such purchase offer shall remain open for a period of not less than 30 days or more than 60 days following the date of its commencement and no longer, except to the extent that a longer period is required by applicable law or regulation (the “Tender Period”). No later than five Business Days after the termination of the Tender Period, the Company shall purchase all of the Series A Bonds tendered in response to the purchase offer, at the purchase price plus accrued and unpaid interest through the purchase date. A Holder of Series A Bonds may tender or refrain from tendering all or any portion of his Series A Bonds at his discretion. Any portion of Series A Bonds tendered must be in integral multiples of $1,000.

7.          Redemptions and Repurchases Upon Certain Financings. Pursuant to the Indenture, in the event the Company incurs certain types of Indebtedness specified under the Indenture within 60 days after the date of initial issuance of the Series A Bonds, the Series A Bonds issued as Retained Bonds to certain creditors of the Company are subject to mandatory redemption at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption. Notice of such redemption will be mailed at least 20 days but not more than 45 days before the redemption date to each Holder of Series A Bonds to be redeemed at the registered address of such Holder. Series A Bonds in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. After the redemption date, interest ceases to accrue on the Series A Bonds or portions thereof called for redemption.

In addition to the foregoing, in the event the Company incurs certain types of Indebtedness specified under the Indenture, the Company will be required, as a condition to the incurrence of such Indebtedness, to repurchase Bonds (which at the Company's option may include Series A Bonds) through open market purchases in the amounts and at the times set forth more fully in the Indenture.

8.          Denominations, Transfer, Exchange. The Series A Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Series A Bonds may be registered and Series A Bonds may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any applicable taxes and fees required by law. The Registrar need not exchange or register the transfer of any Series A Bond or portion of a Series A Bond selected for redemption. Also, it need not exchange or register the transfer of any Series A Bonds for a period of 15 days before the selection of Series A Bonds to be redeemed.
A-4

9.          Persons Deemed Owners. The Company and the Trustee may deem and treat the person in whose name this Series A Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

10.        Amendments and Waivers. With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

11.          Defaults and Remedies. In case an Event of Default shall occur, the principal of this Series A Bond may become or be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

12.          Unclaimed Money. If money for the payment of Principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another Person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.
A-5

13.          Discharge Prior to Redemption or Maturity. If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay Principal and accrued interest on the Series A Bonds to redemption or maturity and certain other conditions specified in the Indenture are satisfied, the Company will, to the extent of the Series A Bonds, be discharged from the Series A Bonds and the Indenture insofar as it relates to the Series A Bonds, except for certain provisions thereof.

14.          Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness or Liens, consolidate with or merge with or into any other Person or transfer all or substantially all its properties and assets to another Person, or make dividends or other Restricted Payments.

15.          No Recourse Against Stockholders, Directors and Officers. No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under the Series A Bonds and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Series A Bonds.

16.          Successor Corporation. When a successor corporation or other entity assumes all the obligations of its predecessor under the Series A Bonds and the Indenture, the predecessor Person will be released from those obligations, except as provided otherwise in the Indenture.

17.          Trustee Dealings with Company. State Street Bank and Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

18.          Authentication. This Series A Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19.          Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder of Series A Bonds upon written request and without charge a copy of the Indenture. Request may be made to: Secretary, El Paso Electric Corporation, 303 North Oregon Street, El Paso, Texas 79901.
A-6

ASSIGNMENT

To assign this Series A Bond, fill in the form below:

(I) or (we) assign and transfer this Series A Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________________________________ agent to transfer this Series A Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series A Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

A-7

OPTION OF HOLDER TO ELECT PURCHASE

_____________________________________________, as Paying Agent
 [address]

If you wish to have this Series A Bond purchased by EL Paso Electric Company (the “Company”), pursuant to Section 3.03 of the First Supplemental Indenture, dated as of February 1, 1996, between the Company and State Street Bank and Trust Company (the “First Supplemental Indenture”), check the box:  / _____ /

If you wish to have only a portion of this Series A Bond purchased by the Company pursuant to Section 3.03 of the First Supplemental Indenture, state the amount (in integral multiples of $1,000):

$

Date:

Your Signature:
(Sign exactly as your name appears on this Series A Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

A-8

EXHIBIT B

EL PASO ELECTRIC COMPANY

No. RB -	$

CUSIP 283677 AR 3

7.75% SERIES B FIRST MORTGAGE BONDS DUE 2001

EL Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to _______________________________ or registered assigns the principal sum of _______________________________ Dollars on May 1, 2001.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Reference is made to the further provisions of this Series B Bond set forth on the following seven pages hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Series B Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within- mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND	By:
TRUST COMPANY,	Vice President
as Trustee

Attest:
By:
Authorized Officer

Assistant Secretary

EL PASO ELECTRIC COMPANY

7.75% SERIES B FIRST MORTGAGE BONDS DUE 2001

1.              Interest. El Paso Electric Company, a Texas corporation (“Company”), promises to pay interest on the amount of this Series B Bond at the rate of 7.75% per annum. The Company will pay interest semi-annually on May 1 and November 1 of each year, commencing May 1, 1996. Interest on this Series B Bond will accrue from the most recent date to which interest has been paid on this Series B Bond or if no interest has been paid on this Series B Bond (or on any Series B Bond from which this bond was derived by transfer, exchange, replacement or otherwise), from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All terms not otherwise defined in this Series B Bond shall have the meanings ascribed to such terms in the Indenture (as defined below).

2.             Method of Payment. The Company will pay interest (except defaulted interest) on this Series B Bond to the Persons who are registered Holders of Series B Bonds at the close of business on the record date for the next interest payment date even though such Series B Bond is cancelled after the record date and on or before the payment date. With respect to any redemptions or repurchases pursuant to paragraphs 5, 6 or 7 hereof or the payment of this Series B Bond upon maturity, Holders must surrender Series B Bonds to a Paying Agent to collect payments of principal or premium, if applicable (principal and premium, if any, are collectively referred to as “Principal”). In the event all the Series B Bonds surrendered to the Paying Agent are not repaid in full,-the Company shall issue and deliver to the Trustee and the Trustee shall promptly authenticate and mail and deliver to such Holder a new Series B Bond of like tenor equal in principal amount to any unpurchased or unredeemed portion of the Series B Bond so surrendered.

The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay Principal and interest by check payable in such money or by wire transfer and shall make such payments by wire transfer upon the written request of a Holder of Investor Series Bonds in an aggregate principal amount in excess of $5,000,000. The Company may mail an interest or Principal payment (including any redemption or repurchase payment) by check to a Holder’s registered address.

3.             Paying Agent and Registrar. Initially, State Street Bank and Trust Company (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.             Indenture. This Series B Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is one of a series entitled “7.75% Series B First Mortgage Bonds due 2001”, created by aFirst Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of the Series B Bonds include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture. The Series B Bonds are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Series B Bonds are referred to the Indenture and the Act for astatement of such terms. The Indenture authorizes the issuance of up to $150,000,000 aggregate principal amount of Series B Bonds, although the amount of Bonds which may be issued from time to time under the Indenture is unlimited.

5.             Redemption Upon Change of Control. Each Holder upon accepting a Series B Bond agrees that the Company shall have the right, on or prior to February 1, 1999, to redeem all or part of the Series B Bonds at a price of 108% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the redemption date, in cash, upon the occurrence of a Change of Control. Notice of aredemption will be mailed within ten days of the occurrence of aChange of Control. The Company shall redeem all Series B Bonds selected for redemption by making payment of the redemption price therefor on or prior to the redemption date, which date shall occur not earlier than 30 days nor later than 60 days from the date the redemption notice is mailed.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or was named in the prospectus for this Series B Bond with his or her consent as a prospective member of such Board of Directors or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of Continuing Directors who were members of such Board at the time of such nomination or election.

6.             Repurchase Due to Change of Control. Except to the extent that the Company shall have exercised its right to redeem the Series B Bonds under Paragraph 6, within ten days following the occurrence of a Change of Control, the Company shall offer to purchase all of the Series B Bonds then Outstanding and not otherwise selected for redemption at a Purchase Price of 101% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the date of purchase, in cash. Such purchase offer shall remain open for a period of not less than 30 days or more than 60 days following the date of its commencement and no longer, except to the extent that a longer period is required by applicable law or regulation (the “Tender Period”). No later than five Business Days after the termination of the Tender Period, the Company shall purchase all of the Series B Bonds tendered in response to the purchase offer, at the purchase price plus accrued and unpaid interest through the purchase date. A Holder of Series B Bonds may tender or refrain from tendering all or any portion of his Series B Bonds at his discretion. Any portion of Series B Bonds tendered must be in integral multiples of $1,000.

7.             Redemptions and Repurchases Upon Certain Financings. Pursuant to the Indenture, in the event the Company incurs certain types of Indebtedness specified under the Indenture within 60 days after the date of initial issuance of the Series B Bonds, the Series B Bonds issued as Retained Bonds to certain creditors of the Company are subject to mandatory redemption at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption. Notice of such redemption will be mailed at least 20 days but not more than 45 days before the redemption date to each Holder of Series B Bonds to be redeemed at the registered address of such Holder. Series B Bonds in denominations larger than $1,000 may be redeemed is part but only in whole multiples of $1,000. After the redemption date, interest ceases to accrue on the Series B Bonds or portions thereof called for redemption.

In addition to the foregoing, in the event the Company incurs certain types of Indebtedness specified under the Indenture, the Company will be required, as a condition to the incurrence of such Indebtedness, to repurchase Bonds (which at the Company’s option may include Series B Bonds) through open market purchases in the amounts and at the times set forth more fully in the Indenture.

8.             Denominations, Transfer, Exchange. The Series B Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Series B Bonds may be registered and Series B Bonds may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any applicable taxes and fees required by law. The Registrar need not exchange or register the transfer of any Series B Bond or portion of a Series B Bond selected for redemption. Also, it need not exchange or register the transfer of any Series B Bonds for a period of 15 days before the selection of Series B Bonds to be redeemed.

9.              Persons Deemed Owners. The Company and the Trustee may deem and treat the person in whose name this Series B Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

10.           Amendments and Waivers. With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

11.           Defaults and Remedies. In case an Event of Default shall occur, the principal of this Series B Bond may become or be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

12.          Unclaimed Money. If money for the payment of Principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another Person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

13.           Discharge Prior to Redemption or Maturity. If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay Principal and accrued interest on the Series B Bonds to redemption or maturity and certain other conditions specified in the Indenture are satisfied, the Company will, to the extent of the Series B Bonds, be discharged from the Series B Bonds and the Indenture insofar as it relates to the Series B Bonds, except for certain provisions thereof.

14.           Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness or Liens, consolidate with or merge with or into any other Person or transfer all or substantially all its properties and assets to another Person, or make dividends or other Restricted Payments.

15.           No Recourse Against Stockholders, Directors and Officers. No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under the Series B Bonds and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Series B Bonds.

16.           Successor Corporation. When a successor corporation or other entity assumes all the obligations of its predecessor under the Series B Bonds and the Indenture, the predecessor Person will be released from those obligations, except as provided otherwise in the Indenture.

17.           Trustee Dealings with Company. State Street Bank and Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

18.           Authentication. This Series B Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder of Series B Bonds upon written request and without charge a copy of the Indenture. Request may be made to: Secretary, El Paso Electric Corporation, 303 North Oregon Street, El Paso, Texas 79901.

ASSIGNMENT

To assign this Series B Bond, fill in the form below:

(I) or (we) assign and transfer this Series B Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________________________________________________ agent to transfer this Series B Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series B Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or Such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

OPTION OF HOLDER TO ELECT PURCHASE

_____________________________________________, as Paying Agent
 [address]

If you wish to have this Series B Bond purchased by El Paso Electric Company (the “Company”), pursuant to Section 3.03 of the First Supplemental Indenture, dated as of February 1, 1996, between the Company and State Street Bank and Trust Company (the “First Supplemental Indenture”), check the box: /_____/

If you wish to have only a portion of this Series B Bond purchased by the Company pursuant to Section 3.03 of the First Supplemental Indenture, state the amount (in integral multiples of $1,000):

$
Date:

Your Signature:
(Sign exactly as your name appears on this Series B Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT C

EL PASO ELECTRIC COMPANY

No. RC -	$

CUSIP 283677 AS 1

8.25% SERIES C FIRST MORTGAGE BONDS DUE 2003

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to _______________________________ or registered assigns the principal sum of _______________________________ Dollars on February 1, 2003.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

Reference is made to the further provisions of this Series C Bond set forth on the following seven pages hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Series C Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12,1996
 Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within- mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND	By:
TRUST COMPANY,	Vice President
as Trustee

Attest:
By:
Authorized Officer

Assistant Secretary

EL PASO ELECTRIC COMPANY

 8.25% SERIES C FIRST MORTGAGE BONDS DUE 2003

1.            Interest. El Paso Electric Company, a Texas corporation (“Company”), promises to pay interest on the amount of this Series C Bond at the rate of 8.25% per annum. The Company will pay interest semi-annually on February 1 and August 1 of each year, commencing August 1, 1996. Interest on this Series C Bond will accrue from the most recent date to which interest has been paid on this Series C Bond or if no interest has been paid on this Series C Bond (or on any Series C Bond from which this bond was derived by transfer, exchange, replacement or otherwise), from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All terms not otherwise defined in this Series C Bond shall have the meanings ascribed to such terms in the Indenture (as defined below).

2.            Method of Payment. The Company will pay interest (except defaulted interest) on this Series C Bond to the Persons who are registered Holders of Series C Bonds at the close of business on the record date for the next interest payment date even though such Series C Bond is cancelled after the record date and on or before the payment date. With respect to any redemptions or repurchases pursuant to paragraphs 5, 6 or 7 hereof or the payment of this Series C Bond upon maturity, Holders must surrender Series C Bonds to a Paying Agent to collect payments of principal or premium, if applicable (principal and premium, if any, are collectively referred to as “Principal”). In the event all the Series C Bonds surrendered to the Paying Agent are not repaid in full, the Company shall issue and deliver to the Trustee and the Trustee shall promptly authenticate and mail and deliver to such Holder a new Series C Bond of like tenor equal in principal amount to any unpurchased or unredeemed portion of the Series C Bond so surrendered.

The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay Principal and interest by check payable in such money or by wire transfer and shall make such payments by wire transfer upon the written request of a Holder of Investor Series Bonds in an aggregate principal amount in excess of $5,000,000. The Company may mail an interest or Principal payment (including any redemption or repurchase payment) by check to a Holder's registered address.

3.            Paying Agent and Registrar. Initially, State Street Bank and Trust Company (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.            Indenture. This Series C Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is one of a series entitled “8.25% Series C First Mortgage Bonds due 2003”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of the Series C Bonds include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture. The Series C Bonds are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Series C Bonds are referred to the Indenture and the Act for a statement of such terms. The Indenture authorizes the issuance of up to $150,000,000 aggregate principal amount of Series C Bonds, although the amount of Bonds which may be issued from time to time under the Indenture is unlimited.

5.            Redemption Upon Change of Control. Each Holder upon accepting a Series C Bond agrees that the Company shall have the right, on or prior to February 1, 1999, to redeem all or part of the Series C Bonds at a price of 108% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the redemption date, in cash, upon the occurrence of a Change of Control. Notice of a redemption will be mailed within ten days of the occurrence of a Change of Control. The Company shall redeem all Series C Bonds selected for redemption by making payment of the redemption price therefor on or prior to the redemption date, which date shall occur not earlier than 30 days nor later than 60 days from the date the redemption notice is mailed.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.  “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or was named in the prospectus for this Series C Bond with his or her consent as a prospective member of such Board of Directors or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of Continuing Directors who were members of such Board at the time of such nomination or election.

6.            Repurchase Due to Change of Control. Except to the extent that the Company shall have exercised its right to redeem the Series C Bonds under Paragraph 6, within ten days following the occurrence of a Change of Control, the Company shall offer to purchase all of the Series C Bonds then Outstanding and not otherwise selected for redemption at a Purchase Price of 101% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the date of purchase, in cash. Such purchase offer shall remain open for a period of not less than 30 days or more than 60 days following the date of its commencement and no longer, except to the extent that a longer period is required by applicable law or regulation (the “Tender Period”). No later than five Business Days after the termination of the Tender Period, the Company shall purchase all of the Series C Bonds tendered in response to the purchase offer, at the purchase price plus accrued and unpaid interest through the purchase date. A Holder of Series C Bonds may tender or refrain from tendering all or any portion of his Series C Bonds at his discretion. Any portion of Series C Bonds tendered must be in integral multiples of $1,000.

7.            Redemptions and Repurchases Upon Certain Financings. Pursuant to the Indenture, in the event the Company incurs certain types of Indebtedness specified under the Indenture within 60 days after the date of initial issuance of the Series C Bonds, the Series C Bonds issued as Retained Bonds to certain creditors of the Company are subject to mandatory redemption at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption. Notice of such redemption will be mailed at least 20 days but not more than 45 days before the redemption date to each Holder of Series C Bonds to be redeemed at the registered address of such Holder. Series C Bonds in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. After the redemption date, interest ceases to accrue on the Series C Bonds or portions thereof called for redemption.

In addition to the foregoing, in the event the Company incurs certain types of Indebtedness specified under the Indenture, the Company will be required, as a condition to the incurrence of such Indebtedness, to repurchase Bonds (which at the Company’s option may include Series C Bonds) through open market purchases in the amounts and at the times set forth more fully in the Indenture.

8.            Denominations, Transfer, Exchange. The Series C Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Series C Bonds may be registered and Series C Bonds may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any applicable taxes and fees required by law. The Registrar need not exchange or register the transfer of any Series C Bond or portion of a Series C Bond selected for redemption. Also, it need not exchange or register the transfer of any Series C Bonds for a period of 15 days before the selection of Series C Bonds to be redeemed.

9.            Persons Deemed Owners. The Company and the Trustee may deem and treat the person in whose name this Series C Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

10.          Amendments and Walvers. With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

11.          Defaults and Remedies. In case an Event of Default shall occur, the principal of this Series C Bond may become or be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

12.          Unclaimed Money. If money for the payment of Principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another Person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

13.          Discharge Prior to Redemption or Maturity. If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay Principal and accrued interest on the Series C Bonds to redemption or maturity and certain other conditions specified in the Indenture are satisfied, the Company will, to the extent of the Series C Bonds, be discharged from the Series C Bonds and the Indenture insofar as it relates to the Series C Bonds, except for certain provisions thereof.

14.          Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness or Liens, consolidate with or merge with or into any other Person or transfer all or substantially all its properties and assets to another Person, or make dividends or other Restricted Payments.

15.          No Recourse Against Stockholders, Directors and Officers. No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under the Series C Bonds and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Series C Bonds.

16.          Successor Corporation. When a successor corporation or other entity assumes all the obligations of its predecessor under the Series C Bonds and the Indenture, the predecessor Person will be released from those obligations, except as provided otherwise in the Indenture.

17.          Trustee Dealings with Company. State Street Bank and Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

18.          Authentication. This Series C Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19.          Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder of Series C Bonds upon written request and without charge a copy of the Indenture. Request may be made to: Secretary, El Paso Electric Corporation, 303 North Oregon Street, El Paso, Texas 79901.

ASSIGNMENT

To assign this Series C Bond, fill in the form below:

(I) or (we) assign and transfer this Series C Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________________________________________________ agent to transfer this Series C Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series C Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

OPTION OF HOLDER TO ELECT PURCHASE

__________________________________________________, as Paying Agent
[address]

If you wish to have this Series C Bond purchased by El Paso Electric Company (the “Company”), pursuant to Section 3.03 of the First Supplemental Indenture, dated as of February 1, 1996, between the Company and State Street Bank and Trust Company (the “First Supplemental Indenture”), check the box: /_____ /

If you wish to have only a portion of this Series C Bond purchased by the Company pursuant to Section 3.03 of the First Supplemental Indenture, state the amount (in integral multiples of $1,000):

$

Date:

Your Signature:
(Sign exactly as your name appears on this Series C Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT D

EL PASO ELECTRIC COMPANY

No. RD -	$

CUSIP 283677 AT 9

8.90% SERIES D FIRST MORTGAGE BONDS DUE 2006

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to  ____________________ or registered assigns the principal sum of  _______________________________ Dollars on February 1, 2006.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

Reference is made to the further provisions of this Series D Bond set forth on the following seven pages hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Series D Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND TRUST COMPANY,	By:
as Trustee	Vice President

Attest:
By:
Authorized Officer
Assistant Secretary

EL PASO ELECTRIC COMPANY

8.90% SERIES D FIRST MORTGAGE BONDS DUE 2006

1.             Interest. El Paso Electric Company, a Texas corporation (“Company”), promises to pay interest on the amount of this Series D Bond at the rate of 8.90% per annum. The Company will pay interest semi-annually on February 1 and August 1 of each year, commencing August 1, 1996. Interest on this Series D Bond will accrue from the most recent date to which interest has been paid on this Series D Bond or if no interest has been paid on this Series D Bond (or on any Series D Bond from which this bond was derived by transfer, exchange, replacement or otherwise), from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All terms not otherwise defined in this Series D Bond shall have the meanings ascribed to such terms in the Indenture (as defined below).

2.             Method of Payment. The Company will pay interest (except defaulted interest) on this Series D Bond to the Persons who are registered Holders of Series D Bonds at the close of business on the record date for the next interest payment date even though such Series D Bond is cancelled after the record date and on or before the payment date. With respect to any redemptions or repurchases pursuant to paragraphs 5, 6 or 7 hereof or the payment of this Series D Bond upon maturity, Holders must surrender Series D Bonds to a Paying Agent to collect payments of principal or premium, if applicable (principal and premium, if any, are collectively referred to as “Principal”). In the event all the Series D Bonds surrendered to the Paying Agent are not repaid in full, the Company shall issue and deliver to the Trustee and the Trustee shall promptly authenticate and mail and deliver to such Holder a new Series D Bond of like tenor equal in principal amount to any unpurchased or unredeemed portion of the Series D Bond so surrendered.

The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay Principal and interest by check payable in such money or by wire transfer and shall make such payments by wire transfer upon the written request of a Holder of Investor Series Bonds in an aggregate principal amount in excess of $5,000,000. The Company may mail an interest or Principal payment (including any redemption or repurchase payment) by check to a Holder’s registered address.

3.             Paying Agent and Registrar. Initially, State Street Bank and Trust Company (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.             Indenture. This Series D Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is one of a series entitled “8.90% Series D First Mortgage Bonds due 2006”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of the Series D Bonds include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbb) (the “Act”), as in effect on the date of the Indenture. The Series D Bonds are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Series D Bonds are referred to the Indenture and the Act for a statement of such terms. The Indenture authorizes the issuance of up to $236,000,000 aggregate principal amount of Series D Bonds, although the amount of Bonds which may be issued from time to time under the Indenture is unlimited.

5.             Redemption Upon Change of Control. Each Holder upon accepting a Series D Bond agrees that the Company shall have the right, on or prior to February 1, 1999, to redeem all or part of the Series D Bonds at a price of 108% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the redemption date, in cash, upon the occurrence of a Change of Control. Notice of a redemption will be mailed within ten days of the occurrence of a Change of Control. The Company shall redeem all Series D Bonds selected for redemption by making payment of the redemption price therefor on or prior to the redemption date, which date shall occur not earlier than 30 days nor later than 60 days from the date the redemption notice is mailed.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or was named in the prospectus for this Series D Bond with his or her consent as a prospective member of such Board of Directors or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of Continuing Directors who were members of such Board at the time of such nomination or election.

6.             Repurchase Due to Change of Control. Except to the extent the Company shall have exercised its right to redeem the Series D Bonds under Paragraph 6, within ten days following the occurrence of a Change of Control, the Company shall offer to purchase all of the Series D Bonds then Outstanding and not otherwise selected for redemption at a Purchase Price of 101% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the date of purchase, in cash. Such purchase offer shall remain open for a period of not less than 30 days or more than 60 days following the date of its commencement and no longer, except to the extent that a longer period is required by applicable law or regulation (the “Tender Period”). No later than five Business Days after the termination of the Tender Period, the Company shall purchase all of the Series D Bonds tendered in response through the purchase offer, at the purchase price plus accrued and unpaid interest to the purchase date. A Holder of Series D Bonds may tender or refrain from tendering all or any portion of his Series D Bonds at his discretion. Any portion of Series D Bonds tendered must be in integral multiples of $1,000.

7.             Redemptions and Repurchases Upon Certain Financings. Pursuant to the Indenture, in the event the Company incurs certain types of Indebtedness specified under the Indenture within 60 days after the date of initial issuance of the Series D Bonds, the Series D Bonds issued as Retained Bonds to certain creditors of the Company are subject to mandatory redemption at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption. Notice of such redemption will be mailed at least 20 days but not more than 45 days before the redemption date to each Holder of Series D Bonds to be redeemed at the registered address of such Holder. Series D Bonds in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. After the redemption date, interest ceases to accrue on the Series D Bonds or portions thereof called for redemption.

In addition to the foregoing, in the event the Company incurs certain types of Indebtedness specified under the Indenture, the Company will be required, as a condition to the incurrence of such Indebtedness, to repurchase Bonds (which at the Company’s option may include Series D Bonds) through open market purchases in the amounts and at the times set forth more fully in the Indenture.

8.             Denominations, Transfer, Exchange. The Series D Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Series D Bonds may be registered and Series D Bonds may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any applicable taxes and fees required by law. The Registrar need not exchange or register the transfer of any Series D Bond or portion of a Series D Bond selected for redemption. Also, it need not exchange or register the transfer of any Series D Bonds for a period of 15 days before selection of Series D Bonds to be redeemed.

9.             Persons Deemed Owners. The Company and the Trustee may deem and treat the person in whose name this Series D Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

10.           Amendments and Waivers. With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

11.          Defaults and Remedies. In case an Event of Default shall occur, the principal of this Series D Bond may become or be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

12.          Unclaimed Money. If money for the payment of Principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another Person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

13.          Discharge Prior to Redemption or Maturity. If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay Principal and accrued interest on the Series D Bonds to redemption or maturity and certain other conditions specified in the Indenture are satisfied, the Company will, to the extent of the Series D Bonds, be discharged from the Series D Bonds and the Indenture insofar as it relates to the Series D Bonds, except for certain provisions thereof.

14.          Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness or Liens, consolidate with or merge with or into any other Person or transfer all or substantially all its properties and assets to another Person, or make dividends or other Restricted Payments.

15.          No Recourse Against Stockholders, Directors and Officers. No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under the Series D Bonds and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Series D Bonds.

16.          Successor Corporation. When a successor corporation or other entity assumes all the obligations of its predecessor under the Series D Bonds and the Indenture, the predecessor Person will be released from those obligations, except as provided otherwise in the Indenture.

17.          Trustee Dealings with Company. State Street Bank and Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

18.           Authentication. This Series D Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), XT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gilts to Minors Act).

The Company will furnish to any Holder of Series D Bonds upon written request and without charge a copy of the Indenture. Request may be made to: Secretary, El Paso Electric Corporation, 303 North Oregon Street, El Paso, Texas 79901.

ASSIGNMENT

To assign this Series D Bond, fill in the form below:

(I) or (we) assign and transfer this Series D Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________________________________________________ agent to transfer this Series D Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series D Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

OPTION OF HOLDER TO ELECT PURCHASE

____________________________________________, as Paying Agent
[address]

If you wish to have this Series D Bond purchased by El Paso Electric Company (the “Company”), pursuant to Section 3.03 of the First Supplemental Indenture, dated as of February 1, 1996, between the Company and State Street Bank and Trust Company (the “First Supplemental Indenture”), check the box: /____/

If you wish to have only a portion of this Series D Bond purchased by the Company pursuant to Section 3.03 of the First Supplemental Indenture, state the amount (in integral multiples of $1,000):

$

Date:

Your Signature:
(Sign exactly as your name appears on this Series D Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT E

EL PASO ELECTRIC COMPANY

No. RE -_________

$____________

CUSIP 283677 AU 6
9.40% SERIES E FIRST MORTGAGE BONDS DUE 2011

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to ___________________or registered assigns the principal sum of___________________Dollars on May 1, 2011.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Reference is made to the further provisions of this Series E Bond set forth on the following eight pages hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Series E Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12,1996

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND TRUST COMPANY, as Trustee	By:
Vice President

Attest:
By:
Authorized Officer
Assistant Secretary

EL PASO ELECTRIC COMPANY

9.40% SERIES E FIRST MORTGAGE BONDS DUE 2011

1.          Interest. El Paso Electric Company, a Texas corporation (“Company”), promises to pay interest on the amount of this Series E Bond at the rate of 9.40% per annum. The Company will pay interest semi-annually on May 1 and November 1 of each year, commencing May 1, 1996. Interest on this Series E Bond will accrue from the most recent date to which interest has been paid on this Series E Bond or if no interest has been paid on this Series E Bond (or on any Series E Bond from which this bond was derived by transfer, exchange, replacement or otherwise), from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All terms not otherwise defined in this Series E Bond shall have the meanings ascribed to such terms in the Indenture (as defined below).

2.          Method of Payment. The Company will pay interest (except defaulted interest) on this Series E Bond to the Persons who are registered Holders of Series E Bonds at the close of business on the record date for the next interest payment date even though such Series E Bond is cancelled after the record date and on or before the payment date. With respect to any redemptions or repurchases pursuant to paragraphs 5, 6, 7 or 8 hereof or the payment of this Series E Bond upon maturity. Holders must surrender Series E Bonds to a Paying Agent to collect payments of principal or premium, if applicable (principal and premium, if any, are collectively referred to as “Principal”). In the event all the Series E Bonds surrendered to the Paying Agent are not repaid in full, the Company shall issue and deliver to the Trustee and the Trustee shall promptly authenticate and mail and deliver to such Holder a new Series E Bond of like tenor equal in principal amount to any unpurchased or unredeemed portion of the Series E Bond so surrendered.

The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay Principal and interest by check payable in such money or by wire transfer and shall make such payments by wire transfer upon the written request of a Holder of Investor Series Bonds in an aggregate principal amount in excess of $5,000,000. The Company may mail an interest or Principal payment (including any redemption or repurchase payment) by check to a Holder’s registered address.

3.          Paying Agent and Registrar. Initially, State Street Bank and Trust Company (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.           Indenture. This Series E Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is one of a series entitled “9.40% Series E First Mortgage Bonds due 2011”, created by a First Supplemental Indenture dated as of February 1,1996, as provided for in the Indenture. The terms of the Series E Bonds include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture. The Series E Bonds are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Series E Bonds are referred to the Indenture and the Act for a statement of such terms. The Indenture authorizes the issuance of up to $285,900,000 aggregate principal amount of Series E Bonds, although the amount of Bonds which may be issued from time to time under the Indenture is unlimited.

5.          Optional Redemption. Except as provided in paragraph 6, Series E Bonds may not be redeemed at the option of the Company at any time prior to February 1, 2006.

At any time commencing on February 1, 2006, the Company may redeem the Series E Bonds in whole or in part at any time at the following prices (expressed in percentages of principal amount), plus accrued and unpaid interest, in cash, to the redemption date:

If redeemed during the 12-month period beginning February 1,

Year	Percentage
2006	104.700%
2007	102.350%
2008 and thereafter	100.000%

Notice of an optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Series E Bonds to be redeemed at the registered address of such Holder. Series E Bonds in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. In the event of a redemption of less than all of the Series E Bonds, the Series E Bonds will be chosen for redemption by the Trustee pro rata (or as nearly pro rata as practicable in the sole discretion of the Trustee) based upon the aggregate principal amount of Series E Bonds then Outstanding. On and after the redemption date, interest ceases to accrue on Series E Bonds or portions thereof called for redemption.

6.          Redemption Upon Change of Control. Each Holder upon accepting a Series E Bond agrees that the Company shall have the right, on or prior to February 1, 1999, to redeem all or pan of the Series E Bonds at a price of 108% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the redemption date, in cash, upon the occurrence of a Change of Control. Notice of a redemption will be mailed within ten days of the occurrence of a Change of Control. The Company shall redeem all Series E Bonds selected for redemption by making payment of the redemption price therefor on or prior to the redemption date, which date shall occur not earlier than 30 days nor later than 60 days from the date the redemption notice is mailed.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or was named in the prospectus for this Series E Bond with his or her consent as a prospective member of such Board of Directors or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of Continuing Directors who were members of such Board at the time of such nomination or election.

7.          Repurchase Due to Change of Control. Except to the extent the Company shall have exercised its right to redeem the Series E Bonds under Paragraphs 5 or 6, within ten days following the occurrence of a Change of Control, the Company shall offer to purchase all of the Series E Bonds then Outstanding and not otherwise selected for redemption at a Purchase Price of 101% (expressed as a percentage of principal amount), plus accrued and unpaid interest through the date of purchase, in cash. Such purchase offer shall remain open for a period of not less than 30 days or more than 60 days following the date of its commencement and no longer, except to the extent that a longer period is required by applicable law or regulation (the “Tender Period”). No later than five Business Days after the termination of the Tender Period, the Company shall purchase all of the Series E Bonds tendered in response to the purchase offer, at the purchase price plus accrued and unpaid interest through the purchase date. A Holder of Series E Bonds may tender or refrain from tendering all or any portion of his Series E Bonds at his discretion. Any portion of Series E Bonds tendered must be in integral multiples of $1,000.

8.          Redemptions and Repurchases Upon Certain Financings. Pursuant to the Indenture, in the event the Company incurs certain types of Indebtedness specified under the Indenture within 60 days after the date of initial issuance of the Series E Bonds, the Series E Bonds issued as Retained Bonds to certain creditors of the Company are subject to mandatory redemption at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through the date of redemption. Notice of such redemption will be mailed at least 20 days but not more than 45 days before the redemption date to each Holder of Series E Bonds to be redeemed at the registered address of such Holder. Series E Bonds in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. After the redemption date, interest ceases to accrue on the Series E Bonds or portions thereof called for redemption.

In addition to the foregoing, in the event the Company incurs certain types of Indebtedness specified under the Indenture, the Company will be required, as a condition to the incurrence of such Indebtedness, to repurchase Bonds (which at the Company’s option may include Series E Bonds) through open market purchases in the amounts and at the times set forth more fully in the Indenture.

9.          Denominations, Transfer, Exchange. The Series E Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Series E Bonds may be registered and Series E Bonds may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any applicable taxes and fees required by law. The Registrar need not exchange or register the transfer of any Series E Bond or portion of a Series E Bond selected for redemption. Also, it need not exchange or register the transfer of any Series E Bonds for a period of 15 days before the selection of Series E Bonds to be redeemed.

10.        Persons Deemed Owners. The Company and the Trustee may deem and treat the person in whose name this Series E Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

11.        Amendments and Waivers. With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplements Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for fee enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

12.        Defaults and Remedies. In case an Event of Default shall occur, the principal of this Series E Bond may become or be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

13.       Unclaimed Money. If money for the payment of Principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another Person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

14.        DischargePrior to Redemption or Maturity. If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay Principal and accrued interest on the Series E Bonds to redemption or maturity and certain other conditions specified in the Indenture are satisfied, the Company will, to the extent of the Series E Bonds, be discharged from the Series E Bonds and the Indenture insofar as it relates to the Series E Bonds, except for certain provisions thereof.

15.        Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional Indebtedness or Liens, consolidate with or merge with or into any other Person or transfer all or substantially all properties and assets to another Person, or make dividends or other Restricted Payments.

16.        No Recourse Against Stockholders, Directors and Officers. No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under the Series F. Bonds and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Series E Bonds.

17.        Successor Corporation. When a successor corporation or other entity assumes all the obligations of its predecessor under the Series E Bonds and the Indenture, the predecessor Person will be released from those obligations, except as provided otherwise in the Indenture.

18.        Trustee Dealings with Company. State Street Bank and Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

19.        Authentication. This Series E Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

20.        Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder of Series E Bonds upon written request and without charge a copy of the Indenture. Request may be made to: Secretary, El Paso Electric Corporation, 303 North Oregon Street, El  Paso, Texas 79901.

ASSIGNMENT

To assign this Series E Bond, fill in the form below:

(I) or (we) assign and transfer this Series E Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________________________________agent to transfer this Series E Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Series E Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or Such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

OPTION OF HOLDER TO ELECT PURCHASE

_____________________________________________, as Paying Agent
 [address]

If you wish to have this Series E Bond purchased by El Paso Electric Company (the “Company”), pursuant to Section 3.03 of the First Supplemental Indenture, dated as of February 1, 1996, between the Company and State Street Bank and Trust Company (the “First Supplemental Indenture”), check the box: /_____/

If you wish to have only a portion of this Series E Bond purchased by the Company pursuant to Section 3.03 of the First Supplemental Indenture, state the amount (in integral multiples of $1,000):

$
Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Series E Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT F

THIS BOND IS NOT TRANSFERABLE EXCEPT TO THE EXTENT THE HOLDER HEREOF TRANSFERS OR ASSIGNS ITS INTEREST AS A CREDITOR, ISSUING BANK OR AGENT (AS THE CASE MAY BE) UNDER THE LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, DATED AS OF FEBRUARY 12, 1996, AMONG THE COMPANY, CITIBANK N.A., CREDIT SUISSE, LOS ANGELES BRANCH, AND WESTPAC BANKING CORPORATION, NEW YORK BRANCH, AS ISSUING BANKS, THE CREDITORS SPECIFIED THEREIN, AND CITIBANK, N.A., AS AGENT FOR THE ISSUING BANKS AND CREDITORS (THE “AGENT”) (SUCH REIMBURSEMENT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REIMBURSEMENT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No. RF - ___________

COLLATERAL SERIES F FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to ______________ (the “Holder”), or registered assigns, the principal amount equal to the sum of (a) the Holder’s Participation Percentage in the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the portion of the aggregate principal amount of all Tender Advances funded by the Holder which are outstanding at such time, plus (c) the portion of the aggregate amount of all other unreimbursed drawings under all Letters of Credit funded by the Holder which are outstanding at such time (provided that in no event shall the principal amount of this Bond, together with the aggregate principal amount of all other Series F Bonds Outstanding at any one time, exceed $163,841,823) on such date or dates and in such amounts as set forth in the Reimbursement Agreement for the payment of principal on Tender Advances and the reimbursement of drawings under the Letters of Credit, but not later than the Stated Termination Date for the last Letter of Credit outstanding under the Reimbursement Agreement and _______, 2001, whichever shall occur first, at the same place or places as set forth in the Reimbursement Agreement, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts and in the same manner set forth in the Reimbursement Agreement. Interest will accrue and be payable on this Series F Bond at the rates per annum, in the amounts, and on each date set forth in the Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts (all such interest, commissions, fees, charges, expenses and other amounts payable under the Reimbursement Agreement being referred to collectively as “Interest”) in like coin or currency to the registered owner hereof at said place or places and in the same manner set forth in the Reimbursement Agreement. Interest shall accrue and be payable until maturity of this Series F Bond, or if the Agent shall demand redemption of this Series F Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series F Bond, whether at maturity or upon redemption, until the Company’s obligation with respect to the payment of such principal shall be discharged as provided in the Indenture (as hereinafter defined). For purposes hereof, (i) interest under the Reimbursement Agreement shall include, without limitation, interest provided for under Section 2.02(c) of the Reimbursement Agreement and Article II generally thereof and (ii) commissions and fees under the Reimbursement Agreement shall include, without limitation, the letter of credit commission provided for under Section 2.04 of the Reimbursement Agreement and the drawing fee, agency fee and transfer fee provided for under Section 2.03 of the Reimbursement Agreement.

This Bond has been issued to the Holder to secure the payment of principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts due to the Holder under the Reimbursement Agreement. As used herein, the terms “Available Amount,” “Tender Advances”, “Letters of Credit”, “Participation Percentage” and “Stated Termination Date” shall have the respective meanings set forth in the Reimbursement Agreement.

Except as hereinafter provided, this Series F Bond shall bear Interest (a) from the interest payment date next preceding the date of this Series F Bond to which Interest has been paid, or (b) if the date of this Series F Bond is an interest payment date to which Interest has been paid, then from such date, or (c) if no Interest has been paid on this Series F Bond, then from the date of initial issue.

This Series F Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is one of the Bonds of a series entitled “Collateral Series F First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of this Series F Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $163,841,823 aggregate principal amount of Series F Bonds, but the aggregate principal amount of all Series F Bonds outstanding at any time shall not exceed the lesser of such amount and the amount that is equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of all Tender Advances outstanding at such time, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are outstanding at such time.

This Series F Bond has been issued by the Company to the Holder (i) to provide for the payment of the Company’s obligations to make payments in respect of principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts to the Holder under the Reimbursement Agreement and (ii) to provide to the Holder the benefits of the security provided for by this Series F Bond.

Any payment of principal, reimbursement obligations, interest, fees, charges, expenses, commissions or other amounts made by or on behalf of the Company in respect of its obligations to pay such principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts under and in accordance with the Reimbursement Agreement shall be deemed a payment in respect of this Series F Bond to the extent of the Holder’s interest in such payment, but such payment shall not reduce the principal amount of this Series F Bond then in effect unless the sum of (a) the Holder’s Participation Percentage in the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the portion of the aggregate principal amount of Tender Advances funded by the Holder which are then outstanding under the Reimbursement Agreement, plus (c) the portion of the aggregate amount of all other unreimbursed drawings under such Letters of Credit funded by the Holder which are then outstanding, is reduced concurrently with such payment; provided, however, if after a drawing under any Letter of Credit issued under the Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such drawing prior to the Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of this Bond. In the event that all of the Company’s obligations under the Reimbursement Agreement have been discharged (or if the Holder shall have been repaid all amounts due under the Reimbursement Agreement and shall have no further obligations thereunder), this Series F Bond shall be deemed paid in full and the Holder shall surrender this Series F Bond to the Trustee for cancellation.

In the manner provided in the Indenture, this Series F Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued Interest thereon through the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series F Bond from the Agent on behalf of the Holder (the “Collateral Series Redemption Demand”). This Series F Bond shall be redeemed in the amount specified with respect thereto in the Collateral Series Redemption Demand, which amount shall be equal to the portions of the outstanding principal, reimbursement obligation, interest, commissions, fees, charges, expenses and other amounts then due and owing under the Reimbursement Agreement which have been funded by the Holder. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Reimbursement Agreement, (ii) that payment of the principal amount and reimbursement obligations outstanding under the Reimbursement Agreement, all interest, commissions and fees thereon and all charges, expenses and other amounts payable thereunder are immediately due and payable, and (iii) that the Agent has demanded payment thereof from the Company. The Holder irrevocably instructs the Company that any and all payments pursuant to a Collateral Series Redemption Demand be made to the Agent for the account of the Holder. The portion of this Series F Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Agent for the account of the Holder pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Reimbursement Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series F Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected hereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond of any Series payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series F Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series F Bond.

This Series F Bond is nontransferable except to the extent the Holder transfers or assigns its interest as a creditor, issuing bank or agent (as the case may be) under the Reimbursement Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series F Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series F Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.

IN WITNESS WHEREOF, the Company has caused this Series F Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND TRUST COMPANY,	By:
as Trustee	Vice President

Attest:
By:
Authorized Officer
Assistant Secretary

ASSIGNMENT

To assign this Series F Bond, fill in the form below:

(I) or (we) assign and transfer this Series F Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________________________________________________ agent to transfer this Series F Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series F Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT G

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR AGENT UNDER THE LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, DATED AS OF FEBRUARY 12, 1996, AMONG THE COMPANY, CITIBANK N.A., AS ISSUING BANK (THE “ISSUING BANK”), THE CREDITORS SPECIFIED THEREIN, AND CITIBANK, N.A., AS AGENT FOR THE CREDITORS (THE “AGENT”) (SUCH REIMBURSEMENT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REIMBURSEMENT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No. RG -	$34,134,780

COLLATERAL SERIES G FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to Citibank, N.A., as Agent, or registered assigns, the principal sum of Thirty Four Million One Hundred Thirty Four Thousand Seven Hundred Eighty Dollars or, at any time (if less), such lesser principal amount as is equal to the sum of (a) the Available Amount under the Letter of Credit, plus (b) the aggregate principal amount of all Tender Advances outstanding at such time, plus (c) the aggregate amount of all other unreimbursed drawings of the Letter of Credit which are outstanding at such time, on such date or dates and in such amounts as set forth in the Reimbursement Agreement for the payment of principal on Tender Advances and the reimbursement of drawings under the Letter of Credit, but not later than the Stated Termination Date or August 31, 2001, whichever shall occur first, at the same place or places as set forth in the Reimbursement Agreement, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts and in the same manner set forth in the Reimbursement Agreement. Interest will accrue and be payable on this Series G Bond at the rates per annum, in the amounts, and on each date set forth in the Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts in like coin or currency to the registered owner hereof at said place or places and in the same manner set forth in the Reimbursement Agreement. Such interest shall accrue and be payable until maturity of this Series G Bond, or if the Agent shall demand redemption of this Series G Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series G Bond, whether at maturity or upon redemption, until the Company’s obligation with respect to the payment of such principal shall be discharged as provided in the Indenture (as hereinafter defined). For purposes hereof, (i) interest shall include, without limitation, interest provided for under Section 2.02(c) of the Reimbursement Agreement and Article II generally thereof and (ii) commissions and fees shall include, without limitation, the letter of credit commission provided for under Section 2.04 of the Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the Reimbursement Agreement.

The Bonds of this series have been issued to the Agent for the issuer of Letter of Credit for the account of the Company and for certain creditors pursuant to the Reimbursement Agreement, to secure the payment of principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts due thereunder. As used herein, the terms “Available Amount,” “Tender Advances”, “Letter of Credit” and “Stated Termination Date” shall have the respective meanings set forth in the Reimbursement Agreement.

Except as hereinafter provided, this Series G Bond shall bear interest (a) from the interest payment date next preceding the date of this Series G Bond to which interest has been paid, or (b) if the date of this Series G Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series G Bond, then from the date of initial issue.

This Series G Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series G First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1,1996, as provided for in the Indenture. The terms of this Series G Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $34,134,780 aggregate principal amount of Series G Bonds, but the aggregate principal amount of this Series G Bond outstanding at any time shall not exceed the lesser of such amount and the amount that is equal to the sum of (a) the Available Amount of the Letter of Credit, plus (b) the aggregate principal amount of all Tender Advances outstanding at such time, plus (c) the aggregate amount of all other unreimbursed drawings under such Letter of Credit which are outstanding at such time.

This Series G Bond has been issued by the Company to the Agent (i) to provide for the payment of the Company’s obligations to make payments in respect of principal, reimbursement obligations, interest, fees, and commissions, charges, expenses, and other amounts to any person under the Reimbursement Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series G Bond.

Any payment of principal, reimbursement obligations, interest, fees, commissions, charges, expenses or other amounts made in respect to the Company’s obligations to pay such principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts under the Reimbursement Agreement shall be deemed a payment in respect of this Series G Bond, but such payment shall not reduce the principal amount of this Series G Bond unless the sum of (a) the Available Amount of the Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of all Tender Advances then outstanding under the Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under the Letter of Credit which are then outstanding, is reduced concurrently with such payment; provided, however, if after a drawing under any Letter of Credit issued under the Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such drawing prior to the Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of this Bond. In the event that all of the Company’s obligations under the Reimbursement Agreement have been discharged, this Series G Bond shall be deemed paid in full and the Agent shall surrender this Series G Bond to the Trustee for cancellation.

In the manner provided in the Indenture, this Series G Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon through the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series G Bond from the Agent (the “Collateral Series Redemption Demand”). This Series G Bond shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to the outstanding principal, reimbursement obligations, interest, commissions, fees, charges, expenses, and other amounts then due and owing under the Reimbursement Agreement. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Reimbursement Agreement, (ii) that payment of the principal amount and reimbursement obligations outstanding under the Reimbursement Agreement, all interest, commissions and fees thereon and all charges, expenses, and other amounts payable thereunder are immediately due and payable, and (iii) that the Agent has demanded payment thereof from the Company. The portion of this Series G Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Agent pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Reimbursement Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series G Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series G Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series G Bond.

This Series G Bond is nontransferable except to effect transfer to any successor to the Agent under the Reimbursement Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series G Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series G Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.

IN WITNESS WHEREOF, the Company has caused this Series G Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND TRUST COMPANY,	By:
as Trustee	Vice President

Attest:
By:
Authorized Officer
Assistant Secretary

ASSIGNMENT

To assign this Series G Bond, fill in the form below:

(I) or (we) assign and transfer this Series G Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________________ agent to transfer this Series G Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series G Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT H

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR COLLATERAL AGENT UNDER THE CREDIT AGREEMENT, DATED AS OF FEBRUARY 12, 1996, AMONG THE COMPANY, TEXAS COMMERCE BANK NATIONAL ASSOCIATION, AS TRUSTEE OF THE RIO GRANDE RESOURCES TRUST II, THE LENDERS SPECIFIED THEREIN (THE “LENDERS”), AND CHEMICAL BANK, AS ISSUING BANK, AS ADMINISTRATIVE AGENT, AND AS COLLATERAL AGENT (THE “COLLATERAL AGENT”) (SUCH CREDIT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REVOLVING CREDIT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No. RH -	$100,000,000

COLLATERAL SERIES H FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to Chemical Bank, as Collateral Agent, or registered assigns the principal sum of One Hundred Million Dollars or such lesser principal amount as is equal to the aggregate principal amount of the outstanding Loans and L/C Disbursements (as defined in the Revolving Credit Agreement) in whole or installments on such date or dates as the Company has any obligation to make payments under the Revolving Credit Agreement, but not later than the Maturity Date (as defined in the Revolving Credit Agreement) or February 12, 2001, whichever shall occur first, at the same place or places as such payments are required to be made by the Company, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof in like coin or currency to the registered owner hereof at said place or places at such rate per annum on each interest payment date (as hereinafter defined) as shall cause the amount of interest payable on such interest payment date on this Series H Bond to equal the amount of interest, fees, charges and expenses payable on such interest payment date under the Revolving Credit Agreement. Such interest shall be payable on the same dates as interest is payable from time to time pursuant to the Revolving Credit Agreement (each such date hereinafter called an “interest payment date”), until maturity of this Series H Bond, or if the Collateral Agent shall demand redemption of this Series H Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series H Bond, until such principal and interest shall have been paid in full and the Company’s obligations with respect thereto discharged as provided in the Indenture (as hereinafter defined). The amount of interest and fees and types of charges and expenses payable from time to time under the Revolving Credit Agreement, the basis on which such amounts are computed and the dates on which such amounts are payable are set forth in the Revolving Credit Agreement.

Except as hereinafter provided, this Series H Bond shall bear interest (a) from the interest payment date next preceding the date of this Series H Bond to which interest has been paid, or (b) if the date of this Series H Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series H Bond, then from the date of initial issue.

This Series H Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series H First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of this Series H Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $100,000,000 aggregate principal amount of Series H Bonds, but the aggregate principal amount hereof outstanding at any time shall not exceed such lesser amount as is equal to the amount of the Total Commitment under the Revolving Credit Agreement or, if such Total Commitment shall have terminated, the aggregate outstanding principal amount of the Loans and LC Disbursements under the Revolving Credit Agreement.

This Series H Bond has been issued by the Company to the Collateral Agent (i) to provide for the payment of the Company’s obligations to make payments to any person under the Revolving Credit Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series H Bond.

Any payment made in respect to the Company’s obligations under the Revolving Credit Agreement shall be deemed a payment in respect of this Series H Bond, but such payment shall not reduce the principal amount of this Series H Bond unless, and then only to the extent, the aggregate amount of the Total Commitment is irrevocably reduced concurrently with such payment. In the event that all of the Company’s obligations under the Revolving Credit Agreement have been paid in full and discharged, this Series H Bond shall be deemed paid in full and the Collateral Agent shall surrender this Series H Bond to the Trustee for cancellation.

In the manner provided in the Indenture, this Series H Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon to the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series H Bond from the Collateral Agent (the “Collateral Series Redemption Demand”). This Series H Bond shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to the outstanding principal, interest and other amounts then due and owing under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Revolving Credit Agreement, (ii) that payment of the principal amount outstanding under the Revolving Credit Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that the Collateral Agent has demanded payment thereof from the Company. The portion of this Series H Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Collateral Agent pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Collateral Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series H Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds or more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds or one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series H Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series H Bond.

This Series H Bond is nontransferable except to effect transfer to any successor to the Collateral Agent under the Revolving Credit Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series H Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series H Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.

IN WITNESS WHEREOF, the Company has caused this Series H Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date: February 12, 1996
Authentication Date: February 12, 1996

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND TRUST COMPANY,	By:
as Trustee	Vice President

Attest:
By:
Authorized Officer

Assistant Secretary

ASSIGNMENT

To assign this Series H Bond, fill in the form below:

(I) or (we) assign and transfer this Series H Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________________________________________________ agent to transfer this Series H Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series H Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

366564

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY
THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

SECOND

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

STATE STREET BANK AND TRUST COMPANY

Trustee

Dated as of August 19, 1997

Creating Issues of

Collateral Series I First Mortgage Bonds
Collateral Series J First Mortgage Bonds

Supplemental to General Mortgage Indenture
and Deed of Trust

Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST
IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY
AFFIXED TO REALTY AS WELL AS A MORTGAGE
UPON REAL ESTATE AND OTHER PROPERTY

UTILITY SECURITY INSTRUMENT

-ii-

SCHEDULES

Schedule 1	-	Existing Investment of the Company

EXHIBITS

Exhibit A	-	Form of Series I Bond
Exhibit E	-	Form of Series J Bond
-iii-

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of August 19, 1997 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at 100 North Stanton Street, El Paso, Texas, 79901 and STATE STREET BANK AND TRUST COMPANY, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the “Trustee”), whose principal corporate trust office is located at 225 Franklin Street. Boston, Massachusetts. 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”); and

WHEREAS, the Company issued Bonds pursuant to the terms of the Original Indenture and the First Supplemental Indenture, and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds; and

WHEREAS, pursuant to the Indenture, there have been executed, authenticated, delivered and issued and there are now outstanding Bonds of series and in principal amounts as follows:

Series Designation	Issued and Outstanding Amount

7.25% Series A First Mortgage Bonds due 1999	$77,792,000
7.75% Series B First Mortgage Bonds due 2001	$68,323,000
8.25% Series C First Mortgage Bonds due 2003	$138,219,000
8.90% Series D First Mortgage Bonds due 2006	$235,957,000
9.40% Series E First Mortgage Bonds due 2011	$285,900,000
Collateral Series F First Mortgage Bonds	$163,841,823
Collateral Series G First Mortgage Bonds	$34,134,780
Collateral Series H First Mortgage Bonds	$100,000,000

and

WHEREAS, the Collateral Series F First Mortgage Bonds will be extinguished and retired pursuant to their terms on or around September 23, 1997 upon the surrender and cancellation thereof by the Holders thereof in connection with the refinancing of the Maricopa LCs and the replacement of the Maricopa Reimbursement Agreement with the New Maricopa Reimbursement Agreement; and

 WHEREAS, the Collateral Series G First Mortgage Bonds will be extinguished and retired pursuant to their terms on or about September 23, 1997 upon the surrender and cancellation thereof by the Holders thereof in connection with the refinancing of the Farmington LC and the replacement of the Farmington Reimbursement Agreement with the New Farmington Reimbursement Agreement; and

WHEREAS, Section 4.01 of the Original Indenture permits the issuance of additional Bonds to secure Indebtedness or reimbursement obligations of the Company in a principal amount not exceeding 100% of the principal amount of certain Retired Bonds, including Retired Initial Series Bonds that were issued for the purpose of securing the repayment of any Indebtedness or reimbursement obligations of the Company; and

WHEREAS, the Company desires in and by this Supplemental Indenture to create new series of Bonds to be issued under the Original Indenture, to designate such series and to set forth the form, the maturity date, interest rate and other terms of the Bonds of such series; and

WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of providing for the creation of any series of Bonds and specifying the form and provisions of the Bonds of such series; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW THEREFORE, in consideration of the premises and in further consideration of the sum of One Dollar in lawful money of the United States of America paid to the Company by the Trustee at or before the execution and delivery of this Supplemental Indenture, the receipt whereof is hereby knowledged, and of other good and valuable consideration, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
 DEFINITIONS

 SECTION 1.01 Terms Incorporated by Reference.

Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

SECTION 1.02 Additional Definitions.

“Collateral Series Bonds” means, collectively, the Series F Bonds, Series G Bonds and Series H Bonds.

“New Farmington LC Agent” means Barclays Bank PLC, New York Branch as agent for the Issuing Bank and the New Farmington LC Creditors under the New Farmington Reimbursement Agreement, and its successors.

“New Farmington LC Creditors” means the Creditors specified in the New Farmington Reimbursement Agreement and their respective successors.

“New Farmington Reimbursement Agreement” means that certain Letter of Credit and Reimbursement Agreement to be entered into among the Company Barclays Bank PLC, New York branch, as Issuing Bank, and the Creditors specified therein, and Barclays Bank PLC, New York Branch, as Administrative Agent for the Issuing Bank and the Creditors, and Union Bank of California, N.A., as Documentation Agent, as the same may be amended from time to time.

“New Maricopa LC Agent” means Barclays Bank PLC, New York Branch, as agent for the issuing bank and the New Maricopa LC Creditors under the New Maricopa Reimbursement Agreement and its successors.

“New Maricopa LC Creditors” means the Creditors specified in the New Maricopa Reimbursement Agreement and their respective successors.

“New Maricopa Reimbursement Agreement” means that certain Letter of Credit and Reimbursement Agreement to be entered into among the Company, Barclays Bank PLC, New York Branch, as Issuing Bank, and the Creditors Specified therein, and Barclays Bank PLC, New York Branch, as Administrative Agent for the Issuing Bank and the Creditors and Union Bank of California, N.A as Documentation Agent, as the same may be amended from time to time.

“New Reimbursement Agent” means the New Maricopa LC Agent and the New Farmington LC Agent as the context may require.

“New Reimbursement Agreement” means the New Maricopa Reimbursement Agreement and the New Farmington Reimbursement Agreement as the context may require.

“Second Issuance Date” means the does that series I Bonds of Series J Bonds are first issued pursuant to this Supplemental indenture.

“Series I Bonds” means the Collateral Series I First Mortgage Bonds of the Company.

“Series J Bonds” means the Collateral Series J First Mortgage Bonds of the Company.

 SECTION 1.03. Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.06
“Excess Proceeds”	4.11
“Net Proceeds”	4.11
“Payment Default”	5.01
“Restricted Payments”	4.01
“Series I or J Redemption Demand”	3.01

ARTICLE 2
 THE SERIES I BONDS AND SERIES J BONDS

SECTION 2.01 Terms of Series I Bonds and the Series J Bonds.

(a)          There are hereby created and established two new series of Bonds to be issued and secured by the Lien of the Indenture, having the respective series designations and maximum aggregate principal amount (subject to Section 2.09 of the Original Indenture) as follows:

Series Designation	Maximum Principal Amount

Collateral Series J First Mortgage Bonds	$163,841,823
Collateral Series J First Mortgage Bonds	$ 34,134,780

(i)          The Series I Bonds are Issued to provide for payment by the Company of the principal reimbursement obligation, interest, commissions fees charges expenses and other amounts the under New Maricopa Reimbursement Agreement. For purposes of the Series I Bonds (i) interest shall include, without limitation, interest payable under Article II of the New Maricopa Reimbursement Agreement and (ii) commissions and fees shall include, without limitation the letter of credit fees and fronting fees payable under Section 2.04 of the New Maricopa Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the New Maricopa Reimbursement Agreement. The Series of Bonds will be issued to and registered in the name of the New Maricopa LC Agent and will not be transferable excess to a successor to such New Maricopa LC. Agent under the New Maricopa Reimbursement Agreement. The Series I Bonds shall be limited to an aggregate principal amount of $163,841,823 but the aggregate principal amount thereof outstanding at any time shall not exceed (if less) such lesser amount as is equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances (as such terms are defined in the New Maricopa Reimbursement Agreement) then outstanding under the New Maricopa Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding. The principal amount of the Series I Bonds shall be payable in such amount and on such date or dates set forth in the New Maricopa Reimbursement Agreement for the payment of principal or the reimbursement of drawings under the Letters of Credit, but not later than the Stated Termination Date (as defined in the New Maricopa Reimbursement Agreement) for the last Letter of Credit outstanding under the Reimbursement Agreement or December 31, 2000, whichever shall occur first. Interest will accrue and be payable on the Series I Bonds at the rates per annum, in the amounts, and on each date set forth in the New Maricopa Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts due there under. Any payment made in respect of the Company’s obligations to pay principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts under the New Maricopa Reimbursement Agreement shall be deemed a payment in respect of the Series I Bonds, but such payment shall not reduce the principal amount of the Series I Bonds unless the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time plus (b) the aggregate principal amount of Tender Advances then outstanding under the New Maricopa Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding is reduced concurrently with such payment; provided, however, if after a drawing under a Letter of Credit issued under the New Maricopa Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such drawing prior to the Maricopa LC Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of the Series I Bonds.

(ii)       The Series J Bonds are issued to provide for payment by the Company of the principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts due under the New Farmington Reimbursement Agreement. For purposes of the Series J Bond’s (i) interest shall include, without [ILLEGIBLE], interest payable under Article II of the New Farmington Reimbursement Agreement and (ii) commissions and fees shall include, without limitations, the letter of credit fees and fronting fees payable under Section 2.04 of the New Farmington Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the New Farmington Reimbursement Agreement. The Series J Bonds will be issues to and registered in the name of the New Farmington LC Agent and will be not be transferable except to a successor to the New Farmington LC Agent [ILLEGIBLE]  the New Farmington Reimbursement Agreement. The Series J Bonds shall be limited to an aggregate principal amount of $34,134,780, but the aggregate principal amount [ILLEGIBLE]  any time shall not exceed  (if less) such lesser amount as is equal to the sum of (a) the aggregate Available Amount of [ILLEGIBLE]  Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances (as such terms are defined in the New Farmington Reimbursement Agreement) then outstanding under the New Farmington Reimbursement  Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under the Letter of Credit which are then outstanding. The principal amount of the Series J Bonds shall be payable in such amount and on such date or dates set forth in the New Farmington Reimbursement Agreement for the payment of principal or the reimbursement of drawings under the Letter of Credit, but not later than the Stated Termination Date (as defined in the New Farmington Reimbursement Agreement) or December 31, 2000. whichever shall occur first. Interest will accrue and be payable on the Series J Bonds at the rates  per annum and on each date set forth in the New Farmington Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts due  thereunder. Any payment made in respect of the Company's obligations to pay principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts  under the New Farmington Reimbursement Agreement shall be deemed a payment in respect of  the Series J Bonds, but such payment shall not reduce the principal amount of the Series J Bonds unless the sum of (a) the aggregate Available Amount of the Letter of Credit outstanding at such  time, plus (b) the aggregate principal amount of Tender Advances then outstanding under the New Farmington Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letter of Credit which are then outstanding is reduced concurrently with such  payment; provided, however, if after a drawing under the Letter of Credit issued under the New Farmington Reimbursement Agreement the Letter of Credit shall have been reinstated in respect of such drawing prior to the New Farmington LC Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of the Series J Bonds.

(b)      The Trustee may conclusively presume that the Company's obligations to make payments of principal, interest, fees and other amounts under the respective New Reimbursement Agreement have been satisfied and discharged, unless and until the Trustee shall have received a Series I or J Redemption Demand for the Series I Bonds or the Series J Bonds as the case may  be. The Company shall provide the Trustee with complete copies of each New Reimbursement Agreement promptly upon the Second Issuance Date and shall provide the Trustee with all copies  of any [ILLEGIBLE] modification or extension to any such New Reimbursement Agreement promptly upon execution thereof. The Trustee shall be fully protected in relying on such Series I or J Redemption Demand from the New Maricopa LC Agent with respect to a Series I Bond or the New Farmington LC Agent with respect to a Series J Bond or the absence of such Series I or J Redemption Demand and shall have no duty to inquire into the rights, obligations or  performance of any party to a New Reimbursement Agreement. In the event that all of the Company’s obligations under a: New Reimbursement Agreement have been paid in full and  discharged, the Series I Bonds or Series J Bonds issued to secure such New Reimbursement Agreement shall be deemed paid in full and the New Maricopa LC Agent holding such Series I Bonds or New Farmington LC Agent holding such Series J Bonds, as applicable, shall surrender such Bonds to the Trustee for cancellation.

(c)          The Series I Bonds and Series J Bonds are entitled to the protections of the covenants contained in Article 4 hereof and are subject to the provisions pertaining to Events of Default contained in Article 5 hereof. The Series I Bonds and Series J Bonds shall be issuable in fully registered form, without coupons. The Series I Bonds shall be numbered RI-001 consecutively upwards and the Series J Bonds shall be numbered RJ-001 consecutively upwards. The Series I Bonds and Series J Bonds shall be dated as described in Section 2.03 of the Original Indenture, except that the Series I Bonds and Series J Bonds first issued shall be dated as of their date of initial issuance.

(d)          The Series I Bonds shall be substantially in the form of Exhibit A and the Series J Bonds shall be substantially in the form of Exhibit B, which exhibits shall be a part of this Supplemental Indenture. Additional terms are contained in the forms of the Series I Bonds and the Series J Bonds, which terms are incorporated by reference herein.

SECTION 2.02   Payment of Interest

So long as there is no existing Default in the payment of interest on the Series I Bonds or Series J Bonds, the Person in whose name any Series I Bond or Series J Bond, as applicable, is registered at the close of business on any record date with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date, notwithstanding any transfer or exchange of such Series I Bond or Series J Bond subsequent to the record date and on or prior to such interest payment date, except as and to the extent the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the Person in whose name such Series I Bond or Series J Bond, as applicable, is registered on the record date for the payment of such defaulted interest.

SECTION 2.03   Registrar and Paying Agent; Transfer and Exchange of Bonds.

The Company initially appoints the Trustee is Registrar, Paying Agent and agent for service on demands and notices to or upon the Company in respect of this Supplemental Indenture and the Series I Bonds and the Series J Bonds.

Subject to the limitations on transfer of Series I Bonds and Series J Bonds contained in Section 7.01 of this Supplemental Indenture, Series I Bonds and the Series J Bonds shall be transferable and exchangeable at the option of the Holders thereof and upon surrender thereof at the office or agency of the Company in the City and State of New York (initially State Street Bank and Trust Company, N.A.) or at the principal corporate trust office of the Trustee, for registered Series I Bonds or Series J Bonds of the same series without coupons of the same aggregate principle amount but of different authorized denomination or denominations, and such exchanges and any transfer of Series I Bonds or Series J Bonds will be made without service charge (except for any applicable taxes or fees required by law).

SECTION 2.04   Definitive Bonds.

Definitive Series I Bonds and Series J Bonds may be in the form of fully engraved Bonds or Bonds typed, printed or lithographed with or without steel engraved borders. Until Series I Bonds or Series J Bonds in definitive form are ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, Series I Bonds and Series J Bonds, as applicable, in temporary form as provided in Section 2.08 of the Original Indenture.

SECTION 2.05 Execution, Authentication and Delivery.

Series I Bonds and Series J Bonds shall be executed, authenticated and delivered pursuant to Article 4 of the Original Indenture.

ARTICLE 3
REDEMPTIONS AND REPURCHASES

SECTION 3.01 Mandatory Redemption of Series I Bonds and Series J Bonds.

Upon receipt by the Trustee of a written demand for redemption from a Holder of Series I Bonds or Series J Bonds (a “Series I or J Redemption Demand”), such Series I Bonds or Series J Bonds, as applicable, shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon through the redemption date, in cash. Such Series I Bonds or Series J Bonds, as applicable, shall be redeemed in the amount specified in the Series I or J Redemption Demand, which amount shall be equal to all outstanding principal reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts then due and owing under the applicable New Reimbursement Agreement. The Series I or J Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the applicable New Reimbursement Agreement, (ii) that payment of the principal amount outstanding under such New Reimbursement Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that such Holder of Series I Bonds or Series J Bonds, as the case may be, has demanded payment thereof from the Company. The portion of the Series I Bonds or Series J Bonds, as applicable, subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of such Series I or J Redemption Demand. Any payment made to the Holder of Series I Bonds or Series J Bonds, as applicable, pursuant to a Series I or J Redemption Demand shall constitute a payment by the Company in respect of its obligations under the New Reimbursement Agreement applicable to the redeemed Series I Bonds or Series J Bonds. The Series I or J Redemption Demand shall be rescinded and shall be null and void for all purposes of the [ILLEGIBLE] upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Holder of Series I Bonds or Series J Bonds previously making such Series I or J Redemption Demand (a) stating that there has been a waiver of such Event of Default or (b) withdrawing said Series I or J Redemption Demand.

ARTICLE 4
COVENANTS

For the benefit of the Series I Bonds and the Series J Bonds, the Company agrees that it shall not fail to observe any of the following covenants:

SECTION 4.01    Restricted Payments.

The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to: (i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Subsidiaries’ Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable by a Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Subsidiaries or any direct or indirect parent of the Company (other than any Equity Interests owned by the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being referred to as “Restricted Payments”), unless at the time of and after giving effect to such Restricted Payment:

(A)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(B)          the Company would, at the time of such Restricted Payment and after giving [ILLEGIBLE] forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of Subordinated Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section 4.02 of this Supplemental [ILLEGIBLE]; provided, however, that this clause (B) shall not apply to the payment of dividends in respect of Common Stock; and

(C)          such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Initial Issuance Date (excluding Restricted Payments permitted by clauses (i), (ii), (iv) and (vi) of the next succeeding paragraph), is less than the sum of (i) 50% of an amount equal to the Consolidated Net Income of the Company minus dividends (whether in case or in kind) paid in respect of its Series A Preferred Stock for the period (taken as one accounting period) from the day after the Initial Issuance Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% if such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale since the Initial Issuance Date of Equity Interests (other than Disqualified Stock) of the Company or of debt securities of the Company that have been converted into such Equity Interests of the Company, plus (iii) $10,000,000:

provided, however, that the foregoing limitations contained in clause (C) of the first paragraph of this Section 4.01 shall not apply during any period commencing on the date of delivery to the Trustee of an Officers’ Certificate to the effect that the Investor Series Bonds of the series having the longest maturity then Outstanding have been rated Investment Grade by a Rating Agency identified in such certificate and terminating on the date upon which such securities cease to be rated, or are downgraded or placed on a “watch list” for possible downgrading below, Investment Grade by every Rating Agency which provided the Investment Grade rating (or if a Rating Agency is then no longer able to provide rating information, by any other Rating Agency which similarly rated such series of Investor Series Bonds Investment Grade).

The foregoing provisions shall not prohibit: (i) the payment of dividends, whether paid in kind or in cash, in respect of the Series A Preferred Stock in accordance with the terms thereof; (ii) the purchase, redemption or other acquisition or retirement for value of the Series A Preferred Stock (provided, however, in the case of the foregoing clauses (i) and (ii) the Company shall not pay any cash dividends on (expect cash paid solely in lieu of the Company’s issuance of any fractional shares of Series A Preferred Stock paid as in kind dividends on the Series A Preferred Stock) or purchase, redeem, acquire or retire any Series A Preferred stock until the earlier to occur of (A) the date of delivery to the Trustee of an Officers’ Certificate to the effect that the Investor Series Bonds having the longest maturity then Outstanding have been rated Investment Grade by a Rating Agency identified in such certificate, and terminating on the date upon which such securities cease to be rated or are downgraded or placed on a “watch list” for possible downgrading below Investment Grade by every Rating Agency which provided the Investment Grade rating, and (B) February 12, 1999); (iii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C) (ii) of the first paragraph of this Section 4.01; (v) the repurchase, redemption or other acquisition or retirement for value of any equity interest of the Company or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period, plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and (vi) the repurchase by the Company of the Series A Preferred Stock on or prior to February 12, 1999 in accordance with the terms thereof upon the occurrence of a Change of Control; provided, further, that in the case of each of clauses (i) through (vi) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be. Not later than the date of making any Restricted Payment, and so long as the limitations contained in clause (C) of the first paragraph of this Section 4.01 apply, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required in this Section 4.01 were computed, which calculations may be based upon the Company’s latest available financial statements.

SECTION 4.02   Incurrence of Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock; provided, however, that (a) the Company may incur Subordinated Indebtedness (including Acquired Debt) and issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, and (b) the Company may incur any Indebtedness (including Acquired Debt) other than Subordinated Indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The foregoing provisions shall not apply to: (i) Indebtedness represented by the Initial Series Bonds; (ii) Plan Indebtedness other than the Initial Series Bonds: (iii) Indebtedness arising under a nuclear fuel financing facility (including, without limitation, any Indebtedness represented by the nuclear fuel financing portion of the New Credit Agreement): provided, however, that an amount equal to the amount of such nuclear fuel financing facility (after deduction for any transaction costs) shall have been applied pursuant to the Plan or, thereafter the positive difference, if any, between the amount of the nuclear fuel financing facility and the amount previously applied either pursuant to the Plan or to retire Investor Series Bonds shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds; (iv) Indebtedness arising under an accounts receivable financing facility and or contract payments financing facility provided, however, that the net proceeds (after deduction for any transaction costs) from such facility shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds; (v) any Indebtedness (not otherwise arising under clauses (iii) and (iv) above) issued to a bank or other commercial lender (including, without limitation, Indebtedness represented by the working capital portion of the New Credit Agreement, if issued); provided, however, that any advances thereunder which shall result at any time in an amount outstanding in excess of $50,000,000 thereunder (after deduction for any transaction costs) shall be used within 45 days of receipt by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds); (vi) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, or extensions, refinancings, renewals or replacements thereof, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; (vii) the incurrence by the Company or any of its Subsidiaries of (A) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness permitted under clause (ii) above, and (B) any Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund. Indebtedness permitted under clauses (iii), (iv) or (v) above so long as the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued interest and premiums, if any, thereon and the reasonable expenses incurred in connection therewith); (viii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between and among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (ix) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (x)Bonds issued from time to time to secure the obligations of the Company under (A) each New Facility Agreement or New Reimbursement Agreement, (B) the pollution control bonds for which the New Maricopa Reimbursement Agreement and/or New Farmington Reimbursement Agreements provides credit support, or (C) any financing entered into in connection with the extension, refinancing, renewal or refunding of all or part of the Indebtedness under such New Facility Agreement or New Reimbursement Agreement, the Indebtedness in respect of such pollution control bonds for which such New Facility Agreement or New Reimbursement Agreement provides credit support, or the Indebtedness under such extension, refinancing, renewal or refunding; provided, however, that each such Bond shall by its terms provide that it shall be deemed paid in full at such time as the Company’s obligations referenced in the above subclauses (A), (B) or (C) of this clause (x) which such Bond is intended to secure, as the case may be, are paid in full and discharged, and that any payment made in respect of such Bond shall be deemed a payment made in respect of such underlying obligation which such Bond is intended to secure; and (xi) Subordinated Indebtedness incurred after the third anniversary of the Initial Issuance Date for the purpose of financing the redemption or repurchase of any Series A Preferred Stock of the Company, provided that (A) the principal amount of such Subordinated Indebtedness does not exceed the aggregate redemption or repurchase price of such Series A Preferred Stock (plus accrued dividends thereon and reasonable expenses incurred in connection therewith), (B) the interest rate on such Subordinated Indebtedness shall not exceed the dividend or coupon rate payable in respect of such Series A Preferred Stock, and (C) the maturity date of such Subordinated Indebtedness shall be no sooner than the mandatory redemption date for the Series A Preferred Stock occurring in the year 2008.

SECTION 4.03   Limitation on Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Mortgaged Property now owned or hereafter acquired, other than the Lien of the Indenture and Permissible Encumbrances (provided, however, that, for purposes of this Section 4.03 only, Permissible Encumbrances of the type set forth in clause (a) of the definition of Permissible Encumbrances, other than the Lien of the Indenture, shall not be permitted hereunder).

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any assets other than the Mortgaged Property now owned or hereafter acquired by the Company or a Subsidiary of the Company, other than (i) Permissible Encumbrances (provided, however, that, for purposes of this Section 4.03 only. Permissible Encumbrances of the type set forth in clause (a) of the definition of Permissible Encumbrances, other than the Lien of the Indenture, shall not be permitted hereunder), (ii) Liens existing on the Second Issuance Date, (iii) Liens on nuclear fuel, cores and materials, and interests in such nuclear fuel, cores and materials, pursuant to a nuclear fuel financing facility permitted under clause (iii) of the second paragraph of Section 4.02 of this Supplemental Indenture; (iv) Liens incurred in connection with an accounts receivable facility and/or contract payments facility permitted under clause (iv) of the second paragraph of Section 4.02 of this Supplemental Indenture; (v) Liens with respect to Indebtedness incurred by the Company or a Subsidiary of the Company in connection with the acquisition or lease by the Company or such Subsidiary after the Second Issuance Date of furniture, fixtures, equipment and other assets not owned by the Company as of the Second Issuance Date in connection with the ordinary course of business of the Company or such Subsidiary and otherwise permitted under Section 4.02 of this Supplemental Indenture; provided, however, that (a) such Indebtedness shall not be secured by any assets of the Company or any Subsidiary of the Company other than the asset with respect to which such Indebtedness is incurred; and (b) the Lien securing such Indebtedness shall be created within 90 days of the incurrence of such Indebtedness: (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (vii) Liens on the assets of any Person existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (a) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or any of its Subsidiaries, and (b) do not extend to any other assets of the Company or any of its Subsidiaries; and (viii) Liens arising from any Permitted Refinancing Indebtedness with respect to the foregoing; provided, however, that the Lien shall be limited to all or part of the property or assets which secured the Indebtedness so refinanced.

SECTION 4.04   Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to: (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any Other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture and the Bonds, (ii) the New Facility Agreements or New Reimbursement Agreements, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, however, that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, or (vii) Permitted Refinancing Indebtedness, provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

SECTION 4.05   Merger, Consolidation or Sale of Assets.

In addition to the provisions of Section 12.01 of the Indenture, the Company shall not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Mortgaged Property in one or more related transactions, or assign any of its obligations under the Indenture, to another corporation, Person or entity, unless (i) immediately before and after such transaction no Default or Event of Default exists, and (ii) the Successor Entity or the Company, in the case of a consolidation or merger in which the Company is the surviving entity) (a) has Consolidated Net Worth immediately after the transaction (but prior to any revaluation or recalculation of Consolidated Net Worth as of the date of the transaction relating to a carry-over basis (if any) of the assets acquired in the transaction (as determined in accordance with GAAP)) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and (b) shall, at the time of such transaction and after [ILLEGIBLE] effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section 4.02 of this Supplemental Indenture.

SECTION 4.06   Transactions with Affiliates.

The Company shall not and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into or make any contract agreement, understanding, loan, advance or Guarantee with or for the benefit of any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5,000,000 a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10,000,000 an opinion as to the fairness to the Company or such subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing with total assets in excess of $1,000,000,000, provided, however, that (x) any employment agreement entered into by the Company or any of its Subsidiaries, provided that the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such transaction has been approved by a majority of the disinterested members of the Board of Directors, (y) transactions between or among the Company and/or its Subsidiaries, and (z) transactions permitted under Section 4.01 of this Supplemental Indenture, in each case shall not be deemed Affiliate Transactions.

SECTION 4.07   Insurance.

Until such time as the Series I Bonds and Series J Bonds shall have been paid in full, the Company shall, and shall cause its Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles retentions, self-insured amounts and co-insurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, general liability, special liability, property and casualty and nuclear insurance.

SECTION 4.08   Payments for Consents.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise to any Holder of any Bonds for or as an inducement to any consent waiver or amendment of any of the forms or provisions of the Indenture or the Bonds unless such consideration is offered to be paid or agreed to be paid to all Holders of the Bonds that consent, waive or agree to amend in the time frame set forth to the solution documents relating to such consent, waiver or agreement.

SECTION 4.09   Reports.

The Company shall file with the Trustee within 15 days of filing them with the Commission copies of the annual reports and of the information documents and other reports copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is hot subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless file with the Commission and the Trustee on the date upon which it would have been required to file with the Commission financial statements, including any notes thereto (and with respect to annual reports, an auditor’s report by a firm of established national reputation, upon which the Trustee may conclusively rely) and Management’s Discussion and Analysis of Financial Condition and Results of Operations both comparable to that which the Company would have been required to include in such annual reports information, documents or other reports if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act; provided, however, that the Company shall not be required to register under the Exchange Act by virtue of this provision, if it were not otherwise required to do so.

If the Company is required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause any annual report furnished to its stockholders generally and any quarterly or other financial reports it furnishes to its stockholders generally to be filed with the Trustee and the Company shall cause such reports to be mailed to the Holders at their addresses appearing in the register of Bonds maintained by the Registrar. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause its financial statements referred to in the immediately preceding paragraph, including any notes thereto (and with respect to annual reports an auditors report by a firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be so mailed to the Holders within 120 days after the end of each of the Company’s fiscal years and within 60 days after the end of each of the first three fiscal quarters of each year.

So long as hot contrary to the then current recommendations of the American Institute Certified Public Accountants, the year-end financial statements delivered to the Trustee Pursuant this Section 4.09 shall be accompanied by a written statement of the Company’s [ILLIGIBLE] public accountants (who shall be a firm of established national reputation reasonably Satisfactory to the Trustee) that in making the examination necessary for certification of such financial statements nothing has come to their attention Which Would lead them to believe that the Company has violated any provisions of Sections 7.01(a) of the Original Indenture or Sections 4.01 thought 4.06 of this Supplemental Indenture or, if any such violation has occurred specifying the nature and period of existence thereof. it being understood that such accountants shall [ILLIGIBLE] liable directly or indirectly to any Person for any failure to [ILLIGIBLE] Knowledge of any such violation.

SECTION  4.10  Restrictions on Release of Mortgaged Property.

The Company covenants and agrees that so long as any Series I Bonds or Series J Bonds are Outstanding it shall not release or cause to release any Mortgaged Property on the basis of Section 9.04 of the Original Indenture. Section 9.04 of the Original Indenture is hereby deemed inoperative until such time as the Series I Bonds and Series J Bonds are no longer Outstanding at which time (and only at such time) the provisions of such section shall be reinstated with full force and effect

SECTION  4.11   Application of Certain Proceeds of Sales or Condemnations.

The Company covenants and agrees that in the event of the sale or condemnation of Bondable Property, it shall deposit the Net Proceeds thereof with the Trustee to the extent required by the Original Indenture. Within one year of the receipt by the Trustee of any Excess Proceeds the Company will (i) reinvest, or enter into an agreement with respect to the reinvestment of such Excess Proceeds in real or tangible personal property integral to the generation, transmission or distribution of electricity (which property shall automatically be deemed to constitute Bondable Property for purposes of the Indenture) or (ii) use such Excess Proceeds to repurchase Investor Series Bonds through open market purchases of such Investor Series Bonds. To the extent that after application of such Excess Proceeds in accordance with clauses (i) and (ii) above, any Excess Proceeds remain in an amount less than $1.000 (or an amount necessary to purchase one Bond) such remaining Excess Proceeds shall remain on deposit with the Trustee.

Notwithstanding anything to the contrary contained in Articles 3 or 5 of the Original Indenture the Company shall not use any Excess Proceeds as a basis upon which to issue additional Bonds under the Indenture, unless and until such Excess Proceeds are reinvested as contemplated by clause (i) of the preceding paragraph.

As used in this Section 4.11. “Excess Proceeds” shall mean an amount equal to (x) the aggregate Net Proceeds from all such sales or condemnations occurring within any twelve month period (which within such twelve month period, have not been reinvested in real or tangible personal property integral to the generation, transmission or distribution of electricity (which property shall automatically be deemed to constitute Bondable Property)), the value of which sales or condemnations shall be determined as of the date of such sale or condemnation, minus (y) the amount if any required under Section 2(j) of the Rate Stipulation (as such term is defined in the Plan) to be paid or credited to ratepayers as a result of each such sale or condemnation if and only if the Company is required to make such payment or credit to ratepayers over a period of twelve months or less, minus (z) $10,000,000. The amount of Excess Proceeds shall be determined as of the date sale or condemnation and shall be deposited and applied as such amount is received by the Company or the Trustee (as the case may be). “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any sale or condemnation of Bondable Property (including, without limitation any cash received upon or other disposition of any non-cash consideration received in any such sale or condemnation), net of the direct costs relating to such sale or condemnation (including, without limitation, legal, accounting and investment bonding fees and sales commissions) and any expenses incurred in the relocation of assets (which relocation is required as a result of such sale or condemnation). taxes paid or payable which are attributable to such sale or condemnation (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any cash reserve for adjustment in respect of the sale price of the sale price of such asset or assets established in accordance with GAAP.

ARTICLE 5
 EVENTS OF DEFAULT

SECTION 5.01 Events of Default.

(a)          So long as any Series I Bonds or Series J Bonds are Outstanding, in addition to the Events of Default specified in clauses (i) through (vi) of the Section 11.01(a) under the Original Indenture, each of the following is also an Events of Default:

(i)         failure by the Company to comply with the requirements of Sections 3.01, 4.01, 4.02 or 4.05 of this Supplemental Indenture or Section 12.01 of the Original Indenture;

(ii)         a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Supplemental Indenture, which default (a) is caused by a failure to pay principal of, interest on or other amounts owing in respect of such Indebtedness at maturity of such Indebtedness (a “Payment Default”) or (b) has resulted in the acceleration of such Indebtedness prior to its expressed maturity; and in each case the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(iii)       the failure by the Company or any of its Subsidiaries to pay one or more final judgments aggregating in excess of $10,000,000, not otherwise covered and payable by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(iv)       by decree of a court of competent jurisdiction any Subsidiary of the Company is adjudicated & bankrupt or insolvent, or an order is made by such court for the [ILLEGIBLE] up or liquidation of the affairs of any Subsidiary of the Company or approving a petition seeking reorganization or arrangement of a Subsidiary of the Company under any Bankruptcy Law, or, by order of such court, a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law is appointed for a Subsidiary of the Company or for the property of such Subsidiary and such decree or order shall continue in effect for a period of 60 days; or

(v)        a Subsidiary of the Company files a petition for voluntary bankruptcy, or consents to the filing of any order for relief against it in an involuntary case, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law of such Subsidiary, or files a petition or answer or consent seeking reorganization or arrangement under any Bankruptcy Law, or consents to the filing of any such petition, or files a petition to take advantage of any law for the relief of debtors.

(b)          So long as any Series I Bonds or Series J Bonds are Outstanding, Section 11.03(a) of the Original Indenture is hereby replaced with the following:

“In case of the occurrence and during the continuance of any Event of Default with respect to any Bonds at the time Outstanding, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Bonds (or, in case the Event of Default affects the rights of the Holders of Bonds of one or more series which does not similarly affect the rights of Holders of other series of Bonds at the time Outstanding, then at least 25% in aggregate principal amount of the then Outstanding Bonds of any such affected series) may, by notice in writing delivered to the Company, declare the Principal of and all accrued interest on all the Bonds due and payable immediately, and upon any such declaration, the same shall be immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clauses (iv) or (v) of Section 11.01 (a) of the Original Indenture or, with respect to any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, an Event of Default specified in clauses (iv) and (v) of Section 5.01(a) of this Supplemental Indenture occurs, such an amount shall become immediately due and payable without any declaration or any other act on the part of the Trustee or any other Holder. The foregoing provisions, however, are subject to the condition that if at any time after the Principal of said Bonds shall have been so declared due and payable and before any sale of the Mortgaged Property shall have been made pursuant to the Original Indenture, all arrears of interest upon all of [ILLEGIBLE] Bonds, with interest upon overdue installments of interest at the same rates respectively as were borne by the respective Bonds on which installments of interest were overdue, shall either be paid by the Company or be collected out of the Mortgaged Property, and all other Events of Default shall have been remedied, then the Holders of at least 25% in aggregate principal amount of the Outstanding Bonds (unless such [ILLEGIBLE] has been made only with respect to the series of Bonds affected by such Event of Default, in which event at least 25 % in aggregate principal amount of the Outstanding Bonds of such series), by written notice to the Company and to the Trustee, may rescind such declaration and its consequences; but no such rescission shall extend to or affect any subsequent Event of Default, or impair any right consequent thereon.”

ARTICLE 6
THE TRUSTEE

SECTION 6.01  Trustee’s Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise Provided, no duties, responsibilities or liabilities are assumed or shall be construed to be assumed by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 7
MISCELLANEOUS

SECTION 7.01  Reference to Original Indenture.

Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture; as it has been and may from time to time be amended shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 7.02  Benefits of Original Indenture.

Nothing in this Supplemental Indenture is intended, or shall be construed, to give to any Person other than the parties hereto and the Holders of Series I Bonds and Series J Bonds issued under and secured by the Original Indenture, any legal or equitable right, remedy or claim under or in respect of the Supplemental Indenture being intended to be, and being, for the sole and exclusive benefit of the parties hereto and of the Holders of Series I Bonds and Series J Bonds issued and to be issued under the Original Indenture and this Supplemental Indenture.

SECTION 7.03  Governing Law.

In view of the fact that Bondholders may reside in various states and the desire to establish with [ILLEGIBLE] that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture and each Series I Bond and Series J Bond shall be construed in accordance with and governed by the laws of the state of New York (without regard to the conflicts of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the mortgaged property is located shall mandatorily govern the perfection, priority or enforcement of the lien of the  Indenture with respect to such portion of the Mortgaged Property.

SECTION 7.04  Successors.

All covenants, stipulations and agreements of the Company in this Supplemental Indenture and the Series I Bonds and Series J Bonds shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 7.05  Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, and each of .such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and STATE STREET BANK AND TRUST COMPANY has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Gary R. Hedrick
Gary R. Hedrick
Vice President and Chief Financial Officer

Attest:

/s/ Guillermo Silva Jr.
Secretary

STATE STREET BANK AND TRUST COMPANY

	By:	/s/ Ruth A. Smith
Name: Ruth A. Smith
Title: Vice President

[Corporate Seal]

Attest:

/s/ J. Hopkins
Title: ASSISTANT SECRETARY

ACKNOWLEDGMENT

STATE OF TEXAS	)
) SS.
COUNTY OF EL PASO	)

On the 20th day of August 1997, before me personally came Gary R. Hedrick, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso, Texas; that he is the Vice President and Chief Financial Officer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/s/ Hilda Vargas
(Notary Seal)	Notary Public

ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS	)
) SS.
COUNTY OF SUFFOLK	)

On the 20th day of August 1997, before me personally came Ruth A. Smith to me known, who, being by me duly sworn, did depose and say that s/he resides in Stoughton, Massachusetts; that s/he is a VICE PRESIDENTof State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that s/he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that s/he signed her/his name thereto by like authority.

/s/ Stacye M. Junior
Notary public

STACYE M. JUNIOR
(Notary Seal)	Notary Public
My Commission Expires 8/13/2002

Schedule 1
Existing Investments of the Company

1.	Note receivable from Wheeler Peak Capital Corporation for $125,000, balance due at October 31, 1991.

2.	Contributions to and interests of the Company in decommissioning trusts relating to the Palo Verde Nuclear Generating Station (to the extent such contributions and interests constitute investments).

3.	Other minor investments existing on the date of this Supplemental Indenture, which were obtained in the ordinary course of business and, in the aggregate, have a book value of less than $200,000.

EXHIBIT A

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR UNDER THE LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, DATED AS OF ________ 1997 AMONG THE COMPANY, BARCLAYS BANK PLC, NEW YORK BRANCH AS ISSUING BANK, THE CREDITORS SPECIFIED THEREIN, BARCLAYS BANK PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT FOR THE ISSUING BANK AND THE CREDITORS (THE “AGENT”), AND UNION BANK OF CALIFORNIA, N.A., AS DOCUMENTATION AGENT (SUCH REIMBURSEMENT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REIMBURSEMENT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No. RI-	[$163,841,823]

COLLATERAL SERIES I FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to Barclays Bank PLC, New York Branch, as Agent, or registered assigns, the principal sum of [spell out amount of bond] Dollars or, at any time (if less), such lesser principal amount as is equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of all Tender Advances which are outstanding at such time, plus (c) the aggregate amount of all other unreimbursed drawings under all Letters of Credit which are outstanding at such time, on such date or dates and in such amounts as set forth in the Reimbursement Agreement for the payment of principal on Tender Advances and the reimbursement of drawings under the Letters of Credit, but not later than the Stated Termination Date for the last Letter of Credit outstanding under the Reimbursement Agreement and [_______], 2000, whichever shall occur first, at the same place or places as set forth in the Reimbursement Agreement, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts and in the same manner set forth in the Reimbursement Agreement. Interest will accrue and be payable on this Series I Bond at the rates per annum, in the amounts, and on each [ILLEGIBLE] set forth in the Reimbursement Agreement for the accrual and payment of interest, [ILLEGIBLE], fees, charges, expenses and other amounts (all such interest, commissions, fees, charges, expenses and other amounts payable under the Reimbursement Agreement being referred to collectively as “Interest”) in like coin or currency to the registered owner hereof at said place or places and in the same manner set forth in the Reimbursement Agreement. Interest shall accrue and be payable until maturity of this Series I Bond, or if the Agent shall demand redemption of this Series I Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series I Bond, whether at maturity or upon redemption, until the Company’s obligation with respect to the payment of such principal shall [ILLEGIBLE] discharged as provided in the Indenture (as hereinafter defined). For purposes hereof, (i) interest under the Reimbursement Agreement shall include, without limitations, interest provided for under Article II of the Reimbursement Agreement and (ii) commissions and fees under the Reimbursement Agreement shall include, without limitation, the letter of credit fees and fronting fees provided for under Section 2.04 of the Reimbursement Agreement and the drawing fee, agency fee and transfer fee provided for under Section 2.03 of the Reimbursement Agreement.

The Bonds of this series have been issued to the Agent for the issuer of Letters of Credit for the account of the Company and for certain creditors pursuant to the Reimbursement Agreement, to secure the payment of principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts due to the Holder under the Reimbursement Agreement. As used herein, the terms “Available Amount,” “Tender Advances”, “Letters of Credit”, “Participation Percentage” and “Stated Termination Date” shall have the respective meanings set forth in the Reimbursement Agreement.

Except as hereinafter provided, this Series I Bond shall bear interest (a) from the interest payment date next preceding the date of this Series I Bond to which interest has been paid, or (b) if the date of this Series I Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series I Bond, then from the date of initial issue.

This Series I Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and, pledged the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in aspect of such security. As provided in the Indenture, the Bonds may be in various are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series I First Mortgage Bonds”, created by a Second Supplemental Indenture dated as of August 19, 1997, as provided for in the Indenture. The terms of this Series I include those states in the Indenture and those made part of the Indenture by reference [ILLEGIBLE] the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $163,841,823 aggregate principal amount of Series I Bond, but the aggregate principal amount of all Series I Bonds outstanding at any time shall not exceed the lesser of such amount and the amount that is equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time plus (b) the aggregate principal amount of all Tender Advances outstanding at such time, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are outstanding at such time.

This Series I Bond has been issued by the Company to the Agent (i) to provide  for the payment of the Company’s obligations to make payments in respect of principal,  reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts to any person under the Reimbursement Agreement and (ii) to provide to such person the benefits of the security provided for by this Series I Bond.

Any payment of principal, reimbursement obligations, interest, fees, charges, expanses, commissions or other amounts made by or on behalf of the Company in respect of  its obligations to pay such principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts under and in accordance with the Reimbursement  Agreement shall be deemed a payment in respect of this Series I Bond, but such payment shall not reduce the principal amount of this Series I Bond then in effect unless the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances which are then outstanding under the Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding, is reduced concurrently with such  payment; provided, however, if after a drawing under any Letter of Credit issued under the Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such  drawing prior to the Agent having received reimbursement for such drawing from the   Company, the reimbursement of such reinstated amount shall not reduce the principal amount  of this Bond. In the event that ail of the Company’s obligations under the Reimbursement   Agreement have been discharged, this Series I Bond stall be deemed paid in full and the Holder shall surrender this Series I Bond to the Trustee for cancellation.

In the manner provided in the Indenture, this Series I Bond shall be redeemed at a redemption price of 100% Price of (expressed as a percentage of principal amount) plus accrued  interest thereon through the redemption date, in cash, upon receipt by the Trustee of a written  demand or redemption of this Series I Bond from the Agent on behalf of the Holder (the “Series Redemption Demand”). This Series I Bond shall be redeemed in the amount  specified with respect thereto in the Series I Redemption Demand, which amount shall be equal to the portions of the outstanding principal, reimbursement obligation, interest,  commission, charges, expenses and other amounts then due and owing under the Reimbursement Agreement The Series I Redemption Demand shall also state (i) that an Event of Default” has occurred and is continuing under the terms of the Reimbursement  Agreement; (ii) that payment of the principal amount and reimbursement obligations  outstanding under the Reimbursement Agreement, all interest, commissions and fees thereof and all charges, expenses and other amounts payable thereunder are immediately due and  payable, and (iii) that the Agent has demanded payment thereof from the Company The portion of this Series I Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Series Redemption Demand. Any payment tothe Agent pursuant to a Series I redemption Demand Shallconstitute a payment by the Company in respect of its obligations under the Reimbursement Agreement. The Series I  Redemption Demand shall be rescinded and shall be null and void for all purposes of the  Indenture upon receipt by the trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Series I Redemption Demand.

The principal of this Series I Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

 With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the indenture or of any Supplemental Indenture or of modifying  in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any, Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d)  waive a Default or Event of Default in the payment of Principal of or interest on the Bonds Except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond of any Series payable in money other than that  stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or   interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the  right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a prior Lien), or (j) make any change in the indenture pertaining to supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds of more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds of one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so effected, considered as one class shall be required.

No incorporator, stockholder, director, officer or employee of the Company such have any liability for any obligations of the Company under this Series I Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series I Bond.

This Series I Bond is nontransferable except to effect transfer to any successor to the Agent under the Reimbursement Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series I Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series I Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.

IN WITNESS WHEREOF, the Company has caused this Series I Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date:
Authentication Date:

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND	By:
TRUST COMPANY,	[Title of Officer]
as Trustee

Attest:
By:
Authorized Officer
[Assistant] Secretary

ASSIGNMENT

To assign this Series I Bond, fill in the form below:

(I) or (we) assign and transfer this Series I Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Series I Bond on the books of the
Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series I Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

EXHIBIT B

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR AGENT UNDER THE LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, DATED AS OF ______, 1997 AMONG THE COMPANY, BARCLAYS BANK, PLC, NEW YORK BRANCH, AS ISSUING BANK, THE CREDITORS SPECIFIED THEREIN, BARCLAYS BANK PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT FOR THE ISSUING BANK AND THE CREDITORS (THE “AGENT”), AND UNION BANK OF CALIFORNIA N. A., AS DOCUMENTATION AGENT (SUCH REIMBURSEMENT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REIMBURSEMENT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No. RJ - _________	$34,134,780

COLLATERAL SERIES J FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to Barclays Bank PDC, New York Branch, as Agent, or registered assigns, the principal sum of Thirty Four Million One Hundred Thirty Four Thousand Seven Hundred Eighty Dollars or, at any time (if less), such lesser principal amount as is equal to the sum of (a) the Available Amount under the Letter of Credit, plus (b) the aggregate principal amount of all Tender Advances  outstanding at such time, plus (c) the aggregate amount of all other unreimbursed drawings of the Letter of Credit which are outstanding at such time, on such date or dates and in such amounts as set forth in the Reimbursement Agreement for the payment of principal on Tender Advances and the reimbursement of drawings under the Letter of Credit, but not later than the Stated Termination Date or [___________], 2000, whichever shall occur first, at the same place or places as set forth in the Reimbursement Agreement, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts and in the same manner set forth in the Reimbursement Agreement. Interest will accrue and be payable on this Series J Bond at the rates  per annum, in the amounts, and on each date set forth in the Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts in like coin or currency to the registered owner hereof at said place or places and in the same manner set forth in the Reimbursement Agreement. Such interest shall accrue and be payable until maturity of this Series J Bond, or if the Agent shall demand redemption of this Series J Bond until the redemption date, or, if the Company shall default in the payment of principal due on this Series J Bond, whether at maturity or upon [ILLEGIBLE] the Company’s obligation with respect to the payment of such principal shall be discharged as provided in the Indenture (as [ILLEGIBLE] defined).  For purposes hereof, (i) interest  shall include, without limitation, [ILLEGIBLE] provided for under Article II of the Reimbursement Agreement and (ii) commissions as fees shall include, without limitation the letter of credit fees and fronting fees provided for under Section 2.04 of the Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the Reimbursement Agreement.

The Bonds of this series have been issued to the Agent for the issuer of a Letter of Credit for the account of the Company and for certain creditors pursuant to the Reimbursement Agreement, to secure the payment of principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts due thereunder. As used herein, the terms “Available Amount,” “Tender Advances”, “Letter of Credit” and “Stated Termination Date” shall have the respective meanings set forth in the Reimbursement Agreement.

Except as hereinafter provided, this Series J Bond shall bear interest (a) from the interest payment date next preceding the date of this Series J Bond to which interest has been paid, or (b) if the date of this Series J Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series J Bond, then from the date of initial issue.

This Series J Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series [ILLEGIBLE] “Collateral Series J First Mortgage Bonds”, created by a Second Supplemental Indenture dated as of August 19, 1997 as provided for in the Indenture. The terms of this Series J Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act” as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $34,134,780 aggregate principal amount of Series J Bonds, but the aggregate principal amount of all Series J Bonds outstanding at any time shall not exceed the lesser of such amount and the amount that is equal to the sum of (a) the Available Amount of the Letter of Credit, plus (b) the aggregate principal amount of all Tender Advances [ILLEGIBLE] at such time, plus (c) the aggregate amount [ILLEGIBLE] all other unreimbursed drawings under such Letter of Credit which are outstanding at such time.

This Series J Bond has been issued by the Company to the Agent (i) to provide for payment of the Company’s obligations to make payments in respect of principal, reimbursement obligations, interest, fees, commissions, charges, expenses, and other amounts to any person under the Reimbursement Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series J Bond.

Any payment of principal, reimbursement obligations, interest, fees, commissions, charges, expenses or other amounts made by or on behalf of the Company in respect of its obligations to pay such principal, reimbursement obligations, interest, fees, commissions, charges, expenses and other amounts under and in accordance with the Reimbursement Agreement shall be deemed a payment in respect of this Series J Bond, but such payment shall not reduce the principal amount of this Series J Bond unless the sum of (a) the Available Amount of the Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of all Tender Advances then outstanding under the Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under the Letter of Credit which are then outstanding, is reduced concurrently with such payment; provided, however, if after a drawing under any Letter of Credit issued under the Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such drawing prior to the Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of this Bond. In the event that all of the Company’s obligations under the Reimbursement Agreement have been discharged, this Series J Bond shall be deemed paid in full and the Agent shall surrender this Series J Bond to the Trustee for cancellation.

In the manner provided in the Indenture, this Series J Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon through the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series J Bond from the Agent (the “Series J Redemption Demand”). This Series J Bond shall be redeemed in the amount specified in the Series J Redemption Demand, which amount shall be equal to the outstanding principal, reimbursement obligations, interest, commissions, fees, charges, expenses, and other amounts then due and owing under the Reimbursement Agreement. The Series J Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Reimbursement Agreement, (ii) that payment of the principal amount and reimbursement obligations outstanding under the Reimbursement Agreement, all interest, commissions and fees thereon and all charges, expenses, and other amounts payable thereunder are immediately due and payable, and (iii) that the Agent has demanded payment thereof from the Company. The portion of this Series J Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Series J Redemption Demand. Any payment made to the Agent pursuant to a Series J Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Reimbursement Agreement. The Series J Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Series J Redemption Demand.

The principal of this Series J Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate Principal amount of the Outstanding Bonds which would be affected by the action to be taken the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplementor waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, Maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive Default or Event of Default in the payment of Principal of or interest on the Bonds  (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a  redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments supplements or waivers to the Indenture or any Supplemental Indenture with the Consent of the Holders, and (ii) if there shall be Bonds of more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds of one or more such, [ILLEGIBLE] then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.

No incorporator, stockholder, director, officer or employee of the Company shall have any claim liability for any obligations of the Company under this Series J Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series J Bond.

This Series J Bond is nontransferable except to effect transfer to any successor to the  Agent under the Reimbursement Agreement, but is exchangeable by the registered holder, hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series J Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series J Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.

IN WITNESS WHEREOF, the Company has caused this Series J Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date:
Authentication Date:

This Bond is one of the Bonds of the series designated therein, described in the within- mentioned Indenture	EL PASO ELECTRIC COMPANY, as Issuer

STATE STREET BANK AND	By:
TRUST COMPANY,	Title:
as Trustee

Attest:
By:
Authorized Officer
[Assistant] Secretary

ASSIGNMENT

To assign this Series J Bond, fill in the form below:

(I) or (we) assign and transfer this Series J Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________________ agent to transfer this Series J Bond on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on this Series J Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or Such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIRD

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

STATE STREET BANK AND TRUST COMPANY

Trustee

Dated as of January 29, 1999

Supplemental to General Mortgage Indenture
and Deed of Trust

Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of January 29, 1999 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at 100 North Stanton Street, El Paso, Texas, 79901, and STATE STREET BANK AND TRUST COMPANY, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the “Trustee”), whose principal corporate trust office is located at 225 Franklin Street, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”); and

WHEREAS, the Company issued Bonds pursuant to the terms of the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds; and

WHEREAS, pursuant to the Indenture, there have been executed, authenticated, delivered and issued and there are now outstanding Bonds of series and in principal amounts as follows:

Series Designation	Issued and Outstanding Amount
7.25% Series A First Mortgage Bonds due 1999	$36,034,000
7.75% Series B First Mortgage Bonds due 2001	$62,698,000
8.25% Series C First Mortgage Bonds due 2003	$119,292,000
8.90% Series D First Mortgage Bonds due 2006	$223,132,000
9.40% Series E First Mortgage Bonds due 2011	$273,398,000
Collateral Series H First Mortgage Bonds	$100,000,000
Collateral Series I First Mortgage Bonds	$163,841,823
Collateral Series J First Mortgage Bonds	$34,134,780;

and

WHEREAS, Section 14.02 of the Original Indenture permits the Indenture to be amended, or compliance with any provision thereof to be waived, with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Bonds (provided, that if the proposed amendment or waiver affects only the Holders of certain series of Outstanding Bonds, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Bonds of such affected series, considered as one class, shall be required);

WHEREAS, the Company proposes to amend Section 4.01 of the First Supplemental Indenture to permit the redemption of the Series A Preferred Stock beginning on February 12, 1999 instead of May 1, 1999;

WHEREAS, the proposed amendment to Section 4.01 of the First Supplemental Indenture affects the Holders of Series A, B, C, D, E and H Bonds, but not the Holders of Series I and J Bonds (because Section 4.01 of the Second Supplemental Indenture permits the Company to redeem the Series A Preferred Stock beginning on February 12, 1999);

WHEREAS, the Company has obtained, in accordance with Section 15.07 of the Original Indenture, the written consent of the Holders of a majority in aggregate principal amount of Outstanding Bonds of Series A, B, C, D, E and H, considered as one class, to the proposed amendment of Section 4.01 of the First Supplemental Indenture as set forth in this Supplemental Indenture;

WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in, indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of amending the Indenture as permitted by Section 14.02 thereof; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW THEREFORE, in consideration of the premises and in further consideration of the sum of One Dollar in lawful money of the United States of America paid to the Company by the Trustee at or before the execution and delivery of this Supplemental Indenture, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01  Terms Incorporated by Reference.

Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2
AMENDMENT OF SECTION 4.01
OF FIRST SUPPLEMENTAL INDENTURE

SECTION 2.01  Amendment to Limitation on Restricted Payments.

Section 4.01 of the First Supplemental Indenture is amended by deleting from clause (ii)(B) of the second full paragraph thereof the date “May 1, 1999” and substituting therefor the date “February 12, 1999”.

ARTICLE 3
THE TRUSTEE

SECTION 3.01  Trustee’s Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 4
MISCELLANEOUS

SECTION 4.01  Reference to Original Indenture.

Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original  Indenture as heretofore supplemented and as supplemented  by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 4.02  Governing Law.

In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

SECTION 4.03  Successors.

All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 4.04  Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and STATE STREET BANK AND TRUST COMPANY has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Gary R. Hedrick
Gary R. Hedrick
Vice President and Chief Financial Officer

Attest:

/s/ Guillermo Silva Jr.
Secretary

STATE STREET BANK AND TRUST COMPANY

	By:	/s/ Ruth A. Smith
Name: Ruth A. Smith
Title: Vice President

[Corporate Seal]

Attest:

[ILLEGIBLE]
Title:

ACKNOWLEDGMENT

STATE OF TEXAS	)
) SS.
COUNTY OF EL PASO	)

On the 28th day of January 1999, before me personally came Gary R. Hedrick, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso, Texas; that he is the Vice President and Chief Financial Officer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/s/ Hilda Vargas
Notary Public
(Notary Seal)

ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS	)
) SS.
COUNTY OF SUFFOLK	)

On the 29th day of January 1999, before me personally came Ruth A. Smith, to me known, who, being by me duly sworn, did depose and say that s/he resides in Stoughton, Massachusetts; that s/he is a Vice President of State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that s/he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that she signed her/his name thereto by like authority.

/s/ James M. Coolidge
Notary public

JAMES M. COOLIDGE
(Notary Seal)	Notary Public
My Commission Expires June 19, 2003

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

FOURTH

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

STATE STREET BANK AND TRUST COMPANY

Trustee

Dated as of January 25, 2002

Supplemental to General Mortgage Indenture
and Deed of Trust

Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of January 25, 2002 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at 100 North Stanton Street, El Paso, Texas, 79901, and STATE STREET BANK AND TRUST COMPANY, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the “Trustee”), whose principal corporate trust office is located at 225 Franklin Street, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture”); and (iv) Third Supplemental Indenture dated as of January 29, 1999 (the “Third Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”);

WHEREAS, the Company issued Bonds pursuant to the terms of the Indenture and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds;

WHEREAS, Section 14.02 of the Original Indenture permits the Indenture or the Bonds to be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Bonds; provided that if the proposed amendment or waiver affects only the Holders of certain series of Outstanding Bonds, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Bonds of such affected series, considered as one class, shall be required; provided further that if the proposed amendment changes the fixed maturity of any Bond, the consent of the Holders of each Outstanding Bond affected thereby shall be required;

WHEREAS, the Company proposes to amend Section 2.02(a)(iii) of the First Supplemental Indenture and the Series H Bonds to extend the maturity date of the Series H Bonds to February 12, 2008;

WHEREAS, the proposed amendment to Section 2.02(a)(iii) of the First Supplemental Indenture affects the Holders of Series H Bonds;

WHEREAS, the Company has obtained and delivered to the Trustee the written consent of the sole Holder of the Outstanding Bond of Series H to the proposed amendments set forth in this Supplemental Indenture;

WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in, indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of amending the Indenture as permitted by Section 14.02 thereof; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
Definitions

Section 1.01. Terms Incorporated By Reference. Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2
Amendment Of First Supplemental Indenture

Section 2.01. Amendment To Section 2.02(a). Section 2.02(a)(iii) of the First Supplemental Indenture is amended by deleting from the fourth sentence thereof the date “February 12, 2002” and substituting therefor the date “February 12, 2008”.

Section 2.02. Exhibit H. Exhibit H to the First Supplemental Indenture is hereby replaced in its entirety with Exhibit H hereto.

ARTICLE 3
Amendment And Replacement Of Series H Bonds

Section 3.01. Amendment To Maturity Date. Each of the Series H Bonds is amended by deleting from the first sentence of the first full paragraph thereof the date “February 12, 2002” and substituting therefor the date “February 12, 2008”.

Section 3.02. Replacement of Series H Bond. Upon surrender of the Outstanding Series H Bond by the sole Holder thereof, the Company shall execute, and the Trustee shall authenticate, in each case as provided in the Indenture, a replacement Bond substantially in the form of Exhibit H hereto.
3

ARTICLE 4
The Trustee

Section 4.01. Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 5
Miscellaneous

Section 5.01. Reference To Original Indenture. Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 5.02. Governing Law. In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent that the TLA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

Section 5.03. Successors. All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 5.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.
4

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and STATE STREET BANK AND TRUST COMPANY has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Terry D. Bassham
	Name:	Terry D. Bassham
	Title:	EVD - CFO, CAO

Attest:

/s/ Guillermo Silva Jr.
Secretary

STATE STREET BANK AND TRUST COMPANY, as Trustee

	By:	/s/ Kenneth R. Ring
		Name:	Kenneth R. Ring
		Title:	Assistant Vice President
[Corporate Seal]

Attest:

[Illegible]
Title:
Assistant Vice President
5

ACKNOWLEDGEMENT

STATE OF TEXAS	)
) SS.
COUNTY OF EL PASO	)

On the 28th day of January, 2002, before me personally came Terry Bossham, to me known, who, being by me duly sworn, did depose and say that he resides in EVD-CFO, CAO; that he is the EVD-CFO, CAO of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/S/ Rhonda M. Pyle
Notary Public

Exhibit H

[Form of Series H Bond]

THIS BOND IS NOT T RANSFERABLE EXCEPT TO A SUCCESSOR COLLATERAL AGENT UNDER THE CREDIT AGREEMENT, DATED AS OF FEBRUARY 12, 1996, AMONG THE COMPANY, TEXAS COMMERCE BANK NATIONAL ASSOCIATION, AS TRUSTEE OF THE RIO GRANDE RESOURCES TRUST II, THE LENDERS SPECIFIED THEREIN (THE “LENDERS”), AND CHEMICAL BANK, AS ISSUING BANK, AS ADMINISTRATIVE AGENT, AND AS COLLATERAL AGENT (THE “COLLATERAL AGENT”) (SUCH CREDIT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REVOLVING CREDIT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No.	$100,000,000

COLLATERAL SERIES H FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to                                   , or registered assigns the principal sum of ONE HUNDRED MILLION DOLLARS or such lesser principal amount as is equal to the aggregate principal amount of the outstanding Loans and L/C Disbursements (as defined in the Revolving Credit Agreement) in whole or installments on such date or dates as the Company has any obligation to make payments under the Revolving Credit Agreement, but not later than the Maturity Date (as defined in the Revolving Credit Agreement) or February 12, 2008, whichever shall occur first, at the same place or places as such payments are required to be made by the Company, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof in like coin or currency to the registered owner hereof at said place or places at such rate per annum on each interest payment date (as hereinafter defined) as shall cause the amount of interest payable on such interest payment date on this Series H Bond to equal the amount of interest, fees, charges and expenses payable on such interest payment date under the Revolving Credit Agreement, Such interest shall be payable on the same dates as interest is payable from time to time pursuant to the Revolving Credit Agreement (each such date hereinafter called an “interest payment date”), until maturity of this Series H Bond, or if the Collateral Agent shall demand redemption of this Series H Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series H Bond, until such principal and interest, shall have been paid in full and the Company's obligations with respect thereto discharged as provided in the Indenture (as hereinafter defined). The amount of interest and fees and types of charges and expenses payable from time to time under the Revolving Credit Agreement, the basis on which such amounts are computed and the dates on which such amounts are payable are set forth in the Revolving Credit Agreement.

Except as hereinafter provided, this Series H Bond shall bear interest (a) from the interest payment date next preceding the date of this Series H Bond to which interest has been paid, or (b) if the date of this Series H Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series H Bond, then from the date of initial issue.

This Series H Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series H First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of this Series H Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $100,000,000 aggregate principal amount of Series H Bonds, but the aggregate principal amount hereof outstanding at any time shall not exceed such lesser amount as is equal to the amount of the Total Commitment under the Revolving Credit Agreement or, if such Total Commitment shall have terminated, the aggregate outstanding principal amount of the Loans and LC Disbursements under the Revolving Credit Agreement.

This Series H Bond has been issued by the Company to the Collateral Agent (i) to provide for the payment of the Company's obligations to make payments to any person under the Revolving Credit Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series H Bond.

Any payment made in respect to the Company's obligations under the Revolving Credit Agreement shall be deemed a payment in respect of this Series H Bond, but such payment shall not reduce the principal amount of this Series H Bond unless, and then only to the extent, the aggregate amount of the Total Commitment is irrevocably reduced concurrently with such payment. In the event that all of the Company's obligations under the Revolving Credit Agreement have been paid in full and discharged, this Series H Bond shall be deemed paid in full and the Collateral Agent shall surrender this Series H Bond to the Trustee for cancellation.
9

In the manner provided in the Indenture, this Series H Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon to the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series H Bond from the Collateral Agent (the “Collateral Series Redemption Demand”). This Series H Bond shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to the outstanding principal, interest and other amounts then due and owing under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Revolving Credit Agreement, (ii) that payment of the principal amount outstanding under the Revolving Credit Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that the Collateral Agent has demanded payment thereof from the Company. The portion of this Series H Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Collateral Agent pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Collateral Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series H Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds of more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds of one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required.
10

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series H Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series H Bond.

This Series H Bond is nontransferable except to effect transfer to any successor to the Collateral Agent under the Revolving Credit Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series H Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series H Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.
11

IN WITNESS WHEREOF, the Company has caused this Series H Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date:
Authentication Date:

This Bond is one of the Bonds of the series designated therein, described in the within- mentioned Indenture	EL PASO ELECTRIC COMPANY, as Issuer.

STATE STREET BANK AND	By:
TRUST COMPANY,	Title:
as Trustee

Attest:
By:
Authorized Officer
Title:
12

ASSIGNMENT

To assign this Series H Bond, fill in the form below:

(I) or (we) assign and transfer this Series H Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Series B Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series B Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or Such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

13

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

 THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

fifth

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

U.S. BANK NATIONAL ASSOCIATION

Trustee

Dated as of December 17,2004

Supplemental to General Mortgage Indenture
and Deed of Trust

Dated as of February 1,1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of December 17, 2004 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at 100 North Stanton Street, El Paso, Texas, 79901, and U.S. BANK NATIONAL ASSOCIATION, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the “Trustee”), whose principal corporate trust office is located at 225 Franklin Street, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1,1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture”); (iv) Third Supplemental Indenture dated as of January 29, 1999 (the “Third Supplemental Indenture”) and (v) Fourth Supplemental Indenture dated as of January 25, 2002 (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”);

WHEREAS, the Company issued Bonds pursuant to the terms of the Indenture and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds;

WHEREAS, Section 14.02 of the Original Indenture permits the Indenture or the Bonds to be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Bonds; provided that if the proposed amendment or waiver affects only the Holders of certain series of Outstanding Bonds, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Bonds of such affected series, considered as one class, shall be required; provided further that if the proposed amendment changes the fixed maturity of any Bond, the consent of the Holders of each Outstanding Bond affected thereby shall be required;

WHEREAS, the Company proposes to amend Section 2.02(a)(iii) of the First Supplemental Indenture and the Series H Bonds to extend the maturity date of the Series H Bonds to December 17, 2009, and such proposed amendment affects the Holders of Series H Bonds;

WHEREAS, the Company proposes to amend the financial and other covenants contained in Article 4 of the First Supplemental Indenture following the retirement or repayment of the Series D and Series E Bonds, and such proposed amendment affects only the Holders of Series H Bonds;

WHEREAS, the Company has obtained and delivered to the Trustee the written consent of the sole Holder of the Outstanding Bond of Series H to the proposed amendments set forth in this Supplemental Indenture;

WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in, indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of amending the Indenture as permitted by Section 14.02 thereof; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
Definitions

Section 1.01. Terms Incorporated By Reference. Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2
Amendment Of First Supplemental Indenture

Section 2.01. Amendment to Section 2.02(a). Section 2.02(a)(iii) of the First Supplemental Indenture is amended by deleting from the fourth sentence thereof the date ‘‘February 12, 2008” and substituting therefor the date ‘‘December 17, 2009”.

Section 2.02. Addition of Section 4.12. Article 4 of the First Supplemental Indenture is amended by inserting a new Section 4.12 as follows:

“Section 4.12. Special Provision Affecting Collateral Series H First Mortgage Bonds.

On and as of the date upon which none of the Investor Series Bonds remain Outstanding (the “Covenant Substitution Date”), the provisions of this Article 4 shall cease to be in effect and the Collateral Series H First Mortgage Bonds shall no longer be entitled to the benefits thereof, and the Collateral Series H First Mortgage Bonds shall instead be entitled to the benefits of the negative covenants set forth in each supplemental indenture creating a new series of Bonds issued to institutional or public investors on or after the Covenant Substitution Date on the same basis as the holders of such new series of Bonds for so long as such new series of Bonds remains outstanding.”
3

Section 2.03. Exhibit H. Exhibit H to the First Supplemental Indenture is hereby replaced in its entirety with Exhibit H hereto.

ARTICLE 3
Amendment And Replacement Of Series H Bonds

Section 3.01. Amendment to Maturity Date. Each of the Series H Bonds is amended by deleting from the first sentence of the first full paragraph thereof the date “February 12, 2008” and substituting therefor the date “December 17, 2009”.

Section 3 .02.Amendment to Reflect Addition of Section 4.12 to the Indenture. In order to reflect the addition of Section 4.12 to the Indenture, as provided by Section 2.02 above, each of the Series H Bonds is amended by adding the following at the end of the ninth paragraph thereof:

“Notwithstanding the foregoing proviso, without the consent of the Holders, on and as of the date upon which none of the Investor Series Bonds remain Outstanding (the “Covenant Substitution Date”), the provisions of Article 4 of the First Supplemental Indenture shall cease to be in effect and this Series H Bond shall no longer be entitled to the benefits thereof, but shall instead be entitled to the benefits of the negative covenants set forth in each supplemental indenture creating a new series of Bonds first issued to institutional or public investors on or after the Covenant Substitution Date on the same basis as the holders of such new series of Bonds for so long as such new series of Bonds remains outstanding.”

Section 3.03. Amendment to Reflect the Collateral Release Provisions of Revolving Credit Agreement. In order to give effect to the provision in Section 10.04 of the New Credit Agreement, the following language is added to the Series H Bonds at the end of the sixth paragraph thereof:

“This Series H Bond shall also be surrendered to the Trustee, or to the Company for delivery to the Trustee, for cancellation on the Collateral Release Date, as that term is defined in Section 10.04 of the Revolving Credit Agreement, if the conditions enumerated in such Section 10.04 have been satisfied.”

Section 3.04. Replacement of Series H Bond. Upon surrender of the Outstanding Series H Bond by the sole Holder thereof, the Company shall execute, and the Trustee shall authenticate, in each case as provided in the Indenture, a replacement Bond substantially in the form of Exhibit H hereto.

ARTICLE 4
The Trustee

Section 4.01. Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
4

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 5
Miscellaneous

Section 5.01. Reference to Original Indenture. Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 5.02. Governing Law. In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

Section 5.03. Successors. All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 5.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.
5

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Terry D. Bassham
Name: Terry D. Bassham
Title: Exec. V.P. & Chief Financial & Admin. Officer

Attest:

/s/ Gary Sands
Asst Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Corporate Seal]

Attest:

Title:

6

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day year first above written.

EL PASO ELECTRIC COMPANY

By:
Name:
Title:

Attest:

Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Davison
Name: George Davison
Title: Officer

NO SEAL

Attest:

/s/ Paul D. Allen
Title: Paul D. Allen Vice President

6

ACKNOWLEDGEMENT

STATE OF TEXAS           )
                                             )   SS.
COUNTY OF EL PASO    )

On the 16th day of December, 2004, before me personally came Terry D. Bassham, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso County, Texas; that he is the Executive Vice President & Chief Financial and Administrative Officer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/s/ Carolina Pena
(Notary Seal)	Notary Public

ACKNOWLEDGEMENT

COMMONWEALTH OF MSSACHUSETTS   )
                                                                                 )       SS.
COUNTY OF SUFFOLK                                      )

On the 17th day of December, 2004, before me personally came George Davison, to me known, who, being by me duly sworn, did depose and say that he resides in East Walpole, Massachusetts; he is an Office of U.S. Bank National Association, a banking corporation organized under the laws of the Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that he signed his name thereto by his authority.

[ILLEGIBLE]
Notary Public
(Notary Seal)

Exhibit H

[Form of Series H Bond]

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR COLLATERAL AGENT UNDER THE CREDIT AGREEMENT, DATED AS OF DECEMBER [     ], 2004, AMONG THE COMPANY, JPMORGAN CHASE BANK, AS TRUSTEE OF THE RIO GRANDE RESOURCES TRUST II, THE LENDERS SPECIFIED THEREIN (THE “LENDERS”), AND JPMORGAN CHASE BANK, AS ISSUING BANK, AS ADMINISTRATIVE AGENT, AND AS COLLATERAL AGENT (THE “COLLATERAL AGENT”) (SUCH CREDIT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REVOLVING CREDIT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No.	$100,000,000

COLLATERAL SERIES H FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to ___________________, or registered assigns the principal sum of ONE HUNDRED MILLION DOLLARS or such lesser principal amount as is equal to the aggregate principal amount of the outstanding Loans and L/C Disbursements (as defined in the Revolving Credit Agreement) in whole or installments on such date or dates as the Company has any obligation to make payments under the Revolving Credit Agreement, but not later than the Maturity Date (as defined in the Revolving Credit Agreement) or December 17,2009, whichever shall occur first, at the same place or places as such payments are required to be made by the Company, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof in like coin or currency to the registered owner hereof at said place or places at such rate per annum on each interest payment date (as hereinafter defined) as shall cause the amount of interest payable on such interest payment date on this Series H Bond to equal the amount of interest, fees, charges and expenses payable on such interest payment date under the Revolving Credit Agreement. Such interest shall be payable on the same dates as interest is payable from time to time pursuant to the Revolving Credit Agreement (each such date hereinafter called an “interest payment date”), until maturity of this Series H Bond, or if the Collateral Agent shall demand redemption of this Series H Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series H Bond, until such principal and interest, shall have been paid in full and the Company’s obligations with respect thereto discharged as provided in the Indenture (as hereinafter defined). The amount of interest and fees and types of charges and expenses payable from time to time under the Revolving Credit Agreement, the basis on which such amounts are computed and the dates on which such amounts are payable are set forth in the Revolving Credit Agreement.

Except as hereinafter provided, this Series H Bond shall bear interest (a) from the interest payment date next preceding the date of this Series H Bond to which interest has been paid, or (b) if the date of this Series H Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series H Bond, then from the date of initial issue.

This Series H Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1,1996, duly executed by the Company to U.S. Bank National Association, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series H First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1,1996, as provided for in the Indenture. The terms of this Series H Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $100,000,000 aggregate principal amount of Series H Bonds, but the aggregate principal amount hereof outstanding at any time shall not exceed such lesser amount as is equal to the amount of the Total Commitment under the Revolving Credit Agreement or, if such Total Commitment shall have terminated, the aggregate outstanding principal amount of the Loans and L/C Disbursements under the Revolving Credit Agreement.

This Series H Bond has been issued by the Company to the Collateral Agent (i) to provide for the payment of the Company’s obligations to make payments to any person under the Revolving Credit Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series H Bond.

Any payment made in respect to the Company’s obligations under the Revolving Credit Agreement shall be deemed a payment in respect of this Series H Bond, but such payment shall not reduce the principal amount of this Series H Bond unless, and then only to the extent, the aggregate amount of the Total Commitment is irrevocably reduced concurrently with such payment. In the event that all of the Company’s obligations under the Revolving Credit Agreement have been paid in full and discharged, this Series H Bond shall be deemed paid in full and the Collateral Agent shall surrender this Series H Bond to the Trustee for cancellation. This Series H Bond shall also be surrendered to the Trustee, or to the Company for delivery to the Trustee, for cancellation on the Collateral Release Date, as that term is defined in Section 10.04 of the Revolving Credit Agreement, if the conditions enumerated in such Section 10.04 have been satisfied.
10

In the manner provided in the Indenture, this Series H Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon to the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series H Bond from the Collateral Agent (the “Collateral Series Redemption Demand”). This Series H Bond shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to the outstanding principal, interest and other amounts then due and owing under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Revolving Credit Agreement, (ii) that payment of the principal amount outstanding under the Revolving Credit Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that the Collateral Agent has demanded payment thereof from the Company. The portion of this Series H Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Collateral Agent pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Collateral Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series H Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds of more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds of one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required. Notwithstanding the foregoing proviso, without the consent of the Holders, on and as of the date upon which none of the Investor Series Bonds remain Outstanding (the “Covenant Substitution Date”), the provisions of Article 4 of the First Supplemental Indenture shall cease to be in effect and this Series H Bond shall no longer be entitled to the benefits thereof, but shall instead be entitled to the benefits of the negative covenants set forth in each supplemental indenture creating a new series of Bonds issued to institutional or public investors on or after the Covenant Substitution Date on the same basis as the holders of such new series of Bonds for so long as such new series of Bonds remains outstanding.

11

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series H Bond and the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series H Bond.

This Series H Bond is nontransferable except to effect transfer to any successor to the Collateral Agent under the Revolving Credit Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series H Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series H Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.
12

IN WITNESS WHEREOF, the Company has caused this Series H Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date:
Authentication Date:

This Bond is one of the Bonds of the series designated therein, described in the within- mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

U.S. BANK NATIONAL	By:
ASSOCIATION, as Trustee		Title:

Attest:
By:
Authorized Officer

Title:

13

ASSIGNMENT

To assign this Series H Bond, fill in the form below:

(I) or (we) assign and transfer this Series H Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________________________________agent to transfer this Series H Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series H Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or Such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

14

file number

9600025681

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

SIXTH

supplemental  indenture

EL PASO ELECTRIC COMPANY

TO

U.S. BANK NATIONAL ASSOCIATION

Trustee

Dated as of May 5, 2005

Supplemental to General Mortgage Indenture and Deed of Trust

Dated as of February 1,1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of May 5, 2005 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at Stanton Tower, 100 North Stanton, El Paso, Texas, 79901, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Trustee (the “Trustee”), whose corporate trust office is located at One Federal Street, 3rd Floor, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture”); (iv) Third Supplemental Indenture dated as of January 29, 1999 (the “Third Supplemental Indenture”); (v) Fourth Supplemental Indenture dated as of January 25, 2002 (the “Fourth Supplemental Indenture”); and (vi) Fifth Supplemental Indenture dated as of December 17, 2004 (the “Fifth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”);

WHEREAS, the Company issued Bonds pursuant to the terms of the Indenture and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds;

WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in, indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of amending the Indenture as permitted by Section 14.02 thereof;

WHEREAS, Section 14.02 of the Original Indenture permits the Indenture or the Bonds to be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Bonds; provided that if the proposed amendment or waiver affects only the Holders of certain series of Outstanding Bonds, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Bonds of such affected series, considered as one class, shall be required;

WHEREAS, the Company proposes to eliminate the financial and other covenants and the events of default contained in Articles 4 and 5 of the First Supplemental Indenture following the retirement or repayment of the Series D and Series E Bonds, and such proposed amendment affects only the Holders of Series H Bonds;

WHEREAS, the Company has obtained and delivered to the Trustee the written consent of the sole Holder of the Outstanding Bond of Series H to the proposed amendments set forth in this Supplemental Indenture; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
Definitions

Section 1.01. Terms Incorporated By Reference. Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2
Amendment OfFirst Supplemental Indenture

Section 2,01. Amendment of Section 2.02(c). The first sentence of Section 2.02 (c) of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following.

“On and as of the date upon which none of the Investor Series Bonds remain Outstanding (as set forth in a written notice delivered to the Trustee by the Company), the Collateral Series H Bonds shall no longer be entitled to the protections of the covenants contained in Article 4 hereof and shall no longer be subject to the provisions pertaining to Events of Default contained in Article 5 hereof.”

Section 2.02. Deletion of Section 4.12. Section 4.12 of the First Supplemental Indenture, which was added pursuant to the Fifth Supplemental Indenture, is hereby deleted.

Section 2.03. Exhibit H. Exhibit H to the First Supplemental Indenture is hereby replaced in its entirety with Exhibit H hereto.
2

ARTICLE 3
Amendmentand Replacement Of Series H Bonds

Section 3.01. Amendment to Reflect Deletion of Section 4.12 of the Indenture and Amendment of Section 2.02(c) of the Indenture. In order to reflect the deletion of Section 4.12 of the Indenture, and the amendment of Section 2.02(c) thereof as provided in Sections 2.01 and 2.02 above, each of the Series H Bonds is amended by replacing the last sentence of the ninth paragraph thereof with the following:

“Notwithstanding the foregoing proviso, without the consent of the Holders, on and as of the date upon which none of the Investor Series Bonds remain Outstanding (as set forth in a notice delivered to the Trustee by the Company), the Series H Bonds shall no longer be entitled to the protections of the covenants contained in Article 4 of the First Supplemental Indenture and shall no longer be subject to the provisions pertaining to Events of Default contained in Article 5 of the First Supplemental Indenture.”

Section 3.02. Replacement of Series H Bond. Upon surrender of the Outstanding Series H Bond by the sole Holder thereof, the Company shall execute, and the Trustee shall, and is hereby authorized and directed, to authenticate, in each case as provided in the Indenture, a replacement Bond substantially in the form of Exhibit H hereto.

ARTICLE 4
The Trustee

Section 4.01. Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 5
Miscellaneous

Section 5,01. Reference to Original Indenture. Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 5.02. Governing Law. In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent that the TLA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the lien of the Indenture with respect to such portion of the Mortgaged Property.
3

Section 5.03. Successors. All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 5.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.
4

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and duly attested by one of its Assistant Secretaries, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Steven P. Busser
	Name:	Steven P. Busser
	Title:	Vice President Regulatory & Treasurer

Attest:

/s/ Gary Sands
Asst Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

	By:	[Illegible]
Name:
Title:

Attest:

[Illegible]
Title: Vice President
5

ACKNOWLEDGEMENT

STATE OF TEXAS	)
) SS.
COUNTY OF EL PASO	)

On the 7th day of October, 2005, before me personally came  Steven P. Busser, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso; that he is the VP Regulatory & Treasurer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/s/ Carolina Pena
Notary Public

ACKNOWLEDGEMENT

COMMONWEALTH OF MASSACHUSETTS	)
) SS.
COUNTY OF SUFFOLK	)

On the 6th day of October, 2005, before me personally came George Davison to me known, who, being by me duly sworn, did depose and say that s/he resides in Boston, Massachusetts; s/he is a officer of U.S. Bank National Association, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that s/he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that s/he signed her/his name thereto by his authority.

[Illegible]
(Notary Seal)	Notary Public

Exhibit H

[Form of Series H Bond]

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR COLLATERAL AGENT UNDER THE CREDIT AGREEMENT, DATED AS OF DECEMBER 17, 2004, AMONG THE COMPANY, JPMORGAN CHASE BANK, AS TRUSTEE OF THE RIO GRANDE RESOURCES TRUST II, THE LENDERS SPECIFIED THEREIN (THE “LENDERS”), AND JPMORGAN CHASE BANK, AS ISSUING BANK, AS ADMINISTRATIVE AGENT, AND AS COLLATERAL AGENT (THE “COLLATERAL AGENT”) (SUCH CREDIT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REVOLVING CREDIT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No.	$100,000,000

COLLATERAL SERIES H FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to _______,or registered assigns the principal sum of ONE HUNDRED MILLION DOLLARS or such lesser principal amount as is equal to the aggregate principal amount of the outstanding Loans and L/C Disbursements (as defined in the Revolving Credit Agreement) in whole or installments on such date or dates as the Company has any obligation to make payments under the Revolving Credit Agreement, but not later than the Maturity Date (as defined in the Revolving Credit Agreement) or December 17, 2009, whichever shall occur first, at the same place or places as such payments are required to be made by the Company, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof in like coin or currency to the registered owner hereof at said place or places at such rate per annum on each interest payment date (as hereinafter defined) as shall cause the amount of interest payable on such interest payment date on this Series H Bond to equal the amount of interest, fees, charges and expenses payable on such interest payment date under the Revolving Credit Agreement. Such interest shall be payable on the same dates as interest is payable from time to time pursuant to the Revolving Credit Agreement (each such date hereinafter called an “interest payment date”), until maturity of this Series H Bond, or if the Collateral Agent shall demand redemption of this Series H Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series H Bond, until such principal and interest, shall have been paid in full and the Company's obligations with respect thereto discharged as provided in the Indenture (as hereinafter defined), The amount of interest and fees and types of charges and expenses payable from time to time under the Revolving Credit Agreement, the basis on which such amounts are computed and the dates on which such amounts are payable are set forth in the Revolving Credit Agreement.

Except as hereinafter provided, this Series H Bond shall bear interest (a) from the interest payment date next preceding the date of this Series H Bond to which interest has been paid, or (b) if the date of this Series H Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series H Bond, then from the date of initial issue.

This Series H Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to U.S. Bank National Association, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee ('Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series H First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of this Series H Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $100,000,000 aggregate principal amount of Series H Bonds, but the aggregate principal amount hereof outstanding at any time shall not exceed such lesser amount as is equal to the amount of the Total Commitment under the Revolving Credit Agreement or, if such Total Commitment shall have terminated, the aggregate outstanding principal amount of the Loans and L/C Disbursements under the Revolving Credit Agreement.

This Series H Bond has been issued by the Company to the Collateral Agent (i) to provide for the payment of the Company's obligations to make payments to any person under the Revolving Credit Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series H Bond.

Any payment made in respect to the Company's obligations under the Revolving Credit Agreement shall be deemed a payment in respect of this Series H Bond, but such payment shall not reduce the principal amount of this Series H Bond unless, and then only to the extent, the aggregate amount of the Total Commitment is irrevocably reduced concurrently with such payment. In the event that all of the Company's obligations under the Revolving Credit Agreement have been paid in full and discharged, this Series H Bond shall be deemed paid in full and the Collateral Agent shall surrender this Series H Bond to the Trustee for cancellation. This Series H Bond shall also be surrendered to the Trustee, or to the Company for delivery to the Trustee, for cancellation on the Collateral Release Date, as that term is defined in Section 10.04 of the Revolving Credit Agreement, if the conditions enumerated in such Section 10.04 have been satisfied.
2

In the manner provided in the Indenture, this Series H Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon to the redemption date, in cash, upon receipt by the Trustee of a written, demand for redemption of this Series H Bond from the Collateral Agent (the “Collateral Series Redemption Demand”). This Series H Bond shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to the outstanding principal, interest and other amounts then due and owing under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Revolving Credit Agreement, (ii) that payment of the principal amount outstanding under the Revolving Credit Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that the Collateral Agent has demanded payment thereof from the Company. The portion of this Series H Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Collateral Agent pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Collateral Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series H Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds of more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds of one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required. Notwithstanding the foregoing proviso, without the consent of the Holders, on and as of the date upon which none of the Investor Series Bonds remain Outstanding (as set forth in a notice delivered to the Trustee by the Company), the Series H Bonds shall no longer be entitled to the protections of the covenants contained in Article 4 of the First Supplemental Indenture and shall no longer be subject to the provisions pertaining to Events of Default contained in Article 5 of the First Supplemental Indenture.
3

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series H Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series H Bond.

This Series H Bond is nontransferable except to effect transfer to any successor to the Collateral Agent under the Revolving Credit Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series H Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series H Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.
4

IN WITNESS WHEREOF, the Company has caused this Series H Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date:
Authentication Date:

This Bond is one of the Bonds of the series designated therein, described in the within- mentioned Indenture	EL PASO ELECTRIC COMPANY, as Issuer.

U.S. BANK NATIONAL	By:
ASSOCIATION	Title:
as Trustee

Attest:
By:
Authorized Officer
Title:
5

ASSIGNMENT

To assign this Series H Bond, fill in the form below:

(I) or (we) assign and transfer this Series H Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______________________________________________________________________________________________agent to transfer this Series H Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series H Bond)

Signature
Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or Such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

SEVENTH SUPPLEMENTAL INDENTURE
EL PASO ELECTRIC COMPANY TO U.S. BANK NATIONAL ASSOCIATION Trustee Dated as of April 11, 2006

Supplemental to General Mortgage Indenture
and Deed of Trust

Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of April 11, 2006 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at Stanton Tower, 100 North Stanton, El Paso, Texas, 79901, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as successor Trustee to State Street Bank and Trust Company (the “Trustee”), whose corporate trust office is located at One Federal Street, 3rd Floor, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1,1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture”); (iv) Third Supplemental Indenture dated as of January 29, 1999 (the “Third Supplemental Indenture”); (v) Fourth Supplemental Indenture dated as of January 25, 2002 (the “Fourth Supplemental Indenture”); (vi) Fifth Supplemental Indenture dated as of December 17, 2004 (the “Fifth Supplemental Indenture”); and (vii) Sixth Supplemental Indenture dated as of May 5, 2005 (the “Sixth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”);

WHEREAS, the Company has, from time to time, issued Bonds pursuant to the terms of the Indenture and mortgaged and pledged the Mortgaged Property to secure payment of such Bonds;

WHEREAS, the Company has, as of the date hereof, retired all of the Bonds which were previously issued pursuant to the terms of the Indenture;

WHEREAS, the Company intends for the Lien of this Indenture to remain in effect for so long as the Company complies with all covenants and other agreements set forth in the Indenture and the requirements of applicable law to secure Bonds which the Company may wish to issue in the future pursuant to the terms of Indenture;

WHEREAS, because no Bonds are currently Outstanding, this Supplemental Indenture will not adversely affect or diminish the legal rights under the Indenture of any Holder of Outstanding Bonds or materially impair the security of the Indenture, and therefore, the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Bondholder pursuant to Section 14.01 of the Original Indenture; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
Definitions

Section 1.01. Terms Incorporated By Reference. Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2
Amendment of Original Indenture

Section 2.01. Addition of Subsection 17.01(d). The following provision is hereby added to the Original Indenture as subsection 17.01(d):

(d) Notwithstanding anything in this Indenture to the contrary, if at any time or from time to time no Bonds shall be Outstanding, then the Lien of this Indenture shall nevertheless remain in effect to secure Bonds that are subsequently issued hereunder through a Supplemental Indenture for so long as the Company shall continue to comply with its covenants and other agreements set forth herein and the requirements of applicable law; provided, however, that at any such time the Company shall have the right, pursuant to the provisions of subsection (a) above, to require the Trustee to satisfy and discharge the Lien of this Indenture.

ARTICLE 3
The Trustee

Section 3.01. Trustee's Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 4
Miscellaneous

Section 4.01. Reference to Original Indenture. Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.02. Governing Law. In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

Section 4.03. Successors. All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 4.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELCTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice President, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice President and duly attested by one of its Assistant Vice President, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

	By:	/s/ Steven P. Busser
		Name:	Steven P. Busser
		Title:	Vice President-Regulatory Affairs and Treasurer

Attest:

/s/ Gary Sands
Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Alison D.B. Nadeau
		Name:	Alison D.B. Nadeau
		Title:	Vice President

Attest:

[ILLEGIBLE]
Title: Assistant Vice President

ACKNOWLEDGEMENT

STATE OF TEXAS	)
	)	SS.
COUNTY OF EL PASO	)

On the 10th day of April, 2006, before me personally came Steven P. Busser, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso County, Texas; that he is the Vice President-Regulatory Affairs and Treasurer of El Paso Electric Company, a Taxes corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/s/ Hilda Vargas
Notary Public
(Notary Seal)

ACKNOWLEDGEMENT

COMMONWEALTH OF MASSACHUSETTS	)
	)	SS.
COUNTY OF SUFFOLK	)

On the 7thday of April, 2006, before me personally came Alison D.B. Nadeau, to me known, who, being by me duly sworn, did depose and say that s/he resides in Wilmington. Massachusetts; she is a Vice President of U.S. Bank National Association, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that she signed her name thereto by her authority.

[ILLEGIBLE]
Notary Public
(Notary Seal)

UTILITY SECURITY INSTRUMENT	Texas Secretary of State Initial Filing No. 96-00025681

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

EIGHTH

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

U.S. BANK NATIONAL ASSOCIATION

Trustee

Dated as of July 7, 2015

Supplemental to General Mortgage Indenture
 and Deed of Trust

Dated as of February 1,1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

EIGHTH SUPPLEMENTAL INDENTURE

THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of July 7, 2015 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at Stanton Tower, 100 North Stanton, El Paso, Texas, 79901, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as successor Trustee to State Street Bank and Trust Company (the “Trustee”), whose corporate trust office is located at One Federal Street, 3rd Floor, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture”); (iv) Third Supplemental Indenture dated as of January 29, 1999 (the ‘Third Supplemental Indenture”); (v) Fourth Supplemental Indenture dated as of January 25, 2002 (the “Fourth Supplemental Indenture”); (vi) Fifth Supplemental Indenture dated as of December 17, 2004 (the “Fifth Supplemental Indenture”); (vii) Sixth Supplemental Indenture dated as of May 5, 2005 (the “Sixth Supplemental Indenture”); (viii) Seventh Supplemental Indenture dated as of April 11, 2006 (the “Seventh Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”).

WHEREAS, the Company has, from time to time, issued Bonds pursuant to the terms of the Indenture and mortgaged and pledged the Mortgaged Property to secure payment of such Bonds;

WHEREAS, the Company has, as of the date hereof, retired all of the Bonds which were previously issued pursuant to the terms of the Indenture;

WHEREAS, any Bonds issued in the future will be limited in principal amount to 75% of the amount of Unfunded Bondable Property existing at the time of such issuance;

WHEREAS, the Company desires to have the ability to release Mortgaged Property free of the lien of this Indenture, at any time when no Bonds are Outstanding;

WHEREAS, because no Bonds are currently Outstanding, this Supplemental Indenture will not adversely affect or diminish the legal rights under the Indenture of any Holder of Outstanding Bonds or materially impair the security of the Indenture, and therefore, the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Bondholder pursuant to Section 14.01 of the Original Indenture; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1
Definitions

Section 1.01.      Terms Incorporated By Reference. Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2
Amendment Of Original Indenture

Section 2.01.      Addition of Section 9.13. The following provision is hereby added to the Original Indenture as Section 9.13:

SECTION 9.13      Release of Mortgaged Property Subject to the Lien of this Indenture When No Bonds are Outstanding.

If at any time no Bonds are Outstanding, subject to Section 9.12, upon receipt of a written application of the Company signed by an Authorized Executive Officer requesting release of Mortgaged Property, the Trustee shall execute and deliver to the Company the documents and instruments described in Section 9.13(i) releasing such Mortgaged Property from the Lien of this Indenture, upon receipt by the Trustee of:

(i)       appropriate documents and instruments evidencing the lien and describing in reasonable detail the Mortgaged Property to be released, together with appropriate documents and instruments suitable for filing in the appropriate real property records of the county in which the Mortgaged Property is located releasing without recourse the interest of the Trustee in the Mortgaged Property to be released;

(ii)      an Officers’ Certificate, dated the date of such application, pursuant to Section 20.01(b), stating that no Bonds are Outstanding and that to the knowledge of such officers all conditions precedent to the release of the Mortgaged Property have been complied with and no Default or Event of Default has occurred and is continuing; and

(iii)      an Opinion of Counsel, dated the date of such application, pursuant to Section 20.01(b), as to whether in the opinion of such person the terms and conditions permitting such release have been complied with.

ARTICLE 3
The Trustee

Section 3.01.      Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 4
Miscellaneous

Section 4.01.      Reference to Original Indenture. Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.02.      Governing Law. In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

Section 4.03.      Successors. All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 4.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice Presidents and duly attested by one of its Vice Presidents, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Nathan T. Hirschi
	Name:	Nathan T. Hirschi
	Title:	Senior Vice President and Chief Financial Officer

Attest:
[ILLEGIBLE]
Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Attest:

Title: Vice President

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice Presidents and duly attested by one of its Vice Presidents, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:
	Name:	Nathan T. Hirschi
	Title:	Senior Vice President and Chief Financial Officer

Attest:

Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Susan Freedman
		Name:	SUSAN FREEDMAN
		Title:	Vice President

Attest:

[ILLEGIBLE]
Title: Vice President

ACKNOWLEDGEMENT

STATE OF TEXAS	)
) SS.
COUNTY OF EL PASO	)

On the 7 day of July, 2015, before me personally came Nathan Hirschi, to me known, who, being by me duly sworn, did depose and say that s/he resides in El Paso County, Taxes; that s/he is the SVP-CFO of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that s/he signed his/her name thereto by authority of the board of directors of said corporation.

/s/ Valerie J. Pugh
Notary Public

(Notary Seal)

ACKNOWLEDGEMENT

COMMONWEALTH OF MASSACHUSETTS	)
) SS.
COUNTY OF SUFFOLK	)

On the 7th day of July, 2015, before me personally came Susan Freedman, to me known, who, being by me duly sworn, did depose and say that s/he resides in Milton, Massachusetts; that s/he is the Vice President of U.S. Bank National Association, a national banking association organized under the laws of the United States of America, the corporation described in and which executed the foregoing instrument; and that she signed her name thereto by her authority.

/s/ Cecil A. Gilbert
Notary Public

(Notary Seal)